As filed with the Securities and Exchange Commission on May 14, 2021
Registration No. 333-254543

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CHURCHILL CAPITAL CORP IV
(Exact name of registrant as specified in its charter)
Delaware	6770	85-0891392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
640 Fifth Avenue, 12th Floor
New York, NY, 10019
Telephone: (212) 380-7500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael Klein
Chief Executive Officer
640 Fifth Avenue, 12th Floor
New York, NY, 10019
Telephone: (212) 380-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Aiello Matthew J. Gilroy Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Peter Rawlinson, CEO Jonathan Butler, General Counsel Atieva, Inc., d/b/a Lucid Motors 7373 Gateway Blvd. Newark, CA 94560	Lee Hochbaum Emily Roberts Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Class A Common Stock, $0.0001 par value per share	1,215,000,000	$10.00	$12,150,000,000.00	$1,325,565.00

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of the registrant estimated to be issued in connection with the merger described herein.

(2)
Computed in accordance with Rule 457 of the Securities Act.

(3)
Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

(4)
The registrant previously paid the registration fee in connection with a prior filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This proxy statement/prospectus relates to an Agreement and Plan of Merger, dated February 22, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Churchill Capital Corp IV, a Delaware corporation (“we,” “us,” “our” or “Churchill”), Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Churchill (“Merger Sub”), and Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Lucid”), a copy of which is attached to this proxy statement/prospectus as Annex A.
Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill (the “Merger,” and the transactions contemplated by the Merger Agreement, the Transactions”).
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to the shareholders of Lucid pursuant to the Merger Agreement will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date (the “Equity Value”). The consideration to Lucid Shareholders will be paid entirely in shares of Churchill’s Class A common stock, par value $0.0001 per share (“Churchill’s Class A common stock”) in an amount equal to $10.00 per share.
Each Lucid Common Share issued and outstanding immediately prior to Closing will be automatically surrendered and exchanged for the right to receive a number of shares of Churchill’s Class A common stock equal to the Exchange Ratio (as defined herein) based on the Equity Value. Assuming a Closing Date of July 15, 2021 and that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date, among other things, we expect that the Exchange Ratio will be approximately 2.613 shares of Churchill's Class A common stock for each issued and outstanding Lucid Common Share.
This proxy statement/prospectus serves as:
•
a proxy statement for the special meeting of Churchill, where Churchill stockholders will vote on, among other things, proposals to (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) adopt the proposed second amended and restated certificate of incorporation of Churchill; (iii) approve, on a non-binding basis, certain governance provisions in the second amended and restated certificate of incorporation of Churchill, (iv) approve and adopt the Lucid Group, Inc. 2021 Stock Incentive Plan and the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached as an appendix thereto, including the authorization of the initial share reserve thereunder, (v) elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, (vi) approve the issuance of the Churchill’s Class A common stock in connection with the Transactions pursuant to the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual; and (vii) approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals; and

•
a prospectus for the shares of Churchill’s Class A common stock that Lucid’s shareholders will receive as Merger Consideration in the Transactions.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED MAY 14, 2021
CHURCHILL CAPITAL CORP IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Dear Churchill Capital Corp IV Stockholders,
On behalf of the Churchill board of directors (the “Churchill Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of Churchill Capital Corp IV, a Delaware corporation (“Churchill,” “we” or “our”), to be held via live webcast at [•] a.m. Eastern Time, on [•], 2021. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.
On February 22, 2021, Churchill entered into an Agreement and Plan of Merger (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Churchill, Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Churchill (“Merger Sub”), and Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Lucid”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the merger of Merger Sub with and into Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill (the “Merger,” and the transactions contemplated by the Merger Agreement, the Transactions”). Following the consummation of the Transactions, Churchill will change its name to Lucid Group, Inc. We refer to the new public entity following the consummation of the Transactions as “Lucid Group.”
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to the shareholders of Lucid pursuant to the Merger Agreement (the “Merger Consideration”) will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date (as defined below) (the “Equity Value”) and will be paid entirely in shares of Churchill’s Class A common stock, par value $0.0001 per share (“Churchill’s Class A common stock”) in an amount equal to $10.00 per share. Assuming a Closing Date of July 15, 2021 and that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date, among other things, we expect that the per share Merger Consideration to shareholders of Lucid will be approximately 2.613 shares of Churchill’s Class A common stock in exchange for each issued and outstanding Lucid Common Share (as defined below). See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Merger Consideration.”
At the special meeting, Churchill stockholders will be asked to consider and vote upon:
(1)
Proposal No. 1 — a proposal to approve the business combination described in the accompanying proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement/prospectus — we refer to this proposal as the “business combination proposal”;

(2)
Proposal No. 2 — a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B (the “second amended and restated certificate of incorporation”) — we refer to this proposal as the “charter proposal”;

(3)
Proposal No. 3 — a proposal to approve, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements —  we refer to this proposal as the “governance proposal”;

(4)
Proposal No. 4 — a proposal to approve and adopt the Lucid Group, Inc. 2021 Stock Incentive Plan, including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached thereto (the “Incentive Plan”), and the material terms thereof, including the authorization of the initial share reserve thereunder  — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex H;

(5)
Proposal No. 5 — a proposal to elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or until their respective successors are duly elected and qualified — we refer to this proposal as the “director election proposal”;

(6)
Proposal No. 6 — a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s (as defined below) Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions — we refer to this proposal as the “NYSE proposal”; and
(7)
Proposal No. 7 — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal — we refer to this proposal as the “adjournment proposal.”

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Churchill common stock at the close of business on [•], 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.
After careful consideration, the Churchill Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal are fair to and in the best interests of Churchill and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote in favor of the proposals presented at the special meeting.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
To raise additional proceeds to fund the Transactions, Churchill has entered into subscription agreements with certain investment funds (the “PIPE Investors”) (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which Churchill has agreed to issue and sell to the PIPE Investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share, which we refer to as the “PIPE Investment”.
All Churchill stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.
Churchill’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols CCIV.U, CCIV and CCIV WS, respectively. In connection with the Transactions, Churchill has applied to have Churchill's Class A common stock and warrants listed on The Nasdaq Stock Market LLC (“Nasdaq”), and it will change its name to Lucid Group, Inc. Upon the closing of the Transactions, we expect that Churchill’s Class A common stock and warrants will begin trading on Nasdaq under the symbols “LCID” and “LCID.WS” respectively. As a result, Churchill’s publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Pursuant to Churchill’s current certificate of incorporation, a holder of public shares may demand that Churchill redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they demand that Churchill redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption,

Churchill will redeem each public share for a full pro rata portion of the trust account holding the proceeds from Churchill’s initial public offering, calculated as of two business days prior to the consummation of the business combination.
Churchill is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.
Churchill will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Churchill IPO, (b) in which Churchill has total annual gross revenue of at least $1.07 billion, or (c) in which Churchill is deemed to be a large accelerated filer, which means the market value of Churchill’s common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Churchill has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the special meeting of Churchill’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 56.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
The Transactions described in the accompanying proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Michael Klein
Chairman of the Board of Directors
[•], 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF CHURCHILL STOCKHOLDERS —  REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.
This proxy statement/prospectus is dated [•], 2021 and is first being mailed to Churchill stockholders on or about [•], 2021.

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Churchill or Lucid. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Churchill or Lucid since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

CHURCHILL CAPITAL CORP IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2021
TO THE STOCKHOLDERS OF CHURCHILL CAPITAL CORP IV
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Churchill Capital Corp IV, a Delaware corporation (“Churchill,” “we” or “our”), will be held via live webcast at [•] a.m. Eastern Time, on [•], 2021. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.
On behalf of Churchill’s board of directors (the “Churchill Board”), you are cordially invited to attend the special meeting, to conduct the following business items:
(1)
Proposal No. 1 — To consider and vote upon a proposal to approve the business combination described in the accompanying proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement/prospectus — we refer to this proposal as the “business combination proposal”;

(2)
Proposal No. 2 — To consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B (the “second amended and restated certificate of incorporation”) — we refer to this proposal as the “charter proposal”;

(3)
Proposal No. 3 — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “governance proposal”;

(4)
Proposal No. 4 — a proposal to approve and adopt the Lucid Group, Inc. 2021 Stock Incentive Plan, including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached thereto (the “Incentive Plan”), and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex H;

(5)
Proposal No. 5 — To consider and vote upon a proposal to elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or until their respective successors are duly elected and qualified — we refer to this proposal as the “director election proposal”;

(6)
Proposal No. 6 — To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions — we refer to this proposal as the “NYSE proposal”; and

(7)
Proposal No. 7 — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal - we refer to this proposal as the “adjournment proposal.”
Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Churchill common stock at the close of business on [•], 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.
After careful consideration, the Churchill Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal are fair to and in the best interests of Churchill and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote in favor of the proposals presented at the special meeting.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
To raise additional proceeds to fund the Transactions, Churchill has entered into subscription agreements with certain investment funds (the “PIPE Investors”) (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which Churchill has agreed to issue and sell to the PIPE Investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share, which we refer to as the “PIPE Investment.”
Pursuant to Churchill’s current certificate of incorporation, a holder of public shares may demand that Churchill redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they demand that Churchill redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, Churchill will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the consummation of the business combination.
All Churchill stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors
[•], 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF CHURCHILL STOCKHOLDERS —  REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ii

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
“2009 Plan” are to the Atieva, Inc. 2009 Share Plan duly adopted by the board of directors of Lucid on December 17, 2009;
“2014 Plan” are to the Atieva, Inc. 2014 Share Plan duly adopted by the board of directors of Lucid on May 14, 2014;
“2021 Plan” are to the Atieva, Inc. 2021 Stock Incentive Plan duly adopted by the Compensation Committee of the board of directors of Lucid on January 13, 2021 and approved by Lucid’s shareholders on January 21, 2021;
“amended and restated bylaws” are to the form of amended and restated bylaws of Lucid Group, Inc., attached as Annex C;
“Assumed Warrants” are to warrants of Lucid that are issued and outstanding immediately prior to the Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any party or the holders thereof, which are assumed by Churchill and to be converted into warrants to acquire Churchill’s Class A common stock;
“Available Closing SPAC Cash” are to (x) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (y) the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the PIPE Subscription Agreements as of immediately prior to the Closing;
“Ayar” are to Ayar Third Investment Company, an affiliate of PIF;
“Churchill” are to Churchill Capital Corp IV, a Delaware Corporation;
“Churchill IPO” are to the initial public offering by Churchill which closed on August 3, 2020;
“Churchill’s Class A common stock” are, prior to consummation of the Transactions, to Churchill’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the Class A common stock, par value $0.0001 per share of Lucid Group;
“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;
“CICA” are to the Companies Act (as amended) of the Cayman Islands;
“Closing” are to the consummation of the Transactions;
“Closing Date” are to the date on which the Transactions are consummated;
“common stock” are to Churchill’s Class A common stock and Churchill’s Class B common stock;
“Company Share Plans” are to the 2009 Plan, the 2014 Plan, the 2021 Plan, in each case as amended from time to time in accordance with their terms, and any other share incentive plan or similar equity-based compensation plan maintained for employees of Lucid or its subsidiaries that may be adopted from time to time;
“completion window” are to the period following the completion of Churchill’s IPO at the end of which, if Churchill has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window ends on August 3, 2022 (or November 3, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by August 3, 2022);

“current bylaws” are to Churchill’s bylaws in effect as of the date of this proxy statement/ prospectus;
“current certificate of incorporation” are to Churchill’s amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Earnback Period” are to the time period between the Closing and the five-year anniversary of the Closing;
“Earnback Triggering Event I” are to the earliest of the following during the Earnback Period: (i) the date on which the volume-weighted average trading sale price of one share of Lucid Group Common Stock quoted on Nasdaq is greater than or equal to $20.00 for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid Group pursuant to which stockholders of Lucid Group have the right to receive consideration implying a value per share greater than or equal to $20.00;
“Earnback Triggering Event II” are to the earliest of the following during the Earnback Period: (i) the date on which the volume-weighted average trading sale price of one share of Lucid Group Common Stock quoted on Nasdaq is greater than or equal to $25.00 for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid Group pursuant to which stockholders of Lucid Group have the right to receive consideration implying a value per share greater than or equal to $25.00;
“Earnback Triggering Event III” are to the earliest of the following during the Earnback Period: (i) the date on which the volume-weighted average trading sale price of one share of Lucid Group Common Stock quoted on Nasdaq is greater than or equal to $30.00 for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid Group pursuant to which stockholders of Lucid Group have the right to receive consideration implying a value per share greater than or equal to $30.00;
“Earnback Triggering Events” are to Earnback Trigger Event I, Earnback Trigger Event II, and Earnback Trigger Event III;
“Effective Time” are to the date and time that the Merger becomes effective;
“Equity Value” are to the sum of (a) $11,750,000,000.00 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date;
“Exchange Ratio” are to the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00);
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“founder shares” are to shares of Churchill’s Class B common stock and Churchill’s Class A common stock issued upon the automatic conversion thereof at the time of Churchill’s initial business combination. The founder shares are held of record by the Sponsor as of the record date;
“GAAP” are to accounting principles generally accepted in the United States of America;
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; “Holdings” are to Polaris Investment Holdings, L.P.;
“Incentive Plan” are to the Lucid Group, Inc. 2021 Stock Incentive Plan, including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Addendum”) attached thereto;
“Insiders” are to Michael Klein, Jay Taragin, Glenn R. August, William J. Bynum, Bonnie Jonas, Mark Klein, Malcolm S. McDermid and Karen G. Mills;
“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of February 22, 2021, by and among Churchill, the Sponsor, Ayar and certain other parties thereto;
“Lucid” are to Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands;

“Lucid Common Shares” are to the common shares, par value $0.0001 per share, of Lucid;
“Lucid Equity Awards” are to all issued and outstanding stock options, restricted stock units or other compensatory equity securities in respect of shares of Lucid outstanding as of immediately prior to the closing of the Merger, including, without limitation, any Lucid Options and Lucid RSUs;
“Lucid Group” are to the new public entity following the consummation of the Transactions;
“Lucid Group Awards” are to Lucid Group Options and Lucid Group RSUs;
“Lucid Group Common Stock” are to shares of common stock, par value $0.001 per share, of Lucid Group;
“Lucid Group Options” are to all issued and outstanding options to purchase shares of Lucid Group Common Stock immediately following the Closing of the Merger;
“Lucid Group RSUs” are to all issued and outstanding restricted stock unit awards with respect to shares of Lucid Group Common Stock immediately following the Closing of the Merger;
“Lucid Group Warrants” are to all issued and outstanding warrants to purchase shares of Lucid Group Common Stock immediately following the Closing of the Merger;
“Lucid Options” are to all issued and outstanding options to purchase or otherwise acquire Lucid Common Shares (whether or not vested) held by any person, including Lucid share options granted under any Company Share Plan;
“Lucid Preferred Shares” are to, collectively, Lucid Series A Preferred Shares, Lucid Series B Preferred Shares, Lucid Series C Preferred Shares, Lucid Series D Preferred Shares and Lucid Series E Preferred Shares;
“Lucid RSUs” are to all issued and outstanding restricted stock unit awards with respect to Lucid Common Shares that are outstanding under any Company Share Plan;
“Lucid Series A Preferred Shares” are to the Series A preferred shares, par value $0.0001 per share, of Lucid;
“Lucid Series B Preferred Shares” are to the Series B preferred shares, par value $0.0001 per share, of Lucid;
“Lucid Series C Preferred Shares” are to the Series C preferred shares, par value $0.0001 per share, of Lucid;
“Lucid Series D Preferred Shares” are to the Series D preferred shares, par value $0.0001 per share, of Lucid;
“Lucid Series E Preferred Shares” are to the Series E preferred shares, par value $0.0001 per share, of Lucid;
“Lucid Shares” are to the Lucid Common Shares, Lucid Series A Preferred Shares, Lucid B Preferred Shares, Lucid C Preferred Shares, Lucid Series D Preferred Shares and Lucid Series E Preferred Shares;
“Lucid Total Shares” are to the sum of (i) the aggregate number of issued and outstanding Lucid Shares as of immediately prior to the Effective Time after giving effect to the conversion set forth in Section 3.01 of the Merger Agreement, (ii) the aggregate number of Lucid Shares issuable upon the exercise of all vested Lucid Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Lucid Options in connection with the consummation of the Merger), (iii) the aggregate number of Lucid Shares that are subject to vested Lucid RSUs, if any, as of immediately prior to the Effective Time and (iv) the aggregate number of Lucid Shares issuable upon the exercise of all outstanding Lucid Warrants as of immediately prior to the Effective Time;
“Lucid Warrants” are to all issued and outstanding warrants entitling the holder to purchase Lucid Common Shares;

“memorandum and articles of association” are to Lucid’s Memorandum and Articles of Association, as may be amended from time to time;
“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;
“Merger” are to the merger of Merger Sub and Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill;
“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill, Lucid and Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;
“Merger Consideration” are to the aggregate consideration to be paid to the shareholders of Lucid pursuant to the Merger Agreement;
“Nasdaq” are to The Nasdaq Stock Market LLC;
“Note” are to the unsecured promissory note issued by Churchill to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants;
“Per Share Equity Value” are to the quotient, rounded to the nearest cent ($0.01), obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all vested Lucid Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Lucid Options in connection with the consummation of the Merger) plus (C) the aggregate exercise price of all outstanding Lucid Warrants as of immediately prior to the Effective Time by (ii) the Lucid Total Shares;
“PIF” are to the Public Investment Fund;
“PIPE Investment” are to the private placement pursuant to which Churchill entered into PIPE Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby Churchill has agreed to issue and sell to the PIPE Investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share;
“PIPE Investors” are to the investors participating in the PIPE Investment;
“PIPE Subscription Agreements” are to the common stock subscription agreements entered into by and among Churchill, and the investors party thereto, in each case, dated as of February 22, 2021 and entered into in connection with the PIPE Investment;
“private placement warrants” are to Churchill’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;
“pro forma” are to giving pro forma effect to the Transactions and the other related events contemplated by the Merger Agreement;
“public shares” are to shares of Churchill’s Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“public stockholders” are to the holders of Churchill’s public shares, including the Sponsor and Churchill’s officers and directors to the extent the Sponsor and Churchill’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;
“public warrants” are to Churchill’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“SEC” are to the United States Securities and Exchange Commission;
“Securities Act” are to the Securities Act of 1933, as amended;

“Sponsor” are to Churchill Sponsor IV LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;
“Sponsor Agreement” are to the Amended and Restated Sponsor Agreement, dated as of February 22, 2021, by and among Churchill, the Sponsor and the Insiders;
“Sponsor Earnback Shares” are to are to those 17,250,000 issued and outstanding shares of Lucid Group Common Stock, comprised of three separate tranches of 5,750,000 shares per tranche, held by the Sponsor that will remain restricted from transfer and subject to potential forfeiture to Lucid Group for no consideration, subject to the occurrence of the applicable Earnback Triggering Events during the Earnback Period;
“Sponsor Earnback Warrants” are to those 14,283,333 issued and outstanding warrants to purchase shares of Lucid Group Common Stock, comprised of three separate tranches of 4,761,111 warrants per tranche, held by the Sponsor that will remain restricted from transfer and subject to potential forfeiture to Lucid Group for no consideration, subject to the occurrence of the applicable Earnback Triggering Events during the Earnback Period;
“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements;
“trust account” are to the trust account of Churchill that holds the proceeds from the Churchill IPO;
“Voting and Support Agreement” are to Voting and Support Agreement, dated as of February 22, 2021, by and among Churchill, Lucid and Ayar;
“warrants” are to the public warrants, the private placement warrants and the Working Capital Warrants; and
“Working Capital Warrants” are to the warrants to purchase Churchill’s Class A common stock pursuant to the terms of the Note, on terms identical to the terms of the private placement warrants.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS
This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”
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Churchill Capital Corp IV, a Delaware corporation, which we refer to as “Churchill,” “we,” “us,” or “our,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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On August 3, 2020, Churchill consummated its initial public offering of 207,000,000 units, including 27,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Churchill’s Class A common stock and one-fifth of one warrant, each whole warrant to purchase one share of Churchill’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $2,070,000,000. Simultaneously with the consummation of the initial public offering, Churchill consummated the private placement of 42,850,000 warrants at a price of $1.00 per warrant, generating total proceeds of $42,850,000. Transaction costs amounted to $109,714,885 consisting of $36,403,600 of underwriting fees, $72,450,000 of deferred underwriting fees and $861,285 of other offering costs.

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Following the consummation of the Churchill IPO, $2,070,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the Churchill IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

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Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands, which we refer to as “Lucid,” is a vertically-integrated technology and automotive company that (i) designs, engineers, and builds electric vehicles, electric vehicle powertrains and battery systems in-house using its own equipment and factory, (ii) plans to offer a refined customer experience at its own geographically-distributed retail and service locations and through direct-to-consumer and retail sales, and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Lucid’s focus on in-house technological innovation and a “clean-sheet” approach to engineering and design have led to the development of its groundbreaking electric vehicle, the Lucid Air, which Lucid expects to go into production in the second half of 2021. See the sections entitled “Information About Lucid,” “Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

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On February 22, 2021, Churchill entered into an Agreement and Plan of Merger with Lucid and Merger Sub, pursuant to which, among other things, Merger Sub will merge with and into Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill.

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Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to the shareholders of Lucid will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date (the “Equity Value”). The consideration to Lucid shareholders will be paid entirely in shares of Churchill’s Class A common stock, in an amount equal to $10.00 per share. Each Lucid Common Share issued and outstanding immediately prior to Closing will be automatically surrendered and exchanged for the right to receive a number of shares of Churchill's Class A common stock equal to the Exchange Ratio based on the Equity Value. Assuming a Closing Date of July 15, 2021 and that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date, among other things, we expect that the Exchange Ratio will be approximately 2.613 shares of Churchill's Class A common stock for each issued and outstanding Lucid Common Share. See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Merger Consideration.”

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Pursuant to the PIPE Investment, Churchill has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from Churchill $2.5 billion of Churchill’s Class A common stock, in reliance on an exemption from registration under Section 4(a)(2) under the Securities Act, at a purchase price of $15.00 per share.

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Upon completion of the Transactions, we anticipate that: (1) Lucid shareholders (without taking into account shares of Lucid Group Common Stock issuable to holders of Lucid Group Awards) are expected to hold an ownership interest of 73.5% of the issued and outstanding Lucid Group Common Stock, (2) the Sponsor is expected to hold an ownership interest of 3.2% of the issued and outstanding Lucid Group Common Stock, (3) Churchill’s public stockholders (other than the PIPE Investors) will retain an ownership interest of 12.9% of the issued and outstanding Lucid Group Common Stock and (4) the PIPE Investors are expected to hold an ownership interest of 10.4% of the issued and outstanding Lucid Group Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) no exercises of warrants to purchase Lucid Group Common Stock, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, (iv) that Lucid Group reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs, (v) Lucid Group sells and issues 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors pursuant to the PIPE Investment and (vi) Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. If the actual facts are different from these assumptions, the percentage ownership retained by the current Churchill stockholders in Lucid Group will be different.

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Upon the completion of the Transactions, Lucid’s majority shareholder, Ayar, will hold 62.6% of Lucid Group Common Stock, assuming that no public stockholders exercise their redemption rights in connection with the Transactions and subject to certain other assumptions as set forth in the section entitled “Beneficial Ownership of Securities.” As a result, Lucid Group will be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for exemptions from certain corporate governance requirements. The stockholders of Lucid Group will not have the same protections afforded to stockholders of companies that are subject to such requirements. Ayar will also have the ability to nominate five of the nine directors to the Lucid Group board of directors.

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Churchill management and the Churchill Board considered various factors in determining whether to approve the Merger Agreement and the Transactions contemplated thereby, including the Merger. For more information about the reasons that the Churchill Board considered in determining its recommendation, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Churchill’s Board of Directors’ Reasons for the Approval of the Transactions.” When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting.

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At the special meeting, Churchill’s stockholders will be asked to consider and vote on the following proposals:

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a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

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a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

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a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

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a proposal to approve and adopt the Incentive Plan, including the ESPP Addendum, and the material terms thereof, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The NYSE Proposal”; and

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

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Upon consummation of the Transactions, nine directors will be elected to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

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An assumed Closing Date of July 15, 2021 has been used throughout this proxy statement/prospectus for illustrative purposes only and is not intended to be a projection of the actual Closing Date.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to Churchill stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Churchill and Lucid have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Churchill encourages its stockholders to read it in its entirety. Churchill’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, which, among other things, includes provisions for the Merger of Merger Sub with and into Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.
Q.
When and where is the Special Meeting?

A.
The special meeting will be held via live webcast on [•], 2021 at [•] a.m. Eastern Time. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q.
What are the proposals on which I am being asked to vote at the special meeting?

A.
The stockholders of Churchill will be asked to consider and vote on the following proposals at the special meeting:

1.
a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.
a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.
a proposal to approve and adopt the Incentive Plan, including the ESPP Addendum, and the material terms thereof, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.
a proposal to elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.
a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The NYSE Proposal”; and

7.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Churchill will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q.
Why is Churchill proposing the business combination?

A.
Churchill was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On August 3, 2020, Churchill completed its initial public offering of units, with each unit consisting of one share of its Churchill’s Class A common stock and one-fifth of one warrant, each whole warrant to purchase one share of Churchill’s Class A common stock at a price of $11.50, raising total gross proceeds of approximately $2,070,000,000. Since the Churchill IPO, Churchill’s activity has been limited to the evaluation of business combination candidates.
Lucid is a vertically-integrated technology and automotive company that (i) designs, engineers, and builds electric vehicles, electric vehicle powertrains and battery systems in-house using its own equipment and factory, (ii) plans to offer a refined customer experience at its own geographically-distributed retail and service locations and through direct-to-consumer and retail sales, and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Lucid’s focus on in-house technological innovation and a “clean-sheet” approach to engineering and design have led to the development of its groundbreaking electric vehicle, the Lucid Air, which Lucid expects to go into production in the second half of 2021.
The Churchill Board conducted extensive due diligence on Lucid’s business, financial condition, management team, and future growth prospects in executing upon and achieving its business plan. The Churchill Board considered the results of the diligence review, including Lucid’s innovative, validated technologies, its in-house manufacturing capabilities, direct to consumer sales, model, robust product pipeline, the untapped potential in battery storage solutions and hardware technology licensing, its large addressable market, as well as the Lucid management team’s track record of bringing disruptive products to market. As a result, Churchill believes that a business combination with Lucid will provide Churchill stockholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Churchill Board of Directors’ Reasons for Approval of the Transactions.”
Q.
Why is Churchill providing stockholders with the opportunity to vote on the business combination?

A.
Under our current certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination.

Q.
What will happen in the business combination?

A.
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Churchill will acquire Lucid in a series of transactions we collectively refer to as the “business combination” or the “Transactions.” At the closing of the business combination contemplated by the Merger Agreement, among other things, Merger Sub will merge with and into Lucid, with Lucid surviving the Merger as a wholly owned subsidiary of Churchill.

Q.
Following the business combination, will Churchill’s securities continue to trade on a stock exchange?

A.
Yes. We have applied to have Churchill’s Class A common stock and public warrants listed on Nasdaq. In connection with the business combination, Churchill will change its name to Lucid Group, Inc., and upon the Closing, we expect that and Churchill’s Class A common stock and warrants will begin trading on Nasdaq under the symbols “LCID” and “LCID.WS” respectively. As a result, Churchill’s publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.

Q.
How will the business combination impact the shares of Churchill outstanding after the business combination?

A.
Upon completion of the Transactions, we anticipate that: (1) Lucid shareholders (without taking into account shares of Lucid Group Common Stock issuable to holders of Lucid Group Awards) are expected to hold an ownership interest of 73.5% of the issued and outstanding Lucid Group Common Stock, (2) the Sponsor is expected to hold an ownership interest of 3.2% of the issued and outstanding Lucid Group Common Stock, (3) Churchill’s public stockholders (other than the PIPE Investors) will retain an ownership interest of 12.9% of the issued and outstanding Lucid Group Common Stock and (4) the PIPE Investors are expected to hold an ownership interest of 10.4% of the issued and outstanding Lucid Group Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) no exercises of warrants to purchase Lucid Group Common Stock, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, and (iv) that Lucid Group reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs, (v) Lucid Group sells and issues 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors pursuant to the PIPE Investment and (vi) Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. If the actual facts are different from these assumptions, the percentage ownership retained by the current Churchill stockholders in Lucid Group will be different.

Q.
Will the management of Lucid change in the business combination?

A.
We anticipate that all of the executive officers of Lucid will remain with Lucid Group. In addition, Peter Rawlinson, Turqi Alnowaiser, Glenn R. August, Frank Lindenberg, Andrew Liveris, Nichelle

Maynard-Elliott, Tony Posawatz, Janet Wong and                have each been nominated to serve as directors of Lucid Group following completion of the business combination. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
Q:
What equity stake will current Churchill stockholders and Lucid shareholders hold in Lucid Group immediately after the consummation of the Transactions?

A:
As of the date of this proxy statement/prospectus, there are (i) 258,750,000 shares of common stock issued and outstanding, which includes the 51,750,000 founder shares held by the Sponsor and the 207,000,000 public shares, and (ii) 84,250,000 warrants issued and outstanding, which includes the 42,850,000 private placement warrants held by the Sponsor and the 41,400,000 public warrants. Each whole warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock and, following the Transactions, will entitle the holder thereof to purchase one share of Lucid Group Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) the Churchill fully diluted share capital would be 343,000,000.

Upon completion of the Transactions, we anticipate that: (1) Lucid shareholders (without taking into account shares of Lucid Group Common Stock issuable to holders of Lucid Group Awards) are expected to hold an ownership interest of 73.5% of the issued and outstanding Lucid Group Common Stock, (2) the Sponsor is expected to hold an ownership interest of 3.2% of the issued and outstanding Lucid Group Common Stock, (3) Churchill’s public stockholders (other than the PIPE Investors) will retain an ownership interest of 12.9% of the issued and outstanding Lucid Group Common Stock and (4) the PIPE Investors are expected to hold an ownership interest of 10.4% of the issued and outstanding Lucid Group Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) no exercises of warrants to purchase Lucid Group Common Stock, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, and (iv) that Lucid Group reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs, (v) Lucid Group sells and issues 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors pursuant to the PIPE Investment and (vi) Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. If the actual facts are different from these assumptions, the percentage ownership retained by the current Churchill stockholders in Lucid Group will be different.
The following table illustrates varying ownership levels in Lucid Group immediately following the consummation of the Transactions based on the assumptions above:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(4)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Lucid shareholders(1)	1,178,126,508	73.5%	1,178,126,508	82.6%
Churchill Sponsor(2)	51,750,000	3.2%	51,750,000	3.6%
Churchill public stockholders	207,000,000	12.9%	29,991,399	2.1%
PIPE Investors(3)	166,666,667	10.4%	166,666,667	11.7%
Total	1,603,543,175	100.0%	1,426,534,574	100.0%

(1)
Excludes an estimated 103,795,032 shares of Lucid Group Common Stock to be reserved for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs.

(2)
The 51,750,000 shares beneficially owned by the Sponsor is inclusive of the 17,250,000 Sponsor Earnback Shares, which will be restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

(3)
Reflects the sale and issuance of 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.

(4)
Assumes maximum redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of December 31, 2020.

See the subsection entitled “Summary of the Proxy Statement/Prospectus —  Impact of the Business Combination on Lucid Group’s Public Float” and section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Q.
Will Churchill obtain new financing in connection with the Transactions?

A.
Yes. Churchill has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which Churchill has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy from Churchill $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions.”

Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Merger Agreement, including the expiration or termination of the applicable waiting period under the HSR Act (which occured on April 7, 2021) and the approval by the stockholders of Churchill of the business combination proposal, the NYSE proposal, the charter proposal, the incentive plan proposal and the director proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement.”

Q.
Are there any arrangements to help ensure that Churchill will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to fund the aggregate purchase price?

A.
The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, Churchill having at least $5,000,001 of net tangible assets as of the closing of the Transactions. Additionally, the obligations of Lucid to consummate the Transactions are conditioned upon, among others, the amount of cash available in Churchill’s trust account plus the aggregate amount of cash that has been funded to and remains with Churchill pursuant to the PIPE Investment as of immediately prior to closing being least $2.8 billion.

Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions.”
Q.
What happens if I sell my shares of Churchill’s Class A common stock before the special meeting?

A.
The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Churchill’s Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Churchill’s Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of Churchill’s Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q.
What constitutes a quorum at the special meeting?

A.
A majority of the voting power of all issued and outstanding shares of common stock entitled to vote as of the record date at the special meeting must be present via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, [•] shares of our common stock would be required to be present at the special meeting to achieve a quorum.
Churchill’s bylaws permit the chair of the special meeting to adjourn the special meeting, whether or not there is a quorum, to a later date, time, and place. Notice of such adjournment need not be given if the date, time, and place (or means of remote communication, if any) of the adjourned meeting are announced at the special meeting.
Q.
What vote is required to approve the proposals presented at the special meeting?

A.
The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of holders of a majority of Churchill’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.
Directors are elected by a plurality of all of the votes cast by holders of shares of Churchill’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Churchill stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.
Q.
How many votes do I have at the special meeting?

A.
Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of [•], 2021, the record date for the special meeting. As of the close of business on the record date, there were [•] outstanding shares of our common stock.

Q.
Why is Churchill proposing the governance proposal?

A.
As required by applicable SEC guidance, Churchill is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the second amended and restated certificate of incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposal, but pursuant to SEC guidance, Churchill is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on Churchill and the Churchill Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposal). Please see the section entitled “Proposal No. 3 — The Governance Proposal.”

Q.
Do I have redemption rights?

A.
If you are a holder of public shares, you have the right to demand that Churchill redeem such shares for a pro rata portion of the cash held in Churchill’s trust account. Churchill sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.
Under Churchill’s current certificate of incorporation, the business combination may be consummated only if Churchill has at least $5,000,001 of net tangible assets after giving effect to all holders of public shares that properly demand redemption of their shares for cash.
Q.
How do I exercise my redemption rights?

A.
If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Churchill redeem your shares into cash no later than the second business day preceding the vote on the business combination proposal by delivering your stock to Churchill’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the special meeting. Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $[•] or $[•] per share, as of [•], 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Churchill’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to Churchill’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that Churchill’s transfer agent return the shares (physically or electronically). You may make such request by contacting Churchill’s transfer agent at the address listed at the end of this section.
Any corrected or changed proxy card or written demand of redemption rights must be received by Churchill’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.
If a redemption demand is properly made as described above, then, if the business combination is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of Churchill common stock for cash.
Q.
Do I have appraisal rights if I object to the proposed business combination?

A.
No. Neither Churchill stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. Please see the section entitled “Special Meeting of Churchill Stockholders — Appraisal Rights.”

Q.
What happens to the funds deposited in the trust account after consummation of the business combination?

A.
The net proceeds of the Churchill IPO, a total of $2,070,000,000, were placed in the trust account immediately following the Churchill IPO. After consummation of the business combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of up to $72,450,000 as deferred underwriting commissions) and to fund the Merger Consideration. Please see the section entitled “Proposal No. 1 — The Business Combination — Sources and Uses of Funds for the Transactions.”
Q.
What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.
Churchill’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Q.
What happens if the business combination is not consummated?

A.
If Churchill does not complete the business combination with Lucid for whatever reason, Churchill would search for another target business with which to complete a business combination. If Churchill does not complete a business combination with Lucid or another target business by August 3, 2022 (or November 3, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by August 3, 2022), Churchill must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account divided by the number of outstanding public shares. The Sponsor and the Insiders have no redemption rights in the event a business combination is not effected in the completion window, and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Churchill’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.
How does the Sponsor intend to vote on the proposals?

A.
The Sponsor owns of record and is entitled to vote an aggregate of 20% of the outstanding shares of Churchill’s common stock as of the record date. The Sponsor and the Insiders have agreed to vote any founder shares and any public shares held by them as of the record date, in favor of the Transactions. The Sponsor and Insiders may have interests in the Transactions that may conflict with your interests as a stockholder, see the sections entitled “Summary of the Proxy statement/prospectus — Interests of Certain Persons in the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q.
When do you expect the business combination to be completed?

A.
It is currently anticipated that the business combination will be consummated promptly following the Churchill special meeting which is set for [•], 2021, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Transactions.”

Q.
What do I need to do now?

A.
Churchill urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of Churchill. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.
How do I vote?

A.
The special meeting will be held via live webcast at [•] a.m. Eastern Time, on [•], 2021. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of Churchill common stock on [•], 2021, the record date for the special meeting, you may vote at the special meeting via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.
Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.
How will a broker non-vote impact the results of each proposal?

A.
Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. Stockholders of record may send a later-dated, signed proxy card to Churchill’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Churchill’s transfer agent, which must be received prior to the vote at the special meeting.

Q.
What happens if I fail to take any action with respect to the special meeting?

A.
If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.
What should I do if I receive more than one set of voting materials?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Churchill shares.

Q.
Who can help answer my questions?

A.
If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Churchill Capital Corp IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Tel: (212) 380-7500
Email: info@churchillcapitalcorp.com
or:
407 Broadway – 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
To obtain timely delivery, our stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about Churchill from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to Churchill’s transfer agent at the address below prior to the vote at the special meeting. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Redemption Rights.”
If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
(212) 509-4000

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement.”
The Parties
Churchill
Churchill Capital Corp IV is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. Churchill was incorporated under the laws of Delaware on April 30, 2020.
On August 3, 2020, Churchill closed its initial public offering of 207,000,000 units, including the exercise of the over-allotment option to the extent of 27,000,000 units, with each unit consisting of one share of its Class A common stock and one-fifth of one warrant, each whole warrant to purchase one share of its Class A common stock at a purchase price of $11.50 per share, subject to adjustment as provided in Churchill’s final prospectus filed with the Securities and Exchange Commission on July 30, 2020 (File No. 333-239856). The units from the Churchill IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $2,070,000,000.
Simultaneously with the consummation of the Churchill IPO and the exercise of the underwriters’ over-allotment option, Churchill consummated the private sale of 42,850,000 warrants at $1.00 per warrant for an aggregate purchase price of $42,850,000. A total of $2,070,000,000, was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Churchill IPO was conducted pursuant to a registration statement on Form S-1 that became effective on July 29, 2020. As of [•], 2021, the record date for the special meeting, there was approximately $[•] held in the trust account.
Churchill’s units, Class A common stock and warrants are listed on the NYSE under the symbols CCIV.U, CCIV and CCIV WS, respectively. Upon the Closing, we expect that Churchill's Class A common stock and public warrants will begin trading on Nasdaq under the symbols “LCID” and “LCID.WS,” respectively.
The mailing address of Churchill’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Its telephone number is (212) 380-7500. After the consummation of the business combination, its principal executive office will be that of Lucid.
Merger Sub
Air Merger Sub, Inc. is a wholly owned subsidiary of Churchill formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on February 19, 2021. Merger Sub owns no material assets and does not operate any business.
The mailing address of Merger Sub’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019. Its telephone number is (212) 380-7500. After the consummation of the business combination, Merger Sub will cease to exist as a separate legal entity.
Lucid
Lucid is a vertically-integrated technology and automotive company that (i) designs, engineers, and builds electric vehicles, electric vehicle powertrains and battery systems in-house using its own equipment and factory, (ii) plans to offer a refined customer experience at its own geographically-distributed retail and service locations and through direct-to-consumer and retail sales, and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Lucid’s focus on in-house technological innovation and a “clean-sheet” approach to engineering and design have led to the development of its groundbreaking electric vehicle, the Lucid Air, which Lucid expects to go into production in the second half of 2021.
The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Lucid’s Space Concept underpins its design, merging a spacious interior with a smaller exterior profile that is reminiscent of a high-performance sports car. This achievement is enabled by Lucid’s miniaturized drive-train components, which also result in increased storage capacity.
The Lucid Air will be manufactured at Lucid’s greenfield electric vehicle manufacturing facility in Casa Grande, Arizona. Lucid plans to sell vehicles directly to consumers through both its retail sales network and through direct online sales. Lucid is also establishing an in-house vehicle service footprint, with brick-and-mortar service centers in various geographies and a planned mobile service fleet.
Lucid expects to launch additional vehicles over the coming decade. Lucid has already commenced engineering and design work for Project Gravity, a luxury sports utility vehicle that is expected to leverage the same platform as the Lucid Air and many of the technological advancements developed for the Lucid Air. Lucid expects to begin production of Project Gravity in 2023. After the Lucid Air and Project Gravity, Lucid plans to leverage its technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes.
Lucid further believes that its battery systems expertise positions it to produce compelling stationary energy storage system products. Beyond the sale of Lucid branded vehicles, Lucid believes that its technological prowess and manufacturing capabilities present a further opportunity to generate revenue and combat climate change through the sale or licensing of electric vehicle powertrain and battery technology.
Emerging Growth Company
Churchill is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statement/prospectus, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Churchill’s securities less attractive as a result, there may be a less active trading market for Churchill’s securities and the prices of its securities may be more volatile.
Churchill will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Churchill IPO, (b) in which Churchill has total annual gross revenue of at least $1.07 billion, or (c) in which Churchill is deemed to be a large accelerated filer, which means the market value of Churchill’s common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Churchill has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
The Business Combination Proposal
Structure of the Transactions
On February 22, 2021, Churchill entered into the Merger Agreement with Merger Sub and Lucid. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction by which Merger Sub will merge with and into Lucid with Lucid surviving such merger as a wholly owned subsidiary of Churchill.

Merger Consideration
Lucid will take all actions necessary or appropriate so that, immediately prior to closing, all of the Lucid Preferred Shares will be converted into Lucid Common Shares in accordance with the terms of Lucid’s memorandum and articles of association (the “Conversion”). All of the Lucid Preferred Shares converted into Lucid Common Shares shall no longer be outstanding, and each holder of Lucid Preferred Shares shall thereafter cease to have any rights with respect to such Lucid Preferred Shares.
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Lucid shareholders and holders of vested options to purchase Lucid Common Shares (the “Aggregate Consideration”) will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date. The consideration to Lucid shareholders will be paid entirely in shares of Churchill’s Class A common stock, in an amount equal to $10.00 per share.
Each Lucid Common Share issued and outstanding immediately prior to Closing will be automatically surrendered and exchanged for the right to receive a number of shares of Churchill’s Class A common stock equal to the Exchange Ratio based on the Equity Value. Assuming a Closing Date of July 15, 2021 and that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date, among other things, we expect that the Exchange Ratio will be approximately 2.613 shares of Churchill’s Class A common stock each issued and outstanding Lucid Common Share. See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Merger Consideration.”
At the Effective Time, by virtue of the Merger and without any further action on the part of Churchill, Merger Sub, Lucid, any holder of Lucid Shares or the holders of any securities of Churchill, the following will occur:
a)
Each Lucid Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares (each as defined below)) will be automatically surrendered and exchanged for the right to receive the per share Merger Consideration, in each case in accordance with the terms of the Merger Agreement.

b)
Each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable common shares, par value US $1.00 per share, of Lucid as the surviving entity, which will constitute the only outstanding common shares of Lucid as the surviving entity.

c)
Each Lucid Share held in Lucid’s treasury or owned by Churchill, Merger Sub or Lucid immediately prior to the Effective Time (each, an “Excluded Share”) will automatically be cancelled and surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions.”
Exchange and Fractional Shares
Immediately prior to or at the Effective Time, Churchill will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of Churchill’s Class A common stock representing the number of shares of Churchill’s Class A common stock sufficient to deliver the Merger Consideration.
Within ten business days following the initial filing of this proxy statement/prospectus, Lucid or the Exchange Agent will mail or otherwise deliver to each shareholder of Lucid a letter of transmittal, which will specify, among other things, that delivery will be effected, and risk of loss and title to the Lucid Shares will pass, only upon delivery of a completed and duly executed letter of transmittal to the Exchange Agent but in no event prior to the Effective Time. The Exchange Agent will not issue to any shareholder of Lucid the portion of the Merger Consideration to which the shareholder of Lucid is entitled unless the shareholder of Lucid has delivered a completed and duly executed letter of transmittal to the Exchange Agent. With respect to any shareholder of Lucid that has not delivered a completed and duly executed letter of transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed letter of transmittal to the Exchange Agent after the Effective Time, the Exchange Agent will issue such portion of the Merger Consideration to which the shareholder of Lucid is entitled pursuant to the Merger Agreement. With respect to any shareholder of Lucid that delivers a completed and duly executed letter of transmittal to the Exchange Agent at or prior to the Effective Time, Churchill will instruct the Exchange Agent to issue to the shareholder of Lucid the portion of the Merger Consideration to which that shareholder of Lucid is entitled pursuant to the Merger Agreement at or promptly after the Closing.
Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of Churchill’s Class A common stock will be issued by virtue of the Merger Agreement or the transactions contemplated thereby, and each shareholder of Lucid who would otherwise be entitled to a fraction of a share of Churchill’s Class A common stock (after aggregating all shares of Churchill’s Class A common stock to which such shareholder of Lucid otherwise would be entitled) will instead have the number of shares of Churchill’s Class A common stock issued to such shareholder of Lucid rounded up or down to the nearest whole share of Churchill’s Class A common stock (with 0.5 of a share or greater rounded up), as applicable.
Treatment of Lucid Equity Awards
Lucid Option Awards
At the Effective Time, each issued and unexercised option to purchase shares Lucid Common Shares (whether or not vested) will be assumed by Churchill and become an option to purchase shares of Churchill’s Class A common stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of Churchill’s Class A common stock subject to such option will equal the product of (i) the number of Lucid Common Shares that were subject to such option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Lucid Common Shares at which such option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. All incentive stock options (“ISOs”) will be adjusted in accordance with the requirements of Section 424 of the Code and will be adjusted in a manner that complies with Section 409A of the Code.
Lucid Restricted Stock Unit Awards
At the Effective Time, each outstanding Lucid restricted stock unit (“RSU”) will be assumed by Churchill and become an RSU with respect to shares of Churchill’s Class A common stock, on the same terms and conditions as applied to each such RSU immediately prior to the Effective Time, except that (A) the number of shares of Churchill’s Class A common stock subject to such RSU will equal the product of (i) the number of Lucid Common Shares that were subject to such RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
Lucid Warrants
At the Effective Time, each outstanding Lucid warrant will be assumed by Churchill and become a warrant to acquire shares of Churchill’s Class A common stock, on the same terms and conditions as applied to each such warrant immediately prior to the Effective Time, except that (A) the number of shares of Churchill’s Class A common stock subject to such warrant will equal the product of (i) the number of Lucid Common Shares that were subject to such warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. As of the Effective Time, all Lucid Warrants will no longer be outstanding.
Lucid Shareholder Appraisal/Dissenter’s Rights
Under Cayman law, the Lucid Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who will have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Cayman law (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting

Shareholders”) will not be not be entitled to receive the per share Merger Consideration as provided in the Merger Agreement, but instead at the Effective Time the holders of Dissenting Shares will be entitled to receive the fair value of such Dissenting Shares in accordance Cayman law and such Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist. Notwithstanding the foregoing, if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to dissent under Cayman law, then the right of such holder to be paid the fair value of such holder’s Lucid Shares under Cayman law will cease and such Lucid Shares will be deemed to have been surrendered and exchanged at the Effective Time for the right to receive the per share Merger Consideration as provided in the Merger Agreement without interest or any other payments. In the event that any written notices of objection to the Merger are served by any holder pursuant to Cayman law, Lucid will serve written notice of the authorization of the Merger on such holders pursuant to Cayman law within twenty (20) days of the authorization of the Plan of Merger (as defined in the Merger Agreement).
Related Agreements
Merger Agreement
The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.
Closing and Effective Time of the Transactions
The closing of the Transactions will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transactions,” unless Churchill and Lucid agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the approval of Churchill’s stockholders at the special meeting of such stockholders described in this proxy statement/prospectus.
Representations and Warranties
The Merger Agreement contains representations and warranties of Lucid relating, among other things, to:
•
corporate organization;

•
subsidiaries;

•
the authorization, performance and enforceability of the Merger Agreement and the Transaction Agreements (as defined in the Merger Agreement);

•
no conflict;

•
consent, approval or authorization of governmental authorities;

•
current capitalization;

•
capitalization of subsidiaries;

•
financial statements;

•
absence of undisclosed liabilities;

•
litigation and proceedings;

•
compliance with laws;

•
contracts and absence of defaults;

•
benefit plans;

•
labor matters;

•
taxes;

•
insurance;

•
permits;

•
machinery, equipment and other tangible property;

•
real property;

•
intellectual property and IT security;

•
environmental matters;

•
absence of material adverse effect and certain changes;

•
brokers’ fees;

•
related party transactions; and

•
this proxy statement/prospectus.

The Merger Agreement contains representations and warranties of Churchill and Merger Sub relating, among other things, to:
•
corporate organization;

•
the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

•
no conflict;

•
litigation and proceedings;

•
consent, approval or authorization of governmental authorities;

•
financial ability and trust account;

•
brokers’ fees;

•
SEC reports, financial statements and Sarbanes-Oxley Act;

•
absence of undisclosed liabilities;

•
business activities;

•
tax matters;

•
capitalization;

•
NYSE listing;

•
the PIPE Investment;

•
the Sponsor Agreement;

•
related party transactions;

•
Investment Company Act of 1940;

•
no foreign person(s);

•
this proxy statement/prospectus; and

•
the fairness opinion of Guggenheim Securities, LLC.

Covenants
The parties have each agreed to use commercially reasonable efforts to obtain certain required consents and approvals so long as any consents required pursuant to any material contract of Lucid or any of its subsidiaries is not otherwise terminable at will, for convenience or upon or after notice of termination is provided by a party thereto. The parties have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Transactions as soon as practicable.
Prior to the closing of the Transactions, Lucid has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practices, including recent past practice in light of the current COVID-19 pandemic.
Lucid and Churchill have agreed that, unless otherwise required or permitted under the Merger Agreement, required by law and subject to certain disclosed exceptions, neither Lucid nor its subsidiaries will take, among others, the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions without the prior written consent of Churchill (which consent will not be unreasonably conditioned, withheld, delayed or denied):
•
change or amend its memorandum and articles of association or other organizational documents, except as otherwise required by law;

•
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Lucid to Lucid or any other wholly owned subsidiaries of Lucid;

•
enter into, assume, assign, amend or modify any material term of or terminate any collective bargaining or similar agreement of Lucid or any of its subsidiaries (other than entry into such agreements in the ordinary course of business);

•
issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares or any other equity or voting securities of Lucid or any of its subsidiaries or issue or grant any options, warrants or other rights to purchase or obtain any shares or any other equity or voting securities of Lucid, other than (A) issuances of Lucid Options or Lucid RSUs in connection with new hires or to existing employees, in each case pursuant to a Company Share Plan or (B) issuances of Lucid Common Shares upon the exercise of Lucid Options or Lucid Warrants, in each case, that are outstanding as of February 22, 2021;

•
subject to certain exceptions, sell, assign, transfer, convey, lease, license, abandon, allow to lapse of expire, subject to or grant any lien on or otherwise dispose of any intellectual property or any material assets, rights or properties;

•
cancel or compromise any claim or indebtedness owed to Lucid or any of its subsidiaries; settle any pending or threatened action or proceeding (a) if such settlement would require payment by Lucid in an amount greater than $2,000,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing; or agree to modify in any respect materially adverse to Lucid and its subsidiaries any confidentiality or similar contract to which Lucid or any of its subsidiaries are a party;

•
acquire (by merger, consolidation, purchase of a substantial portion of stock or assets or otherwise), directly or indirectly, any business or corporation, partnership limited liability company, joint venture, association or other entity or division thereof other than in the ordinary course of business;

•
make any loans or advance any money or other property to any third party, except for certain advances to employees or officers, prepayments and deposits paid to suppliers of Lucid and its subsidiaries and trade credit extended to customers of Lucid or any of its subsidiaries, in each case, in the ordinary course of business;

•
enter into, assume, assign, amend or modify any material term or terminate certain types of contracts of Lucid and its subsidiaries or any real property lease, other than in the ordinary course of business;

•
redeem, purchase or otherwise acquire, any equity interests (convertible or otherwise) of Lucid or any of its subsidiaries;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity interests or securities of Lucid;

•
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Lucid and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Lucid or its subsidiaries;

•
make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or enter into any tax sharing or tax indemnification agreement;

•
take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;

•
directly or indirectly incur or modify in any material respect the terms of, any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (other than indebtedness under capital leases entered into in the ordinary course of business);

•
voluntarily fail to maintain in full force and effect material insurance policies covering Lucid and its subsidiaries in a form and amount consistent with past practices;

•
enter into any transaction or materially amend any existing agreement with any person that, to the knowledge of Lucid, is an affiliate of Lucid or its subsidiaries subject to certain exclusions, including ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Lucid or its subsidiaries;

•
enter into any contract that materially restricts Lucid or its subsidiaries to engage or compete in any line of business or enter into any new line of business;

•
make any capital expenditures that exceed $90,000,000 in the aggregate other than as consistent with Lucid’s annual capital expenditures budget for periods following February 22, 2021; or

•
enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Lucid and Churchill have agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Churchill nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions, among others, without the prior written consent of Lucid (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which Lucid consent may be granted or withheld in its sole discretion):
•
change, modify or amend Churchill’s trust agreement or organizational documents or the organizational documents of Merger Sub;

•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Churchill;

•
split, combine or reclassify any capital stock of, or other equity interests in, Churchill;

•
other than in connection with the SPAC Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by Churchill’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Churchill;

•
make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement;
•
take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Churchill (including (i) the sponsors or anyone related by blood, marriage or adoption to any sponsor and (ii) any person in which any sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
waive, release, compromise, settle or satisfy any pending or threatened material claim, action or proceeding or compromise or settle any liability;

•
incur, guarantee or otherwise become liable for any indebtedness;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Churchill or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the (i) issuance of Churchill’s Class A common stock in connection with the exercise of any warrants outstanding on the date of the Merger Agreement, (ii) issuance of Churchill’s Class A common stock at not less than $10.00 per share on the terms set forth in the PIPE Subscription Agreements; or

•
amend, modify or waive any of the terms or rights set forth in, any warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein.

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:
•
the parties to prepare and file this proxy statement/prospectus and to solicit proxies from Churchill stockholders to vote on the proposals that will be presented for consideration at the special meeting;

•
compliance with the notification and reporting requirements under the HSR Act;

•
mutual exclusivity during the interim period between signing of the Merger Agreement and closing of the Transactions;

•
each party to take certain actions to effect the intended tax treatment of the Transactions;

•
the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•
the parties to take all necessary action to cause the board of directors of the post combination company to consist of nine (9) directors who will be designated as set forth in the Investor Rights Agreement;

•
Lucid to take all actions reasonably necessary to duly convene an extraordinary general meeting;

•
Churchill to notify Lucid promptly in the event of any Stockholder Action (as defined in the Merger Agreement), to keep Lucid reasonably apprised, to give Lucid the opportunity to participate in the defense of any such Stockholder Action and to give due consideration to Lucid’s advice with respect to such Stockholder Action and to not settle any such Stockholder Action without the prior written consent of Lucid;

•
customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Churchill and Lucid and each of their respective subsidiaries;

•
Churchill to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein;

•
Churchill to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to Churchill in the Sponsor Agreement and to enforce its rights under such agreement;

•
Churchill to use its reasonable best efforts to ensure Churchill remains listed as a public company on, and for shares of Churchill’s Class A common stock and warrants (but in the case of the warrants, only to the extent issued as of February 22, 2021) to be listed on, the NYSE or other stock exchange mutually agreed upon by Churchill and Lucid;

•
Churchill to take all steps reasonably necessary or advisable to cause the shares of Churchill’s Class A common stock to trade under the symbol “LCID” upon the Closing, or under such other symbol as Lucid and Churchill may otherwise agree prior to the Closing;

•
Churchill to take all commercially reasonable steps as may be required to cause any acquisition or disposition of Churchill’s Class A common stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Churchill to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
Churchill to approve and, subject to approval of the stockholders of Churchill, adopt, the Incentive Plan;

•
Churchill to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would cause Churchill to not qualify as an “emerging growth company” within the meaning of the JOBS Act;

•
Churchill to (i) amend and restate the current certificate of incorporation to be substantially in the form of the second amended and restated certificate of incorporation, subject to obtaining approval of the stockholders of Churchill and (ii) amend and restate the current bylaws to be substantially in the form of the amended and restated bylaws; and

•
Churchill to cause Lucid to domesticate as a Delaware corporation in accordance with the DGCL and the CICA, as promptly as practicable following the Closing.

Conditions to Closing of the Transactions
General Conditions
Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal, as described in this proxy statement/prospectus.
In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:
•
the early termination or expiration of the waiting period under the HSR Act (the waiting period expired at 11:59 pm Eastern Time on April 7, 2021);

•
no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation that is in effect and enjoins or prohibits the consummation of the Transactions;

•
Churchill having at least $5,000,001 of net tangible assets remaining after redemptions by Churchill stockholders; and

•
the approval by Lucid’s existing shareholders being obtained;

•
the shares of common stock have been listed on the NYSE or other stock exchange mutually agreed between Churchill and Lucid and be eligible for continued listing on such stock exchange immediately following the Closing;

•
the registration statement contemplated under the Merger Agreement has become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such order has been threatened or initiated; and

•
the delivery by each of Lucid and Churchill to the other of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the Merger Agreement required to be complied with by such party prior to the Closing.

Churchill’s Conditions to Closing
The obligations of Churchill and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Lucid (subject to customary bring-down standards); and

•
the covenants of Lucid having been performed in all material respects.

Lucid’s Conditions to Closing
The obligations of Lucid to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Churchill and Merger Sub (subject to customary bring-down standards);

•
the covenants of Churchill and Merger Sub having been performed in all material respects;

•
there being at least $2,800,000,000 of Available Closing SPAC Cash; and

•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that Lucid is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Waiver
Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to Churchill’s current certificate of incorporation, Churchill cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.
The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for Churchill and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.
Termination
The Merger Agreement may be terminated and the Transactions abandoned, but not later than the closing of the Transactions, as follows:
•
by mutual written consent of Churchill and Lucid;

•
by Churchill if the Transactions are not consummated on or before October 22, 2021 (the “Termination Date”), which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by Lucid with respect to the Merger Agreement or any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before October 22, 2021 until thirty (30) days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that Churchill’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the termination date;

•
by Lucid if the Transactions are not consummated on or before October 22, 2021, provided that Lucid’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

•
by either Churchill or Lucid if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to closing of the Transactions not to be satisfied and has not cured its breach, if curable, within thirty (30) days of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date or, in the case of a termination by Lucid, the extended Termination Date, as applicable;

•
by either Churchill or Lucid if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger;

•
by either Churchill or Lucid if stockholder approval is not obtained at the stockholders’ meeting (subject to any adjournment or postponement thereof), provided that Churchill is not entitled to terminate on these grounds if, at the time of such termination, Churchill is in breach of certain obligations with respect to this proxy statement/prospectus and the stockholders’ meeting; or

•
by Churchill if approval by Lucid’s existing shareholders is not obtained at a Lucid’s extraordinary general meeting (subject to any adjournment, postponement or recess of the meeting).

Effect of Termination
In the event of proper termination by either Churchill or Lucid, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses; provided that, if the Closing occurs, Churchill will bear and pay all of its transaction expenses in an amount not to exceed $128,000,000 and all transaction expenses of or payable by Lucid and its subsidiaries. Churchill will cooperate with Lucid and use its best efforts to minimize the amount of its fees and expenses incurred prior to the Closing.
Amendments
The Merger Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Churchill would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Churchill’s Class A common stock as promptly as practicable.
Governing Law; Consent to Jurisdiction
The Merger Agreement is governed by the laws of the State of New York. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts located in the City of New York, Borough of Manhattan.
Investor Rights Agreement
Concurrently with the execution of the Merger Agreement, Churchill entered into the Investor Rights Agreement with the Sponsor, Ayar and the other parties named therein, pursuant to which the parties thereto will have certain rights and obligations following the closing of the Transactions. The following summary of material provisions of the Investor Rights Agreement is qualified by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus. All stockholders are encouraged to read the Investor Rights Agreement in its entirety for a more complete description of the terms and conditions of the Investor Rights Agreement.
Board of Directors
Pursuant to the Investor Rights Agreement, effective as of the Closing, the board of Lucid Group will be comprised of nine (9) directors. Ayar has the right to nominate five (5) directors to the board of Lucid Group and the Sponsor will have the right to nominate one (1) director to the board of Lucid Group. Two (2) directors will be independent directors, nominated by Lucid, and one (1) director will be the chief executive officer of Lucid Group. Churchill will, and the other parties to the Investor Rights Agreement agree with Churchill to, take all necessary actions to cause the board nominees designated pursuant to the Investor Rights Agreement to be elected to the board of Lucid Group. Other than Ayar (as described below), no party has a right to nominate any director to the board of Lucid Group after the Closing.
Ayar’s right to designate directors to the board of Lucid Group after the Closing is subject to its (and its permitted transferees’) continued beneficial ownership of specified amounts of Lucid Group’s common stock as compared to the common stock issued and outstanding as of the record date of each applicable annual or special meeting of stockholders at which directors are to be elected. If Ayar (or its permitted transferees) owns beneficially: (i) fifty percent (50%) or greater of the shares of Lucid Group’s common stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate five (5) directors; (ii) less than fifty percent (50%) but greater than or equal to forty percent (40%) of the shares of Lucid Group’s common stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate four (4) directors; (iii) less than forty percent (40%) but greater than or equal to thirty percent (30%) of the shares of Lucid Group’s common stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate three (3) director; (iv) less than thirty percent (30%) but greater than or equal to twenty percent (20%) of the shares of Lucid Group’s common stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate two (2) directors; (v) less than twenty percent (20%) but greater than or equal to ten percent (10%) of the shares of Lucid Group’s common stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate one (1) director; (vi) less than ten percent (10%) of the shares of Lucid Group’s common stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will not have the right to nominate any directors pursuant to the Investor Rights Agreement. If, after the Closing Date the size of the board of Lucid Group is increased or decreased, the number of directors Ayar is entitled to nominate will be increased or decreased in proportion to such increase or decrease in the size of the board of Lucid Group, rounded down to the nearest whole number.
Further, for so long as Ayar beneficially owns twenty percent (20%) or greater of the shares of common stock of Lucid Group issued and outstanding, it will have the right to designate the chairman of the board of Lucid Group. For so long as Ayar beneficially owns common stock representing at least one third (33 1/3%) of the common stock then issued and outstanding, Ayar will have the right to have at least one (1) Ayar director appointed to serve on each committee of the board. Pursuant to the Investor Rights Agreement, any material changes to Lucid Group’s business plan will require the affirmative vote of a majority of the board.
Lock-Up
Pursuant to the Investor Rights Agreement, certain parties agreed with Churchill not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock or certain warrants to purchase shares of Churchill’s Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the Closing Date for the following time periods after the Closing Date:
•
in the case of Ayar and certain other existing investors in Lucid, 180 days (the “Lucid Shareholder Lock-Up Period”); and

•
in the case of the Sponsor, 18 months (the “Sponsor Lock-Up Period”).

Additionally, following certain underwritten offerings of Churchill’s equity securities, such parties will also agree to a customary market stand-off period not to exceed ninety (90) days.
Registration Rights
Pursuant to the Investor Rights Agreement, Churchill will file a shelf registration statement within fifteen (15) business days following the Closing Date in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use commercially reasonable efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of Churchill beneficially owned by such parties as of the Closing Date. Pursuant to the Investor Rights Agreement, certain parties will be entitled to customary piggyback rights on registered offerings of equity securities of Churchill and certain other registration rights.
Following the Lucid Shareholder Lock-Up Period, Ayar will be entitled to initiate an aggregate of two (2) underwritten shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.
Following the Sponsor Lock-Up Period, the Sponsor will be entitled to initiate one (1) underwritten shelf take-down or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.
Following the applicable lock-up period with respect to each party, each party will be entitled to initiate unlimited non-underwritten shelf take-downs.
Any underwritten offering of Churchill’s equity securities will be subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, Churchill will agree to cooperate and use commercially reasonable efforts to consummate the applicable registered offerings initiated by the parties and will pay the fees and expenses of such offerings (including fees of one counsel for the parties participating in such offering).
Sponsor Agreement
In connection with the execution of the Merger Agreement, Churchill, the Sponsor and the Insiders entered into the Sponsor Agreement. The following summary of the Sponsor Agreement is qualified by reference to the complete text of the form of Sponsor Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. All stockholders are encouraged to read the form of Sponsor Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders agreed (i) to vote any shares of Churchill’s securities held by such party in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus, (ii) not to redeem any shares of Churchill’s Class A common stock or Churchill’s Class B common stock, in connection with the stockholder redemption, (iii) to pay any amounts in excess of the SPAC expense cap of $128,000,000 either in cash or by forfeiting a number of shares of Churchill’s Class B common stock, at a price of $10.00 per share, and/or warrants, at a price of $1.00 per share, with a value equal to such excess (iv) not to transfer any shares of Churchill securities until eighteen (18) months following the Closing and (v) to be bound to certain other obligations as described therein.
The Sponsor has also agreed during the Earnback Period to subject the Sponsor Earnback Shares and the Sponsor Earnback Warrants, which are comprised of three separate tranches of 5,750,000 shares per tranche and 4,761,111 warrants per tranche, respectively, to potential forfeiture to Lucid Group for no consideration until the occurrence of the respective Earnback Triggering Events. If one or more of the Earnback Triggering Events has not occurred by the end of the Earnout Period, the applicable tranche of Sponsor Earnback Shares and Sponsor Earnback Warrants will be forfeited to Lucid Group.
Subscription Agreements
In connection with the execution of the Merger Agreement, Churchill entered into the PIPE Subscription Agreements with the PIPE Investors. The following summary of the PIPE Subscription

Agreements is qualified by reference to the complete text of the form of the PIPE Subscription Agreement, a copy of which is attached as Annex F to this proxy statement/prospectus. All stockholders are encouraged to read the form of the PIPE Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the PIPE Subscription Agreements, Churchill has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy 166,666,667 shares of Churchill’s Class A common stock (collectively, the “Subscribed Shares”) at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005.
The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The PIPE Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto.
From February 22, 2021 until the earlier of (a) the termination of the PIPE Subscription Agreements, and (b) the later of (ii) September 1, 2021, and (ii) the date the registration statement is declared effective (the “Lock-up Period”), none of the PIPE Investors are permitted to transfer their Subscribed Shares. The PIPE Investors further agreed that, subject to limited exceptions, during the Lock-Up Period, none of the PIPE Investors and their affiliates will engage in any short sales with respect to securities of Churchill. The foregoing restriction is expressly agreed to preclude the PIPE Investors from engaging in any hedging or other transactions which is designed to or could reasonably be expected to lead to or result in a sale or disposition of the Subscribed Shares even if such Subscribed Shares would be disposed by someone other than the PIPE Investors. Such prohibited hedging or other transactions include any purchase, sale or grant of any right (including any put or call option) with respect to any of the Subscribed Shares of the PIPE Investors or with respect to any security that includes, relates to, or derives any significant part of its value from such Subscribed Shares.
Voting and Support Agreement
In connection with the Merger Agreement, on February 22, 2021, Churchill entered into a Voting and Support Agreement with Lucid and Ayar. The following summary of the Voting and Support Agreement is qualified by reference to the complete text of the Voting and Support Agreement, a copy of which is attached as Annex G to this proxy statement/prospectus. All stockholders are encouraged to read the Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Voting and Support Agreement, Ayar, owning 204,148,825 Lucid Series D Preferred Shares and 113,877,589 Lucid Series E Preferred Shares (the “Subject Shares”) as of the date of such agreement, agreed to vote all of such shares: (i) in favor of the adoption and approval of the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the Transactions, (ii) in favor of the other matters set forth in the Merger Agreement, including the conversion of the Lucid Preferred Shares to Lucid Common Shares and (iii) in opposition to: (A) any Acquisition Transaction (as defined in the Merger Agreement) and any and all other proposals (x) that could reasonably be expected to delay or impair the ability of Lucid to consummate the transactions contemplated by the Merger Agreement or any Transaction Agreement, (y) which are in competition with or materially inconsistent with the Merger Agreement or any Transaction Agreement or (z) that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement contained in the Merger Agreement or any Transaction Agreement or (B) any other action or proposal involving Lucid or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Transaction Agreement or would reasonably be expected to result in any of the conditions to Lucid’s obligations under the Merger Agreement not being fulfilled.
The affirmative vote of the shares subject to the Voting and Support Agreement is sufficient to obtain the required approval by Lucid’s existing shareholders.

The Voting and Support Agreement generally prohibits Ayar from transferring, or permitting any liens to exist on, any Subject Shares held by Ayar prior to the termination of the Voting and Support Agreement.
The Voting and Support Agreement will automatically terminate upon the earliest of (i) the Effective Time , (ii) the date of termination of the Merger Agreement in accordance with its terms prior to the Effective Time, (iii) the mutual written consent of Churchill, Lucid and Ayar and (iv) the time of any modification, amendment or waiver of the Merger Agreement or any other Transaction Agreement without Ayar’s prior written consent.
Incentive Plan
On February 22, the Churchill Board approved a new equity incentive plan, the Lucid Group, Inc. 2021 Stock Incentive Plan (the “Incentive Plan”). The purposes of the Incentive Plan are to enhance our ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to Lucid Group by providing these individuals with equity ownership and other incentive opportunities. The Incentive Plan is intended as the successor to and continuation of the 2021 Plan. The Incentive Plan includes an Employee Stock Purchase Plan as an addendum (the “ESPP Addendum”). Stockholders are being asked to consider and approve the Incentive Plan, which will reserve approximately 30.4 million shares of our common stock for issuance pursuant to future grants made under the Incentive Plan. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal — Description of the Material Features of the Incentive Plan.”
Impact of the Business Combination on Lucid Group’s Public Float
As of the date of this proxy statement/prospectus, there are (i) 258,750,000 shares of common stock issued and outstanding, which includes the 51,750,000 founder shares held by the Sponsor and the 207,000,000 public shares, and (ii) 84,250,000 warrants issued and outstanding, which includes the 42,850,000 private placement warrants held by the Sponsor and the 41,400,000 public warrants. Each whole warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock and, following the Transactions, will entitle the holder thereof to purchase one share of Lucid Group Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) the Churchill fully diluted share capital would be 343,000,000.
Upon completion of the Transactions, we anticipate that: (1) Lucid shareholders (without taking into account shares of Lucid Group Common Stock issuable to holders of Lucid Group Awards) are expected to hold an ownership interest of 73.5% of the issued and outstanding Lucid Group Common Stock, (2) the Sponsor is expected to hold an ownership interest of 3.2% of the issued and outstanding Lucid Group Common Stock, (3) Churchill’s public stockholders (other than the PIPE Investors) will retain an ownership interest of 12.9% of the issued and outstanding Lucid Group Common Stock and (4) the PIPE Investors are expected to hold an ownership interest of 10.4% of the issued and outstanding Lucid Group Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) no exercises of warrants to purchase Lucid Group Common Stock, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, and (iv) that Lucid Group reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs, (v) Lucid Group sells and issues 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors pursuant to the PIPE Investment and (vi) Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. If the actual facts are different from these assumptions, the percentage ownership retained by the current Churchill stockholders in Lucid Group will be different.

The following table illustrates varying ownership levels in Lucid Group immediately following the consummation of the Transactions based on the assumptions above:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(4)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Lucid shareholders(1)	1,178,126,508	73.5%	1,178,126,508	82.6%
Churchill Sponsor(2)	51,750,000	3.2%	51,750,000	3.6%
Churchill public stockholders	207,000,000	12.9%	29,991,399	2.1%
PIPE Investors(3)	166,666,667	10.4%	166,666,667	11.7%
Total	1,603,543,175	100.0%	1,426,534,574	100.0%

(1)
Excludes an estimated 103,795,032 shares of Lucid Group Common Stock to be reserved for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs.

(2)
The 51,750,000 shares beneficially owned by the Sponsor is inclusive of the 17,250,000 Sponsor Earnback Shares, which will be restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

(3)
Reflects the sale and issuance of 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.

(4)
Assumes maximum redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of December 31, 2020.

See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Impact of the Business Combination on Lucid Group’s Public Float” and section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Matters Being Voted On
The stockholders of Churchill will be asked to consider and vote on the following proposals at the special meeting:
1.
a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.
a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.
a proposal to approve and adopt the Lucid Group, Inc. 2021 Stock Incentive Plan, including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached thereto (the “Incentive Plan”), and the material terms thereof, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.
a proposal to elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.
a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The NYSE Proposal”; and

7.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting of Churchill’s Stockholders
The special meeting of stockholders of Churchill will be held via live webcast at [•] a.m. Eastern Time, on [•], 2021. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.
At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and if necessary, the adjournment proposal to permit further solicitation and vote of proxies if Churchill is not able to consummate the Transactions.
Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Churchill common stock at the close of business on [•], 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of Churchill common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Churchill warrants do not have voting rights. On the record date, there were [•] shares of Churchill common stock outstanding, of which [•] were public shares with the rest being held by the Sponsor.
Quorum and Vote of Churchill Stockholders
A quorum of Churchill stockholders is necessary to hold a valid meeting. A quorum will be present at the Churchill special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.
The Sponsor owns of record and is entitled to vote 20% of the outstanding shares of Churchill common stock as of the record date. Such shares, as well as any shares of common stock acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the special meeting.
The proposals presented at the special meeting will require the following votes:
•
the approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals;
•
the approval of the charter proposal requires the affirmative vote of holders of a majority of Churchill’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal; and

•
directors are elected by a plurality of all of the votes cast by holders of shares of Churchill’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Churchill stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Abstentions will have the same effect as a vote “against” the charter proposal, but will have no effect on the other proposals. Please note that holders of the public shares cannot seek redemption of their shares for cash unless they affirmatively vote “for” or “against” the business combination proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal, and the NYSE proposal. If any of those proposals are not approved, we will not consummate the Transactions.
Redemption Rights
Pursuant to Churchill’s current certificate of incorporation, a holder of public shares may demand that Churchill redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they demand that Churchill redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to Churchill’s transfer agent prior to the vote at the meeting. If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, Churchill will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the consummation of the business combination. As of [•], 2021, the record date for the special meeting, this would amount to approximately $[•] per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of Churchill Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.
The business combination will not be consummated if Churchill has net tangible assets of less than $5,000,001 after taking into account holders of public shares that have properly demanded redemption of their shares for cash.
Holders of Churchill warrants will not have redemption rights with respect to such securities.
Appraisal Rights
Churchill stockholders, Churchill unitholders and Churchill warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Churchill has engaged Mackenzie Partners, Inc. (“Mackenzie”) to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Churchill Stockholders — Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Churchill Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, those of Churchill stockholders generally. In particular:
•
If the Transactions or another business combination are not consummated by August 3, 2022 (or November 3, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by August 3, 2022), Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 51,750,000 initial shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share on the NYSE on [•], 2021, the record date for the special meeting. Such founder shares are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal — Sponsor Agreement.”

•
The Sponsor purchased an aggregate of 42,850,000 private placement warrants from Churchill for an aggregate purchase price of $ 42,850,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Churchill IPO. A portion of the proceeds Churchill received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per warrant on the NYSE on [•], 2021, the record date for the special meeting. The private placement warrants will become worthless if Churchill does not consummate a business combination by August 3, 2022 (or November 3, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by August 3, 2022). Such private placement warrants are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal — Sponsor Agreement.”

•
Glenn R. August will become a director of the post-combination company after the closing of the Transactions. As such, in the future Mr. August will receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•
If Churchill is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, on the other hand, Churchill will be liable for all such claims.

•
Churchill’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations and with respect to the PIPE Investment. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $375,000 in the aggregate. However, if Churchill fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•
The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
On February 22, 2021, Churchill issued the Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Merger. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

•
Andrew Liveris is the Chairman of Lucid’s board of directors and an operating partner of the Sponsor. Mr. Liveris also has an economic interest in shares of Churchill’s common stock and warrants to purchase shares of Churchill’s common stock through his ownership of membership interests in the Sponsor. For more information, see the section entitled “Beneficial Ownership of Securities.”

Board of Directors following the Business Combination
Upon consummation of the Transactions, nine directors will be elected to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
Opinion of Churchill’s Financial Advisor
Churchill retained Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) as its financial advisor in connection a potential business combination involving Churchill and Lucid. In connection with the Merger, Guggenheim Securities rendered an opinion to the Churchill Board to the effect that, as of February 22, 2021, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration in connection with the Merger was fair, from a financial point of view, to Churchill. The full text of Guggenheim Securities’ written opinion, which is attached as Annex I to this proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.
Guggenheim Securities’ opinion was provided to the Churchill Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Churchill Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement/prospectus constitute advice or a recommendation to any holder of Churchill’s common stock as to how to vote or act in connection with the Merger or otherwise (including whether or not holders of Churchill’s Class A common stock should redeem their shares). Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement, the PIPE Investment, the Sponsor Agreement, the Investor Rights Agreement, the Company Voting and Support Agreement, or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or any financing or other transactions related thereto.
For a description of the opinion that the Churchill Board received from Guggenheim Securities, see “Proposal No. 1 — The Business Combination Proposal — Opinion of Churchill’s Financial Advisor.”

Recommendation to Stockholders
The Churchill Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Churchill’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.
When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting.
Conditions to the Closing of the Business Combination
General Conditions
Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal, as described in this proxy statement/prospectus.
In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:
•
the early termination or expiration of the waiting period under the HSR Act (the waiting period expired at 11:59 pm Eastern Time on April 7, 2021);

•
no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation that is in effect and enjoins or prohibits the consummation of the Transactions;

•
Churchill having at least $5,000,001 of net tangible assets remaining after redemptions by Churchill stockholders;

•
the approval by Lucid’s existing shareholders being obtained;

•
the shares of common stock have been listed on the NYSE or other stock exchange mutually agreed between Churchill and Lucid and be eligible for continued listing on such stock exchange immediately following the Closing;

•
the registration statement contemplated under the Merger Agreement has become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such order has been threatened or initiated;

•
the delivery by each of Lucid and Churchill to the other of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the Merger Agreement required to be complied with by such party prior to the Closing.

Churchill’s Conditions to Closing
The obligations of Churchill and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Lucid (subject to customary bring-down standards); and

•
the covenants of Lucid having been performed in all material respects.

Lucid’s Conditions to Closing
The obligations of Lucid to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Churchill and Merger Sub (subject to customary bring-down standards);

•
the covenants of Churchill and Merger Sub having been performed in all material respects;

•
there being at least $2,800,000,000 of Available Closing SPAC Cash (as defined in the Merger Agreement); and

•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that Lucid is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Emerging Growth Company
Churchill is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statement/prospectus, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Churchill’s securities less attractive as a result, there may be a less active trading market for Churchill’s securities and the prices of its securities may be more volatile.
Churchill will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the Churchill IPO, (b) in which Churchill has total annual gross revenue of at least $1.07 billion, or (c) in which Churchill is deemed to be a large accelerated filer, which means the market value of Churchill’s common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Churchill has issued more than $1.00 billion in non-convertible debt during the prior three-year period.
Controlled Company Exemption
Upon the completion of the Transactions, Lucid’s majority shareholder, Ayar, will hold 62.6% of Lucid Group Common Stock, assuming that no public stockholders exercise their redemption rights in connection with the Transactions and subject to certain other assumptions as set forth under “Beneficial Ownership of Securities.” As a result, Lucid Group will be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for exemptions from certain corporate governance requirements. The stockholders of Lucid Group will not have the same protections afforded to stockholders of companies that are subject to such requirements. Please see the section entitled “Management After the Business Combination — Controlled Company Exemption.” Ayar will also have the ability to nominate five of the nine directors to the Lucid Group board of directors.
Tax Consequences of the Business Combination
For a description of certain U.S. federal income tax consequences of the Transactions and the exercise of redemption rights, please see the information set forth in “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Redemption to Churchill Stockholders.”
Expected Accounting Treatment of the Transactions
We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group. See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Expected Accounting Treatment of the Transactions.”
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time.
On March 8, 2021, Churchill and Lucid filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. The waiting period under the HSR Act expired at 11:59 pm (Eastern Time) on April 7, 2021.
At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither Churchill nor Lucid is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Matters
On March 3, 2021, Richard Hofman, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the Superior Court of the State of California against Churchill, Lucid, and other unnamed defendants. The complaint alleged claims for fraud, negligent misrepresentation, and false advertising and unfair business practices in connection with allegedly false and misleading statements and omissions in Churchill’s public filings, concerning the proposed merger between Churchill and Lucid. The complaint sought injunctive relief, as well as compensatory and punitive damages. On March 8, 2021, plaintiff filed an ex parte application for a temporary restraining order and preliminary injunction, which Churchill opposed and the court denied on March 10, 2021. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Churchill stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against Churchill, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages.
On April 18, 2021, Randy Phillips, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the United States District Court for the Northern District of Alabama against Churchill, Atieva, Inc. (doing business as Lucid), Michael Klein, Jay Taragin, and Peter Rawlinson. The complaint alleges claims for violations of the federal securities laws under Section

10(b) and Section 20(a) of the Exchange Act in connection with allegedly false and misleading statements and omissions concerning Lucid's business plans and prospects, as well as the proposed merger between Churchill and Lucid. The complaint seeks compensatory and punitive damages.
Risk Factors
In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to the following:
•
The ongoing COVID-19 pandemic has adversely affected Lucid’s business, results of operations and financial condition.

•
Lucid’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

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Lucid has incurred net losses each year since its inception and expects to incur increasing expenses and substantial losses for the foreseeable future.

•
Lucid may be unable to adequately control the substantial costs associated with its operations.

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Lucid has received only a limited number of reservations for the Lucid Air, all of which may be cancelled.

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Lucid’s operating and financial results forecast relies in large part upon assumptions and analyses developed by it. If these assumptions or analyses prove to be incorrect, Lucid’s actual results of operations may be materially different from its forecasted results.

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The automotive industry has significant barriers to entry that Lucid must overcome in order to manufacture and sell electric vehicles at scale.

•
The automotive market is highly competitive, and Lucid may not be successful in competing in this industry.

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Lucid will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

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Lucid will not have a third-party retail product distribution network.

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Lucid has experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the Lucid Air, which could harm its business and prospects.

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If Lucid’s vehicles fail to perform as expected, its ability to develop, market and sell or lease its products could be harmed.

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Lucid faces challenges providing charging solutions for its vehicles.

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Lucid has no experience servicing its vehicles and their integrated software. If Lucid or its partners are unable to adequately service its vehicles, Lucid’s business, prospects, financial condition and results of operations may be materially and adversely affected.

•
Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect Lucid’s business, prospects, financial condition and results of operations.

•
Lucid has no experience to date in high volume manufacture of its vehicles.

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If Lucid fails to successfully tool its manufacturing facilities or if its manufacturing facilities become inoperable, it will be unable to produce its vehicles and its business will be harmed.

•
Lucid’s ability to start production and its future growth depend upon its ability to maintain relationships with its existing suppliers and source suppliers for its critical components, and to complete building out its supply chain, while effectively managing the risks due to such relationships.

•
Lucid is dependent on its suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of Lucid’s products according to its schedule and at prices, quality levels and volumes acceptable to Lucid, or Lucid’s inability to efficiently manage these components, could have a material adverse effect on Lucid’s results of operations and financial condition.
•
Lucid may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Lucid fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

•
Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm Lucid’s business.

•
Any unauthorized control, manipulation, interruption or compromise of or access to Lucid’s products or information technology systems could result in loss of confidence in Lucid and its products, harm Lucid’s business and materially adversely affect its financial performance, results of operations or prospects.

•
The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair Lucid’s ability to expand its business.

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Lucid is highly dependent on the services of Peter Rawlinson, its Chief Executive Officer and Chief Technology Officer.

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Lucid is subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm its business and results of operations.

•
Lucid may face regulatory limitations on its ability to sell vehicles directly, which could materially and adversely affect its ability to sell its vehicles.

•
Lucid may fail to adequately obtain, maintain, enforce and protect its intellectual property and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If Lucid is unsuccessful in any of the foregoing, its competitive position could be harmed and it could be required to incur significant expenses to enforce its rights.

•
Lucid will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

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Lucid has identified material weaknesses in its internal control over financial reporting. If Lucid is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, Lucid may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Lucid Group and the value of Lucid Group’s common stock.

•
Following the business combination, Lucid Group will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. Lucid Group’s stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.

•
The Sponsor, certain members of the Churchill Board and certain Churchill officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

•
Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•
The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. It has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

•
If Churchill is unable to complete the Transactions or another initial business combination by August 3, 2022 (or November 3, 2022, if Churchill has an executed letter of intent, agreement in principle or definitive agreement for a business combination by August 3, 2022) Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, third parties may bring claims against Churchill and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

•
Churchill’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of Churchill’s Class A common stock as consideration in the business combination and the PIPE Investment. Having a minority share position may reduce the influence that Churchill’s current stockholders have on the management of Churchill.

•
The Sponsor, Ayar and the PIPE Investors will beneficially own a significant equity interest in Churchill and may take actions that conflict with your interests.

•
Churchill and Lucid have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Churchill if the business combination is not completed.

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Even if Churchill consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of Churchill’s warrants may be amended.

•
Churchill and Lucid will be subject to business uncertainties and contractual restrictions while the business combination is pending.

•
If Churchill’s due diligence investigation of the Lucid business was inadequate, then stockholders of Churchill following the business combination could lose some or all of their investment.

•
A market for Lucid Group’s securities may not continue, which would adversely affect the liquidity and price of Lucid Group’s securities.

•
Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Sources and Uses of Funds for the Transactions
The following table summarizes the sources and uses for funding the Transactions. These figures assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions and (ii) that Lucid Group issues 1,178,126,508 shares of Lucid Group Common Stock to the Lucid shareholders and reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs as part of the Merger Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.
Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	2,070.1	Cash to balance sheet(4)	4,402.1
PIPE Investment(2)	2,500.0	Transaction expenses(5)	168.0
Lucid Shareholders(3)	12,150.0	Lucid Shareholders(3)	12,150.0
Total sources	16,720.1	Total uses	16,720.1

(1)
Calculated as of December 31, 2020.

(2)
Reflects the proceeds of $2,500.0 million from the sale and issuance of 166,666,667 shares of Lucid

Group Common Stock, of which Ayar has agreed to purchase 13,333,333 of such shares, at a purchase price of $15.00 per share pursuant to the PIPE Subscription Agreements in connection with the PIPE Investment.
(3)
Based on the fixed equity value of $11,750.0 million plus the assumed $400.0 million in net cash held by Lucid as of two business days prior to the Closing Date.

(4)
If we assume redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at an assumed redemption price of approximately $10.00 per share based on trust account figures as of December 31, 2020, which is the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation”, we expect to still satisfy the Available Closing SPAC Cash condition required to consummate the Transactions of at least $2,800.0 million, after giving effect to the proceeds from the PIPE Investment and before giving effect to the payment of deferred underwriting commission and estimated transaction expenses.

(5)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $168.0 million incurred by Churchill and Lucid prior to, or concurrent with, the Closing, including the deferred underwriting fees related to the Churchill IPO.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHURCHILL
The selected historical statement of operations data of Churchill for the period from April 30, 2020 (date of inception) to December 31, 2020 and the balance sheet data as of December 31, 2020 are derived from Churchill’s audited annual financial statements (as restated) included elsewhere in this proxy statement/prospectus.
Churchill’s historical results (as restated) are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with Churchill’s financial statements and the accompanying notes (as restated) included elsewhere in this proxy statement/prospectus, the information in the section entitled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.
Churchill is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Transactions.
Statement of Operations Data (in thousands, except share and per share data)	For the Period Between April 30, 2020 (Inception) to December 31, 2020 (As Restated)
Formation and operating costs	$2,976
Loss from operations	(2,976)
Change in fair value of warrant liability	(58,779)
Transaction costs	(2,168)
Interest earned on marketable securities held in Trust Account	531
Unrealized loss on marketable securities held in Trust Account	5
Other expense, net	(60,411)
Loss before provision for income taxes	(60,387)
Provision for income taxes	(81)
Net loss	(63,468)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding, non-redeemable common stock	62,139,948
Basic and diluted net loss non-redeemable per common share	$(1.02)
Balance Sheet Data (in thousands)	As of December 31, 2020
Cash and marketable securities held in trust account	$2,070,086
Total assets	2,074,617
Total liabilities	216,179
Class A common stock subject to possible redemption	1,853,438
Total stockholders' equity(1)	$5,000

(1)
Excludes an aggregate of 185,343,777 shares subject to possible redemption as of December 31, 2020.

SELECTED HISTORICAL FINANCIAL INFORMATION OF LUCID
The selected historical consolidated statements of operations data of Lucid for the years ended December 31, 2020 and 2019 and the selected historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Lucid’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Lucid’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical consolidated financial data set forth below together with Lucid’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, the information in the section entitled “Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.
Lucid is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Transactions.
Statement of Operations Data (in thousands)	Year Ended December 31,
	2020	2019
Revenue	$3,976	$4,590
Cost of revenue	3,070	3,926
Gross profit	906	664
Operating expenses:
Research and development	511,110	220,223
Sales, general and administrative	89,023	38,375
Total operating expenses	600,133	258,598
Loss from operations	(599,227)	(257,934)
Other income (expense), net
Change in fair value of forward contract	(118,382)	(15,053)
Change in fair value of convertible preferred share warrant liability	(1,205)	(406)
Interest expense	(64)	(8,547)
Other income (expense)	(690)	4,606
Total other income (expense), net	(120,341)	(19,400)
Loss before provision for income taxes	(719,568)	(277,334)
Provision for income taxes	(188)	23
Net loss and comprehensive loss	(719,380)	(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders.	$(705,596)	$(269,422)
Net loss attributable to shareholders (in thousands, except per share data)	Year Ended December 31,
	2020	2019
Net loss attributable to common shareholders – basic and diluted	$(705,596)	$(269,422)
Weighted-average shares used in computing loss per share attributable to common shareholders – basic and diluted	9,389,540	7,789,421
Net loss per share attributable to common shareholders – basic and diluted	$(75.15)	$(34.59)

Balance Sheet Data (in thousands)	As of December 31,
	2020	2019
Total assets	$1,402,681	$579,602
Total liabilities	227,382	126,672
Total convertible preferred shares	2,494,076	1,074,010
Total shareholders' deficit	$(1,318,777)	$(621,080)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Transactions and the other events described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Transactions are expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.
The selected unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives pro forma effect to the Transactions and the other events as if consummated on December 31, 2020. The selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 give effect to the Transactions and the other events as if consummated on January 1, 2020, the beginning of the earliest period presented.
The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X of Lucid Group appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of Churchill (as restated) and Lucid for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Lucid Group’s financial position or results of operations actually would have been had the Transactions and the other events been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the future financial position or operating results of Lucid Group.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Churchill’s public stockholders of shares of Churchill’s Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:
•
Assuming No Redemptions — this scenario assumes that no public stockholders of Churchill exercise their redemption rights with respect to their public shares of Churchill’s Class A common stock for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions — this scenario assumes that 177,008,601 public shares of Churchill’s Class A common stock are redeemed for an aggregate payment of $1,770.1 million, which is derived from the number of shares that could be redeemed in connection with the Transactions at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020 and still satisfy the Available Closing SPAC Cash condition required to consummate the Transactions of at least $2,800.0 million, after giving effect to the proceeds from the PIPE Investment and before giving effect to the payment of the estimated transaction costs incurred in connection with the Transactions of $168.0 million, including deferred underwriting commissions from the Churchill IPO.

The following summarizes the pro forma Lucid Group Common Stock issued and outstanding immediately after the Transactions, presented under the two assumed redemption scenarios:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(4)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Lucid shareholders(1)	1,178,126,508	73.5%	1,178,126,508	82.6%
Churchill Sponsor(2)	51,750,000	3.2%	51,750,000	3.6%
Churchill public stockholders	207,000,000	12.9%	29,991,399	2.1%
PIPE Investors(3)	166,666,667	10.4%	166,666,667	11.7%
Total	1,603,543,175	100.0%	1,426,534,574	100.0%

(1)
Excludes an estimated 103,795,032 shares of Lucid Group Common Stock to be reserved for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs.

(2)
The 51,750,000 shares beneficially owned by the Sponsor is inclusive of the 17,250,000 Sponsor Earnback Shares, which will be restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

(3)
Reflects the sale and issuance of 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.

(4)
Assumes maximum redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of December 31, 2020.

See the subsection entitled “Summary of the Proxy Statement/Prospectus —  Impact of the Business Combination on Lucid Group’s Public Float” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2020 (in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Cash	$5,622,641	$3,852,555
Total assets	$6,411,848	$4,641,762
Total liabilities	$307,998	$307,998
Total stockholders’ equity	$6,103,850	$4,333,764
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2020 (in thousands, except per share data)
Revenue	$3,976	$3,976
Net loss attributable to common stockholders	$(1,188,745)	$(1,188,745)
Net loss per share attributable to common stockholders – basic and diluted	$(0.94)	$(1.09)
Weighted-average shares outstanding – basic and diluted	1,266,848,034	1,089,839,433

COMPARATIVE PER SHARE INFORMATION
The comparative per share information sets forth summary historical per share information for Churchill and Lucid and unaudited pro forma condensed combined per share information after giving effect to the Transactions, presented under the two assumed redemption scenarios as follows:
•
Assuming No Redemptions — this scenario assumes that no public stockholders of Churchill exercise their redemption rights with respect to their public shares of Churchill’s Class A common stock for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions — this scenario assumes that 177,008,601 public shares of Churchill’s Class A common stock are redeemed for an aggregate payment of $1,770.1 million, which is derived from the number of shares that could be redeemed in connection with the Transactions at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020 and still satisfy the Available Closing SPAC Cash condition required to consummate the Transactions of at least $2,800.0 million, after giving effect to the proceeds from the PIPE Investment and before giving effect to the payment of the estimated transaction costs incurred in connection with the Transactions of $168.0 million, including deferred underwriting commissions from the Churchill IPO.

The selected unaudited pro forma condensed combined book value information as of December 31, 2020 gives pro forma effect to the Transactions and the other events as if consummated on December 31, 2020. The selected unaudited pro forma condensed combined net loss per share and weighted average shares outstanding information for the year ended December 31, 2020 gives pro forma effect to the Transactions and the other events as if consummated on January 1, 2020, the beginning of the earliest period presented.
This information is only a summary and should be read in conjunction with the historical financial statements and accompanying notes of Churchill (as restated) and Lucid included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of Churchill and Lucid is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Churchill and Lucid would have been had the companies been combined during the periods presented.
Churchill is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Transactions.
			Pro Forma Combined		Lucid Equivalent Pro Forma Per Share(3)
As of and for the year ended December 31, 2020(1)	Churchill (Historical) (As Restated)	Lucid (Historical)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
Book value per share(2)	$0.07	$(121.11)	$3.81	$3.04	$9.95	$7.94
Net loss per share – basic and diluted	—	$(75.15)	$(0.94)	$(1.09)	$(2.45)	$(2.85)
Weighted average shares outstanding – basic and diluted	—	9,389,540	1,266,848,034	1,089,839,433	—	—
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$—	—	—	—	—	—
Weighted average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	188,268,610	—	—	—	—	—
Net loss per share, non-redeemable common stock – basic and diluted	$(1.02)	—	—	—	—	—
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	62,139,948	—	—	—	—	—

(1)
There were no cash dividends declared in the period presented.

(2)
Book value per share is calculated as (a) total shareholders’ equity (deficit) classified in permanent equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity. Churchill’s historical book value per share calculation is based on all shares issued and outstanding related to Churchill’s Class A and Class B common stock classified in permanent equity and excludes Churchill’s Class A common stock subject to possible redemption not classified in permanent equity. Lucid’s historical book value per share calculation is based on all shares issued and outstanding related to Lucid Common Shares classified in permanent equity and excludes all Lucid Preferred Shares, which are all subject to possible redemption and not classified in permanent equity. Lucid Group’s pro forma combined book value per share is based on all shares of Lucid Group Common Stock to be issued and outstanding on a pro forma combined basis immediately after the Transactions under the no redemptions and maximum redemptions scenarios, respectively.

(3)
The equivalent pro forma basic and diluted per share data for Lucid is calculated by multiplying the pro forma combined per share data by the Exchange Ratio of 2.613, which has been determined in accordance with the Merger Agreement and assumes Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes statements that express Churchill’s and Lucid’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Lucid operates, including estimates and forecasts of financial and operational metrics, projections of market opportunity, market share and product sales, expectations and timing related to commercial product launches, including the start of production and launch of the Lucid Air and any future products, the performance, range, autonomous driving and other features of the Lucid Air, future market opportunities, including with respect to energy storage systems and automotive partnerships, future manufacturing capabilities and facilities, future sales channels and strategies, future market launches and expansion and the potential success of Lucid’s go-to-market strategy. Such forward-looking statements are based on available current market material and Churchill’s and Lucid’s current expectations, beliefs and forecasts concerning future developments and their potential effects on the Transactions, Lucid and Churchill. Factors that may impact such forward-looking statements include:
•
changes in domestic and foreign business, market, financial, political and legal conditions;

•
the inability of the parties to successfully or timely consummate the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Lucid Group or the expected benefits of the proposed transactions or that the approval of the shareholders of Churchill or Lucid is not obtained;

•
the outcome of any legal proceedings that may be instituted against Lucid or Churchill following announcement of the proposed transactions;

•
failure to realize the anticipated benefits of the proposed transactions;

•
risks relating to the uncertainty of the projected financial information with respect to Lucid, including conversion of reservations into binding orders;

•
risks related to the timing of expected business milestones and commercial launch, including Lucid’s ability to mass produce the Lucid Air and complete the tooling of its manufacturing facility;

•
risks related to the expansion of Lucid’s manufacturing facility and the increase of Lucid’s production capacity;

•
risks related to future market adoption of Lucid’s offerings;

•
the effects of competition and the pace and depth of electric vehicle adoption generally on Lucid’s future business;

•
changes in regulatory requirements, governmental incentives and fuel and energy prices;

•
Lucid’s ability to rapidly innovate;

•
Lucid’s ability to deliver Environmental Protection Agency (“EPA”) estimated driving ranges that match or exceed its pre-production projected driving ranges;

•
future changes to vehicle specifications which may impact performance, pricing, and other expectations;

•
Lucid’s ability to enter into or maintain partnerships with original equipment manufacturers, vendors and technology providers;

•
Lucid’s ability to effectively manage its growth and recruit and retain key employees, including its chief executive officer and executive team;

•
Lucid’s ability to establish its brand and capture additional market share, and the risks associated with negative press or reputational harm;

•
Lucid’s ability to manage expenses;

•
Lucid’s ability to effectively utilize zero emission vehicle credits and obtain and utilize certain tax and other incentives;

•
the amount of redemption requests made by Churchill’s public stockholders;

•
the ability of Churchill or Lucid Group to issue equity or equity-linked securities in connection with the proposed transactions or in the future;

•
the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•
the impact of the global COVID-19 pandemic on Lucid, Churchill, Lucid Group’s projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks;

•
other factors disclosed in this proxy statement/prospectus; and

•
those factors discussed in Churchill’s Annual Report on Form 10-K/A under the heading “Risk Factors,” and other documents of Churchill filed, or to be filed, with the SEC.

There can be no assurance that future developments affecting Churchill and/or Lucid will be those that Churchill or Lucid has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either Churchill’s or Lucid’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Churchill and Lucid will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before a stockholder grants its proxy or instructs how its vote should be cast or votes on the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Churchill and Lucid.

RISK FACTORS
Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of Lucid and will also apply to the business and operations of Lucid Group following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of Lucid Group. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Churchill or Lucid may face additional risks and uncertainties that are not presently known to us or Lucid, or that we or Lucid currently deem immaterial, which may also impair our or Lucid’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Lucid’s Business and Operations Following the Business Combination
Risks Related to Lucid’s Business and Industry
The ongoing COVID-19 pandemic has adversely affected Lucid’s business, results of operations and financial condition.
The ongoing COVID-19 pandemic poses risks to Lucid’s business, including through its impact on general economic conditions; manufacturing and supply chain operations; stay-at-home orders; and global financial markets. The pandemic’s impact on economic conditions has led to a global decrease in vehicle sales in markets around the world. Its continued impact on the economy, even after the pandemic has subsided, could lead consumers to further reduce spending, delay purchases of Lucid’s vehicles, or cancel their refundable deposits for Lucid’s vehicles. Because of Lucid’s premium brand positioning and pricing, an economic downturn is likely to have a heightened adverse effect on it, compared to many of its electric vehicle and traditional automotive industry competitors, to the extent that consumer demand for luxury goods is reduced in favor of lower-priced alternatives. Any economic recession or other downturn could also cause logistical challenges and other operational risks if any of Lucid’s suppliers, sub-suppliers or partners become insolvent or are otherwise unable to continue their operations. Further, the immediate or prolonged effects of the COVID-19 pandemic could significantly affect government finances and, accordingly, the continued availability of incentives related to electric vehicle purchases and other governmental support programs.
The spread of COVID-19 has also periodically disrupted the manufacturing operations of other vehicle manufacturers and their suppliers. Any such disruptions to Lucid or to its suppliers could result in delays to Lucid’s plans to begin commercial production of its first vehicle, the Lucid Air sedan, in the second half of 2021, and could negatively affect its production volume. Lucid’s manufacturing operations at a limited number of facilities in Casa Grande, Arizona concentrate these risks.
The pandemic has resulted in the imposition of travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns, which have contributed to delays in the anticipated production schedule of the Lucid Air. These measures pose numerous operational risks and logistical challenges to Lucid’s business. For example, Lucid may be required to limit the number of employees and contractors at its manufacturing facilities in Casa Grande, Arizona, which could cause further delays in tooling efforts or in the production schedule of the Lucid Air. In addition, regional, national and international travel restrictions have resulted in adverse impacts to Lucid’s supply chain. For example, in certain instances, international travel restrictions have prevented Lucid supply quality engineers from conducting in-person visits and parts production quality engineering with international suppliers, which has lengthened the time required to finalize and secure certain components of the Lucid Air. Further, Lucid’s sales and marketing activities have been, and may in the future be, adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences, and Lucid’s planned construction and opening of its Lucid Studio sales and service facilities in key markets has been delayed. The transition of some of

Lucid’s personnel to a mostly remote workforce has also increased demand on its information technology resources and systems and increased data privacy and cybersecurity risks. These restrictive measures could be in place for a significant period of time and may be reinstituted or replaced with more burdensome restrictions if conditions deteriorate, which could adversely affect Lucid’s start-up, manufacturing and sales and distribution plans and timelines.
In addition, the COVID-19 pandemic has resulted in extreme volatility in the global financial markets, which could increase Lucid’s cost of capital or limit its ability to access financing when it needs it.
The severity, magnitude and duration of the COVID-19 pandemic and its economic and regulatory consequences are rapidly changing and uncertain. Accordingly, Lucid cannot predict the ultimate impact of the COVID-19 pandemic on its business, financial condition and results of operations.
Lucid’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.
Lucid is an early-stage company with a limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, Lucid has not yet released a commercially available vehicle, and it has no experience manufacturing or selling a commercial product at scale. Because Lucid has yet to generate revenue from the sale of electric vehicles, and as a result of the capital-intensive nature of its business, Lucid expects to continue to incur substantial operating losses for the foreseeable future.
Lucid has encountered and expects to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to its ability to, among other things:
•
successfully launch commercial production and sales of the Lucid Air on the timing and with the specifications Lucid had planned;

•
hire, integrate and retain professional and technical talent, including key members of management;

•
continue to make significant investments in research, development, manufacturing, marketing and sales;

•
successfully obtain, maintain, protect and enforce its intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;

•
build a well-recognized and respected brand;

•
establish and refine its commercial manufacturing capabilities and distribution infrastructure;

•
establish and maintain satisfactory arrangements with third-party suppliers;

•
establish and expand a customer base;

•
navigate an evolving and complex regulatory environment;

•
anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•
successfully design, build, manufacture and market new models of electric vehicles to follow the Lucid Air.

Lucid has incurred net losses each year since its inception and expects to incur increasing expenses and substantial losses for the foreseeable future.
Lucid has incurred net losses each year since its inception, including net losses of approximately $719 million in 2020. As of December 31, 2020, Lucid’s accumulated deficit was approximately $1,357 million. Lucid expects to continue to incur substantial losses and increasing expenses in the foreseeable future as it:
•
continues to design and develop and begins to manufacture its vehicles;

•
equips and expands its manufacturing facilities to produce its vehicles in Arizona, and potentially in international locations;

•
builds up inventories of parts and components for its vehicles;

•
manufactures an available inventory of its vehicles;

•
develops and deploys vehicle charging partnerships;

•
expands its design, research, development, maintenance and repair capabilities;

•
increases its sales and marketing activities and develops its distribution infrastructure; and

•
expands its general and administrative functions to support its growing operations and status as a public company.

If Lucid’s product development or commercialization is delayed, Lucid’s costs and expenses may be significantly higher than it currently expects. Because Lucid will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Lucid expects its losses in future periods will be significant. Lucid’s ability to generate product revenues will depend on its ability to finalize and begin commercial production of the Lucid Air, which it does not expect will occur until the second half of 2021, and Lucid may never achieve profitability.
Lucid may be unable to adequately control the substantial costs associated with its operations.
Lucid will require significant capital to develop and grow its business. Lucid has incurred and expects to continue to incur significant expenses, including leases, sales and distribution expenses as its builds its brand and markets its vehicles; expenses relating to developing and manufacturing its vehicles, tooling and expanding its manufacturing facilities; research and development expenses (including expenses related to the development of the Lucid Air, the Project Gravity SUV and other future products), raw material procurement costs; and general and administrative expenses as it scales its operations and incurs the costs of being a public company. In addition, Lucid expects to incur significant costs servicing and maintaining customers’ vehicles, including establishing its service operations and facilities. As a company, Lucid does not have experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than Lucid currently anticipates. In addition, any delays in the start of production, obtaining necessary equipment or supplies, expansion of Lucid’s manufacturing facilities, or the procurement of permits and licenses relating to Lucid’s expected manufacturing, sales and distribution model could significantly increase Lucid’s expenses. In such event, Lucid could be required to seek additional financing earlier than it expects, and such financing may not be available on commercially reasonable terms, or at all.
In the longer term, Lucid’s ability to become profitable in the future will depend on its ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve its expected margins. If Lucid is unable to cost-efficiently design, manufacture, market, sell, distribute and service its vehicles, its margins, profitability and prospects would be materially and adversely affected.
Lucid has received only a limited number of reservations for the Lucid Air, all of which may be cancelled.
As of February 28, 2021, Lucid had reservations for more than 8,000 units of its first vehicle, the Lucid Air, with fully refundable deposits. Lucid’s customers may cancel their reservations without penalty and for any reason until they place an order for their vehicle. In addition, any further delays in the expected start of production of the Lucid Air could result in significant customer cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final purchase, delivery and sale or lease of vehicles. Accordingly, the number of reservations has significant limitations as a measure of demand for Lucid’s vehicles or for future vehicle sales. If Lucid encounters delays in the start of production of the Lucid Air that further lengthen wait times, a significant number of reservations may be cancelled.
Lucid’s operating and financial results forecast relies in large part upon assumptions and analyses developed by it. If these assumptions or analyses prove to be incorrect, Lucid’s actual results of operations may be materially different from its forecasted results.
The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflects Lucid’s current estimates of future performance and incorporates certain financial and operational assumptions. In particular, such projections incorporate assumptions relating to sales volumes and revenue, which could be significantly impacted by economic events and consumer demand for Lucid vehicles; Lucid’s expectation to sell vehicles internationally, which could be impacted by trade policies, regulatory constraints and other factors; projected growth in the luxury vehicle market; Lucid’s ability to develop a sales/distribution network; and Lucid’s ability to start and scale production of its electric vehicles, and introduce new models, on the timeline and at the quantities planned. In addition, the projected financial and operating information incorporates assumptions about Lucid’s ability to maintain an effective cost structure, which could be impacted by the prices of commodities and other inputs, wage inflation and numerous other factors, as well as Lucid’s ability to access or develop localized supply chains in regions where it establishes manufacturing operations and manage international supply chain and logistics costs. These assumptions are preliminary and there can be no assurance that the actual results upon which Lucid’s assumptions are based will be in line with its expectations. As an early-stage company in a rapidly evolving industry, Lucid has limited data on which to base its projections of its future performance, and Lucid has limited experience forecasting its future results. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. In addition, Lucid’s projections assume that Lucid will be able to complete its planned phased manufacturing build-out and that there will be no significant issues or defects related to the construction of its facilities through each phase of its planned phased manufacturing build-out that would require major repair or remediation. Any such repair or remediation could materially limit Lucid’s ability to achieve its production and sales projections. For example, if repair or remediation efforts require Lucid to take vehicle production offline, delay implementation of its planned phased manufacturing build-out, or construct alternate manufacturing facilities, such idling, delay or construction could adversely affect Lucid’s manufacturing capacity, its ability to start production of the Project Gravity SUV or other future vehicles, and its ability to timely sell and deliver such vehicles to customers. In addition, any repair or remediation efforts may impose substantial costs that differ materially from Lucid’s cost projections. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. Whether actual operating and financial results and business developments will be consistent with Lucid’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside of Lucid’s control, including, but not limited to, the risks and uncertainties described elsewhere in this section. If Lucid fails to meet its own financial or operating forecasts or those of securities analysts, the value of Lucid’s common stock could be significantly and adversely affected.
The automotive industry has significant barriers to entry that Lucid must overcome in order to manufacture and sell electric vehicles at scale.
The automobile industry is characterized by significant barriers to entry, including large capital requirements, investment costs of designing, manufacturing, and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, and the need to establish sales and service locations. Since Lucid is focused on the design of electric vehicles, it faces a variety of added challenges to entry that a traditional automobile manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional gasoline engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric vehicles. While Lucid has developed prototypes of its electric sedan and has completed the first phase of construction of its commercial manufacturing facility in Casa Grande, Arizona, it has not finished tooling all production lines at its Casa Grande facilities, finalized the design and specifications of the Lucid Air or begun commercial manufacturing processes for the Lucid Air. If Lucid is not able to overcome these barriers, its business, prospects, results of operations and financial condition will be negatively impacted, and its ability to grow its business will be harmed.
The automotive market is highly competitive, and Lucid may not be successful in competing in this industry.
The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and Lucid expects it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. Lucid expects additional companies to enter this market within the next several years. Electric vehicle manufacturers with which Lucid competes include Tesla as well as an increasing number of U.S.-based and international entrants, many of which have announced plans to begin selling their own electric vehicles in 2021 or 2022. Lucid also competes with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. Lucid also expects to compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of Lucid’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Lucid does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than Lucid does. Lucid’s competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than it does. Lucid expects competition in its industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies, and consolidation in the worldwide automotive industry. Lucid’s ability to successfully compete in its industry will be fundamental to its future success in existing and new markets. There can be no assurance that Lucid will be able to compete successfully in its markets.
Lucid will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.
Lucid will initially depend on revenue generated from a single vehicle model, the Lucid Air, and in the foreseeable future will be significantly dependent on a single or limited number of models. Although Lucid has other vehicle models on its product roadmap, it currently does not expect to introduce another vehicle model for sale until 2023. Lucid expects to rely on sales from the Lucid Air, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the Lucid Air is delayed or reduced, or if the Lucid Air is not well-received by the market for any reason, Lucid’s revenue and cash flow would be adversely affected, it may need to seek additional financing earlier than it expects, and such financing may not be available to it on commercially reasonable terms, or at all.
Lucid will not have a third-party retail product distribution network.
Third-party dealer networks are the traditional method of vehicle sales distribution. Because Lucid plans to sell directly to consumers, it will not have a traditional dealer product distribution network. Lucid does not have experience distributing directly to consumers, and it expects that the building of an in-house sales and marketing function, including a physical sales and marketing footprint via its Lucid Studios, will be expensive and time consuming. If Lucid’s lack of a traditional dealer distribution network results in lost opportunities to generate sales, it could limit its ability to grow. Moreover, Lucid’s plans to sell directly to consumers may be limited by regulatory constraints. To the extent Lucid is unable to successfully execute on such plans, it may be required to develop a third-party dealer distribution network, which may prove costly, time-consuming or ineffective. If Lucid’s use of an in-house sales and marketing team is not effective, its results of operations and financial conditions could be adversely affected.
Lucid’s sales will depend in part on its ability to establish and maintain confidence in its long-term business prospects among consumers, analysts and others within its industry.
Consumers may be less likely to purchase Lucid’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Lucid if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow its business, Lucid must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to its liquidity and long-term business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including Lucid’s limited operating history, others’ unfamiliarity with its products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and

Lucid’s production and sales performance compared with market expectations. Many of these factors are largely outside of Lucid’s control, and any negative perceptions about Lucid’s long-term business prospects, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future. In addition, as discussed above, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including Lucid, and further challenging customer, supplier and analyst confidence in Lucid’s long-term prospects.
Lucid’s ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.
Lucid is only developing electric vehicles and, accordingly, its ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as Lucid expects or develops more slowly than it expects, or if there is a decrease in consumer demand for electric vehicles, Lucid’s business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and Lucid’s electric vehicles in particular.
In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect Lucid’s business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose Lucid to increased volatility, especially as it expands and adjusts its operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact Lucid as a new entrant in an industry that has globally been experiencing a recent decline in sales.
Other factors that may influence the adoption of electric vehicles include:
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perceptions about electric vehicle quality, safety, design, performance and cost;

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perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

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perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

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concerns about electric grid capacity and reliability;

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perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

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the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;

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improvements in the fuel economy of the internal combustion engine;

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the quality and availability of service for electric vehicles, especially in international markets;

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volatility in the cost of oil and gasoline;

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government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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access to charging stations and cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

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macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or Lucid’s electric vehicles in particular, either of which would materially and adversely affect its business, results of operations, financial condition and prospects.
Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for Lucid’s vehicles.
Lucid may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Lucid’s business and prospects in ways it does not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in Lucid’s electric vehicles. Any failure by Lucid to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay its development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of its vehicles, decreased revenue and a loss of market share to competitors. In addition, Lucid expects to compete in part on the basis of its vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for the Lucid Air or other future vehicles. As technologies change, Lucid plans to upgrade or adapt its vehicles and introduce new models that reflect such technological developments, but its vehicles may become obsolete, and its research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, Lucid may lose any technological advantage it may have and suffer a decline in its competitive position. Any failure by Lucid to successfully react to changes in existing technologies or the development of new technologies could materially harm its competitive position and growth prospects.
Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for Lucid’s vehicles, which would adversely affect its business, prospects, results of operations and financial condition.
A portion of the current and expected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including Lucid’s vehicles, could be reduced, and Lucid’s business and revenue may be harmed.
Gasoline and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles, including Lucid’s vehicles, may decrease, which would have an adverse effect on its business, prospects, financial condition and results of operations.

The unavailability, reduction or elimination of certain government and economic programs could have a material adverse effect on Lucid’s business, prospects, financial condition and results of operations.
Lucid expects to benefit from government and economic programs that encourage the development, manufacture or purchase of electric vehicles, such as zero emission vehicle credits, greenhouse gas credits and similar regulatory credits, the loss of which could harm Lucid’s ability to generate revenue from the sale of such credits to other manufacturers; tax credits and other incentives to consumers, without which the net cost to consumers of Lucid’s vehicles would increase, potentially reducing demand for Lucid’s products; and investment tax credits for equipment, tooling and other capital needs, without which Lucid may be unable to procure the necessary infrastructure for production to support its business and timeline; and certain other benefits, including a California sales and use tax exclusion and certain other hiring and job training credits in California and Arizona. Lucid may also benefit from government loan programs, such as loans under the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy. Any reduction, elimination or selective application of tax and other governmental programs and incentives because of policy changes, the reduced need for such programs due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or Lucid’s electric vehicles in particular, which would adversely affect Lucid’s business, prospects, financial condition and results of operations. Further, Lucid cannot assure you that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.
While certain U.S. federal and state tax credits and other incentives for alternative energy production and alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, Lucid’s financial position could be harmed.
Lucid may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply. As a result, Lucid’s business and prospects may be adversely affected.
Lucid may apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. Lucid anticipates that in the future there will be new opportunities for it to apply for grants, loans and other incentives from the United States federal and state governments, as well as foreign governments. Lucid’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of Lucid’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. Lucid cannot assure you that it will be successful in obtaining any of these additional grants, loans and other incentives. If Lucid is not successful in obtaining any of these additional incentives and it is unable to find alternative sources of funding to meet its planned capital needs, Lucid’s business and prospects could be materially adversely affected.
If Lucid fails to manage its future growth effectively, it may not be able to develop, manufacture, distribute, market and sell its vehicles successfully.
Any failure to manage Lucid’s growth effectively could materially and adversely affect its business, prospects, results of operations and financial condition. Lucid intends to expand its operations significantly. Lucid expects its future expansion will include:
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expanding its management team;

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hiring and training new personnel;

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establishing or expanding design, manufacturing, sales and service facilities;

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implementing and enhancing administrative infrastructure, systems and processes, including in connection with its transition to a public company; and

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expanding into new markets and establishing sales, service and manufacturing operations in such markets.

Lucid intends to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for its vehicles. Because Lucid’s vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, Lucid will need to expend significant time and expense training the employees it does hire. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and Lucid may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Lucid’s business and prospects. In addition, Lucid has no experience to date in high volume manufacturing of its vehicles. Lucid cannot assure you that it will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market its vehicles. Any failure to develop such manufacturing processes and capabilities within Lucid’s projected costs and timelines could stunt its future growth and impair its ability to produce, market, service and sell or lease its vehicles successfully. In addition, if Lucid’s manufacturing facilities are not constructed in conformity with its requirements, repair or remediation could be required to support Lucid’s planned phased manufacturing build-out and could require Lucid to take vehicle production offline, delay implementation of its planned phased manufacturing build-out, or construct alternate facilities, which could materially limit Lucid’s manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of the Project Gravity SUV or other future vehicles, adversely affect Lucid’s ability to timely sell and deliver its electric vehicles to customers, or impose substantial additional costs, any of which consequences could have a material adverse effect on Lucid’s business, prospects, results of operations and financial condition. In addition, Lucid’s success is substantially dependent upon the continued service and performance of its senior management team and key technical and vehicle management personnel. If any key personnel were to terminate their employment with Lucid, such termination would likely increase the difficulty of managing Lucid’s future growth and heighten the foregoing risks. If Lucid fails to manage its growth effectively, such failure could result in negative publicity and damage to its brand and have a material adverse effect on its business, prospects, financial condition and results of operations.
Lucid may be unable to offer attractive leasing and financing options for the Lucid Air and future vehicles, which would adversely affect consumer demand for the Lucid Air and future Lucid vehicles. In addition, offering leasing and financing options to customers could expose Lucid to credit risk.
While Lucid currently intends to offer leasing and financing of its vehicles to potential customers through a third-party financing partner or partners, Lucid currently has no agreements in place with any potential financing partners. Lucid can provide no assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to Lucid or its customers, or to provide such services at all. Furthermore, because Lucid has not yet sold any vehicles and no secondary market for its vehicles exists, the future resale value of Lucid’s vehicles is difficult to predict, and the possibility that resale values could be lower than Lucid expects increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. Lucid believes that the ability to offer attractive leasing and financing options is particularly relevant to customers in the luxury vehicle segments in which it competes, and if Lucid is unable to offer its customers an attractive option to finance the purchase of or lease the Lucid Air or planned future vehicles, such failure could substantially reduce the population of potential customers and decrease demand for Lucid’s vehicles.
Furthermore, offering leasing and financing alternatives to customers could expose Lucid to risks commonly associated with the extension of consumer credit. Competitive pressure and challenging markets could increase credit risk through leases and loans to financially weak customers, extended payment terms, and leases and loans into new and immature markets, and any such credit risk could be further heightened in light of the economic uncertainty and any economic recession or other downturn caused by the ongoing COVID-19 pandemic. If Lucid is unable to provide leasing and financing arrangements that appeal to potential customers, or if the provision of such arrangements exposes it to excessive consumer credit risk, Lucid’s business, competitive position, results of operations and financial condition could be adversely affected.

Lucid is subject to risks associated with autonomous driving and advanced driver assistance system technology, and it cannot guarantee that its vehicles will achieve its targeted assisted or autonomous driving functionality within its projected timeframe, if ever.
Lucid’s vehicles are being designed with autonomous driving (“AD”) and advanced driver assistance system (“ADAS”) hardware, and Lucid expects to launch the Lucid Air and Project Gravity with Level 2 (partial automation) ADAS functionality, which it plans to upgrade with additional capabilities over time. AD/ADAS technologies are emerging and subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. To the extent accidents associated with Lucid’s AD/ADAS technologies occur, Lucid could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect Lucid’s results of operations, financial condition and growth prospects.
In addition, Lucid faces substantial competition in the development and deployment of AD/ADAS technologies. Many of its competitors, including Tesla, established automakers such as Mercedes-Benz, Audi and General Motors (including via its investments in Cruise Automation), and technology companies including Waymo (owned by Alphabet), Zoox.ai (owned by Amazon), Aurora (which recently announced a business combination with Uber’s subsidiary focused on self-driving technologies), Argo AI (jointly owned by Ford and Volkswagen), Mobileye (a subsidiary of Intel), Aptiv, Nuro and Ghost.ai, have devoted significant time and resources to developing self-driving technologies. If Lucid is unable to develop competitive Level 2 or more advanced AD/ADAS technologies in-house or acquire access to such technologies via partnerships or investments in other companies or assets, it may be unable to equip its vehicles with competitive AD/ADAS features, which could damage its brand, reduce consumer demand for its vehicles or trigger cancellations of reservations and could have a material adverse effect on its business, results of operations, prospects and financial condition.
AD/ADAS technology is also subject to considerable regulatory uncertainty, which exposes Lucid to additional risks. See “— Risks Related to Litigation and Regulation — AD/ADAS technology is subject to uncertain and evolving regulations.”
Lucid’s business and prospects depend significantly on the Lucid brand.
Lucid’s business and prospects will heavily depend on its ability to develop, maintain and strengthen the “Lucid” brand associated with luxury and technological excellence. Promoting and positioning its brand will likely depend significantly on Lucid’s ability to provide a consistently high-quality customer experience, an area in which it has limited experience. To promote its brand, Lucid may be required to change its customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in Lucid’s brand. Lucid’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ vehicles or its competitors’ success. For example, certain of Lucid’s competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of Lucid.
In addition, from time to time, Lucid’s vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare Lucid unfavorably to competitors could adversely affect consumer perception about its vehicles and reduce demand for its vehicles, which could have a material adverse effect on Lucid’s business, results of operations, prospects and financial condition.
Lucid faces risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm its business.
Lucid anticipates having operations and subsidiaries in Europe, the Middle East and China that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of its growth strategy, Lucid intends to expand its sales, maintenance and repair services outside of the United States and may also expand its manufacturing activities outside the United States. However, Lucid has no experience to date manufacturing, selling or servicing its vehicles outside of the United States, and such expansion would require it to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. Lucid is subject to a number of risks associated with international business activities that may increase its costs, impact its ability to sell, service and manufacture its vehicles, and require significant management attention. These risks include:
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conforming Lucid’s vehicles to various international regulatory requirements where its vehicles are sold, or homologation;

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establishing localized supply chains and managing international supply chain and logistics costs;

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establishing sufficient charging points for Lucid’s customers in those jurisdictions, via partnerships or, if necessary, via development of its own charging networks;

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difficulty in staffing and managing foreign operations;

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difficulties attracting customers in new jurisdictions;

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difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations;

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foreign government taxes, regulations and permit requirements, including foreign taxes that Lucid may not be able to offset against taxes imposed upon it in the United States, and foreign tax and other laws limiting its ability to repatriate funds to the United States;

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fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities Lucid undertakes;

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United States and foreign government trade restrictions, tariffs and price or exchange controls;

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foreign labor laws, regulations and restrictions;

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changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

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political instability, natural disasters, pandemics (including the ongoing COVID-19 pandemic), war or events of terrorism; and

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the strength of international economies.

If Lucid fails to successfully address these risks, its business, prospects, results of operations and financial condition could be materially harmed.
Uninsured losses could result in payment of substantial damages, which would decrease Lucid’s cash reserves and could harm its cash flow and financial condition.
In the ordinary course of business, Lucid may be subject to losses resulting from product liability, accidents, acts of God and other claims against it, for which it may have no insurance coverage. While Lucid currently carries commercial general liability, commercial automobile liability, excess liability, product liability, cybersecurity, crime, special crime, drone, cargo stock throughput, builder’s risk, owner controlled insurance program, property, owners protective, workers’ compensation, employment practices, employed lawyers, production, fiduciary liability and directors’ and officers’ insurance policies, it may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, it may not maintain any at all. Additionally, the policies that Lucid does have may include significant deductibles, and Lucid cannot be certain that its insurance coverage will be sufficient to cover all or any future claims against it. A loss that is uninsured or exceeds policy limits may require Lucid to pay substantial amounts, which could adversely affect its financial condition and results of operations. Further, insurance coverage may not continue to be available to Lucid or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in Lucid’s risk profile in the future.

Risks Related to Manufacturing and Supply Chain
Lucid has experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the Lucid Air, which could harm its business and prospects.
Lucid’s vehicles are still in the development and testing phase, and production of the Lucid Air sedan and the Project Gravity SUV is not expected to begin until the second half of 2021 and 2023, respectively, and may occur later or not at all. Any delay in the financing, design, manufacture and launch of the Lucid Air, including planned future variants, and any future electric vehicles could materially damage Lucid’s business, prospects, financial condition and results of operations. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and Lucid has experienced in the past, and may experience in the future, such delays with regard to the Lucid Air. For example, Lucid has experienced delays in the engineering of certain of its vehicle systems. Lucid’s plan to commercially manufacture and sell the Lucid Air is dependent upon the timely availability of funds, upon Lucid’s finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon Lucid’s ability to execute these plans within the planned timeline. Prior to mass production of its electric vehicles, Lucid will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where Lucid intends to launch its vehicles. To the extent Lucid further delays the launch of the Lucid Air, its growth prospects could be adversely affected as Lucid may fail to grow its market share.
Furthermore, Lucid relies on third party suppliers for the provision and development of many of the key components and materials used in its vehicles. To the extent Lucid’s suppliers experience any delays in providing Lucid with or developing necessary components, Lucid could experience delays in delivering on its timelines. For example, in certain instances, international travel restrictions have prevented Lucid supply quality engineers from conducting in-person visits and quality engineering for parts production with international suppliers, which has contributed to delays in Lucid’s supply chain. Likewise, Lucid may encounter delays with the design, construction and regulatory or other approvals necessary to bring online its Casa Grande, Arizona manufacturing facilities, future expansions of the Casa Grande manufacturing facilities, or other future manufacturing facilities. Any significant delay or other complication in the production ramp of the Lucid Air or the development, manufacture, launch and production ramp of Lucid’s future products, features and services, including complications associated with expanding its production capacity and supply chain or obtaining or maintaining related regulatory approvals, or inability to manage such ramps cost-effectively, could materially damage Lucid’s brand, business, prospects, financial condition and results of operations.
The continued development of and the ability to start manufacturing Lucid’s vehicles, including the Lucid Air and Project Gravity, are and will be subject to risks, including with respect to:
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the ability to ensure readiness of firmware features and functions to be integrated into the Lucid Air as planned and on the desired timeline;

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the ability to finalize release candidate specifications as planned and on the desired timeline;

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delays by Lucid in delivering final component designs to its suppliers;

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Lucid’s or its suppliers’ ability to successfully tool their manufacturing facilities as planned and on the desired timeline;

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the ability to ensure working supply chain and desired supplier part quality as planned and on the desired timeline;

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the ability to accurately manufacture vehicles within specified design tolerances;

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the occurrence of product defects that cannot be remedied without adversely affecting the expected start of production;

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the ability to secure necessary funding;

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the ability to negotiate and execute definitive agreements with various suppliers for hardware, software, or services necessary to engineer or manufacture Lucid’s vehicles;

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the ability to obtain required regulatory approvals and certifications;

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the ability to comply with environmental, safety, and similar regulations and in a timely manner;

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the ability to secure necessary components, services, or licenses on acceptable terms and in a timely manner;

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the ability to attract, recruit, hire, retain and train skilled employees;

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the ability to implement effective and efficient quality controls;

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delays or disruptions in Lucid’s supply chain including raw material supplies;

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the ability to maintain arrangements on commercially reasonable terms with its suppliers, delivery and other partners, after sales service providers, and other operationally significant third parties;

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other delays, backlog in manufacturing and research and development of new models, and cost overruns;

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the ongoing COVID-19 pandemic, including related business interruptions and other effects; and

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any other risks identified herein.

Although Lucid expects the net proceeds from the business combination and the PIPE Investment to be sufficient to finance the initial commercial production of the Lucid Air, Lucid expects that it will require additional financing to fund its planned operations and expansion plans. If Lucid is unable to arrange for required funds under the terms and on the timeline that it anticipates, Lucid’s plans for tooling and building out its manufacturing facilities and for commercial production of its electric vehicles could be significantly delayed, which would materially adversely affect its business, prospects, financial condition and results of operations.
If Lucid’s vehicles fail to perform as expected, its ability to develop, market and sell or lease its products could be harmed.
Once production commences, Lucid’s vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Lucid’s vehicles will use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors when first introduced. If Lucid’s vehicles contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of Lucid’s vehicles such as bi-directional charging or AD/ADAS features take longer than expected to become available, are legally restricted or become subject to additional regulation, Lucid’s ability to develop, market and sell its products and services could be harmed. Although Lucid will attempt to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of its customers. Further, Lucid’s limited operating history and limited field data reduce its ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of its battery packs, powertrains and vehicles. There can be no assurance that Lucid will be able to detect and fix any defects in its products prior to their sale or lease to customers.
Any defects, delays or legal restrictions on vehicle features, or other failure of Lucid’s vehicles to perform as expected, could harm Lucid’s reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on Lucid’s business, results of operations, prospects and financial condition. As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to Lucid. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for Lucid’s vehicles.
In addition, even if its vehicles function as designed, Lucid expects that the battery efficiency, and hence the range, of its electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require Lucid to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease Lucid’s vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that Lucid will be able to improve the performance of its battery packs, or increase its vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase Lucid’s vehicles and negatively impact its brand and reputation, which could adversely affect Lucid’s business, prospects, results of operations and financial condition.
Lucid faces challenges providing charging solutions for its vehicles.
Demand for Lucid’s vehicles will depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Although Lucid has partnered with Electrify America and may partner with other third-party electric vehicle charging providers to offer charging stations to its customers, the charging infrastructure available to its customers may be insufficient to meet their needs or expectations, especially in certain international markets. Some potential customers may choose not to purchase Lucid’s vehicles because of the lack of a more widespread charging infrastructure, and some potential customers may be conditioned to favor or expect proprietary charging solutions, such as Tesla’s Supercharger network. In addition, although the current U.S. presidential administration has proposed a plan to deploy 500,000 additional public charging stations across the United States by 2030, appropriations for such a deployment may not occur at proposed levels or at all, which could serve to limit the development of public charging infrastructure and increase the relative attractiveness to potential customers of a proprietary charging solution.
If Lucid were to pursue development of a proprietary charging solution, it would face significant challenges and barriers, including successfully navigating the complex logistics of rolling out a network and teams in appropriate areas, resolving issues related to inadequate capacity or overcapacity in certain areas, addressing security risks and risks of damage to vehicles, securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas, obtaining any required permits and land use rights and filings, and providing sufficient financial resources to successfully roll out the proprietary charging solution, which could require diverting such resources from Lucid’s other important business initiatives. In addition, Lucid’s limited experience in providing charging solutions could contribute to additional unanticipated challenges that would hinder its ability to provide such solutions or make the provision of such solutions costlier than anticipated. To the extent Lucid is unable to meet user expectations or experiences difficulties in providing charging solutions, demand for its vehicles may suffer, and Lucid’s reputation and business may be materially and adversely affected.
Lucid has no experience servicing its vehicles and their integrated software. If Lucid or its partners are unable to adequately service its vehicles, Lucid’s business, prospects, financial condition and results of operations may be materially and adversely affected.
Because Lucid does not plan to begin commercial production of the Lucid Air until the second half of 2021 at the earliest, Lucid has no experience servicing or repairing its vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. In addition, Lucid plans to partner with certain third parties to perform some of the service on Lucid’s vehicles, and there can be no assurance that Lucid will be able to enter into acceptable arrangements with any such third-party providers. Further, although such servicing partners may have experience in servicing other electric vehicles, they will initially have no experience in servicing Lucid’s vehicles. There can be no assurance that Lucid’s service arrangements will adequately address the service requirements of its customers to their satisfaction, or that Lucid and its servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of vehicles Lucid delivers increases. This risk is enhanced by Lucid’s limited operating history and its limited data regarding its vehicles’ real-world reliability and service requirements. In addition, if Lucid is unable to roll out and establish a widespread service network that provides satisfactory customer service, its customer loyalty, brand and reputation could be adversely affected, which in turn could materially and adversely affect its sales, results of operations, prospects and financial condition.
In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While Lucid anticipates developing a service program that would satisfy regulatory requirements in these circumstances, the specifics of its service program are still in development, and at some point may need to be restructured to comply with state law, which may impact Lucid’s business, financial condition, results of operations and prospects.
Lucid’s customers will also depend on Lucid’s customer support team to resolve technical and operational issues relating to the integrated software underlying its vehicles, a large portion of which Lucid has developed in-house. As Lucid grows, additional pressure may be placed on its customer support team or partners, and Lucid may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Lucid also may be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Lucid’s results of operations. If Lucid is unable to successfully address the service requirements of its customers, or if it establishes a market perception that it does not maintain high-quality support, its brand and reputation could be adversely affected, and it may be subject to claims from its customers, which could result in loss of revenue or damages, and its business, results of operations, prospects and financial condition could be materially and adversely affected.
Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect Lucid’s business, prospects, financial condition and results of operations.
Lucid will provide a manufacturer’s warranty on all vehicles and powertrain components and systems it sells. Once its vehicles are in commercial production, Lucid will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. In addition, Lucid expects to provide a manufacturer’s warranty on any future energy storage systems it sells and may provide additional warranties on installation workmanship or performance guarantees. Warranty reserves will include the Lucid management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of Lucid’s limited operating history and the limited field data available to it, and changes to such estimates based on real-world observations may cause material changes to Lucid’s warranty reserves in the future. If Lucid’s reserves are inadequate to cover future maintenance requirements on its vehicles, its business, prospects, financial condition and results of operations could be materially and adversely affected. Lucid may become subject to significant and unexpected expenses as well as claims from Lucid’s customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on Lucid that go beyond Lucid’s manufacturer’s warranty, Lucid may be exposed to materially higher warranty, parts replacement and repair expenses than it expects, and its reserves may be insufficient to cover such expenses.
Lucid has no experience to date in high volume manufacture of its vehicles.
Lucid cannot provide any assurance as to whether it will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its vehicles. Even if Lucid is successful in developing its high volume production capability and processes and reliably source its component supply, no assurance can be given as to whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers and vendors, or force majeure events, or in time to meet its commercialization schedules or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within Lucid’s projected costs and timelines could have a material adverse effect on its business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges may also arise as Lucid ramps production of the Lucid Air, and it will be important that Lucid address them promptly while continuing to control its manufacturing costs. If Lucid is not successful in doing so, or if it experiences issues with its manufacturing process improvements, it could face delays in establishing and/or sustaining Lucid’s production ramps or be unable to meet its related cost and profitability targets.
If Lucid fails to successfully tool its manufacturing facilities or if its manufacturing facilities become inoperable, it will be unable to produce its vehicles and its business will be harmed.
While Lucid has completed the initial phase of construction at its manufacturing facilities in Casa Grande, Arizona, tooling its facilities for production of its vehicles and its future expansion plans are complicated and present significant challenges. For example, Lucid’s manufacturing plans contemplate a compressed time period between finalization of the Lucid Air’s specifications for commercial production and the start of commercial production, which would require finalization of tooling in a short time period. In addition, certain of Lucid’s suppliers may be unable to complete tooling with respect to finalized components of the Lucid Air in the planned timeframe after Lucid delivers final component specifications, which could adversely affect Lucid’s ability to begin commercial production of the Lucid Air on the expected timing and at the quality levels it requires. As with any large-scale capital project, these efforts could be subject to delays, cost overruns or other complications. These risks could be exacerbated because Lucid is building its facilities from the ground up to support its electric vehicle production processes, which differ substantially from traditional automobile production processes for which expertise is more readily available. In order to commence commercial production at its Casa Grande facilities, Lucid will also need to hire and train a significant number of employees and integrate a yet-to-be-fully-developed supply chain. A failure to commence commercial production on schedule would lead to additional costs and would delay Lucid’s ability to generate meaningful revenues. In addition, it could prevent Lucid from gaining the confidence of potential customers, spur cancellations of reservations for the Lucid Air and open the door to increased competition. All of the foregoing could hinder Lucid’s ability to successfully launch and grow its business and achieve a competitive position in the market.
In addition, if any of Lucid’s manufacturing facilities are not constructed in conformity with its requirements, repair or remediation may be required to support Lucid’s planned phased manufacturing build-out and could require Lucid to take vehicle production offline, delay implementation of its planned phased manufacturing build-out, or construct alternate facilities, which could materially limit Lucid’s manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of the Project Gravity SUV or other future vehicles, or adversely affect Lucid’s ability to timely sell and deliver its electric vehicles to customers. Any repair or remediation efforts could also require Lucid to bear substantial additional costs, including both the direct costs of such activities and potentially costly litigation or other legal proceedings related to any identified defect, and there can be no assurance that Lucid’s insurance policies or other recoveries would be sufficient to cover all or any of such costs. Any of the foregoing consequences could have a material adverse effect on Lucid’s business, prospects, results of operations and financial condition and could cause Lucid’s results of operations to differ materially from its projections.
In addition, Lucid expects to utilize a number of new manufacturing technologies, techniques and processes for its vehicles, such as motor winding equipment, and Lucid may utilize additional new technologies, techniques and processes in the future. Certain design features in Lucid’s vehicles present additional manufacturing challenges, such as large display screens and AD/ADAS hardware. There is no guarantee that Lucid will be able to successfully and timely introduce and scale any such new processes or features.
Furthermore, Lucid’s Casa Grande facilities and the equipment Lucid uses to manufacture its vehicles will be costly to repair or replace and could require substantial lead time to repair or replace and qualify for use. Lucid will rely heavily on complex machinery for its operations, and its production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Lucid’s manufacturing plant will employ large-scale, complex machinery combining many components, which once deployed may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts that may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly decrease Lucid’s operational efficiency, including by forcing manufacturing shutdowns in order to conduct repairs or troubleshoot manufacturing problems. Lucid’s facilities may also be harmed or rendered inoperable by natural or man-made disasters, including but not limited to earthquakes, tornadoes, flooding, fire, power outages, environmental hazards and remediation, costs associated with decommissioning of equipment, labor disputes and strikes, difficulty or delays in obtaining governmental permits and licenses, damages or defects in electronic systems, industrial accidents or health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for Lucid to manufacture Lucid’s vehicles for some period of time. The inability to produce Lucid’s vehicles or the backlog that could develop if Lucid’s manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm its reputation. Although Lucid maintains insurance for damage to its property and the disruption of its business, this insurance may not be sufficient to cover all of Lucid’s potential losses and may not continue to be available to it on acceptable terms, if at all. Should operational risks materialize, they may result in the personal injury to or death of Lucid’s workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Lucid’s business, results of operations, cash flows, financial condition or prospects.
Lucid’s ability to start production and its future growth depend upon its ability to maintain relationships with its existing suppliers and source suppliers for its critical components, and to complete building out its supply chain, while effectively managing the risks due to such relationships.
Lucid’s success, including its ability to start production of the Lucid Air, will be dependent upon its ability to enter into supplier agreements and maintain its relationships with suppliers who are critical and necessary to the output and production of its vehicles. Lucid also relies on suppliers to provide it with the components for its vehicles. The supplier agreements Lucid has or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If these suppliers become unable to provide, or experience delays in providing, components, or if the supplier agreements Lucid has in place are terminated, it may be difficult to find replacement components. Changes in business conditions, pandemics, governmental changes and other factors beyond Lucid’s control or that Lucid does not presently anticipate could affect its ability to receive components from its suppliers.
Further, Lucid has not secured supply agreements for all of its components. Lucid may be at a disadvantage in negotiating supply agreements for the production of its vehicles due to its limited operating history and the limited time period before the planned start of production of the Lucid Air. In addition, there is the possibility that finalizing the supply agreements for the parts and components of its vehicles will cause significant disruption to Lucid’s operations, or such supply agreements could be at costs that make it difficult for Lucid to operate profitably.
If Lucid does not enter into long-term supplier agreements with guaranteed pricing for its parts or components, it may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells and other components contain or are likely to contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase Lucid’s operating costs and could reduce its margins if it cannot recoup the increased costs. Any attempts to increase the announced or expected prices of Lucid’s vehicles in response to increased costs could be viewed negatively by its potential customers and could adversely affect Lucid’s business, prospects, financial condition or results of operations.
Lucid is dependent on its suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of Lucid’s products according to its schedule and at prices, quality levels and volumes acceptable to Lucid, or Lucid’s inability to efficiently manage these components, could have a material adverse effect on Lucid’s results of operations and financial condition.
Lucid relies on hundreds of third-party suppliers for the provision and development of many of the key components and materials used in its vehicles. While Lucid plans to obtain components from multiple sources whenever possible, many of the components used in Lucid’s vehicles will be purchased by Lucid from a single source, and Lucid’s limited, and in many cases single-source, supply chain exposes it to multiple potential sources of delivery failure or component shortages for its production. Lucid’s third-party suppliers may not be able to meet Lucid’s required product specifications and performance characteristics, which would impact Lucid’s ability to achieve its product specifications and performance characteristics as well. This risk is heightened by the compressed period Lucid anticipates between finalization of the Lucid Air and the start of commercial production, which may not provide all suppliers with sufficient time to begin production of finalized components of the Lucid Air in the planned timeframe or at the quality levels Lucid demands and could cause delays in the planned start of production of the Lucid Air or issues with initial quality levels of the Lucid Air. Additionally, Lucid’s third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in Lucid’s vehicles. Lucid may also be impacted by changes in its supply chain or production needs, including cost increases from its suppliers, in order to meet its quality targets and development timelines as well as due to design changes. Likewise, any significant increases in its production may in the future require Lucid to procure additional components in a short amount of time. Lucid’s suppliers may not ultimately be able to sustainably and timely meet Lucid’s cost, quality and volume needs, requiring Lucid to replace them with other sources. If Lucid is unable to obtain suitable components and materials used in its vehicles from its suppliers or if its suppliers decide to create or supply a competing product, its business could be adversely affected. Further, if Lucid is unsuccessful in its efforts to control and reduce supplier costs, its results of operations will suffer.
In addition, Lucid could experience delays if its suppliers do not meet agreed upon timelines or experience capacity constraints. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of its vehicles until an alternative supplier is able to supply the required material. Even in cases where Lucid may be able to establish alternate supply relationships and obtain or engineer replacement components for its single source components, it may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to it. This risk is heightened by the fact that Lucid has less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect its ability to obtain necessary components and materials on favorable pricing and other terms, or at all. Any of the foregoing could materially and adversely affect Lucid’s results of operations, financial condition and prospects.
Furthermore, as the scale of its vehicle production increases, Lucid will need to accurately forecast, purchase, warehouse and transport components to its manufacturing facilities and servicing locations internationally and at much higher volumes. If Lucid is unable to accurately match the timing and quantities of component purchases to its actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, Lucid may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on its results of operations and financial condition.
In addition, as Lucid develops an international manufacturing footprint, it will face additional challenges with respect to international supply chain management and logistics costs. If Lucid is unable to access or develop localized supply chains in the regions where it develops manufacturing facilities with the quality, costs and capabilities required, Lucid could be required to source components from distant suppliers, which would increase its logistics and manufacturing costs, increase the risk and complexity of Lucid’s supply chain and significantly impair Lucid’s ability to develop cost-effective manufacturing operations, which could have a material adverse effect on Lucid’s business, results of operations and financial condition.
Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the ongoing COVID-19 pandemic, and other factors beyond Lucid’s and its suppliers’ control could also affect these suppliers’ ability to deliver components to Lucid on a timely basis. Lucid has also identified certain of its suppliers, including certain suppliers it deems critical, as having poor financial health or being at risk of bankruptcy. Although Lucid routinely reviews its suppliers’ financial health and attempts to identify alternate suppliers where possible, the loss of any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from its suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting Lucid’s vehicles, any of which could result in negative publicity, damage to its brand and a material and adverse effect on its business, prospects, results of operations and financial condition. In addition, if Lucid’s suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, including as a result of the effects of the COVID-19 pandemic, Lucid may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on Lucid’s liquidity and financial condition.
Lucid may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Lucid fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.
It is difficult to predict Lucid’s future revenues and appropriately budget for its expenses, and Lucid has limited insight into trends that may emerge and affect its business. Lucid will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of vehicles to Lucid’s prospective customers. Currently, there is no historical basis for making judgments about the demand for Lucid’s vehicles or Lucid’s ability to develop, manufacture, and deliver vehicles, or Lucid’s profitability in the future. If Lucid overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase its costs. If Lucid underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Lucid’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Lucid fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm Lucid’s business, financial condition and results of operations.
Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm Lucid’s business.
Once Lucid begins commercial production of its vehicles or any future energy storage systems, Lucid may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact Lucid’s business, results of operations, prospects and financial condition. Lucid uses various materials in its business, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles and energy storage products by Lucid’s competitors, and could adversely affect Lucid’s business and results of operations. For instance, Lucid is exposed to multiple risks relating to lithium-ion cells. These risks include:
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the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

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an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

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disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

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fluctuations in the value of any foreign currencies, and the Korean Won in particular, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Lucid’s ability to manufacture its vehicles or any future energy storage systems will depend on the continued supply of battery cells for the battery packs used in its products. Lucid has limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of Lucid’s vehicles until a different supplier is fully qualified. Furthermore, Lucid’s ability to manufacture its vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including Lucid, that incorporate semiconductors into the parts they supply or manufacture. Lucid has experienced and may continue to experience an impact on its operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on Lucid or its suppliers, which could delay the start of production of the Lucid Air or planned future vehicles, impair Lucid’s ability to continue production once started or force Lucid or its suppliers to pay exorbitant rates for continued access to semiconductors, and of which could have a material adverse effect on Lucid’s business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond Lucid’s control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. Substantial increases in the prices for Lucid’s materials or prices charged to Lucid, such as those charged by battery cell or semiconductor suppliers, would increase Lucid’s operating costs, and could reduce Lucid’s margins if it cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect Lucid’s brand, image, business, results of operations, prospects and financial condition.
Lucid must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce its electric vehicles, and there can be no assurance such systems will be successfully developed.
Lucid’s vehicles, including the Lucid Air, will use a substantial amount of third-party and in-house software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and Lucid will need to coordinate with its vendors and suppliers in order to integrate such technology into its electric vehicles and ensure it interoperates with other complex technology as designed and as expected. Lucid may fail to detect defects and errors that are subsequently revealed, and its control over the performance of third-party services and systems may be limited. Any defects or errors in, or which are attributed to, Lucid’s technology, could result in, among other things:
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delayed start of production and delivery of Lucid’s vehicles, including the Lucid Air;

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delayed market acceptance of Lucid’s vehicles;

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loss of customers or inability to attract new customers;

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diversion of engineering or other resources for remedying the defect or error;

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damage to Lucid’s brand or reputation;

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increased service and warranty costs;

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legal action by customers or third parties, including product liability claims; and

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penalties imposed by regulatory authorities.

In addition, if Lucid is unable to develop the software and technology systems necessary to operate Lucid’s vehicles, Lucid’s competitive position will be harmed. Lucid relies on third-party suppliers to develop a number of technologies for use in its products, including Continental, Bosch, Valeo, Cogent, Quanta, Robosense, Via, Primax, Eletrobit, Here, Ublox, Renesas, Blackberry, Qt and DSP Concepts. There can be no assurances that Lucid’s suppliers will be able to meet the technological requirements, production timing and volume requirements to support Lucid’s business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics Lucid anticipates in its business plan, which could materially adversely affect Lucid’s business, prospects and results of operations.
Lucid’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.
Lucid may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of its control. For example, Lucid’s corporate headquarters are located in seismically active regions in Northern California, and Lucid’s manufacturing facilities in Arizona are located in a sandstorm-, flood- and tornado-prone area. If major disasters such as earthquakes, wildfires, floods, tornadoes or other events occur, or Lucid’s information system or communications network breaks down or operates improperly, its headquarters and manufacturing facilities may be seriously damaged, or Lucid may have to stop or delay production and shipment of its products. In addition, the ongoing COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and Lucid has been, and may in the future be, adversely affected as a result. Furthermore, Lucid could be impacted by physical security incidents at its facilities, which could result in significant damage to such facilities that could require Lucid to delay or discontinue production of its vehicles. In addition, Lucid has established a foreign trade zone with respect to certain of its facilities in Casa Grande, Arizona. To the extent any such physical security incidents are determined to result from insufficient security measures, Lucid could face the risk of loss of its foreign trade zone approval, as well as financial penalties or fines, which could increase the cost of Lucid’s duties and tariffs. See “— Risks Related to Litigation and Regulation — A failure to properly comply with foreign trade zone laws and regulations could increase the cost of Lucid’s duties and tariffs.” Lucid may incur significant expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, results of operations and financial condition.
If Lucid updates or discontinues the use of its manufacturing equipment more quickly than expected, it may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in Lucid’s depreciation could negatively affect its financial results.
Lucid has invested and expects to continue to invest significantly in what it believes is state of the art tooling, machinery and other manufacturing equipment, and Lucid depreciates the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and Lucid may decide to update its manufacturing processes more quickly than expected. Moreover, as Lucid initiates and ramps the commercial production of its vehicles, Lucid’s experience may cause it to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and Lucid’s results of operations could be negatively impacted.
Lucid’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs within Lucid’s vehicles and any future energy storage systems will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While Lucid has designed its battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, once Lucid’s vehicles are commercially available, a field or testing failure of its vehicles or other battery packs that it produces could occur. In addition, although Lucid intends to equip its vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient or any warning. Any such events or failures of Lucid’s vehicles, battery packs or warning systems could subject Lucid to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve Lucid’s vehicles, could seriously harm Lucid’s business and reputation.
In addition, once Lucid begins manufacturing its vehicles and any future energy storage products, Lucid will need to store a significant number of lithium-ion cells at its Casa Grande, Arizona manufacturing facilities. Any mishandling of battery cells or safety issue or fire related to the cells could disrupt its operations. Such damage or injury could also lead to adverse publicity and potentially a safety recall. In addition, the transportation and effective storage of lithium-ion batteries is also tightly regulated by the U.S. Department of Transportation and other regulatory bodies, and any failure to comply with such regulation could result in fines, loss of permits and licenses or other regulatory consequences, which could limit Lucid’s ability to manufacture and deliver its vehicles and negatively affect Lucid’s results of operations and financial condition. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for Lucid and its products. Such adverse publicity could negatively affect Lucid’s brand and harm Lucid’s business, prospects, results of operations and financial condition.

Risks Related to Cybersecurity and Data Privacy
Any unauthorized control, manipulation, interruption or compromise of or access to Lucid’s products or information technology systems could result in loss of confidence in Lucid and its products, harm Lucid’s business and materially adversely affect its financial performance, results of operations or prospects.
Lucid’s products contain complex information technology systems. For example, Lucid’s vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality. In addition, Lucid expects to collect, store, transmit and otherwise process data from vehicles, customers, employees and other third parties as part of its business operations, which may include personal data or confidential or proprietary information. Lucid also works with third-party service providers and vendors that collect, store and process such data on its behalf. Lucid has designed, implemented and tested information security policies and deployed systems and measures to implement such policies, including encryption technologies, to prevent unauthorized access and plan to continue to deploy additional measures as it grows. Lucid’s third-party service providers and vendors also take steps to protect the security and integrity of Lucid’s and their information technology systems and Lucid’s and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by employees, contractors, or vendors, as well as by software bugs, human error, or technical malfunctions.
Furthermore, hackers may in the future attempt to gain unauthorized access to, modify, alter and use Lucid’s vehicles, products and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of or (iii) gain access to data stored in or generated by, Lucid’s vehicles, products and systems. Advances in technology, an increased level of sophistication and diversity of Lucid’s products and services, an increased level of expertise of hackers and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that Lucid or its third-party service providers use. Lucid and its third-party service providers’ systems have in the past and may in the future be affected by security incidents. Lucid’s systems are also vulnerable to damage or interruption from, among other things, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, computer viruses, computer denial or degradation of service attacks, ransomware, social engineering schemes, domain name spoofing, insider theft or misuse or other attempts to harm Lucid’s products and systems. Lucid’s and its third-party service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of Lucid’s systems will not be fully redundant, and Lucid’s disaster recovery planning cannot account for all eventualities. Any problems at Lucid’s or its third-party service providers’ or vendors’ data centers could result in lengthy interruptions in Lucid’s service. There can be no assurance that any security or other operational measures that Lucid or its third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.
If Lucid is unable to protect its products and systems (and the information stored in its systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for Lucid’s business and future prospects, including causing monetary losses, giving rise to liabilities under Lucid’s contracts or to the owners of the applicable information, subjecting Lucid to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for Lucid’s products, harming its reputation and brand and compromising or leading to a loss of protection of its intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to Lucid’s vehicles, systems or data, as well as other factors that may result in the perception that its vehicles, systems or data are capable of being “hacked,” could negatively affect Lucid’s brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all new vehicles produced from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect the timing of Lucid’s entry into the European or other markets, and if such regulations or other future regulations are inconsistent with Lucid’s approach to automotive cybersecurity, Lucid would be required to modify its systems to comply with such regulations, which would impose additional costs and delays and could expose Lucid to potential liability to the extent its automotive cybersecurity systems and practices are inconsistent with such regulation.
Lucid may not have adequate insurance coverage to cover losses associated with any of the foregoing, if any. The successful assertion of one or more large claims against Lucid that exceeds Lucid’s available insurance coverage, or results in changes to Lucid’s insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on its business. In addition, Lucid cannot be sure that its existing insurance coverage will continue to be available on acceptable terms or that its insurers will not deny coverage as to any future claim.
Furthermore, Lucid is continuously expanding and improving its information technology systems. In particular, Lucid’s volume production of the Lucid Air and planned future vehicles will necessitate continued development, maintenance and improvement of its information technology and communication systems in the United States and abroad, such as systems for product data management, procurement, inventory management, production planning and execution, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. Lucid’s ability to operate its business will depend on the availability and effectiveness of these systems. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding Lucid’s core systems as well as implementing new systems, including the disruption of Lucid’s data management, procurement, manufacturing execution, finance, supply chain and sales and service processes. Lucid cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented, maintained or expanded as planned. If Lucid is unsuccessful in any of the foregoing, its operations may be disrupted, its ability to accurately or timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Lucid’s ability to certify its financial results. If these systems or their functionality do not operate as Lucid expects them to, Lucid may be required to expend significant resources to make corrections or find alternative sources for performing these functions. Any of the foregoing could materially adversely affect Lucid’s business, prospects, results of operations and financial condition.
In addition, Lucid’s vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Lucid’s software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and its systems may be subject to technical limitations that may compromise its ability to meet its objectives. Some errors, bugs or vulnerabilities may be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although Lucid will attempt to remedy any issues it observes in its vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of its customers. Additionally, if Lucid is able to deploy updates to the software addressing any issues but its over-the-air update procedures fail to properly update the software, Lucid’s customers would then be responsible for installing such updates to the software and their software will be subject to these vulnerabilities until they do so. Any compromise of Lucid’s intellectual property, proprietary information, systems or vehicles or inability prevent or effectively remedy errors, bugs, vulnerabilities or defects in Lucid’s software and hardware may cause Lucid to suffer lengthy interruptions to its ability to operate its business and its customers’ ability to operate their vehicles, damage to Lucid’s reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially adversely affect Lucid’s business, results of operations, prospects and financial condition.
Lucid is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm Lucid’s reputation and brand, subject Lucid to significant fines and liability, or otherwise adversely affect its business.
In the course of its operations, Lucid collects, uses, stores, discloses, transfers and otherwise processes personal information from its customers, employees and third parties with whom Lucid conducts business, including names, accounts, user IDs and passwords, and payment or transaction related information.

Additionally, Lucid will use its vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help Lucid customize and improve the driving and riding experience. Accordingly, Lucid is subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern its collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of Lucid’s employees, customers and other third parties with whom Lucid conducts business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on Lucid’s business, financial condition and results of operations.
The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Lucid may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018, and California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject Lucid to legal and reputational risks.
Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As Lucid expands its operations, the CCPA may increase Lucid’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”), will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.
Other states have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Lucid may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause Lucid to incur substantial costs or require Lucid to change its business practices, including its data practices, in a manner adverse to its business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against Lucid, which could result in substantial fines, damages and other liability as well as damage to Lucid’s reputation and credibility, which could have a negative impact on revenues and profits.
Lucid posts public privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information. Although Lucid endeavors to comply with its published policies and other documentation, Lucid may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, Lucid may not be successful in achieving compliance if its employees, contractors, service providers, vendors or other third parties fail to comply with its published policies and documentation. Such failures could carry similar consequences or subject Lucid to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of Lucid’s actual practices. Claims that Lucid has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if Lucid is not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm Lucid’s business.
Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, Lucid’s agreements with certain customers may require it to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and Lucid’s customers losing confidence in the effectiveness of Lucid’s security measures and could require Lucid to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect Lucid’s business, prospects, results of operations and financial condition.
Risks Related to Lucid’s Employees and Human Resources
The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair Lucid’s ability to expand its business.
Lucid’s success is substantially dependent upon the continued service and performance of its senior management team and key technical and vehicle management personnel. Lucid’s employees, including Lucid’s senior management team, are at-will employees, and therefore may terminate employment with Lucid at any time with no advance notice. Although Lucid anticipates that its management and key personnel will remain in place following the business combination, it is possible that Lucid could lose some key personnel. The replacement of any members of Lucid’s senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of Lucid’s business objectives. Lucid’s future success also depends, in part, on its ability to continue to attract, integrate and retain highly skilled personnel. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area, where Lucid has a substantial presence and need for highly skilled personnel, including, in particular, engineers. As with any company with limited resources, there can be no guarantee that Lucid will be able to attract such individuals or that the presence of such individuals will necessarily translate into Lucid’s profitability. Because Lucid operates in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for Lucid. This challenge may be exacerbated for Lucid as it attempts to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19. Lucid’s inability to attract and retain key personnel may materially and adversely affect Lucid’s business operations. Any failure by Lucid’s management to effectively anticipate, implement and manage the changes required to sustain Lucid’s growth would have a material adverse effect on its business, financial condition and results of operations.
Lucid is highly dependent on the services of Peter Rawlinson, its Chief Executive Officer and Chief Technology Officer.
Lucid is highly dependent on the services of Peter Rawlinson, its Chief Executive Officer and Chief Technology Officer. Mr. Rawlinson is a significant influence on and driver of Lucid’s technology development and business plan. If Mr. Rawlinson were to discontinue his service to Lucid due to death, disability or any other reason, Lucid would be significantly disadvantaged.
Lucid will need to hire and train a significant number of employees to engage in full-scale commercial manufacturing operations, and its business could be adversely affected by labor and union activities.
Lucid will need to hire and train a significant number of employees to engage in full-scale commercial manufacturing operations. This needs to be accomplished in a very short period of time in order for Lucid to commence commercial production and sales in the second half of 2021 as targeted. There are various risks and challenges associated with hiring, training and managing a large workforce, and these risks and challenges may be exacerbated by the short period of time in which Lucid intends to scale up its hourly workforce. Although the area surrounding Lucid’s Casa Grande, Arizona manufacturing facilities is home to a highly trained workforce with experience in engineering and manufacturing, this workforce does not have significant experience with electric vehicle manufacturing, and many jobs will require significant training. If Lucid is unsuccessful in hiring and training a workforce in a timely and cost-effective manner, its business, financial condition and results of operations could be adversely affected.

Furthermore, although none of Lucid’s employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions outside of the U.S. mandate employee participation in industrial collective bargaining agreements and work councils with certain consultation rights with respect to the relevant companies’ operations. In the event Lucid’s employees seek to join or form a labor union, Lucid could be subject to risks as it engages in and attempts to finalize negotiations with any such union, including potential work slowdowns or stoppages, delays and increased costs. Furthermore, Lucid may be directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on Lucid’s business, financial condition or results of operations. If a work stoppage occurs, it could delay the manufacture and sale of Lucid’s products and have a material adverse effect on its business, prospects, results of operations or financial condition.
Misconduct by Lucid’s employees and independent contractors during and before their employment with Lucid could expose Lucid to potentially significant legal liabilities, reputational harm and/or other damages to its business.
Many of Lucid’s employees play critical roles in ensuring the safety and reliability of its vehicles and/or its compliance with relevant laws and regulations. Certain of Lucid’s employees have access to sensitive information and/or proprietary technologies and know-how. While Lucid has adopted codes of conduct for all of its employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, Lucid cannot assure you that its employees will always abide by these codes, policies and procedures nor that the precautions Lucid takes to detect and prevent employee misconduct will always be effective. If any of Lucid’s employees engage in any misconduct, illegal or suspicious activities, including but not limited to misappropriation or leakage of sensitive customer information or proprietary information, Lucid and such employees could be subject to legal claims and liabilities and Lucid’s reputation and business could be adversely affected as a result.
In addition, while Lucid has screening procedures during the recruitment process, Lucid cannot assure you that it will be able to uncover misconduct of job applicants that occurred before Lucid offered them employment, or that Lucid will not be affected by legal proceedings against its existing or former employees as a result of their actual or alleged misconduct. Any negative publicity surrounding such cases, especially in the event that any of Lucid’s employees is found to have committed any wrongdoing, could negatively affect Lucid’s reputation and may have an adverse impact on its business.
Furthermore, Lucid faces the risk that its employees and independent contractors may engage in other types of misconduct or other illegal activity, such as intentional, reckless or negligent conduct that violates production standards, workplace health and safety regulations, fraud, abuse or consumer protection laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Lucid takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Lucid from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Lucid is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Lucid, and Lucid is not successful in defending itself or asserting its rights, those actions could have a significant impact on Lucid’s business, prospects, financial condition and results of operations, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of Lucid’s operations, any of which could adversely affect its business, prospects, financial condition and results of operations.

Risks Related to Litigation and Regulation
Lucid is subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm its business and results of operations.
Lucid is or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining its facilities. The costs of compliance, including remediating contamination if any is found on Lucid’s properties and any changes to Lucid’s operations mandated by new or amended laws, may be significant. Lucid may also face unexpected delays in obtaining permits and approvals required by such laws in connection with its manufacturing facilities, which would hinder its ability to commence or continue its commercial manufacturing operations. Such costs and delays may adversely impact Lucid’s business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of Lucid’s operations.
In addition, motor vehicles are subject to substantial regulation under international, federal, state and local laws. Lucid has incurred, and expects to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays or fines. In the United States, vehicles must meet or exceed all federally mandated motor vehicle safety standards to be certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. The Lucid Air and any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. Environmental Protection Agency, NHTSA, other federal agencies, various state agencies and various state boards, and compliance certification is required for each new model year and changes to the model within a model year. These laws and standards are subject to change from time to time, and Lucid could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and Lucid faces risks associated with changes to these regulations, which could have an impact on the acceptance of its electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, Lucid’s business could be adversely affected.
Lucid also expects to become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, the Middle East and China. Applicable regulations in countries outside of the U.S., such as standards relating to vehicle safety, fuel economy and emissions, among other things, are often materially different from requirements in the United States. Compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of Lucid’s vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. There can be no assurance that Lucid will be able to achieve foreign regulatory compliance in a timely manner and at its expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm Lucid’s business, prospects, results of operations and financial condition.
Lucid may face regulatory limitations on its ability to sell vehicles directly, which could materially and adversely affect its ability to sell its vehicles.
Lucid’s business plan includes the direct sale of vehicles to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers from being a licensed dealer and directly selling new motor vehicles to retail consumers. Lucid anticipates that it can become a licensed dealer in certain states. In some states, Lucid has also opened or expects to open Lucid Studios to educate and inform customers about Lucid’s vehicles, but not all such Lucid Studios will actually transact in the sale of vehicles. The application of these state laws to Lucid’s operations continues to be difficult to predict. Laws in some states have limited Lucid’s ability to obtain dealer licenses from state motor vehicle regulators and may continue to do so.
Lucid may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that Lucid is acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit Lucid from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Even if regulators decide to permit Lucid to sell vehicles, such decisions may be challenged by dealer associations and others as to whether such decisions comply with applicable state motor vehicle industry laws. Further, even in jurisdictions where Lucid believes applicable laws and regulations do not currently prohibit its direct sales model or where it has reached agreements with regulators, legislatures may impose additional limitations. For example, the Michigan House of Representatives recently passed a bill, House Bill 6233, which would have restricted Lucid’s direct sales model. Although the bill was not taken up by the Michigan Senate, similar legislation may be passed in the future in Michigan or in other jurisdictions. Because the laws vary from state to state, Lucid’s distribution model must be carefully established, and its sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of Lucid’s business.
Lucid may choose to or be compelled to undertake product recalls or take other actions, which could adversely affect its business, prospects, results of operations, reputation and financial condition.
Product recalls in the future may result in adverse publicity, damage Lucid’s reputation and adversely affect its business, prospects, results of operations and financial condition. In the future, Lucid may, voluntarily or involuntarily, initiate a recall if any of its electric vehicles or components (including its battery cells) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, Lucid may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize Lucid’s ability to fulfill existing contractual commitments or satisfy demand for its electric vehicles and could also result in the loss of business to its competitors. Such recalls, whether caused by systems or components engineered or manufactured by Lucid or its suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect Lucid’s brand image in its target market and its business, prospects, results of operations and financial condition.
Lucid may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause it to incur significant expenses, divert its management’s attention, and materially harm its business, results of operations, cash flows and financial condition.
From time to time, Lucid may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, its direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect its business, results of operations, cash flows and financial condition. In the ordinary course of business, Lucid has been the subject of complaints or litigation, including claims related to employment matters.
Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, Lucid’s litigation costs could be significant, even if it achieves favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require Lucid to modify, make temporarily unavailable or stop manufacturing or selling its vehicles in some or all markets, all of which could negatively affect its sales and revenue growth and adversely affect its business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that Lucid’s expectations will prove correct, and even if these matters are resolved in Lucid’s favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm its business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of Lucid Group’s common stock.
Lucid may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.
Lucid may become subject to product liability claims, which could harm its business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and Lucid faces inherent risks of exposure to claims in the event its future production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. Lucid also expects that, as is true for other automakers, Lucid’s vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of its vehicles, Lucid may face product liability claims and adverse publicity in connection with such incidents. In addition, Lucid may face claims arising from or related to failures, claimed failures or misuse of new technologies that Lucid expects to offer, including AD/ADAS features in its vehicles. In addition, the battery packs that Lucid produces make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While Lucid has designed its battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, there can be no assurance that a field or testing failure of its vehicles or other battery packs that Lucid produces will not occur, in particular due to a high-speed crash. In addition, although Lucid intends to equip its vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient or any warning. Any such events or failures of Lucid’s vehicles, battery packs or warning systems could subject Lucid to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.
A successful product liability claim against Lucid could require it to pay a substantial monetary award. Lucid’s risks in this area are particularly pronounced given that it has not yet deployed its vehicles for consumer use and in light of the limited field experience of its vehicles. Moreover, a product liability claim against Lucid or its competitors could generate substantial negative publicity about Lucid’s vehicles and business and inhibit or prevent commercialization of its future vehicles, which would have material adverse effect on its brand, business, prospects and results of operations. Lucid’s insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to Lucid or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on Lucid’s reputation, business and financial condition.
Lucid may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate its manufacturing facilities.
Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. While Lucid believes that it has the permits necessary to carry out and perform its current plans and operations at its Casa Grande, Arizona manufacturing facilities based on its current target production capacity, Lucid is in the process of applying for and securing other environmental permits and final certificates of occupancy necessary for the commercial operation of such facilities. Lucid plans to expand its manufacturing facilities and construct additional manufacturing facilities over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater, and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate Lucid’s manufacturing facilities could adversely affect its ability to execute on its business plans and objectives based on its current target production capacity or its future target production capacity. See “— Risks Related to Manufacturing and Supply Chain — Lucid has experienced and may in the future experience significant delays in the design, manufacture, launch and financing of the Lucid Air, which could harm its business and prospects.”
Lucid is subject to various environmental, health and safety laws and regulations that could impose substantial costs on it and cause delays in expanding its production facilities.
Lucid’s operations are subject to federal, state and local environmental laws and regulations and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and Lucid has limited experience complying with them. Moreover, Lucid may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require it to change its operations, potentially resulting in a material adverse effect on its business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of its operations.
Contamination at properties Lucid owns or operates, properties Lucid formerly owned or operated or properties to which hazardous substances were sent by Lucid may result in liability for Lucid under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Lucid’s financial condition or results of operations.
Lucid’s operations are also subject to federal, state, and local workplace safety laws and regulations, including, but not limited to, the Occupational Health and Safety Act, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties. Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect Lucid’s production or other operations, including with respect to the planned start of production of the Lucid Air, which could have a material adverse effect on Lucid’s business, prospects and results of operations.
AD/ADAS technology is subject to uncertain and evolving regulations.
Lucid expects to introduce certain AD/ADAS technologies into its vehicles over time. AD/ADAS technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond Lucid’s control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a driver. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations or may delay products or restrict self-driving features and availability, which could adversely affect Lucid’s business. Lucid’s vehicles may not achieve the requisite level of autonomy that may be required in some countries or jurisdictions for certification and rollout to consumers or satisfy changing regulatory requirements which could require Lucid to redesign, modify or update its AD/ADAS hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm its competitive position, which could adversely affect Lucid’s business, prospects, results of operations and financial condition.

Lucid is subject to U.S. and foreign anti-corruption, anti-money laundering and anti-boycott laws and regulations. Lucid can face criminal liability and other serious consequences for violations, which can harm its business.
Lucid is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which it expects to conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Lucid can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if it does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.
Lucid is subject to governmental export and import controls and laws that could subject it to liability if it is not in compliance with such laws.
Lucid’s vehicles are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of Lucid’s vehicles and technology must be made in compliance with these laws and regulations. If Lucid fails to comply with these laws and regulations, Lucid and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on it and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. In addition, Lucid may in the future establish international operations for the reassembly or manufacture of its vehicles, which could subject it to additional constraints under applicable export and import controls and laws.
In addition, changes to Lucid’s vehicles, or changes in applicable export control, import or economic sanctions laws and regulations, may create delays in the introduction and sale of Lucid’s vehicles and solutions or, in some cases, prevent the export or import of Lucid’s vehicles to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of Lucid’s vehicles, as well decreasing Lucid’s ability to export or market its vehicles to potential customers. Any decreased use of Lucid’s vehicles or limitation on its ability to export or market its vehicles could adversely affect Lucid’s business, prospects, results of operations and financial condition.
Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect Lucid’s business, prospects, results of operations and financial condition.
The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have begun to result in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which could make it more costly for Lucid to export its vehicles to those countries. If Lucid is unable to pass the costs of such tariffs on to its customer base or otherwise mitigate such costs, or if demand for Lucid’s exported vehicles decreases due to the higher cost, Lucid’s results of operations could be materially adversely affected. In addition, further tariffs have been proposed by the United States and its trading partners, and additional trade restrictions could be implemented on a broad range of products or raw materials. The resulting environment of retaliatory trade or other practices could harm Lucid’s ability to obtain necessary inputs or sell its vehicles at prices customers are willing to pay, which could have a material adverse effect on Lucid’s business, prospects, results of operations and financial condition.

A failure to properly comply with foreign trade zone laws and regulations could increase the cost of Lucid’s duties and tariffs.
Lucid has established a foreign trade zone with respect to certain of its facilities in Casa Grande, Arizona, through qualification with U.S. Customs and Border Protection. Materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. Lucid expects to benefit from the adoption of a foreign trade zone by reduced duties, deferral of certain duties and tariffs, and reduced processing fees, which Lucid expects to help it realize a reduction in duty and tariff costs. However, the operation of Lucid’s foreign trade zone requires compliance with applicable regulations, including with respect to the physical security of the foreign trade zone, and continued support of U.S. Customs and Border Protection with respect to the foreign trade zone program. If Lucid is unable to maintain the qualification of its foreign trade zone, or if foreign trade zones are limited or unavailable to it in the future, its duty and tariff costs could increase, which could have an adverse effect on its business and results of operations.
Risks Related to Intellectual Property
Lucid may fail to adequately obtain, maintain, enforce and protect its intellectual property and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If Lucid is unsuccessful in any of the foregoing, its competitive position could be harmed and it could be required to incur significant expenses to enforce its rights.
Lucid’s ability to compete effectively is dependent in part upon its ability to obtain, maintain, enforce and protect its intellectual property and proprietary technology, but Lucid may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology, which could harm its business and competitive position. Lucid establishes and protects its intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and other jurisdictions. Despite Lucid’s efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available in all cases or will be adequate to prevent Lucid’s competitors or other third parties from copying, reverse engineering or otherwise obtaining and using its technology or products or seeking court declarations that they do not infringe, misappropriate or otherwise violate its intellectual property. Failure to adequately obtain, maintain, enforce and protect Lucid’s intellectual property could result in its competitors offering identical or similar products, potentially resulting in the loss of Lucid’s competitive advantage and a decrease in its revenue which would adversely affect its business, prospects, financial condition and results of operations.
The measures Lucid takes to obtain, maintain, protect and enforce its intellectual property, including preventing unauthorized use by third parties, may not be effective for various reasons, including the following:
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any patent applications Lucid files may not result in the issuance of patents;

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Lucid may not be the first inventor of the subject matter to which it has filed a particular patent application, and it may not be the first party to file such a patent application;

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the scope of Lucid’s issued patents may not be broad enough to protect its inventions and proprietary technology;

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Lucid’s issued patents may be challenged or invalidated by its competitors or other third parties;

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patents have a finite term, and competitors and other third parties may offer identical or similar products after the expiration of Lucid’s patents that cover such products;

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Lucid’s employees, contractors or business partners may breach their confidentiality, non-disclosure and non-use obligations;

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competitors and other third parties may independently develop technologies that are the same or similar to ours;

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the costs associated with enforcing patents or other intellectual property rights, or confidentiality and invention assignment agreements may make enforcement impracticable; and

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competitors and other third parties may circumvent or otherwise design around Lucid’s patents or other intellectual property.

Patent, trademark, copyright and trade secret laws vary significantly throughout the world. The laws of some foreign countries, including countries in which Lucid’s products are sold, may not be as protective of intellectual property rights as those in the United States, and mechanisms for obtaining and enforcing intellectual property rights may be inadequate. Therefore, Lucid’s intellectual property may not be as strong or as easily obtained or enforced outside of the United States. Further, policing the unauthorized use of Lucid’s intellectual property in foreign jurisdictions may be difficult. In addition, third parties may seek to challenge, invalidate or circumvent Lucid’s patents, trademarks, copyrights, trade secrets or other intellectual property, or applications for any of the foregoing, which could permit Lucid’s competitors or other third parties to develop and commercialize products and technologies that are the same or similar to ours.
While Lucid has registered and applied for trademarks in an effort to protect its brand and goodwill with customers, competitors or other third parties have in the past and may in the future oppose its trademark applications or otherwise challenge Lucid’s use of the trademarks and other brand names in which it has invested. Such oppositions and challenges can be expensive and may adversely affect Lucid’s ability to maintain the goodwill gained in connection with a particular trademark. In addition, Lucid may lose its trademark rights if it is unable to submit specimens of use by the applicable deadline to perfect such trademark rights.
It is Lucid’s policy to enter into confidentiality and invention assignment agreements with its employees and contractors that have developed material intellectual property for Lucid, but these agreements may not be self-executing and may not otherwise adequately protect Lucid’s intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. Furthermore, Lucid cannot be certain that these agreements will not be breached and that third parties will not gain access to its trade secrets, know-how and other proprietary technology. Third parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of Lucid’s intellectual property is difficult and costly, as are the steps Lucid has taken or will take to prevent misappropriation.
Lucid has licensed and plans to further license patents and other intellectual property from third parties, including suppliers and service providers, and it may face claims that its use of this in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third parties. In such cases, Lucid will seek indemnification from its licensors. However, Lucid’s rights to indemnification may be unavailable or insufficient to cover its costs and losses. Furthermore, disputes may arise with Lucid’s licensors regarding the intellectual property subject to, and any of Lucid’s rights and obligations under, any license or other commercial agreement.
To prevent unauthorized use of Lucid’s intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of Lucid’s intellectual property against third parties. Any such action could result in significant costs and diversion of Lucid’s resources and management’s attention, and there can be no assurance that Lucid will be successful in any such action. Furthermore, many of Lucid’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than Lucid does. Accordingly, despite its efforts, Lucid may not be able to prevent third parties from infringing, misappropriating or otherwise violating its intellectual property. Any of the foregoing could adversely affect Lucid’s business, prospects, financial condition and results of operations.
Lucid may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property, which could be time-consuming and costly and result in significant legal liability.
There is considerable patent and other intellectual property development activity in Lucid’s industry. Companies, organizations and individuals, including Lucid’s competitors, may hold or obtain patents, trademarks or other intellectual property that would prevent, limit or interfere with Lucid’s ability to make, use, develop, sell, lease, market or otherwise exploit its vehicles, components or other technology, which could make it more difficult for Lucid to operate its business. Lucid’s success depends in part on not infringing, misappropriating or otherwise violating the intellectual property of third parties. From time to time, Lucid may receive communications from third parties, including its competitors, alleging that it is infringing, misappropriating or otherwise violating their intellectual property or otherwise asserting their rights and urging it to take licenses, and Lucid may be found to be infringing, misappropriating or otherwise violating such rights. There can be no assurance that Lucid can adequately mitigate the risk of potential suits or other legal demands by its competitors or other third parties. Accordingly, Lucid may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or at all or that litigation will not occur, and such licenses and associated litigation could significantly increase its operating expenses. Lucid may be unaware of the intellectual property and other proprietary rights of third parties that may cover some or all of its products or technologies. Any claims or litigation could cause Lucid to incur significant expenses and, if successfully asserted against it, could have adverse effects on Lucid’s business, including requiring that it:
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pay substantial damages, including treble damages for willful infringement, or ongoing royalty payments;

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cease developing, selling, leasing, using or incorporating certain components into vehicles or offering goods or services that incorporate or use the asserted intellectual property;

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seek a license from the owner of the asserted intellectual property, which license may not be available on reasonable terms, or at all;

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comply with other unfavorable terms; or

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establish and maintain alternative branding for its products and services.

If any of Lucid’s customers or indemnitees are alleged to have infringed, misappropriated or otherwise violated any third-party intellectual property, Lucid would in general be required to defend or settle the litigation on their behalf. In addition, if Lucid is unable to obtain licenses or modify its products or technologies to make them non-infringing, Lucid might have to refund a portion of license fees paid to it and terminate those agreements, which could further exhaust its resources. In addition, Lucid may pay substantial settlement amounts or royalties on future product sales to resolve claims or litigation, whether or not legitimately or successfully asserted against it. Even if Lucid were to prevail in the actual or potential claims or litigation against it, any claim or litigation regarding its intellectual property could be costly and time-consuming and divert the attention and resources of its management and key personnel from its business operations. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing Lucid’s products or otherwise cause Lucid reputational harm and negative publicity.
Furthermore, many of Lucid’s employees were previously employed by other automotive companies or by suppliers to automotive companies. Lucid may be subject to claims that it or its employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these employees’ former employers. Litigation may be necessary to defend against these claims. If Lucid fails in defending such claims, in addition to paying monetary damages, Lucid may lose valuable intellectual property or personnel. A loss of key personnel or Lucid’s work product could hamper or prevent Lucid’s ability to commercialize its products, which could severely harm Lucid’s business. Even if Lucid is successful in defending against these claims, litigation could result in substantial costs and demand on management resources. Any of the foregoing could materially adversely affect Lucid’s business, prospects, results of operations and financial condition.
Some of Lucid’s products contain open source software, which may pose particular risks to its proprietary software, products and services in a manner that could harm its business.
Lucid uses open source software in its products and anticipates using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and Lucid may be subject to such terms. The terms of many open source licenses to which Lucid is subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Lucid’s ability to provide or distribute its products or services. Any actual or claimed requirement to disclose Lucid’s proprietary source code or pay damages for breach of contract could harm Lucid’s business and could help third parties, including Lucid’s competitors, develop products and services that are similar to or better than Lucid’s. While Lucid monitors its use of open source software and tries to ensure that none is used in a manner that would require it to disclose its proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Additionally, Lucid could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that it developed using such software, which could include its proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require Lucid to make its software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until it can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and Lucid may not be able to complete the re-engineering process successfully.
Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and Lucid cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect Lucid’s business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on Lucid’s business, financial condition and results of operations.
Risks Related to Financing and Strategic Transactions
Lucid will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.
Lucid anticipates that it will need to raise additional funds through equity or debt financings. Lucid’s business is capital-intensive, and Lucid expects that the costs and expenses associated with its planned operations will continue to increase in the near term. Lucid does not expect to achieve positive cash flow from operations before 2025, if at all. Further, to the extent that there are significant redemptions by Churchill stockholders, there will be less capital available to Lucid as a result of the business combination, and Lucid may be required to raise additional capital earlier than it expects. In addition, during the first year following the Closing of the Transactions, Lucid expects that Lucid Group will settle tax withholding obligations in connection with vesting of the CEO RSU Award (as defined in “Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — CEO RSU Award”) through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting date will be based on the fair value of the Lucid Group Common Stock on such vesting date. Depending on the fair value of the Lucid Group Common Stock and the number of RSUs vesting on any applicable vesting date, such net settlement could require Lucid Group to expend substantial funds to satisfy tax withholding. Lucid’s plan to begin commercial production of its vehicles and grow its business is dependent upon the timely availability of funds and further investment in design, engineering, component procurement, testing, and the build-out of manufacturing capabilities. In addition, the fact that Lucid has a limited operating history means that it has limited historical data on the demand for its vehicles. As a result, Lucid’s future capital requirements are uncertain, and actual capital requirements may be greater than what it currently anticipates.
If Lucid raises additional funds through further issuances of equity or convertible debt securities, its shareholders could suffer significant dilution, and any new equity securities Lucid issues could have rights, preferences and privileges superior to those of holders of Lucid’s common stock. Any debt financing in the future could involve additional restrictive covenants relating to Lucid’s capital raising activities and other financial and operational matters, which may make it more difficult for Lucid to obtain additional capital and to pursue business opportunities, including potential acquisitions.
Lucid may not be able to obtain additional financing on terms favorable to it, if at all. Lucid’s ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, including recent volatility and disruptions in the capital and credit markets, including as a result of the ongoing COVID-19 pandemic, or investor acceptance of its business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to Lucid. If Lucid is unable to obtain adequate financing or financing on terms satisfactory to it, when it requires it, Lucid will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure, and it might not have sufficient resources to conduct or support its business as projected, which would have a material adverse effect on its results of operations, prospects and financial condition.
Lucid may not be able to identify adequate strategic relationship opportunities or form strategic relationships, in the future.
Lucid expects that strategic business relationships will be an important factor in the growth and success of its business. However, there are no assurances that Lucid will be able to identify or secure suitable business relationship opportunities in the future or that its competitors will not capitalize on such opportunities before it does. Lucid may not be able to offer similar benefits to other companies with which it would like to establish and maintain strategic relationships, which could impair its ability to establish such relationships. For example, Lucid has partnered with Electrify America to provide its customers with access to Electrify America’s charging infrastructure, and it will rely on ongoing access to such infrastructure to provide its customers with charging solutions. If Electrify America terminates this partnership or otherwise fails to deliver the anticipated benefits of this partnership, Lucid’s ability to provide a satisfactory customer experience will be harmed, and Lucid will be required to identify alternate charging partners or invest in its own charging network. Lucid’s current and future alliances could subject it to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect its business. Lucid may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Lucid may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party.
Moreover, identifying and executing on such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If Lucid is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects and results of operations could be materially adversely affected.
Lucid may acquire other businesses, which could require significant management attention, disrupt its business, dilute stockholder value and adversely affect its results of operations.
As part of its business strategy, Lucid may make investments in complementary companies, solutions or technologies. Lucid may not be able to find suitable acquisition candidates, and it may not be able to complete such acquisitions on favorable terms, if at all. In addition to possible stockholder approval, Lucid may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt its business strategy if it fails to do so. If Lucid does complete acquisitions, it may not ultimately strengthen its competitive position or achieve its goals. In addition, if Lucid is unsuccessful at integrating such acquisitions or developing the acquired technologies, the revenue and results of operations of the combined company could be adversely affected. Further, the integration of acquired businesses or assets typically requires significant time and resources, which could result in a diversion of resources from Lucid’s existing business, which could have an adverse effect on its operations, and Lucid may not be able to manage the process successfully. Lucid may not successfully evaluate or utilize the acquired technology or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. Lucid may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect its financial condition or the value of its common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to Lucid’s shareholders. The incurrence of indebtedness would result in increased fixed obligations and exposure to potential unknown liabilities of the acquired business and could also include covenants or other restrictions that would impede Lucid’s ability to manage its operations.

Lucid’s financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.
Lucid expects its period-to-period financial results to vary based on its operating costs and product demand, which it anticipates will fluctuate as it continues to design, develop and manufacture new vehicles, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Lucid’s revenues from period to period may fluctuate as it identifies and investigates areas of demand, adjusts volumes and adds new product derivatives based on market demand and margin opportunities, develops and introduces new vehicles or introduces existing vehicles to new markets for the first time. In addition, automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter, and Lucid expects to experience similar seasonality when it begins commercial production and sale of the Lucid Air and future vehicles. Lucid’s period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; profitability of its vehicles, especially in new markets; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both nationally and locally; negative publicity relating to its vehicles; changes in consumer preferences and competitive conditions; or investment in expansion to new markets. As a result of these factors, Lucid believes that quarter-to-quarter comparisons of its financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in Lucid’s quarterly performance could significantly and adversely affect the trading price of Lucid Group’s common stock.
Risks Related to Tax
Lucid’s ability to use net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2020, Lucid is expected to have accumulated U.S. federal and state net operating loss carryforwards and research and development credits which may be available to offset and reduce future taxable income.
However, the U.S. federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. tax code, respectively, and similar provisions of state law. Under those sections of the U.S. tax code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in Lucid’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Lucid has not yet completed an analysis of whether the business combination will result in an “ownership change” for purposes of Section 382 and Section 383 of the U.S. tax code.
U.S. federal net operating losses that were incurred prior to 2018 and the California net operating losses are generally available and can be carried forward for 20 years. The U.S. federal research and development credits can be carried forward for 20 years, and the California research and development credits have no expiration date. It is possible that Lucid will not generate taxable income in time to use these net operating loss carryforwards and research and development credits before their expiration. Under legislative changes enacted in December 2017, U.S. federal net operating losses incurred in 2018 and subsequent years can be carried forward indefinitely, but the annual utilizable net operating losses may not be more than 80% of the taxable income. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.
If the Merger fails to qualify as a tax-free reorganization for U.S. federal income tax purposes, U.S. holders of Lucid Common Shares will recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.
For U.S. federal income tax purposes, the Merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of each of Lucid and Churchill to complete the Merger, however, is not conditioned upon the receipt by either Lucid or Churchill of a tax opinion from its counsel or any other counsel on the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger qualifies as a “reorganization,” U.S. holders of Lucid Common

Shares will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of Churchill’s Class A common stock in exchange for Lucid Common Shares in the Merger. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, the receipt of Churchill’s Class A common stock in exchange for Lucid Common Shares in the Merger would be a taxable transaction for U.S. federal income tax purposes and U.S. holders of Lucid Common Shares would recognize gain or loss for U.S. federal income tax purposes on the receipt of Churchill’s Class A common stock in exchange for Lucid Common Shares in the Merger. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Merger to Lucid Shareholders” for additional information.
Unanticipated tax laws or any change in the application of existing tax laws to Lucid or Lucid's customers may adversely impact its profitability and business.
Lucid operates and is subject to income and other taxes in the United States and a growing number of other jurisdictions throughout the world. Existing domestic and foreign tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to Lucid (possibly with retroactive effect), which could require Lucid to change its transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges, and interest charges for past amounts due, the amounts and timing of which are difficult to discern. Existing tax laws, statutes, rules, regulations, or ordinances could also be interpreted, changed, modified, or applied adversely to Lucid's customers (possibly with retroactive effect) and, if Lucid's customers are required to pay additional surcharges, it could adversely affect demand for Lucid's vehicles. Furthermore, changes to federal, state, local, or international tax laws on income, sales, use, import/export, indirect, or other tax laws, statutes, rules, regulations, or ordinances on multinational corporations continue to be considered by the United States and other countries where Lucid currently operates or plans to operate. These contemplated tax initiatives, if finalized and adopted by countries, and the other tax issues described above may materially and adversely impact Lucid's operating activities, transfer pricing policies, effective tax rate, deferred tax assets, operating income, and cash flows.
Risks Related to Public Company Requirements
Lucid’s management team has limited experience managing a public company.
Most members of Lucid’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Lucid’s management team may not successfully or efficiently manage Lucid’s transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Lucid’s senior management and could divert their attention away from the day-to-day management of Lucid’s business, which could adversely affect its business, results of operations, cash flows and financial condition. In addition, Lucid expects to hire additional personnel to support its operations as a public company, which will increase its operating costs in future periods.
The requirements of being a public company may strain Lucid’s resources and distract its management, which could make it difficult to manage its business, particularly after Lucid is no longer an “emerging growth company.”
Following the completion of the business combination, Lucid will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to Lucid and could have a negative effect on Lucid’s results of operations, financial condition or business.
As a public company, Lucid will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on Lucid’s systems and resources. The Exchange Act requires that Lucid file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires that Lucid implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of its disclosure controls and procedures, Lucid will need to commit significant resources, hire additional staff and provide additional management oversight. Lucid will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining its growth also will require Lucid to commit additional management, operational and financial resources to identify new professionals to join it and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on Lucid’s results of operations, financial condition or business.
Following the completion of the business combination, Lucid Group will qualify as an “emerging growth company” as defined in the JOBS Act, and Lucid intends to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the combined company’s periodic reports and proxy statements. Lucid may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.
Lucid’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the combined company’s internal control over financial reporting until the later of its second annual report or the first annual report required to be filed with the SEC following the date the combined company is no longer an “emerging growth company” as defined in the JOBS Act. Lucid has identified material weaknesses in its internal control over financial reporting for the year ended December 31, 2020 and cannot assure you that there will not be material weaknesses or significant deficiencies in its internal controls in the future.
When these exemptions cease to apply, Lucid expects to incur additional expenses and devote increased management effort toward ensuring compliance with them. Lucid cannot predict or estimate the amount of additional costs it may incur as a result of becoming a public company or the timing of such costs.
Lucid has identified material weaknesses in its internal control over financial reporting. If Lucid is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, Lucid may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Lucid Group and the value of Lucid Group’s common stock.
As a privately-held company, Lucid was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, Lucid Group will be required to provide management’s attestation on internal control over financial reporting. If Lucid Group is unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in its consolidated financial statements, failure to meet its reporting obligations on a timely basis, increases in compliance costs, and subject Lucid Group to adverse regulatory consequences, all of which may adversely affect investor confidence in Lucid Group and the value of Lucid Group’s common stock.
In connection with the preparation and audit of Lucid’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Lucid’s financial statements will not be prevented or detected on a timely basis. The following material weaknesses were identified:
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Lucid did not maintain a sufficient complement of personnel with accounting knowledge, experience and training to appropriately analyze, record and disclose accounting matters to provide reasonable assurance of preventing material misstatements;

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Lucid did not maintain an effective process to verify changes to vendor records for payment remittances; and

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Lucid did not maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, Lucid did not design and maintain user access controls to ensure appropriate segregation of duties and restrict user access to its financial applications to appropriate company personnel.

The material weaknesses related to the insufficient complement of personnel and formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in potential misstatements that would not be prevented or detected. Each of these material weaknesses could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Lucid has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include the following steps:
•
hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting;

•
designing and implementing effective processes and controls to prevent payment to unverified vendors;

•
designing and implementing security management and change management controls over IT systems, including adjusting user access levels and implementing external logging of activity and periodic review of such logs; and

•
engaging an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of Lucid’s internal control over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

While Lucid is designing and implementing measures to remediate its existing material weaknesses, Lucid cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Lucid’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. If Lucid Group fails to remediate Lucid’s existing material weaknesses or identifies new material weaknesses in its internal controls over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to conclude that its internal controls over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal controls over financial reporting, it is possible that a material misstatement of Lucid’s financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of Lucid Group’s financial reports, and the market price of Lucid Group’s common stock could be negatively affected.
Risks Related to Churchill and the Business Combination
The Sponsor and the Insiders have agreed to vote in favor of the business combination, regardless of how Churchill’s public stockholders vote.
Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and the Insiders have agreed to vote any shares of common stock owned by them in favor of the business combination proposal. As of the date of this proxy statement/prospectus, the Sponsor and the Insiders own shares equal to approximately 20% of Churchill’s issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if the Sponsor and the Insiders agreed to vote any shares of common stock owned by them in accordance with the majority of the votes cast by the public stockholders.
The Sponsor, certain members of the Churchill Board and certain Churchill officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering the Churchill Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our stockholders should be aware that the Sponsor and certain directors and officers of Churchill have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:
•
the fact that the Sponsor and the Insiders have agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the continued right of the Sponsor to hold Churchill’s Class A common stock and the shares of Churchill’s Class A common stock to be issued to the Sponsor upon exercise of its private placement warrants following the Transactions, subject to certain lock-up periods;

•
if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•
the fact that the Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within the completion window;

•
the fact that the Sponsor and the Insiders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination within the completion window;

•
the fact that the Sponsor paid an aggregate of approximately $42,850,000 for its 42,850,000 private placement warrants to purchase shares of Churchill’s Class A common stock and that such private placement warrants will expire worthless if a business combination is not consummated within the completion window; and

•
the fact that Churchill entered into the Investor Rights Agreement.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Lucid, completing a business combination with Lucid and may influence their operation of Lucid Group following the business combination. This risk may become more acute as the deadline of August 3, 2022 (or November 3, 2022 if Churchill has an executed letter of intent, agreement in principle or definitive agreement for a business combination by August 3, 2022) for completing an initial business combination nears.
The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting

Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our common stock and public warrants are currently listed on the NYSE and we expect them to be listed on Nasdaq upon consummation of the business combination. Our continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed. There can be no assurance that Lucid Group will be able to comply with the continued listing standards of Nasdaq following the business combination. If, after the business combination, Nasdaq delists Lucid Group’s common stock from trading on its exchange for failure to meet the listing standards, Churchill’s stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for Churchill’s securities;

•
reduced liquidity for Churchill’s securities;

•
a determination that Churchill’s common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Churchill’s securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. It has also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.
If the Transactions or another business combination are not consummated by Churchill within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, including the Transactions, on the other hand, Churchill will be liable for all such claims. Neither Churchill nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Churchill. Please see the section entitled “Other Information Related to Churchill — Liquidation if no Business Combination” for further information. If Churchill is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the Sponsor has also agreed to advance Churchill the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expense.
These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of William J. Bynum, Bonnie Jonas, Andrew Liveris, Malcom S. McDermid, Karen G. Mills has an economic interest in shares of Churchill’s common stock and warrants to purchase shares of Churchill’s common stock through his or her ownership of membership interests in the Sponsor, but does not beneficially own any of Churchill’s common stock or warrants. In addition, Glenn R. August may be deemed to have an indirect interest in Churchill as a result of an affiliate of Oak Hill Advisors, L.P. having membership interests in the Sponsor. In considering the recommendations of the Churchill Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, Churchill’s stockholders should consider these interests.
The exercise of Churchill’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in Churchill’s stockholders’ best interest.
In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Merger Agreement, would require Churchill to agree to amend the Merger Agreement, to consent to certain actions taken by Lucid or to waive rights that Churchill is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Lucid’s business, a request by Lucid to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Lucid’s business and would entitle Churchill to terminate the Merger Agreement. In any of such circumstances, it would be at Churchill’s discretion, acting through the Churchill Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Churchill and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Churchill does not believe there will be any material changes or waivers that Churchill’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Churchill will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.
If Churchill is unable to complete the Transactions or another initial business combination by August 3, 2022 (or November 3, 2022, if Churchill has an executed letter of intent, agreement in principle or definitive agreement for a business combination by August 3, 2022) Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, third parties may bring claims against Churchill and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.
Under the terms of Churchill’s current certificate of incorporation, Churchill must complete a business combination before the end of the completion window, or Churchill must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, third parties may bring claims against Churchill. Although Churchill has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Churchill’s public stockholders. If Churchill is unable to complete a business combination within the completion window, the executive officers have agreed they will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.
Additionally, if Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Churchill otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Churchill may not be able to return to its public stockholders at least $10.00 per share.
Churchill’s stockholders may be held liable for claims by third parties against Churchill to the extent of distributions received by them.
If Churchill is unable to complete the Transactions or another business combination within the completion window, Churchill will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Churchill Board, dissolve and liquidate, subject (in the case of (ii) and

(iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Churchill cannot assure you that it will properly assess all claims that may be potentially brought against Churchill. As such, Churchill’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Churchill cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Churchill.
If Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Churchill’s stockholders. Furthermore, because Churchill intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Churchill Board may be viewed as having breached their fiduciary duties to Churchill’s creditors and/or may have acted in bad faith, and thereby exposing itself and Churchill to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Churchill cannot assure you that claims will not be brought against it for these reasons.
Activities taken by existing Churchill stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Churchill’s stock.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Churchill common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Churchill common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting. As of the date of this proxy statement/prospectus, no such transactions have occurred nor are they planned to occur.
Churchill’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of Churchill’s Class A common stock as consideration in the business combination and the PIPE Investment. Having a minority share position may reduce the influence that Churchill’s current stockholders have on the management of Churchill.
Upon completion of the Transactions, we anticipate that: (1) Lucid shareholders (without taking into account shares of Lucid Group Common Stock issuable to holders of Lucid Group Awards) are expected to hold an ownership interest of 73.5% of the issued and outstanding Lucid Group Common Stock, (2) the Sponsor is expected to hold an ownership interest of 3.2% of the issued and outstanding Lucid Group Common Stock, (3) Churchill’s public stockholders (other than the PIPE Investors) will retain an ownership interest of 12.9% of the issued and outstanding Lucid Group Common Stock and (4) the PIPE Investors are expected to hold an ownership interest of 10.4% of the issued and outstanding Lucid Group Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) no exercises of warrants to purchase Lucid Group Common Stock, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, and (iv) that Lucid Group reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs, (v) Lucid Group sells and issues 166,666,667 shares of Lucid Group

Common Stock to the PIPE Investors pursuant to the PIPE Investment and (vi) Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. If the actual facts are different from these assumptions, the percentage ownership retained by the current Churchill stockholders in Lucid Group will be different.
The following table illustrates varying ownership levels in Lucid Group immediately following the consummation of the Transactions based on the assumptions above:
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(4)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Lucid shareholders(1)	1,178,126,508	73.5%	1,178,126,508	82.6%
Churchill Sponsor(2)	51,750,000	3.2%	51,750,000	3.6%
Churchill public stockholders	207,000,000	12.9%	29,991,399	2.1%
PIPE Investors(3)	166,666,667	10.4%	166,666,667	11.7%
Total	1,603,543,175	100.0%	1,426,534,574	100.0%

(1)
Excludes an estimated 103,795,032 shares of Lucid Group Common Stock to be reserved for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs.

(2)
The 51,750,000 shares beneficially owned by the Sponsor is inclusive of the 17,250,000 Sponsor Earnback Shares, which will be restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

(3)
Reflects the sale and issuance of 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.

(4)
Assumes maximum redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of December 31, 2020.

Having a minority ownership interest in Lucid Group may reduce the influence that Churchill’s public stockholders have on the management of Churchill. See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Impact of the Business Combination on Lucid Group’s Public Float” and section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
A significant portion of Lucid Group’s Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of Lucid Group’s Class A common stock to drop significantly, even if our business is doing well.
The market price of shares of Lucid Group’s Class A common stock could decline as a result of substantial sales of common stock, particularly by our significant stockholders, a large number of shares of common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.
After the business combination, it is anticipated that there will be outstanding (i) approximately 1,603,543,175 shares of Lucid Group’s Class A common stock (assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders), (ii) warrants to purchase approximately 84,250,000 shares of Lucid Group’s Class A common stock and (iii) assumed Lucid options and restricted stock units covering approximately 103,795,032 shares of Lucid Group’s Class A common stock.
Pursuant to the Investor Rights Agreement and the amended and restated bylaws that will be in effect after the business combination, after the consummation of the business combination and subject to certain exceptions, the holders of: (i) shares of common stock of Churchill issued as consideration pursuant to the business combination, (ii) any assumed Lucid equity awards or warrants; or (iii) shares of common stock of Churchill underlying such assumed Lucid equity awards or warrants, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii). Such restrictions begin at the Closing and end at the date that is 180 days after the Closing. Pursuant to the Investor Rights Agreement, certain Lucid shareholders have agreed to the same restrictions, and the Sponsor has agreed to similar restrictions for a period of 18 months with respect to the Churchill common stock and Churchill private placement warrants held by it. However, following the expiration of such lock-up periods, the Sponsor and the other lock-up parties will not be restricted from selling Lucid Group securities held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of Lucid Group Common Stock after the expiration of the lock-up period applicable to them, other than by applicable securities laws. As such, sales of a substantial number of shares of Lucid Group Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Lucid Group Common Stock.
In addition, pursuant to the Investor Rights Agreement, the Sponsor, Ayar and certain other parties thereto will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Lucid Group may be required to register up to approximately        million shares of its Class A common stock pursuant to the Investor Rights Agreement. For a summary of the terms of the Investor Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”
Following the business combination, Lucid Group will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. Lucid Group’s stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.
Upon the Closing, Ayar will hold 62.6% of Lucid Group Common Stock, assuming that no public stockholders exercise their redemption rights in connection with the Transactions and subject to certain other assumptions as set forth under “Beneficial Ownership of Securities.” As a result, and Lucid Group will be a “controlled company” within the meaning of the Nasdaq rules, and as a result, will qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. As a result, Lucid Group’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Ayar will also have the ability to nominate five of the nine directors to the Lucid Group board of directors.
Further, this concentration of ownership and voting power will allow Ayar to control Lucid Group’s decisions, including matters requiring approval by Lucid Group’s stockholders (such as, subject to the Investor Rights Agreement, the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to Lucid Group’s stockholders, could deprive Lucid Group’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of Lucid Group’s common stock.
The Sponsor, Ayar and the PIPE Investors will beneficially own a significant equity interest in Churchill and may take actions that conflict with your interests.
The interests of Sponsor, Ayar and the PIPE Investors may not align with the interests of Churchill and its other stockholders. The Sponsor, Ayar and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Churchill. The Sponsor, Ayar and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to Churchill’s business and, as a result, those acquisition opportunities may not be available to us.
We may issue additional shares of Lucid Group’s Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of Lucid Group’s Class A common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan, without stockholder approval, in a number of circumstances. After the business combination, it is anticipated that we will assume Lucid options and restricted stock units covering approximately 103,795,032 shares of Lucid Group’s Class A common stock.
Our issuance of additional shares of Lucid Group’s Class A common stock or other equity securities of equal or senior rank could have the following effects:
•
your proportionate ownership interest in Lucid Group will decrease;

•
the relative voting strength of each previously outstanding share of common stock may be diminished; or

•
the market price of our shares of Lucid Group stock may decline.

We have no operating history and our results of operations and those of Lucid Group may differ significantly from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.
Churchill is a blank check company with no operating history or results.
This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Lucid Group. The unaudited pro forma condensed combined statement of loss of Lucid Group combines the historical audited results of operations of Churchill.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Lucid Group. Accordingly, Lucid Group’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Churchill and Lucid have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Churchill if the business combination is not completed.
Churchill and Lucid expect to incur significant costs associated with the business combination. Even if the business combination is not completed, Churchill expects to incur approximately $2,000,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Churchill if the business combination is not completed.
Even if Churchill consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of Churchill’s warrants may be amended.
The exercise price for Churchill public warrants is $11.50 per share of Churchill’s Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If Churchill is unable to complete an initial business combination, Churchill’s warrants may expire worthless.
If Churchill is unable to complete an initial business combination, Churchill’s warrants may expire worthless.
Churchill and Lucid will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on Churchill and Lucid. These uncertainties may impair our or Lucid’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Lucid’s business could be harmed.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•
changes in the valuation of our deferred tax assets and liabilities;

•
expected timing and amount of the release of any tax valuation allowances;

•
tax effects of stock-based compensation;

•
costs related to intercompany restructurings;

•
changes in tax laws, regulations or interpretations thereof; or

•
lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
If Churchill’s due diligence investigation of the Lucid business was inadequate, then stockholders of Churchill following the business combination could lose some or all of their investment.
Even though Churchill conducted a due diligence investigation of the Lucid business, Churchill cannot be sure that this diligence uncovered all material issues that may be present inside the Lucid business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Lucid business and outside of its control will not later arise.
Following the consummation of the business combination, Lucid Group’s only significant asset will be its ownership interest in the Lucid business, and such ownership may not be sufficiently profitable or valuable to enable Lucid Group to satisfy Lucid Group’s other financial obligations. Lucid Group does not anticipate paying any cash dividends for the foreseeable future.
Following the consummation of the business combination, Lucid Group will have no direct operations and no significant assets other than its ownership interest in the Lucid business. Lucid Group will depend on the Lucid business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, the Lucid business may not be sufficient to pay dividends or make distributions or loans to enable Lucid Group to pay any dividends on the common stock or satisfy its other financial obligations.
In addition, Lucid has never declared or paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future. Lucid currently intends to retain its future earnings, if any, for the foreseeable future, to fund the development and growth of its business. Any future determination to pay dividends will be at the discretion of Lucid Group’s board of directors and will be dependent upon its financial condition, results of operations, capital requirements, applicable contractual restrictions and such other factors as the board of directors may deem relevant. As a result, capital appreciation in the price of Lucid Group’s common stock, if any, will be your only source of gain on an investment in Lucid Group’s common stock.
Please see the sections titled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.
The amended and restated bylaws that will be effective following the completion of the business combination designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Lucid Group stockholders, which could limit the ability of Lucid Group’s stockholders to obtain a favorable judicial forum for disputes with Lucid Group or with directors, officers or employees of Lucid Group and may discourage stockholders from bringing such claims.
Under the amended and restated bylaws that will be effective following the completion of the business combination, unless Lucid Group consents in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for:
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any derivative action or proceeding brought on behalf of Lucid Group;

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any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of Lucid Group to Lucid Group or Lucid Group’s stockholders;

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any action asserting a claim against Lucid Group or any director or officer or other employee of Lucid Group arising pursuant to any provision of the DGCL or Lucid Group’s certificate of incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); or

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any action asserting a claim against Lucid Group or any director or officer or other employee of Lucid Group governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of the amended and restated bylaws will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the amended and restated bylaws will provide that, unless Lucid Group consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, any person or entity purchasing or otherwise acquiring any interest in shares of Lucid Group’s capital stock will be deemed to have notice of, and consented to, the provisions of the amended and restated bylaws described in the preceding sentences. These provisions of the amended and restated bylaws could limit the ability of Lucid Group stockholders to obtain a favorable judicial forum for certain disputes with Lucid Group or with its directors, officers or other employees, which may discourage such lawsuits against Lucid Group and its directors, officers and employees. Alternatively, if a court were to find these provisions of the amended and restated bylaws inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, Lucid Group may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
Some provisions of Delaware law and Lucid Group’s second amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of the business combination may deter third parties from acquiring Lucid Group and diminish the value of Lucid Group’s common stock.
Lucid Group’s second amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of the business combination will provide for, among other things:
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the ability of Lucid Group’s board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire Lucid Group or otherwise effect a change in control;

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subject to the Investor Rights Agreement, advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and

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certain limitations on convening special stockholder meetings.

In addition, in the second amended and restated certificate of incorporation, Lucid Group has not opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
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prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by Lucid’s board of directors and by the affirmative vote of holders of at least two-thirds of the votes of Lucid’s outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of Lucid’s outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Lucid Group for a three-year period. This provision may encourage companies interested in acquiring Lucid Group to negotiate in advance with its board of directors because the stockholder approval requirement would be avoided if Lucid Group’s board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Lucid Group’s board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
These provisions in Lucid Group’s second amended and restated certificate of incorporation and amended and restated bylaws, as well as Delaware law, may discourage, delay or prevent a transaction involving a change in control of Lucid Group that is in the best interest of its minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Lucid Group’s common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to theLucid Group board of directors of Lucid Group and take other corporate actions.

Subsequent to the completion of the business combination, Lucid Group may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Lucid Group’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although Churchill has conducted due diligence on the Lucid business, Churchill cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Lucid business and outside of Churchill’s and Lucid’s control will not later arise. As a result of these factors, Lucid Group may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if Churchill’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Churchill’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Churchill’s liquidity, charges of this nature could contribute to negative market perceptions about Lucid Group or its securities. Accordingly, any of Churchill’s stockholders who choose to remain stockholders of Lucid Group following the business combination could suffer a reduction in the value of their shares.
A market for Lucid Group’s securities may not continue, which would adversely affect the liquidity and price of Lucid Group’s securities.
Following the business combination, the price of Lucid Group’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for Lucid Group’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of Lucid Group’s securities after the business combination can vary due to general economic conditions and forecasts, Lucid Group’s general business condition and the release of Lucid Group’s financial reports. Additionally, if Lucid Group’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Lucid Group’s securities may be more limited than if Lucid Group was quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Churchill’s securities may decline.
If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of Lucid Group’s securities following the consummation of the business combination may decline. The market values of Lucid Group’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Churchill’s stockholders vote on the business combination.
In addition, following the business combination, fluctuations in the price of Lucid Group’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the Lucid business and trading in shares of Churchill’s Class A common stock has not been active. Accordingly, the valuation ascribed to the Lucid business and Churchill’s Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.
The trading price of Lucid Group’s Class A common stock following the business combination may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for Lucid Group’s securities develops and continues, the trading price of Lucid Group’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of the Lucid Group’s Class A common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond Churchill’s control and may not be related to Churchill’s operating performance. These fluctuations could cause you to lose all or part of your investment in the Churchill’s Class A common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in Churchill’s securities and Churchill’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Churchill’s securities may not recover and may experience a further decline.
Factors affecting the trading price of Lucid Group’s securities following the business combination may include:
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market conditions in the broader stock market in general, or in Lucid’s industry in particular;

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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the press or investment community;

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actual or anticipated developments in Lucid Group’s business, competitors’ businesses or the competitive landscape generally;

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the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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the timing of the achievement of objectives under Lucid’s business plan and the timing and amount of costs we incur in connection therewith;

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changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

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operating and stock price performance of other companies that investors deem comparable to ours;

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changes in laws and regulations affecting Lucid Group’s business;

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commencement of, or involvement in, litigation or investigations involving Lucid Group;

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changes in Lucid Group’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of Lucid Group’s Class A common stock available for public sale;

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any major change in Lucid Group’s board of directors or management;

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sales of substantial amounts of Lucid Group’s Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of Churchill’s securities irrespective of Churchill’s operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Churchill’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Churchill’s could depress Churchill’s stock price regardless of Churchill’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of the Churchill’s Class A common stock, regardless of Churchill’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of

Churchill’s securities also could adversely affect Churchill’s ability to issue additional securities and Churchill’s ability to obtain additional financing in the future.
Furthermore, the stock markets in general, and the markets for technology and electric vehicle stocks in particular, have experienced extreme volatility, including as a result of the COVID-19 pandemic, that has sometimes been unrelated to the operating performance of the issuer. The trading price of our common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about Lucid Group, its business, or its market, or if they change their recommendations regarding Lucid Group’s Class A common stock adversely, then the price and trading volume of Lucid Group’s Class A common stock could decline.
The trading market for Lucid Group’s Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, Lucid Group’s business and operations, Lucid Group’s market, or Lucid Group’s competitors. Securities and industry analysts do not currently, and may never, publish research on Churchill. If no securities or industry analysts commence coverage of Lucid Group, Lucid Group’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Churchill change their recommendation regarding Lucid Group’s stock adversely, or provide more favorable relative recommendations about Churchill’s Lucid Group’s competitors, the price of Lucid Group’s Class A common stock would likely decline. If any analyst who may cover Churchill were to cease coverage of Lucid Group or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause Lucid Group’s stock price or trading volume to decline.
There is no guarantee that an active and liquid public market for shares of Lucid Group’s Class A common stock will develop.
Churchill is currently a blank check company and there has not been a public market for Lucid Common Shares since it is a private company. A liquid trading market for Lucid Group’s Class A common stock may never develop.
In the absence of a liquid public trading market:
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you may not be able to liquidate your investment in shares of the Churchill’s Class A common stock;

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you may not be able to resell your shares of the Churchill’s Class A common stock at or above the price attributed to them in the business combination;

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the market price of shares of the Churchill’s Class A common stock may experience significant price volatility; and

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there may be less efficiency in carrying out your purchase and sale orders.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect Lucid Group’s business, investments and results of operations.
Lucid Group will be subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, Lucid Group will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Lucid Group’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Lucid Group’s business and results of operations.
Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.
On March 3, 2021, Richard Hofman, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the Superior Court of the State of California against Churchill, Lucid, and other unnamed defendants. The complaint alleged claims for fraud, negligent misrepresentation, and false advertising and unfair business practices in connection with allegedly false and misleading statements and omissions in Churchill’s public filings, concerning the proposed merger between Churchill and Lucid. The complaint sought injunctive relief, as well as compensatory and punitive damages. On March 8, 2021, plaintiff filed an ex parte application for a temporary restraining order and preliminary injunction, which Churchill opposed and the court denied on March 10, 2021. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Churchill stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against Churchill, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages.
On April 18, 2021, Randy Phillips, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the United States District Court for the Northern District of Alabama against Churchill, Atieva, Inc. (doing business as Lucid), Michael Klein, Jay Taragin, and Peter Rawlinson. The complaint alleges claims for violations of the federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act in connection with allegedly false and misleading statements and omissions concerning Lucid’s business plans and prospects, as well as the proposed merger between Churchill and Lucid. The complaint seeks compensatory and punitive damages.
Additional lawsuits may be filed against Churchill or its directors and officers in connection with the Transactions. Defending such additional lawsuits could require Churchill to incur significant costs and draw the attention of Churchill’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe. See “Proposal No. 1 — The Business Combination Proposal — Litigation Relating to the Business Combination.”
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following August 3, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Churchill’s Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find Churchill’s Class A common stock less attractive because we rely on these exemptions. If some investors find Churchill’s Class A common stock less attractive as a result, there may be a less active trading market for Churchill’s Class A common stock and our stock price may be more volatile.
Upon consummation of the Transactions, Lucid Group will continue to be an emerging growth company and intends to continue to take advantage of the exemptions described above for as long as it continues to be an emerging growth company. See “— Risks Related to Lucid’s Business and Operations Following the Business Combination — Risks Related to Public Company Requirements — The requirements of being a public company may strain Lucid’s resources and distract its management, which could make it difficult to manage its business, particularly after Lucid is no longer an “emerging growth company.””
Churchill’s warrants are accounted for as liabilities and the changes in value of Churchill’s warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a public statement (the “SEC Warrant Accounting Statement”) on accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPAC”). The SEC Warrant Accounting Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Warrant Accounting Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” In light of the SEC Warrant Accounting Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, Churchill’s management evaluated the terms of the warrant agreement entered into in connection with the Churchill IPO and concluded that the warrants include provisions that, based on the SEC Warrant Accounting Statement, preclude the warrants from being classified as components of equity. As a result, Churchill has classified the warrants as liabilities. Under this accounting treatment, Churchill is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, Churchill’s financial statements and results of operations may fluctuate quarterly based on factors which are outside Churchill’s control. Churchill expects that it will recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.
In connection with the restatement of Churchill’s financial statement reflected in Churchill’s Annual Report on Form 10-K/A, Churchill’s management has concluded that its disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2020 due to a material weakness in internal controls over financial reporting solely related to its accounting for warrants. If Churchill is unable to maintain an effective system of internal control over financial reporting, Churchill may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in Churchill and materially and adversely affect its business and operating results.
Following the issuance of the SEC Warrant Accounting Statement, and after consultation with Churchill’s independent registered public accounting firm and Churchill’s management team, Churchill concluded that, in light of the SEC Warrant Accounting Statement, it was appropriate to restate its financial statements for the period ended December 31, 2020, and the financial statements as of August 3, 2020 and as of and for the period ended September 30, 2020, in the financial statements accompanying Churchill’s Annual Report on Form 10-K/A. As part of such process, Churchill identified a material weakness in its internal controls over financial reporting, solely related to Churchill’s accounting for warrants.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Churchill’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Churchill expects to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.
If Churchill identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of Churchill’s annual or interim financial statements. In such case, Churchill may be unable to maintain compliance with securities law requirements regarding timing filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in Churchill’s financial reporting and its stock price may decline as a result. Churchill cannot assure you that the measures it has taken to date, or any measures Churchill may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to the Redemption
You must tender your shares of Churchill’s Class A common stock in order to validly seek redemption at the special meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to Churchill’s transfer agent or to deliver your shares of common stock to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of common stock, in each case, by two business days prior to the special meeting. The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.
Churchill does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of Churchill’s stockholders do not agree.
Churchill’s existing charter does not provide a specified maximum redemption threshold, except that Churchill will not redeem public shares in an amount that would cause Churchill’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that Churchill’s and Lucid’s respective obligations to consummate the business combination are conditioned on Churchill having at least $5,000,001 of net tangible assets as of the closing of the Transactions and the amount of Available Closing SPAC Cash being least $2.8 billion as of the closing of the Transactions. As a result, Churchill may be able to complete the business combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Churchill or the persons described above have been entered into with any such investor or holder. Churchill will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event that the aggregate cash consideration that Churchill would be required to pay for all shares of Churchill’s Class A common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to Churchill, Churchill may not complete the business combination or redeem any shares, all shares of Churchill’s Class A common stock submitted for redemption will be returned to the holders thereof and Churchill may instead search for an alternate business combination.
Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Churchill’s Class A common stock included in the units sold in the Churchill IPO unless such stockholder first obtains Churchill’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Churchill will require each public stockholder seeking to exercise redemption rights to certify to Churchill whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Churchill at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Churchill makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Churchill’s ability to consummate the business combination and you could suffer a material loss on your investment in Churchill if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Churchill consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Churchill IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Churchill cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of Churchill’s Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Churchill’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, Churchill’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination.
Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Churchill might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Stockholders of Churchill who wish to redeem their shares of Churchill’s Class A common stock for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Churchill’s Class A common stock for a pro rata portion of the funds held in the trust account.

Stockholders electing to redeem their shares of Churchill’s Class A common stock will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of Churchill Stockholders — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.
If, despite Churchill’s compliance with the proxy rules, a stockholder fails to receive Churchill proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Churchill’s Class A common stock. In addition, the proxy materials that Churchill is furnishing to holders of public shares of Churchill’s Class A common stock in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of Churchill’s Class A common stock. In the event that a stockholder fails to comply with these procedures, its shares of Churchill’s Class A common stock may not be redeemed.
There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of Churchill common stock.
There is some uncertainty regarding the U.S. federal income tax consequences to holders of our Churchill common stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend or a sale taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment will depend largely on whether the holder owns (or is deemed to own) any shares of our Churchill common stock following the redemption, and if so, the total number of shares of our Churchill common stock held by the holder both before and after the redemption relative to all shares of our Churchill common stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Churchill or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the U.S. Internal Revenue Service (the “IRS”), there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed in connection with the exercise of redemption rights. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Redemption to Churchill Stockholder — U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights.”
Risks If the Adjournment Proposal Is Not Approved
If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the Churchill Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.
The Churchill Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Churchill is unable to consummate the business combination. If the adjournment proposal is not approved, the Churchill Board will not have the ability to adjourn the special meeting to a later date and, therefore, the business combination would not be completed.

SPECIAL MEETING OF CHURCHILL STOCKHOLDERS
General
Churchill is furnishing this proxy statement/prospectus to Churchill’s stockholders as part of the solicitation of proxies by the Churchill Board for use at the special meeting of Churchill stockholders to be held on [•], 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Churchill’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of stockholders will be held via live webcast at [•] a.m. Eastern Time, on [•], 2021. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the transfer agent.
Purpose of the Churchill Special Meeting
At the special meeting, Churchill is asking holders of Churchill common stock to consider and vote upon:
•
a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. See the section entitled “Proposal No. 1 — The Business Combination Proposal”;

•
a proposal to approve and adopt the second amended and restated certificate of incorporation of Churchill in the form attached hereto as Annex B. See the section entitled “Proposal No. 2 — The Charter Proposal”;

•
a proposal to vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the second amended and restated certificate of incorporation presented separately in accordance with SEC requirements. See the section entitled “Proposal No. 3 — The Governance Proposal”;

•
a proposal to approve and adopt the Incentive Plan, including the ESPP Addendum, and the material terms thereof, including the authorization of the initial share reserve thereunder. See the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to elect nine directors to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 5 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, (a) the issuance of more than 20% of Churchill’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the PIPE Investment (as described below) and the issuance of more than 20% of Churchill’s issued and outstanding shares to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual) and (b) the issuance of shares of Churchill’s Class A common stock to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) in connection with the Transactions. See the section entitled “Proposal No. 6 — The NYSE Proposal”; and

•
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal. See the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Recommendation of the Churchill Board
The Churchill Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.
When you consider the Churchill Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of Churchill stockholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information. The Churchill Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the Churchill stockholders that they vote “FOR” the proposals presented at the special meeting.
Record Date; Persons Entitled to Vote
Churchill has fixed the close of business on [•], 2021, as the record date for determining Churchill stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were [•] shares of Churchill common stock outstanding and entitled to vote. Each share of Churchill common stock is entitled to one vote per share at the special meeting.
Quorum
The presence at the special meeting by attendance via the virtual meeting website or by proxy, of a majority of the voting power of all the outstanding shares of common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.
Churchill’s bylaws permit the chair of the special meeting to adjourn the special meeting, whether or not there is a quorum, to a later date, time, and place. Notice of such adjournment need not be given if the date, time, and place (or means of remote communication, if any) of the adjourned meeting are announced at the special meeting.
Vote Required
The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote) the incentive plan proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals.
The approval of the charter proposal requires the affirmative vote of holders of a majority of Churchill’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.
Directors are elected by a plurality of all of the votes cast by holders of shares of Churchill’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Churchill stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the outcome of each of the business combination proposal, the governance proposal, the incentive plan proposal, the director election proposal, the NYSE proposal and the adjournment proposal. However, abstentions will count as a vote “AGAINST” the charter proposal.
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.
Voting Your Shares
Each share of Churchill common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your shares of Churchill common stock at the special meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

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You can attend the special meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website [•]. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Instructions on how to attend and participate at the special meeting are available at [•].

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Churchill can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

•
you may notify Churchill’s Secretary in writing before the special meeting that you have revoked your proxy; or

•
you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Churchill common stock, you may call Mackenzie, Churchill’s proxy solicitor, at (800) 322-2885 (Toll Free) or Churchill at (212) 380-7500.
Redemption Rights
Pursuant to our current certificate of incorporation, holders of public shares may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date may demand that Churchill redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $[•] per share as of [•], 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and the Insiders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions.
Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Churchill’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the business combination is not approved or completed for any reason, then Churchill’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, Churchill will promptly return any shares delivered by public holders. Additionally, if Churchill would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, Churchill will not be able to consummate the business combination.
The closing price of Churchill’s Class A common stock on [•], 2021, the record date for the special meeting, was $[•] per share. The cash held in the trust account on such date was approximately $[•] ($[•] per public share). Prior to exercising redemption rights, stockholders should verify the market price of Churchill common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Churchill cannot assure its stockholders that they will be able to sell their shares of Churchill common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to Churchill’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.
Appraisal Rights
Neither stockholders, unitholders nor warrant holders of Churchill have appraisal rights in connection the business combination under the DGCL.
Proxy Solicitation Costs
Churchill is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail. Churchill and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Churchill will bear the cost of the solicitation.
Churchill has hired Mackenzie to assist in the proxy solicitation process. Churchill will pay that firm a fee of $20,000 plus disbursements. Such payment will be made from non-trust account funds.
Churchill will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Churchill will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Churchill’s stockholders are being asked to approve the business combination with Lucid described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “— Certain Agreements Related to the Business Combination — Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.
We may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting.
General
Structure of the Transactions
On February 22, 2021, Churchill entered into the Merger Agreement with Merger Sub and Lucid. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction by which Merger Sub will merge with and into Lucid with Lucid surviving such merger as a wholly owned subsidiary of Churchill.
The Merger will be effected as described in the following diagram:
The following diagram depicts the current ownership structure of Lucid and its subsidiaries:
The following diagram illustrates the ownership structure of Churchill immediately following the business combination (percentages shown as basic ownership) and assumes that no Churchill public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Churchill’s trust account:

Merger Consideration
Lucid will take all actions necessary or appropriate so that, immediately prior to closing, all of the Lucid Preferred Shares will be converted into Lucid Common Shares in accordance with the terms of Lucid’s memorandum and articles of association (the “Conversion”). All of the Lucid Preferred Shares converted into Lucid Common Shares shall no longer be outstanding, and each holder of Lucid Preferred Shares shall thereafter cease to have any rights with respect to such Lucid Preferred Shares.
Subject to the terms of the Merger Agreement, the aggregate consideration to be paid to Lucid shareholders and holders of vested options to purchase Lucid Common Shares will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date the (‘‘Equity Value’’). The consideration to Lucid shareholders will be paid entirely in shares of Churchill’s Class A common stock, in an amount equal to $10.00 per share.
Each Lucid Common Share issued and outstanding immediately prior to Closing will be automatically surrendered and exchanged for the right to receive a number of shares of Churchill's Class A common stock equal to the Exchange Ratio based on the Equity Value. Assuming a Closing Date of July 15, 2021 and that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date, among other things, we expect that the Exchange Ratio will be approximately 2.613 shares of Churchill’s Class A common stock in exchange for each issued and outstanding Lucid Common Share. See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Merger Consideration.”
At the Effective Time, by virtue of the Merger and without any further action on the part of Churchill, Merger Sub, Lucid, any holder of Lucid Shares or the holders of any securities of Churchill, the following will occur:
a)
Each Lucid Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares (each as defined below)) will be automatically surrendered and exchanged for the right to receive the per share Merger Consideration, in each case in accordance with the terms of the Merger Agreement.

b)
Each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable common share, par value US $1.00 per share, of Lucid as the surviving entity, which will constitute the only outstanding common shares of Lucid as the surviving entity.

c)
Each Lucid Share held in Lucid’s treasury or owned by Churchill, Merger Sub or Lucid immediately prior to the Effective Time (each, an “Excluded Share”) will automatically be cancelled and surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

Exchange and Fractional Shares
Immediately prior to or at the Effective Time, Churchill will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of Churchill’s Class A common stock representing the number of shares of Churchill’s Class A common stock sufficient to deliver the Merger Consideration.
Within ten business days following the initial filing of this proxy statement/prospectus, Lucid or the Exchange Agent will mail or otherwise deliver to each shareholder of Lucid a letter of transmittal, which will specify, among other things, that delivery will be effected, and risk of loss and title to the Lucid Shares will pass, only upon delivery of a completed and duly executed letter of transmittal to the Exchange Agent but in no event prior to the Effective Time. The Exchange Agent will not issue to any shareholder of Lucid the portion of the Merger Consideration to which the shareholder of Lucid is entitled unless the shareholder of Lucid has delivered a completed and duly executed letter of transmittal to the Exchange Agent. With respect to any shareholder of Lucid that has not delivered a completed and duly executed letter of transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed letter of transmittal to the Exchange Agent after the Effective Time, the Exchange Agent will issue such portion of the Merger Consideration to which the shareholder of Lucid is entitled pursuant to the Merger Agreement. With respect to any shareholder of Lucid that delivers a completed and duly executed letter of transmittal to the Exchange Agent at or prior to the Effective Time, Churchill will instruct the Exchange Agent to issue to the shareholder of Lucid the portion of the Merger Consideration to which that shareholder of Lucid is entitled pursuant to the Merger Agreement at or promptly after the Closing.
Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of Churchill’s Class A common stock will be issued by virtue of the Merger Agreement or the transactions contemplated thereby, and each shareholder of Lucid who would otherwise be entitled to a fraction of a share of Churchill’s Class A common stock (after aggregating all shares of Churchill’s Class A common stock to which such shareholder of Lucid otherwise would be entitled) will instead have the number of shares of Churchill’s Class A common stock issued to such shareholder of Lucid rounded up or down to the nearest whole share of Churchill’s Class A common stock (with 0.5 of a share or greater rounded up), as applicable.
Treatment of Lucid Equity Awards
Lucid Option Awards
At the Effective Time, each issued and unexercised option to purchase shares Lucid Common Shares (whether or not vested) will be assumed by Churchill and become an option to purchase shares of Churchill’s Class A common stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of Churchill’s Class A common stock subject to such option will equal the product of (i) the number of Lucid Common Shares that were subject to such option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Lucid Common Shares at which such option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. All incentive stock options (“ISOs”) will be adjusted in accordance with the requirements of Section 424 of the Code and will be adjusted in a manner that complies with Section 409A of the Code.
Lucid Restricted Stock Unit Awards
At the Effective Time, each outstanding Lucid restricted stock unit (“RSU”) will be assumed by Churchill and become an RSU with respect to shares of Churchill’s Class A common stock, on the same terms and conditions as applied to each such RSU immediately prior to the Effective Time, except that (A) the number of shares of Churchill’s Class A common stock subject to such RSU will equal the product of

(i) the number of Lucid Common Shares that were subject to such RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.
Lucid Warrants
At the Effective Time, each outstanding Lucid warrant will be assumed by Churchill and become a warrant to acquire shares of Churchill’s Class A common stock, on the same terms and conditions as applied to each such warrant immediately prior to the Effective Time, except that (A) the number of shares of Churchill’s Class A common stock subject to such warrant will equal the product of (i) the number of Lucid Common Shares that were subject to such warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent. As of the Effective Time, all Lucid Warrants will no longer be outstanding.
Lucid Shareholder Appraisal/Dissenter’s Rights
Under Cayman law, the Lucid Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who will have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Cayman law (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) will not be not be entitled to receive the per share Merger Consideration as provided in the Merger Agreement, but instead at the Effective Time the holders of Dissenting Shares will be entitled to receive the fair value of such Dissenting Shares in accordance Cayman law and such Dissenting Shares will no longer be outstanding and will automatically be cancelled and will cease to exist. Notwithstanding the foregoing, if any such holder will fail to perfect or otherwise will waive, withdraw or lose the right to dissent under Cayman law, then the right of such holder to be paid the fair value of such holder’s Lucid Shares under Cayman law will cease and such Lucid Shares will be deemed to have been surrendered and exchanged at the Effective Time for the right to receive the per share Merger Consideration as provided in the Merger Agreement without interest or any other payments. In the event that any written notices of objection to the Merger are served by any holder pursuant to Cayman law, Lucid will serve written notice of the authorization of the Merger on such holders pursuant to Cayman law within twenty (20) days of the authorization of the Plan of Merger (as defined in the Merger Agreement).
Please see the summary of the Merger Agreement in the section entitled “— Certain Agreements Related to the Business Combination — Merger Agreement” below.
Impact of the Business Combination on Lucid Group’s Public Float
As of the date of this proxy statement/prospectus, there are (i) 258,750,000 shares of common stock issued and outstanding, which includes the 51,750,000 founder shares held by the Sponsor and the 207,000,000 public shares, and (ii) 84,250,000 warrants issued and outstanding, which includes the 42,850,000 private placement warrants held by the Sponsor and the 41,400,000 public warrants. Each whole warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock and, following the Transactions, will entitle the holder thereof to purchase one share of Lucid Group Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) the Churchill fully diluted share capital would be 343,000,000.
Upon completion of the Transactions, we anticipate that: (1) Lucid shareholders (without taking into account shares of Lucid Group Common Stock issuable to holders of Lucid Group Awards) are expected to hold an ownership interest of 73.5% of the issued and outstanding Lucid Group Common Stock, (2) the Sponsor is expected to hold an ownership interest of 3.2% of the issued and outstanding Lucid Group Common Stock, (3) Churchill’s public stockholders (other than the PIPE Investors) will retain an ownership interest of 12.9% of the issued and outstanding Lucid Group Common Stock and (4) the PIPE Investors are expected to hold an ownership interest of 10.4% of the issued and outstanding Lucid Group Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) no exercises of warrants to purchase Lucid Group Common Stock, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, and (iv) that Lucid Group reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs, (v) Lucid Group sells and issues 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors pursuant to the PIPE Investment and (vi) Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. If the actual facts are different from these assumptions, the percentage ownership retained by the current Churchill stockholders in Lucid Group will be different.
The following table illustrates varying ownership levels in Lucid Group immediately following the consummation of the Transactions based on the assumptions above:
	Share Ownership in Lucid Group
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(4)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Lucid shareholders(1)	1,178,126,508	73.5%	1,178,126,508	82.6%
Churchill Sponsor(2)	51,750,000	3.2%	51,750,000	3.6%
Churchill public stockholders	207,000,000	12.9%	29,991,399	2.1%
PIPE Investors(3)	166,666,667	10.4%	166,666,667	11.7%
Total	1,603,543,175	100.0%	1,426,534,574	100.0%

(1)
Excludes an estimated 103,795,032 shares of Lucid Group Common Stock to be reserved for potential future issuance upon the exercise ofLucid Group Options or settlement of Lucid Group RSUs.

(2)
The 51,750,000 shares beneficially owned by the Sponsor is inclusive of the 17,250,000 Sponsor Earnback Shares, which will be restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

(3)
Reflects the sale and issuance of 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.

(4)
Assumes maximum redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of December 31, 2020.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Certain Agreements Related to the Business Combination
Merger Agreement
The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.
Closing and Effective Time of the Transactions
The closing of the Transactions will take place promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Transactions,” unless Churchill and Lucid agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the approval of Churchill’s stockholders at the special meeting of such stockholders described in this proxy statement/prospectus.
Representations and Warranties
The Merger Agreement contains representations and warranties of Lucid relating, among other things, to:

•
corporate organization;

•
subsidiaries;

•
the authorization, performance and enforceability of the Merger Agreement and the Transaction Agreements;

•
no conflict;

•
consent, approval or authorization of governmental authorities;

•
current capitalization;

•
capitalization of subsidiaries;

•
financial statements;

•
absence of undisclosed liabilities;

•
litigation and proceedings;

•
compliance with laws;

•
contracts and absence of defaults;

•
benefit plans;

•
labor matters;

•
taxes;

•
insurance;

•
permits;

•
machinery, equipment and other tangible property;

•
real property;

•
intellectual property and IT security;

•
environmental matters;

•
absence of material adverse effect and certain changes;

•
brokers’ fees;

•
related party transactions; and

•
this proxy statement/prospectus.

The Merger Agreement contains representations and warranties of Churchill and Merger Sub relating, among other things, to:
•
corporate organization;

•
the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;

•
no conflict;

•
litigation and proceedings;

•
consent, approval or authorization of governmental authorities;

•
financial ability and trust account;

•
brokers’ fees;

•
SEC reports, financial statements and Sarbanes-Oxley Act;

•
absence of undisclosed liabilities;

•
business activities;

•
tax matters;

•
capitalization;

•
NYSE listing;

•
the PIPE Investment;

•
the Sponsor Agreement;

•
related party transactions;

•
Investment Company Act of 1940;

•
no foreign person(s);

•
this proxy statement/prospectus; and

•
the fairness opinion of Guggenheim Securities, LLC.

Covenants
The parties have each agreed to use commercially reasonable efforts to obtain certain required consents and approvals so long as any consents required pursuant to any material contract of Lucid or any of its subsidiaries is not otherwise terminable at will, for convenience or upon or after notice of termination is provided by a party thereto. The parties have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Transactions as soon as practicable.
Prior to the closing of the Transactions, Lucid has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practices, including recent past practice in light of the current COVID-19 pandemic.
Lucid and Churchill have agreed that, unless otherwise required or permitted under the Merger Agreement, required by law and subject to certain disclosed exceptions, neither Lucid nor its subsidiaries will take, among others, the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions without the prior written consent of Churchill (which consent will not be unreasonably conditioned, withheld, delayed or denied):
•
change or amend its memorandum and articles of association or other organizational documents, except as otherwise required by law;

•
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Lucid to Lucid or any other wholly owned subsidiaries of Lucid;

•
enter into, assume, assign, amend or modify any material term of or terminate any collective bargaining or similar agreement of Lucid or any of its subsidiaries (other than entry into such agreements in the ordinary course of business);

•
issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares or any other equity or voting securities of Lucid or any of its subsidiaries or issue or grant any options, warrants or other rights to purchase or obtain any shares or any other equity or voting securities of Lucid, other than (A) issuances of Lucid Options or Lucid RSUs in connection with new hires or to existing employees, in each case pursuant to a Company Share Plan or (B) issuances of Lucid Common Shares upon the exercise of Lucid Options or Lucid Warrants, in each case, that are outstanding as of February 22, 2021;

•
subject to certain exceptions, sell, assign, transfer, convey, lease, license, abandon, allow to lapse of expire, subject to or grant any lien on or otherwise dispose of any intellectual property or any material assets, rights or properties;

•
cancel or compromise any claim or indebtedness owed to Lucid or any of its subsidiaries; settle any pending or threatened action or proceeding (a) if such settlement would require payment by Lucid in an amount greater than $2,000,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing; or agree to modify in any respect materially adverse to Lucid and its subsidiaries any confidentiality or similar contract to which Lucid or any of its subsidiaries are a party;
•
acquire (by merger, consolidation, purchase of a substantial portion of stock or assets or otherwise), directly or indirectly, any business or corporation, partnership limited liability company, joint venture, association or other entity or division thereof other than in the ordinary course of business;

•
make any loans or advance any money or other property to any third party, except for certain advances to employees or officers, prepayments and deposits paid to suppliers of Lucid and its subsidiaries and trade credit extended to customers of Lucid or any of its subsidiaries, in each case, in the ordinary course of business;

•
enter into, assume, assign, amend or modify any material term or terminate certain types of contracts of Lucid and its subsidiaries or any real property lease, other than in the ordinary course of business;

•
redeem, purchase or otherwise acquire, any equity interests (convertible or otherwise) of Lucid or any of its subsidiaries;

•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity interests or securities of Lucid;

•
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Lucid and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Lucid or its subsidiaries;

•
make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, or enter into any tax sharing or tax indemnification agreement;

•
take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;

•
directly or indirectly incur or modify in any material respect the terms of, any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness (other than indebtedness under capital leases entered into in the ordinary course of business);

•
voluntarily fail to maintain in full force and effect material insurance policies covering Lucid and its subsidiaries in a form and amount consistent with past practices;

•
enter into any transaction or materially amend any existing agreement with any person that, to the knowledge of Lucid, is an affiliate of Lucid or its subsidiaries subject to certain exclusions, including ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Lucid or its subsidiaries;

•
enter into any contract that materially restricts Lucid or its subsidiaries to engage or compete in any line of business or enter into any new line of business;

•
make any capital expenditures that exceed $90,000,000 in the aggregate other than as consistent with Lucid’s annual capital expenditures budget for periods following February 22, 2021; or

•
enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Lucid and Churchill have agreed that, unless otherwise required or permitted under the Merger Agreement, and subject to certain disclosed exceptions, neither Churchill nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and closing of the Transactions, among others, without the prior written consent of Lucid (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which Lucid consent may be granted or withheld in its sole discretion):
•
change, modify or amend Churchill’s trust agreement or organizational documents or the organizational documents of Merger Sub;

•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Churchill;

•
split, combine or reclassify any capital stock of, or other equity interests in, Churchill;

•
other than in connection with the SPAC Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by Churchill’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Churchill;

•
make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement;

•
take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Churchill (including (i) the sponsors or anyone related by blood, marriage or adoption to any sponsor and (ii) any person in which any sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
waive, release, compromise, settle or satisfy any pending or threatened material claim, action or proceeding or compromise or settle any liability;

•
incur, guarantee or otherwise become liable for any indebtedness;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Churchill or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the (i) issuance of Churchill’s Class A common stock in connection with the exercise of any warrants outstanding on the date of the Merger Agreement, (ii) issuance of Churchill’s Class A common stock at not less than $10.00 per share on the terms set forth in the PIPE Subscription Agreements; or

•
amend, modify or waive any of the terms or rights set forth in, any warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein.

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:
•
the parties to prepare and file this proxy statement/prospectus and to solicit proxies from Churchill stockholders to vote on the proposals that will be presented for consideration at the special meeting;

•
compliance with the notification and reporting requirements under the HSR Act;

•
mutual exclusivity during the interim period between signing of the Merger Agreement and closing of the Transactions;

•
each party to take certain actions to effect the intended tax treatment of the Transactions;

•
the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•
the parties to take all necessary action to cause the board of directors of the post combination company to consist of nine (9) directors who will be designated as set forth in the Investor Rights Agreement;

•
Lucid to take all actions reasonably necessary to duly convene an extraordinary general meeting;

•
Churchill to notify Lucid promptly in the event of any Stockholder Action (as defined in the Merger Agreement), to keep Lucid reasonably apprised, to give Lucid the opportunity to participate in the defense of any such Stockholder Action and to give due consideration to Lucid’s advice with respect to such Stockholder Action and to not settle any such Stockholder Action without the prior written consent of Lucid (which cannot be unreasonably withheld, conditioned or delayed);

•
customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Churchill and Lucid and each of their respective subsidiaries;

•
Churchill to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein;

•
Churchill to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to Churchill in the Sponsor Agreement and to enforce its rights under such agreement;

•
Churchill to use its reasonable best efforts to ensure Churchill remains listed as a public company on, and for shares of Churchill’s Class A common stock and warrants (but in the case of the warrants, only to the extent issued as of February 22, 2021) to be listed on, the NYSE or other stock exchange mutually agreed upon by Churchill and Lucid;

•
Churchill to take all steps reasonably necessary or advisable to cause the shares of Churchill’s Class A common stock to trade under the symbol “LCID” upon the Closing, or under such other symbol as Lucid and Churchill may otherwise agree prior to the Closing;

•
Churchill to take all commercially reasonable steps as may be required to cause any acquisition or disposition of Churchill’s Class A common stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Churchill to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
Churchill to approve and, subject to approval of the stockholders of Churchill, adopt, the Incentive Plan;

•
Churchill to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would cause Churchill to not qualify as an “emerging growth company” within the meaning of the JOBS Act;

•
Churchill to (i) amend and restate the current certificate of incorporation to be substantially in the form of the second amended and restated certificate of incorporation, subject to obtaining approval of the stockholders of Churchill and (ii) amend and restate the current bylaws to be substantially in the form of the amended and restated bylaws; and

•
Churchill to cause Lucid to domesticate as a Delaware corporation in accordance with the DGCL and the CICA, as promptly as practicable following the Closing.

Conditions to Closing of the Transactions
General Conditions
Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal, as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:
•
the early termination or expiration of the waiting period under the HSR Act (the waiting period expired at 11:59 pm Eastern Time on April 7, 2021);

•
no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, and no statute, rule or regulation that is in effect and enjoins or prohibits the consummation of the Transactions;

•
Churchill having at least $5,000,001 of net tangible assets remaining after redemptions by Churchill stockholders; and

•
the approval by Lucid’s existing shareholders being obtained;

•
the shares of common stock have been listed on the NYSE or other stock exchange mutually agreed between Churchill and Lucid and be eligible for continued listing on such stock exchange immediately following the Closing;

•
the registration statement contemplated under the Merger Agreement has become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such order has been threatened or initiated; and

•
the delivery by each of Lucid and Churchill to the other of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of the Closing, as well as the performance by such party of the covenants and agreements contained in the Merger Agreement required to be complied with by such party prior to the Closing.

Churchill’s Conditions to Closing
The obligations of Churchill and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Lucid (subject to customary bring-down standards); and

•
the covenants of Lucid having been performed in all material respects.

Lucid’s Conditions to Closing
The obligations of Lucid to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:
•
the accuracy of the representations and warranties of Churchill and Merger Sub (subject to customary bring-down standards);

•
the covenants of Churchill and Merger Sub having been performed in all material respects;

•
there being at least $2,800,000,000 of Available Closing SPAC Cash; and

•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that Lucid is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Waiver
Any party to the Merger Agreement may, at any time prior to the closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to Churchill’s current certificate of incorporation, Churchill cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for Churchill and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.
Termination
The Merger Agreement may be terminated and the Transactions abandoned, but not later than the closing of the Transactions, as follows:
•
by mutual written consent of Churchill and Lucid;

•
by Churchill if the Transactions are not consummated on or before October 22, 2021 (the “Termination Date”), which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by Lucid with respect to the Merger Agreement or any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before October 22, 2021 until thirty (30) days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that Churchill’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the termination date;

•
by Lucid if the Transactions are not consummated on or before October 22, 2021, provided that Lucid’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date;

•
by either Churchill or Lucid if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to closing of the Transactions not to be satisfied and has not cured its breach, if curable, within thirty (30) days of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or primarily resulted in, the failure of the closing of the Transactions to occur on or before the Termination Date or, in the case of a termination by Lucid, the extended Termination Date, as applicable;

•
by either Churchill or Lucid if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger;

•
by either Churchill or Lucid if stockholder approval is not obtained at the stockholders’ meeting (subject to any adjournment or postponement thereof), provided that Churchill is not entitled to terminate on these grounds if, at the time of such termination, Churchill is in breach of certain obligations with respect to this proxy statement/prospectus and the stockholders’ meeting; or

•
by Churchill if approval by Lucid’s existing shareholders is not obtained at a Lucid’s extraordinary general neeting (subject to any adjournment, postponement or recess of the meeting).

Effect of Termination
In the event of proper termination by either Churchill or Lucid, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.
Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses; provided that, if the Closing occurs, Churchill will bear and pay all of its transaction expenses in an amount not to exceed $128,000,000 and all transaction expenses of or payable by Lucid and its subsidiaries. Churchill will cooperate with Lucid and use its best efforts to minimize the amount of its fees and expenses incurred prior to the Closing.

Amendments
The Merger Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Churchill would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Churchill’s Class A common stock as promptly as practicable.
Governing Law; Consent to Jurisdiction
The Merger Agreement is governed by the laws of the State of New York. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts located in the City of New York, Borough of Manhattan.
Investor Rights Agreement
Concurrently with the execution of the Merger Agreement, Churchill entered into the Investor Rights Agreement with the Sponsor, Ayar and the other parties named therein, pursuant to which the parties thereto will have certain rights and obligations following the closing of the Transactions. The following summary of material provisions of the Investor Rights Agreement is qualified by reference to the complete text of the Investor Rights Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus. All stockholders are encouraged to read the Investor Rights Agreement in its entirety for a more complete description of the terms and conditions of the Investor Rights Agreement.
Board of Directors
Pursuant to the Investor Rights Agreement, effective as of the Closing, the board of Lucid Group will be comprised of nine (9) directors. Ayar has the right to nominate five (5) directors to the board of Lucid Group and the Sponsor will have the right to nominate one (1) director to the board of Lucid Group. Two (2) directors will be independent directors, nominated by Lucid, and one (1) director will be the chief executive officer of Lucid Group. Churchill will, and the other parties to the Investor Rights Agreement agree with Churchill to, take all necessary actions to cause the board nominees designated pursuant to the Investor Rights Agreement to be elected to the board of Lucid Group. Other than Ayar (as described below), no party has a right to nominate any director to the board of Lucid Group after the Closing.
Ayar’s right to designate directors to the board of Lucid Group after the Closing is subject to its (and its permitted transferees’) continued beneficial ownership of specified amounts of Lucid Group Common Stock as compared to the common stock issued and outstanding as of the record date of each applicable annual or special meeting of stockholders at which directors are to be elected. If Ayar (or its permitted transferees) owns beneficially: (i) fifty percent (50%) or greater of the shares of Lucid Group Common Stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate five (5) directors; (ii) less than fifty percent (50%) but greater than or equal to forty percent (40%) of the shares of Lucid Group Common Stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate four (4) directors; (iii) less than forty percent (40%) but greater than or equal to thirty percent (30%) of the shares of Lucid Group Common Stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate three (3) director; (iv) less than thirty percent (30%) but greater than or equal to twenty percent (20%) of the shares of Lucid Group Common Stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate two (2) directors; (v) less than twenty percent (20%) but greater than or equal to ten percent (10%) of the shares of Lucid Group Common Stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will have the right to nominate one (1) director; (vi) less than ten percent (10%) of the shares of Lucid Group Common Stock issued and outstanding as of the record date of such annual or special meeting of stockholders, it will not have the right to nominate any directors pursuant to the Investor Rights Agreement. If, after the Closing Date the size of the board of Lucid Group is increased or decreased, the number of directors Ayar is entitled to nominate will be increased or decreased in proportion to such increase or decrease in the size of the board of Lucid Group, rounded down to the nearest whole number.
Further, for so long as Ayar beneficially owns twenty percent (20%) or greater of the shares of Lucid Group Common Stock issued and outstanding, it will have the right to designate the chairman of the board of Lucid Group. For so long as Ayar beneficially owns Lucid Group Common Stock representing at least one third (33 1/3%) of the Lucid Group Common Stock then issued and outstanding, Ayar will have the right to have at least one (1) Ayar director appointed to serve on each committee of the board. Pursuant to the Investor Rights Agreement, any material changes to Lucid Group’s business plan will require the affirmative vote of a majority of the board.
Lock-Up
Pursuant to the Investor Rights Agreement, certain parties agreed with Churchill not to sell, transfer, pledge or otherwise dispose of shares of Churchill’s Class A common stock or certain warrants to purchase shares of Churchill’s Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the Closing Date for the following time periods after the Closing Date:
•
in the case of Ayar and certain other existing investors in Lucid, 180 days (the “Lucid Shareholder Lock-Up Period”); and

•
in the case of the Sponsor, 18 months (the “Sponsor Lock-Up Period”).

Additionally, following certain underwritten offerings of Churchill’s equity securities, such parties will also agree to a customary market stand-off period not to exceed ninety (90) days.
Registration Rights
Pursuant to the Investor Rights Agreement, Churchill will file a shelf registration statement within fifteen (15) business days following the Closing Date in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use commercially reasonable efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of Churchill beneficially owned by such parties as of the Closing Date. Pursuant to the Investor Rights Agreement, certain parties will be entitled to customary piggyback rights on registered offerings of equity securities of Churchill and certain other registration rights.
Following the Lucid Shareholder Lock-Up Period, Ayar will be entitled to initiate an aggregate of two (2) underwritten shelf take-downs or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.
Following the Sponsor Lock-Up Period, the Sponsor will be entitled to initiate one (1) underwritten shelf take-down or, if a shelf registration statement is not then effective, demand registrations, subject to participation rights of certain other parties.
Following the applicable lock-up period with respect to each party, each party will be entitled to initiate unlimited non-underwritten shelf take-downs.
Any underwritten offering of Churchill’s equity securities will be subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, Churchill will agree to cooperate and use commercially reasonable efforts to consummate the applicable registered offerings initiated by the parties and will pay the fees and expenses of such offerings (including fees of one counsel for the parties participating in such offering).
Sponsor Agreement
In connection with the execution of the Merger Agreement, Churchill, the Sponsor and the Insiders entered into the Sponsor Agreement. The following summary of the Sponsor Agreement is qualified by reference to the complete text of the form of Sponsor Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. All stockholders are encouraged to read the form of Sponsor Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders agreed (i) to vote any shares of Churchill’s securities held by such party in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus, (ii) not to redeem any shares of Churchill’s Class A common stock or Churchill’s Class B common stock, in connection with the stockholder redemption, (iii) to pay any amounts in excess of the SPAC expense cap of $128,000,000 either in cash or by forfeiting a number of shares of Churchill’s Class B common stock, at a price of $10.00 per share, and/or warrants, at a price of $1.00 per share, with a value equal to such excess, (iv) not to transfer any shares of Churchill securities until eighteen (18) months following the Closing and (v) to be bound to certain other obligations as described therein.
The Sponsor has also agreed during the Earnback Period to subject the Sponsor Earnback Shares and the Sponsor Earnback Warrants, which are comprised of three separate tranches of 5,750,000 shares per tranche and 4,761,111 warrants per tranche, respectively, to potential forfeiture to Lucid Group for no consideration until the occurrence of the respective Earnback Triggering Events. If one or more of the Earnback Triggering Events has not occurred by the end of the Earnout Period, the applicable tranche of Sponsor Earnback Shares and Sponsor Earnback Warrants will be forfeited to Lucid Group.
Subscription Agreements
In connection with the execution of the Merger Agreement, Churchill entered into the PIPE Subscription Agreements with the PIPE Investors. The following summary of the PIPE Subscription Agreements is qualified by reference to the complete text of the form of the PIPE Subscription Agreement, a copy of which is attached as Annex F to this proxy statement/prospectus. All stockholders are encouraged to read the form of the PIPE Subscription Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the terms of the PIPE Subscription Agreements, Churchill has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy 166,666,667 shares of Churchill’s Class A common stock (collectively, the “Subscribed Shares”) at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005.
The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The PIPE Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto.
From February 22, 2021 until the earlier of (a) the termination of the PIPE Subscription Agreements, and (b) the later of (i) September 1, 2021, and (ii) the date the registration statement is declared effective (the “Lock-up Period”), none of the PIPE Investors are permitted to transfer their Subscribed Shares. The PIPE Investors further agreed that, subject to limited exceptions, during the Lock-Up Period, none of the PIPE Investors and their affiliates will engage in any short sales with respect to securities of Churchill. The foregoing restriction is expressly agreed to preclude the PIPE Investors from engaging in any hedging or other transactions which is designed to or could reasonably be expected to lead to or result in a sale or disposition of the Subscribed Shares even if such Subscribed Shares would be disposed by someone other than the PIPE Investors. Such prohibited hedging or other transactions include any purchase, sale or grant of any right (including any put or call option) with respect to any of the Subscribed Shares of the PIPE Investors or with respect to any security that includes, relates to, or derives any significant part of its value from such Subscribed Shares.
Voting and Support Agreement
In connection with the Merger Agreement, on February 22, 2021, Churchill entered into a Voting and Support Agreement with Lucid and Ayar. The following summary of the Voting and Support Agreement is qualified by reference to the complete text of the Voting and Support Agreement, a copy of which is attached as Annex G to this proxy statement/prospectus. All stockholders are encouraged to read the Voting and Support Agreement in its entirety for a more complete description of the terms and conditions thereof.
Pursuant to the Voting and Support Agreement, Ayar, owning 204,148,825 Lucid Series D Preferred Shares and 113,877,589 Lucid Series E Preferred Shares, as of the date of such agreement, agreed to vote all of such shares: (i) in favor of the adoption and approval of the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the Transactions, (ii) in favor of the other matters set forth in the Merger Agreement, including the conversion of the Lucid Preferred Shares to Lucid Common Shares and (iii) in opposition to: (A) any Acquisition Transaction (as defined in the Merger Agreement) and any and all other proposals (x) that could reasonably be expected to delay or impair the ability of Lucid to consummate the transactions contemplated by the Merger Agreement or any Transaction Agreement, (y) which are in competition with or materially inconsistent with the Merger Agreement or any Transaction Agreement or (z) that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement contained in the Merger Agreement or any Transaction Agreement or (B) any other action or proposal involving Lucid or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Transaction Agreement or would reasonably be expected to result in any of the conditions to Lucid’s obligations under the Merger Agreement not being fulfilled.
The affirmative vote of the shares subject to the Voting and Support Agreement is sufficient to obtain the required approval by Lucid’s existing shareholders.
The Voting and Support Agreement generally prohibits Ayar from transferring, or permitting to exist any lien with respect to, any Subject Shares held by Ayar prior to the termination of the Voting and Support Agreement.
The Voting and Support Agreement will automatically terminate upon the earliest of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms prior to the Effective Time, (iii) the mutual written consent of Churchill, Lucid and Ayar and (iv) the time of any modification, amendment or waiver of the Merger Agreement or any other Transaction Agreement without Ayar’s prior written consent.
Name, Headquarters; Stock Symbols
The name of Lucid Group after the consummation of the Transactions will be Lucid Group, Inc. and our headquarters will be located at 7373 Gateway Blvd Newark, CA 94560. We have applied to have Churchill’s Class A common stock and public warrants listed on Nasdaq and, upon the Closing, we expect that Churchill’s Class A common stock and public warrants will begin trading on Nasdaq under the symbols “LCID” and “LCID.WS” respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Background of the Transactions
Churchill is a blank check company formed as a corporation in Delaware on April 30, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with Lucid is the result of an extensive search for a potential transaction, whereby Churchill evaluated several dozen potential targets utilizing Churchill’s global network and the investing, operating and transaction experience of the Sponsor, Churchill’s management team, the Sponsor’s operating partners and members of the Churchill Board. The terms of the Transactions are the result of arm’s-length negotiations between representatives of Churchill and representatives of Lucid over the course of approximately one-and-a-half months. The following is a brief discussion of the background of these negotiations, the Merger Agreement and Transactions.
On August 3, 2020, Churchill completed its initial public offering. Citigroup Global Markets Inc. (“Citi”) acted as global coordinator, joint bookrunner and representative of the underwriters and Goldman

Sachs & Co. and J.P. Morgan Securities Inc. acted as joint bookrunners of the offering. Academy Securities, Inc., Blaylock Van, LLC, Drexel Hamilton, LLC, Siebert, Williams Shank & Co., LLC and Tigress Financial Partners LLC acted as co-managers. The joint bookrunners and the co-managers will receive a portion of their underwriting commissions in connection with Churchill’s IPO as a deferred payment in connection with the consummation of Churchill’s initial business combination.
Prior to the consummation of the Churchill IPO, neither Churchill, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Churchill. After the Churchill IPO, Churchill commenced an active search for prospective businesses and assets to acquire.
In evaluating potential businesses and assets to acquire, Churchill, together with the Sponsor and the Sponsor’s operating partners, surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, Churchill looked for acquisition targets that are of a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. Churchill further looked for those transactions that it believes, if entered into, would be well-received by the public markets. In particular, Churchill generally sought to identify companies that (a) have an existing strong management team, (b) have a competitive advantage, (c) have potential for significant streams of recurring revenue, (d) provide an opportunity for operational improvement, (e) have attractive steady-state margins and high incremental margins and (f) have potential to generate significant cash flow. Churchill also sought to identify companies that it believed would benefit from the expertise of the Sponsor’s operating partners and from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. Churchill generally applied these criteria when evaluating potential targets.
Representatives of Churchill and the Sponsor contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. Churchill and the Sponsor evaluated several dozen potential acquisition targets, including targets that were identified by Churchill’s management, the Sponsor’s operating partners and representatives. In connection with evaluating such opportunities, representatives of Churchill and the Sponsor met and conducted discussions with representatives of, and commenced due diligence on, several potential target opportunities. Churchill did not enter into exclusivity, nor did Churchill agree to terms, with any of the potential targets (other than Lucid, as described below).
In September 2020, Lucid engaged Citi as a financial advisor to assist Lucid in evaluating various alternatives with respect to financing Lucid’s operations, including a private placement of equity securities, an initial public offering, and a business combination with a special purpose acquisition company (a “SPAC”). In November and December 2020, with the assistance of Citi, Lucid met with more than a dozen potential investors in connection with a proposed private placement of Lucid’s equity securities. However, Lucid did not enter into any definitive agreement with respect to any such private placement. In December 2020, Lucid’s Chief Executive Officer was contacted by a SPAC regarding a potential business combination with Lucid. Lucid subsequently authorized Citi to contact additional SPACs regarding a potential business combination with Lucid. From December 2020 to January 22, 2021, Lucid and its representatives met and conducted discussions with representatives of five SPACs, none of which was Churchill, and discussed the terms of a potential business combination with each of them. Lucid did not enter into exclusivity, nor did Lucid agree to terms, with any of these SPACs.
On January 11, 2021, Bloomberg published an article stating that Churchill was in discussions to acquire Lucid. However, at the time the article was published, Churchill and Lucid had not had any discussions with respect to a potential business combination. Subsequent to the Bloomberg article, Churchill began exploring a possible business combination with Lucid due to its interest in the electric vehicle industry, as well as Churchill’s familiarity with Lucid’s Chairman, Andrew Liveris, who is an operating partner of the Sponsor. Mr. Liveris did not participate in the evaluation of the Transactions on behalf of Churchill nor did he participate in any discussions or negotiations between Churchill and Lucid.
On January 11, 2021, financial advisors of Lucid and Mr. Klein held a telephone call during which they discussed the possibility of a business combination between Churchill and Lucid. The representatives of Lucid informed Mr. Klein that Lucid had already initiated a process to explore going public via a SPAC transaction and invited Churchill to participate in such process. As part of that process, the representatives of Lucid (i) requested that Churchill and Lucid enter into a non-disclosure agreement to facilitate the exchange of information in connection with a potential transaction and (ii) requested that Churchill submit a non-binding letter of intent by January 14, 2021.
On January 12, 2021, Lucid and Churchill executed a non-disclosure agreement in connection with a potential business combination. The non-disclosure agreement did not contain a standstill provision. After entering into the non-disclosure agreement, Churchill and its financial advisors, its strategic advisor (an internationally recognized consulting firm) and the Sponsor’s operating partners commenced an in depth business, financial and legal due diligence review of Lucid, and representatives of each party and their respective advisors (acting at the direction of their respective party) held several dozen calls and meetings in furtherance of that review, including an initial diligence session with management on January 13, 2021, a technology diligence call on January 15, 2021 and the first of several on-site plant and showroom visits on January 20, 2021. During such due diligence review, representatives of Churchill and its advisors conducted on-site due diligence at Lucid’s factories, headquarters, showrooms and manufacturing facilities in California and Arizona, were provided access to Lucid’s senior management, manufacturing employees and production lines and were afforded the opportunity to test drive Lucid’s release-candidate vehicles. As part of its evaluation of the proposed business combination with Lucid, Churchill engaged BofA Securities, Inc. (“BofA”) and Guggenheim Securities, LLC (“Guggenheim Securities”) as its financial advisors. Churchill and BofA entered into an engagement letter, dated February 9, 2021, pursuant to which Churchill engaged BofA to act as a co-placement agent in connection with the PIPE Investment. Churchill and BofA also entered into an engagement letter, dated as of February 22, 2021, pursuant to which Churchill engaged BofA to act as its financial advisor in connection with the Transactions. BofA was not engaged by Churchill to provide a fairness opinion with respect to the Transactions. In addition, Churchill and Guggenheim Securities entered into an engagement letter, dated as of February 20, 2021, pursuant to which Churchill engaged Guggenheim Securities to act as its financial advisor in connection with the Transactions and its capital markets advisor with respect to the PIPE Investment. As part of this engagement, it was contemplated that Guggenheim Securities would render a fairness opinion to Churchill with respect to the Transactions.
On January 14, 2021, Churchill sent a proposal letter (the “January 14 Proposal”) to Lucid, which included a draft non-binding letter of intent (the “Letter of Intent”). The January 14 Proposal contemplated a business combination between Churchill and Lucid whereby Lucid would combine with Churchill in a transaction ascribing a fully distributed enterprise value for Lucid of $9 billion to $11 billion. Churchill determined this fully distributed enterprise value range based upon its preliminary due diligence, including, among other things, diligence sessions with Lucid and its financial advisors and a review of Lucid’s forecasted financial information. The January 14 Proposal provided that the consideration to be paid in the business combination would consist entirely of shares of Churchill’s Class A common stock (valued at its net asset value of $10.00 per share). In the January 14 Proposal, Churchill informed Lucid that, as part of a potential business combination, it did not require additional capital from private investors via a private placement of shares of Churchill’s Class A common stock (the “PIPE Investment”) but would consider a PIPE Investment if requested by Lucid to further its development goals. In addition, the January 14 Proposal contemplated a 180-day post-closing lock-up for Lucid’s shareholders, restricting the transfer of Churchill’s Class A common stock, and a 18-month post-closing lock up for Churchill’s sponsor, restricting the transfer of founder shares and private placement warrants held by Churchill’s sponsor. Included in the draft Letter of Intent was a mutual 30-day exclusivity period to allow Churchill to complete its due diligence and to allow the parties to negotiate and finalize definitive documentation as well as the proposal of certain governance terms including that the composition of the board of directors would be mutually determined between Churchill and Lucid.
On January 15, 2021, Lucid sent a revised draft Letter of Intent to Churchill. Lucid’s draft of the Letter of Intent provided for, among other things, the board of directors of the combined company comprising of nine directors and, as of the closing of the potential business combination, five directors would be selected by Ayar, one director would be Lucid’s CEO, one director would be selected by Churchill and two directors would be independent directors mutually agreed by Churchill and Lucid. In addition, Lucid’s draft of the Letter of Intent proposed a condition to the closing of the business combination that Churchill have at least $1.5 billion of cash available at closing.

On January 16, 2021, Churchill sent a proposal letter to Lucid (the “January 16 Proposal”), which included a revised draft Letter of Intent. In the January 16 Proposal, Churchill reaffirmed a fully distributed enterprise value for Lucid of $9 billion to $11 billion. Churchill also agreed with Lucid’s proposed structure for the post-closing board of directors, provided that one of the independent directors was a Sponsor operating partner, and with Lucid’s proposed $1.5 billion minimum cash closing condition. As part of the January 16 Proposal, Churchill provided that Churchill’s sponsor would agree to unvest 25% of its shares of Class A common stock and private placement warrants that would otherwise vest upon the closing of a business combination and subject such shares and warrants to revesting, at such time as, during the five year period after the closing of a business combination the closing price of Churchill’s Class A common stock exceeds $12.50.
On January 19, 2021, Churchill sent a letter to Lucid further communicating its interest in pursuing a potential transaction with Lucid. The letter stated that Churchill had progressed its due diligence and continued to be impressed with Lucid.
Also on January 19, 2021, Churchill issued a statement in response to inquiries from shareholders and the New York Stock Exchange regarding the unusual trading activity in shares of Churchill’s Class A common stock, as well as news stories speculating about a possible transaction between Churchill and Lucid. The statement provided that Churchill generally does not comment on rumors and speculation and would not comment as to whether Churchill was or was not pursuing a specific business opportunity.
On January 21, 2021, Churchill sent a proposal letter to Lucid (the “January 21 Proposal”) setting forth an update to the proposed business combination between Churchill and Lucid. In the January 21 Proposal, Churchill increased its proposed purchase price for Lucid to a range of $11 billion to $12.5 billion (which, based upon a share price of $10.00 per share, implied the issuance of 1.1 billion to 1.25 billion shares of Churchill’s Class A common stock). Churchill determined to increase its proposed purchase price range based upon its diligence work conducted to date, including, among other things, the results of Churchill’s on-site visits and technical diligence, which validated Lucid’s sophisticated technology and state of the art facility, and the advice of its advisors, including with respect to Lucid’s experienced management team with a track record of success, Lucid’s potential to capitalize on the positive trends in the electric vehicle market and Lucid’s product differentiation as compared to other electric vehicle manufacturers. In addition, Lucid’s financial advisors had made a request to Churchill that, in order to further Lucid’s development goals, Churchill’s proposal include a PIPE Investment from long-term, institutional PIPE Investors acceptable to Lucid. The January 21 Proposal stated that, in response to this request, Churchill was committed to raising a PIPE Investment of $400 million to $1.0 billion at a potential range of $11.00 to $13.00 per share, which represented a premium to Churchill’s net asset value per share. Further, the January 21 Proposal provided that Churchill would accept Lucid’s proposal for a minimum cash closing condition of between $2.0 billion and $2.4 billion (inclusive of the amounts in Churchill’s trust account plus the aggregate proceeds raised from the PIPE Investment) depending on the final size of the PIPE Investment. The minimum cash closing condition was subsequently set at $2.8 billion.
On January 22, 2021, Lucid sent a revised draft Letter of Intent to Churchill. Lucid’s draft of the Letter of Intent provided for, among other things, (a) a proposed purchase price for Lucid of $11.75 billion (which, based on a share price of $10.00 per share, implied the issuance of 1.175 billion shares of Churchill’s Class A common stock), reflecting the midpoint of the range of equity purchase prices previously communicated to Lucid by Churchill in the January 21 Letter, and which was not subject to adjustment for cash on Lucid’s balance sheet at the closing; (b) a PIPE Investment of $500 million to $1.0 billion priced at potentially $11.00 to $13.00 per share; (c) Churchill’s sponsor agreeing to unvest 33-1/3% of its shares of Class A common stock and private placement warrants that would otherwise vest upon the closing of a business combination and subjecting such shares and warrants to revesting, in three equal tranches, at such time as, during the five year period after the closing of a business combination the closing price of Churchill’s Class A common stock exceeds $20.00, $25.00 and $30.00, respectively, per share; (d) a nine person post-closing board of directors of the combined company comprised of five directors selected by Ayar, Lucid’s CEO, one director selected by Churchill and two independent directors selected solely by Lucid; and (e) a minimum cash closing condition calculated as 80% of the sum of the cash in Churchill’s trust account plus the size of the PIPE Investment (which minimum cash condition was expected to be between approximately $2.0 billion and $2.4 billion).

On January 22, 2021, the Churchill Board met via video teleconference to discuss the potential business combination with Lucid. Representatives of BofA, Guggenheim Securities, Churchill’s strategic advisor and Weil, Gotshal & Manges LLP, Churchill’s legal counsel (“Weil”) attended the meeting. During the meeting, Mr. Klein updated the Churchill Board on the status of the potential business combination, including the negotiations and due diligence that had occurred to date. Representatives of Guggenheim Securities presented to the Churchill Board a detailed overview of Lucid, including its investment thesis, the historical background of Lucid, and its product differentiation. Representatives of Churchill’s strategic advisor then presented to the Churchill Board a detailed overview of the luxury automobile market, emphasizing the electric vehicle market. Representatives of Churchill’s financial advisors then presented to the Churchill Board a preliminary valuation analysis of Lucid. Representatives of BofA also discussed the potential PIPE Investment in connection with the potential business combination. Representatives of Weil reviewed with the Churchill Board the terms of the Letter of Intent (including the proposed 30-day mutual exclusivity period). After discussion, the Churchill Board determined that it was in the best interests of Churchill and its stockholders to prioritize the evaluation of a potential business combination with Lucid as compared to any other potential business combinations and to pursue a potential business combination with Lucid on an exclusive basis and, as a result, directed Churchill management to enter into the Letter of Intent (including the 30-day exclusivity period) with Lucid.
Early in the morning on January 23, 2021, Lucid’s Board met via video teleconference to discuss the potential business combination with Churchill. Representatives of Citi attended the meeting. During the meeting, Citi reviewed with Lucid’s Board the proposed terms of a business combination with potential SPACs with which Lucid continued to be engaged. Lucid’s Board considered, among other things, the proposed valuation, including valuation certainty; financing certainty, including the size of the trust account, any PIPE financing requirements, and the potential for increasing the proceeds from the PIPE; the experience, reputation, and network of advisors of the sponsor; and the proposed governance arrangements of the combined company. After discussion, the Lucid Board (other than Andrew Liveris, who declared his role as an operating partner of the Sponsor and recused himself from matters related to a potential transaction with Churchill) determined that it was in the best interests of Lucid and its shareholders to prioritize the evaluation of a potential business combination with Churchill as compared to any other potential business combinations and to pursue a potential business combination with Churchill on an exclusive basis and, as a result, directed Lucid management to enter into the Letter of Intent (including the 30-day exclusivity period) with Churchill.
On January 23, 2021, Churchill and Lucid executed the Letter of Intent on substantially the terms set forth in the January 22 draft of the Letter of Intent, which included a mutual 30-day exclusivity period expiring on February 22, 2021. Throughout the remainder of January 2021 and through February 2021, Churchill continued its business, financial and legal due diligence review of Lucid, and representatives of each party and certain of their respective advisors (acting at the direction of their respective party) held over fifty calls and meetings and conducted on-site due diligence at Lucid’s facilities in California and Arizona in furtherance of that review. Three of the Sponsor’s operating partners (none of whom was Mr. Liveris), due to their automotive and software expertise, were heavily involved in Churchill’s diligence review and attended several in-person meetings and held several calls with members of Lucid management.
The calls and meetings held by Churchill, its advisors and the Sponsor’s operating partners included, among others, a diligence process organizational meeting on January 25, 2021; an on-site plant visit on January 26, 2021; a diligence call regarding marketing, servicing and hiring on January 27, 2021; a supply chain and financial model diligence call on January 28, 2021; manufacturing and software readiness diligence calls on January 29, 2021; product readiness, legal, audit and parts readiness diligence calls on January 31, 2021; calls with members of Lucid management and software, human resources and program review diligence calls on February 1, 2021; an on-site plant and warehouse visit and meetings regarding parts and supply chain readiness on February 2, 2021; engineering change requests and market share data analysis diligence calls on February 4, 2021; accounting and information technology diligence calls on February 5, 2021; software, supply chain production and parts readiness diligence calls on February 8, 2021; tax diligence calls on February 9, 2021; cyber, cost, software, information technology and supplier risk diligence calls on February 11, 2021; software discussions on February 12, 2021; a vehicle safety diligence call on February 16, 2021; an intellectual property and privacy diligence call on February 17, 2021; information technology diligence calls on February 19, 2021 and an information technology diligence call on February 20, 2021. In connection with these discussions, it was decided that Lucid should determine the optimal target launch date that would ensure Lucid launch an exceptional electric vehicle. Lucid determined that the target launch date of the Lucid Air should be in the second half of 2021.
On February 4, 2021, the Churchill Board met via video teleconference to discuss the potential business combination with Lucid. Representatives of BofA, Guggenheim Securities, Churchill’s strategic advisor and Weil attended the meeting. During the meeting, Mr. Klein provided the Churchill Board with an update on the proposed transaction, including the Sponsor’s operating partners’ assistance in the due diligence review. At such meeting, Mr. Klein informed the Churchill Board of the Sponsor’s operating partners in depth analysis of Lucid’s technology. Mr. Klein also noted that he and representatives of Churchill and Churchill’s advisors had visited Lucid’s production facilities, retail showrooms, studios, headquarters and R&D facility and held many meetings with the Lucid management team, including legal and audit meetings. Representatives of Churchill’s strategic advisor provided the Churchill Board with an update on its current assessment of Lucid, including its software readiness, luxury positioning, charging ability and the testing and validation of Lucid’s vehicle. Representatives of Churchill’s financial advisors discussed with the Churchill Board certain considerations with respect to a potential acquisition of Lucid, including the current electric vehicle and automotive landscapes.
On February 7, 2021, representatives of Davis Polk & Wardwell LLP, legal counsel to Lucid (“Davis Polk”), delivered a draft Merger Agreement to Weil. From February 7, 2021 through February 22, 2021, the parties and their advisors negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (i) the level of conditionality in the Merger Agreement, including the minimum cash closing condition; (ii) the allocation of transaction expenses related to the Transactions, and (iii) the scope of the representations and warranties and covenants of the parties. In addition, the parties and their advisors discussed the treatment of excess cash on Lucid’s balance sheet as of the closing of the Transactions, and ultimately determined that such cash, net of debt, should represent an increase to the purchase price proposed in the Letter of Intent.
On February 9, 2021, with authorization from Churchill and Lucid, representatives of Citi, Lucid’s financial advisor and a co-placement agent for the PIPE Investment, BofA and Guggenheim Securities began to contact potential investors to discuss their interest in participating in the PIPE Investment.
On February 10, 2021, Lucid’s Board formed a special committee of the Board (the “Lucid Special Committee”), consisting solely of Turqi Alnowaiser, Tony Posawatz and Mr. Rawlinson. Lucid’s Board authorized the Lucid Special Committee, among other things, to consider whether to continue to pursue the potential business combination with Churchill, to negotiate the terms of such a business combination, to approve, on behalf of Lucid, such a business combination with Churchill, and to recommend any such business combination to Lucid’s shareholders. The Lucid Special Committee was comprised of disinterested directors, as an additional step to formalize Mr. Liveris’ recusal from consideration of matters related to a potential transaction with Churchill.
From February 9, 2021 through February 22, 2021, representatives of Churchill, Lucid, Citi, BofA and Guggenheim Securities hosted numerous discussions with potential investors regarding the PIPE Investment. During such time period, representatives of Churchill, Lucid and certain of their advisors, acting at the direction of Churchill and Lucid, respectively, had a number of calls to discuss, among other things, the terms and status of the potential PIPE Investment and the composition of the investor base to participate in the PIPE Investment, which Lucid preferred to be long-term, institutional investors. In addition, Churchill also requested that the parties explore the possibility of a tranche of the PIPE Investment that could be broadly distributed to investors, although it was ultimately determined by Churchill, after receiving the advice of the co-placement agents for the PIPE Investment, that such a tranche likely could not be implemented given the transaction timeline. As part of these discussions, given the positive overall reaction by potential investors to the PIPE Investment and in light of the then-current trading price of Churchill’s Class A common stock, Lucid, Churchill, and their respective advisors discussed increasing the aggregate size and the per share price of the PIPE Investment in order to provide Lucid with additional operating capital to execute its business plan.
On February 16, 2021, the Churchill Board met via video teleconference to discuss the potential business combination with Lucid. Representatives of BofA, Guggenheim Securities, Churchill’s strategic advisor and Weil attended the meeting. During the meeting, Mr. Klein summarized for the Churchill Board the due diligence conducted by Churchill’s advisors and the detailed analysis conducted by the Sponsor’s operating partners, including due diligence efforts with respect to Lucid’s engineering capabilities and the market valuation and cost structure of Lucid’s vehicles. Representatives of Churchill’s strategic advisor updated the Churchill Board on its assessment of the launch readiness of Lucid’s vehicles. Representatives of Churchill’s financial advisors provided the Churchill Board with an overview of illustrative financial returns and a preliminary valuation analysis of Lucid. Representatives of BofA also provided the Churchill Board with an update on the PIPE Investment, noting that feedback from potential PIPE investors had been positive. Representatives of Weil discussed the current status of the Merger Agreement and other related documentation. After discussion, the Churchill Board determined that Churchill management and its advisors should continue to pursue the proposed business combination with Lucid.
On February 21, 2021, the Churchill Board met via video teleconference to discuss the potential business combination with Lucid. Representatives of BofA, Guggenheim Securities, Churchill’s strategic advisor and Weil attended the meeting. Also at the meeting were three of the Sponsor’s operating partners. During the meeting, Mr. Klein updated the Churchill Board on the proposed timeline of the potential business combination and the status of the PIPE Investment. The Sponsor’s operating partners then presented to the Churchill Board their impressions of Lucid resulting from their due diligence review, including their confidence in Lucid’s technology and management team. Representatives of Churchill’s financial advisors then reviewed with the Churchill Board their perspectives on Lucid’s valuation as implied by the terms of the proposed business combination, the potential reaction in the capital markets to the proposed business combination and the pricing of the PIPE Investment. Representatives of Weil reviewed with the Churchill Board its fiduciary duties with respect to the potential business combination and updated the Churchill Board on the status of negotiations of the Merger Agreement and other transaction documents. At the conclusion of the meeting, the Churchill Board instructed Churchill management and its advisors to continue to pursue the proposed business combination with Lucid.
Early in the morning on February 22, 2021, Lucid, Churchill and their respective advisors held a teleconference to discuss the size and pricing of the PIPE Investment, as well as the investors that would be invited to participate in the PIPE Investment. As part of these discussions, Churchill inquired of the co-placement agents for the PIPE Investment if a purchase price above $15.00 per share could be achieved at lower aggregate PIPE Investment sizes. However, the co-placement agents for the PIPE Investment, based upon feedback from the PIPE Investors, advised that they believed $15.00 per share was the maximum purchase price that could be achieved even at lower aggregate PIPE Investment sizes. Following such discussions, at the request of Lucid and its advisors, the parties determined that the PIPE Investment would be increased to $2.5 billion at a purchase price of $15.00 per share in order to provide Lucid with additional operating capital to execute its business plan, thereby reducing financing risk. In addition, pursuant to the final terms of the Subscription Agreements, the investors in the PIPE Investment will be subject to a lock-up restricting the transfer of their shares acquired in the PIPE Investment until the later of the effectiveness of the registration statement with respect to such shares and September 1, 2021.
On February 22, 2021, the Lucid Special Committee met via video teleconference to discuss and evaluate the potential business combination with Churchill. Representatives of Citi, Davis Polk, and Maples Group, Lucid’s Cayman counsel, attended the meeting. Representatives of Citi reviewed with the Lucid Special Committee the financial aspects of the proposed transaction, including Lucid’s valuation, projected cash at closing of the transaction, pricing and participant details for PIPE Investment, and perspective on the size and context of the proposed transaction relative to historical market deals. Representatives of Maples Group reviewed the duties of Lucid’s directors under Cayman law. Representatives of Davis Polk reviewed the structure of the proposed business combination, including the exchange of Lucid shares for Lucid Group shares; the shareholder lockup agreement; the conditions to closing the business combination; the pre-closing covenants applicable to Lucid; the investor rights agreement; the sponsor agreement; the proposed equity incentive plan to be adopted after the closing of the business combination; and other matters. After discussion, the Lucid Special Committee determined that the Transactions were fair to, advisable, and in the best interests of Lucid and its shareholders; and authorized, adopted and approved the Merger Agreement; and recommended the Merger Agreement for approval to Lucid’s shareholders.
On February 22, 2021, the Churchill Board met via video teleconference to discuss and evaluate the potential business combination with Lucid. Representatives of BofA, Guggenheim Securities, Churchill’s

strategic advisor and Weil attended the meeting. Representatives of BofA reviewed with the Churchill Board the status of the PIPE Investment and the investors participating in the PIPE Investment. Representatives of Guggenheim Securities reviewed its financial analysis of the Merger Consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated February 22, 2021, to the Churchill Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration in connection with the Merger was fair, from a financial point of view, to Churchill. (See “Proposal No. 1 — The Business Combination Proposal — Opinion of Churchill’s Financial Advisor.”) Representatives of Weil then provided the Churchill Board with an update on the status of negotiations with respect to the Merger Agreement and related transaction documents. After fulsome discussion, including asking questions of Churchill management and their financial and legal advisors, the Churchill Board determined that the Transactions were fair to, advisable, and in the best interests of Churchill and its stockholders. Upon a motion duly made and seconded, the Churchill Board unanimously (i) determined that it is in the best interests of Churchill and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Merger be adopted by Churchill’s stockholders.
Later that day after close of market, the parties executed the Merger Agreement and the related agreements and the PIPE Investors executed their respective subscription agreements and other documentation related thereto. Promptly following the execution of such documentation, Churchill and Lucid announced the execution of the Merger Agreement and the Transactions.
Churchill’s Board of Directors’ Reasons for Approval of the Transactions
The Churchill Board, in evaluating the Transactions, consulted with Churchill’s management and financial, strategic and legal advisors. In unanimously (i) resolving that it is in the best interests of Churchill and its stockholders, and declaring it advisable, to enter into the Merger Agreement, (ii) approving the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement and (iii) adopting a resolution recommending the Merger be adopted by Churchill’s stockholders, the Churchill Board considered and evaluated a number of factors, including the factors discussed below. The Churchill Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have given different weight to different factors. The Churchill Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of Churchill’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Churchill Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the related agreements and the transactions contemplated thereby, including but not limited to, the following material factors:
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Reasonableness of Aggregate Consideration. Following a review of the financial data provided to Churchill, including certain unaudited prospective financial information, Churchill’s due diligence review of Lucid’s business, the Churchill Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data, financial information and current market conditions. The Churchill Board noted that public markets have recently assigned premium values to companies associated with the adoption of electric vehicles relative to traditional, legacy vehicle manufacturers and that have demonstrated a commitment to environmental, social and corporate governance initiatives.

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Superior Technology Provides Opportunities for Growth. Churchill management and the Churchill Board believe that Lucid is a market disruptor in an attractive and growing industry, has innovative technology (as of February 28, 2021, Lucid owned approximately 163 issued U.S. patents, 26 pending U.S. patent applications, 167 issued foreign patents and 43 pending foreign patent applications) that provides for longer and more efficient drive capacity, while achieving superior driving performance and better comfort for passengers and, as a result, has strong growth prospects within the electric vehicle sector as well as adjacent markets.
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Business and Financial Condition and Prospects. After conducting extensive due diligence, the Churchill Board and Churchill management had a better understanding of Lucid’s business, financial condition, management team and future growth prospects. The Churchill Board considered the results of the due diligence review of Lucid’s business, including its innovative, validated technologies, its in-house manufacturing capabilities, direct to consumer sales model, robust product pipeline, the untapped potential in battery storage solutions and hardware technology licensing, its large addressable market, as well as the Lucid management team’s track record of bringing disruptive products to market. The Churchill Board considered how these factors will enhance Lucid’s ability to scale effectively and to execute upon and achieve its business plan.

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Experienced, Proven and Committed Management Team with a Track Record of Operational Excellence. The Churchill Board considered the fact that the post-combination company will be led by the Chief Executive Officer and senior management team of Lucid, which, with backgrounds in the automotive, electric vehicle and technology industries, have a proven track record of operational excellence, growth and ongoing capabilities for innovation, including experience in bringing to market the current leading electric vehicle. The Churchill Board also considered Lucid’s extensive experience designing, engineering and building battery systems using its own innovative, validated technologies and its in-house manufacturing capabilities.

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Opinion of Churchill’s Financial Advisor. The Churchill Board took into account the financial presentation and the opinion, each dated as of February 22, 2021, of Guggenheim Securities to the Churchill Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to Churchill, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of Churchill’s Financial Advisor” below.

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Commitment of Lucid’s Owners. The Churchill Board considered the fact that Ayar and other current shareholders of Lucid are not selling any of their current shareholdings of Lucid in connection with the Transaction, and as such, will continue to own more than a majority of the post-combination company on a pro forma basis, which the Churchill Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of Lucid going forward.

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Churchill’s Sponsor’s Strong Operating Partners. The Churchill Board considered the fact that Churchill recruited three of the Sponsor’s operating partners, with automotive and software expertise, to assist in evaluating Lucid’s core business and identifying opportunities and initiatives to accelerate Lucid’s future growth, who were each heavily involved in Churchill’s due diligence review of Lucid and assisted Churchill in evaluating the opportunities and risks in connection with the Transactions.

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Lucid Being an Attractive Target. The Churchill Board considered the fact that, among other attractive characteristics and as assessed by Churchill’s advisors, Lucid (i) has differentiated and proprietary technology in the electric vehicle industry (ii) has a unique product offering given its positioning in the luxury vehicle market (iii) is of a size relevant to the public marketplace, (iv) has a strong existing management team, (v) has significant growth opportunities and (vi) would benefit from the consummation of the Transactions by obtaining access to capital to fund its business plan in the near term, thereby reducing financing risk, and by putting it in a position to access the public capital markets in the future.

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Lucid’s Commitment to U.S. Jobs. The Churchill Board considered the fact that, given Lucid’s potential and its commitment to manufacture vehicles in the U.S., Lucid would likely be in a position to create many new technology and manufacturing jobs in the U.S.

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Other Alternatives. Churchill raised $2,070,000,000 in July 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” Churchill has evaluated a number of businesses but has been most impressed by the Lucid business. The Churchill

Board believed, that based upon the Transaction terms, the Transactions create the best available opportunity to maximize value for Churchill stockholders.
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Terms of the Merger Agreement and the Related Agreements. The Churchill Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Merger, including each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions as well as the strong commitment by both Lucid and Churchill to complete the Transactions.

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Board of Directors of the Post-Combination Company. The Churchill Board considered that the initial board of directors of Lucid Group would be comprised of Lucid’s current CEO, directors nominated by Churchill and Ayar, as well as independent directors nominated by Lucid.

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Role of Independent Directors. The Churchill Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Transaction, our independent directors, Glenn R. August, Bill Bynum, Bonnie Jonas, Malcolm McDermid and Karen Mills, took an active role in evaluating the proposed terms of the Transactions, including the Merger Agreement and the related agreements. Churchill’s independent directors evaluated and unanimously approved, as members of the Churchill Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

The Churchill Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:
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Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues.

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Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

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Potential for Delay of Product Launch. The risk that Lucid’s vehicles may not launch within the expected timeframe.

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The Rights of Ayar and Other Indirect Lucid Shareholders Pursuant to the Investor Rights Agreement. The risks relating to the rights granted to Ayar and other indirect Lucid shareholders pursuant to the Investor Rights Agreement, including Ayar’s right to nominate up to five of the nine directors on the Churchill Board.

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Regulatory Risks. The risks of changes in Lucid’s regulatory environment, including changes to fuel economy standards.

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Liquidation. The risks and costs to Churchill if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Churchill being unable to effect a business combination within the completion window and force Churchill to liquidate.

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Stockholder Vote. The risk that Churchill’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

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Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Churchill’s control.

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Churchill Public Stockholders Holding a Minority Position in the Post-Combination Company. The risk that Churchill public stockholders will hold a minority position in the post-combination company (approximately 12.9%, assuming that no shares of Churchill’s Class A common stock are elected to be redeemed by Churchill stockholders and excluding the impact of the shares of Churchill’s Class A common stock underlying the warrants), which may reduce the influence that Churchill’s current stockholders have on the management of Churchill.

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Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Transactions.

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Fees and Expenses. The fees and expenses associated with completing the Transactions.

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Other Risks. Various other risks associated with the business of Lucid, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the Churchill Board also considered that:
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Interests of Certain Persons. Some officers and directors of Churchill have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of Churchill’s stockholders (see section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). Churchill’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Churchill Board, the Merger Agreement and the transactions contemplated therein, including the Transactions.

The Churchill Board concluded that the potential benefits that it expected Churchill and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The Churchill Board also noted that Churchill stockholders would have a substantial economic interest in the combined company (depending on the level of Churchill stockholders that sought redemption of their public shares into cash). Accordingly, the Churchill Board unanimously determined that the Merger Agreement and the related agreements and the transactions contemplated thereby, were advisable, fair to, and in the best interests of Churchill and its stockholders.
Certain Forecasted Financial Information for Lucid
Prior to approval by the Churchill Board of the Transactions and the execution of the Merger Agreement and related agreements, Lucid provided Churchill with internally prepared forecasts, including for calendar years 2021 through 2030. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the generally accepted accounting principles in the United States (“GAAP”) with respect to forward looking financial information.
As a private company, Lucid does not, as a matter of course, make public forecasts as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.
Lucid prepared the forecasts based upon available information at the time of preparation and assumptions and estimates that they believe are reasonable. In preparing the models, Lucid’s management relied on a number of factors, including the executive team’s significant experience in the automotive and electric vehicle sectors and the historical performance of Lucid. The forecasts reflect the consistent application of the accounting policies of Lucid and should be read in conjunction with the accounting policies included in Note 2 — “Summary of Significant Accounting Policies” accompanying the historical audited consolidated financial statements of Lucid and included elsewhere in this proxy statement/prospectus.
The selected forecasted financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Lucid’s and Churchill’s management. The financial projections are based on Lucid’s business strategy to manufacture and sell an expanded portfolio of luxury and premium vehicles at different price points.
Lucid prepared its estimates based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants, and management’s experience in the automotive and technology sectors. These estimates include a number of assumptions, including assumptions that Lucid will be able to start and scale production of its electric vehicles, complete its planned phased manufacturing build-out, and develop, manufacture and sell a portfolio of several vehicles with several trim variants on the timeline, in the geographies, and at the quantities currently planned. Lucid’s estimates do not take into account the sale of, or the costs of developing, manufacturing and selling, stationary energy storage systems (“ESS”) or powertrain technology by Lucid, other than certain investments in initial prototyping and testing activities. Sales were assumed across target geographies that Lucid intends to enter through 2030, including vehicle markets in North America, Europe, the Middle East, and Asia.
By 2030, Lucid plans to manufacture and sell an expanded portfolio of luxury and premium vehicles at different price points, including sedans, SUVs, crossover utility vehicles (“CUVs”), pickup trucks and coupes. Based on management estimates of 2020 sales for a competitive set of vehicles based on third-party data of historical vehicle sales in these segments and management projections of annual vehicle segment growth rates (0% for sedans and coupes and 6% for SUVs, CUVs and pickup trucks), Lucid’s management believes this expanded portfolio of vehicles will position Lucid to address an estimated 2030 total addressable market (“TAM”) of approximately 15 million vehicles per year, and Lucid expects to capture approximately 4% of that projected TAM. The top-line revenue projections are based on management’s expected market capture within that TAM and assume the manufacture and sale of luxury and premium vehicles across several vehicle segments. See “Information About Lucid — Market Opportunity” for more information about Lucid’s estimated TAM.
Cost assumptions that underpin the financial projections are based on management’s estimates of costs related to the operation of the business, including vehicle bill of materials, manufacturing, operating, engineering, research and development, retail and service operating costs, and general and administrative costs associated with growing and managing a business the size and complexity of Lucid Group. The projected operating cost structure for Lucid is intended to be competitive with other participants in the industry, and was estimated through a combination of benchmarking of similar activities at comparable companies and management's experience in the automotive and technology sectors. These estimates also incorporate assumptions that Lucid will be able to access or develop localized supply chains with the cost structures it currently anticipates in locations where it intends to establish manufacturing operations, including Saudi Arabia and China, manage international supply chain and logistics costs, and successfully apply for and obtain certain tax and other incentives, including approximately $160 million in such incentives between 2021 and 2025 in such jurisdictions, as reflected in the table on page 147. Lucid’s projections do not reflect the impact of the CEO RSU Award (as defined in the section entitled ‘‘Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates  — CEO RSU Award’’), including any expenditures to satisfy tax withholding obligations in connection with the net settlement thereof. See ‘‘Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — CEO RSU Award.’’
Grant Thornton LLP and Marcum LLP have not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying selected forecasted financial information and, accordingly, Grant Thornton LLP and Marcum LLP do not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report and the Marcum LLP report included in this proxy statement/prospectus relate to Lucid’s and Churchill's previously issued financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.
The following table presents the selected forecasted financial information:
	Calendar Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Volume (units in thousands)	0.6	20.2	48.9	89.8	135.3	251.3	404.9	519.4	542.3	547.3
Total Revenue (in millions)	$97	$2,219	$5,532	$9,931	$13,985	$22,756	$35,333	$45,695	$49,169	$50,779
EBITDA(1) (in millions)	$(1,389)	$(1,090)	$(637)	$592	$1,671	$2,885	$5,065	$6,935	$7,911	$8,043
Net Income (in millions)	$(1,494)	$(1,361)	$(1,026)	$(150)	$632	$1,698	$3,516	$4,672	$5,479	$5,713
Free Cash Flow(2) (in millions)	$(2,312)	$(2,759)	$(3,250)	$(1,485)	$321	$1,515	$3,112	$5,520	$6,389	$6,444

(1)
EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization.

(2)
Free Cash Flow is defined as operating income, plus depreciation, less increase or plus decrease changes in working capital, less income tax expense, plus incentives, less capital expenditures.

This summary of the forecasts is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. None of Lucid, Churchill, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to Lucid and Churchill at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Lucid or Churchill. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Lucid (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described above and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement are cautioned not to rely on them.
Non-GAAP Financial Measures
The forecasts contain certain non-GAAP financial measures, including EBITDA and Free Cash Flow. EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization. Free Cash Flow is defined operating income, plus depreciation, less increase or plus decrease changes in working capital, less income tax expense, plus incentives, less capital expenditures. These measures are not measurements of Lucid’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, net cash flows provided by operating activities, total net cash flows or any other performance measures derived in accordance with GAAP or as alternatives to net cash flows from operating activities or total net cash flows as measures of Lucid’s liquidity. Lucid and Churchill believe EBITDA provides useful information to management and investors regarding certain financial and business trends relating to Lucid’s financial condition and results of operations. Lucid and Churchill believe that the use of EBITDA provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing Lucid’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Management does not consider EBITDA in isolation or as alternatives to financial measures determined in accordance with GAAP. The use of EBITDA instead of GAAP measures has limitations as an analytical tool, and you should not consider EBITDA in isolation, or as a substitute for analysis of Lucid’s results of operations and operating cash flows as reported under GAAP. For example, EBITDA does not reflect Lucid’s cash expenditures or future requirements for capital expenditures; does not reflect changes in, or cash requirements for, Lucid’s working capital needs; does not reflect interest expense; and does not reflect any cash income taxes that Lucid may be required to pay. In addition, EBITDA does not reflect depreciation or amortization of assets over their estimated useful lives or any cash requirements for the replacement of such assets and does not reflect non-cash income or expense items that are reflected in Lucid’s statements of cash flows. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of Lucid’s results as reported under GAAP. For example, Free Cash Flow does not reflect principal payments on capital lease obligations; does not reflect dividend payments, if any; and does not reflect the cost of acquisitions. Lucid’s definitions of and methods of calculating these non-GAAP financial measures vary from the definitions and methods used by other companies, which may limit their usefulness as comparative measures.
Set forth below are reconciliations of net income, the most directly comparable GAAP measure, to EBITDA, based on financial information available to, or projected by Lucid. Lucid did not provide such reconciliations to Churchill for all periods presented prior to approval by the Churchill Board of the Transactions and the execution of the Merger Agreement and the related agreements.
Reconciliation of Net Income to EBITDA:
	Calendar Year Ending December 31,
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Net Income	(1,494)	(1,361)	(1,026)	(150)	632	1,698	3,516	4,672	5,479	5,713
Income Tax Expense	—	—	—	—	5	70	392	1,053	1,329	1,447
Depreciation	105	270	389	741	1,034	1,117	1,157	1,210	1,103	883
EBITDA	(1,389)	(1,090)	(637)	592	1,671	2,885	5,065	6,935	7,911	8,043

Note: Figures presented may not sum due to rounding.
Set forth below are reconciliations of operating income to Free Cash Flow, based on financial information available to or projected by Lucid. Lucid is not providing a reconciliation of cash flow from operations, the most directly comparable GAAP measure, to its projected Free Cash Flow because Lucid is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, Lucid is unable to address the probable significance of the unavailable information, which could be material to future results. Lucid did not provide such reconciliations to Churchill for all periods presented prior to approval by the Churchill Board of the Transactions and the execution of the Merger Agreement and the related agreements.
Reconciliation of Operating Income to Free Cash Flow:
	Calendar Year Ending December 31,
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Operating Income	(1,494)	(1,361)	(1,026)	(150)	637	1,768	3,908	5,725	6,808	7,160
Depreciation	105	270	389	741	1,034	1,117	1,157	1,210	1,103	883
Change in Working Capital	(50)	(334)	(706)	(327)	(675)	(903)	(956)	200	97	246
Income Tax Expense	—	—	—	—	(5)	(70)	(392)	(1,053)	(1,329)	(1,447)
Incentives	4	7	10	34	105	176	246	254	259	265
Capital Expenditures	(877)	(1,342)	(1,917)	(1,784)	(774)	(573)	(851)	(816)	(548)	(663)
Free Cash Flow	(2,312)	(2,759)	(3,250)	(1,485)	321	1,515	3,112	5,520	6,389	6,444

Note: Figures presented may not sum due to rounding.
Opinion of Churchill’s Financial Advisor
Overview
Churchill retained Guggenheim Securities as its financial advisor in connection with a potential business combination involving Churchill and Lucid. In selecting Guggenheim Securities as its financial advisor, Churchill considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the electric vehicle industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
At the February 22, 2021, meeting of the Churchill Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Churchill Board to the effect that, as of February 22, 2021, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration in connection with the Merger was fair, from a financial point of view, to Churchill.
This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex I to this proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. As Churchill was aware, the global capital markets had been experiencing and remain subject to significant volatility, and Guggenheim Securities expressed no view or opinion as to any potential effects of such volatility on Churchill, Lucid or the Merger. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement/prospectus):
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was provided to the Churchill Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration;

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did not constitute a recommendation to the Churchill Board with respect to the Merger;

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does not constitute advice or a recommendation to any holder of Churchill’s common stock as to how to vote or act in connection with the Merger or otherwise (including whether or not holders of Churchill’s Class A common stock should redeem their shares);

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did not address Churchill’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Churchill, the financing or funding of the Merger by Churchill or the effects of any other transaction in which Churchill might engage;

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addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Churchill;

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expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement, (b) the PIPE Investment, (c) the Sponsor Agreement, the Investor Rights Agreement or the Company Voting and Support Agreement or (d) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (including the Sponsor), creditors or other constituencies of Churchill or Lucid;

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did not (i) address the individual circumstances of specific holders of Churchill’s securities (including Churchill’s Class B common stock and warrants) with respect to rights or aspects which may distinguish such holders or Churchill’s securities (including Churchill’s Class B common stock and warrants) held by such holders, (ii) address, take into consideration or give effect to any then-existing or future rights, preferences, restrictions or limitations or other attributes of any such securities

(including Churchill’s Class B common stock and warrants) or holders (including the Sponsor) and (iii) in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of Churchill or any other party);
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did not address, or express a view with respect to, any acquisition of control or effective control of Churchill by any shareholder or group of shareholders of Lucid; and

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expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by the Sponsor or any of Churchill’s or Lucid’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

In connection with rendering its opinion, Guggenheim Securities:
•
reviewed a draft of the Merger Agreement dated as of February 21, 2021;

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reviewed certain publicly available business and financial information regarding each of Churchill and Lucid;

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reviewed certain non-public business and financial information regarding Lucid’s business and future prospects (including certain financial projections for Lucid for the years ending December 31, 2021 through December 31, 2030 (the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by Lucid’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Churchill’s senior management (the “Internal Information”);

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discussed with Churchill’s senior management their strategic and financial rationale for the Merger;

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discussed with Churchill’s senior management and Lucid’s senior management their respective views of Lucid’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the electric vehicle sector;

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performed discounted cash flow analyses based on the Financial Projections;

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reviewed the valuation and financial metrics of certain precedent special purpose acquisition company business combination transactions that Guggenheim Securities deemed relevant in evaluating the Merger;

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compared the financial performance of Lucid and the transaction multiples implied by the Merger Consideration with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Lucid; and

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conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:
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Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Churchill or Lucid (including, without limitation, the Internal Information) or obtained from public sources, data suppliers and other third parties.

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Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Internal Information), (ii) expressed no view or opinion regarding the reasonableness or achievability of the Financial Projections, any other estimates and any other forward-looking information or the assumptions upon which they were based and (iii) relied upon the assurances of Churchill’s senior management that they were, and assumed that Lucid’s senior management were, unaware of any facts or circumstances that would make the Internal Information incomplete, inaccurate or misleading.

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Specifically, with respect to (i) the Financial Projections utilized in Guggenheim Securities’ analyses, (a) Guggenheim Securities was advised by Churchill’s senior management, and Guggenheim Securities assumed, that such Financial Projections had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Lucid’s senior management as to the expected future performance of Lucid, (b) Guggenheim Securities was advised by Churchill’s senior management, and Guggenheim Securities assumed, that such Financial Projections represented a reasonable basis upon which to evaluate the business and financial prospects of Lucid and (c) Guggenheim Securities assumed that such Financial Projections had been reviewed by the Churchill Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.
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Guggenheim Securities relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of Churchill’s senior management and Lucid’s senior management as to, among other things, (i) the potential impact on Lucid of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the electric vehicle sector and related sectors, (ii) Lucid’s then-existing and future products, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; compliance with relevant regulatory requirements; prospective sales prices and sales volumes; the validity and life of patents with respect thereto; and the potential impact of competition thereon) and (iii) Churchill’s and Lucid’s then-existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to Lucid, the Merger and its contemplated benefits). Guggenheim Securities assumed that there would not be any developments with respect to any of the foregoing matters that would have an adverse effect on Churchill, Lucid or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Guggenheim Securities’ analyses or opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
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Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Churchill, Lucid or any other entity or the solvency or fair value of Churchill, Lucid or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

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Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Churchill’s senior management, Lucid’s senior management and Churchill’s and Lucid’s respective other professional advisors with respect to such matters. Guggenheim Securities assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Churchill, Lucid or their respective securityholders.

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Guggenheim Securities further assumed that:

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In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) Churchill, Lucid, and Merger Sub will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Churchill, Lucid and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof;

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The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Churchill, Lucid or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses and opinion; and
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Any adjustments to the Merger Consideration in accordance with the Merger Agreement or otherwise would not be meaningful to Guggenheim Securities’ analyses and opinion, the PIPE Investment will be completed in accordance with its terms, the condition to Lucid’s obligation to close under Section 10.03(c) of the Merger Agreement will be satisfied, and the adjustment to the Merger Consideration in respect of Net Cash (as defined in the Merger Agreement) would not result in any adjustment to the Merger Consideration that would be meaningful to Guggenheim Securities’ analyses and opinion.

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Given Churchill’s nature as a special purpose acquisition company, for purposes of Guggenheim Securities’ opinion and with Churchill’s consent Guggenheim Securities assumed a value of $10.00 per share of Churchill’s Class A common stock in calculating the value of the Churchill Class A common stock to be issued as the Merger Consideration under the Merger Agreement, with such $10.00 value being based on Churchill’s initial public offering and Churchill’s approximate cash per outstanding share of Churchill’s Class A common stock (excluding, for the avoidance of doubt, the dilutive impact of the shares of Churchill’s Class B common stock or any warrants issued by Churchill).

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Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of Churchill’s Class A common stock, Churchill’s Class B common stock, or other securities or financial instruments of or relating to Churchill may trade or otherwise be transferable at any time before or after the announcement or consummation of the Merger.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Churchill Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Churchill Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
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based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Churchill, Lucid and Guggenheim Securities;

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did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

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considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

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ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration pursuant to the Merger to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

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None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Lucid and none of the selected precedent special purpose acquisition company business combination transactions used in the selected precedent special purpose acquisition company business combination transactions analysis described below is identical or directly comparable to the Merger. However, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Lucid based on Guggenheim Securities’ familiarity with the electric vehicle sector.

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In any event, selected publicly traded companies analysis and selected precedent special purpose acquisition company business combination transactions analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Lucid was compared and selected precedent special purpose acquisition company business combination transactions to which the Merger was compared.

•
Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions
Throughout this “Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:
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Adjusted TEV: means TEV minus the estimated net present value of certain Lucid tax attributes.

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CapEx: means capital expenditures.

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DCF: means discounted cash flow.

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EBITDA: means net income before interest expense, income tax expense, depreciation and amortization.

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TEV: means total enterprise value.

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Unlevered free cash flow or UFCF: means the relevant company’s after-tax unlevered operating cash flow minus CapEx, minus increase or plus decrease changes in working capital, plus certain assumed incentives.

•
WACC: means weighted average cost of capital.

Recap of Implied Merger Financial Metrics
Based on the Financial Projections and the Merger Consideration of $11.750 billion (assuming no adjustment for Net Cash), assuming a value of $10.00 per share of Churchill’s Class A common stock on February 22, 2021, Guggenheim Securities calculated various Merger-implied multiples as outlined in the table below:

Merger-Implied Multiples
($ in millions unless otherwise stated)
Merger Consideration or TEV (assuming no adjustment for Net Cash)	$11,750
Adjusted TEV (assuming no adjustment for Net Cash, less tax benefits)	$11,188
Adjusted TEV / Revenue for Lucid:	Revenue
2022E	$2,219	5.0x
2023E	5,532	2.0
2024E	9,931	1.1
2025E	13,985	0.8
2026E	22,756	0.5
Adjusted TEV / EBITDA for Lucid:	EBITDA
2025E	$1,671	6.7x
2026E	2,885	3.9
Lucid Financial Analyses
Recap of Lucid Financial Analyses.   In evaluating Lucid in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses, selected publicly traded companies analysis and selected precedent special purpose acquisition company business combination transactions analysis.
Recap of Lucid Financial Analyses
($ in billions unless otherwise stated)
Merger Consideration (assuming no adjustment for Net Cash)	$11.8
	Reference Range for Lucid
Financial Analyses	Low	High
Lucid Stand – Alone DCF Valuation	$19.0	$34.1
Selected Publicly Traded Companies Analysis:
Based on CY2023E Revenue	$19.9	$33.8
Based on CY2024E Revenue	20.4	40.3
Based on CY2025E Revenue	18.0	42.5
Selected Precedent SPAC Business Combination Transactions Analysis:
Based on CY2023E Revenue	$8.9	$14.4
Based on CY2024E Revenue	8.0	15.5
Based on CY2025E Revenue	7.6	18.0
Discounted Cash Flow (DCF) Analyses.   Guggenheim Securities performed stand-alone discounted cash flow analyses of Lucid based on projected UFCF (as defined above) for Lucid and an estimate of its terminal/continuing value at the end of the projection horizon.
In performing its discounted cash flow analyses with respect to Lucid:
•
Guggenheim Securities utilized the Financial Projections. In performing its discounted cash flow analyses with respect to Lucid, Guggenheim Securities used a marginal tax rate of 21.5% (excluding the impact of Lucid’s existing and projected tax attributes), which rate was provided to Guggenheim Securities for this purpose by Churchill senior management, and separately valued the discounted cash flow associated with Lucid’s existing and projected tax attributes based on the amounts and timing of use reflected in the Financial Projections. As a result, the projected UFCF used in Guggenheim Securities’ discounted cash flow analysis (which projections were reviewed by, discussed with, and approved for Guggenheim Securities’ use by Churchill’s senior management) for the years 2021 through 2030 were (a) ($2.312) billion for 2021, (b) ($2.759) billion for 2022, (c) ($3.250) billion for 2023, (d) ($1,485) billion for 2024, (e) $0.189 billion for 2025, (f) $1.204 billion for 2026, (g) $2.664 billion for 2027, (h) $5.342 billion for 2028, (i) $6.255 billion for 2029, and (j) $6.351 billion for 2030, in each case, excluding the impact of Lucid’s existing and projected tax attributes.
•
Guggenheim Securities used a discount rate range of 10.25% — 12.50% based on its estimate of Lucid’s weighted average cost of capital.

•
In estimating Lucid’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of Lucid’s terminal year after-tax unlevered free cash flow of 2.0% — 3.0% (excluding certain incentives). The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Lucid’s implied terminal year EBITDA multiples (which ranged from 7.2x using a 2.0% perpetuity growth rate and a 12.50% discount rate to 10.4x using a 3.0% perpetuity growth rate and a 10.25% discount rate).

Guggenheim Securities’ discounted cash flow analyses resulted in an overall total equity value reference range of $19.0 — $34.1 billion for purposes of evaluating the Merger Consideration.
In connection with its discounted cash flow analysis with respect to Lucid, Guggenheim Securities noted that the Merger Consideration of $11.75 billion (assuming no adjustment for Net Cash) was below the DCF value of Lucid, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the Merger Consideration.
Selected Publicly Traded Companies Analysis.   Guggenheim Securities reviewed and analyzed Lucid’s historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis (i.e., publicly traded passenger or commercial electric vehicle original equipment manufacturers). Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates if available, or each company’s most recent publicly available financial filings), which are summarized in the table below:
Selected Publicly Traded Companies Analysis (TEV / Revenue Trading Multiples)
Based on Consensus Estimates	2023E	2024E	2025E
Passenger Electric Vehicle OEM
Tesla, Inc.	10.7x	9.2x	7.9x
Nio Inc.	6.7	4.5	3.5
XPeng Inc.	4.3	3.0	2.3
Li Auto Inc.	3.4	2.5	1.9
Passenger Electric Vehicle OEM (De-SPAC)
Canoo Inc.	N/A	N/A	N/A
Fisker Inc.	2.0	0.9	0.5
FF Intelligent Mobility Global Holdings Ltd.	N/A	N/A	N/A
Commercial Electric Vehicle OEM (De-SPAC)
Nikola Corp.	7.0x	3.2x	1.9x
Arrival S.à.r.l.	3.5	1.2	N/A
Lordstown Motors Corp.	1.2	0.8	0.7
Proterra Inc.	N/A	N/A	N/A

Based on Company Filings / Investor Presentation	2023E	2024E	2025E
Passenger Electric Vehicle OEM
Tesla, Inc.	N/A	N/A	N/A
Nio Inc.	N/A	N/A	N/A
XPeng Inc.	N/A	N/A	N/A
Li Auto Inc.	N/A	N/A	N/A
Passenger Electric Vehicle OEM (De-SPAC)
Canoo Inc.	3.5x	2.1x	1.3x
Fisker Inc.	1.4	0.4	0.4
FF Intelligent Mobility Global Holdings Ltd.	1.2	0.5	0.2
Commercial Electric Vehicle OEM (De-SPAC)
Nikola Corp.	5.9x	2.6x	N/A
Arrival S.à.r.l.	3.0	1.1	N/A
Lordstown Motors Corp.	1.0	0.6	N/A
Proterra Inc.	6.0	3.5	2.0
In performing its selected publicly traded companies analysis with respect to Lucid, Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Lucid on a stand-alone public market trading basis as follows: (i) TEV / 2023E revenue multiple range of 3.50x — 6.00x; (ii) TEV / 2024E revenue multiple range of 2.00x — 4.00x; and (iii) TEV / 2025E revenue multiple range of 1.25x — 3.00x.
Guggenheim Securities’ selected publicly traded companies analysis resulted in the following overall reference ranges for purposes of evaluating the Merger Consideration:
Selected Publicly Traded Companies Analysis — Lucid Equity Value Reference Range
($ in billions)	Reference Range
Metric	Low	High
2023E Revenue	$19.9	$33.8
2024E Revenue	20.4	40.3
2025E Revenue	18.0	42.5
Guggenheim Securities noted that the Merger Consideration was below each of the above ranges, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the Merger Consideration.
Selected Precedent SPAC Business Combination Transactions Analysis.   Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent SPAC business combination transactions that Guggenheim Securities deemed relevant for purposes of this analysis (i.e., SPAC business combination transactions involving passenger or commercial electric vehicle original equipment manufacturers). Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied transaction multiples for the selected precedent SPAC business combination transactions based on estimates from each company’s publicly available financial filings and certain other publicly available information at the time of transaction announcement, which are summarized in the table below.

Date Announced	Acquiror	Target Company	TEV / 2023E Revenue
Passenger Electric Vehicle OEM (De-SPAC)
8/18/20	Hennessy Capital Acquisition Corp. IV	Canoo Inc.	2.2x
7/13/20	Spartan Energy Acquisition Corp.	Fisker Inc.	0.6
1/28/21	Property Solutions Acquisition Corp.	FF Intelligent Mobility Global Holdings Ltd.	0.6
Commercial Electric Vehicle OEM (De-SPAC)
3/3/20	VectoIQ Acquisition Corp.	Nikola Corp.	2.4
11/18/20	CIIG Merger Corp.	Arrival S.à r.l.	1.1
8/3/20	DiamondPeak Holdings Corp.	Lordstown Motors Corp.	0.3
1/12/21	ArcLight Clean Transition Corp.	Proterra Inc.	1.9
Date Announced	Acquiror	Target Company	TEV / 2024E Revenue
Passenger Electric Vehicle OEM (De-SPAC)
8/18/20	Hennessy Capital Acquisition Corp. IV	Canoo Inc.	1.3x
7/13/20	Spartan Energy Acquisition Corp.	Fisker Inc.	0.2
1/28/21	Property Solutions Acquisition Corp.	FF Intelligent Mobility Global Holdings Ltd.	0.2
Commercial Electric Vehicle OEM (De-SPAC)
3/3/20	VectoIQ Acquisition Corp.	Nikola Corp.	1.0
11/18/20	CIIG Merger Corp.	Arrival S.à.r.l.	0.4
8/3/20	DiamondPeak Holdings Corp.	Lordstown Motors Corp.	0.2
1/12/21	ArcLight Clean Transition Corp.	Proterra Inc.	1.1
Date Announced	Acquiror	Target Company	TEV / 2025E Revenue
Passenger Electric Vehicle OEM (De-SPAC)
8/18/20	Hennessy Capital Acquisition Corp. IV	Canoo Inc.	0.8x
7/13/20	Spartan Energy Acquisition Corp.	Fisker Inc.	0.1
1/28/21	Property Solutions Acquisition Corp.	FF Intelligent Mobility Global Holdings Ltd.	0.1
Commercial Electric Vehicle OEM (De-SPAC)
3/3/20	VectoIQ Acquisition Corp.	Nikola Corp.	N/A
11/18/20	CIIG Merger Corp.	Arrival S.à r.l.	N/A
8/3/20	DiamondPeak Holdings Corp.	Lordstown Motors Corp.	N/A
1/12/21	ArcLight Clean Transition Corp.	Proterra Inc.	0.6
Churchill/Lucid Merger
Adjusted TEV / 2023E Revenue	2.0x
Adjusted TEV / 2024E Revenue	1.1
Adjusted TEV / 2025E Revenue	0.8
In performing its selected precedent SPAC business combination transactions analysis with respect to Lucid, Guggenheim Securities selected a reference range of transaction multiples for purposes of evaluating

Lucid as follows: (i) TEV / 2023E revenue multiple range of 1.5x — 2.5x; (ii) TEV / 2024E revenue multiple range of 0.75x — 1.5x; and (iii) TEV / 2025E revenue multiple range of 0.50x — 1.25x.
Guggenheim Securities’ selected precedent SPAC business combination transactions analysis resulted in the following overall reference ranges for purposes of evaluating the Merger Consideration:
Selected Precedent SPAC Business Combination Transactions — Lucid Equity Value Reference Range
($ in billions)	Reference Range
Metric	Low	High
2023E Revenue	$8.9	$14.4
2024E Revenue	8.0	15.5
2025E Revenue	7.6	18.0
Guggenheim Securities noted that the Merger Consideration was within each of the above ranges, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the Merger Consideration.
Other Considerations
Churchill did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Churchill and Lucid and were approved by the Churchill Board. The decision to enter into the Merger Agreement was solely that of the Churchill Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by Churchill’s board of directors. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Churchill Board with respect to the fairness, from a financial point of view, to Churchill of the Merger Consideration pursuant to the Merger.
Pursuant to the terms of Guggenheim Securities’ engagement, Churchill has agreed to pay Guggenheim Securities a cash transaction fee of $6,500,000 upon consummation of the Merger (of which $6,000,000 is with respect to Guggenheim Securities’ advisory services in connection with the Merger and $500,000 is with respect to Guggenheim Securities’ advisory services in connection with the PIPE Investment). In addition, Churchill has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.
Aside from its current engagement by Churchill, Guggenheim Securities has not been previously engaged during the past two years by Churchill, nor has Guggenheim Securities been previously engaged during the past two years by The Public Investment Fund of Saudi Arabia (“PIF”) or Lucid, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Churchill, PIF, and Lucid and their respective affiliates and portfolio companies with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Churchill, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Churchill, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Churchill, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Churchill, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies, the sectors in which they operate and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.
Recommendation of the Churchill Board
After careful consideration of the matters described above, the Churchill Board determined unanimously that each of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the the director election proposal, the NYSE proposal, and the adjournment proposal, if presented, is fair to and in the best interests of Churchill and its stockholders. The Churchill Board has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.
Satisfaction of the 80% Test
It is a requirement under Churchill’s current certificate of incorporation that any business acquired by Churchill have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for an initial business combination). As of February 22, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $2.07 billion (excluding up to $72,450,000 million of deferred underwriting commissions) and 80% thereof represents approximately $1.66 billion. In reaching its conclusion on the 80% asset test, the Churchill Board used as a fair market value the $11.75 billion enterprise value for Lucid which was implied based on the terms of the Transactions agreed to by the parties in negotiating the Merger Agreement. The implied fair market value is calculated by adding (i) the $11.75 billion common equity value consideration, and (ii) the $0 of net debt reported by Lucid as of December 31, 2020.
The parties to the Merger Agreement considered factors such as Lucid’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The Churchill Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, Churchill and its stockholders and appropriately reflected Lucid’s value.
The Churchill Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Lucid met the 80% requirement. Based on the fact that the $11.75 billion fair market value of Lucid as described above is in excess of the threshold of approximately $1.66 billion, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Churchill Board determined that the fair market value of Lucid was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Churchill Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, those of Churchill stockholders generally. In particular:
•
If the Transactions or another business combination are not consummated by August 3, 2022 (or November 3, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by August 3, 2022), Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 51,750,000 initial shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share on the NYSE on [•], 2021, the record date for the special meeting. Such founder shares are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal — Sponsor Agreement.”
•
The Sponsor purchased an aggregate of 42,850,000 private placement warrants from Churchill for an aggregate purchase price of $42,850,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Churchill IPO. A portion of the proceeds Churchill received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $[•] based upon the closing price of $[•] per warrant on the NYSE on [•], 2021, the record date for the special meeting. The private placement warrants will become worthless if Churchill does not consummate a business combination by August 3, 2022 (or November 3, 2022 if Churchill has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by August 3, 2022). Such private placement warrants are subject to certain time- and performance-based vesting provisions as described under “Proposal No. 1 — The Business Combination Proposal — Sponsor Agreement.”

•
Glenn R. August will become a director of the post-combination company after the closing of the Transactions. As such, in the future Mr. August will receive any cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•
If Churchill is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, on the other hand, Churchill will be liable for all such claims.

•
Churchill’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations and with respect to the PIPE Investment. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $375,000 in the aggregate. However, if Churchill fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•
The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
On February 22, 2021, Churchill issued the Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Merger. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.

•
Andrew Liveris is the Chairman of Lucid’s board of directors and an operating partner of the Sponsor. Mr. Liveris also has an economic interest in shares of Churchill’s common stock and warrants to purchase shares of Churchill’s common stock through his ownership of membership interests in the Sponsor. For more information see the section entitled “Beneficial Ownership of Securities.”

Board of Directors Following the Business Combination
Upon consummation of the Transactions, nine directors will be elected to serve on the Churchill Board for a term ending on the date of the next annual stockholder meeting, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
In connection with the Transactions, Peter Rawlinson, Turqi Alnowaiser, Glenn R. August, Frank Lindenberg, Andrew Liveris, Nichelle Maynard-Elliott, Tony Posawatz, Janet Wong and           have each been nominated to serve as directors of Lucid Group upon completion of the Transaction.
Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” and for additional information.
Redemption Rights
Pursuant to Churchill’s current certificate of incorporation, holders of public shares may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date may demand that Churchill redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $[•] per share as of [•], 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and the Insiders will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions.
Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Churchill’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the business combination is not approved or completed for any reason, then Churchill’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, Churchill will promptly return any shares delivered by public holders. Additionally, if Churchill would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, Churchill will not be able to consummate the business combination.

The closing price of Churchill’s Class A common stock on [•], 2021, the record date for the special meeting, was $[•] per share. The cash held in the trust account on such date was approximately $[•] (approximately $[•] per public share). Prior to exercising redemption rights, stockholders should verify the market price of Churchill common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.
Churchill cannot assure its stockholders that they will be able to sell their shares of Churchill common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote “for” or “against” the business combination proposal and properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to Churchill’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.
Sources and Uses of Funds for the Transactions
The following table summarizes the sources and uses for funding the Transactions. These figures assume (i) that no public stockholders exercise their redemption rights in connection with the Transactions and (ii) that Lucid Group issues 1,178,126,508 shares of Lucid Group Common Stock to the Lucid shareholders and reserves 103,795,032 shares of Lucid Group Common Stock for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs as part of the Merger Consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.
Sources		Uses
(in millions)
Cash and investments held in trust account(1)	$2,070.1	Cash to balance sheet(4)	$4,402.1
PIPE Investment(2)	2,500.0	Transaction expenses(5)	168.0
Lucid shareholders(3)	12,150.0	Lucid shareholders(3)	12,150.0
Total sources	$16,720.1	Total uses	$16,720.1

(1)
Calculated as of December 31, 2020.

(2)
Reflects the proceeds of $2,500.0 million from the sale and issuance of 166,666,667 shares of Lucid Group Common Stock, of which Ayar has agreed to purchase 13,333,333 of such shares, at a purchase price of $15.00 per share pursuant to the PIPE Subscription Agreements in connection with the PIPE Investment.

(3)
Based on the fixed equity value of $11,750.0 million plus the assumed $400.0 million in net cash held by Lucid as of two business days prior to the Closing Date.

(4)
If we assume redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at an assumed redemption price of approximately $10.00 per share based on trust account figures as of December 31, 2020, which is the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation”, we expect to still satisfy the Available Closing SPAC Cash condition required to consummate the Transactions of at least $2,800.0 million, after giving effect to the proceeds from the PIPE Investment and before giving effect to the payment of deferred underwriting commission and estimated transaction expenses.

(5)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $168.0 million incurred by Churchill and Lucid prior to, or concurrent with, the Closing, including the deferred underwriting fees related to the Churchill IPO.

Material U.S. Federal Income Tax Consequences of the Redemption to Churchill Stockholders
The following is a discussion of material U.S. federal income tax considerations for holders of shares of Churchill common stock that elect to have their Churchill common stock redeemed for cash if the business combination is completed. This discussion applies only to Churchill common stock that is held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations thereunder (“Treasury Regulations”) and does not address all the U.S. federal income tax consequences that may be relevant to the holders or prospective holders of Churchill common stock in light of their personal circumstances, including any tax consequences arising under the Transactions, the Medicare contribution tax on net investment income, or to such holders of Churchill common stock that are subject to special treatment under the Code, such as:
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financial institutions;

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real estate investment trusts and regulated investment companies;

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other entities classified as partnerships for U.S. federal income tax purposes;

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tax-exempt organizations (including private foundations), pension funds or governmental organizations;

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brokers or dealers in securities or currencies;

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individual retirement and other deferred accounts;

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insurance companies;

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persons that receive Churchill common stock in connection with services provided;

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traders in securities that elect to use a mark-to-market method of accounting;

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U.S. citizens or lawful permanent residents living abroad;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
U.S. expatriates and former citizens or former long-term residents of the U.S.;

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Investors holding Churchill common stock in connection with a trade or business conducted outside of the U.S.;

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holders owning or treated as owning 5% or more of Churchill’s common stock (except as described below);

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“S corporations,” or other pass-through entities (and investors therein);

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grantor trusts;

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“passive foreign investment companies,” referred to as “PFICs,” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax; and

•
persons holding Churchill common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” constructive sale transaction, or other integrated investment.

For purposes of this section, a U.S. holder is a beneficial owner of Churchill common stock who or which is any of the following for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the U.S.;

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a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this section, a Non-U.S. holder is a beneficial owner of Churchill common stock who or that is, for U.S. federal income tax purposes:
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a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

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a foreign corporation; or

•
an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.
If an entity treated as a partnership for U.S. federal income tax purposes holds Churchill common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, the partners in a partnership that holds Churchill common stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion is based upon the Code, applicable Treasury Regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (such as gift and estate taxes), are not addressed herein.
No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF A REDEMPTION OF YOUR CHURCHILL COMMON STOCK.
U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights
In the event that a holder’s shares of Churchill common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of Churchill Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Churchill common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Churchill common stock, a U.S. holder will be treated as described below under the section entitled “— U.S. holders — taxation of redemption treated as a sale of Churchill common stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. holders — taxation of redemption treated as a sale of Churchill common stock.” If the redemption does not qualify as a sale of shares of Churchill common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. holders — taxation of redemption treated as a distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. holders — taxation of redemption treated as a distribution.”
Whether a redemption of shares of Churchill common stock qualifies for sale treatment will depend largely on the total number of shares of Churchill common stock treated as held by the redeemed holder before and after the redemption relative to all shares of Churchill common stock outstanding both before and after the redemption. The redemption of Churchill common stock generally will be treated as a sale of Churchill common stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in Churchill; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of Churchill common stock actually owned by the holder, but also shares of Churchill common stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option (including, for this purpose, the public warrants).
In order to meet the substantially disproportionate test, the percentage of Churchill outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Churchill common stock must, among other requirements, be less than 80% of the percentage of Churchill outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the shares of Churchill common stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of Churchill common stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Churchill common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in Churchill. Whether the redemption will result in a “meaningful reduction” in a holder’s proportionate interest in Churchill will depend on the particular facts and circumstances.
However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Churchill common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “— U.S. holders — taxation of redemption treated as a distribution,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “— Non-U.S. holders — taxation of redemption treated as a distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Churchill common stock will be added to the holder’s adjusted tax basis in its remaining stock, or possibly in other stock constructively owned by it.
A holder of Churchill common stock should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. holders — taxation of redemption treated as a distribution
If the redemption of a U.S. holder’s shares of Churchill common stock is treated as a distribution, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Churchill’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Churchill’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in their Churchill common stock. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the Churchill common stock and will be treated as described below under the section entitled “— U.S. holders — taxation of redemption treated as a sale of Churchill common stock.”
Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Churchill common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
U.S. holders — taxation of redemption treated as a sale of Churchill common stock
If the redemption of a U.S. holder’s shares of Churchill common stock is treated as a sale, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in their shares of Churchill common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Churchill common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Churchill common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Churchill common stock (shares of Churchill common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.
Non-U.S. holders — taxation of redemption treated as a distribution
If the redemption of a Non-U.S. holder’s shares of Churchill common stock is treated as a distribution, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of Churchill’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).
Distributions in excess of Churchill’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the Churchill common stock redeemed. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the Churchill common stock and will be treated as described below under the section entitled “— Non-U.S. holders — taxation of redemption treated as a sale of Churchill common stock.”
The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the U.S. of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders — taxation of redemption treated as a sale of Churchill common stock
If Churchill’s redemption of a Non-U.S. holder’s shares of Churchill common stock is treated as a sale, as discussed above under the section entitled “— U.S. Federal Income Tax Consequences for Churchill Stockholders Exercising Redemption Rights,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held Churchill common stock, and, in the case where shares of Churchill common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Churchill common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Churchill common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on certain amounts of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless Churchill common stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that Churchill common stock will be treated as regularly traded on an established securities market. However, Churchill believes that they are not and have not been at any time since its formation a U.S. real property holding company and we do not expect to be a U.S. real property holding corporation immediately after the Merger is completed.
FATCA Withholding Taxes.
Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends on Churchill common stock, and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a disposition of Churchill common stock, in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the possible implications of FATCA.
The IRS released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Churchill common stock. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends received by U.S. holders of Churchill common stock, and the proceeds received on the sale, exchange or redemption of Churchill common stock effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Churchill common stock and proceeds from the sale, exchange, redemption or other disposition of Churchill common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on, amounts received in respect of their Churchill common stock, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN- E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Churchill common stock and proceeds from the sale of other disposition of Churchill common stock received in the U.S. by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THOSE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF HOLDERS OF CHURCHILL COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.
Material U.S. Federal Income Tax Consequences of the Merger to Lucid Shareholders
In the opinion of Davis Polk & Wardwell LLP, counsel to Lucid, the following are the material U.S. federal income tax consequences of the Merger to holders of Lucid Common Shares that exchange their Lucid Common Shares pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this information statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum, or Medicare contribution tax considerations.
The following discussion applies only to holders of Lucid Common Shares who hold Lucid Common Shares as capital assets within the meaning of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of tax accounting; persons who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; partnerships, S corporations or other pass-through entities or investors therein; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar; holders who hold Lucid Common Shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; or holders who acquired Lucid Common Shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Lucid Common Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. A “non-U.S. holder” is a beneficial owner of Lucid Common Shares that is not a U.S. holder and that is not treated as a partnership for U.S. federal income tax purposes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Lucid Common Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Lucid Common Shares, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the Merger to their specific circumstances.
For U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This conclusion relies upon representation letters of the SPAC and the Company delivered to Davis Polk & Wardwell LLP (the “Representation Letters”) and assumes, without any independent investigation or examination thereof, that (i) the Merger will be consummated in the manner described in the Merger Agreement and this proxy statement/prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and this proxy statement/prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) any representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Representation Letters subject to qualifications relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case, without such qualification.
The obligation of each of Lucid and Churchill to complete the Merger is not conditioned upon the receipt by either Lucid or Churchill of a tax opinion from its counsel or any other counsel on the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. No assurance can be given that the IRS will not challenge the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences would differ from those set forth in this joint proxy statement/prospectus and U.S. holders of Lucid Common Shares could be subject to U.S. federal income tax upon the receipt of Churchill’s Class A common stock in the Merger.
Except as otherwise specified, the following discussion assumes that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders
A U.S. holder who receives shares of Churchill’s Class A common stock in exchange for Lucid Common Shares in the Merger will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange. A U.S. holder’s aggregate tax basis in Churchill’s Class A common stock received in exchange for the Lucid Common Shares surrendered will equal the U.S. holder’s aggregate adjusted tax basis in the Lucid Common Shares exchanged therefor. A U.S. holder’s holding period in Churchill’s Class A common stock received will include the holding period for the holder’s Lucid Common Shares surrendered in exchange therefor.
A holder of Lucid Common Shares who acquired different blocks of Lucid Common Shares at different times and at different prices generally must apply the rules described above separately to each identifiable block of Lucid Common Shares. A U.S. holder of Lucid Common Shares who holds Lucid Common Shares with differing bases or holding periods should consult the holder’s tax advisor with regard to identifying the bases or holding periods of the particular shares of Churchill’s Class A common stock received in the Merger.
If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder will recognize gain or loss upon the exchange of the holder’s Lucid Common Shares for shares of Churchill’s Class A common stock equal to the difference between the fair market value, at the time of the exchange, of Churchill’s Class A common stock received in the Merger and such U.S. holder’s tax basis in the Lucid Common Shares surrendered in the Merger. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the Lucid Common Shares were held for more than one year at the time of the Merger. In addition, the U.S. holder’s aggregate tax basis in the shares of Churchill’s Class A common stock received in the Merger would equal their fair market value at the time of the closing of the Merger, and the U.S. holder’s holding period of such shares of Churchill’s Class A common stock would commence the day after the closing of the Merger.
Non-U.S. Holders
The U.S. federal income tax consequences of the Merger to non-U.S. holders of Lucid Common Shares will be the same as those described above for U.S. holders of Lucid Common Shares, except in the event the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized in connection with the Merger unless:
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the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

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Lucid is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held Lucid Common Shares, in which case any gain recognized by such non-U.S. holder would be subject to tax at generally applicable U.S. federal income tax rates. Lucid believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Reporting Requirements
Each holder of Lucid Common Shares who receives shares of Churchill’s Class A common stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Lucid Common Shares exchanged and the number of Churchill’s Class A common stock received in exchange therefor. Additionally, holders of Lucid Common Shares who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Lucid are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Lucid Common Shares surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Churchill and Lucid. Holders of Lucid Common Shares are urged to consult with their tax advisors regarding the application of these rules.
This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.
Expected Accounting Treatment of the Transactions
We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.
Lucid is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
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Lucid shareholders will have a relative majority of the voting power of Lucid Group;

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The board of directors of Lucid Group will have nine members, and Lucid shareholders will have the ability to nominate the majority of the members of the board of directors;

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Lucid’s senior management will comprise the senior management roles of Lucid Group and be responsible for the day-to-day operations;

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Lucid Group will assume the Lucid name; and

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The intended strategy and operations of Lucid Group will continue Lucid’s current strategy and operations to develop the next generation of electric vehicle technology.

The contingently forfeitable Sponsor Earnback Shares are expected to be accounted for as equity classified instruments upon the Closing as the Earnback Triggering Events that determine the number of Earnback Shares earned upon settlement or forfeited upon expiration only include events and adjustments that are considered solely indexed to the fair value of the Lucid Group Common Stock.
The accounting treatment of the Churchill warrants is being evaluated to assess if the instruments qualify as equity classified instruments or liability classified instruments upon the Closing. If the warrants are required to be accounted for as liabilities, then the warrants will be recognized as liabilities at fair value upon the Closing and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the Lucid Group consolidated statement of operations. We currently expect the private placement warrants held by the Sponsor to remain liability classified instruments upon the Closing. We also currently expect the public warrants to be reclassified from liability classified instruments to equity classified instruments upon the Closing. We expect to finalize our assessment of the accounting treatment prior to the Closing.
Regulatory Matters
On March 8, 2021, Churchill and Lucid filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. The waiting period expired at 11:59 pm Eastern Time on April 7, 2021.
At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither Churchill nor Lucid is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Relating to the Business Combination
On March 3, 2021, Richard Hofman, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the Superior Court of the State of California against Churchill, Lucid, and other unnamed defendants. The complaint alleged claims for fraud, negligent misrepresentation, and false advertising and unfair business practices in connection with allegedly false and misleading statements and omissions in Churchill’s public filings, concerning the proposed merger between Churchill and Lucid. The complaint sought injunctive relief, as well as compensatory and punitive damages. On March 8, 2021, plaintiff filed an ex parte application for a temporary restraining order and preliminary injunction, which Churchill opposed and the court denied on March 10, 2021. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Churchill stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against Churchill, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages.
On April 18, 2021, Randy Phillips, a purported stockholder of Churchill, filed a complaint, individually and on behalf of other Churchill stockholders, in the United States District Court for the Northern District of Alabama against Churchill, Atieva, Inc. (doing business as Lucid), Michael Klein, Jay Taragin, and Peter Rawlinson. The complaint alleges claims for violations of the federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act in connection with allegedly false and misleading statements and omissions concerning Lucid's business plans and prospects, as well as the proposed merger between Churchill and Lucid. The complaint seeks compensatory and punitive damages.
Vote Required
The approval of the business combination proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker-non votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal. Additionally, the business combination will not be consummated if Churchill has less than $5,000,001 of net tangible assets after taking into account the holders of public shares that properly demanded that Churchill redeem their public shares for their pro rata share of the trust account.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal do not receive the requisite vote for approval, we will not consummate the Transactions.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL
Overview
Churchill stockholders are also being asked to adopt the second amended and restated certificate of incorporation in the form attached hereto as Annex B, which, in the judgment of the Churchill Board, is necessary to adequately address the needs of Churchill following the consummation of the Transactions.
The following is a summary of the key changes effected by the second amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the second amended and restated certificate of incorporation, a copy of which is included as Annex B:
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change the purpose of Churchill to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware”;

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increase the total number of shares of our capital stock from 501,000,000 shares to 15,010,000,000 shares, which would consist of (A) increasing the (i) Churchill’s Class A common stock from 400,000,000 shares to 15,000,000,000 and (ii) preferred stock from 1,000,000 shares to 10,000,000 shares, and (B) eliminating the Churchill’s Class B common stock;

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declassify the Churchill Board, so that each member of the Churchill Board will be elected at each annual meeting of stockholders, as opposed to Churchill having three classes of directors, with only one class of directors being elected in each year and each class serving a three-year term, and to make certain related changes; and

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provide that only so long as that Ayar and its Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required to be taken or permitted to be taken at any annual or special meeting of Churchill may be taken by written consent of the stockholders.

Reasons for the Amendments
Each of the amendments was negotiated as part of the Transactions. The Churchill Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.
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Amending Article III to provide that the purpose of Churchill is “to engage in any lawful act or activity for which corporations may be organized under the DGCL.” The Churchill Board believes this change is appropriate to remove language applicable to a blank check company.

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Amending Section 4(a)1 to increase our total number of authorized shares of capital stock. The amendment provides for the issuance of shares of Churchill’s Class A common stock necessary to consummate the Transactions including, without limitation, the PIPE Investment and also provides flexibility for future issuances of common stock if determined by the Churchill Board to be in the best interests of Churchill without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Deleting the prior Article IX to eliminate provisions specific to our status as a blank check company and to make conforming changes. These revisions are desirable because they will serve no purpose following the Transactions.

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Amending Article VII to provide that only so long as Ayar and its Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required to be taken at a meeting of Churchill may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting. The Churchill Board believes that this change is appropriate since at such time as Ayar and its Permitted Transferees beneficially own less than 50% of the voting power of the stock of Churchill, the stockholders will no longer be able to act by written consent which will allow all stockholders to consider, discuss and vote on pending stockholder actions.

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Amending prior Article V and revising Article VI to declassify the Churchill Board. The Churchill Board believes that following the consummation of the Transactions, all Churchill directors should be elected annually, as annual elections for all directors will support Churchill’s efforts to adopt governance best practices and enhance the accountability of directors to stockholders, as such elections provide stockholders with the opportunity to register their views on the entire board at each annual meeting.

Vote Required
If the business combination proposal is not approved, the charter proposal will not be presented at the special meeting. The approval of the charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock on the record date. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal. Abstentions and broker-non-votes will count as a vote “against” the charter proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL
Overview
Churchill stockholders are also being asked to vote on the governance provisions referred to below, which are included in the second amended and restated certificate of incorporation. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
In the judgment of the Churchill Board, these provisions are necessary to adequately address the needs of Churchill and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Churchill intends that the second amended and restated certificate of incorporation in the form set forth on Annex B will take effect at consummation of the business combination, assuming adoption of the charter proposal.
Proposal No. 3A: Change in Authorized Shares
Description of Amendment
The amendment would increase our total number of authorized shares of all classes of capital stock from 501,000,000 shares to 15,010,000,000 shares, which would consist of (i) increasing Churchill’s Class A common stock from 400,000,000 shares to 15,000,000,000 shares and (ii) and increasing Churchill’s preferred stock from 1,000,000 to 10,000,000.
Reasons for the Amendment
The amendment provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment and also provides flexibility for future issuances of common stock if determined by the Churchill Board to be in the best interests of Churchill without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Proposal No. 3B: Action by Written Consent
Description of Amendment
The amendment provides that, for so long as Ayar and its Permitted Transferees beneficially own, in the aggregate, 50% or more of the voting power of the stock of Churchill entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Churchill may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action.
Reasons for Amendment
The amendment is intended to provide for greater transparency once Ayar and its Permitted Transferees no longer beneficially own at least 50% of the voting power of Churchill. Where stockholders are not permitted to act by written consent, any matter that a company or our stockholders wish to present for a stockholder vote must be noticed in advance and presented at a meeting of stockholders. This transparency and fairness allows all stockholders to consider, discuss and vote on pending stockholder actions.
Proposal No. 3C: Declassification of Churchill Board
Description of Amendment
The amendment provides that each director on the Churchill Board will be elected annually by the stockholders and serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected.

Reasons for Amendment
The amendment is intended to enhance Churchill’s governance “best practices” as annual elections enhance the accountability of directors to stockholders, as such elections provide stockholders with the opportunity to register their views on the entire board at each annual meeting.
Vote Required
The approval of the governance proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the governance proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the governance proposal.
As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on Churchill, Lucid or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Churchill and Lucid intend that the proposed second amended and restated certificate of incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the charter proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL
APPROVAL OF LUCID GROUP’S 2021 STOCK INCENTIVE PLAN
On February 22, 2021, the Churchill Board approved a new equity incentive plan, the Lucid Group, Inc. 2021 Stock Incentive Plan (the “Incentive Plan”). The purposes of the Incentive Plan are to enhance our ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to Lucid Group by providing these individuals with equity ownership and other incentive opportunities. The Incentive Plan is intended as the successor to and continuation of the 2021 Plan. The Incentive Plan includes an Employee Stock Purchase Plan as an addendum (the “ESPP Addendum”), summarized below.
As of the filing of this proxy statement/prospectus, the number of persons eligible to participate in the Incentive Plan is approximately 1,900 employees and 100 consultants or independent contractors.
The following is a summary of the Incentive Plan and is qualified in its entirety by the full text of the Incentive Plan, a copy of which is included as Annex H to this proxy statement/prospectus.
Description of the Material Features of the Incentive Plan
Shares Subject to the Incentive Plan
The maximum aggregate number of shares authorized for issuance as awards under the Incentive Plan shall not exceed the sum of (i) 12.5 million shares, plus (ii) any unallocated shares remaining available for issuance under the 2021 Plan as of the effective date, which as of April 27, 2021 was approximately 17.9 million shares after giving effect to the Exchange Ratio; plus (iii) any shares subject to stock awards granted under the 2021 Plan, 2014 Plan or 2009 Plan that (x) expire or terminate for any reason prior to exercise or settlement; (y) are forfeited, cancelled or otherwise returned to Lucid Group because of the failure to meet a contingency or condition required to vest such shares; or (z) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. The number of shares authorized for grant under the Incentive Plan is subject to adjustment (as described below). Of the maximum aggregate shares issuable under the Incentive Plan, up to 61,211,436 shares may be issued in the form of ISOs (as defined below), or under the ESPP Addendum. Based on the number of unallocated shares remaining available for issuance under the 2021 Plan as of April 27, 2021 and without giving effect to any potential increases as described in clause (iii) above, we intend to reserve approximately 30.4 million shares for future grants of awards under the Incentive Plan.
The maximum number of shares subject to awards granted under the Incentive Plan during any calendar year to any outside director (defined as a member of the Lucid Group Board who is not an employee or consultant of Lucid Group), plus any cash fees paid to the outside director in a calendar year for service on the Lucid Group Board, will not exceed $     in total value.
Administration of the Incentive Plan
The Incentive Plan will be administered by a committee (of two or more of our directors) appointed by the Lucid Group Board, or by the Lucid Group Board acting as the committee. The committee generally has the authority, among other things, to interpret the Incentive Plan, adopt rules relating to the plan, adopt, amend or terminate the ESPP Addendum or any sub-plan, determine participants and awards to be granted under the Incentive Plan, prescribe the terms and conditions of awards, administer the ESPP Addendum, or take any other actions necessary or advisable for the administration of the Incentive Plan.
Types of Awards
The following types of awards may be made under the Incentive Plan. All of the awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting and forfeiture provisions determined by the committee, in its sole discretion, subject to such limitations as are provided in the Incentive Plan. In addition, subject to the limitations provided in the Incentive Plan and in accordance with applicable law, the committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, and waive any conditions or restrictions imposed with respect to awards.
Restricted Shares
A restricted share award is an award of outstanding shares that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the committee, and which may be forfeited if conditions to vesting are not met. At the committee’s discretion, participants may be credited with dividends and other distributions that will be paid to the holder only when unvested restricted shares vest. Participants are also generally entitled to the same voting rights as Lucid Group’s other stockholders.
Non-qualified Stock Options
An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our shares on the grant date.
The term of a non-qualified stock option may not exceed ten years from the date of grant. Lucid Group may (i) modify, extend, or renew outstanding stock options or accept the cancellation of options in return for the grant of new options or a different award or cash or (ii) offer to buy out for a payment in cash or cash equivalents a non-qualified stock option previously granted. Options may be awarded in combination with SARs, and the award may provide that options will not be exercisable unless the related SARs are forfeited.
Incentive Stock Options
An incentive stock option (“ISO”) is a stock option that meets the requirements of Section 422 of the Code, which include an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and that the option be granted from a plan that has been approved by shareholders of Lucid. Notwithstanding the foregoing, if granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of Lucid Group, its parent or one of its subsidiaries, an ISO must have a term of not more than five years.
Unrestricted Shares
Subject to limits in the Incentive Plan, the committee may issue unrestricted shares, in such amounts and subject to such terms and conditions as the committee determines.
Stock Appreciation Rights
A stock appreciation right (“SAR”) entitles the participant to receive an amount equal to the difference between the fair market value of Lucid Group’s shares on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share on the grant date (except with respect to substitute awards)), multiplied by the number of shares subject to the SAR. Lucid Group may (i) modify, extend, or renew outstanding SARs or accept the cancellation of SARs in return for the grant of new SARs or a different award or cash or (ii) offer to buy out for a payment in cash or cash equivalents a SAR previously granted.
Restricted Stock Units
A restricted stock unit is an award denominated in shares that may be settled either in shares or cash, or a combination of both, subject to terms and conditions determined by the committee. Participants may carry the right to dividend equivalents, in the committee’s discretion.
Cash Awards
The committee may grant cash-based awards to any participant in such number or amount, and subject to such conditions, that the committee may determine.

Stock Purchase Rights under the ESPP Addendum
The purpose of the ESPP Addendum is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing stock from Lucid Group on favorable terms, paid for through payroll deductions. The ESPP Addendum is intended to qualify under Section 423 of the Code. The committee may grant stock purchase rights under the ESPP Addendum to any participant who is an employee. The committee may establish sub-plans (which need not qualify under Section 423 of the Code) to facilitate participation in the ESPP Addendum by non-U.S. employees in compliance with foreign laws. The maximum aggregate number of shares for purchase during any calendar year is 2,500,000 shares, or any other such annual limit as may be approved by the committee
While the ESPP Addendum is in effect, the commits may grant options to purchase shares of stock during a specified offering period in compliance with the requirements of Section 423 of the Code. Termination of employment for any reason will be treated as an automatic withdrawal from the ESPP Addendum. The purchase price for each share purchased during an offering period will be the lesser of 85% of the fair market value of the share on the purchase date or 85% of the fair market value of the share on the offering date. No participant may be granted a right to purchase stock under the ESPP Addendum if such a purchase would result in the participant owning 5% or more of the combined voting power or value of all classes of stock of Lucid Group or any parent or subsidiary of Lucid Group. No participant shall accrue the right to purchase stock which exceeds $25,000 of fair market value of such stock per calendar year. In the event of a corporate reorganization (defined as (i) the consummation of a merger, consolidation or any other corporate reorganization of Lucid Group or (ii) the sale, transfer or other disposition of all or substantially all of Lucid Group’s assets or the complete liquidation or dissolution of Lucid Group) in which the ESPP Addendum is not assumed by the surviving corporation, the offering period in progress will terminate and either 1) shares will be purchased in accordance with the terms of the ESPP Addendum or 2) all amounts in all participant accounts will be refunded without any purchase of shares.
Performance Criteria
Awards granted under the Incentive Plan may be subject to specified performance criteria. The committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.
Deferrals
Subject to compliance with Section 409A of the Code (“Section 409A”), the committee in its sole discretion may permit or require participants to defer certain amounts or shares paid or issued in respect of Awards.
Adjustments
In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding common stock into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the committee may make appropriate and equitable adjustments in: (i) the class(es) and number of securities available for future awards; (ii) the class(es) and number of securities covered by each outstanding award; (iii) the exercise price under each outstanding option and SAR); and (iv) options to purchase shares granted pursuant to the ESPP Addendum.
Change in Control
In the event of a Change in Control (defined as (i) a change in the composition of Lucid Group’s board of directors in which fewer than one half of the incumbent directors are the original directors or were elected with at least a majority of the original directors; (ii) any person who becomes the beneficial owner of securities of Lucid Group representing 50% or more of the voting power of Lucid Group’s outstanding securities; (iii) the consummation of a merger or consolidation where 50% or more of the voting power is owned by persons who were not stockholders of Lucid Group prior to the merger or consolidation; or (iv) the sale, transfer or other disposition of all or substantially all of Lucid Group’s assets), if the surviving corporation does not continue, assume or settle (subject to vesting) outstanding awards (other than stock purchase rights under the ESPP Addendum), or substitute similar stock awards for outstanding awards (other than stock purchase rights under the ESPP Addendum), then Lucid Group may accelerate the vesting or deemed any performance-based vesting to be satisfied at the target level or based on actual performance (or the greater thereof). The committee may also determine at the time of granting of an award or thereafter that an award will vest and/or become exercisable in connection with a Change in Control. The committee may treat awards differently.
Assignability
Unless an award agreement provides otherwise, no award granted under the Incentive Plan may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner other than by will or the laws of descent and distribution.
Amendment and Termination
Lucid Group’s board of directors may amend, suspend or terminate the Incentive Plan or the ESPP Addendum at any time.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the business combination proposal, the NYSE proposal, the incentive plan proposal and the charter proposal are approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect nine (9) directors to the Churchill Board, effective immediately upon the Closing of the business combination, with each director having a term ending on the date of the next annual stockholder meeting, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.
We are proposing Peter Rawlinson, Turqi Alnowaiser, Glenn R. August, Frank Lindenberg, Andrew Liveris, Nichelle Maynard-Elliott, Tony Posawatz, Janet Wong and          to serve as directors.
For more information on the experience of Peter Rawlinson, Turqi Alnowaiser, Glenn R. August, Frank Lindenberg, Andrew Liveris, Nichelle Maynard-Elliott, Tony Posawatz, Janet Wong and           please see the section entitled “Management After the Business Combination.”
Vote Required
If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the nine nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve.
Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the director election proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the director election proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal, the director election proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 6 — THE NYSE PROPOSAL
Overview
Assuming the business combination proposal is approved, the Merger Consideration to be paid to Lucid’s shareholders in connection with the Merger, will consist of approximately 1,178,126,508 shares of Churchill’s Class A common stock, pursuant to the terms of the Merger Agreement, assuming that Lucid will have $400,000,000 net cash as of two business days prior to the Closing Date.
Additionally, in connection with the PIPE Investment, Churchill entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for 166,666,667 shares of Churchill’s Class A common stock for an aggregate commitment of $2.5 billion, at a price of $15.00 per share.
As contemplated by the incentive plan proposal, we intend to reserve approximately 30.4 million shares of Churchill’s Class A common stock for future grants of awards under the Incentive Plan. For more information on the incentive plan proposal, please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal.”
On February 22, 2021, Churchill issued the Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Merger. The Sponsor has the option to convert any unpaid balance of the Note into Working Capital Warrants to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto and the form of the Subscription Agreements, which are attached as Annex F. A copy of the form of the Incentive Plan is attached as Annex H hereto. The discussion herein is qualified in its entirety by reference to such documents.
Why Churchill Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Section 312.03 of the NYSE’s Listed Company Manual in connection with the issuance of shares of Churchill’s Class A common stock described above, including the shares of Churchill’s Class A common stock underlying the Working Capital Warrants. Under Section 312.03 of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance or if the issuance of more than 20% of the number of shares of common stock outstanding before issuance is issued to a single holder (which may constitute a change of control under the NYSE’s Listed Company Manual). In connection with the consummation of the Transactions, we will issue a number of shares of common stock equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance, and more than 20% of the number of shares of common stock outstanding before such issuance will be issued to a single holder.
Additionally, under Section 312.03 of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of shares if such issuance is to a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) and the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance. Based solely upon the Schedule 13G filed by Magnetar on February 12, 2021, Magnetar beneficially owns, 17,892,000 shares of Churchill’s Class A common stock. Due to such ownership, Magnetar may be considered a Related Party (as defined in Section 312.03 of the NYSE’s Listed Company Manual) of Churchill. In connection with the PIPE Investment, Magnetar has agreed to purchase 10,000,000 shares of Churchill’s Class A common stock, which shares represent more than one percent of the shares of Class A common stock outstanding before such issuance. Accordingly, in connection with the consummation of the Transactions, we may issue to a

Related Party a number of shares of common stock that will exceed one percent of the shares of Class A common stock outstanding before such issuance.
For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of our common stock pursuant to the Transactions.
Vote Required
The approval of the NYSE proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the NYSE proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the NYSE proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal, the director election proposal and the NYSE proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal, the director election proposal or the NYSE proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
The adjournment proposal allows the Churchill Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the NYSE proposal.
In no event will Churchill solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsor, Churchill and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. In addition, Churchill’s bylaws permit the chair of the special meeting to adjourn the special meeting, whether or not there is a quorum, to a later date, time, and place. Notice of such adjournment need not be given if the date, time, and place (or means of remote communication, if any) of the adjourned meeting are announced at the special meeting. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the Churchill Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, Churchill will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
Consequences if the Adjournment Proposal is not Approved
If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the Churchill Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.
Vote Required
The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a Churchill stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.
Recommendation of the Churchill Board
THE CHURCHILL BOARD UNANIMOUSLY RECOMMENDS THAT CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CHURCHILL
Introduction
Churchill was incorporated on April 30, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Churchill’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Churchill’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering and Simultaneous Private Placement
On August 3, 2020, Churchill consummated its initial public offering of 2,070,000,000 units, including 27,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Churchill’s Class A common stock and one-fifth of one warrant, each whole warrant to purchase one share of Churchill’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $2,070,000,000. Simultaneously with the consummation of the initial public offering, Churchill consummated the private placement of 42,850,000 warrants at a price of $1.00 per warrant, generating total proceeds of $42,850,000. Transaction costs amounted to $109,714,885, consisting of $36,403,600 of underwriting fees, $72,450,000 of deferred underwriting fees and $861,285 of other offering costs.
Following the consummation of the Churchill IPO, $2,070,000,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Churchill’s initial public offering, these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
Fair Market Value of Target Business
The target business or businesses that Churchill acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although Churchill may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The Churchill Board determined that this test was met in connection with the proposed business combination with Lucid as described in the section titled “Proposal No. 1 — The Business Combination Proposal.”
Stockholder Approval of Business Combination
Under Churchill’s current certificate of incorporation, in connection with any proposed business combination, Churchill must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Churchill’s initial public offering. Accordingly, in connection with the business combination, the Churchill public stockholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and the Insiders have agreed to vote the founder shares as well as any shares of common stock acquired in the market in favor of such proposed business combination.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or its securities, the Sponsor, Lucid and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Churchill’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Churchill’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination.
Liquidation if No Business Combination
Under Churchill’s current certificate of incorporation, if Churchill does not complete a business combination within the completion window, Churchill will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and the Churchill Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.
The Sponsor and the Insiders have each agreed to waive its rights to participate in any distribution from Churchill’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to Churchill’s warrants, which will expire worthless if Churchill is liquidated.
The proceeds deposited in the trust account could, however, become subject to the claims of Churchill’s creditors which would be prior to the claims of the Churchill public stockholders. Although Churchill has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Churchill has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Churchill will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Churchill’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Churchill’s stockholders. To the extent any bankruptcy claims deplete the trust account, Churchill cannot assure you it will be able to return to the Churchill public stockholders at least approximately $10.00 per share. Churchill’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the completion window or if the stockholders properly seek to have Churchill redeem their respective shares for cash upon a business combination which is actually completed by Churchill. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Churchill’s trust account distributed to the Churchill public stockholders upon the redemption of 100% of its outstanding public shares in the event Churchill does not complete its initial business combination within the completion window may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, if a business combination does not occur, it is Churchill’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Churchill does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Churchill’s stockholders’ liability with respect to liquidating distributions as described above. As such, Churchill’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Churchill’s stockholders may extend well beyond the third anniversary of such date.
Furthermore, if the portion of Churchill’s trust account distributed to the Churchill public stockholders upon the redemption of 100% of its public shares in the event Churchill does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six-years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.
Because Churchill will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Churchill to adopt a plan, based on facts known to it at such time that provides for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Churchill is a blank check company, rather than an operating company, and Churchill’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
Churchill will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Churchill’s executive officers have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.
Facilities
Churchill currently maintains its principal executive offices at 640 Fifth Avenue, 12th Floor, New York, NY 10019 and maintains other offices as provided to it by its officers. The cost for this space is included in the $50,000 per-month aggregate fee an affiliate of the Sponsor charges Churchill for general and administrative services pursuant to a letter agreement between Churchill and such affiliate of the Sponsor. Churchill believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as Churchill could have obtained from an unaffiliated person. Churchill considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.
Upon consummation of the business combination, the principal executive offices of Churchill will be those of Lucid, at which time nothing more will be paid to such affiliate of the Sponsor.
Employees
Churchill has two executive officers. These individuals are not obligated to devote any specific number of hours to Churchill’s matters and intend to devote only as much time as they deem necessary to its affairs. Churchill does not intend to have any full time employees prior to the consummation of a business combination.
Management, Directors and Executive Officers
Churchill’s directors and officers are as follows:

Name	Age	Title
Michael Klein	57	Chief Executive Officer, President and Chairman of the Churchill Board
Jay Taragin	55	Chief Financial Officer
Glenn R. August	59	Director
William J. Bynum	62	Director
Bonnie Jonas	51	Director
Mark Klein	59	Director
Malcolm S. McDermid	42	Director
Karen G. Mills	67	Director
Michael Klein is Churchill’s Chief Executive Officer, President and the Chairman of the Churchill Board. Mr. Klein is also the Chief Executive Officer and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company whose sponsor is an affiliate of M. Klein and Company, LLC, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, a blank check company whose sponsor is an affiliate of M. Klein and Company, LLC, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp VII, a blank check company whose sponsor is an affiliate of M. Klein and Company, LLC and Chief Executive Officer, President and Chairman of the Board of Directors of AltC Acquisition Corp., a blank check company whose sponsor is an affiliate of M. Klein and Company. Mr. Klein is currently a Director of Credit Suisse Group AG and Credit Suisse AG. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp III, a blank check company formed in 2019. Churchill Capital Corp III merged with MultiPlan, Inc. in October 2020, and Mr. Klein currently serves on the board of directors of MultiPlan, Inc. Mr. Klein is the founder and managing partner of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelors of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the board of directors due to his significant investment banking and advisory experience.
Jay Taragin is Churchill’s Chief Financial Officer since April 2020. Mr. Taragin is also the Chief Financial Officer of Churchill Capital Corp V since May 2020, Chief Financial Officer of Churchill Capital Corp VI since December 2020, Chief Financial Officer of Churchill VII since December 2020, Chief Financial Officer of AltC Acquisition Corp. since March 2021 and Chief Financial Officer of M. Klein and Company which he joined in May 2019. Prior to joining M. Klein and Company, Mr. Taragin served as the US Scotiabank Chief Financial Officer from 2013 to 2017. Prior to Scotiabank, Mr. Taragin held a Chief Operating and Financial Officer role from 2009 to 2012 at Fundcore Finance Group LLC and held a variety of senior finance and audit roles at Merrill Lynch & Company from 1993 to 2009. In addition, Mr. Taragin worked at Credit Suisse and PricewaterhouseCoopers as a senior auditor and accountant. Mr. Taragin is a CPA and holds a master’s degree in business administration from New York University Stern School of Business and a bachelor’s degree from Yeshiva University.
Glenn R. August is a Director on the Churchill Board and is also a director of Churchill Capital Corp II, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. Mr. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, L.P. In addition, he serves as global head of the firm’s distressed investment business. Mr. August has played leadership roles in numerous restructurings and served on numerous public and private company boards since 1987. Since 1996, he co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He co-founded the predecessor firm to Oak Hill Advisors in 1987 and took over responsibility for its credit and distressed investment activities in 1990. Mr. August earned a Bachelor of Science degree from Cornell University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
William J. Bynum is a Director on the Churchill Board and is also a Director of Churchill Capital Corp V. He is the Chief Executive Officer of HOPE (Hope Enterprise Corporation, Hope Credit Union and Hope Policy Institute), a family of organizations founded by him in 1994 that provides financial services; leverages private, public and philanthropic resources; and engages in policy analysis to fulfill its mission of strengthening communities, building assets, and improving lives in economically distressed parts of Alabama, Arkansas, Louisiana, Mississippi and Tennessee. Mr. Bynum serves on the boards of the Aspen Institute, NAACP Legal Defense Fund, Prosperity Now, and William Winter Institute for Racial Reconciliation. He previously chaired the Treasury Department’s Community Development Advisory Board and the Consumer Financial Protection Bureau Consumer Advisory Board. Mr. Bynum is a graduate of the University of North Carolina at Chapel Hill, and has completed executive coursework at the Harvard Business School.
Bonnie Jonas is a Director on the Churchill Board and also a Director of Churchill Capital Corp VI and Churchill Capital Corp VII. She is the cofounder of Pallas Global Group, LLC (“Pallas Global”), a company that provides independent monitoring and consulting services to corporations and organizations. Prior to co-founding Pallas Global, Ms. Jonas served for 18 years as an Assistant United States Attorney in the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”). Ms. Jonas’s most recent position with the SDNY was as Deputy Chief of the Criminal Division, from 2013 to 2016. She also served as the SDNY’s Financial Fraud Coordinator for President Obama’s Financial Fraud Enforcement Task Force and as Co-Chief of the General Crimes Unit. Ms. Jonas was an attorney with the law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP and a law clerk for the Honorable Reena Raggi of the U.S. District Court in the Eastern District of New York. Earlier in her career, Ms. Jonas worked as a consultant at Peterson Consulting, where she evaluated settlement amounts in connection with pending asbestos litigation. Ms. Jonas is a graduate of the Wharton School at the University of Pennsylvania and Columbia University Law School.
Mark Klein is a Director on the Churchill Board and also a Director of Churchill Capital Corp II, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. He is the President and Chief Executive Officer of Sutter Rock Capital, and has been a director of Sutter Rock Capital since 2011. Since 2010, Mr. Klein has served as a Managing Member and Majority Partner of M. Klein and Company, LLC. Mr. Klein also serves on the Board of Directors for Atlantic Alliance Partnership Corp. and has served as an investment adviser at B. Riley Wealth Management since April 2012. Mr. Klein was a Director of National Holding Corporations from 2011 to 2014, where he also served as Chief Executive Officer and Co-Chairman from March 2013 to December 2014. He served as a director of New University Holdings Corp., from its inception in 2010 through August 2011, when New University Holdings Corp. merged with ePals, Inc. In addition, from April 2010 until May 2011, Mr. Klein served as the Chief Executive Officer and President and a Director of 57th Street General Acquisition Corp. until it completed a merger with Crumbs Bake Shop. Subsequently, Mr. Klein served as a member of the Board of Directors of Crumbs from May 2011 to March 2014. Mr. Klein has a Bachelor’s degree, with high distinction, in Business Administration from Emory University and an MBA from the J. L. Kellogg School of Management, Northwestern University.
Malcolm S. McDermid is a Director on the Churchill Board and also a Director of Churchill Capital Corp II Churchill Capital Corp VI, and Churchill Capital Corp VII. He was previously a Director of Churchill Capital Corp. Mr. McDermid is also a Managing Director with Emerson Collective, where he has led Emerson Collective’s venture capital investing efforts since August 2017. He was previously a Partner with Andreessen Horowitz, a venture capital firm based in Menlo Park, California from March 2013 to July 2017. Prior to Andreessen Horowitz, Mr. McDermid was a Director with Stifel Nicolaus, formerly Thomas Weisel Partners, a technology focused investment bank in San Francisco. He began his career at Citigroup as a financial analyst. Mr. McDermid received a Bachelor of Arts degree in Computer Science and Quantitative Economics from Tufts University and a Master of Arts in Law and Diplomacy from the Fletcher School at Tufts University.

Karen G. Mills is a Director on the Churchill Board and also a Director of Churchill Capital Corp II, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. Ms. Mills is also a Senior Fellow at the Harvard Business School since January 2014, focusing on economic policy, U.S. competitiveness, entrepreneurship and innovation. Ms. Mills was a member of President Barack Obama’s Cabinet, serving as the Administrator of the U.S. Small Business Administration from April 2009 to August 2013. Ms. Mills is the President of MMP Group since October 1993, which invests in financial services, consumer products and technology-enabled solutions businesses. Ms. Mills is Vice Chair of the immigration services company Envoy Global since September 2014. She also serves as Chair of the Advisory Committee for the Private Capital Research Institute since March 2017. Ms. Mills holds an A.B. degree in Economics from Harvard University, Magna Cum Laude, and earned an M.B.A. from Harvard Business School.
Director Independence
The rules of the NYSE require that a majority of the Churchill Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of the Churchill Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with Churchill). The Churchill Board has determined that each of Glenn R. August, William J. Bynum, Bonnie Jonas, Malcolm S. McDermid and Karen G. Mills is an independent director under applicable SEC and NYSE rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Number and Terms of Office of Officers and Directors
The Churchill Board consists of seven members. The Churchill Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Glenn R. August and Malcolm S. McDermid, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mark Klein and Karen G. Mills, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of William J. Bynum, Bonnie Jonas and Michael Klein, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.
Subject to any other special rights applicable to our stockholders, any vacancies on the Churchill Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Churchill Board that includes any directors representing the Sponsor then on the Churchill Board, or by a majority of the holders of our founder shares.
Our officers are appointed by the Churchill Board and serve at the discretion of the Churchill Board, rather than for specific terms of office. The Churchill Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the Churchill Board.
Committees of the Board of Directors
The Churchill Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Churchill Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee
The members of our audit committee are Glenn R. August and Karen G. Mills, and Karen G. Mills serves as chair of the audit committee. Each member of the audit committee is financially literate and the Churchill Board has determined that each member qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us; pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The Churchill Board has established a compensation committee. The members of our Compensation Committee are Glenn R. August, Malcolm S. McDermid and Karen G. Mills and Karen G. Mills serves as chair of the compensation committee.
We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to the Churchill Board with respect to (or approving, if such authority is so delegated by the Churchill Board) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement/prospectus; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Glenn R. August, Malcolm S. McDermid and Karen G. Mills and Karen G. Mills serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Churchill Board, and recommending to the Churchill Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Churchill Board;

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developing and recommending to the Churchill Board and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the Churchill Board, its committees, individual directors and management in the governance of Churchill; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and governance committee charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Churchill Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to the Churchill Board.

Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on the Churchill Board.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. We have previously filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement in connection with the Churchill IPO. You can review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics by posting such information on our website rather than by filing a Current Report on Form 8-K. Please see the section entitled “Where You Can Find More Information.”
Legal Proceedings
Other than the proceedings described in “Litigation Matters” and “Litigation Relating to the Business Combination,” there is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Churchill, and Churchill has not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
Churchill has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Churchill’s annual reports contain financial statements audited and reported on by Churchill’s independent registered public accounting firm.

CHURCHILL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Churchill has neither engaged in any operations nor generated any revenues to date. Our only activities through December 31, 2020 were organizational activities, those necessary to prepare for the Churchill IPO, described below, and, after the Churchill IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from April 30, 2020 (inception) through December 31, 2020, we had a net loss of $63,467,875, which consists of operating costs of $2,976,423, a change in the fair value of warrant liability of $58,778,500, transaction costs of $2,167,536 and a provision for income taxes of $81,422 offset by interest income on marketable securities held in the Trust Account of $531,361 and an unrealized gain on marketable securities held in our Trust Account of $4,645.
For the three months ended September 30, 2020, we had a net loss of $54,303,650, which consists of operating costs of $332,427, a loss on warrant liability of $51,980,500, transaction costs of $2,167,536 and an unrealized loss on marketable securities held in our Trust Account of $42,999, offset by interest income on marketable securities held in the Trust Account of $210,782 and a benefit from income taxes of $9,030.
For the period from April 30, 2020 (inception) through September 30, 2020, we had a net loss of $54,304,650, which consists of operating costs of $333,427, a loss on warrant liability of $51,980,500, transaction costs of $2,167,536 and an unrealized loss on marketable securities held in our Trust Account of $42,999, offset by interest income on marketable securities held in the Trust Account of $210,782 and a benefit from income taxes of $9,030.
Liquidity and Capital Resources
Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of common stock by the Sponsor and loans from our Sponsor.
On August 3, 2020, we consummated the Churchill IPO of 207,000,000 Units, which includes the full exercise by the underwriters of the over-allotment option, at $10.00 per unit, generating gross proceeds of $2,070,000,000. Simultaneously with the closing of the Churchill IPO, we consummated the sale of 42,850,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $42,850,000.
Following the Churchill IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $2,070,000,000 was placed in the trust account. We incurred $109,714,885 in transaction costs, including $36,403,600 of underwriting fees, $72,450,000 of deferred underwriting fees and $861,285 of other costs.
For the period from April 30, 2020 (inception) through December 31, 2020, cash used in operating activities was $2,467,258. Net loss of $63,467,875 was affected by interest earned on marketable securities held in the Trust Account of $531,361, an unrealized gain of on marketable securities held in our Trust Account $4,645, a non-cash loss on warrant liabilities of $58,778,500, transaction costs of $2,167,536 and changes in operating assets and liabilities, which provided $590,587 of cash from operating activities.
For the period from April 30, 2020 (inception) through September 30, 2020, cash used in operating activities was $1,391,728. Net loss of $54,304,650 was affected by interest earned on marketable securities held in the Trust Account of $210,782, a non-cash loss on warrant liabilities of $51,980,500, transaction costs of $2,167,536, an unrealized loss of $42,999, a deferred tax provision change of $9,030, and changes in operating assets and liabilities, which used $1,058,301 of cash from operating activities.
As of December 31, 2020, we had cash and marketable securities held in the trust account of $2,070,086,006. As of September 30, 2020, we had cash and marketable securities held in the trust account of $2,070,167,783. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less permitted withdrawals, deferred underwriting commissions and income taxes payable), to complete our Business Combination. We may withdraw interest for working capital requirement and to pay franchise and income taxes. During the period ended December 31, 2020, we withdrew $450,000 of interest earned on the Trust Account for working capital purpose. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2020, we had cash of $3,592,857 outside of the Trust Account. As of September 30, 2020, we had cash of $4,218,387 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor and the Insiders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant at the option of the lender.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of December 31, 2020.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $50,000 for office space, administrative and support services to Churchill. We began incurring these fees on July 30, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.
The underwriters are entitled to a deferred fee of $72,450,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that we do not complete a business combination, subject to the terms of the underwriting agreement. The underwriters waived the upfront underwriting discount on 19,982,000 Units, resulting in a reduction of the upfront underwriting discount of $3,996,400. In addition, the underwriters reimbursed us an aggregate of $1,000,000 for costs incurred in connection with the Churchill IPO.

Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liability
We account for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants and Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black Scholes model, respectively. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Class A Common Stock Subject to Possible Redemption
We account for our shares of Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Churchill’s Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Churchill’s Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our unaudited condensed balance sheet.
Net Loss per Common Share
We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding for the periods. Net income per common share, basic and diluted for and Class B non-redeemable common stock is calculated by dividing net income less income attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the periods presented.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT LUCID
References in this section to “we,” “our,” “us,” the “Company,” “Atieva” or “Lucid” generally refer to Atieva, Inc. d/b/a Lucid Motors and its consolidated subsidiaries.
Mission
Lucid’s mission is to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around the human experience.
About Lucid
Lucid is a technology and automotive company. The Company was founded in Silicon Valley in 2007 to develop the next generation of electric vehicle (“EV”) technologies. Today, Lucid is a vertically-integrated company which (i) designs, engineers and builds electric vehicles, EV powertrains and battery systems in-house using our own equipment and factory, (ii) plans to offer a refined customer experience at our own geographically-distributed retail and service locations and through direct-to-consumer and retail sales and (iii) boasts a strong product roadmap of future vehicle programs and technologies. Our focus on in-house technological innovation and a “clean-sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which we expect to go into production in the second half of 2021.
The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Lucid’s Space Concept underpins our design, merging a spacious interior with a smaller exterior profile that is reminiscent of a high-performance sports car. This achievement is enabled by our miniaturized drive-train components, which also result in increased storage capacity.
The Lucid Air will be manufactured at Lucid’s greenfield electric vehicle manufacturing facility in Casa Grande, Arizona, Advanced Manufacturing Plant-1 (“AMP-1”). Lucid’s manufacturing footprint in Casa Grande also includes the Lucid Powertrain Manufacturing Plant-1 (“LPM-1”), located a short distance from AMP-1. Once AMP-1 is fully built out, Lucid’s vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres, with a planned annual output capacity of up to 365,000 vehicles. Lucid’s manufacturing plan has an initial planned annual output capacity of up to 34,000 vehicles per year followed by incremental build-out over time to deploy capital efficiently. By building AMP-1 from a clean slate, Lucid expects to achieve greater operational efficiencies and more consistent production quality than it could achieve through outsourced manufacturing or adaptation of an existing facility. Vertical integration of manufacturing capabilities provides Lucid the opportunity to improve product margins relative to an out-sourced manufacturing arrangement. Lucid expects to diversify its vehicle portfolio and increase production capacity through localization of manufacturing in other geographies to deliver in excess of 500,000 vehicles annually by 2030.
Lucid plans to sell vehicles directly to consumers through both its retail sales network and through direct online sales. As of February 28, 2021, Lucid has opened six retail studios in the United States of America and expects to open additional locations by the end of 2021 in North America. Lucid believes that owning our sales network provides an opportunity to control the customer experience and ensure that customer interactions are on-brand and pressure-free.
Lucid is also establishing an in-house vehicle service footprint, with brick-and-mortar service centers in various geographies and a planned mobile service fleet. In addition to our in-house service capabilities, Lucid plans to have an approved list of vetted and specially trained body shop technicians to make necessary repairs to a customer’s Lucid Air. We also plan to have a third-party roadside assistance partner for urgent roadside needs. As a technology company, Lucid will also be able to complement its in-house service offerings through remote vehicle diagnostics capabilities and over-the-air (“OTA”) updates. This combination of in-house capabilities, ancillary service partners and remote support and update capability is expected to enable Lucid to meet our customers’ service expectations.
Lucid expects to launch additional vehicles over the coming decade. Lucid has already commenced engineering and design work for Project Gravity, a luxury sports utility vehicle (“SUV”) that is expected to leverage the same platform as the Lucid Air and many of the technological advancements developed for the Lucid Air. Lucid expects to begin production of Project Gravity in 2023. After the Lucid Air and Project Gravity, Lucid plans to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes.
Lucid further believes that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems. By seeking to address the residential, commercial and utility-scale energy storage markets, Lucid can further address climate change through enhanced flexibility, efficiency and stability of the electrical grid. We can also offer to customers an ability to add resiliency to their home’s power supply in the event of an outage, through our future ESS products or the Lucid Air’s planned vehicle-to-grid (“V2G”) capabilities.
Beyond the sale of Lucid branded vehicles, we believe that Lucid’s technological prowess and manufacturing capabilities present a further opportunity to generate revenue and combat climate change through the sale or licensing of electric vehicle powertrain and battery technology. Such powertrain and battery arrangements could facilitate and accelerate the shift to electrification for traditional automotive original equipment manufacturers (“OEMs”) and “capex-light” EV companies alike. The sale or licensing of our technology would also enable Lucid to refine our manufacturing efficiencies and the real world, practical operation of our technologies.
Market Opportunity
The Lucid Air is a fully-electric sedan that targets “Post-Luxury” consumers. Lucid looks past traditional definitions of luxury in order to appeal to customers who expect more. We recognize that luxury in the automotive space is shifting. While legacy luxury automakers emphasize status, opulence and indulgence, the Lucid brand embraces elegance, modernity, sustainability and a sense of well-being.
Lucid believes it has the opportunity to define electric luxury by uniting our California aesthetic with our high-tech, Silicon Valley roots. Current luxury vehicles are born out of traditions established by internal combustion automotive manufacture and design. We have the opportunity to create Lucid as a leader in the next wave of innovation in the vehicle space. With the Lucid Air, Lucid targets not only consumers who desire electric vehicles, but also consumers who desire high-end luxury vehicles and the accompanying luxury experience.
Lucid’s initial product, the Lucid Air, is positioned to compete in the global luxury car market. According to Allied Market Research, this market was valued at $495.7 billion in 2018 and is projected to reach up to $733.2 billion by 2026, a compound annual growth rate of approximately 5%. To date, Lucid believes that no electric vehicle company has addressed the true luxury market, creating a significant opportunity for Lucid to establish a brand synonymous with electric, sustainable luxury.
Lucid defines the luxury automotive experience as one composed of, among others, three essential elements: (i) luxury in product, with high-end comfort and significant attention to detail in design, content, materials, fit and finish, (ii) a superior level of customer interaction, with high-touch customer interactions throughout both the sales cycle and ownership journey, and (iii) a convenience in service that exceeds that of a non-luxury automotive experience. Lucid believes that its vehicles will be able to deliver the luxury experience that its target customers have become accustomed to based on their experience owning traditional luxury vehicles.
Through an initial focus on the high-end luxury market, Lucid intends to define an exclusive and recognizable brand that is synonymous with luxury. Over time, Lucid intends to develop and manufacture progressively more affordable vehicles in higher volumes. Lucid’s ultimate goal is to make an impact on the global warming crisis through mass production of sustainable transportation.
Increased government mandates for electrification, combined with consumers’ growing desire for clean energy vehicles, are driving electrification of the automotive industry at a rapid pace and on a global scale. The market is still nascent, with approximately 5% of global vehicle sales in 2020 being electric vehicles. This presents a significant opportunity for Lucid to address unmet needs in this market.
The Lucid Air is expected to help define Lucid as a brand. The design of the Lucid Air is intended to capture the potential of electrification through a fusion of art and science. As Lucid’s flagship product, the Lucid Air is intended to establish the bar for excellence across all future Lucid products and experiences. In targeting the luxury sedan market, Lucid management believes that it is positioned to address demand across North America, Europe, the Middle East and the Asia-Pacific regions, with a 2021 total addressable market (“TAM”) of more than 1.7 million units based on management estimates of 2020 sales among Lucid’s competitive set across these geographies. Lucid expects to sell vehicles in North America in 2021, Europe and the Middle East in 2022 and China in 2023.
Lucid’s second vehicle, Project Gravity, is planned as a full-size luxury SUV that is expected to achieve the efficiency, performance and spacious interior that make the Lucid Air special. Beyond the Lucid Air and Project Gravity, Lucid has a planned roadmap to release additional vehicles through the next decade. This roadmap is expected to significantly grow the Company’s TAM.
By 2030, Lucid plans to manufacture and sell an expanded portfolio of luxury and premium vehicles at different price points, including sedans, SUVs and crossover utility vehicles (“CUVs”), pickup trucks and coupes. Based on management estimates of 2020 sales for a competitive set of vehicles in these segments and management projections of annual vehicle segment growth rates (0% for sedans and coupes and 6% for SUVs, CUVs and pickup trucks), Lucid’s management believes this expanded portfolio of vehicles will position the Company to address an estimated 2030 TAM of approximately 15 million vehicles per year.

Competitive Strengths
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Proven, Real World Validation.   Lucid’s battery technology has been developed over the past decade and has been validated as world-class technology. Through its prototype vehicles and in its role as the sole battery supplier to the premier EV racing series, Lucid’s patented battery technology has driven more than 20 million real world miles since Lucid’s inception.

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Highly Differentiated Performance.   Lucid’s advancements in battery pack and drivetrain technology, created through a clean-sheet approach to engineering, have resulted in compelling performance and efficiency in our vehicles. The Lucid Air is expected to be available in a configuration with over 1,000 horsepower and the ability to accelerate from zero to 60 miles per hour in less than 2.5 seconds, translating to a projected quarter-mile time below ten seconds.

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Revolutionary Battery System / Range.   Lucid anticipates that some variants of the Lucid Air will be available with a projected EPA estimated range in excess of 500 miles on a single charge. With 900V+ electrical architecture, some variants of the Lucid Air are expected to be able to achieve sufficient charge in approximately 20 minutes to travel 300 miles. This charging speed is facilitated by Lucid’s Wünderbox. The Wünderbox is Lucid’s multi-function, high-voltage, bi-directional charging unit that is expected to allow V2G capabilities, enabling a Lucid Air to serve as back-up power for residential applications in emergency outages. Lucid plans to introduce this functionality via OTA updates after launch of the Lucid Air.

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Lucid Electric Advanced Platform (“LEAP”).   The Lucid Air will be underpinned by the Lucid Electric Advanced Platform, or LEAP. This vehicle platform is designed to support other vehicle variants to be built on the same underbody as the Lucid Air, enabling greater speed to market and efficiency in capital deployment.

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Directly Owned Manufacturing.   Lucid completed the first phase of construction on AMP-1, the first purpose-built EV manufacturing facility in North America, in December 2020. After planned future build-out, AMP-1 is designed to reach a manufacturing capacity of up to 365,000 vehicles per annum. Key elements of Lucid’s vehicle engineering enable efficient and advanced manufacturing processes with a high degree of quality control. For example, the aircraft-inspired riveted and bonded monocoque body structure is designed to enhance structural efficiency and replace spot welds in the manufacturing process.

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In-House Sales and Service.   Consistent with the focus on quality in its manufacturing processes, Lucid intends to implement a direct sales strategy to maintain control over the customer experience and ensure that interactions are aligned with the Lucid brand. Lucid expects to enable this tight control over the customer experience by vertically integrating its sales operations instead of relying on a traditional outsourced dealership model. We plan to build and scale our own service operations to support customers, in addition to cultivating partnerships with body shop and other ancillary service partners that meet our expectations for customer service.
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Product Design.   Lucid’s first vehicle, the Lucid Air, fuses art and science to capture the potential of electrification. As Lucid’s flagship product, the Air establishes the bar for excellence across all Lucid products and experiences. Lucid’s “Space Concept” represents a technical breakthrough, achieved through a ground-up rethink in the way an automobile is designed. Lucid’s reimagining of the car has resulted in more interior space for the driver, passengers and storage within a more compact, sporty and efficient exterior.

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Favorable Market Trends.   As consumers seek brands that align with their values, Lucid is positioned to address the wants and needs of a new generation of “post-luxury consumers.” The Lucid Air is expected to be the first true luxury electric vehicle and will position Lucid to build its brand and reputation. By building the Lucid brand and achieving scale and efficiency in our manufacturing footprint, the Company believes it will have the opportunity over time to create more affordable and attainable technology to allow broader adoption in the EV space and the ability to capitalize on adjacent market opportunities, like marine, aviation and stationary energy storage.

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Management Team Experience.   Lucid has assembled a seasoned management team with deep experience in the automotive, EV and disruptive technology spaces, led by Peter Rawlinson, who served as the Chief Engineer of the Tesla Model S program. The management team is rounded out by executives with significant industry experience from such companies as Apple, Tesla, Mazda, Audi, Volkswagen, General Motors and Ford, among others.

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Strategic Partnerships.   Lucid has established strong relationships with suppliers and partners to deliver the Lucid Air. Lucid has battery cell supply agreements in place with leading suppliers in the electric vehicle space and a commercial partnership with Electrify America to deliver a differentiated charging experience for its customers.

Growth Strategy
Lucid aims to create opportunity as an automotive company, an energy storage systems manufacturer and a technology supplier for other automotive OEMs and other applications such as aircraft (including eVTOL), heavy machinery, agriculture and marine transportation.
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Vehicle Roadmap.   Lucid has established a planned roadmap for future vehicle lines that includes a variety of vehicle types that are expected to perform well in various customer segments. By utilizing the Lucid Air to establish the brand, Lucid plans to leverage economies of scale and efficiency of operations to unlock sales in more mass market segments. The Company will seek to establish a strong customer base in the luxury and premium vehicle markets across the globe.

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International Expansion.   Lucid expects to establish manufacturing facilities in multiple geographies, including Asia-Pacific, the Middle East and potentially Europe in the coming years along with a retail footprint throughout each region. These manufacturing facilities could include facilities for component subassembly, vehicle kit reassembly, complete built unit vehicle production and/or energy storage systems. Lucid believes that establishing a global manufacturing footprint will help Lucid to grow the brand, scale the business and address market demand in the Asia-Pacific, Middle East and European markets, while also taking action to address climate change. Lucid anticipates that localized supply chain, production, distribution and retail can yield cost savings and environmental benefits with reduced transportation of product to the customer. As part of this strategy, Lucid's business plan contemplates manufacturing facilities in Saudi Arabia and China.

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Energy Storage Systems.   Lucid plans to leverage advancements in its battery pack design and manufacture learned through development of the Lucid Air to produce stationary ESS. This technologically adjacent business opportunity leverages Lucid’s extensive battery pack and battery management systems experience and expertise and will position Lucid to utilize the modular design of our battery pack to efficiently mass produce energy storage systems for residential, commercial and utility-scale applications. We intend to explore more cost-effective battery cell chemistries than those used in electric vehicle batteries, given the lower importance of gravimetrical energy density in ESS cells. Lucid currently has a prototype ESS product operating at Lucid’s headquarters in Newark, California.
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Technology Outbound Sales & Licensing.   Lucid is actively engaged in supplying all racing teams in the premier EV racing series with Lucid battery packs and software. Lucid expects to expand this technology division to supply our world class technology beyond the world of racing to help accelerate the adoption of EVs.

Lucid is motivated to achieve a future where transportation is sustainable and works with the planet, not against it. The sale of technology solutions to traditional automotive OEMs would support that goal, as would sales to customers in the marine and aviation sectors. Lucid’s technology is modular and readily customizable, enhancing its suitability for build-to-print powertrain and battery solutions for other manufacturers.
Lucid’s Vehicles
The Lucid Air
Lucid expects its first product, the Lucid Air, to define Lucid as a brand. The Air is designed to fuse art and science to capture the potential of electrification. As Lucid’s flagship product, the Air is intended to establish the bar for excellence across all future Lucid products and experiences.
The Air is a state-of-the-art luxury electric sedan featuring a California-inspired design and underpinned by Lucid’s race-proven battery and its powertrain technology. Featuring luxurious interior space in a mid-size exterior footprint, Lucid anticipates that some variants of the Lucid Air will be available with a projected EPA estimated range of greater than 500 miles on a single charge.
The Lucid Space Concept offers class-leading interior space, a sculpted battery pack and a massive front trunk (or “frunk”) with a capacity of over 280 liters. From the start of its development, Lucid used the Lucid Space Concept to increase interior space. This new approach to sedan architecture takes advantage of Lucid’s miniaturized EV drivetrain to deliver full-size interior volume with a mid-size exterior footprint. This technical breakthrough resulted in class-leading interior space for the driver, passengers and storage within a compact, agile and efficient exterior.

FRUNK
MINIATURIZED
ELECTRIC
DRIVE UNIT
SCULPTED
BATTERY PACK
MINIATURIZED
ELECTRIC
DRIVE UNIT
TRUNK
EXTENDED PASSENGER SPACE

LUCID ELECTRIC ADVANCED PLATFORM

The Space Concept was achieved through a ground-up rethink in the way an automobile is designed. The launch edition of the Lucid Air is expected to have a “bench” style rear seat that provides expansive space for three adults with class leading legroom. Over the next few years, Lucid intends to take further advantage of the Space Concept by launching an aircraft-inspired executive rear seat option. The Lucid Air’s interior is capped with a glass canopy that creates an even more extravagant sense of space.4 Despite its expansive interior, the Lucid Air is more compact on the exterior than leading internal combustion engine vehicles in the same class and segment.
The centerpiece of the Lucid Air’s human-machine interface is its “Glass Cockpit,” a beautifully integrated, configurable infotainment system that is designed to provide a seamless connected experience for the driver. This state-of-the-art system is presented on a compound three-screen display assembly that curves in front of the driver—including two touch screens. This display is designed to sit in the driver’s line of sight to increase operator safety and reduce time looking away from the road. The Glass Cockpit is augmented by a retractable center screen for a more immersive user interface.

The Lucid Air has the looks to match its advanced powertrain, with clean styling up front emphasized by slim headlights and a chrome strip that spans from one corner to the other. The hood features sculpting over the wheels to further emphasize power, and the windshield flows as one piece of glass all the way back to the B-pillar. The sleek lines work well with the Air’s short overhangs and large wheels. This pleasing shape is also functional, providing a low coefficient of drag at a mere 0.21 and enabling greater range and performance. Each of the Lucid Air’s interior themes is crafted with colors and materials that evoke iconic California locations at various times of day and night.
Efficiency is the ultimate measure of EV technology, and Lucid believes its technology leads the industry in this respect, with expected efficiency of greater than 4.5 miles per kilowatt-hour for some

4
Glass canopy available on Lucid Air Dream and Grand Touring and Touring editions.

variants of the Lucid Air. The highly aerodynamic design of the Lucid Air provides longer range in its own right, driving faster miles-per-minute charging and the ability to provide equivalent range with a smaller, lower-cost battery pack.
The Air’s advanced technology and efficiency have enabled Lucid to design the Lucid Air to achieve both long range and high performance. These attributes have historically been mutually exclusive design goals, and the Lucid Air’s achievements in this regard further validate its technology.
The Lucid Air is expected to be offered at various price points with different specifications. The initial variant of the Lucid Air that Lucid plans to produce is the Lucid Air Dream Edition. The Dream Edition is the special edition launch version of the Lucid Air and is intended to compete with the flagship sedans from leading luxury automakers. Throughout 2022, Lucid anticipates releasing three additional variants of the Lucid Air, stepping down in price and performance to make an EV that is more accessible to a broader audience. The full variant line-up of the Lucid Air in 2022 is expected to consist of the variants outlined in the table below:
As discussed in “— Technology” below, the Lucid Air is underpinned by the LEAP, which is designed to support other vehicle variants to enable greater capital deployment efficiency and speed to market.
Future Vehicle Programs
The first vehicle planned to share the Lucid Air’s LEAP is Lucid’s Project Gravity, which Lucid expects to start producing in 2023. Lucid expects Project Gravity to achieve many of the attributes that make the Lucid Air special, including a class-leading spacious interior and a more compact and efficient exterior. Lucid anticipates that building the SUV on a common LEAP platform will enable efficiency in design, engineering and capital expenditure deployment for Project Gravity. When Lucid approaches the start of production of Project Gravity, we plan to increase capacity at our Casa Grande manufacturing facility to accommodate expected Lucid Air volumes at that point in time plus expected incremental volumes driven by Project Gravity customer demand.
Lucid has also developed a roadmap with additional vehicles and platforms to make its vehicles more accessible at a variety of price points. Lucid plans to start at the high end to establish its brand but expects to manufacture progressively more affordable vehicles in higher volumes over time.
Technology
Lucid is a technology and automotive company. Lucid seeks to set new standards for sustainable transportation with the Lucid Air, and does so by focusing on proprietary, in-house technology development. Lucid has developed cutting-edge electric vehicle technology that it believes sets a new benchmark for EVs. Core to Lucid’s DNA is achievement of technical excellence.
Lucid’s in-house engineering team is focused on delivering innovation in all facets of vehicle development, including hardware and software development, vehicle design and passenger comfort. The development of the Lucid Air was predicated on the premise that miniaturizing the powertrain would allow Lucid to redesign what a car can be from the ground up.
Lucid has refined its battery technologies over many years in real-world applications, including 20 million miles of vehicle testing and the supply of battery packs to all teams in the premier EV racing series. Lucid has used the data accumulated from these activities to refine our technology and thoughtfully develop the Lucid Air.
Lucid believes its in-house research and development organization establishes it as a leader across multiple technologies and areas of expertise. As of February 28, 2021, Lucid owned approximately 163 issued U.S. patents, 26 pending U.S. patent applications, 167 issued foreign patents and 43 pending foreign patent applications. Lucid’s technological achievements include significant advancements to the core technologies that drive an electric vehicle. Areas where Lucid’s in-house engineering has driven advancement include:

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Battery Pack.   The Lucid Air’s battery pack translates Lucid’s motorsport experience and more than 20 million miles of real-world testing into a compact and energy dense unit that was developed in-house with a clean-sheet approach to engineering. The battery pack is designed to be scalable and modular, providing opportunities for cost and range variations as Lucid develops future LEAP platforms. It is also designed for performance, with advanced end-cooling technology and an advanced low-resistance architecture to reduce heat loss and increase range.

Lucid’s battery pack incorporates battery cells from suppliers that have significant experience in the development and manufacture of cells for high-performance electric vehicle applications and robust battery cycle life. The battery cells incorporated into Lucid’s battery packs are required to conform to our high standards, including with respect to our targets for range, energy density, recharge/discharge rates and other characteristics, and to support Lucid’s compact, energy-dense battery pack form. We have battery cell supply agreements with these suppliers in place.
Lucid’s battery pack supports Lucid’s vision to revolutionize EV technology through mass industrialization. Lucid’s single piece “brick” injection molded battery module is race derived yet designed for mass production, with electrical “bus bar” connectors that are integrally captured in the molding in a single operation — a profound technological advancement.
Lucid believes the technology developed for the battery packs in the Lucid Air can transfer to other Lucid vehicles, to the industrialization of mass-market vehicles, and to technologically adjacent markets. See “— Growth Strategy.”
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Lucid Electric Advanced Platform.   The LEAP platform was designed and developed in-house, incorporating Lucid’s six key powertrain elements: (i) Battery Pack & Battery Management Software, (ii) Electric Motors, (iii) Power Electronics, (iv) Transmission, (v) Control Software and (vi) Two-Way Onboard Boost-Charger (with bi-directional features expected to be enabled by OTA update after the launch of the Lucid Air). The LEAP structure is an enabling factor allowing the Lucid Space Concept to support class-leading interior and cargo room for a luxury or electric vehicle.

By underpinning our vehicles on common LEAP platform(s), Lucid expects to have the ability to support other vehicle variants, enabling greater capital efficiency and speed to market. Lucid’s full-size LEAP platform is expected to serve as the “skateboard” upon which the Lucid Air and Project

Gravity, among other potential vehicles, are manufactured. The Company further expects to capture additional market share by diversifying its vehicle lineup supported by mid-size and larger LEAP platforms over time.

2021 Lucid Air
2023 Project Gravity
Potentially Other Future Vehicles

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Integrated Electric Motor, Inverter and Transmission Drive Unit.   Lucid’s motor and gearbox system utilizes permanent magnet motors that were developed in-house. Combining these motors with an inverter and an integrated gearbox and differential creates an advanced 900V+ electric drive unit that weighs just 163lb (74kg) and is small enough to fit inside a carry-on roller bag.

Each drive unit produces up to 670hp, with a power density that Lucid believes is industry-leading at up to 9.0hp/kg. This compactness allows for one, two or even three units to be used to power a Lucid Air.
Lucid’s drive units are 45% lighter and up to 50% more powerful than the closest competitor based on Lucid’s internal testing and measurements and publicly available competitor data. The drive unit motors are designed to spin up to 19,500 rpm and deliver torque of up to 800Nm, offering a performance advantage over the competition.
The enablers of these electric motor characteristics include a set of inventions that are part of Lucid’s intellectual property portfolio. Most notably, a new motor winding technology has been introduced to increase power output and reduce electrical losses. The motor also features an innovative cooling system that more effectively removes heat from the stator winding, reducing losses and boosting efficiency.
The compactness of these electric drive units lays the foundation for Lucid’s Space Concept vehicle design approach. The fully integrated transmission and differential also contribute to this approach. Together, these components comprise a unified, integrated rotational system that is both lightweight and extremely efficient. Meanwhile, Lucid leverages a high voltage, silicon-carbide MOSFET

(metal–oxide–semiconductor field-effect transistor) system in its inverters to increase efficiency, especially in real-world driving conditions.
In the obsessive pursuit of lightweight construction that contributes to overall efficiency, Lucid’s technology improves the key components of its powertrain while extracting even more performance. For example, based on Lucid’s internal testing and measurements and publicly available competitor data, the Lucid Air’s compact motor produced more than twice the power for its weight than the nearest competitive EV. Less weight leads to increased efficiency, even as performance is elevated to new levels.

Finally, Lucid has also achieved breakthroughs in the advanced thermal management system within its electric motors. Lucid has patented its efficient cooling design, which enables even higher levels of efficiency and performance.
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Bidirectional Charging.   Lucid’s proprietary technology is designed to enable ultra-fast and bi-directional charging. The 900V+ architecture combined with Lucid’s Wünderbox as the heart of the Air’s electrical platform. The Wünderbox is a multi-function unit, developed in-house to ensure compatibility with charging systems of differing voltages, specifically boost-voltage charging.

The Wünderbox is expected to provide the Lucid Air industry-leading charging speeds by allowing Lucid’s customers to charge up to approximately 300kW-DC at a DC fast charging station, such as those available through Lucid’s partnership with Electrify America.
The Wünderbox is also designed to enable a wide array of future-ready, bi-directional power delivery features, such as V2G applications for situations such as managing home power outages. Lucid expects to enable bi-directional functionality via an OTA update after launching the Lucid Air.
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Infotainment System.   The Lucid infotainment system is designed to provide a seamless connected experience, both inside the car and out. With highly advanced processing capabilities, the system is designed to leverage data analytics and OTA updates to improve and refresh the vehicle over time.

Lucid expects that its customers will, over time, enjoy seamless connectivity, including 4G LTE and Wi-Fi, as well as the ability to support Apple CarPlay, Android Auto and Amazon Alexa integrations. In addition, Lucid expects to provide customers with the ability to remotely access climate controls and updates on their vehicle through a mobile application.
This Lucid smartphone application is expected to allow Lucid’s customers to set Lucid ID profiles for a personalized experience based on profiles rather than the settings in place when the last driver left the vehicle. In addition, Lucid expects to evolve the car-to-driver relationship by enabling predictive analytics to provide shortcuts and assistance based on learned driving behaviors.
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Lucid DreamDrive.   The Lucid Air is equipped with an extensive sensor suite, high on-board computing power and back-up systems for advanced autonomous driving and advanced driver assistance systems (“AD/ADAS”). With 32 sensors onboard, the Lucid Air is expected to launch with the most comprehensive sensor suite among currently available production vehicles. Lucid Air is planned to launch with Level 2 autonomous driving functionality and be capable of software upgrades OTA. Further, by collecting and analyzing fleet data, Lucid expects to enhance its AD/ADAS features and improve the Lucid experience over time.
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Lucid’s Micro Lens Array Lighting.   A revolution in optical technology, Lucid’s in-house created and engineered Intelligent Micro Lens Array (“MLA”) headlights provide an incredibly homogeneous and luminant light source.

The MLA system is designed to automatically adapt to driving situations and provide exceptional outward visibility that makes it easier to see — and avoid — objects on the road.

Manufacturing
Lucid has built and completed North America’s first greenfield, purpose-build EV manufacturing plant, AMP-1, in Casa Grande, Arizona. Lucid is already utilizing the facility and manufacturing equipment to build its fleet of production representative, release candidate vehicles. Vertical integration of manufacturing capabilities provides Lucid the opportunity to improve product margins relative to an out-sourced manufacturing arrangement.
Lucid carefully selected its Arizona site for a number of reasons, including infrastructure, talent, geographic location, proximity to a pre-existing automotive supply chain and strong support from state and local governments. The location of the facility also offers space for a large footprint and planned expansions.
AMP-1 is on track for an expected start of production of the Lucid Air in the second half of 2021. Within AMP-1, Lucid expects to produce vehicles using innovative production processes and state-of-the-art equipment. Key elements of Lucid’s vehicle engineering enable efficient and advanced manufacturing processes with a high degree of quality control. For example, the aircraft-inspired riveted and bonded monocoque body structure is designed to enhance structural efficiency and replace spot welds in the manufacturing process.
Lucid’s manufacturing footprint in Casa Grande, AZ also includes the LPM-1 facility. Lucid manufactures and assembles its complete electric powertrain at LPM-1, including assembly of battery packs, integrated drive units and the Wünderbox.
The LPM-1 facility was designed to allow Lucid to facilitate the future establishment of similar facilities for an expanded, global manufacturing footprint for vehicles. Lucid believes the same design is scalable for manufacturing to address opportunities in technology sales and licensing. See “— Growth Strategy.” These facilities are expected to position Lucid to serve global electric vehicle markets with a standard product utilizing its in-house manufacturing processes.

Lucid started the commissioning process for the AMP-1 and LPM-1 facilities in less than one year after breaking ground. As part of the commissioning, Lucid tested its innovative production processes and state-of-the-art equipment to build its beta prototype test fleet and production-representative versions of the Lucid Air.
AMP-1 and LPM-1 were designed with expansion in mind. This approach to planning Lucid’s facilities includes a state-of-the-art paint shop designed with the necessary footprint and specialized infrastructure to be expanded to accommodate the needs of planned future phases of the factory.
Lucid plans to begin production with the Lucid Air Dream Edition in the second half of 2021. The Company has a multi-year plan to expand AMP-1 from its current output capacity of up to 34,000 units per year to a full output capacity of up to 365,000 units per year. Future expansions of AMP-1 is being planned to account for the launch of future vehicle programs intended to be manufactured in Arizona and Lucid’s expected future expected growth in sales volumes. Once AMP-1 is fully built out, Lucid’s vehicle manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. By building the factory from a clean slate and leveraging decades of industry experience, we expect to achieve (i) greater capital efficiencies, (ii) greater operational efficiencies and (iii) consistent production quality. The key activities that will take place in AMP-1 are expected to include body shell manufacture, painting of body shells and general assembly.
Lucid expects to build out its manufacturing footprint with manufacturing plants in additional geographies to service our expected global demand. A global footprint with localized manufacturing will enable Lucid to serve market demand with locally manufactured vehicles, with the potential to result in cost savings and simpler logistics (which can also yield environmental benefits with reduced transportation of product to the applicable markets). AMP-1 and LPM-1 were designed to be highly repeatable facilities to standardize manufacturing operations and build efficiency in our capital planning and deployment. Lucid plans to develop greenfield facilities across multiple geographies. Production and distribution consume energy, as with any manufacturer. We intend to localize production in an attempt to offset some of these energy needs, and we believe that our products will require less energy throughout their useful life than competing products.
Go-To-Market Strategy
Lucid has launched its go-to-market strategy through its online vehicle configurator. As of February 28, 2021, we have refundable reservations that reflect potential sales greater than $700 million. We believe that our customer traction is strong and has continued to grow as brand awareness has increased.

The typical Lucid customer journey is expected to begin through Lucid’s advanced digital platform. We use social media to educate customers regarding our brand identity, explain the creation of our technology and highlight the people behind our design and technology. The goal is to cultivate a sense of brand loyalty with our customers.
This initial engagement is expected to drive customers to Lucid’s website to learn more about Lucid’s story and the Lucid Air. On the website, customers can experience the Lucid online vehicle configurator, which provides an immersive and customizable opportunity to interact with our vehicles in a virtual setting. From there, Lucid expects to provide the customer with the option to either place a reservation online or visit one of our retail store or gallery locations, which we refer to as “Studios.” We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. Customers will have the option to visit a Studio in person, make their inquiries entirely online or a combination of the two experiences.
In developing its Studios, Lucid has partnered with leading California-based design firms to build a network of retail spaces to enable customers to experience the brand and Lucid products in locations that underscore our design aesthetic. Similar to the Lucid Air, the interiors of Lucid Studios showcase color and material themes that represent specific locations within California, the Golden State, as well as Lucid’s focus on innovation with immersive digital and technology experiences. Lucid’s studios are intended to provide a pressure-free environment for our customers to comfortably experience the brand and our products. Like the Lucid Air itself, Lucid Studios draw inspiration from the beauty, innovation and diversity of Lucid’s home state of California.
Retail locations will serve both as Lucid’s sales channels and marketing tools in high-foot-traffic areas within urban areas. As of February 28, 2021, Lucid has six retail stores open and expects numerous additional stores to open in North America throughout 2021. We expect to enter the European and Middle East markets in 2022 and to enter China in 2023. These markets are rapidly adopting electric vehicles, and Lucid believes that establishing strong retail footholds will enhance our opportunity to increase our share of Lucid’s total addressable market.
In developing a service strategy, Lucid intends to extend its luxury-minded brand experience to this key touchpoint by offering the convenience of support at its customers’ physical locations with mobile service vans and certified partners for roadside assistance and collision repairs. The Lucid Air is also designed to enable OTA updates and remote diagnostics.
Lucid also expects to open company-owned service centers in its Silicon Valley and Beverly Hills Studios to provide support these key markets, with additional service centers and studios expected to open in 2021 in New York, Florida, Washington D.C., Chicago, Orange County and San Diego.

Rather than investing in a proprietary charging network, Lucid has selected Electrify America as its charging network partner in the United States. This partnership allows Lucid to avoid the capital intensity of establishing its own network and provides our customers with access to an established network across the United States. Electrify America’s DC power levels of up to 350kW and network coverage were the key selection criteria in selecting it as a partner. Lucid expects that Electrify America’s premium charging experience provides EV drivers with convenient charging locations that offer amenities like shopping, food and restrooms and we believe this offering will provide a delightful experience to Lucid’s customers.
Government Regulations and Credits
Environmental Regulations
Lucid operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which Lucid is or may become subject govern, among other things, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, state, provincial and local level is and will be an important aspect of Lucid’s ability to continue its operations.
Environmental standards applicable to Lucid are established by United States laws and regulations, standards adopted by regulatory agencies and the permits and licenses Lucid is required to obtain. Each of these sources is subject to periodic modifications and what Lucid anticipates will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.
Many countries have announced a requirement for the sale of zero-emission vehicles only within proscribed timeframes, some as early as 2035, and Lucid as an electric vehicle manufacturer is already in a position to comply with these requirements across our entire product portfolio as we expand. Our competitors, by contrast, will need to reconcile an expensive infrastructure with factories and equipment tailored for production of internal combustion engine (“ICE”) vehicles, along with workforces trained to produce ICE vehicles and intellectual property portfolios geared for ICE vehicles.
Emissions Credits
Lucid expects that the manufacture, sale, and/or registration of Zero Emission Vehicles (“ZEVs”) in various regions will earn certain regulatory credits that Lucid can sell to other manufacturers. This may include ZEV credits in up to 17 U.S. jurisdictions referred to, collectively, as the “Section 177 States” (California, Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island, Vermont, Washington and Washington D.C. have each adopted ZEV standards and another four (4) states are in the process of doing so), Corporate Average Fuel Economy (“CAFE”) credits under the U.S. Department of Transportation standards, greenhouse gas credits from the U.S. Environmental Protection Agency (the “EPA”) and similar credits in each of Europe, Canada and China.
ZEV credits are calculated under applicable regulation and are paid in relation to ZEVs sold and registered, including Battery Electric Vehicles (“BEVs”). ZEV programs generally assign ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California and Section 177 States. Each vehicle sold and registered in the state earns a number of credits based on the drivetrain type and the all-electric range of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. BEVs receive between 1 and 4 credits per vehicle sold and registered in the state, based on range.
For reference, the ZEV credit requirement in California was 9.5% in 2020 and will rise to 22% in 2025. If a vehicle manufacturer does not produce enough EVs to meet its quota, it can choose to buy credits from other manufacturers who do or may be required to pay a $5,000 fine for each credit it is short. Lucid expects this requirement to provide it an opportunity to generate revenue from the sale of ZEV credits.

While we expect these environmental regulations to provide a tailwind to Lucid’s growth, it is possible for certain regulations to result in margin pressures. For example, regulations that effectively impose electric vehicle production quotas on auto manufacturers may lead to an oversupply of electric vehicles, which in turn could promote price decreases. Changes to these incentives and regulations could affect our revenues and gross margins.
Other Credits and Benefits
Lucid may benefit from additional opportunities under government regulations and legislation, such as the following:
•
Customer tax credits and other benefits arising from government regulation may spur interest in our products and business: a federal tax credit of up to $7,500 may be available to U.S. purchasers of the Lucid Air or our future electric vehicles; tax credits available to purchasers in other countries such as Norway, which currently waives various toll charges and road taxes and also exempts 25% VAT on the purchase of battery electric vehicles; and high-occupancy lane driving privileges available to purchasers in certain US states such as California.

•
Lucid may be eligible for various tax credits, abatements and other benefits, including: the federal 30C Alternative Fuel Infrastructure tax credit for alternative fuel infrastructure; the federal 48C manufacturing investment tax credit for investments in manufacturing facilities for clean energy technologies; the Qualified Facilities tax credit in Arizona; a California sales and use tax exclusion under the California Alternative Energy and Advanced Transportation Financing Authority; and other hiring and job training grants and income tax credits in both Arizona and California.

•
Lucid might also be eligible for a loan pursuant to the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy.

EPA Emissions and Certificate of Conformity
The U.S. Clean Air Act requires that Lucid obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in the United States, and an Executive Order from the CARB is required for vehicles sold in states that have adopted California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.
Although the Lucid Air has zero emissions, Lucid is required to seek an EPA Certificate of Conformity and, for vehicles sold in California or any of the other 13 states that have adopted the stricter California standards, a CARB Executive Order.
Vehicle Safety and Testing
Lucid’s vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). Lucid intends that the Lucid Air will fully comply with all applicable FMVSSs without the need for any exemptions, and we expect future Lucid vehicles to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while Lucid anticipates compliance, there is no assurance that Lucid will comply with such changes under the final versions as enacted.
As a U.S.-based manufacturer, Lucid must self-certify that its vehicles meet all applicable FMVSS, as well as the NHTSA bumper standard, or otherwise are exempt, before its vehicles can be sold in the United States. Numerous FMVSS will apply to Lucid’s vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. Lucid will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring its vehicles do not contain defects related to motor vehicle safety, recall requirements, the CAFE standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.
The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.
Lucid intends to expand its offerings outside of the United States, and in connection with such expansion its vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.
In addition to the various territorial legal requirements Lucid is obligated to meet, the Lucid Air is engineered with the expectation that it will deliver overall five-star performance in the two main voluntary vehicle safety performance assessment programs, the U.S. New Car Assessment Program (“NCAP”) and the Euro NCAP. Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from legal requirements, such as side impact, but have higher performance requirements. Others are unique to the programs. Areas covered by these tests in 2020 included:
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Mobile Progressive Deformable Barrier;

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Full Width Rigid Barrier;

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Mobile Side Impact Barrier;

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Side Pole;

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Far Side Impact;

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Whiplash;

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Vulnerable Road Users (Pedestrians and Cyclists);

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Safety Assist; and

•
Rescue and Extrication.

AD/ADAS Regulations
Lucid also expects to equip the Lucid Air with certain advanced driver assistance features. Generally, laws pertaining to driver assistance features and self-driving vehicles are evolving globally, and in some cases may create restrictions on advanced driver assistance or self-driving features that Lucid may develop.
While there are currently no U.S. federal regulations specifically pertaining to self-driving vehicles or self-driving equipment, NHTSA has published recommended guidelines on self-driving vehicles and retains the authority to investigate and/or take action on the safety of any vehicle, equipment or features operating on public roads. Certain U.S. states also have legal restrictions on the operation, registration or licensure of self-driving vehicles, and many other states are considering similar restrictions. This regulatory patchwork increases the legal complexity with respect to self-driving vehicles in the U.S.
In markets that follow the regulations of the United Nations Economic Commission for Europe, some requirements restrict the design of advanced driver assistance or self-driving features, which can compromise or prevent their use entirely. Other applicable laws, both current and proposed, may hinder the path and timeline to introducing such features in the markets where they apply. Other jurisdictions, including China, continue to consider self-driving regulation. Any implemented regulations may differ materially from those in the United States and Europe, which may further increase the legal complexity of advanced driver assistance and self-driving features and limit or prevent certain features.
Automobile Manufacturer and Dealer Regulation
In the United States, state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. To sell vehicles to residents of states where Lucid is not licensed as a dealer, Lucid expects to conduct the transfer of title out of the state. In certain such states, Lucid expects to open Studios that serve an educational purpose and where the title transfer may not occur.
Some automobile dealer trade associations have challenged the legality of Lucid’s operations and direct selling operations by OEMs in court and have used administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations have also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to Lucid’s planned direct sales and service model. Lucid expects dealer trade associations to continue to lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to its business model; however, Lucid intends to oppose such efforts to limit its ability to operate and intends to proactively support legislation that enables its business model.
Battery Safety and Testing Regulation
Lucid’s battery packs are designed to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the United Nation (“U.N.”) Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related U.N. Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, Lucid plans to complete all applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. Lucid will use lithium-ion cells in the high voltage battery packs in its vehicles. The use, storage and disposal of battery packs is regulated under federal law.
Lucid’s battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship battery packs by any method. These tests include:
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Altitude simulation — simulating air transport;

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Thermal cycling — assessing cell and battery seal integrity;

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Vibration — simulating vibration during transport;

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Shock — simulating possible impacts during transport;

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External short circuit — simulating an external short circuit; and

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Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition
Lucid faces competition from both traditional automotive OEMs and an increasing number of newer companies focused on electric and other alternative fuel vehicles. Lucid expects this competition to increase, particularly as the transportation sector continues to shift towards low-emission, zero-emission or carbon neutral solutions.
The Lucid Air and planned future vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive OEMs and electric and other alternative fuel vehicles from both new manufacturers and established automotive OEMs, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, including luxury automobile manufacturers, have electric vehicles available today, and other current and prospective automobile manufacturers are also developing electric vehicles. In addition, numerous manufacturers offer hybrid vehicles, including plug-in versions, with which Lucid’s vehicles will also compete.
Lucid believes the primary competitive factors on which it will compete include, but are not limited to:
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product quality, reliability and safety;

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range, efficiency and charging speeds;

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product performance;

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technological innovation, including with respect to AD/ADAS features;

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access to charging options;

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design, styling and luxury;

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service options and customer experience;

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management team experience at bringing electric vehicles and other disruptive technologies to market;

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manufacturing efficiency;

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brand recognition and prestige; and

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product price.

Lucid believes that it is favorably positioned to compete on the basis of these factors. However, many of Lucid’s current and potential competitors have substantially greater financial, technical, manufacturing, marketing and other resources than Lucid. Lucid’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, many of Lucid’s competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed Lucid’s. Furthermore, many of Lucid’s competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with Lucid in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, Lucid’s products. Additional mergers and acquisitions in the electric vehicle and luxury automotive markets may result in even more resources being concentrated in Lucid’s competitors.
Facilities
Lucid is headquartered in Newark, California and has manufacturing facilities in Casa Grande, Arizona. Lucid currently does not own the land on which its material properties are situated; these properties are subject to various lease arrangements with third-party entities.

Excluding Lucid’s growing portfolio of retail locations, a list of certain of Lucid’s facilities is outlined below:
Address	Primary Use	Lease Expiry
7373 Gateway Blvd., Newark, CA	HQ (Lucid1)	09/30/30
7500 Gateway Blvd., Newark, CA	HQ (Lucid2)	09/30/30
317 S. Thornton Rd., Casa Grande, AZ	Manufacturing (AMP-1)	12/19/22(1)
2592 E. Hanna Rd., Suites 115 and 120, Casa Grande, AZ	Manufacturing (LPM-1)	03/31/25(2)
1115 W. Alameda Dr., Tempe, AZ	Logistics	02/28/26(3)

(1)
Lucid has an option to purchase the AMP-1 property.

(2)
Lucid has options to renew the LPM-1 lease through early 2035.

(3)
Lucid has options to renew the Tempe lease through early 2036.

Legal Proceedings
From time to time, we are subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert claims of intellectual property infringement, misappropriation or other violation against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand.
Intellectual Property
Intellectual property is important to our business. Our commercial success depends in part on our ability to obtain, maintain and protect the intellectual property and other proprietary technology that we develop, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or violating our intellectual property and proprietary rights. We rely on a combination of patents, trademarks, trade secrets, know-how, continuing technological innovation, confidential information and other measures to develop and maintain our proprietary position including through employee, contractor, consultant and third-party nondisclosure and invention assignment agreements and other contractual arrangements.
Regardless of the coverage we seek under our existing patent applications, there is always a risk that alterations from our products or processes may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property. For this and other risks related to our proprietary technology, inventions and improvements, please see the section entitled “Risk Factors — Risks Related to Lucid’s Business and Operations Following the Business Combination — Risks Related to Intellectual Property.”
As of February 28, 2021, Lucid owned 163 issued U.S. patents, 26 pending U.S. patent applications, 167 issued foreign patents and 43 pending foreign patent applications. Lucid’s patents underpin key areas of the Lucid Air. As of February 28, 2021, Lucid also owned 28 pending U.S. design patent applications and 39 pending foreign design patent applications.
As of February 28, 2021, Lucid owned 17 pending U.S. trademark applications, as well as 59 registered foreign trademarks and 85 pending foreign trademark applications in approximately 22 countries worldwide in addition to the European Union, as we lay the foundation for the development of a robust global brand.
We expect to develop additional intellectual property and proprietary technology as our engineering and validation activities proceed. Technologies that we have and intend to invest in and develop include engineering software, powertrain systems and controls, infotainment, cybersecurity, telematics and electrical architecture hardware and software. As we develop our technology, we will continue to build our intellectual property portfolio, including by pursuing patent and other intellectual property protection when we believe it is possible, cost-effective, beneficial and consistent with our overall intellectual property protection strategy.
In addition to the intellectual property that we own, we also procure key technologies under our supply chain agreements for AD/ADAS functions and features and we license key technologies under agreements for our planned infotainment offerings.
See “— Lucid’s Vehicles” and “— Technology” above for more information.
The terms of individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application, assuming the patent has not been terminally disclaimed over a commonly-owned patent or a patent naming a common inventor, or over a patent not commonly owned but that was disqualified as prior art as the result of activities undertaken within the scope of a joint research agreement. The life of a patent, and the protection it affords, is therefore limited and once the patent lives of our issued patents have expired, we may face competition, including from other competing technologies. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent may vary from country to country and can depend upon many factors, including the type of patent, the scope of its coverage, the availability of patent term adjustments or extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Furthermore, we rely upon trade secrets and know-how, confidential information, unpatented technologies, continuing technological innovation and other proprietary information to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights, technologies and information are difficult to protect. We seek to protect them by, in part, using confidentiality agreements with our employees and consultants and any potential commercial partners and collaborators and invention assignment agreements with our employees. We also have implemented or intend to implement confidentiality agreements or invention assignment agreements with our selected consultants and any potential commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will be self-executing or otherwise provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Our commercial success will also depend in part on not infringing, misappropriating or otherwise violating the intellectual or proprietary rights of third parties. The issuance of third-party patents could require us to alter our development or commercial strategies, change our products or processes, obtain licenses to additional third-party patents or other intellectual property or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products or technologies may have an adverse impact on us. Given that patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the patent protection being sought by third parties and/or the priority of inventions covered by such patent applications. Moreover, we may have to participate in interference, revocation, derivation, re-examination, post-grant review, inter partes review or opposition proceedings brought by third parties or declared by the U.S. Patent and Trademark Office or an equivalent foreign body. See “Risk Factors — Risks Related to Lucid’s Business and Operations Following the Business

Combination — Risks Related to Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.
Employees
We are committed to cultivating a diverse company to enhance our culture and position the Company for improved success. As of February 28, 2021, Lucid had 1,861 employees. Lucid’s employees are split geographically with 1,210 employees in our California headquarters, 577 employees in Arizona, 16 employees in Asia-Pacific and an additional 58 employees throughout our retail store and service center network.
Environmental, Social and Compliance
The Environment
Lucid is driven by a desire to address the clear and present threat posed by climate change and the need for enhanced sustainability. One unexpected lesson from the COVID-19 crisis has been that the earth has a remarkable ability to heal itself when given an opportunity to do so. With fewer fossil fuel-powered aircraft in the skies and cars on the road, the world has already seen remarkable rejuvenation with cleaner, clearer skies and cleaner water around the world. It is clear that humankind’s impact on the environment through travel does impact the environment, and Lucid believes it is important to find ways to make transportation more sustainable.
Through our blend of performance engineered, battery electric powertrain systems with post-luxury design, we seek to entice luxury vehicle customers to switch from polluting internal combustion engine vehicles to energy efficient, sustainable electric transportation. We believe that the efficiency of our proprietary powertrain will enable the Lucid Air to travel further per electron than other vehicles — this in turn is expected to result in lower emissions by power plants on a relative basis due to the less frequent need to recharge the Lucid Air compared to other electric vehicles.
After establishing our brand based on attention to detail and refinement, we intend to expand our product lineup to broaden our impact on the traditional automotive market. To further accelerate the shift to battery electric transportation, we intend to explore opportunities to sell or license build to print electric powertrain and battery solutions for other automakers to facilitate their adoption of sustainable transportation. We also intend to explore opportunities in adjacent markets such as aerospace and maritime applications.
In addition to the steps we are taking to address the automotive market in general by offering captivating electric vehicles to distinguishing customers, we intend to pursue sustainability through our business by focusing on recycling and waste management, logistics, supplier localization, sustainable materials selection and other areas of our business. Production and distribution consume energy, as with any manufacturer. We intend to localize production in an attempt to offset some of these energy needs and, due to advances in efficiency, we believe that our products will require less energy throughout their useful life than competing products.
Our Culture
Three guiding stars define our priorities for the culture of Lucid: safety, diversity and employee growth.
Safety.   We have instilled an expectation for safety in our workplace. As a manufacturing company, we train our people for safety and maintain policies and procedures to explain the rules to our workers. During the unprecedented global pandemic due to COVID-19, we have maintained protocols that are more conservative than CDC guidelines, enabled remote work where possible, and observed strict requirements for personal protective equipment, social distancing, and low employee density at our facilities in an effort to keep our team safe.
Diversity.   We are committed to cultivating a diverse company to enhance our culture and position the Company for improved success. Our CEO has communicated to the entire company regarding support for, diversity, equal opportunity and racial justice. We offer education and training resources to combat complacency and engage our entire team’s support for racial justice and diversity. We have also formed diverse employee groups to facilitate conversations and provide an opportunity for employees to voice their perspectives. Our Company boasts employees from more than 35 countries of origin, with more than 50 languages spoken across the Company. We believe that our culture inspires passionate innovators to join Lucid from around the world, positioning us to influence positive change both within the company and externally through our work and the quality of our product offerings.
Employee Growth.   We take great strides to train and provide opportunities for growth to our employees. For example, sales and manufacturing employees receive 85 hours or more in entry-level training. We maintain career bands to support employee advancement and offer online learning tools to support employee self-development.
Compliance
Lucid is implementing a robust compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance and a reporting hotline which enables employees and service providers to share allegations of any legal or ethical matters on an anonymous basis.

MANAGEMENT AFTER THE BUSINESS COMBINATION
The following sets forth certain information, as of May 1, 2021, concerning the persons who are expected to serve as directors and executive officers of Lucid Group following the Closing and assuming the election of the director nominees at the special meeting as set forth in “Proposal No. 5 — The Director Election Proposal.”
Name	Age	Title
Peter Rawlinson	63	Chief Executive Officer and Chief Technology Officer and Director Nominee
Sherry House	49	Chief Financial Officer
Eric Bach	48	Senior Vice President, Product and Chief Engineer
Michael Bell	54	Senior Vice President, Digital
Turqi Alnowaiser	44	Director Nominee
Glenn R. August	59	Director Nominee
Frank Lindenberg	57	Director Nominee
Andrew Liveris	66	Director Nominee
Nichelle Maynard-Elliott	52	Director Nominee
Tony Posawatz	61	Director Nominee
Janet Wong	62	Director Nominee
		Director Nominee
Executive Officers
Peter Rawlinson.   Peter Rawlinson has served as the Chief Executive Officer and Chief Technology Officer and as a director of Lucid since April 2019. He previously served as Lucid’s Chief Technology Officer from 2013 to April 2019. Prior to joining Lucid, Mr. Rawlinson was Vice President of Vehicle Engineering and Chief Engineer of the Model S at Tesla, Inc., where he led the engineering of the Model S from a clean sheet to production readiness while building the engineering team. Mr. Rawlinson was formerly Head of Vehicle Engineering at Corus Automotive, an advanced engineering consulting firm, Chief Engineer of Advanced Engineering at Lotus Cars and Principal Engineer of Advanced Body Structures at Jaguar Cars. Mr. Rawlinson holds a BSc from Imperial College, University of London.
Mr. Rawlinson is qualified to serve as a director due to his experience as Lucid’s Chief Executive Officer and Chief Technology Officer, as well as his extensive technical and operational expertise and experience in the automotive industry and the electric vehicle industry in particular.
Sherry House.   Sherry House has served as Lucid’s Chief Financial officer since May 2021. Before joining Lucid, Ms. House served as the Treasurer & Head of Investor Relations at Waymo LLC, an autonomous vehicle technology company, from July 2020 to April 2021, the Director of Corporate Development from January 2019 to June 2020, and the Director of Business & Corporate Finance from August 2017 to January 2019. Prior to Waymo, she served as Vice President of Corporate Development at Visteon Corporation, an automotive electronics supplier, from December 2016 to August 2017 and as Managing Director at Deloitte Corporate Finance LLC, a global professional services firm, from November 2014 to December 2016, and as Senior Vice President from May 2011 to November 2014. Ms. House also previously held high level positions at GTCR, Alta Partners, and General Motors. Ms. House holds a B.S. in Mechanical Engineering and Industrial Engineering from Kettering University and an M.M.E. and an M.B.A. from the University of Michigan.
Eric Bach.   Eric Bach has served as Lucid’s Senior Vice President, Product and Chief Engineer since February 2021. Mr. Bach previously served as Lucid’s Vice President, Hardware Engineering from September 2018 to February 2021 and as Senior Director, Body Engineering from April 2015 to August 2018. Prior to joining Lucid, Mr. Bach was Director of Engineering at Tesla, Inc. from January 2012 to March 2015. From 2000 to 2015, he served in a variety of engineering and program leadership roles at

Volkswagen AG in both Germany and the United States. Mr. Bach holds a Diplom-Ingenieur degree from Friedrich-Alexander University in Erlangen, Germany.
Michael Bell.   Michael Bell has served as Lucid’s Senior Vice President, Digital since February 2021, and served as a consultant to Lucid from August 2020 to February 2021. Prior to joining Lucid, Mr. Bell served as Chief Technology Officer of electric vehicle startup Rivian, LLC from June 2019 until February 2020, and as the Chief Executive Officer and President of Silver Spring Networks, Inc., a networking platform and solutions provider for smart energy networks, from September 2015 until January 2018. Previously, from 2010 to 2015 he held various roles at Intel Corporation, a multinational technology corporation specializing in the production of semiconductor chips, including Corporate Vice President New Devices Group, Corporate VP Mobile and Communications Group and Corporate Vice President Ultra Mobility Group, and was head of Product Development at Palm, Inc. from 2007 to 2010. He worked at Apple, Inc. from 1991 to 2007 and played significant roles in development of Apple iPhone, iMac, AirPort and Apple TV products, serving as Vice President, CPU Software from 2002 to 2007. Mr. Bell has served on the board of directors of iRobot Corporation, a leading consumer robotics company, since March 2016. He holds a B.S. from the University of Pennsylvania.
Non-Executive Director Nominees
Turqi Alnowaiser.   Turqi Alnowaiser has served as a member of Lucid’s board of directors since April 2019. Mr. Alnowaiser has served as Head of International Investments at the Public Investment Fund of the Kingdom of Saudi Arabia, one of the largest sovereign wealth funds in the world, since October 2016. Mr. Alnowaiser previously served as Senior Advisor at the Public Investment Fund from October 2015 to September 2016, prior to which he held several executive roles at Saudi Fransi Capital, a leading financial services firm based in Saudi Arabia, including as Head of Asset Management. Before his career at Saudi Fransi Capital, Mr. Alnowaiser specialized in developing, managing, and regulating various financial products across asset classes at Morgan Stanley, the Capital Market Authority of Saudi Arabia, and the Saudi Industrial Development Fund. Mr. Alnowasier has served on the board of directors of Hapag-Lloyd AG, an international shipping and container transportation company, since February 2018. Mr. Alnowasier holds a B.A. in International Business from King Saud University and an M.B.A. from the University of San Francisco.
Mr. Alnowaiser is qualified to serve as a director due to his extensive experience investing in and leading global enterprises, his deep business and financial expertise, and his experience overseeing Lucid’s growth as a member of Lucid’s board of directors.
Glenn R. August.   Glenn R. August is a member of Churchill’s board of directors and is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors, a leading alternative investment firm. Mr. August has been with the firm for over 30 years, as he co-founded the predecessor investment firm to Oak Hill Advisors in 1987 and took responsibility for its credit and distressed investment activities in 1990. Since 1996, Mr. August has co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He has played leadership roles in numerous restructurings and, since 1987, has served on numerous corporate boards. Mr. August has served on the board of directors of MultiPlan, Inc., a healthcare cost management solution company, since 2020, OHA Investment Corp, a specialty finance company, since 2014 and also serves on the boards of directors of the following special purpose acquisition companies: Churchill Capital Corp II, Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Corp VII. Mr. August also serves on the boards of trustees of Horace Mann School and The Mount Sinai Medical Center, and on the boards of directors of the Partnership for New York City and the 92nd St. Y. Mr. August holds a B.S. from Cornell University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
Mr. August is qualified to serve as a director due to his extensive experience overseeing a wide range of public companies and his deep financial knowledge.
Frank Lindenberg.   Frank Lindenberg served as the Chief Financial Officer of Mercedes-Benz Cars, a division of Daimler AG, a global automotive company, from April 2012 to March 2020, and as Chief Financial Officer and a member of the Board of Management of Mercedes-Benz AG, a subsidiary of Daimler

AG, from October 2019 to March 2020. Mr. Lindenberg holds a Diplom Oeconom degree from the University of Hanover in Hanover, Germany.
Mr. Lindenberg is qualified to serve as a director due to his experience leading a global automaker, his financial management expertise and his deep knowledge of the automotive industry.
Andrew Liveris.   Andrew Liveris has served as chairman of Lucid’s board of directors since April 2019. Previously, Mr. Liveris served as the Chairman and CEO of The Dow Chemical Company, a chemical corporation, from November 2004 to July 2018 and as the Executive Chairman of DowDuPont Inc., a chemical corporation, from September 2017 to July 2018. Mr. Liveris also serves on the boards of directors of International Business Machines Corp., a technology company, Saudi Arabian Oil Co., an oil exploration company, NOVONIX Limited, a battery materials and technology company, WorleyParsons Limited, an engineering company, and numerous other private companies. He is also on the advisory board of Sumitomo Mitsui Banking Corporation and NEOM, an initiative of Saudi Vision 2030. Mr. Liveris holds a B.S. in Chemical Engineering from the University of Queensland and received an honorary Ph.D. in Science from his alma mater in 2005. Mr. Liveris was appointed as a special advisor to the Public Investment Fund.
Mr. Liveris is qualified to serve as a director due to his decades of experience leading and overseeing large, complex global industrial enterprises, his knowledge of the technology, energy and chemical sectors, and his experience overseeing Lucid’s growth as chairman of Lucid’s board of directors.
Nichelle Maynard-Elliott.   Nichelle Maynard-Elliott has served as a director of Element Solutions Inc, a specialty chemicals company, since August 2018. Ms. Maynard-Elliott previously served as the Executive Director, M&A, for Praxair, Inc., a leading industrial gases and engineering company, from July 2011 to May 2019, and as Assistant General Counsel and Senior Counsel at Praxair from July 2007 to 2011 and 2003 to 2007, respectively. She holds a B.A. in Economics from Brown University and a J.D. from Columbia University School of Law.
Ms. Maynard-Elliott is qualified to serve as a director because of her experience overseeing complex enterprises as a public company director, her experience evaluating business strategies and investment opportunities, and her extensive legal and financial management expertise.
Tony Posawatz.   Anthony “Tony” Posawatz has served as a member of Lucid’s board of directors since April 2019. Mr. Posawatz has also served as President and Chief Executive Officer of Invictus iCAR (innovation Consulting Advisory Resources) LLC, a company focusing on automotive-technology advancement, since August 2013. He formerly led vehicle development of the Chevrolet Volt at General Motors and served as the President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. Mr. Posawatz currently serves a director of Beam Global, a manufacturer and retailer of solar electric vehicle charging stations. He also serves as a board member and advisory board member to numerous private companies. Mr. Posawatz holds a B.S. in Mechanical Engineering from Wayne State University and an M.B.A. from Dartmouth College, Tuck School of Business.
Mr. Posawatz is qualified to serve as a director because of his expertise in electric vehicle and other mobility technologies, his experience bringing electric vehicles to market, his knowledge of the global automotive industry and his experience overseeing Lucid’s growth as a member of Lucid’s board of directors.
Janet S. Wong.   Janet Wong is a licensed Certified Public Accountant with more than 30 years of public accounting experience. Ms. Wong is a partner (retired) with KPMG LLP, an international professional services firm, where she served as a National Industry Practice Lead Partner. She also served as a Partner at Grant Thornton LLP, a leading professional services firm, where she was the Central Region Corporate and Partnership Services Lead Partner. Ms. Wong has served as a director of Enviva Partners, a global energy company, since May 2015, Allegiance Bancshares, Inc., a commercial banking organization, since April 2020 and Lumentum Holdings, Inc., a manufacturer of innovative optical and photonic products, since September 2020. She served on the advisory board of Big Controls Inc., a business intelligence and analytics company, from May 2016 to May 2020. Ms. Wong has served as a National Executive Advisor for Ascend, a non-profit professional business organization that enables its members, corporate partners and community to realize the leadership potential of Asians in global corporations, since 2013. She is on the Board of Trustees for the Computer History Museum, the Louisiana Tech University Foundation Board and the

College of Business Advisory Board, where she was awarded Emeritus status for her twenty-plus-year tenure. She holds an Master of Professional Accountancy from Louisiana Tech University and an Master of Taxation from Golden Gate University.
Ms. Wong is qualified to serve as a director because of her many years of public accounting experience serving global companies, her deep financial and risk management expertise, and her experience advising sophisticated enterprises in the consumer markets, energy, manufacturing and technology sectors.
Corporate Governance
Upon the consummation of the business combination, Lucid Group anticipates the initial size of the board of directors will be nine (9). Each director nominee will be voted upon by Churchill’s stockholders at the special meeting.
Controlled Company Exemption
Upon the Closing, Lucid’s majority shareholder, Ayar, will hold 62.6% of Lucid Group Common Stock, assuming that no public stockholders exercise their redemption rights in connection with the Transactions and subject to certain other assumptions as set forth under “Beneficial Ownership of Securities.” As a result, Lucid Group will be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a)  a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Lucid currently intends to rely on certain of these exemptions from the corporate governance requirements of Nasdaq. As a result, Churchill’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq corporate governance requirements. In the event that Lucid Group ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, it will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Churchill and the Business Combination — Following the business combination, Lucid Group will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. Lucid Group’s stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.” Ayar will also have the ability to nominate five of the nine directors to the Lucid Group board of directors.
Board of Directors
Lucid Group’s business and affairs will be organized under the direction of the board of directors. The board of directors of Lucid Group will consist of nine (9) members upon the consummation of the business combination. Andrew Liveris will serve as Chairman of the board of directors of Lucid Group. The primary responsibilities of the board of directors of Lucid Group will be to provide oversight, strategic guidance, counseling and direction to management. The board of directors of Lucid Group will meet on a regular basis and additionally, as required.
Director Independence
Nasdaq rules generally require that independent directors must comprise a majority of listed company’s board of directors. As a controlled company, Lucid Group will be largely exempt from such requirements. Upon the consummation of the business combination, the board of directors of Lucid Group is expected to determine that each of the directors on the board of directors of Lucid Group other than                will qualify as an independent director, as defined under the listing rules of Nasdaq, and the board of directors of Lucid Group will consist of a majority of independent directors, as defined under the rules of the SEC and the listing rules of Nasdaq relating to director independence requirements.

Family Relationships
There are no family relationships among any of the individuals who shall serve as directors or executive officers of Lucid Group following the consummation of the business combination.
Role of Board in Risk Oversight
The board of directors of Lucid Group will have extensive involvement in the oversight of risk management related to Lucid Group and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing Lucid Group’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Lucid Group’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.
Committees of the Board of Directors
The board of directors of Lucid Group will have an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below upon completion of the business combination. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.
Audit Committee
Following the consummation of the Transactions and subject to the approval of the board of directors of Lucid Group, the audit committee is expected to consist of        ,         and        , with         serving as chairperson. The board of Lucid Group is expected to determine (i) that each of        ,         and        satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC and (ii) that         qualifies as an “audit committee financial expert” as defined in the SEC rules and regulations and satisfies the financial sophistication requirements of Nasdaq. The audit committee of Lucid Group will be responsible for, among other things:
•
selecting and hiring Lucid Group’s registered public accounting firm;

•
evaluating the performance and independence of Lucid Group’s registered public accounting firm;

•
approving the audit and pre-approving any non-audit services to be performed by Lucid Group’s registered public accounting firm;

•
reviewing the integrity of Lucid Group’s financial statements and related disclosures and reviewing Lucid Group’s critical accounting policies and practices;

•
reviewing the adequacy and effectiveness of Lucid Group’s internal control policies and procedures and Lucid Group’s disclosure controls and procedures;

•
overseeing procedures for the treatment of complaints relating to accounting, internal accounting controls or audit matters;

•
reviewing and discussing with management and the registered public accounting firm the results of the annual audit, Lucid Group’s quarterly financial statements and Lucid Group’s publicly filed reports;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
reviewing and approving in advance any proposed related-person transactions; and

•
preparing the audit committee report that the SEC requires in Lucid Group’s annual proxy statement.

Compensation Committee
Following the consummation of the Transactions and subject to the approval of the board of directors of Lucid Group, the compensation committee is expected to consist of        ,         and        , with         serving as chairperson. The board of Lucid Group is expected to determine that each of        ,         and         satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The compensation committee of Lucid Group will be responsible for, among other things:
•
determining, or recommending to the board of directors for determination, the compensation of Lucid Group’s executive officers, including the chief executive officer;

•
overseeing and setting compensation for the members of the board of directors;

•
administering Lucid Group’s equity compensation plans;

•
overseeing Lucid Group’s overall compensation policies and practices, compensation plans, and benefits programs; and

•
preparing the compensation committee report that the SEC will require in Lucid Group’s annual proxy statement.

Nominating and Corporate Governance Committee
Following the consummation of the Transactions and subject to the approval of the board of directors of Lucid Group, the compensation committee is expected to consist of        ,         and        , with         serving as chairperson. The board of Lucid Group is expected to determine that each of        ,         and         satisfies the requirements for independence under the rules and regulations of Nasdaq and the SEC. The nominating and corporate governance committee will be responsible for, among other things:
•
evaluating and making recommendations regarding the composition, organization and governance of the board of directors and its committees;

•
reviewing and making recommendations with regard to Lucid Group’s corporate governance guidelines and compliance with laws and regulations;

•
reviewing conflicts of interest of Lucid Group’s directors and officers and proposed waivers of Lucid Group’s corporate governance guidelines and code of business conducts and ethics; and

•
evaluating the performance of the board of directors and its committees.

The audit, compensation, and nominating and corporate governance committees of Lucid Group will each operate under a written charter to be effective prior to the completion of the business combination that satisfies the applicable rules and regulations of Nasdaq and the SEC.
Lucid Group intends to post the charters of its audit, compensation and nominating and corporate governance committees, and any amendments thereto that may be adopted from time to time, on its website. Information on or that can be accessed through such website is not part of this proxy statement/prospectus. The board of directors may from time to time establish other committees.
Code of Business Conduct and Ethics
Prior to the completion of the business combination, Lucid Group will adopt a code of business conduct and ethics that will apply to all of its employees, officers, and directors, including its executive officers. Upon the completion of the business combination, the full text of the code of business conduct and ethics will be available on the investor relations page on Lucid Group’s website. Lucid Group intends to post any amendment to its code of business conduct and ethics, and any waivers of its requirements, on its website or in filings under the Exchange Act to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Information on or that can be accessed through such website is not part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of Lucid Group’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board of directors.
Involvement in Certain Legal Proceedings
Tony Posawatz, a director of Lucid and a director nominee, served as President and Chief Executive Officer of Fisker Automotive from 2012 to 2013. In late 2013, after Mr. Posawatz had left his position, Fisker Automotive filed for bankruptcy protection.
During the past ten years, except as noted above, to the registrant’s knowledge, no executive officer or person nominated to become a director or an executive officer of Lucid Group:
1.
had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing, except as noted above;

2.
was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other similar minor offenses);

3.
was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from or otherwise limiting his/her involvement in any of the following activities:

a.
acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.
engaging in any type of business practice; or

c.
engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

4.
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(a) above, or to be associated with persons engaged in any such activity; or

5.
was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation paid to Lucid’s principal executive officer during Lucid’s fiscal year ended December 31, 2020 and Lucid’s two other most highly compensated executive officers during the fiscal year ended December 31, 2020 (collectively, the “NEOs”).
2020 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter Rawlinson Chief Executive Officer and Chief Technology Officer	2020	468,077	210,000	—	—	678,007
Eric Bach Senior Vice President, Product and Chief Engineer	2020	346,731	100,000	691,220	—	1,137,951
Michael Smuts Vice President, Finance	2020	306,000	115,000	158,614	38,447	618,061

(1)
Effective as of April 13, 2020, Lucid implemented a reduction in salary for the NEOs for 12 weeks in response to the COVID-19 pandemic. During such time, Lucid reduced the bi-weekly salary payments of the NEOs by 20% for Mr. Rawlinson and 15% for Mr. Bach and Mr. Smuts. Salaries were reinstated 12 weeks later. Amounts in this column reflect those temporary reductions.

(2)
Mr. Smuts’ bonus payment includes his 2020 bonus of $80,000, paid in 2021, and a sign-on bonus of $35,000, which was subject to repayment to Lucid if Mr. Smuts had voluntarily resigned from his employment or was terminated for “cause” before January 13, 2021.

(3)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for all stock option awards granted in 2020.

(4)
Amounts under the “All Other Compensation” column for Mr. Smuts includes relocation services paid by Lucid totaling $35,447 and a relocation allowance payment of $3,000.

Narrative Disclosure to the Summary Compensation Table
Executive Offer Letters
Lucid entered into offer letters with Messrs. Rawlinson, Bach and Smuts each of which provide for at-will employment and provides for no specified term of employment. In addition, as a condition of their employment, each of the NEOs is required to sign a Confidential Information and Invention Assignment Agreement which includes, among other provisions, a 24-month post-employment non solicit of employees and customers, a perpetual confidentiality covenant and an assignment of inventions provision.
In addition, each of the NEOs is a party to the Atieva USA, Inc. Severance Benefit Plan which is described more fully below in the section entitled “— Termination and Change in Control Benefits”.
In addition, as described in the Summary Compensation Table above, Mr. Smuts’ offer letter provided for a sign-on bonus of $35,000, which amount was subject to repayment to Lucid if he resigned from his employment or was terminated by Lucid for “cause” before January 13, 2021, which was the first anniversary of his hire date. Mr. Smuts was also entitled to relocation benefits, which is also described in the Summary Compensation Table above.
Annual Bonus Compensation
In 2020, Messrs. Rawlinson, Bach and Smuts were eligible to earn annual cash bonuses targeted at 50%, 30% and 30%, respectively, of their base salaries. Mr. Smuts’ annual cash bonus was pro-rated because he joined Lucid in mid-January 2020. For 2020, in response to the COVID-19 pandemic, the Compensation Committee determined that the annual cash bonuses would be paid out at less than target. The actual cash bonus awarded to the NEOs in respect of 2020 is set forth in the “Bonus” column of the Summary Compensation Table above.
CEO Transaction Bonus
In recognition of Mr. Rawlinson’s efforts on the contemplated merger, the board of directors of Lucid approved a $2 million transaction bonus payable to Mr. Rawlinson, subject to: (i) the closing of the merger, (ii) Mr. Rawlinson’s continued employment through the closing date and (iii) Mr. Rawlinson not giving notice of his intent to resign on or before the closing date. The transaction bonus will be paid to Mr. Rawlinson on Lucid Group’s first regularly scheduled payroll date after the closing.
Equity Awards
During 2020, the Compensation Committee approved grants of options to Messrs. Bach and Smuts with a grant date fair value of $691,220 and $158,614, respectively. The options for Mr. Bach are scheduled to vest ratably in forty-eight (48) equal monthly installments over four years, subject to continued employment through each applicable vesting date. The options for Mr. Smuts vest over four (4) years, with 25% vesting on the one-year anniversary of his hire date and the remaining 75% vesting in thirty-six (36) equal monthly installments thereafter.
Other Compensation
Retirement
Lucid maintains a 401(k) retirement savings plan for its employees in the United States, including the NEOs, who satisfy certain eligibility requirements. Lucid’s NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees.
Employee Benefits and Perquisites
All of Lucid’s full-time employees, including the NEOs, are eligible to participate in Lucid’s health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.
Lucid also provided relocation services and a relocation allowance payment to Mr. Smuts in the amounts set forth in the Summary Compensation Table above. In addition, Lucid pays for the life insurance premiums for the NEOs in the amounts set forth in the Summary Compensation Table above.
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning unexercised options for the NEOs as of the end of Lucid’s fiscal year ended December 31, 2020.
OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Peter Rawlinson Chief Executive Officer and Chief Technology Officer	99,000	—	0.47	05/02/2023
	1,662,412	—	0.97	04/16/2025
	2,812,500(1)	187,500(1)	2.19	04/21/2029

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Eric Bach Senior Vice President, Product and Chief Engineer	149,990	—	0.97	06/01/2025
	5,000	—	1.43	12/16/2025
	325,000(1)	75,000(1)	2.19	04/21/2029
	102,083(2)	597,917(2)	2.45	07/15/2030
Michael Smuts Vice President, Finance	0	150,000(1)	2.45	01/15/2030

(1)
The options vest as follows:

(i) For Mr. Rawlinson, forty-eight (48) equal monthly installments beginning on April 1, 2017.
(ii) For Mr. Bach, in forty-eight (48) equal monthly installments beginning on October 1, 2017.
(iii) For Mr. Smuts, 25% on the first anniversary of January 13, 2020, and the remainder in thirty-six (36) equal monthly installments thereafter.
(2)
The options vest in forty-eight (48) equal monthly installments beginning on April 1, 2020.

Termination and Change in Control Benefits
Each of Lucid’s NEOs is a party to the Atieva USA, Inc. Severance Benefit Plan (the “Severance Plan”). Under the terms of the Severance Plan, Mr. Rawlinson is entitled to receive the following in the event of a termination without “cause” or on a “constructive termination” (as each such term is defined in the Severance Plan): (i) a continuation of his base salary for 12 months, (ii) COBRA continuation premium payments for Mr. Rawlinson and his dependents for 12 months, and (iii) accelerated vesting of 25% of Mr. Rawlinson’s outstanding equity awards plus an additional 5% for each year of his service, which accelerated vesting shall not exceed a maximum of 50% of unvested equity and shall not be duplicative of any vesting acceleration otherwise provided for in any other agreement in connection with a qualifying termination that is not due to a change in control. In the event Mr. Rawlinson is terminated within 3 months prior to or 12 months following a change in control (a “Change in Control Termination”), he is entitled to the accelerated vesting of 100% of his unvested equity awards.
Under the terms of the Severance Plan, Messrs. Bach and Smuts are entitled to receive the following in the event of a termination without “cause” or upon a “constructive termination”: (i) a continuation of their base salary for 6 months (or 9 months in the event of a Change in Control Termination), (ii) COBRA continuation premium payments for Messrs. Bach and Smuts and their dependents for 6 months (or 9 months in the event of a Change in Control Termination), and (iii) accelerated vesting of 25% of their outstanding equity awards plus an additional 5% for each year of service, which accelerated vesting shall not exceed a maximum of 50% of unvested equity and shall not be duplicative of any vesting acceleration otherwise provided for in any other agreement in connection with a qualifying termination that is not due to a change in control. In the event of a Change in Control Termination, each of Messrs. Bach and Smuts is entitled to the accelerated vesting of 75% of his unvested equity awards.
Equity Compensation Plans
2009 Share Plan of Atieva, Inc. and the 2014 Share Plan of Atieva, Inc.
Lucid’s board and its stockholders approved the 2009 Share Plan of Atieva, Inc. and the 2014 Share Plan of Atieva, Inc. (collectively, the “Prior Plans”) under which there were 28,902,156 options outstanding as of January 21, 2021. As of January 21, 2021, no awards will be granted under the Prior Plans.

Atieva, Inc. 2021 Stock Incentive Plan
Lucid’s board adopted, and Lucid’s shareholders approved, the 2021 Stock Incentive Plan in January 2021 and amended it in February 2021 (as amended, the “2021 Plan”) to increase its share reserve amount. The aggregate number of Lucid Common Shares reserved for issuance pursuant to awards under the 2021 Plan is equal to 47,534,042 shares.
Any employee, outside director or consultant of Lucid is eligible to receive an award under the 2021 Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules and regulations, or any accounting or tax rules and regulations. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, stock units, performance-based awards and cash awards. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.
Equity Compensation Plan Information
The following table summarizes Lucid’s equity compensation plan information as of December 31, 2020:
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	28,902,156	2.27	3,128,811
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	28,902,156	2.27	3,128,811
Equity Refresh Grants
The Compensation Committee approved equity “refresh” grants under the 2021 Plan on February 22, 2021 to certain executives of Lucid in connection with the contemplated merger, including an award of 250,000 Lucid RSUs to Mr. Bach and 100,000 Lucid RSUs to Mr. Smuts. These Lucid RSU awards are scheduled to vest quarterly over four years, subject to (i) the successful closing of the contemplated merger and meeting the minimum service period requirement of 375 days after such closing; and (ii) continued employment through each applicable vesting date. These awards are subject to potential acceleration, as further described above under “— Termination and Change in Control Benefits”.
2021 CEO Grant
In recognition of Mr. Rawlinson’s efforts on the contemplated merger and in order to incentivize and align Mr. Rawlinson with Lucid Group’s stockholders after the merger, the Board approved a special equity grant of 11,293,177 Lucid RSUs to Mr. Rawlinson (the “CEO RSU Award”), which will vest subject to: (i) the closing of the merger and (ii) (A) with respect to 5,232,507 of the RSUs, a time-vesting requirement (the “CEO Time-Based RSUs”) and (B) with respect to 6,060,670 of the RSUs, a performance-vesting requirement (the “CEO Performance RSUs”). The CEO Grant will be converted into an equivalent award with respect to Lucid Group Common Stock after the merger.
Subject to Mr. Rawlinson’s continued employment on each vesting date, the CEO Time-Based RSUs will vest in sixteen equal quarterly installments beginning on the first Vesting Date that is at least two months following the closing of the merger. For purposes of the CEO Time-Based RSUs, the Vesting Dates will be March 5, June 5, September 5 and December 5 of each year.
The CEO Performance RSUs will vest in five tranches based on the achievement of market capitalization goals applicable to each tranche (the “Performance Goals”) over any six-month period subject to

Mr. Rawlinson’s continued employment through the applicable vesting date. The six-month market capitalization is calculated based on (i) the volume weighted average trading price per share over any six month period multiplied by (ii) the average of the total number of outstanding shares of Lucid common stock reported in a public filing for the two most recently completely quarterly reporting periods. The six-month market capitalization target for each tranche is as follows:
•
Tranche 1: $23.5 billion

•
Tranche 2: $35.25 billion

•
Tranche 3: $47 billion

•
Tranche 4: $58.75 billion

•
Tranche 5: $70.5 billion

Any CEO Performance RSUs that have not vested within five years after the closing of the merger (such period, the “Performance Period”) will be forfeited. Upon a termination without “cause” or upon a “constructive termination” (as each such term is defined in the CEO Grant award agreement), the CEO Performance RSUs will remain outstanding and eligible to vest upon attainment of the Performance Goals for six months (or the end of the Performance Period, if sooner) following such termination of employment.
In the event of a change in control of Lucid Group following the closing of the merger, any unvested CEO Time-Based RSUs to the extent not assumed or substituted in connection with such change in control will vest subject to Mr. Rawlinson’s continued employment through the change in control or a termination without cause or constructive termination within thirty days of the change in control. If the CEO Time-Based RSUs are assumed or substituted in connection with the change in control, any unvested CEO Time-Based RSUs will vest if Mr. Rawlinson experiences a termination without cause or constructive termination within twelve months of the change in control. With respect to the CEO Performance RSUs, subject to Mr. Rawlinson’s continued service through the change in control, any unvested CEO Performance RSUs will vest on the change in control to the extent the per share deal price exceeds the relevant market capitalization goal. In addition, upon a private financing or public offering of Lucid Group’s common stock with proceeds of at least $1 billion, if the price per share implied by the financing exceeds the relevant market capitalization goal, the CEO Performance RSUs associated with such goal will vest.
Director Compensation
Tony Posawatz received compensation from PIF for his service as a director as described below. Lucid’s directors did not otherwise receive any additional compensation for their service in their capacity as directors in the year ended December 31, 2020.
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	All Other Compensation	Total ($)
Tony Posawatz	$150,000	$7,895(1)	$157,895

(1)
Represents the amount paid by PIF in respect of Saudi Arabian taxes owed by Mr. Posawatz.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “Lucid Group” refer to Churchill and its wholly owned subsidiaries after giving effect to the Transactions.
The unaudited pro forma condensed combined financial information of Lucid Group has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Churchill and Lucid adjusted to give effect to the Transactions and the other related events contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial information of Lucid Group also gives effect to other financing events consummated by Lucid that are not yet reflected in the historical financial information of Lucid and are considered material transactions separate from the Transactions.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical audited balance sheet of Churchill as of December 31, 2020 (as restated) with the historical audited consolidated balance sheet of Lucid as of December 31, 2020 on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on December 31, 2020.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Churchill from April 30, 2020 (date of inception) to December 31, 2020 (as restated) with the historical audited consolidated statement of operations and comprehensive loss of Lucid for the year ended December 31, 2020 on a pro forma basis as if the Transactions and the other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the historical audited financial statements of Churchill as of December 31, 2020 and for the period from April 30, 2020 (inception) to December 31, 2020 (as restated);

•
the historical audited consolidated financial statements of Lucid as of and for the year ended December 31, 2020; and

•
other information relating to Churchill and Lucid included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Transactions
Pursuant to the Merger Agreement, Merger Sub will merge with and into Lucid, with Lucid surviving the Merger. Lucid will become a wholly owned subsidiary of Churchill and Churchill will immediately be renamed “Lucid Group, Inc.” (“Lucid Group”). Upon the consummation of the Transactions, all holders of 450,871,194 issued and outstanding Lucid Common Shares will receive shares of Lucid Group Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio resulting in an estimated 1,178,126,508 shares of Lucid Group Common Stock to be immediately issued and outstanding as of the Closing and all holders of issued and outstanding Lucid Equity Awards will receive Lucid Group Awards covering an estimated 103,795,032 shares of Lucid Group Common Stock after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement:
•
the cancellation and conversion of all 437,182,072 issued and outstanding Lucid Preferred Shares into 437,182,072 Lucid Common Shares at the then-effective conversion rate as calculated pursuant to Lucid’s memorandum and articles of association;

•
the surrender and exchange of all 450,871,194 issued and outstanding Lucid Common Shares (including Lucid Common Shares resulting from the conversion of the Lucid Preferred Shares) into 1,178,136,508 shares of Lucid Group Common Stock as adjusted by the Exchange Ratio;

•
the cancellation and exchange of all 26,334,032 granted and outstanding vested and unvested Lucid Options into 68,810,134 Lucid Group Options exercisable for shares of Lucid Group Common Stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio; and

•
the cancellation and exchange of all 13,388,808 granted and outstanding vested and unvested Lucid RSUs into 34,984,898 Lucid Group RSUs for shares of Lucid Group Common Stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Exchange Ratio.

The determination of the 1,178,126,508 shares of Lucid Group Common Stock to be immediately issued and outstanding as of the Closing and the Lucid Group Awards covering an estimated 103,795,032 shares reserved for the potential future issuance of Lucid Group Common Stock is summarized below:
	Lucid Shares Outstanding As of December 31, 2020	Additional Lucid Shares Issued After December 31, 2020(1)(2)	Conversion of Lucid Preferred Shares into Common Shares	Lucid Shares Outstanding Prior to Closing	Lucid Group Shares held by Lucid shareholders Post Closing(3)
COMMON SHARES
Common Shares	10,889,451	2,799,671	437,182,072	450,871,194	1,178,126,508
PREFERRED SHARES
Series A Preferred Shares	12,120,000	—	(12,120,000)	—	—
Series B Preferred Shares	8,000,000	—	(8,000,000)	—	—
Series C Preferred Shares	22,532,244	—	(22,532,244)	—	—
Series D Preferred Shares	204,148,825	585,022	(204,733,847)	—	—
Series E Preferred Shares	113,877,589	75,918,392	(189,795,981)	—	—
Total Common and Preferred Shares	371,568,109	79,303,085	—	450,871,194	1,178,126,508
Lucid Options	23,431,671	2,902,361	—	26,334,032	68,810,134
Lucid RSUs	—	13,388,808	—	13,388,808	34,984,898
Total Lucid Awards	23,431,671	16,291,169	—	39,722,840	103,795,032
Total Lucid Shares and Awards	394,999,780	95,594,254	—	490,594,034	1,281,921,540

(1)
Reflects the capitalization activity of Lucid subsequent to the latest balance sheet date through the period ended April 30, 2021.

(2)
In February 2021, all 585,022 Lucid Warrants outstanding to purchase Lucid Series D Preferred Shares were exercised. Accordingly, there are no remaining Lucid Warrants outstanding.

(3)
Per the terms of the Merger Agreement, no fractional shares of Lucid Group Common Stock will be issued. Each holder of Lucid Shares entitled to a fraction of a share of Lucid Group Common Stock will have its fractional share rounded up or down to the nearest whole share. Each holder of Lucid Awards entitled to a fraction of a Lucid Group Award covering a share of Lucid Group Common Stock will have its fractional award rounded down to the nearest whole share.

Other Related Events in Connection with the Transactions
Other related events that are contemplated to occur in connection with the Transactions are summarized below:
•
the grant of 11,293,177 Lucid RSUs to Lucid’s CEO under the Lucid 2021 Plan (the “CEO RSU Award”). The CEO RSU Award will be comprised of (i) 5,232,507 Lucid RSUs subject to a performance condition which will be satisfied upon the Closing and service conditions that will be satisfied over 16 equal quarterly installments (the “CEO Time-Based RSUs”) and (ii) 6,060,670 Lucid RSUs subject to a performance condition which will be satisfied upon the Closing and market and service conditions that will be satisfied in five tranches based upon the achievement of certain market capitalization hurdles specified for each tranche set for Lucid Group in the post combination period and subject to the continuous employment of the CEO at each vesting date (the “CEO Performance RSUs”). The first four tranches of the CEO Performance RSUs are equal installments of 1,317,537 RSUs per tranche and the fifth tranche is the remaining 790,522 RSUs. During the first year following the Closing, Lucid Group may be required to withhold a number of shares and remit cash payments as necessary to settle to tax withholding obligations for vested awards as based on the fair value of its common stock on the settlement date. No tax withholding or cash remittances has been given effect in the pro forma financial information as the decision whether to net settle on behalf of the employee or execute a sell to-cover arrangement has not been determined;
•
the cash award of $2.0 million granted to Lucid’s CEO with a single vesting term based on a performance condition which will be satisfied upon the Closing (the “CEO Transaction Bonus”);

•
the grants of 2,101,631 Lucid RSUs to employees under the Lucid 2021 Plan in February 2021 and March 2021 with vesting terms based on a performance condition and a service condition. The performance condition will be satisfied upon the Closing. The service condition for 25% of the Lucid RSUs will be satisfied 375 days after the Closing and the remaining Lucid RSUs will be satisfied in equal quarterly installments thereafter, subject to continuous employment;

•
the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the Effective Time and the closing of the PIPE Investment;

•
the sale and issuance of 166,666,667 shares of Lucid Group Common Stock at a purchase price of $15.00 per share for an aggregate purchase price of $2,500.0 million pursuant to the PIPE Subscription Agreements entered in connection with the PIPE Investment;

•
during the Earnback Period following the Closing, the Sponsor will subject 17,250,000 shares of issued and outstanding Lucid Group Common Stock, comprised of three separate tranches of 5,750,000 shares per tranche, to potential forfeiture to Lucid Group for no consideration until the occurrence of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Shares are treated as contingently recallable in the pro forma financial information; and

•
during the Earnback Period following the Closing, the Sponsor will subject 14,283,333 warrants of issued and outstanding Lucid Group Warrants underlying Lucid Group Common Stock, comprised of three separate tranches of 4,761,111 shares per tranche, to potential forfeiture to Lucid Group for no consideration until the occurrence of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Warrants are treated as contingently recallable in the pro forma financial information.

Other Financing Events
Other financing events consummated by Lucid that are not yet reflected in the historical financial information of Lucid and are considered material transactions separate from the Transactions are summarized below:
•
the issuance and proceeds of the Note with the Sponsor for $1.5 million in February 2021;

•
the issuance and sale of 75,918,392 Lucid Series E Preferred Shares in February 2021 and April 2021 at a purchase price of approximately $7.90 per share for an aggregate purchase price of $600.0 million; and

•
the exercise of 585,022 warrants underlying Lucid Series D Preferred Shares in February 2021 at an exercise price of approximately $5.13 per share for an aggregate purchase price of $3.0 million.

Expected Accounting Treatment of the Transactions
We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.
Lucid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Lucid shareholders will have a relative majority of the voting power of Lucid Group;

•
The board of directors of Lucid Group will have nine members, and Lucid shareholders will have the ability to nominate the majority of the members of the board of directors;

•
Lucid’s senior management will comprise the senior management roles of Lucid Group and be responsible for the day-to-day operations;

•
Lucid Group will assume the Lucid name; and

•
The intended strategy and operations of Lucid Group will continue Lucid’s current strategy and operations to develop the next generation of electric vehicle technology.

The contingently forfeitable Sponsor Earnback Shares are expected to be accounted for as equity classified instruments upon the Closing as the Earnback Triggering Events that determine the number of Earnback Shares earned upon settlement or forfeited upon expiration only include events and adjustments that are considered solely indexed to the fair value of the Lucid Group Common Stock.
The accounting treatment of the Churchill warrants is being evaluated to assess if the instruments qualify as equity classified instruments or liability classified instruments upon the Closing. If the warrants are required to be accounted for as liabilities, then the warrants will be recognized as liabilities at fair value upon the Closing and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the Lucid Group consolidated statement of operations. We currently expect the private placement warrants held by the Sponsor to remain liability classified instruments upon the Closing. We also currently expect the public warrants to be reclassified from liability classified instruments to equity classified instruments upon the Closing. We expect to finalize our assessment of the accounting treatment prior to the Closing.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of Lucid Group upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Lucid Group following the completion of the Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Churchill and Lucid have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the Churchill stockholders approve the Transactions. Pursuant to the current certificate of incorporation, Churchill’s public stockholders may elect to redeem their public shares for cash even if they approve the Transactions. Churchill cannot predict how many of its public stockholders will exercise their right to redeem their public shares of Churchill’s Class A common stock for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Transactions, as follows:

•
Assuming No Redemptions — this scenario assumes that no public stockholders of Churchill exercise their redemption rights with respect to their public shares of Churchill’s Class A common stock for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions — this scenario assumes that 177,008,601 public shares of Churchill’s Class A common stock are redeemed for an aggregate payment of $1,770.1 million, which is derived from the number of shares that could be redeemed in connection with the Transactions at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020 and still satisfy the Available Closing SPAC Cash condition required to consummate the Transactions of at least $2,800.0 million, after giving effect to the proceeds from the PIPE Investment and before giving effect to the payment of the estimated transaction costs incurred in connection with the Transactions of $168.0 million, including deferred underwriting commissions from the Churchill IPO.

The following summarizes the pro forma Lucid Group Common Stock issued and outstanding immediately after the Transactions, presented under the two assumed redemption scenarios:
	Share Ownership in Lucid Group
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(4)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Lucid shareholders(1)	1,178,126,508	73.5%	1,178,126,508	82.6%
Churchill Sponsor(2)	51,750,000	3.2%	51,750,000	3.6%
Churchill public stockholders	207,000,000	12.9%	29,991,399	2.1%
PIPE Investors(3)	166,666,667	10.4%	166,666,667	11.7%
Total	1,603,543,175	100.0%	1,426,534,574	100.0%

(1)
Excludes an estimated 103,795,032 shares of Lucid Group Common Stock to be reserved for potential future issuance upon the exercise of Lucid Group Options or settlement of Lucid Group RSUs.

(2)
The 51,750,000 shares beneficially owned by the Sponsor is inclusive of the 17,250,000 Sponsor Earnback Shares, which will be restricted from transfer, subject to the occurrence of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Lucid Group for no consideration.

(3)
Reflects the sale and issuance of 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors at $15.00 per share, of which Ayar has agreed to purchase 13,333,333 of such shares.

(4)
Assumes maximum redemptions of 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of December 31, 2020.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the issued and outstanding public warrants issued in connection with the Churchill IPO as such securities are not exercisable until the later of 30 days after the Closing of the Transactions or 12 months from the closing of the Churchill IPO. There are also no adjustments for the issued and outstanding Lucid Group Awards underlying an estimated 103,795,032 shares reserved for the potential future issuance of Lucid Group Common Stock, as such events have not yet occurred.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
(in thousands)
					No redemption scenario			Maximum redemption scenario
	Historical Churchill (As Restated)	Historical Lucid	Other Financing Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash	$3,593	$614,412	$600,000	A	$2,070,086	D	$5,622,641	$(1,770,086)	N	$3,852,555
	—	—	3,000	B	2,500,000	E	—	—		—
	—	—	1,500	C	(167,950)	F	—	—		—
	—	—	—		(2,000)	G	—	—		—
Restricted cash, current portion	—	11,278	—		—		11,278	—		11,278
Accounts receivable, net	—	260	—		—		260	—		260
Short-term investments	—	505	—		—		505	—		505
Inventory	—	1,043	—		—		1,043	—		1,043
Prepaid expenses	938	21,840	—		—		22,778	—		22,778
Other current assets	—	13,218	—		—		13,218	—		13,218
Total current assets	4,531	662,556	604,500		4,400,136		5,671,723	(1,770,086)		3,901,637
Property, plant and equipment net	—	713,274	—		—		713,274	—		713,274
Cash and marketable securities held in trust account	2,070,086	—	—		(2,070,086)	D	—	—		—
Security deposits	—	3,901	—		—		3,901	—		3,901
Restricted cash, less current portion	—	14,728	—		—		14,728	—		14,728
Other noncurrent assets	—	8,222	—		—		8,222	—		8,222
TOTAL ASSETS	$2,074,617	$1,402,681	$604,500		$2,330,050		$6,411,848	$(1,770,086)		$4,641,762
LIABILITIES, PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$17,333	$—		$—		$17,333	$—		$17,333
Accrued compensation	—	16,197	—		—		16,197	—		16,197
Other accrued liabilities	1,447	146,083	—		—		147,530	—		147,530
Income taxes payable	81	—	—		—		81	—		81
Sponsor promissory notes	—	—	1,500	C	(1,500)	H	—	—		—
Other liabilities	—	5,670	—		—		5,670	—		5,670
Total current liabilities	1,528	185,283	1,500		(1,500)		186,811	—		186,811
Deferred underwriting fee payable	72,450	—	—		(72,450)	F	—	—		—
Convertible preferred share warrant liability	—	2,960	(2,960)	B	—		—	—		—
Warrant liability	142,201	—	—		2,755	H	82,048	—		82,048
	—	—	—		(62,928)	I	—	—		—
Other long-term liabilities	—	38,905	—		—		38,905	—		38,905
Income tax liabilities	—	234	—		—		234	—		234
Total liabilities	216,179	227,382	(1,460)		(134,103)		307,998	—		307,998

Unaudited Pro Forma Condensed Combined Balance Sheet — (continued)
As of December 31, 2020
(in thousands)
					No redemption scenario			Maximum redemption scenario
	Historical Churchill (As Restated)	Historical Lucid	Other Financing Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Commitments and contingencies
Lucid Preferred Shares	$—	$2,494,076	$600,000	A	$(3,094,076)	J	$—	$—		$—
Churchill’s Class A common stock subject to possible redemption	1,853,438	—	—		(1,853,438)	L	—	—		—
STOCKHOLDERS' EQUITY (DEFICIT):
Lucid Common Shares	—	1	—	B	44	J	—	—		—
	—	—	—		(45)	K	—	—		—
Churchill’s Class A common stock	2	—	—		(2)	L	—	—		—
Churchill’s Class B common stock	5	—	—		(5)	M	—	—		—
Lucid Group Common Stock	—	—	—		17	E	161	(18)	O	143
	—	—	—		118	K	—	—		—
	—	—	—		21	L	—	—		—
	—	—	—		5	M	—	—		—
Additional paid-in capital	68,461	38,115	5,960	B	2,499,983	E	7,462,582	(1,770,068)	O	5,692,514
	—	—	—		(95,500)	F	—	—		—
	—	—	—		(1,275)	H	—	—		—
	—	—	—		62,928	I	—	—		—
	—	—	—		3,094,032	J	—	—		—
	—	—	—		(73)	K	—	—		—
	—	—	—		1,853,419	L	—	—		—
	—	—	—		(63,468)	N	—	—		—
Accumulated deficit	(63,468)	(1,356,893)	—		63,468	N	(1,358,893)	—		(1,358,893)
	—	—	—		(2,000)	G	—	—		—
Total stockholders’ equity (deficit)	5,000	(1,318,777)	5,960		7,411,667		6,103,850	(1,770,086)		4,333,764
TOTAL LIABILITIES, PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,074,617	$1,402,681	$604,500		$2,330,050		$6,411,848	$(1,770,086)		$4,641,762

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except per share data)
					No redemption scenario			Maximum redemption scenario
	Historical Churchill (As Restated)	Historical Lucid	Other Financing Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$—	$3,976	$—		$—		$3,976	$—		$3,976
Cost of revenue	—	3,070	—		—		3,070	—		3,070
Gross profit	—	906	—		—		906	—		906
Operating expenses:
Research and development	—	511,110	—		37,925	BB	604,786	—		604,786
	—	—	—		55,451	CC	—	—		—
	—	—	—		300	DD	—	—		—
Selling, general and administrative	—	89,023	—		19,325	BB	424,269	—		424,269
	—	—	—		314,221	CC	—	—		—
	—	—	—		1,700	DD	—	—		—
Formation and operating costs	2,976	—	—		—		2,976	—		2,976
Total operating expenses	2,976	600,133	—		428,922		1,032,031	—		1,032,031
Loss from operations	(2,976)	(599,227)	—		(428,922)		(1,031,125)	—		(1,031,125)
Other income (expense), net:
Change in fair value of forward contracts	—	(118,382)	—		—		(118,382)	—		(118,382)
Change in fair value of convertible preferred share warrant liability	—	(1,205)	1,205	AA	—		—	—		—
Change in fair value of warrant liability	(58,779)	—	—		22,356	EE	(36,423)	—		(36,423)
Transaction costs	(2,168)	—	—		—		(2,168)	—		(2,168)
Interest expense	—	(64)	—		—		(64)	—		(64)
Interest earned on marketable securities held in trust account	531	—	—		(531)	FF	—	—		—
Unrealized loss on marketable securities held in trust account	5	—	—		(5)	FF	—	—		—
Other income (expense)	—	(690)	—		—		(690)	—		(690)
Total other expense, net	(60,411)	(120,341)	1,205		21,820		(157,727)	—		(157,727)
Loss before provision (benefit) for income taxes	(63,387)	(719,568)	1,205		(407,102)		(1,188,852)	—		(1,188,852)
Provision (benefit) for income taxes	81	(188)	—		—		(107)	—		(107)
Net loss and comprehensive loss	(63,387)	(719,380)	1,205		(407,102)		(1,188,745)	—		(1,188,745)
Deemed contribution related to repurchase of Lucid Series B Preferred Shares	—	1,000	—		(1,000)	GG	—	—		—
Deemed contribution related to repurchase of Lucid Series C Preferred Shares	—	12,784	—		(12,784)	GG	—	—		—
Net loss attributable to common stockholders	$(63,468)	$(705,596)	$1,205		$(420,886)		$(1,188,745)	$—		$(1,188,745)
Net loss attributable to common stockholders per share – basic and diluted	—	$(75.15)	—		—		$(0.94)	—		$(1.09)
Weighted average shares outstanding – basic and diluted	—	9,389,540	—		—		1,266,848,034	—		1,089,839,433
Net income per share, Class A common stock subject to possible redemption – basic and diluted	$—	—	—		—		—	—		—
Weighted average shares outstanding, Class A common stock subject to possible redemption – basic and diluted	188,268,610	—	—		—		—	—		—
Net loss per share, non-redeemable common stock – basic and diluted	$(1.02)	—	—		—		—	—		—
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	62,139,948	—	—		—		—	—		—

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.
Basis of Presentation

The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be presented as those of Lucid in future reports of Lucid Group.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives pro forma effect to the Transactions and the other events as if consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives pro forma effect to the Transactions and the other events as if consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the historical audited financial statements of Churchill as of December 31, 2020 and for the period from April 31, 2020 (inception) to December 31, 2020 (as restated);

•
the historical audited consolidated financial statements of Lucid as of and for the year ended December 31, 2020; and

•
other information relating to Churchill and Lucid included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lucid’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Lucid Group’s additional paid-in capital and are assumed to be cash settled.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The maximum redemption scenario takes into consideration the effects of adjustments to the unaudited pro forma condensed combined financial information presented under the minimum redemption scenario plus additional adjustments necessary to present the unaudited pro forma condensed combined financial information under the maximum redemption scenario.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:
(A)
Reflects the aggregated proceeds of $600.0 million from the issuance of 75,918,392 shares from additional issuances of Lucid Series E Preferred Shares in transactions which occurred, or are deemed probable of occurring, prior to Closing separate from the Transactions.
(B)
Reflects the exercise of the 585,022 Lucid Series D Preferred Shares warrants into 585,022 shares of Lucid Series D Preferred Shares in a transaction separate from the Transactions which occurred prior to Closing. The exercise of the Lucid Series D Preferred Shares warrants at an exercise price of $5.13 resulted in $3.0 million in proceeds to Lucid prior to the Closing.

(C)
Reflects the $1.5 million proceeds from the issuance of the Note. The Note may be converted into the Working Capital Warrants at a price of $1.00 per warrant at the option of the Sponsor.

(D)
Reflects the liquidation and reclassification of $2,070.1 million of investments held in the trust account to cash and cash equivalents that becomes available for general corporate use by Lucid Group.

(E)
Reflects the proceeds of $2,500.0 million from the sale and issuance of 166,666,667 shares of Lucid Group Common Stock, of which Ayar has agreed to purchase 13,333,333 of such shares, at a purchase price of $15.00 per share pursuant to the PIPE Subscription Agreements entered in connection with the PIPE Investment. Refer to tickmark (F) for the treatment of the associated transaction costs.

(F)
Represents the cash disbursement for the preliminary estimated direct and incremental transaction costs of $168.0 million incurred by Churchill and Lucid in connection with the Transactions and the PIPE Investment prior to, or concurrent with the Closing, including the deferred underwriting fees related to the Churchill IPO.

(G)
Reflects the $2.0 million cash disbursement for the CEO Transaction Bonus payable upon the Closing.

(H)
Reflects the assumed conversion of the $1.5 million Note due to the Sponsor into the Working Capital Warrants, which have terms identical to the terms of the private placement warrants.

(I)
Reflects the reclassification of Churchill’s warrant liability related to the public warrants to stockholders’ equity as the Churchill public warrants are currently expected to qualify for equity classification upon the Closing of the transaction.

(J)
Reflects the conversion of Lucid Preferred Shares into Lucid Common Shares on a one-to-one basis pursuant to the conversion rate immediately prior to the Effective Time.

(K)
Represents the issuance of 1,178,126,508 shares of Lucid Group Common Stock to holders of Lucid Common Shares at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization.

(L)
Reflects the reclassification of Churchill’s Class A common stock subject to possible redemption into permanent equity assuming no redemptions and immediate conversion of all 207,000,000 shares of Churchill’s Class A common stock into shares of Lucid Group Common Stock on a one-to-one basis in connection with the Transactions.

(M)
Reflects the conversion of all 51,750,000 shares of Churchill’s Class B common stock into shares of Lucid Group Common Stock on a one-to-one basis in connection with the Transactions.

(N)
Reflects the elimination of Churchill’s historical accumulated deficit with a corresponding adjustment to APIC for Lucid Group in connection with the reverse recapitalization at the Closing.

(O)
Represents the cash disbursed under the maximum redemptions scenario to redeem 177,008,601 public shares of Churchill’s Class A common stock in connection with the Transactions at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of December 31, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statement of operations for the year end December 31, 2020 were as follows:
(AA)
Reflects the elimination of the loss on convertible preferred share warrant liability as a result of the Lucid Series D Preferred Shares warrants being exercised and settled into Lucid Series D Preferred Shares in a transaction which occurred prior to the Closing separate from the Transactions.

(BB)
Represents the estimated share-based compensation expense for the Lucid RSUs granted in connection with the Transactions and for which the performance condition is deemed to be satisfied upon the Closing. The fair value of Lucid RSUs will be recognized using a graded vesting attribution method over the service period. The estimated grant date fair value of the Lucid RSUs was based on the estimated fair value of our underlying common shares as of the date of the grant using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded may differ from these estimates and such differences may be material.

(CC)
Represents the estimated stock-based compensation expense associated with the CEO Performance RSUs granted in connection with the Transactions for which the performance condition is deemed to be satisfied upon the Closing. The stock-based compensation expense was allocated between research and development expense and selling, general, and administrative expense based on the estimated time and efforts incurred by the CEO between research and development activities and selling, general, and administrative activities. The estimated grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. The estimated grant date fair value and the derived service period of the CEO Performance RSUs were based on a Monte Carlo simulation method (see footnote 4 for more information). The estimated grant date fair value and derived service periods were determined using preliminary valuation techniques with the most reliable information currently available. The actual compensation expense recorded may differ from this estimate and such difference may be material.

(DD)
Reflects the $2.0 million compensation expense for the CEO Transaction Bonus incurred upon the Closing.

(EE)
Reflects the elimination of the loss on Churchill’s warrant liability related to the public warrants as the Churchill public warrants are currently expected to qualify for equity classification upon the Closing of the transaction.

(FF)
Represents the elimination of investment income related to investments held in the trust account.

(GG)
Reflects the elimination of the deemed contributions related to the repurchase of Lucid Series B Preferred Shares and Lucid Series C Preferred Shares which is deemed to be converted into shares of Lucid Group Common Stock as of January 1, 2020.

3.
Net Loss per Share

Represents the net loss per share calculated using the pro forma basic and diluted weighted average shares outstanding of Lucid Group Common Stock as a result of the pro forma adjustments. As the Transactions are being reflected as if the reverse recapitalization had occurred on January 1, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share reflects (i) the historical Lucid Shares, as adjusted by the Exchange Ratio, outstanding as of the respective original issuance date and (ii) assumes that the new shares issuable relating to the Other Financing Events, as adjusted by the Exchange Ratio, and the Transactions have been outstanding as of January 1, 2020, the beginning of the earliest period presented. Under the maximum redemptions scenario, the public shares of Churchill’s Class A common stock assumed to be redeemed by Churchill public stockholders are eliminated as of January 1, 2020.

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The 17,250,000 Sponsor Earnback Shares are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends but does not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statement of operations reflects a net loss for the period presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnback Shares. The Sponsor Earnback Shares have also been excluded from basic and diluted pro forma net loss per share attributable to common stockholders as such shares of Lucid Group Common Stock are contingently recallable until the Earnback Triggering Events have occurred.
The unaudited pro forma condensed combined per share information has been presented under the two assumed redemption scenarios as follows:
	Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Numerator:
Net loss attributable to common shareholders – basic and diluted	$(1,188,745)	$(1,188,745)
Denominator:
Lucid shareholders	857,156,748	857,156,748
Vested CEO Time-Based RSUs	1,524,619	1,524,619
Churchill Sponsor	34,500,000	34,500,000
Churchill public stockholders	207,000,000	29,991,399
PIPE Investors	166,666,667	166,666,667
Weighted average shares outstanding – basic and diluted	1,266,848,034	1,089,839,433
Net loss per share attributable to common shareholders – basic and diluted	$(0.94)	$(1.09)
Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:
	Year Ended December 31, 2020
	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Private placement warrants	28,566,667	28,566,667
Public warrants	41,400,000	41,400,000
Working capital warrants	1,500,000	1,500,000
Lucid Group Options	68,810,134	68,810,134
Lucid Group RSUs	15,730,233	15,730,233
The 14,283,333 Sponsor Earnback Warrants are excluded from the pro forma anti-dilutive table as the underlying shares are contingently recallable until the Earnback Triggering Events have occurred.
The 15,836,530 Lucid Group RSUs expected to vest under the CEO Performance RSUs as adjusted by the Exchange Ratio are excluded from the pro forma anti-dilutive table as the underlying shares are contingently issuable until the market conditions have been satisfied.
4.
CEO Performance RSUs Valuation

The CEO Performance RSUs vest upon the achievement of a specified market condition for each tranche and the continued employment of Mr. Rawlinson at each vesting date. The estimated grant date fair value for each tranche of CEO Performance RSUs was determined by using the Monte Carlo simulation method with the following key assumptions:
Expected stock price:   The expected stock price is determined based on an assumed share price of Lucid Group Common Stock as of the Closing calculated based on the closing trading price of Churchill’s Class A common stock as of the grant date.
Expected volatility:   The expected volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Expected term:   The expected term for valuation of the CEO Performance RSUs is their contractual terms of five years. The expected term represents the period these awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules, and expectations of future employee behavior.
Expected dividend yield:   The expected dividend rate is zero as we currently have no history or expectation of declaring dividends.
The aggregate estimated grant date fair value of the CEO Performance RSUs is $272.1 million.
The derived service period under the Monte Carlo simulation method was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Share-based compensation expense associated with each of the five tranches under the CEO Performance RSUs will be recognized over the earlier of (i) derived service periods of each tranche and (ii) the date on which the market condition is satisfied, using the accelerated expense recognition method. The estimated derived service periods of the five tranches under the CEO Performance RSUs are estimated to be 0.72, 0.79, 1.72, 2.18 and 2.51 years, respectively.

LUCID’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Lucid’s management believes is relevant to an assessment and understanding of Lucid’s consolidated results of operations and financial condition. The discussion should be read together with the section entitled “Selected Historical Consolidated Financial Data of Lucid” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Lucid’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of Lucid and its subsidiaries prior to the consummation of the Transactions, which will be the business of Lucid Group and its subsidiaries following the consummation of the Transactions.
Overview
Lucid is a technology and automotive company with a mission to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around human experience. Our focus on in-house technological innovation and a “clean sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which we expect to go into production in the second half of 2021.
The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Through miniaturization of the key drive-train components, the Lucid Air is designed to deliver compelling performance and interior space with an exterior that is reminiscent of a high-performance sports car. We believe our drivetrain and battery pack technologies are significant differentiators and our battery technology has been driven more than twenty million real-world miles since Lucid’s inception. With our 900V+ electrical architecture, we expect that some variants of the Lucid Air will be able to achieve sufficient charge in approximately 20 minutes to travel 300 miles and have travel range in excess of 500 miles on a single charge. The Lucid Air is expected to be available in a variant with over 1,000 horsepower and the ability to travel from zero to 60 miles per hour in less than 2.5 seconds. We are also the supplier of battery technology for the premier EV racing series. We believe the Lucid Air will establish the bar for excellence across future Lucid products and experiences by fusing art and science to capture the potential of electrification.
The Lucid Air will be manufactured in-house at Lucid’s greenfield purpose-built electric vehicle manufacturing facilities in Casa Grande, Arizona, named Advanced Manufacturing Plant-1 (“AMP-1”) and Lucid Powertrain Manufacturing Plant (“LPM-1”). Upon completion of our facilities, our manufacturing footprint in Casa Grande is expected to exceed 1 million square feet on 495 acres. Our AMP-1 facility is designed with an initial output capacity to produce up to 34,000 vehicles annually, which we intend to scale up over time to a planned annual output capacity of approximately 365,000 vehicles per year. We are on track to start our production of the Lucid Air utilizing our AMP-1 facility in the second half of 2021.
Lucid expects to launch additional vehicles over the coming decade. Lucid has already commenced engineering and design work for Project Gravity, a luxury SUV that is expected to leverage the same platform and many of the technological advancements developed for the Lucid Air. Lucid expects to begin production of Project Gravity in 2023. After the Lucid Air and Project Gravity, Lucid plans to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes. Lucid further believes that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems.

We plan to sell our vehicles directly to consumers through both our retail store or gallery locations, which we refer to as “Studios,” and our online purchasing platform as we believe the direct-to-consumer sales model reflects today’s changing customer preferences. We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. As of February 28, 2021, Lucid has opened six retail stores and expects numerous additional stores to open in North America throughout 2021. We believe in owning our sales and service network in order to control our customers’ experience throughout their journey with Lucid. We are also in the process of establishing an in-house service footprint through brick-and-mortar service centers in various geographies and a planned mobile service fleet. In order to deliver excellent in-house and mobile services to our customers, we also plan to have an approved list of vetted and specially trained body shop technicians.
Our revenue to date has been generated solely from the sales of battery pack systems, supplies and related services. To date, we have not sold any vehicles, and we do not expect to begin commercial sales of our vehicles until the second half of 2021. We incurred net losses of $277.4 million and $719.4 million for the years ended December 31, 2019 and 2020, respectively, and we expect to incur significant net losses for the foreseeable future. We plan to make significant investments in capital expenditures to build and expand our manufacturing, sales and service facilities, hire a commercial sales team, and continue to invest in research and development. We expect that our existing cash and cash equivalents, in addition to the proceeds from the Transactions and the PIPE Investment, assuming no redemptions by Churchill stockholders, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus .
Key Factors Affecting Our Performance
We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”
Design and Technology Leadership
We believe we are positioned to be a leader in the electric vehicle market by unlocking the potential for advanced, high-performance, and long-range electric vehicles to co-exist. The Lucid Air is designed with race-proven battery pack technologies and robust performance together with a sleek exterior design and expansive interior space given our miniaturized key drivetrain components. We anticipate consumer demand for the Lucid Air based on its luxurious design, high-performance technology and sustainability leadership, and the growing acceptance of and demand for electric vehicles as a substitute for gasoline-fueled vehicles. Though not yet commercially available, we have received significant interest in the Lucid Air from potential customers. Through February 28, 2021, we have refundable reservations that reflect potential sales greater than $700 million.
Direct-to-Consumer Model
We plan to operate a direct-to-consumer sales and service model, which we believe will allow us to offer a personalized experience for our customers based on their purchase and ownership preferences. We expect to incur significant expenses in our sales and marketing operations as we prepare for commercialization of the Lucid Air, including to open Studios, hire a sales force, invest in marketing and brand awareness, and stand up a service center operation. As of February 28, 2021, we had opened six Studios in four locations in California and two locations in Florida. We are also developing company-owned service centers in our Silicon Valley and Beverly Hills Studios. By the end of 2021, we expect to open additional Studios in North America. We also intend to hire additional sales, customer service, and service centers personnel. We believe that investing in our direct-to-consumer sales and service model will be critical to deliver and service the Lucid electric vehicles we plan to manufacture and sell.
Establishing Manufacturing Capacity
Achieving commercialization and growth for each generation of electric vehicles requires us to make significant capital expenditures to scale our production capacity and improve our supply chain processes in the United States and internationally. We expect our capital expenditures to increase each year through 2023 as we continue our phased construction of our AMP-1 and LPM-1 facilities and international expansion and then to decrease in the subsequent years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and launch new electric vehicles, our ability to achieve sales and experience customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing facilities and our ability to enter new markets.
Technology Innovation
We develop in-house battery and powertrain technology, which requires us to invest a significant amount of capital in research and development. The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. To establish market share and attract customers from competitors, we plan to continue to make substantial investments in research and development for the commercialization and continued enhancements of the Lucid Air, the development of Project Gravity, and future generations of our electric vehicles and other products.
Components of Results of Operations
Revenue
To date, we have primarily generated revenue from the sales of battery pack systems, supplies and related services for vehicles to a single customer. We have identified the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. While our customer generally has the right to return defective or non-conforming products, product returns have been immaterial in past periods. We do not expect the sales from the battery pack systems for the world’s premier electric racing series to be material for the go-forward commercialized business.
Cost of Revenue
Cost of revenue related to battery pack systems, supplies and related services for electric vehicles primarily consists of direct parts and materials, shipping and handling costs, headcount related costs, such as salaries and related personnel expenses, including share-based compensation, and estimated warranty expenses related to battery pack systems. Cost of revenue also includes allocated overhead costs including depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, facilities, and information technology costs.
Once we have commenced commercial production of the Lucid Air, we expect to capitalize the cost to manufacture vehicles and expense these capitalized inventory costs when the vehicles are sold within cost of revenue. We have not capitalized any vehicle development costs to date.
Operating Expenses
Our operating expenses consist of research and development and selling, general and administrative expenses.
Research and Development
Our research and development efforts have primarily focused on the development of our battery and powertrain technology, the Lucid Air, Project Gravity and future generations of our electric vehicles. Research and development expenses consist primarily of materials, supplies and personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Research and development expenses also include professional services fees, allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

Selling, General, and Administrative
Selling, general, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Selling, general, and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees and other general corporate expenses. As we continue to grow as a company, build out our sales force, and commercialize the Lucid Air and planned future generations of our electric vehicles, we expect that our selling, general and administrative costs will increase.
We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.
Change in Fair Value of Contingent Forward Contracts
Our contingent forward contract provided the holder the right to purchase our Series D and E shares in future periods and was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our contingent forward contracts were recognized in the consolidated statements of operations and comprehensive loss. We do not expect to have continuing adjustments to the liability for changes in fair value as we have settled our contingent forward contracts in 2020.
Change in Fair Value of Convertible Preferred Share Warrant Liability
Our Series D convertible preferred share warrant liability was subject to remeasurement to fair valueI at each balance sheet date. Changes in the fair value of our convertible preferred share warrant liability were recognized in the consolidated statements of operations and comprehensive loss. We do not expect to have continuing adjustments to the liability for changes in fair value as all of our issued and outstanding convertible preferred share warrants were exercised as of March 2021.
Interest Expense
Interest expense consists primarily of the interest incurred on our convertible notes, which were outstanding and converted in 2019, and on our capital leases. Interest income consists primarily of interest income earned on our cash and cash equivalents.
Other Income (Expense)
Other income (expense), net consists primarily of foreign currency gains and losses and interest related to unrecognized tax benefits. Our foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. We expect our foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates.
Provision (benefit) for Income Taxes
Our provision (benefit) for income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.
Results of Operations
The following tables set forth our results of operations for the periods presented:
	Fiscal Year Ended December 31,
	2020	2019	$ change	% change
	(in thousands)
Revenue	$3,976	$4,590	$(614)	(13)%

	Fiscal Year Ended December 31,
	2020	2019	$ change	% change
	(in thousands)
Cost of revenue(1)	3,070	3,926	(856)	(22)%
Gross profit	906	664	242	36%
Operating expenses:
Research and development(1)	511,110	220,223	290,887	132%
Selling, general and administrative(1)	89,023	38,375	50,648	132%
Total operating expenses	600,133	258,598	341,535	132%
Loss from operations	(599,227)	(257,934)	(341,293)	132%
Other income (expense), net:
Change in fair value of contingent forward contracts	(118,382)	(15,053)	(103,329)	*nm
Change in fair value of convertible preferred share warrant liability	(1,205)	(406)	(799)	197%
Interest expense	(64)	(8,547)	8,483	(99)%
Other income (expense)	(690)	4,606	(5,296)	(115)%
Total other expense, net	(120,341)	(19,400)	(100,941)	*nm
Loss before provision (benefit) for income taxes	(719,568)	(277,334)	(442,234)	159%
Provision (benefit) for income taxes	(188)	23	(211)	*nm
Net loss and comprehensive loss	$(719,380)	$(277,357)	$(442,023)	159%

*nm — not meaningful
(1)
Includes share-based compensation expense as follows:

	Fiscal Year Ended December 31,
	2020	2019	$ change	% change
	(in thousands)
Cost of revenue	$213	$443	$(230)	(52)%
Operating expenses:
Research and development	3,724	4,770	(1,046)	(28)%
Selling, general and administrative	677	2,506	(1,829)	(270)%
Total share-based compensatin expense	$4,614	$7,719	$(3,105)	(40)%
Comparison of Years Ended December 31, 2020 and 2019
Revenue
Revenue decreased by $0.6 million, or (13)%, for 2020 compared to 2019 attributable to a decrease in sales of our battery pack systems and supplies for vehicles.
Cost of Revenue, Gross Profit and Gross Margin
Cost of revenue decreased by $0.9 million, or (22)%, for 2020 compared to 2019 primarily due to the reduction of sales of our battery pack systems and supplies for vehicles of $0.6 million and a reduction of our share-based compensation expense of $0.2 million. Gross profit and gross margin increased by $0.2 million, or 36%, and 8 percentage points, respectively, for 2020 compared to 2019 primarily due to a decrease in share-based compensation.

Operating Expenses
Research and development expense increased by $290.9 million, or 132%, for 2020 compared to 2019 primarily attributable to increases in materials and supplies expense of $163.5 million, personnel-related expenses of $68.4 million, professional services fees of $31.9 million, allocated facilities costs of $23.1 million, and other engineering, designing, and testing expenses of $4.1 million. The increase in the allocated facilities costs is attributable to increases in our allocated office and rent expense of $15.8 million, depreciation expense of $3.8 million, and other allocated overhead costs of $3.5 million.
Selling, general, and administrative expense increased by $50.6 million, or 132%, for 2020 compared to 2019 primarily attributable to increases in personnel-related expenses of $28.6 million, allocated facilities costs of $12.5 million, professional services fees of $5.4 million, and other general corporate expenses of $4.1 million. The increase in the allocated facilities costs is attributable to increases in our allocated office and rent expense of $7.8 million, depreciation expense of $2.4 million, and other allocated overhead costs of $2.3 million.
Change in Fair Value of Contingent Forward Contracts
We settled our Series D and E contingent forward contracts in 2020. We recorded losses of $118.4 million in 2020 due to the changes in fair value of the Series D and E contingent forward contracts upon the final settlement.
Change in Fair Value of Convertible Preferred Share Warrant Liability
We recorded losses of $1.2 million in 2020 due to the changes in fair value of the convertible preferred share warrant liability related to an increase in the fair value related to the outstanding convertible preferred share warrants.
Interest Expense
Interest expense decreased by $8.5 million, or (99)%, for 2020 compared to 2019 primarily attributable to the conversion of our Series D convertible notes into shares in April 2019.
Other Income (Expense)
Other income (expense), net decreased by $5.3 million, or (115)%, for 2020 compared to 2019 primarily attributable to foreign currency losses on transactions denominated in currencies other than the U.S. dollar, predominately the Euro, the Japanese Yen and the Korean Won.
Provision (Benefit) for Income Taxes
Provision (benefit) for income taxes was immaterial for the year ended December 31, 2020 and 2019. We have accumulated net operating losses at the federal and state level as we have not yet started commercial operations. We maintain a full valuation allowance against our net deferred tax assets. The income tax benefits shown above are primarily related to sales of our battery pack systems, supplies and related services for vehicles.
Liquidity and Capital Resources
Sources of Liquidity
Since inception, we have financed our operations primarily from the issuances of shares and convertible notes. As of December 31, 2020, we had $614.9 million of cash and cash equivalents and short-term investments. Subsequent to year end, we raised an additional $600.0 million from issuances of shares.
As an early stage growth company in the pre-commercialization stage of development, we have incurred substantial net losses since inception. We expect to continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities to complete the development of vehicles, establish our consumer base and scale our operations to meet anticipated demand. We anticipate our cumulative spend on capital expenditures of approximately $6.0 billion over the next four years to support our commercialization and growth as we continue our phased construction of our AMP-1, LPM-1 and international manufacturing facilities, purchase infrastructure for our vehicle production and launch our retail Studios to support our direct-to-consumer model. As of December 31, 2020, our non-cancellable commitments, as disclosed in “—Contractual Obligations and Commitments,” do not include any commitments related to these capital expenditures as we do not have any commitments related to these capital expenditures that we cannot cancel without a significant penalty. In addition to our capital expenditures, we expect our operating expenses to increase as we hire a commercial sales and service team and continue to invest in research and development. We expect these investments to be a key driver of our long-term growth and competitiveness, but will negatively impact our free cash flow, as defined and forecasted elsewhere in this proxy statement prospectus in the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Certain Forecasted Financial Information for Lucid”. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently anticipate.
We believe that our cash on hand following the consummation of the Transactions, including the proceeds from the PIPE Investment, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this proxy statement/prospectus. We expect to require additional capital to finance our operations, which may include seeking additional capital through equity offerings or debt financings. The amount and timing of our future funding and our commercialization requirements, if any, will depend on many factors, including the pace and results of our research and development efforts and our commercialization efforts. We may be unable to obtain any such additional financing on reasonable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.
The expenditures associated with the development and commercial launch of our vehicles, the anticipated increase in manufacturing capacity, and the international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in this proxy statement/prospectus in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Historical Cash Flows for the Fiscal Years Ended December 31, 2020 and 2019
The following table summarizes our cash flows for the periods presented:
	Fiscal Year Ended December 31,
	2020	2019
	(in thousands)
Cash used in operating activities	$(570,196)	$(235,299)
Cash used in investing activities	(459,582)	(104,290)
Cash provided by financing activities	1,290,545	621,432
Net increase in cash and cash equivalent	$260,767	$281,843
Cash Used in Operating Activities
Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As we continue to ramp up hiring ahead of starting commercial operations, we expect our cash used in operating activities to increase significantly before it starts to generate any material cash flows from our business.
Net cash used in operating activities of $570.2 million for the year ended December 31, 2020 primarily consisted of $719.4 million of net losses, adjusted for $134.6 million of non-cash charges and a decrease in net operating assets and liabilities of $14.6 million. The non-cash charges primarily included the changes in share-based compensation of $4.6 million, depreciation and amortization, including losses on disposals of property and equipment, of $10.4 million, and the fair value of contingent forward contracts and warrant liabilities of $119.6 million. The decrease in net operating assets and liabilities primarily relate to decreases in operating assets of $17.8 million and decreases in operating liabilities of $3.2 million.
Net cash used in operating activities of $235.3 million for the year ended December 31, 2019 primarily consisted of $277.4 million of net losses, adjusted for $30.5 million of non-cash charges and a decrease in net operating assets and liabilities of $11.6 million. The non-cash charges primarily included the changes in share-based compensation of $7.7 million, depreciation and amortization, including loss on disposal of property and equipment and amortization of debt discount, of $7.3 million, and the fair value of contingent forward contracts and warrant liabilities of $15.5 million. The decrease in net operating assets and liabilities primarily relate to increases in operating assets of $25.7 million and increases in operating liabilities of $37.3 million.
Cash Used in Investing Activities
We continue to experience negative cash flows from investing activities as we expand our business and continues to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.
Net cash used in investing activities of $459.6 million for the year ended December 31, 2020 was entirely attributable to capital expenditures.
Net cash used in investing activities of $104.3 million for the year ended December 31, 2019 was entirely attributable to capital expenditures.
Cash Provided by Financing Activities
Through December 31, 2020, we financed our operations primarily through the sale of equity securities and convertible notes.
Net cash provided by financing activities of $1,290.5 million during the year ended December 31, 2020 was primarily attributable to $899.7 million of proceeds from the issuance of Series E convertible preferred shares, $400.0 million of proceeds from the issuance of Series D convertible preferred shares and $3.3 million of proceeds from the exercises of stock options, partially offset by the $12.1 million repurchase of Series C convertible preferred shares.
Net cash provided by financing activities of $621.4 million during the year ended December 31, 2019 was primarily attributable to $600.0 million of proceeds from the issuance of Series D convertible preferred shares, $70.9 million of proceeds from the issuance of convertible notes and $0.5 million of proceeds from the exercise of stock options, partially offset by the $50.0 million repurchase of Series C convertible preferred shares.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of December 31, 2020:
		Payments Due by Periods
	Total	< 1 year	1 – 3 years	3 – 5 years	> 5 years
	(in thousands)
Operating lease obligations	$253,796	$25,490	$56,470	$55,681	$116,155
Non-cancellable purchase commitment	506,000	101,200	404,800	—	—
Total commitments	$759,796	$126,690	$461,270	$55,681	$116,155
Operating lease obligations — Operating leases include nine lease agreements Lucid entered into From January 2020 to September 2020 for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms. As of December 31, 2020, the remaining operating lease commitments were $253.8 million. These commitments are reflected in the table above.
Non-cancellable purchase commitments — As of December 31, 2020, we are committed to purchase battery cells from a provider over the next three years for a total estimated minimum of $506.0 million. Battery cell costs may fluctuate from time to time under the purchase commitment based on, among other things, supply and demand, costs of raw materials, and purchase volume. The table above does not include contracts that are not enforceable and legally binding and that do not specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.
Qualitative and Quantitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.
Interest Rate Risk
We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents, restricted cash, and short-term investments. We have cash, cash equivalents and restricted cash totaling $640.4 million and short-term investments totaling $0.5 million as of December 31, 2020. Our cash and cash equivalents and short-term investments were invested primarily in money market funds and certificates of deposits. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a had material impact on the value of Lucid’s cash, cash equivalents or short-term investments as of December 31, 2020.
Seasonality
Automotive sales typically tend to decline over the winter season though we do not expect seasonality to have a significant impact on our results of operations in the near term until we scale our business.
Critical Accounting Policies and Estimates
Our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.
We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies.

Share-Based Compensation
We have granted share-based awards consisting of incentive and non-statutory stock options to directors, officers, employees, and consultants containing a service-based vesting condition under the 2009 Share Plan (the “2009 Plan”) and the 2014 Share Plan (the “2014 Share Plan”). These options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive stock options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. The unamortized share-based compensation for the years ended December 31, 2020 and 2019, was approximately $14.9 million and $6.6 million, and weighted average remaining amortization period as of December 31, 2020 and 2019 was 3.0 years and 2.7 years, respectively.
Share-based compensation expense related to share-based awards granted to employees is measured and recognized in Lucid’s consolidated financial statements based on fair value. Share-based compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each employee stock option expected to vest. The fair value of each stock option granted to employees is estimated on the grant date using the Black-Scholes option-pricing model. For nonemployee stock options, the fair value is remeasured as the stock options vest, and the resulting change in fair value, if any, is recognized in the consolidated statements of operations during the period the related services are rendered.
Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, share-based compensation expense could have been materially different from the amounts recorded. Share-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, on a straight-line basis over the requisite service period. We estimate the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For performance-based stock options issued, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved. These inputs are subjective and generally required significant analysis and judgment to develop.
The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of our underlying common shares, the expected common share price volatility over the expected option term, the expected dividend yield of our common shares over the expected option term, the risk-free interest rates over the expected option term and the expected option term.
Expected Volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards as we do not have sufficient history of trading in our common shares.
Dividend Yield — The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so in the foreseeable future.
Risk Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Expected Term — The expected term represents the period that our share-based awards are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior.
The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:
	For the Year Ended December 31,
	2020	2019
Weighted average volatility	58.98%	42.77%
Expected term (in years)	5.9	5.5
Risk-free interest rate	0.75%	2.11%
Expected dividends	—	—

During the year ended December 31, 2019, Lucid granted 6.7 million options to senior management with an extended post-termination exercise term. The extended option exercise period for those options is the earliest of option expiration date, the first anniversary of a qualified initial public offering, or closing of a change of control. In accordance with ASC 718-10-20, the change of control and initial public offering events are considered performance conditions and are not deemed probable until they occur, and therefore Lucid determined the expected life of the awards was 10 years, or equal to the contractual life, for use in the Black Scholes model. No such options were granted in 2020.
Following are the assumptions used in the valuation of these options:
For the Year Ended December 31, 2019
Volatility	47.5%
Expected terms (in years)	10
Risk-free interest rate	2.59%
Expected dividends	—
CEO RSU Award
In March 2021, Lucid’s board of directors approved the grant of 11,293,177 RSUs to Peter Rawlinson as Lucid’s CEO under the Lucid 2021 Plan (the “CEO RSU Award”) to encourage Mr. Rawlinson to focus on the long-term success of Lucid. Upon the Closing of the Transactions, the Lucid RSUs underlying the CEO RSU Award will be cancelled and exchanged into Lucid Group RSUs under the Incentive Plan as adjusted by the Exchange Ratio. The CEO RSU Award will be comprised of 5,232,507 RSUs subject to performance and service conditions (the “CEO Time-Based RSUs”) and 6,060,670 RSUs subject to performance and market conditions (the “CEO Performance RSUs”), as described further below.
CEO Time-Based RSUs — The performance condition will be satisfied upon the Closing of the Transactions. The service conditions will be satisfied in 16 equal quarterly installments on March 5, June 5, September 5, and December 5 beginning on the first quarterly installment date that is at least two months after the Closing, provided that Mr. Rawlinson remains in continuous service through each vesting date.
The grant date fair value of the CEO Time-Based RSUs was estimated to be $284.0 million and will be recognized using a graded vesting attribution method over the service period for each tranche. The grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. No share-based compensation expense has been recognized to date in the historical consolidated financial statements of Lucid for these CEO Time-Based RSUs, as the achievement of the performance condition cannot be deemed probable until the Closing occurs.
CEO Performance RSUs — The performance condition will be satisfied upon the Closing of the Transactions. The market conditions will be satisfied based upon the achievement of certain market capitalization goals of Lucid Group (each, as depicted in table below, a “Lucid Group Market Capitalization Target”) and the continued employment of Mr. Rawlinson at each vesting date during the five-year period beginning after the Closing of the Transactions (“Performance Period”). The CEO Performance RSUs will vest only if Lucid Group achieves the Lucid Group Market Capitalization Targets specified in the table below, which if achieved, would allow Lucid Group’s other stockholders to benefit from the increases in our market capitalization.
Each Lucid Group Market Capitalization Target is calculated by multiplying (i) a volume weighted average trading price of Lucid Group Common Stock measured over any rolling six calendar month period by (ii) the average total number outstanding shares of Lucid Group Common Stock reported on a public filing with the SEC for the two most recently completed quarterly reporting periods. This measurement period was designed to reward Mr. Rawlinson only if a sustained growth in Lucid Group’s market capitalization is achieved. The market conditions will be satisfied in five tranches, as follows:
Tranche	Lucid Group Market Capitalization Target	Number of Lucid RSUs Eligible to Vest	Number of Lucid Group RSUs Eligible to Vest*
1	$23,500,000,000	1,317,537	3,442,724
2	$35,250,000,000	1,317,537	3,442,724
3	$47,000,000,000	1,317,537	3,442,724
4	$58,750,000,000	1,317,537	3,442,724
5	$70,500,000,000	790,522	2,065,634

*
as adjusted based upon the Exchange Ratio of 2.613

The Lucid Group Market Capitalization Targets will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar event under the Incentive Plan. If the Lucid Group Market Capitalization Targets are not satisfied during the Performance Period, the portion of the CEO Performance RSUs subject to such Lucid Group Market Capitalization Target will not vest.
The grant date fair value of the CEO Performance RSUs was estimated to be $272.1 million and will be recognized using a graded vesting attribution method over the estimated derived service periods for the five tranches of 0.72 years, 0.79 years, 1.72 years, 2.18 years and 2.51 years, respectively. The grant date fair value and the derived service period for each tranche of the CEO Performance RSUs was determined using a Monte Carlo simulation method, which incorporates the possibility that the Lucid Group Market Capitalization Targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares, the expected common share price volatility over the expected term, the expected dividend yield of our common shares over the expected term, the risk-free interest rates over the expected term and the expected term of the RSUs.
For the Year Ended December 31, 2020
Weighted average volatility	60.0%
Expected term (in years)	5
Risk-free interest rate	0.85%
Expected dividend	—
The derived service periods for the five tranches were determined based on the median vesting time for the simulations that achieved the vesting hurdle. Share-based compensation expense associated with each of the five tranches under the CEO Performance RSUs will be recognized over the earlier of (i) the derived service periods of each tranche and (ii) the date on which the market condition is satisfied, using the accelerated expense recognition method.The estimated derived service periods of the five tranches under the CEO Performance RSUs are estimated to be 0.72, 0.79, 1.72, 2.18 and 2.51 years, respectively.
If the Lucid Group Market Capitalization Targets are met sooner than the derived service period, the share-based compensation expense will be adjusted to reflect the cumulative expense associated with the vested award. The share-based compensation expense will be recognized over the requisite service period that Mr. Rawlinson remains employed, regardless of whether the Lucid Group Market Capitalization Targets are achieved. No share-based compensation expense has been recognized to date in the historical consolidated financial statements of Lucid for these CEO Performance RSUs as the achievement of the performance condition cannot be deemed probable until the Closing occurs.
During the first year following the Closing of the Transactions, we expect that Lucid Group will settle tax withholding obligations in connection with vesting of the CEO RSU Award through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting date will be based on the fair value of the Lucid Group Common Stock on such vesting date. Depending on the fair value of the Lucid Group Common Stock and the number of RSUs vesting on any applicable vesting date, such net settlement could require Lucid Group to expend substantial funds to satisfy tax withholding.
Common Share Valuation
The fair value of our common shares has historically been determined by the Lucid board of directors with the assistance of management and third-party valuation services providers. In the absence of a public trading market for our common shares, on each grant date, we develop an estimate of the fair value of our common shares based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.
Our common share valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:
•
independent third-party valuations of our common shares;

•
the prices at which we sold our common and convertible preferred shares to outside investors in arms-length transactions;

•
the rights, preferences and privileges of our convertible preferred shares relative to those of our common shares;

•
our results of operations, financial position, and capital resources;

•
the history and nature of our business, the progress of our research and development efforts, our stage of development, business strategy, and outlook;

•
external market conditions affecting the automotive and electric vehicles industry, competitive environment, and other trends within the industry;

•
the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions;

•
the lack of marketability of our common shares and the fact that the option grants involve illiquid securities in a private company;

•
equity market conditions affecting comparable public companies; and

•
general U.S. and global market conditions, including general economic outlook including economic growth, inflation and unemployment, interest rate environment, and global economic trends.

In determining the fair value of our common shares, we established the enterprise value of the Lucid business using the market approach and the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors. Under the market approach, a group of guideline publicly traded companies with similar financial and operating characteristics to Lucid are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our historical and forecasted revenue results.
In performing a valuation analysis of Lucid’s equity value and our preferred shares, common shares, tranche rights and warrants, we used the probability weighted expected return method (“PWERM”) framework. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for Lucid, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common shares.
We considered three scenarios in the PWERM framework: option pricing method (“OPM”) scenario, as-converted SPAC scenario, and as-converted IPO scenario. Under the OPM scenario, we used the OPM to allocate the equity value to respective classes of securities. The OPM, which models each class of equity securities as a call option with a unique claim on Lucid’s assets, treats Lucid common shares and convertible preferred shares as call options on an equity value with exercise prices based on the liquidation preference of our convertible preferred shares. The common shares are modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after Lucid’s convertible preferred shares are liquidated. The OPM scenario assumes that investors will convert in an IPO or high value sale if the value appreciates sufficiently, but also captures the value of the downside protection from the preferred liquidation preferences if Lucid does not grow as much as planned. Under the OPM scenario, we considered 40% probability that an IPO or high value sale will be completed in June 2022.
The as-converted scenarios presume a high-value exit scenario in which all Lucid convertible preferred shares convert into Lucid common shares based upon their conversion terms and differences in the rights and preferences of the share of Lucid convertible preferred shares are ignored. Under the as-converted scenarios, we considered 40% probability that a merger with a SPAC will be completed in June 2021 and 20% probability that an IPO will be completed in June 2022.
In determining the fair value of our common shares subsequent to the announcement of the Transactions, the Company used a market approach based on the $15.00 per share purchase price of Churchill’s Class A common stock pursuant to the PIPE Investment and the closing prices of the publicly traded Churchill’s Class A common stock as of the grant date, each multiplied by the Exchange Ratio, which has been determined in accordance with the Merger Agreement and assumes Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date.
In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.
Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common shares. Following the Transactions, it will not be necessary to determine the fair value of Lucid Group Common Stock as the shares will be traded in a public market.
Fair Value of Contingent Forward Contract
We granted Ayar the right to purchase Lucid’s Series D convertible preferred shares in future periods, in connection with the execution of the Securities Purchase Agreement in September 2018. Ayar’s right to purchase the Series D convertible preferred shares was exercisable in multiple tranches, with the first tranche of $200.0 million contingent upon the approval of Ayar’s equity investment into Lucid by Committee on Foreign Investment in the United States and the second and third tranches of $400.0 million each were issuable upon Lucid achieving certain milestones. We determined Ayar’s right to participate in future Series D convertible preferred shares financing to be a freestanding derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the convertible notes issued in September 2018.
The PWERM framework was used to estimate the fair value of the contingent forward contract at the date that the Securities Purchase Agreement was executed and subsequently as of December 31, 2019, and December 31, 2020. In our valuation model, we considered the probability of investment, the purchase price per share, number of shares, the value of the contingent Series D convertible preferred shares as of the valuation date, present value factor based on the risk-free rate of 0.1% and the time from the valuation date to the date of the investment, and the Series D convertible preferred shares value as of each investment date using the PWERM framework. We used OPM to allocate the equity value in scenarios when the milestones were achieved during 2019 and 2020.
We revalue the contingent forward contract reporting period utilizing models that are sensitive to changes in the unobservable inputs such as changes in the estimated probability of achievement of milestones or fair value of our shares. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the assumed interest rate (coupon rate), yield (market rate), effective interest rate, discount rate and dividend yield as well as changes in the amount and timing of the anticipated achievement of milestones. Assumed interest rate (coupon rate) and yield (market rate) are based on the noncumulative dividend rate of 8% of the Series D convertible preferred shares original issuance price. The discount rate represented a measure of the credit risk associated with settling the financial instrument. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common shares. Significant judgment is employed in determining these assumptions as of the date that the Securities Purchase Agreement was executed transaction date and for each subsequent period.
Changes in fair value of our contingent forward contracts are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. We classify the fair value of the contingent forward contract as a liability within our consolidated balance sheet during 2019 The liability was reclassified into Series D convertible preferred shares upon settlement in 2020.
Convertible Preferred Share Warrant Liability
We account for warrants to purchase shares of our Series D convertible preferred shares as liabilities at their estimated fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized in the consolidated statements of operations and comprehensive loss. We will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the convertible preferred share warrants, occurrence of a deemed liquidation event, or conversion of convertible preferred shares into common shares. At that time, the warrant liability will be reclassified to Series D convertible preferred shares or additional paid-in capital, as applicable.
The fair value of the warrant liability was approximated at the time of issuances in March and September 2017 calculated using a Monte-Carlo simulation method under the income approach. We subsequently remeasured the warrant liability to fair value each reporting period with the changes recorded in the consolidated statement of operations and comprehensive loss. We used the PWERM framework and considered the same three scenarios and probability for each of the three scenarios used to value our common shares: OPM scenario (40%), as-converted SPAC scenario (40%), and as-converted IPO scenario (20%). Under the OPM scenario, the fair value of warrants is a direct output of the model used for the equity valuation of the Company and reflects the present value. Under the as-converted scenarios, we estimated the present value of the Series D convertible preferred shares and then we considered the present value of the warrants in each scenario using the Black Scholes model.
Income Taxes
We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the net amount that we believe is more-likely-than-not to be realized.

We make estimates, assumptions and judgments to determine our provision for Lucid’s income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this proxy statement/prospectus, have not been material, are recognized within provision for income taxes.
Recently Adopted Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding recently issued accounting pronouncements.
Internal Control Over Financial Reporting
In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019, we identified material weaknesses in our internal control over financial reporting. See the subsection entitled “Risk Factors — Lucid has identified material weaknesses in its internal control over financial reporting. If Lucid is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to develop and maintain an effective system of internal control over financial reporting, Lucid may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Lucid Group and the value of Lucid Group’s common stock.”
Implications of being an Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Churchill is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.
Lucid Group will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Lucid Group (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Lucid Group’s emerging growth company status may make it difficult or impossible to compare Lucid Group’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 of the accompanying audited consolidated financial statements of Lucid included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019.
Lucid Group will remain an “emerging growth company” under the JOBS Act until the earliest of (a) the last day of Lucid Group’s first fiscal year following the fifth anniversary of Churchill’s IPO, (b) the last date of Lucid Group’s fiscal year in which Lucid Group has total annual gross revenue of at least $1.07 billion, (c) the last date of Lucid Group’s fiscal year in which Lucid Group is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Lucid Group has issued more than $1.0 billion in non- convertible debt securities during the previous three years.

DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of Lucid Group’s capital stock, as expected to be in effect upon the consummation of the Transactions. We expect to adopt the second amended and restated certificate of incorporation and amended and restated bylaws in connection with the Closing of the Transactions, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the second amended and restated certificate of incorporation, amended and restated bylaws, and the Investor Rights Agreement second amended and restated certificate of incorporation, amended and restated bylaws and the Investor Rights Agreement, which are attached to this proxy statement/prospectus as Annex B, Annex C and Annex D, respectively, and to the applicable provisions of Delaware law.
Authorized and Outstanding Stock
The second amended and restated certificate of incorporation authorizes the issuance of shares of Churchill’s capital stock, each with a par value of $0.0001, consisting of (a) 15,000,000,000 shares of Class A common stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of Churchill common stock are, and the shares of common stock issuable in connection with the business combination and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the Churchill special meeting, there were (i) [•] shares of Churchill’s Class A common stock outstanding, (ii) [•] shares of Churchill’s Class B common stock outstanding, (iii) no shares of preferred stock outstanding, (iv) [•] private placement warrants outstanding and (v) [•] public warrants outstanding.
Pursuant to the terms of Churchill’s current certificate of incorporation, issued and outstanding shares of Churchill’s Class B common stock will automatically convert into an equal number of shares of Churchill’s Class A common stock upon the consummation of the Transactions. The Sponsor and the Insiders have waived any adjustment to the exchange ratio upon conversion of the Churchill’s Class B common stock into Churchill’s Class A common stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the second amended and restated certificate of incorporation, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of Churchill’s Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under the second amended and restated certificate of incorporation.
Dividends
Subject to limitations contained in the DGCL and the second amended and restated certificate of incorporation, under the amended and restated bylaws, the Churchill Board may declare and pay dividends upon the shares of Churchill’s Class A common stock, which dividends may be paid either in cash, in property or in shares of Churchill’s Class A common stock.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Churchill, the holders of Churchill’s Class A common stock will be entitled to receive all the remaining assets of Churchill available for distribution to stockholders, ratably in proportion to the number of shares of Churchill’s Class A common stock held by them, after the rights of creditors of Churchill and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights
The holders of Churchill’s Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Churchill’s Class A common stock.
Capital Stock Prior to the Business Combination
We are providing stockholders with the opportunity to redeem all or a portion of their public shares of Churchill’s Class A common stock upon the consummation of the business combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two (2) business days prior to the consummation of the business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations described herein. The Sponsor and the Insiders have agreed to waive their redemption rights with respect to their shares of common stock in connection with the consummation of the business combination. The Sponsor and the Insiders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our common stock they may hold in connection with the consummation of the business combination.
The approval of the business combination requires the affirmative vote of a majority of the votes cast by holders of Churchill’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. The Sponsor and the Insiders have agreed to vote their shares of common stock in favor of the business combination and the other proposals described in this proxy statement/prospectus. As of the date of filing this proxy statement/prospectus, the Sponsor and our directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote “for” or “against” the business combination.
Pursuant to our current certificate of incorporation, if we are unable to consummate a business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Churchill Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within such completion window. The Sponsor and the Insiders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within the completion window. However, if the Sponsor or any of our officers, directors or any of their respective affiliates acquires public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not complete our initial business combination and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of our public shares. Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our current certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window, unless we provide our public stockholders with the opportunity to redeem their shares of Churchill’s Class A common stock upon approval of any such amendment at a per share price, payable in cash, equal to their pro rata share of the aggregate amount on deposit in the trust account as of two (2) business days prior to the closing of the business combination, including interest not previously released to Churchill to pay its franchise and income taxes.

In the event of a liquidation, dissolution or winding up of Churchill after the consummation of a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to Churchill’s common stock, except that upon the consummation of the business combination, subject to the limitations described herein, Churchill will provide its public stockholders with the opportunity to redeem their shares of Churchill’s Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two (2) business days prior to the closing of the business combination, including interest not previously released to Churchill to pay its franchise and income taxes.
Units
Each unit consists of one share of Churchill’s Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Churchill’s Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Churchill expects to list Churchill’s Class A common stock and public warrants on Nasdaq under the symbols “LCID” and “LCID.WS,” respectively, upon the Closing. Churchill’s publicly traded units will separate into the component securities at the Closing and will no longer trade as a separate security.
Founder Shares
In connection with the execution of the Merger Agreement, Churchill and the Insiders entered into the Sponsor Agreement. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders agreed (i) to vote any shares of Churchill’s securities held by such party in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus, (ii) not to redeem any shares of Churchill’s Class A common stock or Churchill’s Class B common stock in connection with the stockholder redemption, (iii) to pay any amounts in excess of the SPAC expense cap of $128,000,000 in either cash or by forfeiting a number of shares of Churchill’s Class A common stock, at a price of $10.00 per share, and/or warrants, at a price of $1.00 per share, (iv) not to transfer any shares of Churchill securities until eighteen (18) months following the Closing of the Transactions and (v) to be bound to certain other obligations as described therein. Additionally, 17,250,000 of the Sponsor’s shares of Churchill’s Class B common stock (including shares of Churchill’s Class A common stock issued upon conversion of Churchill’s Class B common stock) and 14,283,333 private placement warrants (including shares of Churchill’s Class A common stock issued upon exercise of such private placement warrants) will unvest as of the Closing of the Transactions and will revest, in three equal tranches, as such time as, during the five (5) year period starting on the Closing Date, the closing price of Churchill’s Class A common stock exceeds $20.00, $25.00 and $30.00, respectively, per share for any forty (40) trading days in a sixty (60) consecutive day period. Such founder shares and private placement warrants that do not re-vest on or before the fifth anniversary of our initial business combination will be forfeited and cancelled. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”
The shares of Churchill’s Class B common stock will automatically convert into shares of Churchill’s Class A common stock upon the consummation of the Transactions on a one-for-one basis, subject to adjustment as provided herein. As additional shares of Churchill’s Class A common stock are to be issued in excess of the amounts sold in the Churchill IPO in connection with the proposed business combination, the Sponsor and the Insiders have waived their rights to have the ratio at which shares of Churchill’s Class B common stock were to convert into shares of Churchill’s Class A common stock be adjusted so that the number of shares of Churchill’s Class A common stock issuable upon conversion of all shares of Churchill’s Class B common stock equaled, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of our initial public offering plus all shares of Churchill’s Class A common stock issued in connection with the proposed business combination (net of the number of shares of Churchill’s Class A common stock redeemed in connection with the proposed business combination), excluding any shares issued to existing Lucid’s shareholders in the proposed business combination and the working capital warrants. Pursuant to the terms of the Sponsor Agreement, the Sponsor agreed to forego any adjustment to the conversion ratio in connection with the Transactions for its shares of Churchill’s Class B common stock and, as a result, the shares of Churchill’s Class B common stock will automatically convert into shares of Churchill’s Class A common stock on a one-for-one basis at the Closing of the Transactions.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) (i) if the Transactions do not close, until the earlier of  (A) one (1) year after the completion of our initial business combination, (B) subsequent to our initial business combination, if the closing price of Churchill’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least 150 days after our initial business combination and (C) following the completion of our initial business combination, such future date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) if the Transactions close, until eighteen (18) months from the date of such Closing.
Preferred Stock
Our current certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The Churchill Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Churchill Board is be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Churchill Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date of this proxy statement/prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.
Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one share of Churchill’s Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of twelve (12) months from the Closing of the Churchill IPO and thirty (30) days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Churchill’s Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five (5) years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Churchill’s Class A common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Churchill’s Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Churchill’s Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Churchill’s Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within sixty (60) business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Churchill’s Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Churchill’s Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if Churchill’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
Once the warrants become exercisable, we may call the warrants for redemption:
•
in whole and not in part;

•
at a price of  $0.01 per warrant;

•
upon a minimum of thirty (30) days’ prior written notice of redemption, or the thirty (30)-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of Churchill’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Churchill’s Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Churchill’s Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Churchill’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Churchill’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the Churchill’s Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Churchill’s Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Churchill’s Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Churchill’s Class A common stock is increased by a stock dividend payable in shares of Churchill’s Class A common stock, or by a split-up of shares of Churchill’s Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Churchill’s Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Churchill’s Class A common stock. A rights offering to holders of Churchill’s Class A common stock entitling holders to purchase shares of Churchill’s Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Churchill’s Class A common stock equal to the product of  (1) the number of shares of Churchill’s Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Churchill’s Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Churchill’s Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Churchill’s Class A common stock, in determining the price payable for Churchill’s Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price per share of Churchill’s Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Churchill’s Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Churchill’s Class A common stock on account of such shares of Churchill’s Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Churchill’s Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Churchill’s Class A common stock in connection with a stockholder vote to amend our current certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of Churchill’s Class A common stock if we do not complete our initial business combination within the completion window or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Churchill’s Class A common stock in respect of such event.
If the number of outstanding shares of Churchill’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Churchill’s Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Churchill’s Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Churchill’s Class A common stock.
Whenever the number of shares of Churchill’s Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Churchill’s Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Churchill’s Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Churchill’s Class A common stock (other than those described above or that solely affects the par value of such shares of Churchill’s Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Churchill’s Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Churchill’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Churchill in connection with redemption rights held by its stockholders as provided for in Churchill’s current certificate of incorporation or as a result of the redemption of shares of Churchill’s Class A common stock by Churchill if a proposed initial business combination is presented to its stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Churchill’s Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Churchill’s Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Churchill’s Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within thirty (30) days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. If you hold warrants, you should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement pertaining to the Churchill IPO, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Churchill’s Class A common stock and any voting rights until they exercise their warrants and receive shares of Churchill’s Class A common stock. After the issuance of shares of Churchill’s Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The private placement warrants (including the Churchill’s Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until (i) subject to the closing of the business combination with Lucid, with respect to 14,283,333 private placement warrants and pursuant to the terms of the Investor Rights Agreement, eighteen (18) months after the completion of our initial business combination and (ii) with respect to all other private placement warrants (or in the event the closing of the business combination with Lucid does not occur), thirty (30) days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Churchill’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Churchill’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price per share of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the Churchill’s Class A common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us funds pursuant to that certain promissory note, dated February 22, 2021. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account will be used to repay such loaned amounts. Up to $1,500,000 of the principal amount of such promissory note may be convertible into warrants at a price of  $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the private placement warrants issued to the Sponsor.

Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future (following consummation of the business combination) will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Churchill Board at such time. In addition, the Churchill Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. At or immediately following the Closing, Equiniti Trust Company will replace Continental Stock Transfer & Trust Company as the transfer agent for our common stock. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any distribution of, the trust account, and waives any and all rights to seek any recourse, reimbursement, payment or satisfaction for any claim against the trust account. Accordingly any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against Churchill and Churchill’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

COMPARISON OF STOCKHOLDER RIGHTS
Churchill is incorporated under the laws of the State of Delaware and the rights of Churchill stockholders are governed by the laws of the State of Delaware, including the DGCL, the current certificate of incorporation and the current bylaws. As a result of the Transactions, Churchill’s stockholders who continue to hold shares of Churchill’s common stock and Lucid’s shareholders who receive shares of Churchill’s Class A common stock in the business combination will each become post-combination company stockholders. Lucid Group will be incorporated under the laws of the State of Delaware and the rights of post-combination company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the second amended and restated certificate of incorporation, the amended and restated bylaws and the Investor Rights Agreement. Thus, following the business combination, the rights of Churchill’s stockholders who become post-combination company stockholders will continue to be governed by Delaware law but will no longer be governed by the current certificate of incorporation, the current bylaws and instead will be governed by the second amended and restated certificate of incorporation, the amended and restated bylaws and the Investor Rights Agreement. In addition, following the business combination, the rights of Lucid’s shareholders who become post-combination company stockholders will no longer be governed by the laws of the Cayman Islands or Lucid’s memorandum and articles of association and instead will be governed by the second amended and restated certificate of incorporation, the amended and restated bylaws and the Investor Rights Agreement.
This section describes the material differences between the rights of Churchill stockholders under Churchill’s current certificate of incorporation and Churchill’s current bylaws and the proposed rights of Lucid Group’s stockholders under the second amended and restated certificate of incorporation, amended and restated bylaws and the Investor Rights Agreement, which are attached to this proxy statement/prospectus as Annex B, Annex C and Annex D, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.
Provision	Churchill	Lucid Group
Authorized Capital	The aggregate number of shares which Churchill has the authority to issue is, each with a par value of $0.0001 per share, (a) 500,000,000 shares of common stock, including (i) 400,000,000 shares of Class A common stock, and (ii) 100,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.
The aggregate number of shares which Lucid Group has the authority to issue is, each with a par value of $0.0001, (a) 15,000,000,000 shares of Class A common stock and (b) 10,000,000 shares of preferred stock.
Upon the consummation of the business combination, we expect there will be approximately 1,602,440,322 shares of Lucid Group’s Class A common stock (in each case, assuming that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date and no redemptions by Churchill’s public stockholders) outstanding. Immediately following the consummation of the business combination, Lucid Group is not expected to have any preferred stock outstanding.

Voting Rights	Only holders of Class B common stock has the right to vote on the election of directors prior to the initial business combination. The holders of the Class A common stock will not be entitled to	The holders of post-combination company’s common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to

Provision	Churchill	Lucid Group
	vote on the election of directors during such time. With respect to any other matter submitted to a vote of Churchill’s stockholders, including any vote in connection with the initial business combination, except as required by applicable law or stock exchange rule, holders of the Class A common stock and holders of Class B common stock will vote together as a single class, with each share entitling the holder to one vote.	one vote per share on matters to be voted on by the post-combination stockholders. The holders of the post-combination stockholder’s common stock will at all times vote together as one class on all matters submitted to a vote of the common stock.
Number of Directors	The current certificate of incorporation provides that the number of directors of Churchill shall be fixed from time to time exclusively by resolution of the Churchill Board. Subject to the special rights of the holders of any series of preferred stock to elect directors, the Churchill Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Churchill Board is authorized to assign members of the board already in office to Class I, Class II or Class III. At each succeeding annual meeting of the stockholders of Churchill, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.	The second amended and restated certificate of incorporation provides that, subject to any rights of the holders of any series of preferred stock, the number of directors shall be nine (9) and, thereafter, shall be fixed exclusively by resolutions of the board of directors of Lucid Group. Each director shall be elected annually by Lucid Group’s stockholders and shall serve for a term ending on the date of the annual meeting following the annual meeting at which such director was elected or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Election of Directors
The current certificate of incorporation requires that the directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, that prior to the closing of the initial business combination, the holders of Class B common stock shall have the exclusive right to elect and remove any director, and the holders of Class A common stock shall have no right to vote on the election or removal of any director.
In addition, except as otherwise required by law, whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class
The second amended and restated certificate of incorporation requires that the directors be elected by a plurality of the votes of the shares of capital stock of Lucid Group present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Provision	Churchill	Lucid Group
or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the current certificate of incorporation (including any preferred stock designation) and such directors shall not be included in any of the classes described above unless expressly provided by such terms.
Quorum
Board of Directors:   A majority of the Churchill Board shall constitute a quorum for the transaction of business at any meeting of the Churchill Board.
Stockholders:   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Churchill representing a majority of the voting power of all outstanding shares of capital stock of Churchill entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board of Directors:   A majority of the board of directors of Lucid Group shall constitute a quorum for the transaction of business at any meeting of the board of directors of Lucid Group; provided, that until Ayar beneficially owns, in the aggregate, less than fifty percent (50%) in voting power of all outstanding securities of Lucid Group generally entitled to vote in the election of directors, voting together as a single class, there shall be no quorum for the transaction of business at any meeting of the board of directors of Lucid Group unless at least a majority of the five (5) directors designated by Ayar (as provided in the Investor Rights Agreement) are present.
Stockholders: The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of Lucid Group generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Manner of Acting by Board	The current bylaws provide that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Churchill Board, except as may be otherwise specifically provided by applicable law, the current certificate of incorporation or the current bylaws.
The amended and restated bylaws provide that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors of Lucid Group.
The Investor Rights Agreement provides that any material changes to Lucid Group’s business plan shall require the affirmative vote of a majority of the board of directors of Lucid Group.
For so long as Ayar beneficially owns common stock representing at least twenty (20%) of the common stock then issued and outstanding, Ayar shall have

Provision	Churchill	Lucid Group

the right to designate the director to serve in the role of chairman of the board.
For so long as Ayar beneficially owns common stock representing at least a third (33 1/3%) of the common stock then issued and outstanding, Lucid Group shall cause the appointment of the director designated by Ayar to have at least one (1) Ayar director appointed to serve on each committee of the board.

Removal of Directors	The current certificate of incorporation provides that any and all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Churchill entitled to vote generally in election of directors, voting together as a single class; provided, that prior to the closing of the initial business combination, the holders of Class B common stock shall have the exclusive right to elect and remove any director, and the holders of Class A common stock shall have no right to vote on the election or removal of any director.	The second amended and restated certificate of incorporation provides that no director may be removed from office by Lucid Group’s stockholders except for cause with the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the total voting power of all outstanding securities of Lucid Group generally entitled to vote in the election of directors, voting together as a single class.
Nomination of Director Candidates	The current bylaws provide that nominations of persons for election to the Churchill Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Churchill’s notice of such special meeting, may be made (a) by or at the direction of the Churchill Board or (b) by any Churchill’s stockholder (i) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in the current bylaws
The amended and restated bylaws provide that nominations of persons for election to the board of directors of Lucid Group at any annual meeting of stockholders may be made (a) pursuant to Lucid Group’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or any committee of Lucid Group, (c) as may be provided in the certificate of designations for any class or series of preferred stock, (d) by the stockholder of Lucid Group who is a stockholder of record at the time of giving of notice, entitled to vote at the meeting and who complies with the notice and other procedures set forth in the amended and restated bylaws or (e) as provided in the Investor Rights Agreement as provided below.
The Investor Rights Agreement provides that, as of the Closing Date, Ayar has the right to nominate five (5) directors to

Provision	Churchill	Lucid Group

the board of directors of Lucid Group and Sponsor has the right to nominate one (1) director to the board. Two (2) directors would be independent directors to be nominated by Lucid Group and one (1) director will be the chief executive officer of Lucid Group. In addition, following the Closing, Ayar will have a continuing right to designate directors to the board, subject to its beneficial ownership of Class A common stock as compared to the Class A common stock issued and outstanding as of the record date of each applicable annual or special meeting of stockholders at which directors are to be elected (the “Record Date”) as provided below:
•
fifty percent (50%) or greater of the shares of Class A common stock issued and outstanding on the Record Date, it will have the right to nominate five (5) directors;

•
less than fifty percent (50%) but greater than or equal to forty percent (40%) of the shares of Class A common stock issued and outstanding on the Record Date, it will have the right to nominate four (4) directors;

•
less than forty percent (40%) but greater than or equal to thirty percent (30%) of the shares of Class A common stock issued and outstanding on the Record Date, it will have the right to nominate three (3) directors;

•
less than thirty percent (30%) but greater than or equal to twenty percent (20%) of the shares of Class A common stock issued and outstanding on the Record Date, it will have the right to nominate two (2) directors;

•
less than twenty percent (20%) but greater than or equal to ten percent (10%) of the shares of Class A common stock issued and outstanding on the Record Date, it will have the right to nominate one director; and

•
less than ten percent (10%) of the shares of Class A common stock issued and outstanding on the Record

Provision	Churchill	Lucid Group

Date, it will not have the right to nominate any directors;
provided, that if after the Closing Date the size of the board of Lucid Group is increased or decreased, the number of directors Ayar is entitled to nominate will be increased or decreased in proportion to such increase or decrease in the size of the board, rounded down to the nearest whole number.

Special Meetings of the Board	The current bylaws provide that special meetings of the Churchill Board (a) may be called by the chairman of the Churchill Board or resident and (b) shall be called by the chairman of the Churchill Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	The second amended and restated certificate of incorporation provides that the special meetings of the board of directors of Lucid Group may be called by the chairperson of the board of directors, the chief executive officer, the president, the secretary or any two (2) directors.
Special Meetings of Stockholders	The current bylaws provide that subject to the rights of the holders of any outstanding series of the preferred stock of Churchill, and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the Churchill Board, chief executive officer, or the Churchill Board pursuant to a resolution adopted by a majority of the Churchill Board, and may not be called by any other person.	The second amended and restated certificate of incorporation provides that the special meetings of the stockholders may be called only by the board of directors of Lucid Group acting pursuant to a resolution adopted by a majority of the board of directors.
Manner of Acting by Stockholders	The current bylaws provide that all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the current certificate of incorporation, current bylaws or applicable stock exchange rules, a different vote is required, in which case	The amended and restated bylaws provide that, except as otherwise required by law, the second amended and restated certificate of incorporation or the amended and restated bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders.

Provision	Churchill	Lucid Group
such provision shall govern and control the decision of such matter.
Stockholder Action Without Meeting	The current certificate of incorporation provides that, except as may be otherwise provided for or fixed pursuant to the current certificate of incorporation (including any preferred stock designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of the Churchill IPO, any action required or permitted to be taken by the stockholders of Churchill must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.	The second amended and restated certificate of incorporation provides that, subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the resolution or resolutions adopted by the board of directors of Lucid Group for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken either (i) upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and the second amended and restated certificate of incorporation or (ii) until the Ayar Threshold Date, by written consent of stockholders without a meeting.
Anti-Takeover Provisions
The current certificate of incorporation provides for a classified board.
The current certificate of incorporation is not subject to Section 203 of the DGCL. However, the current certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that it provides that affiliates of the Sponsor and its transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not be subject to such restrictions.
None.
Amendment of Charter
The current certificate of incorporation requires a separate or specific vote for:
•
Amendments that relate solely to the terms of one or more outstanding series of preferred stock, or another series of common stock, if the holders thereof are entitled to a separate vote;

•
Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock, which require a separate class vote;

•
Amendments to the provisions of the

The second amended and restated certificate of incorporation requires a separate vote for amendments that relate solely to the terms of one or more outstanding classes or series of preferred stock of Lucid Group if the holders thereof are entitled to a separate vote.

Provision	Churchill	Lucid Group

current certificate of incorporation related to the requirements for Churchill ‘s initial business combination, redemption rights, distributions from the trust account, certain share issuances, which require the affirmative vote of holders of at least sixty-five percent (65%) of all then outstanding shares of the Churchill’s common stock; and
•
Amendments to the provisions of the current certificate of incorporation related to the election and removal of directors, which require a resolution passed by a holders of at least ninety (90%) of the outstanding common stock entitled to vote thereon.

Amendment to Bylaws	The current bylaws provide that the Churchill Board shall have the power to adopt, amend, alter or repeal the current bylaws. The affirmative vote of a majority of the Churchill Board shall be required to adopt, amend, alter or repeal the current bylaws. The current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Churchill required by applicable law or the current certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Churchill entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the current bylaws.	The amended and restated bylaws provide that such bylaws may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the board of directors of Lucid Group. All such amendments must be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of Lucid Group, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the board of directors of Lucid Group.
Liquidation	The current certificate of incorporation provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of Churchill, after payment or provision for payment of the debts and other liabilities of Churchill, the holders of shares of Churchill’s Class A common stock shall be entitled to receive all the remaining assets of Churchill available for distribution to its stockholders, ratably in proportion to the number of shares of Class A common stock (on an as	Lucid Group’s organizational documents do not contain a liquidation or similar provision. Under the DGCL, in the event of liquidation, after payment or provisions of the debts and other liabilities, any remaining assets shall be distributed to the stockholders of the dissolved corporation subject to obligations provided therein.

Provision	Churchill	Lucid Group
converted basis with respect to the Class B common stock) held by them.
Redemption Rights	The current certificate of incorporation provides that, prior to the consummation of the initial business combination, Churchill shall provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in the current certificate of incorporation for cash equal to the applicable redemption price per share; provided, however, that Churchill shall not redeem or repurchase public shares to the extent that such redemption would result in Churchill’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to an initial business combination.	None.
Lock-Up Provisions	None.	The amended and restated bylaws provide that, subject to certain exceptions as provided in the amended and restated bylaws, the holders and any of their Permitted Transferees (as defined in the amended and restated bylaws) of (a) shares of common stock of Lucid Group issued as consideration pursuant to the Merger Agreement; (b) any Lucid Equity Awards or Assumed Warrants; (c) shares of common stock of Lucid Group underlying the Lucid Equity Awards of Assumed Warrants, may not transfer any of such securities for 180 days following the Closing Date without the prior written consent of the board of directors of Lucid Group (which written consent may be granted by the board of directors in its sole discretion at any time).

PRICE RANGE OF SECURITIES AND DIVIDENDS
Price Range of Churchill’s Securities
Our public units, each of which consists of one share of Churchill’s Class A common stock, par value $0.0001 per share, and one-fifth of one public warrant, each whole public warrant entitling the holder thereof to purchase one share of Churchill’s Class A common stock, began trading on NYSE under the symbol “CCIV.U” on August 3, 2020. On September 17, 2020, we announced that holders of our public units could elect to separately trade the Churchill’s Class A common stock and the public warrants included in the public units, or to continue to trade the public units without separating them. On September 18, 2020, the Churchill’s Class A common stock and public warrants began trading on NYSE under the symbols “CCIV” and “CCIV WS,” respectively. Each public warrant entitles the holder to purchase one share of Churchill’s Class A common stock at a price of $11.50 per share, subject to adjustments as described in our final prospectus dated August 3, 2020, which was filed with the SEC. Warrants may only be exercised for a whole number of shares of Churchill’s Class A common stock and will become exercisable 30 days after the completion of an initial business combination. Our public warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in the Churchill IPO prospectus.
The following table sets forth, for the calendar quarter indicated, the high and low sales prices of Churchill’s Class A common stock, public warrants and units as reported on NYSE for the periods presented.
	Common Stock		Warrants		Units
Period	High	Low	High	Low	High	Low
Q2 2021(1)	$24.96	$17.25	$12.49	$6.51	$27.44	$18.04
Q1 2021	$64.86	$10.00	$43.98	$1.40	$73.63	$10.26
Q4 2020	$10.18	$9.60	$1.80	$0.93	$10.50	$8.90
Q3 2020(2),(3)	$10.25	$9.75	$2.40	$1.30	$10.25	$9.90

(1)
Through May 13, 2021.

(2)
Churchill’s Class A common stock and warrants started trading separately on September 17, 2020.

(3)
Churchill’s units began trading on the NYSE on August 3, 2020.

Dividend Policy
Churchill has not paid any cash dividends on our common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon Churchill’s revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the Churchill Board at such time. In addition, the Churchill Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Churchill regarding (i) the actual beneficial ownership of Churchill’s common stock as of March 1, 2021 (before the business combination) and (ii) the expected beneficial ownership of Lucid Group Common Stock immediately following consummation of the business combination, assuming that no public shares of Churchill are redeemed, and alternatively the maximum number of shares of Churchill are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of Lucid Group; and

•
all executive officers and directors of Churchill, as a group, and of Lucid Group, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of Churchill’s common stock before the business combination is based on 207,000,000 shares of Churchill’s Class A common stock issued and outstanding as of March 1, 2020. The beneficial ownership of Lucid Group Common Stock immediately following consummation of the business combination is based on an assumed 1,603,543,175 shares of Lucid Group Common Stock issued and outstanding assuming that no public shares of Churchill are redeemed, and 1,426,534,574 shares of Lucid Group Common Stock issued and outstanding assuming that the maximum number of shares of Churchill are redeemed, in each case assuming (i) that no public stockholders exercise their redemption rights in connection with the Transactions, (ii) all options and warrants that are exercisable on, or become exercisable within 60 days from, July 15, 2021 are taken into account, (iii) no forfeitures of any shares or warrants of Lucid Group Common Stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants, (iv) that Lucid Group sells and issues 166,666,667 shares of Lucid Group Common Stock to the PIPE Investors pursuant to the PIPE Investment and (v) that Lucid will have $400.0 million in net cash as of two business days prior to the Closing Date. The maximum number of shares to be redeemed is calculated as 177,008,601 shares of Churchill’s Class A common stock in connection with the Transactions at approximately $10.00 per share based on trust account figures as of March 1, 2021.

			After the Business Combination
	Before the Business Combination		No Redemption		With Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned	Number of Shares	Percent Owned	Number of Shares	Percent Owned
Directors and Executive Officers Pre-Business Combination:
Michael Klein(2)	51,750,000(3)	20%	96,100,000(4)	5.8%	96,100,000(4)	6.5%
Jay Taragin	—	—	—	—	—	—
Glenn R. August(5)	—	—	—	—	—	—
William J. Bynum(5)	—	—	—	—	—	—
Bonnie Jonas(5)	—	—	—	—	—	—
Mark Klein(5)	—	—	—	—	—	—
Malcom S. McDermid(5)	—	—	—	—	—	—
Karen G. Mills(5)	—	—	—	—	—	—
All directors and executive officers prior to the business combination as a group (eight individuals)	51,750,000(3)	20%	96,100,000(4)	5.8%	96,100,000(4)	6.5%
Five Percent Holders Pre-Business Combination:
Churchill Sponsor IV LLC	51,750,000(3)(5)	20%	96,100,000(4)(5)	5.8%	96,100,000(4)(5)	6.5%
Magnetar Financial LLC(6)	17,892,000	8.7%	27,892,000	1.7%	27,892,000	2.0%
Glazer Capital, LLC(7)	12,313,947	5.9%	12,313,947	*	12,313,947	*
Aristeia Capital, L.L.C.(8)	11,190,850	5.4%	11,857,517	*	11,857,517	*
Directors and Executive Officers Post-Business Combination:
Peter Rawlinson(9)	—	—	12,973,179	*	12,973,179	*
Sherry House	—	—	—	—	—	—
Eric Bach(10)	—	—	2,638,504	*	2,638,504	*
Michael Bell	—	—	99,187	*	99,187	*
Turqi Alnowaiser(11)	—	—	1,005,551,228	62.7%	1,005,551,228	70.5%
Glenn R. August(5)	—	—	—	—	—	—
Frank Lindenberg	—	—	—	—	—	—
Andrew Liveris(5)	—	—	528,999	*	528,999	*
Nichelle Maynard-Elliott	—	—	—	—	—	—
Tony Posawatz	—	—	52,260	*	52,260	*
Janet Wong	—	—	—	—	—	—

All directors and executive officers of Lucid Group as a group (12 individuals)	—	—		%		%
All directors and executive officers of Lucid Group as a group (12 individuals)	—	—
Five Percent Holders Post-Business Combination:
Churchill Sponsor IV LLC	51,750,000(3)	20%	96,100,000(4)	5.8%	96,100,000(4)	6.5%
The Public Investment Fund(12)	—	—	1,003,505,361	62.6%	1,003,505,361	70.3%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers Pre-Business Combination” and “Five Percent Holders Pre-Business Combination” is c/o Churchill Capital Corp IV, 640 Fifth Avenue, 12th Floor, New York, NY 10019. Unless otherwise noted, the business address for each of the following entities or individuals listed under the headings “Directors and Executive Officers Post-Business Combination” and “Five Percent Holders Post-Business Combination” is c/o Atieva, Inc., d/b/a Lucid Motors, 7373 Gateway Blvd., Newark, CA 94560.

(2)
Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor IV LLC. The shares beneficially owned by Churchill Sponsor IV LLC may also be deemed to be beneficially owned by Mr. Klein.

(3)
Interests shown consist solely of shares of Churchill’s Class B common stock which are referred to herein as founder shares. Such shares will automatically convert into shares of Churchill’s Class A common stock at the closing of the business combination on a one-for-one basis.

(4)
Interests shown consist of (i) 51,750,000 shares of Churchill’s Class A common stock and (ii) 44,350,000 warrants (including 1,500,000 warrants to be issued in satisfaction of the Note) to purchase shares of Churchill’s Class A common stock. Each warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of $11.50 per share, subject to adjustment. 17,250,000 of such shares of Churchill’s Class A common stock and 14,783,333 of such warrants will unvest as of the closing of the Transactions and such shares and warrants will revest as follows: (a) 1/3 of such shares and warrants will revest at such time as during the 5-year period starting on the closing of the Transactions and ending on the 5-year anniversary of the closing of the Transactions (the “Vesting Period”), the closing price of the Churchill’s Class A common stock exceeds $20.00 for any 40 trading days in a 60 consecutive day period, (b) an additional 1/3 of such shares and warrants will revest at such time as during the Vesting Period, the closing price of the Churchill’s Class A common stock exceeds $25.00 for any 40 trading days in a 60 consecutive day period and (c) an additional 1/3 of such shares and warrants will revest at such time as during the Vesting Period, the closing price of the Churchill’s Class A common stock exceeds $30.00 for any 40 trading days in a 60 consecutive day period.

(5)
William J. Bynum, Bonnie Jonas, Andrew Liveris, Malcom S. McDermid, Karen G. Mills have an economic interest in shares of Churchill’s common stock and warrants to purchase shares of Churchill’s common stock through his or her ownership of membership interests in the Sponsor, but does not beneficially own any of Churchill’s common stock or warrants. Glenn R. August may be deemed to have an indirect interest in Churchill as a result of an affiliate of Oak Hill Advisors, L.P., of which Mr. August is Founder, Senior Partner and Chief Executive Officer, having an economic interest in shares of Churchill’s common stock and warrants to purchase shares of Churchill’s common stock through ownership of membership interests in the Sponsor, but does not beneficially own any of Churchill’s common stock or warrants. The economic interest (or deemed economic interest) of these individuals in the founder shares and warrants held by the Sponsor are as shown below:

	Founder Shares	Warrants
Glenn August	7,000,000	6,858,569
William J. Bynum	200,000	0
Bonnie Jonas	300,000	272,510
Andrew Liveris	400,000	363,347
Malcom S. McDermid	300,000	272,510
Karen G. Mills	500,000	454,184

(6)
Based solely upon the Schedule 13G filed by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz (collectively, “Magnetar”) with the SEC on February 12, 2021. Beneficial ownership of these shares is shared with Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz. The business address of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Interests shown after the business combination consist of 10,000,000 shares of Lucid Group Common Stock to be issued to Magnetar and its affiliated entities in connection with the PIPE Investment.

(7)
Based solely upon the Schedule 13G filed by Glazer Capital, LLC, a Delaware limited liability company, on February 16, 2021. Paul J. Glazer, a United States citizen, serves as Managing Member of Glazer Capital, LLC. Beneficial ownership of these shares is shared with Paul J. Glazer. The business address of Glazer Capital, LLC is 250 West 55th Street, Suite 30A, New York, New York 10019.

(8)
Based solely upon the Schedule 13G filed by Aristeia Capital, L.L.C., a Delaware limited liability company (“Aristeia”), on February 16, 2021. The business address of Aristeia Capital, L.L.C is One Greenwich Plaza, 3rd Floor Greenwich, CT 06830. Interests shown after the business combination consist of 666,667 shares of Lucid Group Common Stock to be issued to Aristeia in connection with the PIPE Investment.

(9)
Interests shown consist of 531,612 shares of Lucid Group Common Stock to be issued upon the consummation of the business combination and 12,441,567 shares of Lucid Group Common Stock subject to option awards which are expected to be exercisable within 60 days of the expected Closing Date.

(10)
Interests shown consist of 1,159,422 shares of Lucid Group Common Stock to be issued upon the consummation of the business combination and 1,479,082 shares of Lucid Group Common Stock subject to option awards which are expected to be exercisable within 60 days of the expected Closing Date.

(11)
Interests shown consist of (i) 2,045,867 shares of Lucid Group Common Stock to be issued to Mr. Alnowaiser upon the consummation of the business combination, (ii) 1,003,505,361 shares of Lucid Group Common Stock to be issued to Ayar upon the consummation of the business combination and (iii) 13,333,333 shares of Lucid Group Common Stock to be issued to Ayar in connection with the PIPE Investment. Mr. Alnowaiser, who is Head of International Investments of the Public Investment Fund, has shared voting power with respect to the shares held by Ayar and has no pecuniary interest in and disclaims beneficial ownership of such shares. See note (12) below.

(12)
Interests shown consist of (i) 1,003,505,361 shares of Lucid Group Common Stock to be issued to Ayar upon the consummation of the business combination and (ii) 13,333,333 shares of Lucid Group Common Stock to be issued to Ayar in connection with the PIPE Investment. Ayar is a wholly owned subsidiary of the Public Investment Fund, which is the sovereign wealth fund of the Kingdom of Saudi Arabia. The Board of Directors of the Public Investment Fund, consisting of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al‑Khateeb, and H.E. Yasir Othman Al-Rumayyan, has dispositive power over the shares held by Ayar by a majority of the votes of the Directors, with the Chairman having a casting vote. Each of the Board of Directors of the Public Investment Fund, H.E. Al-Rumayyan and Turqi Alnowaiser has shared voting power over the shares held by Ayar. Neither H.E. Al-Rumayyan, who is the Governor of the Public Investment Fund, nor Mr. Alnowaiser, who is the Head of International Investments of the Public Investment Fund, has a pecuniary interest in the shares held by Ayar, and each of H.E. Al-Rumayyan and Mr. Alnowaiser disclaims beneficial ownership of the shares held by Ayar. Interests shown do not include 4,550,607 shares of Lucid Group Common Stock to be issued to H.E. Al-Rumayyan upon the consummation of the business combination or 2,045,867 shares of Lucid Group Common Stock to be issued to Mr. Alnowaiser upon the consummation of the business combination. The business address for The Public Investment Fund and for H.E. Al-Rumayyan is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Churchill Related Person Transactions
On May 22, 2020, the Sponsor purchased an aggregate of 21,562,500 shares of Churchill’s Class B common stock for an aggregate purchase price of  $25,000. On July 14, 2020, Churchill effected a stock dividend of one-third of a share for each outstanding share of Churchill’s Class B common stock, on July 27, 2020, Churchill effected a stock dividend of 0.50 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, and on July 30, 2020, Churchill effected a stock dividend of approximately 0.20 to 1 share of Churchill’s Class B common stock for each outstanding share of Churchill’s Class B common stock, resulting in 51,750,000 shares of Churchill’s Class B common stock. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon completion of Churchill IPO.
The Sponsor also purchased an aggregate of 42,850,000 private placement warrants for a purchase price of  $1.00 per warrant in a private placement that occurred simultaneously with the closing of Churchill IPO. As such, the Sponsor’s interest in the Churchill IPO was valued at $42,850,000, based on the number of private placement warrants purchased. Each private placement warrant entitles the holder thereof to purchase one share of Churchill’s Class A common stock at a price of  $11.50 per share, subject to adjustment.
William J. Bynum, Malcom S. McDermid, Bonnie Jonas and Karen G. Mills, each of whom is a director of Churchill, has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Glenn R. August may be deemed to have an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of an affiliate of Oak Hill Advisors, L.P., of which Mr. August is Founder, Senior Partner and Chief Executive Officer, having membership interests in the Sponsor. In considering the recommendations of the Churchill Board to vote for the business combination proposal and the other proposals set forth in this proxy statement/prospectus, Churchill’s stockholders should consider these interests.
Churchill entered into an Administrative Services Agreement pursuant to which it pays an affiliate of its Sponsor a total of  $50,000 per month for office space, administrative and support services. Upon completion of Churchill’s initial business combination or its liquidation, it will cease paying these monthly fees.
The Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Churchill’s audit committee reviews on a quarterly basis all payments that were made by Churchill to its Sponsor, officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.
Andrew Liveris is the Chairman of Lucid’s board of directors and an operating partner of the Sponsor. Mr. Liveris also has an economic interest in shares of Churchill’s common stock and warrants to purchase shares of Churchill’s common stock through his ownership of membership interests in the Sponsor. For more information, see the section entitled “Beneficial Ownership of Securities.”
On February 22, 2021, Churchill issued a Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of Merger. The Sponsor has the option to convert any unpaid balance of the Note into the Working Capital Warrants, which entitle the holder to purchase one share of Churchill’s Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of the private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor and the Insiders entered into the Sponsor Agreement pursuant to which they have agreed to comply with the provisions of the Merger

Agreement applicable to such persons as well as the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the Transactions. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”
Investor Rights Agreement
Churchill, the Sponsor, Ayar and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. Lucid Group may be required to register up to approximately     shares of its Class A common stock pursuant to the Investor Rights Agreement. Certain parties to the Investor Rights Agreement, including the Sponsor and Ayar, have agreed not to sell, transfer, pledge or otherwise dispose of shares of Lucid Group Common Stock they hold or receive for certain time periods specified therein. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Investor Rights Agreement.”
Voting and Support Agreement
In connection with the Merger Agreement, on February 22, 2021, Churchill entered into a Voting and Support Agreement with Lucid and Ayar. Pursuant to the Voting and Support Agreement, Ayar agreed to vote all of its Lucid Shares, among other things, in favor of the adoption and approval of the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the Transactions and in favor of the other matters set forth in the Merger Agreement, including the conversion of the Lucid Preferred Shares to Lucid Common Shares. The affirmative vote of the shares subject to the Voting and Support Agreement is sufficient to obtain the required approval by Lucid’s existing shareholders. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Voting and Support Agreement.”
Subscription Agreements
In connection with the execution of the Merger Agreement, Churchill entered into the PIPE Subscription Agreements with the PIPE Investors. Pursuant to the terms of the PIPE Subscription Agreements, Churchill has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy 166,666,667 shares of Churchill’s Class A common stock at a purchase price of $15.00 per share for an aggregate commitment of $2,500,000,005. In connection with the PIPE Investment, Churchill entered into PIPE Subscription Agreements with Ayar, Lucid’s majority shareholder, Aristeia, which beneficially owns greater than five percent of Churchill’s outstanding stock, and entities affiliated with Magnetar, which beneficially owns greater than five percent of Churchill’s outstanding stock. Pursuant to such PIPE Subscription Agreements, (i) Ayar subscribed for 13,333,333 shares of Churchill’s Class A common stock for a commitment of $200.0 million, (ii) Aristeia subscribed for 666,667 shares of Churchill’s Class A common stock for a commitment of $10.0 million, and (iii) entities affiliated with Magnetar subscribed for an aggregate of 10,000,000 shares of Churchill’s Class A common stock for an aggregate commitment of $150.0 million. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Subscription Agreements.”
Lucid’s Related Person Transactions
The following sets forth transactions and series of similar transactions, since January 1, 2018, in which Lucid participated or will participate, in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) any of Lucid’s then directors, executive officers, or holders of more than 5% of its capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Shareholder Agreements
Investors’ Rights Agreement
Lucid entered into a third amended and restated investors’ rights agreement dated September 21, 2020 with certain of its preferred shareholders, including Ayar. The investors’ rights agreement grants registration rights, preemptive rights and information rights, among other things, to certain preferred shareholders, including Ayar. This agreement will terminate upon the Closing.
Right of First Refusal and Co-Sale Agreement
Lucid entered into a third amended and restated right of first refusal and co-sale agreement dated September 1, 2020 with certain of its preferred shareholders, including Ayar. The right of first refusal and co-sale agreement grants Ayar a right of first refusal and grants certain shareholders a right of co-sale in respect of certain sales of securities. This agreement will terminate upon the Closing.
Voting Agreement
Lucid entered into a third amended and restated voting agreement dated September 21, 2020 with certain of its preferred shareholders, including Ayar, pursuant to which such shareholders have agreed to vote in certain ways on certain matters, including with respect to the election of directors of Lucid. This agreement will terminate upon the Closing, following which none of Lucid’s shareholders will have any rights pursuant to this agreement with respect to the election or designation of members of Lucid Group’s board of directors.
Preferred Share and Convertible Note Financings
Series D Financing
In September 2018, Lucid and Ayar entered into a secured convertible loan agreement, a securities purchase agreement and certain other agreements (together, the “2018 Series D Agreements”). Pursuant to the 2018 Series D Agreements, Lucid issued and sold $300.0 million aggregate principal amount of secured convertible notes (the “Convertible Notes”) to Ayar and granted Ayar a security interest in substantially all of its tangible and intangible property (the “Security Interest”). The Convertible Notes bore interest at a rate of 8% per annum. Under the 2018 Series D Agreements, the Convertible Notes (and any interest accruing thereon) automatically convert into Lucid Series D Preferred Shares at a conversion price of $6.41 per share upon satisfaction of certain conditions, including approval by the Committee on Foreign Investment in the United States (“CFIUS”), and Ayar agreed to subscribe for approximately $200.0 million in additional Lucid Series D Preferred Shares at $6.41 per share upon the conversion of the Convertible Notes and an additional amount of up to $800.0 million thereafter subject to the satisfaction of certain milestones.
In April 2019, upon CFIUS approval and pursuant to the terms of the 2018 Series D Agreements, Ayar released the Security Interest, and Lucid issued and sold Ayar an aggregate of 79,343,833 Lucid Series D Preferred Shares, including (i) 48,142,585 Lucid Series D Preferred Shares issued at a conversion price of $6.41 per share upon conversion of the $300.0 million aggregate principal amount of the Convertible Notes and approximately $8.6 million in accrued and unpaid interest on the Convertible Notes and (ii) 31,201,248 Lucid Series D Preferred Shares issued at a purchase price of $6.41 per share for aggregate cash consideration of approximately $200.0 million.
Pursuant to the 2018 Series D Agreements, upon the satisfaction of various milestones, Lucid issued and sold Ayar an aggregate of 124,804,992 additional Lucid Series D Preferred Shares in subsequent closings between June 2019 and June 2020 at a purchase price of $6.41 per share for aggregate cash consideration of approximately $800.0 million.
The 2018 Series D Agreements also contemplated certain commercial arrangements which are now satisfied. In the 2018 Series D Agreements, Lucid and Ayar agreed to establish a partnership which would have been granted exclusive development, manufacturing, distribution and service capabilities in respect of Lucid’s products and services in Africa, Europe, the Middle East, and India and to negotiate in good faith a business plan that included a full production facility in the Kingdom of Saudi Arabia. In December 2020, Lucid’s board of directors, with the support of Ayar, decided to instead pursue a strategy that contemplates global sales and distribution and manufacturing of Lucid vehicles and other products in Asia-Pacific, the Middle East and potentially Europe through wholly owned subsidiaries of Lucid. As part of this strategy, Lucid’s business plan contemplates manufacturing facilities in Saudi Arabia and China. In connection with this decision, Lucid has satisfied its applicable obligations under the 2018 Series D Agreements.

In connection with the business combination, each Lucid Series D Preferred Share held by Ayar will automatically convert into one Lucid Common Share and be exchanged for the per share Merger Consideration.
Series E Financing
In September 2020, Lucid and Ayar entered into a preferred share purchase agreement (the “Series E Agreement”). Pursuant to the Series E Agreement, Lucid issued and sold Ayar an aggregate of 113,877,589 Lucid Series E Preferred Shares in two closings in September and December 2020 at a purchase price of approximately $7.90 per share (the “Series E Price”) for aggregate cash consideration of approximately $900.0 million.
In February 2021, Lucid and Ayar entered into an amendment to the Series E Agreement (“Series E Amendment”), pursuant to which Lucid agreed to issue and sell an additional 75,918,392 Lucid Series E Preferred Shares (the “Extension Amount”) at the Series E Price for aggregate cash consideration of approximately $600.0 million to (i) Ayar and (ii) holders of Lucid’s preferred shares other than Ayar as of March 1, 2021 (collectively, “Eligible Holders”) that elect to participate in a rights offering, in each case based on their respective pro rata share of the Extension Amount. Eligible Holders received a right of over allocation to the extent the aggregate pro rata share for Eligible Holders was not taken up. Lucid was also granted discretion to offer Lucid Series E Preferred Shares to Lucid’s senior management employees, directors, consultants, advisors, contractors, and others, subject to compliance with applicable securities laws and Ayar’s approval as to the identity of such person and the number of shares offered (each, an “Additional Purchaser”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.
Upon the execution of the Series E Amendment, Lucid issued and sold Ayar 50,612,262 Lucid Series E Preferred Shares at the Series E Price for cash consideration of approximately $400.0 million. In early April 2021, Lucid issued and sold an additional 25,306,130 Lucid Series E Preferred Shares at the Series E Price for cash consideration of approximately $200.0 million as follows: (i) to Eligible Holders (not including Ayar) pursuant to a rights offering for an aggregate of 8,977,769 Lucid Series E Preferred Shares (representing such Eligible Holders’ aggregate pro rata share of the Extension Amount); (ii) to certain Additional Purchasers (comprised of directors, senior management of Lucid, and certain other individuals), an aggregate of 6,026,345 Lucid Series E Preferred Sharess, including 202,449 Lucid Series E Preferred Shares each to Andrew Liveris, Peter Rawlinson, and Xiaobing Chen (a current director of Lucid), 1,741,526 Lucid Series E Preferred Shares to H.E. Yasir Othman Al-Rumayyan, 782,957 Lucid Series E Preferred Shares to Turqi Alnowaiser, 20,000 Lucid Series E Preferred Shares to Tony Posawatz, 221,428 Lucid Series E Preferred Shares to Eric Bach, 37,959 Lucid Series E Preferred Shares to Michael Bell and 45,000 Lucid Series E Preferred Shares to Michael Smuts; and (iii) to Ayar, an aggregate of 10,302,016 Lucid Series E Preferred Shares pursuant to Ayar’s commitment to purchase any Lucid Series E Preferred Shares not purchased by Eligible Holders or Additional Purchasers.
In connection with the business combination, each Lucid Series E Preferred Share will automatically convert into one Lucid Common Share and be exchanged for the per share Merger Consideration.
Separation Agreements
Doug Haslam
In January 2019, Lucid entered into a separation agreement and release of claims with Doug Haslam, its former Vice President of Human Resources and Secretary. Pursuant to this agreement, Mr. Haslam agreed to resign from his positions with Lucid and executed a general release of claims, and Lucid agreed to provide certain severance benefits, including (i) a lump sum payment of $127,500, (ii) continued benefits eligibility for a period of up to six months and (iii) accelerated vesting of a previously granted option to purchase 150,000 Lucid Common Shares.
Sam Weng
In April 2019, Lucid entered into a resignation agreement and release of claims with Sam Weng, its former Chief Executive Officer and a former member of Lucid’s board of directors. Pursuant to this agreement, Mr. Weng agreed to resign from his positions with Lucid and executed a general release of claims, and Lucid agreed to provide certain severance benefits, including (i) a lump sum payment of $350,000, (ii) continued benefits eligibility for a period of up to one year, (iii) grant of an option to purchase 1,500,000 Lucid Common Shares at an exercise price of $2.19 per share, with accelerated vesting such that 1,156,250 shares subject to such option became vested upon Mr. Weng’s resignation and (iv) accelerated vesting of 41,667 unvested shares subject to a previously granted option to purchase 250,000 Lucid Common Shares.
Public Investment Fund Training Program
In 2019, Lucid and PIF, an affiliate of Ayar, entered into an agreement to implement a recruitment and talent development program pursuant to which Lucid agreed to evaluate, employ and train participants nominated by PIF for six-month internships, and PIF agreed to reimburse Lucid for expenses related to participant wages, visa fees, medical insurance, airfare and housing incurred by Lucid. Lucid was reimbursed a total of $709,000 by PIF for such expenses in connection with the program from its 2019 initiation until its termination in 2020.
Executive Officer and Director Compensation Arrangements
See “Executive Compensation” for information regarding compensation arrangements with the executive officers and directors of Lucid, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.
Director and Executive Officer Indemnification
Lucid’s memorandum and articles of association provide, and Lucid Group’s second amended and restated certificate of incorporation and amended and restated bylaws will provide, for indemnification for its directors and executive officers to the fullest extent permitted by law. Following the business combination, Lucid Group is expected to enter into indemnification agreements with each director and executive officer of Lucid Group. Such Lucid agreements provide, and such Lucid Group agreements will provide, among other things, the officers and directors of Lucid or Lucid Group, respectively, with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law, including to the extent they serve at Lucid’s or Lucid Group’s request as directors, officers, employees or other agents of any other affiliated entity, to the fullest extent permitted by law.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the business combination, Lucid Group’s board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which Lucid Group or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of Lucid Group’s executive officers or directors;

•
any person who is known by Lucid Group to be the beneficial owner of more than 5% of Lucid Group’s voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Lucid Group’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Lucid Group’s voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Lucid Group will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any actual or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, Lucid Group’s audit committee will have the responsibility to review related person transactions.

SECURITIES ACT RESTRICTIONS ON RESALE OF CHURCHILL’S SECURITIES
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

•
the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of the date of this proxy statement/prospectus, Churchill had 258,550,000 shares of common stock outstanding. Of these shares, 2,070,000,000 shares sold in the Churchill IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of Churchill’s Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of Churchill’s Class A common stock we issue to the PIPE Investors pursuant to the PIPE Subscription Agreements will be restricted securities for purposes of Rule 144.
As of the date of this proxy statement/prospectus, there are 84,250,000 warrants of Churchill outstanding, consisting of 41,400,000 public warrants originally sold as part of the units issued in the Churchill IPO and 42,850,000 private placement warrants that were sold by Churchill to the Sponsor in a private sale prior to the Churchill IPO. Each warrant is exercisable for one share of Churchill’s Class A common stock, in accordance with the terms of the warrant agreement governing the warrants. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than 15 business days after the closing of the Transactions a registration statement under the Securities Act covering the 41,400,000 shares of Churchill’s Class A common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.
We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

APPRAISAL RIGHTS
Neither Churchill stockholders nor Churchill unit or warrant holders have appraisal rights under the DGCL in connection with the Transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS
The Churchill Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by Churchill at its executive offices a reasonable time before Churchill begins to print and mail its 2022 annual meeting proxy materials in order to be considered for inclusion in Churchill’s proxy materials for the 2022 annual meeting.
In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at the principal executive offices of Churchill not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Churchill. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of the Churchill Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

OTHER STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Churchill Board, any committee chairperson or the non-management directors as a group by writing to the Churchill Board or committee chairperson in care of Churchill Capital Corp IV, 640 Fifth Avenue, 12th Floor, New York, NY 10019.

LEGAL MATTERS
Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the securities of Lucid Group, Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Atieva, Inc. included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements of Churchill Capital Corp IV as of December 31, 2020 and for the period April 30, 2020 (inception) through December 31, 2020, appearing in this Registration Statement on Form S-4 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS
Lucid dismissed Deloitte & Touche LLP (‘‘Deloitte”) as Lucid’s independent auditors on October 13, 2020. The decision to dismiss Deloitte was approved by Lucid’s board of directors.
Deloitte performed its audit in accordance with auditing standards generally accepted in the United States of America (“U.S. GAAS”) and issued an independent auditors’ report (“report”) on Lucid’s audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 on June 1, 2020. This report did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except that Deloitte's audit report for the year ended December 31, 2019 contained emphasis of matter paragraphs regarding 1) the change in accounting principle for the adoption of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and 2) uncertainty regarding Lucid's ability to continue as a going concern. Deloitte did not audit Lucid’s consolidated financial statements for any period subsequent to December 31, 2019.
During the fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through October 13, 2020, there were (i) no ‘‘disagreements,’’ as such term is defined in Item 304(a)(1)(iv) of Regulation S-K, with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference to the subject matter of the disagreements in their report, and (ii) no ‘‘reportable events,’’ as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness regarding insufficient finance and accounting personnel to design, implement, and operate precise business processes and internal control activities over financial reporting in accordance with U.S. GAAP.
On October 13, 2020, Lucid engaged Grant Thornton LLP (‘‘Grant Thornton’’) to serve as its independent registered public accounting firm. Grant Thornton audited Lucid’s financial statements as of and for the years ended December 31, 2019 and 2018 in accordance with the auditing standards of the Public Company Accounting Oversight Board and in accordance with U.S. GAAS and issued their report on December 18, 2020. During the fiscal years ended December 31, 2019 and 2018, and through October 13, 2020, neither Lucid nor anyone acting on its behalf consulted with Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Lucid that Grant Thornton concluded was an important factor considered by Lucid in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.
Lucid has provided Deloitte with a copy of these disclosures and requested that Deloitte furnish it with a letter addressed to the SEC stating whether or not Deloitte agrees with the statements made herein. A copy of the letter, dated March 19, 2021, furnished by Deloitte in response to that request, is filed as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus is a part.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Churchill and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Churchill’s annual report to stockholders and Churchill’s proxy statement/prospectus. Upon written or oral request, Churchill will deliver a separate copy of the annual report and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Churchill deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Churchill deliver single copies of such documents in the future. Stockholders may notify Churchill of their requests by calling or writing Churchill at its principal executive offices at 640 Fifth Avenue, 12th Floor, New York, NY 10019 or (212) 380-7500.

WHERE YOU CAN FIND MORE INFORMATION
Churchill files reports, proxy statement/prospectus and other information with the SEC as required by the Exchange Act. You may access information on Churchill at the SEC web site containing reports, proxy statement/prospectus and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to Churchill has been supplied by Churchill, and all such information relating to Lucid has been supplied by Lucid. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:
Churchill Capital Corp IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Tel.: (212) 380-7500
or:
407 Broadway – 27th Floor
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
If you are a stockholder of Churchill and would like to request documents, please do so by [•], 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
This document is a proxy statement/prospectus of Churchill for the special meeting. We have not authorized anyone to give any information or make any representation about the Transactions, Lucid or Churchill that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Index to Financial Statements
Atieva, Inc.
Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Atieva, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Atieva, Inc. (a Cayman Islands corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, statements of convertible preferred shares and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2020.
Los Angeles, California
March 19, 2021

ATIEVA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)
	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash	$614,412	$351,684
Restricted cash, current portion	11,278	19,767
Accounts receivable, net	260	408
Short-term investments	505	505
Inventory	1,043	684
Prepaid expenses	21,840	29,610
Other current assets	13,218	20,578
Total current assets	662,556	423,236
Property, plant and equipment, net	713,274	142,813
Security deposits	3,901	3,229
Restricted cash, less current portion	14,728	8,200
Other noncurrent assets	8,222	2,124
TOTAL ASSETS	$1,402,681	$579,602
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,333	$12,656
Accrued compensation	16,197	2,949
Other accrued liabilities	146,083	46,079
Other liabilities	5,670	4,174
Total current liabilities	185,283	65,858
Contingent forward contract liability	—	30,844
Convertible preferred share warrant liability	2,960	1,755
Other long-term liabilities	38,905	27,793
Income tax liabilities	234	422
Total liabilities	227,382	126,672
Commitments and contingencies (Note 10)
CONVERTIBLE PREFERRED SHARES
Convertible preferred shares, $0.0001 par value; 400,510,507 and 286,632,918 shares authorized as of December 31, 2020 and 2019, respectively; 362,011,991 and 190,084,166 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $3,497,913, and $1,084,191 as of December 31, 2020 and 2019, respectively	2,494,076	1,074,010
SHAREHOLDERS’ DEFICIT:
Common shares, par value $0.0001; 450,000,098 and 335,130,459 shares authorized as of December 31, 2020 and 2019, respectively; 10,889,451 and 8,051,722 shares issued and outstanding as of December 2020 and 2019, respectively	1	1
Additional paid-in capital	38,115	16,432
Accumulated deficit	(1,356,893)	(637,513)
Total shareholders’ deficit	(1,318,777)	(621,080)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT	$1,402,681	$579,602
The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
	Year Ended December 31,
	2020	2019
Revenue	$3,976	$4,590
Cost of revenue	3,070	3,926
Gross profit	906	664
Operating expenses:
Research and development	511,110	220,223
Selling, general and administrative	89,023	38,375
Total operating expenses	600,133	258,598
Loss from operations	(599,227)	(257,934)
Other income (expense), net:
Change in fair value of forward contracts	(118,382)	(15,053)
Change in fair value of convertible preferred share warrant liability	(1,205)	(406)
Interest expense	(64)	(8,547)
Other income (expense)	(690)	4,606
Total other expense, net	(120,341)	(19,400)
Loss before provision (benefit) for income taxes	(719,568)	(277,334)
Provision (benefit) for income taxes	(188)	23
Net loss and comprehensive loss	(719,380)	(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders	$(705,596)	$(269,422)
Net loss per share attributable to common shareholders – basic and diluted	$(75.15)	$(34.59)
Weighted average shares used in computing net loss per share attributable to common shareholders – basic and diluted	9,389,540	7,789,421
The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Shares and Shareholders’ Deficit
(In thousands, except share and per share data)
	Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	51,909,271	$259,960	7,626,961	$1	$295	$(360,156)	$(359,860)
Net loss	—	—	—	—	—	(277,357)	(277,357)
Repurchase of Series C convertible preferred shares	(3,571,429)	(47,531)	—	—	(2,469)	—	(2,469)
Extinguishment of Series C convertible preferred shares	—	(10,404)	—	—	10,404	—	10,404
Issuance of Series D convertible preferred shares	141,746,324	871,985	—	—	—	—	—
Exercise of share options	—	—	424,761	—	483	—	483
Share-based compensation	—	—	—	—	7,719	—	7,719
Balance as of December 31, 2019	190,084,166	$1,074,010	8,051,722	$1	$16,432	$(637,513)	$(621,080)
Net loss	—	—	—	—	—	(719,380)	(719,380)
Extinguishment and reclassification of Series B convertible preferred shares	—	(4,000)	—	—	1,000	—	1,000
Repurchase of Series C convertible preferred shares	(4,352,265)	(24,885)	—	—	12,784	—	12,784
Issuance of Series D convertible preferred shares	62,402,501	400,000	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	39,563	—	—	—	—	—
Issuance of Series E convertible preferred shares	113,877,589	898,932	—	—	—	—	—
Settlement of Series E contingent forward contract liability	—	110,456	—	—	—	—	—
Exercise of share options	—	—	2,837,729	—	3,285	—	3,285
Share-based compensation	—	—	—	—	4,614	—	4,614
Balance as of December 31, 2020	362,011,991	$2,494,076	10,889,451	$1	$38,115	$(1,356,893)	$(1,318,777)
The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31
	2020	2019
Cash flows from operating activities
Net loss	$(719,380)	$(277,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,217	3,842
Share-based compensation	4,614	7,719
Loss on disposal of property and equipment	139	30
Amortization of debt discount	—	3,394
Change in fair value of contingent forward contracts	118,382	15,053
Change in fair value of warrants	1,205	406
Changes in operating assets and liabilities:
Accounts receivable	148	984
Inventory	(359)	(188)
Prepaid expenses	7,770	(27,590)
Other current assets	7,360	(5,010)
Other noncurrent assets and security deposit	2,866	6,143
Accounts payable	(69,861)	5,843
Accrued compensation	13,249	2,774
Other current liabilities and accrued liabilities	53,454	28,658
Net cash used in operating activities	(570,196)	(235,299)
Cash flows from investing activities:
Purchases of property, equipment, and software	(459,582)	(104,290)
Net cash used in investing activities	(459,582)	(104,290)
Cash flows from financing activities:
Proceeds from issuance of convertible note	—	70,949
Payment for Capital leases	(364)	—
Repurchase of Series C convertible preferred shares	(12,101)	(50,000)
Proceeds from issuance of Series D convertible preferred shares	400,000	600,000
Proceeds from issuance of Series E convertible preferred shares	899,725	—
Proceeds from exercise of share options	3,285	483
Net cash provided by financing activities	1,290,545	621,432
Net increase in cash, cash equivalents, and restricted cash	260,767	281,843
Beginning cash, cash equivalents, and restricted cash	379,651	97,808
Ending cash, cash equivalents, and restricted cash	$640,418	$379,651
The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31
	2020	2019
Reconciliation of cash, cash equivalents, and restricted cash
Cash	$614,412	$351,684
Restricted cash	26,006	27,967
Total cash, cash equivalents, and restricted cash, end of period	$640,418	$379,651
Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$30
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	$117,946	$32,863
Property and equipment acquired through capital leases	$3,289	$451
Issuance of contingent forward contracts	$793	$—
Extinguishment of Series B convertible preferred shares included in additional paid-in capital	$1,000	$—
Extinguishment of Series B convertible preferred shares included in accrued liabilities	$3,000	$—
Settlement of Series D convertible preferred shares contingent forward contract	$39,563	$—
Settlement of Series E convertible preferred shares contingent forward contract	$110,456	$—
Convertible Notes converted into Series D convertible preferred shares	$—	$300,000
Unamortized Convertible Notes debt issuance cost and debt discount converted into Series D convertible preferred shares	$—	$(36,797)
Accrued interest of Convertible Notes converted to Series D convertible preferred shares	$—	$8,747
Deferred financing cost reclassed to convertible preferred shares	$—	$10,253
The accompanying notes are an integral part of these financial statements.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
NOTE 1 — DESCRIPTION OF BUSINESS
Overview
The precursor of Atieva, Inc. (DBA Lucid Motors) was originally incorporated in the state of Delaware in December 2007 (“Atieva Delaware”). Atieva Delaware designed, developed, and built energy storage systems for electric vehicles and supplied automakers with the battery pack system needed to power hybrid, plug-in, and electric vehicles. In December 2009, Atieva Delaware and a newly incorporated Cayman Islands company (“Atieva Cayman”) entered into a share exchange agreement (the “Share Exchange Agreement”). Under the Share Exchange Agreement, (a) each holder of Atieva Delaware common shares exchanged such shares for shares of Atieva Cayman’s par value $0.0001 common shares (the “Common Shares”) on a one-for-one basis, and (b) each holder of Atieva Delaware Series A shares exchanged such shares for Atieva Cayman Series A shares on a one-for-one basis. Upon completion of the share exchange, Atieva Delaware was renamed as Atieva USA, Inc. with Atieva Cayman retaining the name of Atieva, Inc.
Subsequent to the share exchange transaction, Atieva Delaware distributed 100% of its wholly owned subsidiaries in Hong Kong and Shanghai, China (“Atieva Hong Kong” and “Atieva Shanghai,” respectively) to Atieva Cayman in December 2010. In addition, Atieva Delaware registered a branch office in Taiwan in May 2008. In 2014, Atieva Cayman and its subsidiaries (the “Company” or “our”) changed its business model to focus on the design and development of high-performance fully electric vehicles and advanced electric vehicle powertrain components.
As part of the build-out of the Company’s retail stores and service centers for distribution of vehicles to customers, the Company changed Atieva Delaware’s legal name to Lucid USA, Inc., and incorporated new subsidiaries in the U.S. and Canada, including Lucid Group USA, Inc., a Delaware corporation in August 2020, and Lucid Motors Canada ULC, a British Columbia unlimited liability company and an indirect, wholly-owned subsidiary of Lucid Group USA, Inc. in December 2020. The Company is headquartered in Newark, California and has various other global office locations.
Liquidity and Going Concern
The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.
From inception through December 31, 2020, the Company has incurred operating losses and negative cash flows from operating activities. For the years ended December 31, 2020 and 2019, the Company has incurred operating losses, including net losses of $719.4 million and $277.4 million, respectively. The Company has an accumulated deficit of $1.4 billion as of December 31, 2020.
As of the end of 2020, the Company was finalizing construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company plans to begin selling its first vehicle, the Lucid Air, in the second half of 2021, along with the continued expansion of the Arizona plant and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources were not identified and confirmed.
The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company has been able to obtain debt and equity financing as disclosed in these consolidated financial statements. The Company has funded operations primarily with issuances of convertible preferred shares, convertible notes, long-term debt and net proceeds from revenues. As discussed in Note 15 — Subsequent Events, on February 22, 2021, Churchill Capital Corp IV (“CCIV”) (NYSE: CCIV), a special purpose acquisition company or SPAC, announced that it had entered into a definitive agreement with the Company for a merger that would result in the Company becoming a wholly owned subsidiary of CCIV. If such merger is ultimately completed, the Company would effectively comprise all of CCIV’s material operations. Upon completion

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
of the merger, the Company expects to receive a minimum of $2.8 billion of incremental cash from a combination of cash at CCIV and a “Private Investor in Public Entity” (PIPE) investment.
Certain Significant Risks and Uncertainties
The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including its ability to access potential markets, and secure long-term financing.
The Company participates in a dynamic high technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.
In late 2019, a novel strain of coronavirus (COVID-19) began to affect the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruption, as well as broad-based changes in supply and demand. The Company’s operations have experienced disruptions, such as temporary closure of its offices, and those of its customers and suppliers, and product research and development. The Company was able to proceed with the construction of the Arizona plant while still meeting all COVID-19 restrictions and required safety measures. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the outbreak. Nevertheless, COVID-19 presents a material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results of operations.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Preparation
The accompanying consolidated financial statements have been prepared pursuant to generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include the accounts of Atieva Cayman and its wholly owned subsidiaries. All significant intercompany balances accounts and transactions have been eliminated in the consolidated financial statements.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the useful lives of property and equipment, fair values of warrants, fair value of contingent forward contracts liability, fair values of common shares, accounting for income taxes, and share-based compensation expense. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.
The Company has restricted cash in current assets of $11.3 million and $19.8 million as of December 31, 2020 and 2019, respectively, consisting of customer reservation payments for electric vehicles of $0.5 million and $0.3 million and the escrow deposit for building of the Arizona plant of $ 10.8 million and $19.5 million as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Company has $14.7 million and $8.2 million, respectively, held in long-term restricted cash consisting of $5.0 million and $5.0 million, respectively, for the letter of credit required by the landlord for the headquarter facility in Newark, California, $8.0 million and $1.5 million, respectively, in letter of credit required by the landlord for the retail locations, and $1.7 million and $1.7 million, respectively, in escrow deposit required under the escrow agreement for the lease with Pinal county, Arizona, related to the Arizona plant.
The following table provides a reconciliation of cash and restricted cash to amounts shown in the statements of cash flows (in thousands):
	December 31,
	2020	2019
Cash	$614,412	$351,684
Restricted cash, current portion	11,278	19,767
Restricted cash, less current portion	14,728	8,200
Total cash and restricted cash	$640,418	$379,651
Accounts Receivable
Accounts receivable consist of current trade receivables from a single customer. The Company records accounts receivable at their net realizable value. Management’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. At December 31, 2020 and 2019, the Company did not record an allowance for doubtful accounts.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Short-Term Investments
Investments with original or remaining maturities of more than three months at the time of purchase are generally classified as short-term investments and consist of time deposits. The Company’s short-term investments consist of certificates of deposit totaling $0.5 million as of December 31, 2020 and 2019.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable consists of current trade receivables from a single customer as of December 31, 2020 and 2019, and all of the Company’s revenue is from the same customer for the years ended December 31, 2020 and 2019.
Property, Plant, and Equipment
Property, plant, and equipment are stated at cost, less accumulated depreciation and amortization for leasehold improvements. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. The Company generally uses the following estimated useful lives for each asset category:
Asset Category	Life (years)
Machinery	5
Computer equipment and software	3
Furniture and fixtures	5
Capital leases	3
Leasehold improvements	Shorter of the lease term and the estimated useful lives of the assets
Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements that increase functionality of the asset are capitalized and depreciated ratably over the identified useful life. Upon disposition or retirement of property and equipment, the related cost and accumulated depreciation and amortization are removed, and any gain or loss is reflected in operations. The Company recorded a disposition loss on fixed assets of $0.1 million for the year ended December 31, 2020 and an immaterial loss for the year ended December 31, 2019.
Inventory
Inventory, consisting of raw materials, work in progress and finished goods is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The cost basis of the Company’s inventory is reduced for any products that are considered to be held in excess of demand or obsolete based upon assumptions about future demand and market conditions.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The Company also reviews the status of the inventory periodically to determine whether a lower of cost or net realizable value analysis needs to be performed based on market pricing. The Company’s inventory is associated with battery pack system projects with its customer and consists of the following (in thousands):
	December 31,
	2020	2019
Raw materials	$661	$205
Work in progress	70	51
Finished goods	312	428
Total inventory	$1,043	$684
The Company did not adjust the cost basis of its inventory as of December 31, 2020 and 2019.
Impairment of Long-Lived Assets
Long-lived assets, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for potential impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 and 2019.
Foreign Currency
The US dollar is the functional currency of the Company’s consolidated subsidiaries operating outside of the US. Monetary assets and liabilities of these subsidiaries are remeasured into US dollars from the local currency at rates in effect at period-end and nonmonetary assets and liabilities are remeasured at historical rates. Expenses incurred in currencies other than the US dollar (the functional currency) are remeasured at average exchange rates in effect during each period. Foreign currency gains and losses from remeasurement are included within other income (expense) — net in the Company’s consolidated statements of operations, and the Company recorded a foreign currency loss of $2.5 million for the year ended December 31, 2020 mainly due to the currency fluctuations of Euro, Japanese yen, and South Korean won, and an immaterial loss for the year ended December 31, 2019.
Revenue from Contracts with Customers
On January 1, 2019 the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective method which did not result in an adjustment upon adoption.
The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the contract transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are transferred to the customer.
The Company’s revenue consists of the sales of battery pack systems, supplies and related services for vehicles. The Company identifies the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. Control transfers to the customer when the product is delivered to the customer as the customer can then direct the use and obtain substantially all of the remaining benefits from the asset at that point in time. Shipping and handling provided by Company is considered a fulfillment activity.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
While customers generally have the right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies may include either a cash refund or an exchange of the returned product. As a result, the right of return and related refund liability for non-conforming or defective goods is estimated and recorded as a reduction in revenue, if necessary. Payment for the products sold are made upon invoice or in accordance with payment terms customary to the business. The Company’s contracts do not contain significant financing components.
Customer contracts generally do not include more than one performance obligation. If a contract were to contain more than one performance obligation, the Company shall allocate the contract’s transaction price to each performance obligation based on its relative standalone selling price. The standalone selling price for each distinct good is generally determined by directly observable data.
The Company does not have any remaining performance obligations or contract assets and liabilities as of December 31, 2020 and 2019.
Cost of Revenue
Cost of revenue includes direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistic costs, and reserves for estimated warranty expenses related to its battery packs. Cost of revenue also includes adjustments to warranty expense and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value or to provide for obsolete and on-hand inventory in excess of forecasted demand.
Warranties
The Company provides a manufacturer’s warranty on all battery packs it sells and accrues a warranty reserve for such battery packs, as applicable. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. Current estimates of the warranty reserve are immaterial, but changes to the Company’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities and other, while the remaining balance is included within other long-term liabilities in the consolidated balance sheets. The Company recorded warranty expense of zero and $0.1 million as a component of cost of revenue in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.
Income Taxes
The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, which requires an asset and liability approach. The Company utilizes the liability method under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid, or refunds received, as provided for under currently enacted tax law.
The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process which includes (1) determining whether it is more likely than not that the tax positions will be

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company’s policy is to recognize interest related to unrecognized tax benefits in other income (expense) — net and to recognize penalties in general and administrative expenses in the consolidated statements of operations. Accrued interest and penalties are included within income tax liabilities in the consolidated balance sheets.
Share-Based Compensation
Share-based compensation expense related to share-based awards granted to employees is measured and recognized in the Company’s consolidated financial statements based on fair value. Share-based compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each employee share option expected to vest. The fair value of each share option granted to employees and nonemployees is estimated on the grant date using the Black-Scholes option-pricing model. For nonemployee share options, the fair value is remeasured as the share options vest, and the resulting change in fair value, if any, is recognized in the consolidated statements of operations during the period the related services are rendered.
Comprehensive Income (Loss)
Comprehensive loss is composed of two components: net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under US GAAP are recorded as an element of shareholders’ equity (deficit) but are excluded from net loss. For the years ended December 31, 2020 and 2019, as there are no activities that impacted comprehensive income (loss), there are no differences between comprehensive loss and net loss reported in the Company’s consolidated statements of operations.
Research and Development
Research and development expenses consist primarily of personnel-related expenses, contractor fees, engineering design and testing expenses, and allocated facilities cost. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations.
Selling, General, and Administrative
Selling, general and administrative expense consist of personnel and facilities costs related to marketing, sales, finance, human resources, information technology, and legal departments.
Advertising
Advertising is expensed as incurred and is included in sales and marketing expenses in the consolidated statements of operations. These costs were immaterial for the years ended December 31, 2020 and 2019, respectively.
Leases
An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfers substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Operating leases are not recognized on the consolidated balance sheets. For capital leases, the Company recognizes capital lease assets and corresponding lease liabilities within the consolidated balance sheets at lease commencement at the present value of the rental payments. The Company recognizes rent expense on a straight-line basis in the statements of operations for operating leases. For capital leases, the Company recognizes interest expense associated with the capital lease liability and depreciation expense associated with the capital lease asset. For capital lease assets and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.
The Company enters into operating and capital leases associated with its office space, manufacturing and retail facilities, and equipment. On certain of its operating lease agreements, the Company may receive rent holidays and other incentives, which are recognized over the lease term through rent expense. The difference between rent expense and the cash paid under the lease agreement is recorded as deferred rent. Lease incentives, including tenant improvement allowances, are also recorded as deferred rent and amortized on a straight-line basis over the lease term. The Company recorded deferred rent under other short-term and long-term liabilities in the consolidated balance sheets as of December 31, 2020 and 2019.
If the term of the lease does not exceed 12 months, the Company elects to record the rental expense in the period it is incurred, and no deferred rent will be recorded.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Net Loss Per Share
Basic and diluted net loss per share attributable to common shareholders is computed in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred shares to be participating securities as the holders of such shares have the right to receive nonforfeitable dividends on a pari passu basis in the event that a dividend is paid on common shares. Under the two-class method, the net loss attributable to common shareholders is not allocated to the convertible preferred shares as the preferred shareholders do not have a contractual obligation to share in the Company’s losses.
Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of shares of common shares outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common share equivalents to the extent they are dilutive. For purposes of this calculation, convertible preferred shares, share options, convertible and convertible preferred share warrants are considered to be common share equivalents but have been excluded from the calculation of diluted net loss per share attributable to common shareholders as their effect is anti-dilutive for all periods presented.
Recently Adopted Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments and guarantees. The Company adopted this ASU starting on January 1, 2020 using the modified retrospective transition method through a cumulative-effect adjustment to retained earnings in the

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
period of adoption. The adoption of this ASU did not have impact to the consolidated financial statements and related disclosures.
In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees, with certain exceptions. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted if financial statements have not yet been issued (for public business entities) or have not yet been made available for issuance (for all other entities). The Company adopted this ASU starting on January 1, 2020. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.
In August 2018, FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU No. 2018-13 modifies the disclosure requirements for fair value measurements. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted. ASU No. 2018-13 requires that certain of the amendments be applied prospectively, while other amendments should be applied retrospectively to all periods presented. ASU No. 2018-13 is effective for the Company in its fiscal year 2021. The Company adopted this ASU starting on January 1, 2020. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance outlines a comprehensive model for entities to use in accounting for leases and supersedes most current lease accounting guidance, including industry-specific guidance. The core principle of the new lease accounting model is that lessees are required, among other things, to recognize lease assets and lease liabilities in the consolidated balance sheets for those leases classified as operating leases under previous authoritative guidance. The guidance also introduces new disclosure requirements for leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842), Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements. ASU No. 2018-11 provides a new transition method in which an entity can initially apply the new lease standards at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. These standards will be effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company will apply the new transition method prescribed by ASU No. 2018-11 at the adoption date. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The guidance is effective for the Company beginning in the first quarter of fiscal year 2022, with early adoption permitted. The Company expects the new guidance will have an immaterial impact on its consolidated financial statements and intends to adopt the guidance when it becomes effective in the first quarter of fiscal year 2022.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
instruments, and amends existing earnings-per-share, or EPS, guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We plan to adopt ASU 2020-06 effective January 1, 2022 and are currently evaluating the effect ASU 2020-06 will have on our consolidated financial statements and related disclosures.
NOTE 3 — BALANCE SHEETS COMPONENTS
Prepaid Expenses
Prepaid expenses as of December 31, 2020 and 2019 were as follows (in thousands):
	December 31,
	2020	2019
Engineering, design, and testing	$14,871	$8,016
Software subscriptions	4,531	1,875
Prepayments for Arizona manufacturing equipment	80	13,895
Vehicle engineering	20	4,855
Other	2,338	969
Total prepaid expenses	$21,840	$29,610
Other Current Assets
Other current assets as of December 31, 2020 and 2019 were as follows (in thousands):
	December 31,
	2020	2019
Tenant allowance receivable	$12,905	$20,463
Other current assets	313	115
Total other current assets	$13,218	$20,578
Other Accrued and Long-term Liabilities
Other accrued liabilities as of December 31, 2020 and 2019 were as follows (in thousands):
	December 31,
	2020	2019
Construction of Arizona plant	$43,115	$27,906
Engineering, design, and testing	42,518	11,179
Tooling	15,243	138
Professional services	9,083	1,155
Series B convertible preferred shares repurchase liability	3,000	—
Other liabilities	33,124	5,701
Total other accrued liabilities	$146,083	$46,079

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Other long-term liabilities as of December 31, 2020 and 2019 were as follows (in thousands):
	December 31,
	2020	2019
Deferred rent	$28,881	$26,175
Customer deposits	8,028	1,374
Capital leases	1,996	244
Total other long-term liabilities	$38,905	$27,793
Property, Plant, and Equipment, net
Property, plant, and equipment as of December 31, 2020 and 2019 were as follows (in thousands):
	December 31,
	2020	2019
Land and land improvements	$1,050	$—
Machinery	28,830	13,127
Computer equipment and software	15,716	11,921
Leasehold improvements	47,187	10,441
Furniture and fixtures	4,503	1,520
Capital leases	3,908	619
Construction in progress	636,851	119,739
Total property, plant, and equipment	738,039	157,367
Less accumulated depreciation and amortization	(24,771)	(14,554)
Property, plant, and equipment – net	$713,274	$142,813
Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):
	December 31,
	2020	2019
Tooling	$203,241	$27,025
Construction of Arizona plant	171,532	59,842
Leasehold improvements	50,790	22,667
Machinery and equipment	211,288	10,205
Total construction in progress	$636,851	$119,739
Depreciation and amortization expense for the years ended December 31, 2020 and 2019, was approximately $10.2 million and $3.8 million, respectively, including capital lease depreciation expense of approximately $0.5 million and $0.2 million, respectively.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
NOTE 4 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting standard established a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows:
•
Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

•
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs might result in a significantly higher or lower measurement.

Level 1 investments consist solely of short-term and long-term restricted cash valued at amortized cost that approximates fair value. Level 2 investments consist solely of certificate of deposits. Level 3 liabilities consist of convertible preferred share warrant liability and contingent forward contract liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 6 “Contingent Forward Contracts” and Note 7 “Convertible Preferred Share Warrant Liability”.
The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2020 (in thousands):
	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment−
Certificates of deposit	$—	$505	$—	$505
Restricted cash – short term	11,278	—	—	11,278
Restricted cash – long term	14,728	—	—	14,728
Total assets	$26,006	$505	$—	$26,511
Liabilities:
Convertible preferred share warrant liability	$—	$—	$2,960	$2,960
Total liabilities	$—	$—	$2,960	$2,960

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2019 (in thousands):
	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment−
Certificate of deposit	$—	$505	$—	$505
Restricted cash – short term	19,767	—	—	19,767
Restricted cash – long term	8,200	—	—	8,200
Total assets	$27,967	$505	$—	$28,472
Liabilities:
Convertible preferred share warrant liability	$—	$—	$1,755	$1,755
Contingent forward contracts liability	—	—	30,844	30,844
Total liabilities	$—	$—	$32,599	$32,599
A reconciliation of the contingent forward contract liability measured and recorded at fair value on a recurring basis is as follows (in thousands):
Fair value-December 31, 2018	$15,791
Change in fair value	15,053
Fair value-December 31, 2019	30,844
Change in fair value of Series D contingent forward contract	8,720
Settlement of Series D contingent forward contract	(39,563)
Issuance of Series E contingent forward contract	793
Change in fair value of Series E contingent forward contract	109,662
Settlement of Series E contingent forward contract	(110,456)
Fair value-December 31, 2020	$—
A reconciliation of the convertible preferred share warrant liabilities measured and recorded at fair value on a recurring basis is as follows (in thousands):
Fair value-December 31, 2018	$1,349
Change in fair value	406
Fair value-December 31, 2019	1,755
Change in fair value	1,205
Fair value-December 31, 2020	$2,960
NOTE 5 — CONVERTIBLE NOTES
In September 2018, the Company entered into a securities purchase agreement (the “Security Purchase Agreement”) of $1.3 billion with the Public Investment Fund (“PIF”) of Saudi Arabia. Among the $1.3 billion investment, $300.0 million of the Security Purchase Agreement was funded by Convertible Notes, and the remaining $1.0 billion will be funded by Series D convertible preferred shares (“Series D”). The initial investment from the investor was in the form of convertible notes (the “Convertible Notes”), representing a total investment amount of $300.0 million, as follows: (i) initial Convertible Notes issued in September 2018 of $119.0 million ($120.0 million net of $1.0 million payment to third parties on behalf of PIF) and

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(ii) follow-on installment Convertible Notes of $30.0 million per month from October 2018 to March 2019. Interest rates for the Convertible Notes is 8% per annum. Convertible Notes outstanding at December 31, 2018 was $209.0 million. The additional follow-on installments came in as scheduled through March 2019 for a total of additional $90.0 million of Convertible Notes. Upon approval by the Committee on Foreign Investment in the United States (CFIUS) of the Series D convertible preferred share financing in March 2019, in April 2019, the Company received the first tranche of Series D convertible preferred shares of $200.0 million, and all the principal and accrued interest of the Convertible Notes converted into Series D convertible preferred shares. Refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit” for Series D convertible preferred share issuance details.
Along with the Convertible Notes issuance, the Company granted PIF contingent forward contracts to participate in the future Series D convertible preferred share financing. The contingent forward contracts were determined to be accounted for similar to a derivative and the initial fair value was recorded as a debt discount and contingent forward contracts liability on the Convertible Notes issuance date. The initial contingent forward contract liability fair value of $18.6 million was determined utilizing the market approach, including both the back-solve method and the guideline public company method, and was subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. Refer to Note 6 “Contingent Forward Contracts” for detail.
Per the Security Purchase Agreement, the Company was required to pay an advisory fee to the advisor who helped the Company secure the transaction with the investor no later than September 2019. The Company incurred approximately $13.7 million in transaction costs in connection with the issuance of the Convertible Notes. In accordance with accounting for debt with conversions and other options, transaction costs were allocated pro rata based on the liability and equity components of $300.0 million and $1.0 billion, respectively. As such, $3.2 million of the transaction cost was allocated to debt issuance costs for the Convertible Notes, and $0.3 million of the transaction cost was allocated to share issuance costs for Series D convertible preferred shares in 2019.
The Company amortized the total debt issuance cost of the Convertible Notes in the amount of $21.8 million, consisting of the $18.6 debt discount and the $3.2 million allocated transaction cost over the Convertible Notes term of 18 months starting in September 2018 under the effective interest method. The effective interest rate of the Convertible Notes is 2.47% per annum. The amortization of the debt issuance costs was $3.4 million for the year ended December 31, 2019. The following table sets forth interest expense information related to the Convertible Notes for the year ended December 31, 2019 (in thousands):
Year Ended December 31,
2019
Amortization of issuance costs allocated to Convertible Notes	$494
Amortization of debt discount from contingent forward contracts (Note 6)	2,900
Total interest expense	$3,394

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
After CFIUS granted approval of the investment in March 2019, the Company converted all outstanding Convertible Notes into Series D convertible preferred shares in April 2019. The conversion consists of the $263.2 million Convertible Notes net of debt issuance costs and accrued interest of $8.8 million. See below for the conversion details:
Convertible Notes issued in 2018	$210,000
Debt discount and debt issuance cost incurred	(22,763)
Amortization of debt discount and issuance cost	1,623
Convertible Notes balance as of December 31, 2018	188,860
Convertible Notes issued in 2019	90,000
Debt discount and debt issuance cost incurred	(19,051)
Amortization of debt discount and issuance cost	3,394
Convertible Notes balance as of April 2, 2019	263,202
Accrued interest of Convertible Notes	8,782
Convertible Notes converted to Series D convertible preferred shares	$271,984
The Security Purchase Agreement also required the repurchase, redemption, and cancellation of certain amounts of Series C convertible preferred shares. For the detail of the repurchase of Series C convertible preferred shares, refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit.”
NOTE 6 — CONTINGENT FORWARD CONTRACTS
As discussed in Note 5 “Convertible Notes,” in September 2018, the Company entered into a Securities Purchase Agreement with PIF. Along with the execution of the Securities Purchase Agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred shares in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018. For the detail of the Convertible Notes and interest expense reconciliation, refer to Note 5 “Convertible Notes.”
In March 2020, the Company received $200.0 million in exchange for 31,201,245 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contracts liability into Series D convertible preferred shares. In June 2020, upon satisfaction of the second set of milestones (refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit”), the Company received the remaining $200.0 million in exchange for 31,201,245 shares of Series D as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $21.4 million and reclassified the liability into Series D convertible preferred shares. The Series D contingent forward contract liability incurred a total fair value loss of $8.7 million during the year ended December 31, 2020.
As discussed in Note 8 “Convertible Preferred Shares and Shareholders’ Deficit”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.
In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million as the final issuance of Series E convertible preferred shares. Upon the final

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred shares. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.
The Company’s inputs used in determining the fair value of Series D contingent forward contract liability on the issuance date were as follows:
Effective date	9/20/2018
Coupon payment dates	Semi-Annual
Maturity date	03/20/2020
Initial term	1.5 Years
Interest rate (coupon rate)	8.00%
Yield (market rate)	8.00%
Effective interest rate	2.47%
The Company’s inputs used in determining the fair value of Series D convertible preferred share contingent forward contract liability on the settlement date, were as follows:
Settlement date	3/31/2020	6/30/2020
Expected term	—	—
Contingent Series D convertible preferred shares fair value (per share)	$6.99	$7.10
Present value factor	1.0000	1.0000
Estimated probability of satisfying milestones	100%	100%
The Company’s inputs used in determining the fair value of Series E convertible preferred share contingent forward contract liability on the issuance date and settlement date, were as follows:
Effective date	9/22/2020	12/31/2020
Expected term	0.25 Years	—
Contingent Series E convertible preferred shares fair value (per share)	$7.92	$10.09
Present value factor	0.9999	1.0000
Estimated probability of satisfying milestones	95%	100%
Fair value of the Series D and Series E contingent forward contracts on the issuance date are valued by a third party valuation firm using Probability-Weighted Expected Return Method (“PWERM”) framework, and the Option Pricing Method (“OPM”) to allocate the equity value in the scenarios where the Series D and Series E convertible preferred share additional tranche issuance milestones are satisfied.
NOTE 7 — CONVERTIBLE PREFERRED SHARE WARRANT LIABILITY
In March and September 2017, in connection with the Long-Term Debt to Trinity, the Company issued two convertible preferred share warrants (the “Warrants”) to purchase a total of 585,023 shares of Series D convertible preferred shares, with an exercise price of $5.128 per share. The Warrants are exercisable for 10 years from the date of issuance and expire in 2027 or earlier upon the consummation of an initial public offering (“IPO”). The Company determined that these Warrants met the requirements for liability classification under ASC 480, Distinguishing Liabilities from Equity, due to the Warrants holders having a put-right and the Company having an obligation to settle the Warrants by transferring cash.
The fair value of the Warrants was approximately $0.4 million and $0.2 million at the time of issuance in March and September 2017, respectively, calculated using a Monte-Carlo simulation method under the

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
income approach. The Warrants were recorded at fair value at issuance and are subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. As of December 31, 2020, and 2019, 585,023 shares of the Warrants were outstanding with a fair value of $10.17 and $3.00 per share, and aggregate fair value of $3.0 million and $1.8 million, respectively. The Company recorded $1.2 million and $0.4 million as loss related to fair value remeasurements of the warrants in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.
The Company’s assumptions used in determining the fair value of convertible preferred share warrants at December 31, 2020, and 2019 are as follows:
	As of December 31,
	2020	2019
Volatility	50.0%	55.0%
Expected term (in years)	0.5 – 1.5	2.3
Risk-free rate	0.09 – 0.12%	1.59%
Expected dividend rate	0.0%	0.0%
NOTE 8 — CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Convertible Preferred Shares
Convertible preferred shares are carried at its issuance price, net of issuance costs.
In 2014 through 2020, the Company issued Series A, Series B, Series C, and Series D and Series E convertible preferred shares (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Shares”).
In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred shares as follows:
First Company Repurchase
Concurrent with the execution of the Security Purchase Agreement with PIF, $10.0 million of the proceeds from the issuance of the Convertible Notes were utilized to repurchase from the Sellers 714,286 shares of Series C at $14.00 per share. As the carrying amount of each share of Series C was $6.41 with an aggregate carrying amount of Series C repurchased at $4.6 million, the Company recognized $5.4 million as a reduction of additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2018, related to the excess fair value paid over carrying amount.
Second Company Repurchase
The Company agreed to repurchase 4,642,857 shares of Series C from the Sellers at a price equal to $14.00 per share, aggregating to $65.0 million on a date that is no later than 6 months from April 2019 (subject to contingencies defined within the Security Purchase Agreement with PIF) of the Series D Preferred Financing. The Repurchase Agreement substantially modified the terms of the Series C shares subject to repurchase and constitutes an extinguishment.
The Company used the put option pricing model to compute the fair value of the contingent ‘Second Company Repurchase’ feature (“contingent repurchase feature”) and applied a 95% probability of successfully achieving the contingencies. Fair value of the contingent repurchase feature was $10.03 per share.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The key inputs used in determining the fair value of the contingent repurchase feature as of the extinguishment date in September 2018, are as follows:
Effective date	9/30/2018
Current price	$3.28
Exercise price	$14.0
Initial term	0.5 Years
Volatility	55.00%
Risk free rate	2.36%
Dividend yield	0.00%
The fair value of the Series C preferred shares prior to extinguishment was $3.28 per share and was computed based on the Probability-Weighted Expected Return Method (PWERM) framework, using the Option Pricing Method (OPM) to allocate the equity value in the scenarios where CFIUS approval is received. The range of inputs for the various scenarios used in determining the fair value of the Series C convertible preferred shares using OPM as of the extinguishment date in September 2018, is as follows:
Price per share	$5.45 – 6.41
Term	1.7 – 2.4 Years
Volatility	55.00%
Risk free rate	2.71% – 2.81%
The fair value of the Series C preferred shares after the extinguishment was determined as $13.31 per share and was computed as the sum of the fair value of Series C of $3.28 per share as of the extinguishment date and the fair value of the contingent repurchase feature of $10.03 per share.
As the carrying amount of each share of Series C was $6.41 in September 2018 with an aggregate carrying amount of Series C shares extinguished at $32.0 million, the Company recognized $9.4 million as a reduction of additional paid-in capital and the remaining $22.6 million as an increase to accumulated deficit under shareholders’ equity in the consolidated balance sheet as of December 31, 2018 as the Company did not have sufficient additional paid-in capital as of the extinguishment date to offset the excess of the fair value over the carrying amount.
In June 2019, the Company and the Sellers amended and restated the September 2018 Repurchase Agreement related to the Second Company Repurchase. Pursuant to the terms, the Company repurchased 3,571,429 shares of Series C at $14.00 per share and the remaining 1,071,428 shares subject to the Second Company Repurchase were extinguished and the Company was released of any and all obligation to purchase any shares in excess of the 3,571,429 subject to redemption.
As the carrying amount of each share of Series C was $13.31 in June 2019 and the total carrying amount of Series C repurchased was $47.5 million, the Company recognized $2.5 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2019, related to the excess of fair value paid over carrying amount. The carrying amount of 1,071,428 shares extinguished in June 2019 was $14.3 million and the fair value was $3.60 per share, the Company recognized $10.4 million as an increase to additional paid in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2019, related to the difference between fair value after extinguishment and carrying amount.
The fair value of the Series C preferred shares after extinguishment in June 2019 was $3.60 per share and was computed based on the PWERM framework, using the OPM to allocate the equity value in the scenarios where CFIUS approval is received and the Current Value Method or CVM to allocate the equity value in the scenario where CFIUS approval is not received.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The range of inputs for the various scenarios used in determining the fair value of the Series C convertible preferred shares using OPM as of the extinguishment date, in June 2019, was as follows:
Price per share	$6.41
Term	1.7 – 2.3 Years
Volatility	55.00%
Risk free rate	1.59% – 2.71%
Third Company Repurchase (Series C — August 2020)
In August 2020, the Company entered into a Share Repurchase Agreement with the Sellers. Pursuant to the Share Repurchase Agreement, the Company agreed to repurchase 3,652,265 shares of Series C convertible preferred shares owned by the Sellers in August 2020 at a price of $2.70 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred shares is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under shareholder’s equity in the consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C shares repurchased.
Fourth Company Repurchase (Series C — December 2020)
In December 2020, the Company entered into a Share Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).
The Company agreed to repurchase 700,000 Series C convertible preferred shares from Blitz at a price of $3.20 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $6.41 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.
Fifth Company Repurchase (Series B — December 2020)
On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 1,333,333 Series B convertible preferred shares having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred shares and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred shares. As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred shares subject to repurchase are mandatorily redeemable within 45 days of the agreement and accordingly have been reclassified to other accrued liabilities on the consolidated balance sheets.
Series D Preferred Share Issuance
In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible shares at various tranches. The first tranche of $200.0 million is issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 5 — Convertible Notes). The second and third tranches of $400.0 million each are issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.
In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 141,746,324 shares of Series D at a price of $6.15

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019. The Company recorded $10.2 million of share issuance costs for Series D as noncurrent assets in the consolidated balance sheet as of December 31, 2018 and subsequently reclassified this amount to contra convertible preferred shares when Series D was funded in 2019. An additional $0.3 million of Series D share issuance cost was incurred in 2019 and was recorded as an issuance cost in additional paid in capital to offset the proceeds from Series D.
In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 31,201,245 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 31,201,245 shares of Series D.
See activities related to the PIF Convertible Notes and Series D convertible preferred share funding as below (in thousands):
Conversion of Convertible Notes (Note 5)	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Series received in June 2020	200,000
Contingent forward contract liability reclassified to Series D	39,563
Total proceeds of Series D	$1,311,548
Series E convertible preferred share Issuance
On September 21, 2020 the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred shares pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding, similar to a derivative in the form of contingent forward contracts, and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $7.90 per share of Series E convertible preferred. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.
Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 63,265,327 Series E convertible preferred shares as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 50,612,262 shares as the final issuance of Series E convertible preferred shares related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the consolidated statements of operations and reclassified the liability into convertible preferred shares on the Company’s consolidated balance sheets as of December 31, 2020.
As of December 31, 2020, and 2019, the Company had the following convertible preferred shares, par value of $0.0001 per share, authorized, and outstanding (in thousands, except share and per share amounts):

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of December 31, 2020
Convertible Preferred Shares	Shares Authorized	Shares Outstanding	Net Carrying Value	Conversion Price Per Share to Common Shares	Liquidation Per Share Amount	Liquidation Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B*	9,333,333	9,333,333	23,740	3.00	3.00	28,000
Series C	31,170,225	22,532,244	137,475	6.41	6.41	144,432
Series D	234,009,360	204,148,825	1,311,548	6.15	9.62	1,963,912
Series E	113,877,589	113,877,589	1,009,388	7.90	11.85	1,349,449
Total	400,510,507	362,011,991	$2,494,076			$3,497,913
*As of December 31, 2020, 1,333,333 Series B convertible preferred shares at aggregate fair value of $3.0 million were extinguished and reclassified to other accrued liabilities, with cash settlement occurring in January 2021.
As of December 31, 2019
Convertible Preferred Shares	Shares Authorized	Shares Outstanding	Net Carrying Value	Conversion Per Share to Common Shares	Liquidation Per Share Amount	Liquidation Amount
Series A	12,120,000	12,120,000	$11,925	$1.00	$1.00	$12,120
Series B	9,333,333	9,333,333	27,740	3.00	3.00	28,000
Series C	31,170,225	26,884,509	162,360	6.41	6.41	172,331
Series D	234,009,360	141,746,324	871,985	6.15	9.62	1,362,891
Total	286,632,918	190,084,166	$1,074,010			$1,575,342
The significant rights and preferences of the outstanding convertible preferred shares are as follows:
Dividends — Holders of Series A, Series B, and Series C are entitled to receive noncumulative dividends at an annual rate of $0.08, $0.24, $0.5128 per share, respectively. Holders of Series D and Series E are entitled to receive noncumulative dividends at the rate of 8% of the Series D and Series E Original Issue Price (as adjusted for any Share Split Change) per annum on each outstanding share of Series D and Series E. Such dividends shall be payable when and if declared by the Company’s board of directors (the “Board of Directors”). No other dividends shall be paid on any common or convertible preferred shares until such dividends on Series A, Series B, Series C, Series D and Series E have been paid or declared by the Board of Directors. As of December 31, 2020, and 2019, no dividends have been declared.
Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation Event), before any distribution or payment shall be made to holders of common shares, each holder of convertible preferred shares then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to members, whether from capital, surplus, or earnings, in the sequence of Series E, Series D, Series C, Series B and Series A, an amount equal to one and one-half times (1.5x), one and one-half times (1.5x), one time (1x), one time (1x), one time (1x) of the Series D, Series C, Series B, and Series A original issue price per share (as adjusted for Share Split Changes), plus all declared and unpaid distributions thereon. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the convertible preferred shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the holders of the convertible preferred shares shall receive a pro rata distribution of assets, on a pari passu basis, according to the amounts which would be payable in respect of the Series E and Series D convertible preferred shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Upon completion of the full distribution required above, the remaining assets of the Company available for distribution to members shall be distributed pari passu among the holders of common shares pro rata based on the number of the common shares held by each member.
Voting Rights — The holders of Series A, Series B, Series C, Series D and Series E convertible preferred shares are entitled to the number of votes equal to the number of Common shares into which such convertible preferred shares are convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of convertible preferred shares and the holders of common shares shall vote together and not as separate classes.
Conversion — Each Series A, Series B, Series C, Series D and Series E convertible preferred share is convertible, at the option of the holder, into one fully paid nonassessable common shares. The conversion formula is adjusted for such events as dilutive issuances, share splits, or business combinations. Each share of Series A, Series B, Series C, Series D and Series E convertible preferred shares shall automatically convert into one share of common shares at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 66.67% of the outstanding Series A, Series B, Series C, Series D or 50% for Series E convertible preferred shares, as applicable (each calculated on an as-converted basis), voting as a class, or (2) immediately before the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering on a U.S. national securities exchange or other internationally recognized securities exchange, which reflects a pre-offering market capitalization in excess of $2.5 billion and which results in gross proceeds to the Company of at least $200.0 million (before payment of underwriters’ discounts, commissions and offering expenses) (such transaction, a “Qualified IPO”).
Antidilution Adjustment — Subject to certain exceptions, if the Company issues additional common shares without consideration or for a consideration per share, less than the conversion price with respect to such series of the convertible preferred shares in effect immediately before the issuance of such additional shares, the conversion price of such series of convertible preferred shares in effect immediately before each such issuance shall automatically be adjusted. The new conversion price for such series of convertible preferred shares shall be determined by multiplying the conversion price for such series of convertible preferred shares then in effect by a fraction, the numerator of which will be the number of common shares outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which will be the number of common shares outstanding immediately before such issuance, plus the number of such additional common shares to be issued.
Common Shares
No dividends other than those payable solely in common shares shall be paid on any common share, unless and until (i) the dividends are paid on each outstanding share of convertible preferred share and (ii) a dividend is paid with respect to all outstanding convertible preferred shares in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each convertible preferred share, if immediately prior to such payment on common shares, it had been converted into common shares.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Common Shares Reserved for Issuance
The Company’s common shares reserved for future issuances as of December 31, 2020 and 2019, are as follows:
	As of December 31,
	2020	2019
Convertible preferred shares outstanding	362,011,991	190,084,166
Share options outstanding	26,730,453	26,212,498
Convertible preferred share warrant	585,023	585,023
Shares available for future grants	3,981,178	7,336,862
Total common shares reserved	393,308,645	224,218,549
NOTE 9 — SHARES-BASED AWARDS
Share Incentive Plans and Share Option Grants to Employees and Directors
In 2009, the Company adopted the 2009 Share Plan (the “2009 Plan”). In 2014, in connection with the Series C convertible preferred share financing, the Company adopted the 2014 Share Plan (the “2014 Plan”). Both the 2009 Plan and the 2014 Plan provide for the granting of incentive and non-statutory share options to directors, officers, employees, and consultants. Under the 2009 Plan and the 2014 Plan, the Company may grant options to purchase up to 5,000,000 and 31,884,190 common shares, respectively, at prices not less than the fair market value (FMV) at the date of grant, with limited exceptions. These options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive share options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years.
As of December 31, 2020, nil and 3,981,178 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant. As of December 31, 2019, nil and 7,336,862 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant.
A summary of share option activity under the 2009 Plan and the 2014 Plan is as follows:
	Outstanding Options
	Shares Available for Grant	Number of Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Intrinsic Value (in thousands)
Balance – January 1, 2019	19,257,865	14,716,256	1.06	6.37	$12,341
Options granted	(12,943,015)	12,943,015	2.19
Options exercised	—	(424,761)	1.22
Options canceled	1,022,012	(1,022,012)	1.92
Balance – December 31, 2019	7,336,862	26,212,498	1.58	6.27	$21,236
Options granted	(9,009,210)	9,009,210	3.06
Options exercised	—	(2,837,729)	1.15
Options canceled	5,653,526	(5,653,526)	1.17
Balance – December 31, 2020	3,981,178	26,730,453	2.21	7.79	$118,155
Options vested and exercisable December 31, 2020		26,111,472	1.75	6.75	$75,944

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of common shares. The aggregate intrinsic value of options exercised was approximately $8.3 million and $0.4 million in 2020 and 2019, respectively.
The total fair value of share options granted during the years ended December 31, 2020 and 2019, was approximately $14.8 million and $13.9 million, respectively, which is being recognized over the respective vesting periods. The total fair value of share options vested during the years ended December 31, 2020 and 2019, was approximately $3.9 million and $6.9 million, respectively. The unamortized share-based compensation for the years ended December 31, 2020 and 2019, was approximately $14.9 million and $6.6 million, and weighted average remaining amortization period as of December 31, 2020 and 2019 was 3.0 years and 2.7 years, respectively.
The Black-Scholes Model used to value share options incorporates the following assumptions:
Volatility — The expected share price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common shares.
Risk-Free Interest Rate — The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes over the expected option term.
Expected Life — The expected term of options granted to employees represents the period that the share-based awards are expected to be outstanding. The Company utilizes historical data when establishing the expected term assumptions. For options granted with an extended exercise term, refer to the below section for details.
Dividend Yield — The expected dividend yield assumption of zero is based on our current expectations about our anticipated dividend policy over the expected option term, and an estimate of expected forfeiture rates. Over the course of the Company’s history, it has not declared or paid any dividends to shareholders.
The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, such as the expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of share options granted to employees and directors that are subject to ASC 718, Compensation — Stock Compensation, requirements. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.
A summary of the assumptions the Company utilized to record compensation expense for share options granted during the years ended December 31, 2020 and 2019, is as follows:
	Year Ended December 31,
	2020	2019
Weighted average volatility	58.98%	42.77%
Expected term (in years)	5.9	5.5
Risk-free interest rate	0.75%	2.11%
Expected dividends	—	—
The Company recognizes compensation on a straight-line basis over the requisite vesting period for each award.
During the year ended December 31, 2019, the Company granted 6.7 million options to senior management with an extended post-termination exercise term. The extended option exercise period for those options is the earliest of option expiration date, the first anniversary of a qualified IPO, or closing of

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
a change of control. The Company also used the Black-Scholes option-pricing model to value the options with extended exercise term resulting in grant date fair value of $2.7 million in 2019, which were also expensed over the requisite vesting period for each award. In accordance with ASC 718-10-20, the change of control and IPO events are considered performance conditions and are not deemed probable until they occur, therefore the Company determined the expected life of the awards was 10 years, or equal to the contractual life, for use in the Black Scholes model. No such options were granted in 2020.
Following are the assumptions used in the valuation of these options:
For the Year Ended December 31, 2019
Volatility	47.5%
Expected terms (in years)	10
Risk-free interest rate	2.59%
Expected dividends	—
Total employee and nonemployee share-based compensation expense, including that related to the extended exercise terms for senior management and consultants for the years ended December 31, 2020 and 2019, is classified in the consolidated statements of operations as follows (in thousands):
	Year Ended December 31,
	2020	2019
Cost of revenue	$213	$443
Research and development	3,724	4,770
Selling, general and administrative	677	2,506
Total	$4,614	$7,719
NOTE 10 — COMMITMENTS AND CONTINGENCIES
Operating Leases and Other Contractual Obligations
The Company has various non-cancelable operating leases for its office space, laboratory, and manufacturing and retail facilities. These leases expire at various times through 2030. Certain lease agreements contain renewal options, rent abatement, and escalation clauses. The Company recognizes rent expense on a straight-line basis over the lease term, commencing when the Company takes possession of the property. Certain of the Company’s office leases entitle the Company to receive a tenant allowance from the landlord. The Company records tenant allowance as a deferred rent credit, which the Company amortizes on a straight-line basis, as a reduction of rent expense, over the term of the underlying lease. In 2020 and in 2019, the Company invoked the right for additional tenant improvements of $4.7 million and $8.6 million, respectively, allowed in the original contracts or amended agreements for the corporate headquarters in Newark, California.
As of December 31, 2020, and 2019, the Company had $406.1 million and $162.0 million in commitments related to the Arizona manufacturing plant and equipment. This represents future expected payments on open purchase orders entered as of December 31, 2020, and 2019.
In September 2017, the Company entered into an over 10-year lease on an approximately 127,000 square-foot headquarters building, and the lease will expire on September 30, 2030 after the amendment being signed. The Company has committed to pay approximately $0.3 million per month for the building, with 3% annual increases.
In September 2018, the Company amended that lease to also include an approximately 300,000 square-foot additional building within the same campus location and extend the term to 12 years, and the lease will

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
expire on September 30, 2030. Under the lease agreement, the Company has committed to pay approximately $0.6 million per month for the additional building, with 3% annual increases on the lease.
As of December 31, 2020, and 2019, the landlord provided a tenant improvement allowance for approximately $29.0 million and $24.3 million, respectively, for leasehold improvements in connection with the cost of construction of the initial alterations within the premises.
In December 2018, the Company entered into a four-year lease for approximately 500 acres of land in Arizona, on which the Company intends to construct an Arizona plant. Under the lease agreement, the Company is committed to pay $1.8 million per year during the lease term. This rent is paid in arrears. Pursuant to the terms of the lease agreement , the Company has the exclusive option to purchase the Premises (land together with any structures or improvements presently situated thereon or to be constructed thereon) at any time prior to expiration of the lease term for the purchase price to be computed in accordance with the terms and conditions as set forth in the lease agreement.
In June 2019, the Company entered into a new lease agreement for a retail location in Beverly Hills, California. The lease commenced on September 1, 2019 and will expire on August 31, 2029. Under the lease agreement, the Company will pay base rent of $0.1 million per month. Base rent is subject to a 3% annual escalation clause during the lease term.
From January 2020 to September 2020, the Company entered into nine lease agreements for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms.
Future minimum payments as of December 31, 2020, are approximately as follows (in thousands):
Year Ending December 31:
2021	$25,490
2022	28,837
2023	27,633
2024	28,207
2025	27,474
Thereafter	116,155
Total	$253,796
Rent expense incurred under operating leases was approximately $19.6 million and $18.3 million, for the years ended December 31, 2020 and 2019, respectively.
During the year ended 2020, the Company entered into a non-cancellable purchase commitment with a large battery cell supplier to purchase battery cells over the next three years. Battery cell costs can fluctuate from time to time based on, among other things, supply and demand, costs of raw materials, and purchase volumes. The estimated purchase commitment as of December 31, 2020 is set as follows (in thousands):
Minimum Purchase Commitment
Year Ending December 31:
2021	$101,200
2022	202,400
2023	202,400
Total	$506,000

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Capital Lease
During the years ended December 31, 2019 and 2020, the Company acquired equipment under capital lease agreements with an initial term of 36 months.
Future minimum payments for the capital lease as of December 31, 2020, are approximately as follows (in thousands):
Year Ending December 31:
2021	$1,729
2022	1,547
2023	1,174
2024	9
Total capital lease obligations	4,459
Less amounts representing interest	(1,202)
Capital lease obligations, net of interest	$3,257
Legal Matters
From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company. However, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
Indemnification
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of its breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $5.0 million as of December 31, 2020, for which no liabilities are recorded on the consolidated balance sheets. No such obligation was noted at December 31, 2019.
NOTE 11 — INCOME TAXES
Income taxes have been provided in accordance with ASC 740. The components of loss before income taxes for the years ended December 31, 2020 and 2019, are as follows (in thousands):
	2020	2019
Loss subject to domestic income taxes	$(719,636)	$(277,244)
Loss subject to foreign income taxes	68	(90)
	$(719,568)	$(277,334)

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The Company recorded an income tax provision/(benefit) of $(0.19) million and $0.03 million in connection with its domestic state and foreign subsidiaries for the years ended December 31, 2020 and 2019, respectively, as follows (in thousands):
	2020	2019
Current
Federal	$—	$—
State	5	2
Foreign	(193)	23
Total current tax expense (benefit)	$(188)	$25
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred tax expense (benefit)	$—	$—
Total income tax expense (benefit)	$(188)	$25
The amount of income tax expense (benefit) differs from the expected benefit due to the state income taxes, foreign income taxes, and the impact of the valuation allowance.
On December 22, 2017, the US government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the US tax code, including, but not limited to, (1) reducing the US federal corporate tax rate from 35% to 21%; (2) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (3) creating a new limitation on deductible interest expense; (4) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (5) bonus depreciation that will allow for full expensing of qualified property; (6) establishes new rules with respect to the taxation of certain international transactions, including the income of foreign subsidiaries; and (7) limitations on the deductibility of certain executive compensation.
The Tax Act subjects a US shareholder to current tax on global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. The FASB Staff Q&A Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. The Company’s foreign income is in a net loss position and is immaterial to the provision for income taxes, thus no GILTI has been accrued for either 2019 or 2020.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2020 and 2019, are as follows (in thousands):
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$265,799	$139,899
Tax credit carryforwards	40,454	18,076
Share-based compensation expense	2,554	4,191

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
	2020	2019
Depreciation	499	210
Accrued compensation and vacation	2,498	699
Interest	489	409
Tenant improvement allowance	8,777	7,757
Accruals and reserves	39,502	3,577
Other	1	—
Total deferred tax assets	360,573	174,818
Valuation allowance	(360,573)	(174,818)
Net deferred tax assets	—	—
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, and 2019, the Company has no undistributed earnings from its foreign subsidiaries. Accordingly, no deferred tax liability has been established.
A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized in a particular tax jurisdiction. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence.
Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and the accumulated deficit, as of December 31, 2020 and 2019, the Company provided a full valuation allowance against its US and state deferred tax assets. The valuation allowance for deferred tax assets was $360.6 million and $174.8 million, as of December 31, 2020 and 2019, respectively. The valuation allowance on our net deferred taxes increased by $185.8 million and increased by $80.7 million during the years ended December 31, 2020 and 2019, respectively.
The Company had federal and state net operating loss carryforwards of approximately $960.7 million and $716.1 million, respectively, as of December 31, 2020, which will begin to expire at various dates beginning in 2028, if not utilized. The Company also had federal and state tax research and development tax credit carryforwards of approximately $44.8 million and $36.1 million, respectively. The federal research and development tax credit carryforwards will expire at various dates beginning in 2034, if not utilized. The state research and development tax credit carryforwards do not expire.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
The reconciliation of taxes at the federal statutory rate to our provision for income taxes for the years ended December 31, 2020 and 2019 was as follows:
	Year Ended December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
Share-based compensation	(0.2)	(0.2)
Mark-to-market adjustment	(3.4)	(1.1)
Nondeductible expenses	(0.1)	(0.8)
Tax credits	2.8	1.9
Change in valuation allowance	(20.1)	(20.8)
Provision for income taxes	—%	—%
The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses and certain credits in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses and certain credits may be limited as prescribed under
Internal Revenue Code Section 382, which provide for limitations on net operating losses carryforwards and certain built in losses following ownership changes, and Section 383, which provides for special limitations on certain excess credits, etc. (collectively, “IRC Section 382”). Utilization of the carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions, resulting in a reduction in the gross deferral tax assets before considering the valuation allowance.
The Company files US, state, and foreign income tax returns with varying statutes of limitations. The federal, state, and foreign returns statute of limitations remains open for tax years from 2008 and thereafter. There are currently no income tax audits underway by US, state, or foreign tax authorities.
Uncertain Tax Positions
As of December 31, 2020, and 2019, the total amount of unrecognized tax benefits was approximately $42.9 million and $20.6 million, respectively. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits within the next 12 months.
The following table summarizes the activity related to unrecognized tax benefits for the years ended December 31, 2020 and 2019 (in thousands):
	December 31,
	2020	2019
Unrecognized benefit – beginning of period	$20,635	$11,647
Gross increases – prior-period tax positions	21	4
Gross decreases – prior-period tax positions	(2)	—
Gross increases – current-period tax positions	22,382	8,995
Gross decrease – current-period tax positions	—	(11)
Statute lapse	(142)	—
Unrecognized benefit – end of period	$42,894	$20,635

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Related to the unrecognized tax benefits above, the Company recognized interest expense and penalty expense as part of income tax expenses in the consolidated statements of operations according to the following table (in thousands):
	Year Ended December 31,
	2020	2019
Interest expense	$(45)	$16
Penalty expense	(20)	1
As of December 31, 2020, the Company has recognized a liability for interest expense and penalties of $60 thousand and $9 thousand, respectively, which is included within income tax liabilities in the consolidated balance sheet.
NOTE 12 — NET LOSS PER SHARE
Basic and diluted net loss per share are calculated as follows (in thousands, except per share amounts):
	Year Ended December 31,
	2020	2019
Basic and diluted net loss per share
Numerator:
Net loss	$(719,380)	$(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders	$(705,596)	$(269,422)
Denominator:
Weighted-average shares outstanding – basic	9,389,540	7,789,421
Effect of dilutive potential common shares from share options, share awards and employee share purchase plan	—	—
Weighted-average shares outstanding – diluted	9,389,540	7,789,421
Net loss per share:
Basic	$(75.15)	$(34.59)
Diluted	$(75.15)	$(34.59)
The following table sets forth the potential common shares as of the end of each period presented that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive:
	As of December 31,
	2020	2019
Convertible preferred shares outstanding	362,011,991	190,084,166
Share options outstanding	26,730,453	26,212,498
Convertible preferred share warrant	585,023	585,023
Total potential convertible securities to common shares	389,327,467	216,881,686

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
NOTE 13 — EMPLOYEE BENEFIT PLAN
The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan in 2020 and 2019.
NOTE 14 — SEGMENT REPORTING
The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.
NOTE 15 — SUBSEQUENT EVENTS
In connection with the preparation of the financial statements for the year ended December 31, 2020, the Company has evaluated subsequent events through March 19, 2021, the date the financial statements were available to be issued, for both conditions existing and not existing at December 31, 2020, and concluded there were no subsequent events to recognize in the financial statements.
In January 2021, the Company’s board of directors approved the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan will replace the 2009 Plan and 2014 Plan. 3,981,178 shares reserved for future issuance under 2009 Plan and 2014 Plan will be removed and added to share reserve under the 2021 Plan. If outstanding share awards issued under the 2009 Plan and 2014 Plan 1) expire or terminate for any reason prior to exercise or settlement, 2) are forfeited, canceled or otherwise returned to the Company because of the failure to meet vesting conditions, or 3) are reacquired, withheld to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a share award (collectively, the “Returning Shares”), will be added back to the 2021 Plan. The 2021 Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory share options, restricted shares. Restricted Stock Units (RSUs), share appreciation rights, performance based awards and cash based awards to the Company’s employees, directors, and consultants and its parent and subsidiary corporations’ employees and consultants. The 2021 Plan became effective in January 2021. 32,076,334 shares were authorized to issue under the 2021 Plan.
In February 2021, the Company entered into new lease agreements for retail locations in Manhasset, New York and in Chicago, Illinois. The leases commenced in February 2021 and will expire on or before January 31, 2031. Under the lease agreements, the Company will pay base rent from $0.5 million to $0.8 million annually. Base rent is subject to a 2.5% annual escalation clause during the lease term.
In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”) entered into September 2020 (refer to Note 7). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 50,612,262 Series E convertible preferred shares at $7.90 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.
Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to purchase up to 8,977,769 Series E convertible preferred shares on a pro rata basis at $7.90 per share, aggregating to $71.0 million. The Company will issue the Offer Notice to all Eligible Holders two business days following the third closing, and all Eligible Holders have 14 calendar days (the “Exercise Period”) to notice the Company on the number of Series E convertible preferred shares they intend to purchase.

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Along with the execution of the Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred shares to 498,017,734 and 437,182,072 shares, respectively.
On February 22, 2021, Churchill Capital Corp IV (“CCIV”) (NYSE:CCIV), a special purpose acquisition company or SPAC, announced that it had entered into a definitive agreement for a merger that would result in the Company becoming a wholly owned subsidiary of CCIV. If such merger is ultimately completed, the Company would effectively comprise all of CCIV’s material operations.
In February 2021, the Company’s board of directors granted a total of 1,035,000 RSUs under the 2021 Plan in connection with the proposed merger with CCIV. The aggregate grant date fair value of the RSUs is estimated to be between $38.8 million and $44.0 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material. The RSUs are subject to a performance condition and a service condition. The performance condition will be satisfied upon the closing of the proposed merger with CCIV. The service condition for 25% of the RSUs will be satisfied 375 days after the closing of the proposed merger with CCIV and will be satisfied for the remaining RSUs in equal quarterly installments thereafter, subject to continuous employment through each vesting date.
Events Subsequent to the Original Issuance of Consolidated Financial Statements (Unaudited)
In March 2021, the Company’s board of directors granted a total of 1,066,631 RSUs under the 2021 Plan in connection with the proposed merger with CCIV. The aggregate grant date fair value of the RSUs is estimated to be between $53.6 million and $60.7 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material. The RSUs are subject to a performance condition and a service condition. The performance condition will be satisfied upon the closing of the proposed merger with CCIV. The service condition for 25% of the RSUs will be satisfied 375 days after the closing of the proposed merger with CCIV and will be satisfied for the remaining RSUs in equal quarterly installments thereafter, subject to continuous employment through each vesting date.
In March 2021, the Company’s board of directors granted a total of 11,293,177 RSUs to its CEO under the 2021 Plan in connection with the proposed merger with CCIV. The CEO RSU Award will be comprised of 5,232,507 RSUs subject to performance and service conditions (the “CEO Time-Based RSUs”) and 6,060,670 RSUs subject to performance and market conditions (the “CEO Performance RSUs”). The aggregate grant date fair value of the CEO RSU Award is estimated to be $556.1 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques, including a Monte Carlo simulation method for awards with market conditions, with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material. The performance condition of the CEO Time-Based RSUs and CEO Performance RSUs will be satisfied upon the closing of the proposed merger with CCIV. The service condition for the CEO Time-Based RSUs will be satisfied in 16 equal quarterly installments beginning after the closing of the proposed merger with CCIV, subject to continuous employment through each vesting date. The market conditions for the CEO Performance RSUs will be satisfied based upon the achievement of certain market capitalization goals of the combined company during the five-year period beginning after the closing of the proposed merger with CCIV, subject to continuous employment through each vesting date.
In April 2021, the Company issued 25,306,130 Series E Preferred Shares at a purchase price of approximately $7.90 per share for an aggregate purchase price of $200.0 million. The total number of shares issued include 202,449 shares issued to the CEO.
In May 2021, the Company completed its evaluation related to the exercise of the convertible preferred share warrant liability that was settled in its entirety in February 2021. Upon final settlement, the Company

ATIEVA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
converted the warrants into $12.9 million of Series D convertible preferred shares and recorded a $7.0 million loss related to fair value remeasurement of the warrants in the consolidated statements of operations.
From March 2021 through May 2021, the Company entered into new lease agreements for retail locations in various locations. The leases commenced in April 2021 and will expire on or before March 2032. Under the lease agreements, the Company will pay base rent from $0.2 million to $1.2 million annually.
******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Churchill Capital Corp IV
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Churchill Capital Corp IV (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 30, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from April 30, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Previously Issued Financial Statements
As disclosed in Note 2, the accompanying financial statements as of December 31, 2020 and for the period from April 30, 2020 (inception) through December 31, 2020, have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
Houston, TX
March 15, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent events discussed in Note 12 (Legal Proceedings), as to which the date is May 14, 2021.

CHURCHILL CAPITAL CORP IV
BALANCE SHEET
DECEMBER 31, 2020 (As Restated)
ASSETS
Current Assets
Cash	$3,592,857
Prepaid expenses	937,786
Total Current Assets	4,530,643
Cash and marketable securities held in Trust Account	2,070,086,006
TOTAL ASSETS	$2,074,616,649
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – accrued expenses	$1,446,951
Current income taxes payable	81,422
Warrant liability	142,200,500
Deferred underwriting payable	72,450,000
Total Liabilities	216,178,873
Commitments
Class A common stock subject to possible redemption 185,343,777 shares at redemption value	1,853,437,770
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 21,656,223 issued and outstanding (excluding 185,343,777 shares subject to possible redemption)	2,166
Class B common stock, $0.0001 par value; 100,000,000 shares authorized; 51,750,000 shares issued and outstanding	5,175
Additional paid-in capital	68,460,540
Accumulated deficit	(63,467,875)
Total Stockholders’ Equity	5,000,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,074,616,649
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)
Formation and operating costs	$2,976,423
Loss from operations	(2,976,423)
Other income (expense):
Interest earned on marketable securities held in Trust Account	531,361
Loss on warrant liabilities	(58,778,500)
Transaction costs attributable to the Initial Public Offering	(2,167,536)
Unrealized gain on marketable securities held in Trust Account	4,645
Other expense, net	(60,410,030)
Loss before provision for income taxes	(63,386,453)
Provision for income taxes	(81,422)
Net loss	$(63,467,875)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding , Non-redeemable common stock	62,139,948
Basic and diluted net loss per share, Non-redeemable common stock	$(1.02)
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – April 30, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	51,750,000	5,175	19,825	—	25,000
Sale of 207,000,000 Units, net of underwriting discounts and offering expenses	207,000,000	20,700	—	—	1,921,859,951	—	1,921,880,651
Class A common stock subject to possible redemption	(185,343,777)	(18,534)	—	—	(1,853,419,236)	—	(1,853,437,770)
Net loss	—	—	—	—	—	(63,467,875)	(63,467,875)
Balance – December 31, 2020	21,656,223	$2,166	51,750,000	$5,175	$68,460,540	$(63,467,875)	$5,000,006
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)
Cash Flows from Operating Activities:
Net loss	$(63,467,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(531,361)
Unrealized gain on marketable securities held in Trust Account	(4,645)
Loss on warrant liabilities	58,778,500
Transaction costs attributable to Initial Public Offering	2,167,536
Changes in operating assets and liabilities:
Prepaid expenses	(937,786)
Accrued expenses	1,446,951
Income taxes payable	81,422
Net cash used in operating activities	(2,467,258)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(2,070,000,000)
Cash withdrawn from Trust Account to pay taxes	450,000
Net cash used in investing activities	(2,069,550,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	2,033,596,400
Proceeds from sale of Private Placement Warrants	42,850,000
Proceeds from promissory note – related party	550,000
Repayment of promissory note – related party	(550,000)
Payment of offering costs	(861,285)
Net cash provided by financing activities	2,075,610,115
Net Change in Cash	3,592,857
Cash – Beginning of period	—
Cash – End of period	$3,592,857
Non-Cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$1,914,737,110
Change in value of Class A common stock subject to possible redemption	$(61,299,340)
Deferred underwriting fee payable	$72,450,000
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp IV (formerly known as Annetta Acquisition Corp) (the “Company”) was incorporated in Delaware on April 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company has one subsidiary, Air Merger Sub, Inc., a direct, wholly owned subsidiary of the Company incorporated in Delaware on February 19, 2021 (“Merger Sub”) (see Note 12).
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from April 30, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Atieva”) (see Note 12). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statements for the Company’s Initial Public Offering were declared effective on July 29, 2020. On August 3, 2020, the Company consummated the Initial Public Offering of 207,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 27,000,000 Units, at $10.00 per Unit, generating gross proceeds of $2,070,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 42,850,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor IV LLC, (the “Sponsor”), generating gross proceeds of $42,850,000 which is described in Note 5.
Transaction costs amounted to $109,714,885, consisting of $36,403,600 of underwriting fees, $72,450,000 of deferred underwriting fees and $861,285 of other offering costs.
Following the closing of the Initial Public Offering on August 3, 2020, an amount of $2,070,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $1,000,000 and/or to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on interest income earned from the Trust Account and the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of $1,000,000 and/or to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees will agree to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by August 3, 2022 (or November 3, 2022 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Combination by August 3, 2022) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Liquidity
The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2020, the Company had $3,592,857 in its operating bank accounts, $2,070,086,006 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $3,218,168. As of December 31, 2020, approximately $86,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. On February 22, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (see Note 12).
NOTE 2.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement.
In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. See Notes 3, 8, 9, 10 and 11.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, or cash.
The table below summarizes the effects of the restatement on the financial statements for all periods being restated:
	As Previously Reported	Adjustments	As Restated
Balance sheet as of August 3, 2020 (audited)
Total Liabilities	$72,450,000	$83,422,000	$155,872,000
Class A Common Stock Subject to Possible Redemption	1,998,159,110	(83,422,000)	1,914,737,110
Class A Common Stock	718	835	1,553
Additional Paid-in Capital	4,995,112	2,166,701	7,161,813
Accumulated Deficit	(1,000)	(2,167,536)	(2,168,536)
Shareholders’ Equity	5,000,005	—	5,000,005
Number of shares subject to redemption	199,815,911	(8,342,200)	191,473,711
Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$72,483,333	$135,402,500	$207,885,833
Class A Common Stock Subject to Possible Redemption	1,998,003,495	(135,402,500)	1,862,600,995
Class A Common Stock	721	1,354	2,075
Additional Paid-in Capital	5,150,724	54,146,682	59,297,406
Accumulated Deficit	(156,614)	(54,148,036)	(54,304,650)
Shareholders’ Equity	5,000,006	—	5,000,006
Number of shares subject to redemption	199,787,373	(13,539,371)	186,248,002
Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$73,978,373	$142,200,500	$216,178,873
Class A Common Stock Subject to Possible Redemption	1,995,638,270	(142,200,500)	1,853,437,770
Class A Common Stock	744	1,422	2,166
Additional Paid-in Capital	7,515,926	60,944,614	68,460,540
Accumulated Deficit	(2,521,839)	(60,946,036)	(63,467,875)
Shareholders’ Equity	5,000,006	—	5,000,006
Number of shares subject to redemption	199,563,827	(14,220,050)	185,343,777
Statement of Operations for the three Month Ended September 30, 2020 (unaudited)
Net loss	$(155,614)	$(54,148,036)	$(54,303,650)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	199,815,911	(8,342,200)	191,473,711

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	53,784,534	5,259,213	59,043,747
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.92)	(0.92)
Statement of Operations for the period from April 30, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(156,614)	$(54,148,036)	$(54,304,650)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	199,815,911	(8,342,200)	191,473,711
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	51,169,291	3,693,493	54,862,784
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.99)	(0.99)
Statement of Operations for the period from April 30, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(2,521,839)	$(60,946,036)	$(63,467,875)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	199,798,408	(11,529,798)	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	0.00	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	54,384,479	7,755,470	62,139,949
Basic and diluted net loss per share, Non-redeemable common stock	(0.05)	(0.97)	(1.02)
Statement of Cash Flows for the period from April 30, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(2,521,839)	$(60,946,036)	$(63,467,875)
Loss on warrant liabilities	—	58,778,500	58,778,500
Transaction costs attributable to Initial Public Offering	—	2,167,536	2,167,536
Initial classification of Class A common stock subject to possible redemption	1,998,159,110	(83,422,000)	1,914,737,110
Change in value of Class A common stock subject to possible redemption	(2,520,840)	(58,778,500)	(61,299,340)

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Statement of Cash Flows for the period from April 30, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	$(156,614)	$(54,148,036)	$(54,304,650)
Loss on warrant liabilities	—	51,980,500	51,980,500
Transaction costs attributable to Initial Public Offering	—	2,167,536	2,167,536
Initial classification of Class A common stock subject to possible redemption	1,998,159,110	(83,422,000)	1,914,737,110
Change in value of Class A common stock subject to possible redemption	(155,615)	(51,980,500)	(52,136,115)
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of mutual funds. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through December 31, 2020, the Company withdrew $450,000 of interest earned on the Trust Account for working capital purposes.
Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants and Private Placement Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation and a modified Black Scholes model, respectively. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Income (Loss) per Common Share
Net income (loss) per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 84,250,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on the non-redeemable shares’ proportionate interest.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
For the Period from April 30, 2020 (inception) through December 31, 2020
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest income	$475,781
Unrealized gain on investments held in Trust Account	4,159
Less: Company’s portion available to be withdrawn to pay taxes	(193,315)
Less: Company’s portion available to be withdrawn for working capital purposes	(286,625)
Net income allocable to Class A common stock subject to possible redemption	$—
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	188,268,610
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00
Non-Redeemable Common Stock
Numerator: Net loss minus net earnings
Net loss	$(63,467,875)
Less: Net income allocable to Class A common stock subject to possible redemption	—
Non-redeemable net loss	$(63,467,875)
Denominator: Weighted average non-redeemable Class B common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Class B common stock	62,139,949
Basic and diluted net loss per share, Non-redeemable Class B common stock	$(1.02)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 4.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 207,000,000 Units, which includes the full exercise by the underwriters of their option to purchase an additional 27,000,000 Units, at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The Units sold in the Initial Public Offering comprise an aggregate of 207,000,000 shares of Class A common stock and 41,400,000 Public Warrants.
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 42,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $42,850,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
On May 22, 2020, the Sponsor purchased 21,562,500 shares of the Company’s Class B common stock for an aggregate price of $25,000 (the “Founder Shares”). On July 14, 2020, the Company effected a stock dividend of one-third of a share of Class B common stock for each outstanding share of Class B common stock, on July 27, 2020, the Company effected a stock dividend of 0.50 to 1 share of Class B common stock for each outstanding share of Class B common stock and on July 30, 2020, the Company effected a stock dividend of 0.20 to 1 share of Class B common stock for each outstanding share of Class B common stock, resulting in 51,750,000 shares of Class B common stock being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividends. The Founder Shares included an aggregate of up to 6,750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 6,750,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up.
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on July 30, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
affiliate of the Sponsor a total of $50,000 per month for office space, administrative and support services. For the period from April 30, 2020 (inception) through December 31, 2020, the Company incurred and paid $250,000 in fees for these services.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
Promissory Note — Related Party
On May 13, 2020, the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. The borrowings outstanding under the note in the amount of $550,000 were repaid upon the consummation of the Initial Public Offering on August 3, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 7.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on July 29, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $72,450,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Combination, subject to the terms of the underwriting agreement. The underwriters waived the upfront underwriting discount on 19,982,000 Units, resulting in a reduction of the upfront underwriting discount of $3,996,400. In addition, the underwriters reimbursed the Company an aggregate of $1,000,000 for costs incurred in connection with the Initial Public Offering.
Legal Fees
As of December 31, 2020, the Company incurred legal fees of $2,152,960. These fees will only become due and payable upon the consummation of an initial Business Combination (see Note 12).
NOTE 8.   STOCKHOLDERS’ EQUITY
Preferred Stock  —  The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock  —  On July 30, 2020, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 400,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 21,656,223 shares of Class A common stock issued or outstanding, excluding 185,343,777 shares of Class A common stock subject to possible redemption
Class B Common Stock  —  On July 30, 2020, the Company amended its Amended and Restated Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 51,750,000 shares of Class B common stock issued and outstanding
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in the Business Combination target, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
NOTE 9.   WARRANT LIABILITY
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the closing price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10.   INCOME TAX
The Company’s net deferred tax asset is as follows:
December 31, 2020
Deferred tax asset
Startup/organizational expenses	$596,809
Unrealized gain on marketable securities	(2,900)
Total deferred tax asset	593,909
Valuation Allowance	(593,909)
Deferred tax asset, net of allowance	$—
The income tax provision consists of the following:
As of December 31, 2020
Federal
Current	$81,422
Deferred	(593,909)
State and Local
Current	—
Deferred	—
Change in valuation allowance	593,909
Income tax provision	$81,422
As of December 31, 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from April 30, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $593,909.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Loss on warrant liability	(19.5)%
Transaction costs incurred in connection with IPO	(0.7)%
Valuation allowance	(0.9)%
Income tax provision	(0.1)%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 remain open and subject to examination. The Company considers New York to be a significant state tax jurisdiction.
NOTE 11.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$2,070,086,006
Liabilities:
Warrant Liability – Public Warrants	1	$62,928,000
Warrant Liability – Private Placement Warrants	3	$79,272,500

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the statement of operations.
At issuance, the Warrant Liability for Public Warrants and Private Placement Warrants were valued as of July 30, 2020 using a Monte Carlo simulation and a modified Black Scholes model, respectively, which are considered to be a Level 3 fair value measurements. Subsequent to the Public Warrants detachment from the Units, the Public Warrants are valued based on quoted market price, under ticker CCIV.WS, which is a Level 1 fair value.
The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target.
As of issuance and December 31, 2020, the estimated fair value of Warrant Liability — Private Placement Warrants were determined using a Black-Scholes valuation and based on the following significant inputs:
	At issuance	As of December 31,2020
Exercise price	$11.50	$11.50
Stock price	$9.80	$10.01
Volatility	19.8%	30%
Probability of completing a Business Combination	80.0%	80%
Term	5.33	5.33
Risk-free rate	0.34%	0.50%
Dividend yield	0.0%	0.0%
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of April 30, 2020 (inception)	$—	$—	$—
Initial measurement on July 30, 2020	42,850,000	40,572,000	83,422,000
Change in valuation inputs or other assumptions	36,422,500	22,356,000	58,778,500
Fair value as of December 31, 2020	$79,272,500	$62,928,000	$142,200,500
NOTE 12.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Merger Agreement
On February 22, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub and Atieva, relating to a proposed business combination transaction between the Company and Atieva.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Pursuant to the Merger Agreement, Merger Sub will merge with and into Atieva with Atieva being the surviving entity in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).
The aggregate consideration to be paid to the shareholders of Atieva will be equal to (a) $11,750,000,000 plus (b) (i) all cash and cash equivalents of Atieva and its subsidiaries less (ii) all indebtedness for borrowed money of Atieva and its subsidiaries, in each case as of two business days prior to the closing date (the “Equity Value”) and will be paid entirely in shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) in an amount equal to $10.00 per share (the “Merger Consideration”).
At the effective time of the Merger:
(i)
each share of capital stock of Atieva (the “Atieva Shares”) will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate, the Merger Consideration. All share incentive plan or similar equity-based compensation plans maintained for employees of Atieva will be assumed by the Company and all outstanding options to purchase Atieva Shares (each, a “Atieva Option”) and each restricted stock unit award (“RSU”) with respect to Atieva Shares (each, a “Atieva RSU”) will be assumed by the Company as described below. For purposes of the following paragraph, the “Exchange Ratio” means the Equity Value per share divided by $10.00.

(ii)
each Atieva Option will become an option to purchase shares of Class A Common Stock (each, an “Assumed Option”), on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to the Atieva Option immediately prior to the effective time of the Merger, except that (i) the number of shares of Class A Common Stock subject to such Assumed Option shall equal the product of (x) the number of Atieva Shares that were subject to the option immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Atieva Share at which such option was exercisable immediately prior to the effective time of the Merger, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent.

(iii)
each Atieva RSU, will be assumed by the Company and become an RSU with respect to shares of Class A Common Stock (each, an “Assumed RSU”) on the same terms and conditions (including applicable vesting provisions) as applied to each Atieva RSU immediately prior to the effective time of the Merger, except that the number of shares of Class A Common Stock subject to such Assumed RSU Award will be equal the product of (x) the number of Atieva Shares that were subject to such RSU immediately prior to the effective time of the Merger, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share.

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
Subscription Agreement
In connection with the execution of the Merger Agreement, the Company entered into certain common stock subscription agreements (the “Subscription Agreements”) with certain investment funds (the “PIPE Investors”) pursuant to which, the Company has agreed to issue and sell to the PIPE Investors $2.5 billion of Class A common stock (the “PIPE Shares”) in reliance on an exemption from registration under Section 4(a)(2) under the Securities Act at a purchase price of $15 per share (the “PIPE Investment”). Pursuant to the Subscription Agreements, the PIPE Investors have agreed to not transfer any PIPE Shares until the later of (i) the effectiveness of the registration statement to be filed following the closing of the Transactions to register the PIPE Shares and (ii) September 1, 2021. The closing of the PIPE Investment

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and the Transactions will be consummated immediately following the closing of the PIPE Investment. The Subscription Agreements will terminate upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the mutual written agreement of the parties thereto.
The Subscription Agreements provide that the Company is required to file with the SEC, within 30 days after the consummation of the Transactions, a shelf registration statement covering the resale of the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th day (or 150th day if the SEC notifies the Company that it will “review” such registration statement) following the closing of the PIPE Investment and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Consulting Agreements
On February 20, 2021, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to render certain financial advisory and capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider a fee of (i) $6,000,000 is payable upon the consummation of a Business Combination (ii) $500,000 is payable upon consummation of the financing (iii) out-of-pocket expenses not to exceed $125,000 without prior approval.
Promissory Note
On February 22, 2021, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (the “Note”). The Note is non-interest bearing and payable on the earlier of (i) the date of which the Company consummates a Business Combination or (ii) the date that the winding up of the Company. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. The Company borrowed an aggregate of $1,500,000 on February 22, 2021.
Legal Proceedings
On March 3, 2021, Richard Hofman, a purported stockholder of the Company, filed a complaint, individually and on behalf of other of the Company stockholders, in the Superior Court of the State of California against the Company, Lucid, and other unnamed defendants. The complaint alleged claims for fraud, negligent misrepresentation, and false advertising and unfair business practices in connection with allegedly false and misleading statements and omissions in the Company’s public filings, concerning the proposed merger between the Company and Lucid. The complaint sought injunctive relief, as well as compensatory and punitive damages. On March 8, 2021, plaintiff filed an ex parte application for a temporary restraining order and preliminary injunction, which the Company opposed and the court denied on March 10, 2021. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Company stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against the Company, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages. Plaintiff filed an amended complaint on March 22, 2021, solely in a personal capacity and not on behalf of any other Churchill stockholders. The amended complaint alleges claims for fraud against defendants Lucid and Peter Rawlinson, and negligent misrepresentation against Churchill, Lucid, and Mr. Rawlinson. The amended complaint seeks compensatory and punitive damages.

CHURCHILL CAPITAL CORP IV
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
On April 18, 2021, Randy Phillips, a purported stockholder of the Company, filed a complaint, individually and on behalf of other Company stockholders, in the United States District Court for the Northern District of Alabama against the Company, Atieva, Inc. (doing business as Lucid), Michael Klein, Jay Taragin, and Peter Rawlinson. The complaint alleges claims for violations of the federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act in connection with allegedly false and misleading statements and omissions concerning Lucid’s business plans and prospects, as well as the proposed merger between the Company and Lucid. The complaint seeks compensatory and punitive damages.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
CHURCHILL CAPITAL CORP IV,
AIR MERGER SUB, INC.,
and
ATIEVA, INC.
dated as of
February 22, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A — Form of SPAC Charter
Exhibit B — Form of SPAC Bylaws
Exhibit C — Investor Rights Agreement
Exhibit D — Sponsor Agreement
Exhibit E — Form of Plan of Merger
Exhibit F — Certificate of Merger
Exhibit G — Form of Letter of Transmittal
Exhibit H — Form of Incentive Equity Plan
Exhibit I — Form of Surviving Entity Articles of Association

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 22, 2021, by and among Churchill Capital Corp IV, a Delaware corporation (“SPAC”), Air Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub”), and Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). SPAC, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, SPAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (as amended) of the Cayman Islands (the “CICA”), the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (the Company, in its capacity as the surviving entity of the Merger, is sometimes referred to as the “Surviving Entity”);
WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);
WHEREAS, (i) the holders of greater than seventy percent (70%) of the voting interests of the outstanding Company Preferred Shares, calculated on an as-converted basis, voting together as a single class and (ii) Ayar Third Investment Company, a single shareholder limited liability company incorporated under the Laws of the Kingdom of Saudi Arabia (“Ayar”), have approved by written consent this Agreement and the Transactions, including the Merger, in accordance with the Company Articles of Association, on the terms and subject to the conditions of this Agreement (such approval, the “Company Preferred Shareholders Approval”);
WHEREAS, the board of directors of the Company has established a special committee of the board of directors of the Company (such committee, the “Special Transaction Committee”) and has delegated to the Special Transaction Committee, in accordance with the Company Articles of Association, the authority to approve on behalf of the Company, amongst other things, this Agreement, the Plan of Merger and the Transactions;
WHEREAS, the Special Transaction Committee has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the CICA and the Plan of Merger, (ii) approved this Agreement, the Plan of Merger and the Transactions, including the Merger in accordance with the CICA, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be authorized by the shareholders of the Company;
WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the SPAC Stockholder Matters, including the Plan of Merger set forth in this Agreement, be approved and adopted by the stockholders of SPAC (the “SPAC Board Recommendation”);
WHEREAS, prior to the Effective Time and the closing of the PIPE Investment, SPAC shall (i) subject to obtaining the approval of the SPAC Stockholder Matters, amend and restate the certificate of incorporation of SPAC to be substantially in the form of Exhibit A attached hereto (the “SPAC Charter”) and (ii) amend and restate the bylaws of SPAC to be substantially in the form of Exhibit B attached hereto (the “SPAC Bylaws”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SPAC and certain other parties as of the date hereof have entered into an Investor Rights Agreement, a copy of which is attached as Exhibit C hereto (as amended, restated, modified, supplemented or waived from time to time, the “Investor Rights Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit D hereto;
WHEREAS, on or prior to the date hereof, SPAC has obtained commitments from certain investors for a private placement of shares of SPAC Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), such private placement to be consummated prior to the consummation of the Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders have entered into one or more Voting and Support Agreements (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective Company Shares in favor of the Company Shareholder Approval;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE 1
Certain Definitions
Section 1.01.   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“2009 Plan” means the Atieva, Inc. 2009 Share Plan duly adopted by the board of directors of the Company on December 17, 2009.
“2014 Plan” means the Atieva, Inc. 2014 Share Plan duly adopted by the board of directors of the Company on May 14, 2014.
“2021 Plan” means the Atieva, Inc. 2021 Stock Incentive Plan duly adopted by the Compensation Committee of the board of directors of the Company on January 13, 2021 and approved by the Company’s shareholders on January 21, 2021.
“Acquisition Transaction” has the meaning specified in Section 9.03.
“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with M. Klein & Company nor shall any portfolio company of any investment fund affiliated with M. Klein & Company be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.
“Agreement” has the meaning specified in the preamble hereto.
“Audited Financial Statements” has the meaning specified in Section 5.08.
“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with SPAC pursuant to the Subscription Agreements as of immediately prior to the Closing.
“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Combination Proposal” has the meaning set forth in Section 9.03(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, filed with the Secretary of State of the State of Delaware on July 30, 2020, as amended and in effect on the date hereof.
“Certificate of Merger” has the meaning specified in Section 2.02.
“Closing” has the meaning specified in Section 4.01.
“Closing Date” has the meaning specified in Section 4.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Articles of Association” means the Company’s Memorandum and Articles of Association, as may be amended from time to time.
“Company Benefit Plan” has the meaning specified in Section 5.13.
“Company Board Recommendation” has the meaning specified in Section 7.05.
“Company Closing Statement” has the meaning specified in Section 4.03.
“Company Common Shares” means the common shares, par value $0.0001 per share, of the Company.
“Company Cure Period” has the meaning specified in Section 11.01(b).
“Company Employee” means an employee of the Company or any of its Subsidiaries.
“Company Extraordinary General Meeting” has the meaning specified in Section 7.05.
“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.
“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Shares (whether or not vested) held by any Person, including Company share options granted under any Company Share Plan.
“Company Preferred Shares” means the Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares and Company Series E Preferred Shares.
“Company Preferred Shareholders Approval” has the meaning specified in the Recitals hereto.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article 5 of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company RSUs” means all restricted stock unit awards with respect to Company Common Shares that are outstanding under any Company Share Plan.
“Company Series A Preferred Shares” means the Series A preferred shares, par value $0.0001 per share, of the Company.
“Company Series B Preferred Shares” means the Series B preferred shares, par value $0.0001 per share, of the Company.
“Company Series C Preferred Shares” means the Series C preferred shares, par value $0.0001 per share, of the Company.
“Company Series D Preferred Shares” means the Series D preferred shares, par value $0.0001 per share, of the Company.
“Company Series E Preferred Shares” means the Series E preferred shares, par value $0.0001 per share, of the Company.
“Company Share Plans” means the 2009 Plan, the 2014 Plan, the 2021 Plan, in each case as amended from time to time in accordance with their terms, and any other share incentive plan or similar equity-based compensation plan maintained for employees of the Company or its Subsidiaries that may be adopted from time to time.
“Company Shareholder Agreements” means (i) the Company Articles of Association; (ii) the Third Amended and Restated Voting Agreement dated as of September 21, 2020 by and between the Company and certain Holders; (iii) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of September 21, 2020 by and between the Company and certain Holders; and (iv) the Third Amended and Restated Investors’ Rights Agreement dated as of September 21, 2020 by and between the Company and certain Holders.
“Company Shareholder Approval” means the authorization of the Plan of Merger and the Transactions, including the Merger, by a Special Resolution in accordance with the CICA and the Company Articles of Association.
“Company Shareholder Matters” has the meaning specified in Section 7.05.
“Company Shares” means the Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares and Company Series E Preferred Shares.
“Company Solicitation Materials” means a proxy statement for the purpose of, among other things, soliciting proxies from the Company’s shareholders at the Company Extraordinary General Meeting in favor of the Company Shareholder Matters and any other documents to be mailed to the Company’s shareholders in connection with the Company Shareholder Approval.
“Company Subsidiary Securities” has the meaning specified in Section 5.07.
“Company Total Shares” means the sum of (i) the aggregate number of issued and outstanding Company Shares as of immediately prior to the Effective Time after giving effect to the conversion set forth under Section 3.01, (ii) the aggregate number of Company Shares issuable upon the exercise of all vested Company Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Merger), (iii) the aggregate number of Company Shares that are subject to vested Company RSUs, if any, as of immediately prior to the Effective Time and (iv) the aggregate number of Company Shares issuable upon the exercise of all outstanding Company Warrants as of immediately prior to the Effective Time.
“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.
“Company Voting and Support Agreement” has the meaning specified in the Recitals hereto.
“Company Warrant” means a warrant entitling the holder to purchase Common Shares.
“Confidentiality Agreement” has the meaning specified in Section 12.09.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders and all material amendments, written modifications and written supplements thereto.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“D&O Tail” has the meaning specified in Section 8.02(b).
“DGCL” has the meaning specified in the Recitals hereto.
“Dissenting Shares” has the meaning specified in Section 3.04.
“Dissenting Shareholders” has the meaning specified in Section 3.04.
“Effective Time” has the meaning specified in Section 2.02.
“Enforceability Exceptions” has the meaning specified in Section 5.03.
“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.
“Equity Value” means the sum of (a) $11,750,000,000.00 plus (b) Net Cash.
“ERISA” has the meaning specified in Section 5.13.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.05(a).
“Exchange Pool” has the meaning specified in Section 3.05(a).
“Exchange Ratio” means the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).
“Excluded Share” has the meaning specified in Section 3.02(d).
“Extended Termination Date” has the meaning specified in Section 11.01(b).
“Financial Statements” has the meaning specified in Section 5.08.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Government Closure” has the meaning specified in Section 7.03.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Effective Time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 8.11.
“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i)  – (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.
“Indemnitee Affiliate” has the meaning specified in Section 8.02(c).
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights and copyrightable works, works of authorship, moral rights, database and design rights, data collections, (iv) internet domain names and social media accounts, (v) trade secrets, confidential or proprietary information, and other non-public or proprietary information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) such rights in proprietary Software and Technology, and

(vii) all registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof) any of the foregoing (i)  – (vi).
“Intended Tax Treatment” has the meaning specified in Section 9.04(b).
“Interim Financial Statements” has the meaning specified in Section 5.08(a).
“Interim Period” has the meaning specified in Section 7.01.
“Investor Rights Agreement” has the meaning set forth in the Recitals hereto.
“IT Systems” means all computer systems, servers, networks, databases, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.
“JOBS Act” has the meaning specified in Section 8.12.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the Lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.
“Leases” has the meaning specified in Section 5.19.
“Letter of Transmittal” means the letter of transmittal in substantially the form attached as Exhibit G hereto.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.
“Malware” has the meaning specified in Section 5.20(d).
“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f) and (g), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning specified in Section 5.12(a).
“Merger” has the meaning specified in the Recitals hereto.
“Merger Consideration” means the number of shares of SPAC Class A Common Stock issuable to holders of Company Shares in the Merger pursuant to Article 3.
“Merger Sub” has the meaning specified in the preamble hereto.
“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).
“Multiemployer Plan” has the meaning specified in Section 5.13(d).
“Net Cash” means (a) all cash and cash equivalents (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit but excluding checks written but not cleared and outgoing payments in transit) of the Company and its Subsidiaries less (b) all indebtedness for borrowed money of the Company and its Subsidiaries, in each case as of 12:00 a.m. Pacific Time on the date that is two (2) Business Days prior to the Closing Date; provided that Net Cash shall not be less than $0.
“NYSE” means the New York Stock Exchange.
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.
“Owned Real Property” means all real property owned by the Company or its Subsidiaries.
“Party” has the meaning specified in the preamble hereto.
“PCAOB” means the Public Company Accounting Oversight Board.
“Per Share Equity Value” means the quotient, rounded to the nearest cent ($0.01), obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all vested Company Options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Merger) plus (C) the aggregate exercise price of all outstanding Company Warrants as of immediately prior to the Effective Time by (ii) the Company Total Shares.
“Per Share Merger Consideration” means, with respect to any Company Share that is issued and outstanding immediately prior to the Effective Time after giving effect to the surrender and exchange of such Company Shares set forth under Section 3.01, a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio.
“Permits” has the meaning specified in Section 5.11.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries and (viii) Liens described on Schedule 1.01(a).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their respective privacy policies, notices or contracts, all information that identifies or could be used to identify an individual person.
“Personnel IP Agreements” has the meaning specified in Section 5.20(c).
“PIPE Investment” has the meaning specified in the Recitals hereto.
“PIPE Investment Amount” has the meaning specified in Section 6.13.
“PIPE Investor” means an investor party to a Subscription Agreement.
“Plan of Merger” has the meaning specified in Section 2.02.
“Policies” has the meaning specified in Section 5.16.
“Privacy Laws” means any and all applicable Laws and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, but not limited to, the California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws relating to (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, and (iii) the internet of things.
“Proxy Clearance Date” has the meaning specified in Section 9.02(a).
“Proxy Statement” has the meaning specified in Section 9.02(a).
“Real Property” means the Leased Real Property and Owned Real Property.
“Registered Intellectual Property” has the meaning specified in Section 5.20(a).
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Schedules” means the disclosure schedules of the Company and its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 6.08(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“SPAC” has the meaning specified in the preamble hereto.
“SPAC Board Recommendation” has the meaning specified in the Recitals hereto.
“SPAC Bylaws” has the meaning specified in the Recitals hereto.
“SPAC Charter” has the meaning specified in the Recitals hereto.
“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.
“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.
“SPAC Closing Statement” has the meaning specified in Section 4.02.
“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.
“SPAC Cure Period” has the meaning specified in Section 11.01(c).
“SPAC Organizational Documents” means the Certificate of Incorporation and SPAC’s bylaws, as amended and in effect on the date hereof.
“SPAC Parties” means SPAC and Merger Sub.
“SPAC Party Representations” means the representations and warranties of SPAC and Merger Sub expressly and specifically set forth in Article 6 of this Agreement, as qualified by the Schedules.
“SPAC Preferred Stock” means the preferred stock, par value $0.0001 per share, of SPAC.
“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a).
“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).
“SPAC Stockholders” means the holders of shares of SPAC Common Stock.
“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including any (i) deferred underwriting fees, (ii) fees, costs and expenses relating to the D&O Tail and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, whether paid or unpaid prior to the Closing. For the avoidance of doubt, the Stockholder Action Expenses and up to $1,500,000 of Sponsor’s working capital loan to SPAC shall expressly be excluded and shall not be deemed SPAC Transaction Expenses.
“SPAC Warrant” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock per warrant. “Special Meeting” has the meaning specified in Section 9.02(e).
“Special Resolution” has the meaning ascribed to such term in the Company Articles of Association.
“Special Transaction Committee” has the meaning specified in the Recitals hereto.
“Specified Representations” has the meaning specified in Section 10.02(a)(i).
“Sponsor” means each of Churchill Sponsor IV LLC, Michael Klein, Glenn August, Bill Bynum, Bonnie Jonas, Mark Klein, Malcolm S. McDermid, Karen Mills and Lee Jay Taragin.
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Sponsor and SPAC, as amended, restated, modified or supplemented from time to time.
“Stock Exchange” means the NYSE or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.
“Stockholder Action” has the meaning specified in Section 9.07.
“Stockholder Action Expenses” has the meaning specified in Section 9.07.
“Subscription Agreement” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Surviving Entity” has the meaning specified in the Recitals hereto.
“Surviving Provisions” has the meaning specified in Section 11.02.
“Tax” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charges of any kind whatsoever (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority, (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Technology” means, collectively, all Software, information, formulae, algorithms, procedures, methods, techniques, research and development, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing.
“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).
“Terminating Company Breach” has the meaning specified in Section 11.01(b).
“Termination Date” has the meaning specified in Section 11.01(b).
“Transaction Agreements” shall mean this Agreement, the Investor Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Company Voting and Support Agreements, the SPAC Charter, the SPAC Bylaws and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Merger.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 6.06(a).
“Trust Agreement” has the meaning specified in Section 6.06(a).
“Trustee” has the meaning specified in Section 6.06(a).
“Warrant Agreement” means that certain Warrant Agreement, dated as of July 29, 2020, between SPAC and Continental Stock Transfer & Trust Company, a New York corporation.
Section 1.02.   Construction.   (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
Section 1.03.   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Peter Rawlinson, Jonathan Butler and Michael Smuts and, in the case of the SPAC Parties, Michael Klein and Lee Jay Taragin.
Section 1.04.   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding Company Shares or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
ARTICLE 2
The Merger
Section 2.01.   The Merger.   (a) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the CICA and the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity after the Merger and as a direct, wholly owned subsidiary of SPAC (provided that references to the Company for periods after the Effective Time shall include the Surviving Entity).
Section 2.02.   Effective Time.   On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing a plan of merger in substantially the form of Exhibit E attached hereto (the “Plan of Merger”) and a certificate of merger in substantially the form of Exhibit F attached hereto (the “Certificate of Merger”), and filing such Plan of Merger and other documents required under the CICA with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the CICA and filing such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the DGCL (the time of such filings, or such later time as may be agreed in writing by the Company and SPAC and specified in the Plan of Merger, being the “Effective Time”).
Section 2.03.   Effect of the Merger.   (a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the CICA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.
Section 2.04.   Governing Documents.   Subject to Section 8.02, at the Effective Time, the memorandum and articles of association of the Surviving Entity shall be amended in its entirety to be substantially in the form of Exhibit I attached hereto (the “Surviving Entity Articles of Association”).
Section 2.05.   Directors and Officers of the Surviving Entity.   Prior to the Effective Time, each of SPAC and Merger Sub shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub, as applicable, effective as of immediately prior to the Effective Time. Immediately after the Effective Time, the board of directors and officers of the Surviving Entity shall be the board of directors and officers of Merger Sub immediately prior to the Effective Time.
Section 2.06.   Further Assurances.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers, members and managers of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE 3
Merger Consideration; Conversion of Securities
Section 3.01.   Conversion of Company Preferred Shares.   The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, all of the Company Preferred Shares shall be converted into Company Common Shares in accordance with the terms of the Company Articles of Association. All of the Company Preferred Shares converted into Company Common Shares shall no longer be outstanding, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such Company Preferred Shares.
Section 3.02.   Effect of Merger on Company Shares.   On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party, any holder of Company Shares or the holders of any securities of SPAC, the following shall occur:
(a)   Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive the Per Share Merger Consideration, in each case in accordance with the terms of this Agreement.
(b)   From and after the Effective Time, all outstanding Company Common Shares (other than Excluded Shares and Dissenting Shares) shall automatically be surrendered and shall cease to exist, and such Person that, immediately prior to the Effective Time, was registered as a holder of the Company Common Shares (other than Excluded Shares and Dissenting Shares) in the register of members of the Company shall thereafter cease to be a member of the Company and only have the right to receive the Per Share Merger Consideration as set forth in Section 3.02(a). At the Effective Time, the share transfer books of the Company shall be closed, and no transfer of the Company Common Shares shall be made thereafter.
(c)   Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable common share, par value US $1.00 per share, of the Surviving Entity, which shall constitute the only outstanding shares of the Surviving Entity. From and after the Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of common shares of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.
(d)   Each Company Share held in the Company’s treasury or owned by SPAC, Merger Sub or the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.
Section 3.03.   Treatment of Company Equity Awards and Warrants.
(a)   Company Options.   At the Effective Time, by virtue of the Merger and without any further action on the part of any Party, the Company Share Plans shall be assumed by the SPAC. At the Effective Time, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of any Party or the holder thereof, be assumed by SPAC and become, as of the Effective Time, an option (an “Assumed Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Option immediately prior to the Effective Time, shares of SPAC Class A Common Stock, except that (A) the number of shares of SPAC Class A Common Stock subject to such Assumed Option shall equal the product of (x) the number of Company Common Shares that were subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Company Common Share at which such Company Option was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent; provided that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with Section 409A of the Code.
(b)   Company RSUs.   At the Effective Time, each Company RSU shall, by virtue of the Merger and without further action on the part of any Party or the holder thereof, be assumed by SPAC and become, as of the Effective Time, a restricted stock unit award with respect to shares of SPAC Class A Common Stock (each, an “Assumed RSU”) on the same terms and conditions (including applicable vesting provisions) as applied to each such Company RSU immediately prior to the Effective Time, except that the number of shares of SPAC Class A Common Stock subject to such Assumed RSU Award shall equal the product of (x) the number of Company Common Shares that were subject to such Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share. Except as provided in this Section 3.03(b), each Assumed RSU shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU immediately prior to the Effective Time.
(c)   Company Warrants.   At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder thereof, shall be converted into a warrant (an “Assumed Warrant”) to acquire shares of SPAC Class A Common Stock in accordance with this Section 3.03(c). Each such Assumed Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to each such Company Warrant immediately prior to the Effective Time, except that (A) the number of shares of SPAC Class A Common Stock subject to such Assumed Warrant shall equal the product of (x) the number of Company Common Shares that were subject to such Company Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price shall equal the quotient of (1) the exercise price per Company Common Share at which such Company Warrant was exercisable immediately prior to the Effective Time, divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Assumed Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 3.03(c).
Section 3.04.   Dissenting Shares.   Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the CICA, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall not be not be entitled to receive the Per Share Merger Consideration as provided in Section 3.02(a), but instead at the Effective Time the holders of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the CICA and such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 238 of the CICA, then the right of such holder to be paid the fair value of such holder’s Company Shares under Section 238 of the CICA shall cease and such Company Shares shall be deemed to have been surrendered and exchanged at the Effective Time for the right to receive the Per Share Merger Consideration as provided in Section 3.02(a) without interest or any other payments. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 238 of the CICA of any of the Company Shares, attempted withdrawals of such notices or demands and any other instruments served pursuant to the CICA and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the CICA, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing. In the event that any written notices of objection to the Merger are served by any Holder pursuant to Section 238(2) and in accordance with Section 238(3) of the CICA, the Company shall serve written notice of the authorization of the Merger on such Holders pursuant to Section 238(4) of the CICA within twenty (20) days of the authorization of the Plan of Merger contemplated hereby by the Company Shareholder Approval.
Section 3.05.   Exchange Pool; Letter of Transmittal.
(a)   Immediately prior to or at the Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Class A Common Stock representing the number of shares of SPAC Class A Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).
(b)   Within ten Business Days following the initial filing of the Registration Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Holder a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Effective Time. The Exchange Agent shall not issue to any Holder the portion of the Merger Consideration to which such Holder is entitled unless such Holder has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent. With respect to any Holder that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Effective Time, the Exchange Agent shall issue such portion of the Merger Consideration to which such Holder is entitled pursuant to Section 3.02. With respect to any Holder of Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Effective Time, SPAC shall instruct the Exchange Agent to issue to such Holder the portion of the Merger Consideration to which such Holder is entitled pursuant to Section 3.02 at or promptly after the Closing.
(c)   Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Class A Common Stock will be issued by virtue of this Agreement or the transactions contemplated hereby, and each Holder who would otherwise be entitled to a fraction of a share of SPAC Class A Common Stock (after aggregating all shares of SPAC Class A Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Class A Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Class A Common Stock (with 0.5 of a share or greater rounded up), as applicable.
(d)   Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six (6) months after the Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool, Letters of Transmittal and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.02 without any interest thereon.
(e)   None of the Company, SPAC, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.06.   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if SPAC, Merger Sub, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.
Section 3.07.   Agreement of Fair Value.   SPAC, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents not less than the fair value of the Company Shares for the purposes of section 238(8) of the CICA.
ARTICLE 4
Closing; Closing Statement
Section 4.01.   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 4.02.   SPAC Closing Statement.   At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of SPAC Class A Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption) and the PIPE Investment proceeds received and to be received by SPAC prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) the Available Closing SPAC Cash resulting therefrom; (d) the number of shares of SPAC Class A Common Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemption and the issuance of shares of SPAC Class A Common Stock pursuant to the Subscription Agreements; and (e) the number of shares of SPAC Class A Common Stock that may be issued upon the exercise of all SPAC Warrants issued and outstanding as of the Closing and the exercise prices therefor, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC determines are necessary or appropriate given such comments.
Section 4.03.   Company Closing Statement.   At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of Company Common Shares issued and outstanding; (b) the aggregate number of Company Preferred Shares (by series) issued and outstanding (in the case of (a) and (b), prior to giving effect to the conversion of Company Preferred Shares set forth under Section 3.01); (c) the aggregate number of Company Common Shares to be outstanding after giving effect to the conversion of Preferred Shares set forth under Section 3.01; (d) the aggregate number of vested Company RSUs issued and outstanding; (e) the aggregate number of Company Common Shares underlying vested Company Options issued and outstanding and the exercise prices therefor; (f) the aggregate number of Company Common Shares (on an as-converted basis) underlying Company Warrants issued and outstanding and the exercise prices therefor; (g) the Company’s calculation of Net Cash; (h) the Company’s calculation of the Per Share Equity Value; and (i) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are necessary or appropriate given such comments.
ARTICLE 5
Representations and Warranties of the Company
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as follows:
Section 5.01.   Corporate Organization of the Company.   The Company has been duly incorporated, is validly existing as an exempted company and is in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Articles of Association, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) have not been amended. The Company has the requisite power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Articles of Association.
Section 5.02.   Subsidiaries.   The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02.
Section 5.03.   Due Authorization.   The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Plan of Merger and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Special Transaction Committee and by the Company Preferred Shareholders Approval. The affirmative vote of the Holders that are party to the Company Voting and Support Agreement who have agreed to vote in favor of the approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, is sufficient to duly obtain the Company Shareholder Approval at the Company Extraordinary General Meeting in accordance with the CICA and the Company Articles of Association. Other than the Company Shareholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 5.04.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Shareholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Articles of Association or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.05.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the Plan of Merger in accordance with the CICA, (c) the filing of the Certificate of Merger in accordance with the DGCL, (d) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (e) as otherwise disclosed on Schedule 5.05.
Section 5.06.   Current Capitalization.   (a) As of the date hereof, the authorized share capital of the Company consists of: (i) 498,017,734 Company Common Shares; and (ii) 437,182,072 Company Preferred Shares, of which (A) 12,120,000 shares are designated as Company Series A Preferred Shares; (B) 8,000,000 shares are designated as Company Series B Preferred Shares; (C) 22,532,244 shares are designated as Company Series C Preferred Shares; (D) 204,733,847 shares are designated as Company Series D Preferred Shares; and (E) 189,795,981 shares are designated as Company Series E Preferred Shares.
(b)   As of one (1) Business Day prior to the date hereof, there were: (i) 12,720,794 Company Common Shares issued and outstanding; (ii) 12,120,000 Company Series A Preferred Shares issued and outstanding; (iii) 8,000,000 Company Series B Preferred Shares issued and outstanding; (iv) 22,532,244 Company Series C Preferred Shares issued and outstanding; (v) 204,148,825 Company Series D Preferred Shares issued and outstanding; and (vi) 113,877,589 Company Series E Preferred Shares issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable.
(c)   As of one (1) Business Day prior to the date hereof, there were outstanding (i) Company Options to purchase an aggregate of 27,651,666 Company Common Shares (of which options to purchase an aggregate of 14,622,907 Company Common Shares were vested and exercisable and 17,934,891 were incentive stock options), (ii) Company RSUs with respect to an aggregate of zero (0) Company Common Shares and (iii) 3,261,955 additional Company Common Shares were reserved for issuance pursuant to the Company Share Plans.
(d)   Schedule 5.06(d) sets forth a complete and correct list of each Company Warrant.
(e)   As of the date hereof, other than the (w) Company Options, (x) Company RSUs, (y) Company Preferred Shares and (z) Company Warrants, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock or share appreciation rights, phantom stock or share ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. Other than the Company Shareholder Agreements and the Company Voting and Support Agreements, the Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.
Section 5.07.   Capitalization of Subsidiaries.   The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date hereof, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. Other than the Company Shareholder Agreements and the Company Voting and Support Agreements, the Company and its Subsidiaries are not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No treasury shares are held by any Subsidiary of the Company.
Section 5.08.   Financial Statements.   (a) Attached as Schedule 5.08 hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at December 31, 2020 and the related unaudited consolidated condensed statements of operations and cash flows for the year ended December 31, 2020 (such December 31, 2020 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet”) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)   The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).
Section 5.09.   Undisclosed Liabilities.   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2020 in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10.   Litigation and Proceedings.   There are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.
Section 5.11.   Compliance with Laws.   Except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15), and (b) where the failure to be, or to have been, in compliance with such Laws would not constitute a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2019 have been, in material compliance with all applicable Laws and Governmental Orders. From January 1, 2019, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). To the knowledge of the Company, as of the date hereof (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, and (ii) no such investigations have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.
Section 5.12.   Contracts; No Defaults.   (a) Schedule 5.12(a) contains a true and complete listing of all Contracts (other than purchase orders) described in the subclauses of this Section 5.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives.
(i)   Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $2,500,000 or

(y) to the Company or to any of its Subsidiaries of more than $2,500,000, in each case, in the calendar year ended December 31, 2020;
(ii)   Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since January 1, 2019, in each case, involving payments in excess of $2,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(iii)   Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(iv)   Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;
(v)   Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $2,500,000 in the aggregate;
(vi)   Each Contract expressly prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);
(vii)   Each license or other agreement with respect to any item of Intellectual Property, but excluding (x) non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business and (y) licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” that are generally commercially available, other than, with respect to clause (y), licenses which are material to the business of the Company and its Subsidiaries;
(viii)   Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Owned Intellectual Property (other than Personnel IP Agreements);
(ix)   Each employee collective bargaining Contract;
(x)   Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;
(xi)   Each Contract that is a currency or interest hedging arrangement;
(xii)   Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;
(xiii)   Each Lease of real property providing for annual payments of $500,000 or more in a 12-month period; and
(xiv)   Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).
(b)   Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.
Section 5.13.   Company Benefit Plans.   (a) Schedule 5.13(a) sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA), and any material stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (except for (i) employment agreements and offer letters establishing at-will employment without obligating the Company to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Schedule 5.13(a), (ii) any standard form employment agreements used outside of the United States and (iii) any statutorily required plan, agreement, program, policy or other arrangement), which are contributed to, sponsored by or maintained by the Company or any of their respective Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (each a “Company Benefit Plan”).
(a)   With respect to each Company Benefit Plan, the Company has delivered or made available to SPAC copies of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan.
(b)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.
(c)   Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(d)   Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
(e)   Neither the Company nor any of its Subsidiaries sponsored, maintained or was required to contribute to, at any point during the six year period prior to the date hereof, any plan subject to Title IV of

ERISA or Section 412 or Section 4971 of the Code, including any “multiemployer plan” as defined in Section 3(37) of ERISA.
(f)   Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) will entitle any current or former employee, officer, director or consultant of the Company or its Subsidiaries to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Employee Plan.
(g)   Each Company Option and Company RSU was granted, in all material respects, in accordance with the terms of the Company Share Plans and in compliance with all applicable Laws. No Company Option is subject to Section 409A of the Code and, to the knowledge of the Company, each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.
Section 5.14.   Labor Matters.   (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. To the knowledge of the Company, none of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company. To the knowledge of the Company, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any of the Company Employees and as of the date of this Agreement, there is no, and since January 1, 2019 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company, in each case, pending or threatened.
(b)   Since January 1, 2019, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the WARN Act.
(c)   Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non- exempt employees, and unemployment insurance, (ii) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against the Company or its Subsidiaries.
(d)   As of the date hereof, the Company has not received written notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing.
Section 5.15.   Taxes.   Except as would not reasonably be expected to have a Material Adverse Effect:
(a)   All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.
(c)   Each of the Company and its Subsidiaries (i)has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii)to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and

(iii)has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Neither the Company nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened.
(e)   No written claim has been made and, to the knowledge of the Company, no oral claim has been made, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.
(f)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.
(g)   Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(h)   Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)   Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i)change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii)any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii)installment sale or open transaction disposition made on or prior to the Closing; or (iv)prepaid amount received on or prior to the Closing.
(j)   There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(k)   Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i)under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii)as a transferee or successor or (iii)by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).
(l)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(m)   The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(n)   The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(o)   The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)   The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.
For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Sections 5.04, 5.08, 5.09 and 5.13, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.
Section 5.16.   Insurance.   As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.
Section 5.17.   Permits.   Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21)) except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (a) such ownership, lease, operation or conduct or (b) the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any material Permit.
Section 5.18.   Machinery, Equipment and Other Tangible Property.   The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
Section 5.19.   Real Property.   (a) The Company or one of its Subsidiaries owns and has good and valid fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.
(b)   Schedule 5.19 contains a true, correct and complete list, as of the date of this Agreement, of all Real Property including, the address of each Real Property. As of the date hereof, the Real Property identified on Schedule 5.19 comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Real Property or interest therein
(c)   The Company has made available to SPAC true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the Company’s knowledge, the other party thereto.
(d)   Neither the Company nor its Subsidiaries has a written sublease granting any Person the right to use or occupy Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Real Property. No construction or expansion is currently being performed or is planned for 2021 at any of the Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $2,500,000 in such calendar year.
Section 5.20.   Intellectual Property and IT Security.
(a)   Schedule 5.20(a) lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, or which has otherwise been issued, in each case, whether in the United States or internationally (“Registered Intellectual Property”). Each item of Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included therein are valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property and (B) has the right to use pursuant to a written license, sublicense, agreement or permission, all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as currently conducted and as presently contemplated to be conducted (“Licensed Intellectual Property”). The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.
(b)   Except as would not reasonably be expected to have a Material Adverse Effect (i) the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated or otherwise violated any material Intellectual Property rights of any Person; and (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating or, since January 1, 2019, has infringed upon, misappropriated, or otherwise violated any Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property used in the operation of the business of the Company and its Subsidiaries. No such claims have been made against any Person by the Company or any of its Subsidiaries. The Company and its Subsidiaries (i) are not the subject of any pending or, to the knowledge of the Company, threatened Actions and (ii) have not received from any Person at any time after January 1, 2018 any written notice (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge.
(c)   Except as would not reasonably be expected to have a Material Adverse Effect (i) the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain: (A) the sole ownership, confidentiality and value of their material Owned Intellectual Property

(including, through valid copies of the Company’s form Confidential Information and Invention Assignment Agreement (a complete and correct copy of which has been made available to Buyer) executed by each of the Company’s and its Subsidiaries’ respective former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing material Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby and agreed not to use, or disclose in violation of any prior obligation, any Intellectual Property of any third party (including any former employer), in the course of such Person’s employment or retention thereby and (y) pursuant to which each Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention thereby ((x) and (y) collectively, the “Personnel IP Agreements”) and (B) the security, confidentiality, value, operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) to the knowledge of the Company, no former or current employee, consultant, or independent contractor is in material breach of any Personnel IP Agreement; (iii) no Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) to the knowledge of the Company, no Software owned or used by the Company or any of its Subsidiaries incorporates or uses any “open source” or similar Software in a manner that (1) requires the contribution, licensing or disclosure to any third party of any portion of the Company’s proprietary source code or, to the knowledge of the Company, any source code which is otherwise developed, licensed, distributed, used or otherwise exploited by or for the Company or any of its Subsidiaries; or (2) would otherwise diminish, require the grant of a license under, or transfer the rights of ownership in any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any source code owned by the Company or its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software and (vii) the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for “open source” or similar Software used in the operation of the business of the Company and its Subsidiaries.
(d)   Except as would not reasonably be expected to have a Material Adverse Effect (i) the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems used in connection with their business as currently conducted; (ii) the Company has implemented and maintained adequate back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are, in the reasonable determination of the Company, in accordance with standard industry practice; (iii) to the knowledge of the Company, the Company’s Software is free of any malicious or disabling Software including viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants (“Malware”) or material vulnerabilities, which may be used to gain access to, materially alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software; and (iv) the Company has taken commercially reasonable efforts to ensure that its Software is free from such Malware or material vulnerabilities.
(e)   No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any material Company Intellectual Property where, as a result, such entity has any rights, title or interest in or to such Intellectual Property.
(f)   Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person acting for or on the Company’s behalf have, since January 1, 2019 through and including the date of this Agreement, at all times materially complied with (A) all applicable Privacy Laws, (B) all of the Company’s published policies and notices regarding Personal Information, and (C) all of the Company’s contractual obligations with respect to Personal Information;

(ii) as of the date hereof, the Company has policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information that the Company reasonably considered to be adequate; (iii) the Company has implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and the Company has taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company has implemented and maintained the same; (iv) to the Company’s knowledge, any third party who has provided Personal Information to the Company has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required; (v) to the knowledge of the Company, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and the Company has not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information, other than those the result of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole; and (vi) the Company has not received any written notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, and to the Company’s knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.
Section 5.21.   Environmental Matters.   Except as would not constitute a Material Adverse Effect:
(a)   the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, which includes compliance with all Permits required under applicable Environmental Laws;
(b)   the Company and its Subsidiaries hold all material Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in compliance with the applicable Environmental Laws; and
(c)   there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.
Other than Sections 5.04, 5.05, 5.08, 5.09, 5.12 and 5.16, this 5.21 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.
Section 5.22.   Absence of Changes.   (a) Since the date of the Most Recent Balance Sheet, no Material Adverse Effect has occurred.
(b)   Since the date of the Most Recent Balance Sheet, except (i) as set forth on Schedule 5.22(b), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.
Section 5.23.   Brokers’ Fees.   (a) No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.
Section 5.24.   Related Party Transactions.   Except for the Contracts set forth on Schedule 5.24, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans.
Section 5.25.   Registration Statement and Proxy Statement.   None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to SPAC’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 6
Representations and Warranties of SPAC Parties
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by SPAC prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.10 (Tax Matters); and Section 6.11 (Capitalization)), each SPAC Party represents and warrants to the Company as follows:
Section 6.01.   Corporate Organization.   Each of SPAC and Merger Sub is duly incorporated and is validly existing as a corporation, in good standing under the Laws of Delaware and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC Parties to enter into this Agreement or consummate the transactions contemplated hereby.
Section 6.02.   Due Authorization.   (a) Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Plan of Merger and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize this Agreement or such Transaction Agreements or any SPAC Party’s performance hereunder or thereunder. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Sub required for the transactions contemplated hereby. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)   Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b).
(c)   At a meeting duly called and held, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of SPAC’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the transactions contemplated by this Agreement.
(d)   To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.
Section 6.03.   No Conflict.    The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC, any Subsidiaries of SPAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the SPAC Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable.
Section 6.04.   Litigation and Proceedings.   There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the SPAC Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the SPAC Parties to enter into and perform its obligations under this Agreement or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable.
Section 6.05.   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for applicable requirements of the HSR Act, Securities Laws and the NYSE.

Section 6.06.   Financial Ability; Trust Account.   (a) As of the date hereof, there is at least $2,070,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 29, 2020, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC on July 31, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since July 29, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s knowledge, as of the date hereof, following the Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Class A Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.
(c)   As of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 6.07.   Brokers’ Fees.   Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including the Sponsors.
Section 6.08.   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.    (a) SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 29, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)   SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.
(c)   SPAC has established and maintained a system of internal controls. To SPAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
(f)   To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 6.09.   Business Activities.   (a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.
(b)   SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Schedule 6.09(c), no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Schedule 6.09(c)).
(d)   There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of September 30, 2020 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.
Section 6.10.   Tax Matters.   Except as would not reasonably be expected to have a Material Adverse Effect:
(a)   All material Tax Returns required by Law to be filed by SPAC (taking into account any applicable extensions) have been filed , and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material amounts of Taxes due and owing by SPAC have been paid, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.
(c)   SPAC (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   SPAC has not engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. SPAC has not received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened.
(e)   No written claim has been made and, to the knowledge of SPAC, no oral claim has been made, by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.
(f)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.
(g)   Neither SPAC nor any predecessor thereof has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(h)   SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)   There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.
(j)   SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).
(k)   SPAC is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(l)   Except with respect to deferred revenue collected by the SPAC in the ordinary course of business, the SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing” agreement with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.
(m)   SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(n)   All of the equity interests in Merger Sub are owned by SPAC, and Merger Sub is, and has been since formation, a corporation for U.S. federal income tax purposes. Merger Sub was newly formed solely to effect the Merger and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Merger.
(o)   SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 6.11.   Capitalization.   (a) The authorized capital stock of SPAC consists of 501,000,000 shares of capital stock, including (i) 400,000,000 shares of SPAC Class A Common Stock, (ii) 100,000,000 shares of SPAC Class B Common Stock and (iii) 1,000,000 shares of SPAC Preferred Stock of which (A) 207,000,000 shares of SPAC Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 51,750,000 shares of SPAC Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Common Stock held by the Sponsors. As of the date hereof, SPAC has issued 41,400,000 public SPAC Warrants and 42,850,000 private placement SPAC Warrants, in each case, that entitle the holder thereof to purchase SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.
(b)   Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Merger, the authorized capital stock of SPAC will consist of 15,010,000,000 shares of capital stock, including (i) 15,000,000,000 shares of SPAC Class A Common Stock, and (ii) 10,000,000 shares of SPAC Preferred Stock of which SPAC has committed to issue 166,666,667 shares of SPAC Class A Common Stock to the PIPE Investors and to issue 51,750,000 shares of SPAC Class A Common Stock upon the conversion of SPAC’s Class B Common Stock in accordance with the Sponsor Letter Agreement and SPAC will have up to 85,750,000 SPAC Warrants issued and outstanding, of which up to 44,350,000 will be issued to the Sponsor.
(c)   Except for this Agreement, the SPAC Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SEC Reports, the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(d)   No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing 35% or more of the combined voting power of the issued and outstanding securities of SPAC.
Section 6.12.   NYSE Stock Market Listing.   The issued and outstanding units of SPAC, each such unit comprised of one share of SPAC Class A Common Stock and one-fifth of one SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCIV.U”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCIV”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCIV WS”. SPAC is in compliance with the rules of the NYSE and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants or terminate the listing of SPAC Class A Common Stock or SPAC Warrants on the NYSE. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Common Stock from the NYSE or the SEC.
Section 6.13.   PIPE Investment.   (a) SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by SPAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to SPAC solely for purposes of consummating the Transactions in the aggregate amount of $2,500,000,000 (the “PIPE Investment Amount”). To the knowledge of SPAC, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. Each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. There are no other agreements, side letters, or arrangements between SPAC and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of any Subscription Agreement and, as of the date hereof, SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b)   No fees, consideration or other discounts are payable or have been agreed by SPAC or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the Subscription Agreements.
Section 6.14.   Sponsor Agreement.   SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.
Section 6.15.   Related Party Transactions.   Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such SPAC Party.
Section 6.16.   Investment Company Act.   Neither the SPAC nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.17.   SPAC Stockholders.   Other than existing shareholders of the Company, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing as a result of the Transaction.
Section 6.18.   Registration Statement and Proxy Statement.   At the Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.
Section 6.19.   Opinion of Financial Advisors.   The board of directors of SPAC has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Equity Value is fair, from a financial point of view, to SPAC.
ARTICLE 7
Covenants of the Company
Section 7.01.   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, set forth on Schedule 7.01 or consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided that, any action taken, or omitted to be taken, that relates to, or arises out of,

COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, as set forth on Schedule 7.01, as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:
(a)   change or amend the Company Articles of Association or other organizational documents of the Company, except as otherwise required by Law;
(b)   make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;
(c)   enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;
(d)   (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares or any other equity or voting securities of the Company, other than (A) issuances of Company Options or Company RSUs in connection with new hires or to existing employees, in each case pursuant to a Company Share Plan or (B) issuances of Company Common Shares upon the exercise of Company Options or Company Warrants, in each case, that are outstanding on the date of this Agreement;
(e)   sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any Intellectual Property or material assets, rights or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or license of Software, goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgement to be obsolete or no longer be material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;
(f)   (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $2,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;
(g)   directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;
(h)   make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $1,000,000 in the aggregate, (ii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (iii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(i)   enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed in subsections (ii), (iii), (viii), (ix) or (x) on Schedule 5.12(a), any lease related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;
(j)   redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries;
(k)   adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares or other equity interests or securities of the Company;
(l)   make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;
(m)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);
(n)   make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or any of its Subsidiaries in a manner that will disproportionately affect SPAC’s stockholders (as compared to the Company’s stockholders) after the Closing;
(o)   take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;
(p)   directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than Indebtedness under capital leases entered into in the ordinary course of business);
(q)   voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;
(r)   enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries);
(s)   enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;
(t)   make any capital expenditures that in the aggregate exceed $90,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC; or

(u)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.
Section 7.02.   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.
Section 7.03.   HSR Act and Approvals.   (a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.
(b)   The Company shall promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and detail any substantive oral communications between the Company or any of its Affiliates and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to SPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
Section 7.04.   No Claim Against the Trust Account.    The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on July 31, 2020 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by August 3, 2022 (or

November 3, 2022 if SPAC has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by August 3, 2022), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.
Section 7.05.   Company Shareholder Approval.   (a) The Company shall take, in accordance with the CICA, other applicable Law and the Company Articles of Association, all action reasonably necessary to establish a record date (which date shall be mutually agreed with SPAC) for, duly call, give notice of, hold, and convene an extraordinary general meeting of its shareholders (including any permitted adjournment or postponement, the “Company Extraordinary General Meeting”) as promptly as reasonably practicable (but in no event later than 6 Business Days after the Proxy Clearance Date), to consider and vote upon the approval of (i) this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) the adjournment of the Company Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the foregoing (the “Company Shareholder Matters”). Without the prior written consent of SPAC, the Company Shareholder Matters shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company’s shareholders at the Company Extraordinary General Meeting, as adjourned or postponed. The Company shall, through the Special Transaction Committee, recommend to the shareholders of the Company and solicit the authorization and approval (as applicable) of the Company Shareholder Matters (the “Company Board Recommendation”). Subject to the immediately following sentence, the Company shall include the Company Board Recommendation in the Company Solicitation Materials. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason, unless the board of directors of the Company (or the applicable committee or subgroup thereof) determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Company Extraordinary General Meeting for the purpose of seeking approval of the Company Shareholder Matters shall not be affected by any intervening event or circumstance (including any change, withdrawal, withholding, qualification or modification to the Company Board Recommendation), and the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Extraordinary General Meeting and submit for the approval of its stockholders the Company Shareholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance (including any change, withdrawal, withholding, qualification or modification to the Company Board Recommendation).
(b)   As promptly as practicable after the date of this Agreement, the Company shall prepare the Company Solicitation Materials for the purpose of, among other things, soliciting proxies from the Company’s shareholders at the Company Extraordinary General Meeting in favor of the Company Shareholder Matters. Prior to mailing the Company Solicitation Materials to the Company’s shareholders, the Company will make available to SPAC drafts of the Company Solicitation Materials and any other documents to be mailed to the Company’s shareholders, and any amendment or supplement to the Company Solicitation Materials or such other document and will provide SPAC with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Company shall not mail any such documents to Holders without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed). The Company Solicitation Materials will comply as to form and substance with all applicable Law. The Company shall cause the Company Solicitation Materials and the prospectus that forms part of the Registration Statement, to be mailed to its shareholders of record, as of the record date to be established by the board of directors of the Company for the Company

Extraordinary General Meeting as promptly as practicable (but in no event later than 1 Business Day except as otherwise required by applicable Law) following the Proxy Clearance Date.
(c)   Notwithstanding anything to the contrary contained in this Agreement, once the Company Extraordinary General Meeting has been called and noticed, the Company will not postpone or adjourn the Company Extraordinary General Meeting without the consent of SPAC, other than (i) for the absence of a quorum, in which event the Company shall postpone the meeting up to three times for up to ten Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the shareholders of the Company prior to the Company Extraordinary General Meeting, or (iii) a one-time postponement of up to ten Business Days to solicit additional proxies from shareholders of the Company to the extent the Company has determined that such postponement is reasonably necessary to obtain the Company Shareholder Approval.
Section 7.06.   Proxy Solicitation; Other Actions.   The Company agrees to use commercially reasonable efforts to provide SPAC as promptly as practicable following the date hereof, (i) audited financial statements, including consolidated balance sheets as of December 31, 2020 and December 31, 2019 and consolidated statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2020 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (provided, that such audited financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC), (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning on or after January 1, 2021 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
Section 7.07.   Certain Transaction Agreements.   Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that the vote(s) of the holder(s) of outstanding shares of SPAC Common Stock entitled to vote at the Special Meeting party thereto is reasonably determined by the Company not to be required or necessary in order to obtain approval of the SPAC Stockholder Matters or to the extent that the failure of the Company to enforce such rights would not reasonable be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.08.   FIRPTA.   At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
Section 7.09.   Termination of Certain Agreements.   On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.09 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
ARTICLE 8
Covenants of SPAC
Section 8.01.   HSR Act and Regulatory Approvals.   (a) In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests.
(b)   SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article 10.
(d)   SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)   Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
Section 8.02.   Indemnification and Insurance.
(a)   From and after the Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective memorandum and articles of association, certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   For a period of six years from the Effective Time, SPAC shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.
(c)   SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Entity and all successors and assigns of SPAC and the Surviving Entity. In the event that SPAC or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.
Section 8.03.   Conduct of SPAC During the Interim Period.   (a) During the Interim Period, except as set forth on Schedule 8.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Sub;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine or reclassify any capital stock of, or other equity interests in, SPAC; or (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC;
(iii)   make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement (except, in each case, for such agreements that are commercial contracts not primarily relating to Taxes) or similar agreement or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC’s stockholders) after the Closing;
(iv)   take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment;
(v)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(vii)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; or
(viii)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of SPAC Class A Common Stock in connection with the exercise of any SPAC Warrants outstanding on the date hereof or (y) issuance of SPAC Class A Common Stock at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.
(b)   During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.
Section 8.04.   PIPE Investment.   Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (c) confer with the Company regarding timing of the Expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) pursuant to Section 12.13, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) SPAC the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to SPAC; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if SPAC does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. SPAC shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of SPAC Class A Common Stock as and when required under any such Subscription Agreements.
Section 8.05.   Certain Transaction Agreements.   Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
Section 8.06.   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
Section 8.07.   SPAC Stock Exchange Listing.   From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock and SPAC Warrants (but, in the case of SPAC Warrants, only to the extent issued as of the date hereof) to be listed on, the Stock Exchange. SPAC shall take all steps reasonably necessary or advisable to cause the shares of SPAC Class A Common Stock to trade under the symbol “LCID” upon the Closing, or under such other symbol as the Company and SPAC may otherwise agree prior to the Closing.
Section 8.08.   SPAC Public Filings.   From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 8.09.   Section 16 Matters.   Prior to the Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 8.10.   SPAC Board of Directors.   The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of nine (9) directors who shall be designated as set forth under the Investor Rights Agreement. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.
Section 8.11.   Incentive Equity Plans.   Prior to the Closing Date, SPAC shall approve, and subject to approval of the stockholders of SPAC, adopt, a management incentive equity plan, including an employee stock purchase plan attached as an addendum thereto, in substantially the form attached hereto as Exhibit H (the “Incentive Equity Plan”).
Section 8.12.   Qualification as an Emerging Growth Company.   SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
Section 8.13.   SPAC Charter and Bylaws.   Prior to the Effective Time and the closing of the PIPE Investment, SPAC shall (i) subject to obtaining the approval of the SPAC Stockholder Matters, amend and restate the certificate of incorporation of SPAC to be substantially in the form of the SPAC Charter and (ii) amend and restate the bylaws of SPAC to be substantially in the form of the SPAC Bylaws.
Section 8.14.   Domestication.   As promptly as practicable following the Closing, unless otherwise agreed by SPAC and the Company, SPAC shall cause the Company to domesticate as a Delaware corporation in accordance with the DGCL and the CICA.
ARTICLE 9
Joint Covenants
Section 9.01.   Support of Transaction.   Without limiting any covenant contained in Article 7 or Article 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Sub, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions. Without breach of any representation, warranty, covenant or agreement of the Company under this Agreement or the Confidentiality Agreement and notwithstanding anything to the contrary contained herein or therein, the Company or any of its Subsidiaries may, following consultation with SPAC in good faith, purchase and/or sell (but may not redeem (including through the SPAC Stockholder Redemption)) shares of SPAC Class A Common Stock at any time prior to the Closing; provided that, the Company shall cause all shares so acquired that are owned by the Company or any of its Subsidiaries as of the record date established pursuant to Section 9.02(e) to be voted in favor of each of the SPAC Stockholder Matters.
Section 9.02.   Registration Statement; Proxy Statement; SPAC Special Meeting.
(a)   Registration Statement; Proxy Statement.    As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and SPAC shall file with the SEC, (i) in preliminary form, a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the stockholders of SPAC in advance of the Special Meeting, for the purpose of, among other things: (A) providing SPAC’s stockholders with the opportunity to redeem shares of SPAC Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of SPAC Class A Common Stock in connection with (x) the Merger (including as may be required under the NYSE) and (y) the PIPE Investment; (3) the amendment and restatement of the Certificate of Incorporation in the form of the SPAC Charter attached as Exhibit A hereto; (4) the approval of the adoption of the Incentive Equity Plan; (5) the election of the directors constituting the board of directors of SPAC; (6) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (7) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (8) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Merger, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”) and (IV) promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.
(b)   Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement and Proxy Statement has been filed; (B) the time when the Registration Statement has been declared effective under the Securities Act; (C) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (D) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (E) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (F) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by SPAC of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments); provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.
(c)   If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance.
(d)   SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.
(e)   SPAC Special Meeting.   SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold a meeting of SPAC’s stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which SPAC commences the mailing of the Proxy Statement to its stockholders. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 15 days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC’s stockholders and for such supplement or amendment to be promptly disseminated to SPAC’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
Section 9.03.   Exclusivity.   (a) During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.
(b)   During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
Section 9.04.   Tax Matters.
(a)   Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.
(b)   For U.S. federal (and, as applicable, state and local) income tax purposes , (i) each of the Parties intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder and (ii) each of the Parties intends that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(c)   Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Merger to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from so qualifying for the Intended Tax Treatment.
Section 9.05.   Confidentiality; Publicity.   (a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided, that, SPAC provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.
(b)   None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.
Section 9.06.   Post-Closing Cooperation; Further Assurances.   Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
Section 9.07.   Stockholder Litigation.   SPAC shall notify the Company promptly in connection with any threat to file, or filing of, an Action related to this Agreement or the Transaction by any of its shareholders or holders of any SPAC Warrants against any of the SPAC Parties or against any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to such Stockholder Action incurred by SPAC (“Stockholder Action Expenses”).
ARTICLE 10
Conditions to Obligations
Section 10.01.   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:
(a)   HSR Approval.   The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.
(b)   No Prohibition.   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(c)   Net Tangible Assets.   SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemption.
(d)   SPAC Stockholder Approval.   The approval of the SPAC Stockholder Matters shall have been duly obtained in accordance with the DGCL, the SPAC Organizational Documents and the rules and regulations of NYSE.
(e)   Company Shareholder Approval.   The Company Shareholder Approval shall have been duly obtained in accordance with the CICA and the Company Articles of Association.
(f)   Stock Exchange Listing Requirements.   The shares of SPAC Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).
(g)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.
Section 10.02.   Additional Conditions to Obligations of SPAC Parties.   The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company contained in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.06(a) (Current Capitalization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Company contained in Section 5.22(a) (No Material Adverse Effect) shall be true and correct in all respects as of the Closing Date.
(iii)   Each of the representations and warranties of the Company contained in Article 5 (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.
Section 10.03.   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the SPAC Parties contained in Article 6 (other than the representations and warranties of the SPAC Parties contained in Section 6.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the SPAC Parties contained in Section 6.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.
(b)   Agreements and Covenants.   The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)   Available Closing SPAC Cash.   The Available Closing SPAC Cash shall not be less than $2,800,000,000.
(d)   Officer’s Certificate.   SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.
(e)   Sponsor Agreement.   Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the Sponsors shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.
Section 10.04.   Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.
ARTICLE 11
Termination/Effectiveness
Section 11.01.   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and SPAC;
(b)   prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before October 22, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”) or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(c)   prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(d)   by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02; or
(e)   by written notice from SPAC to the Company if the Company Shareholder Approval is not obtained at the Company Extraordinary General Meeting (subject to any adjournment, postponement or recess of the meeting).

Section 11.02.   Effect of Termination.   Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE 12
Miscellaneous
Section 12.01.   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 12.02.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to SPAC or Merger Sub to:
Churchill Capital Corp. IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attn: Michael S. Klein
Email: Michael.klein@mkleinandcompany.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello
Matthew Gilroy
Email: michael.aiello@weil.com
      matthew.gilroy@weil.com
(b)   If to the Company or the Surviving Entity, to:
Atieva, Inc., d/b/a Lucid Motors
7373 Gateway Blvd.
Newark, CA 94560
Attn: Peter Rawlinson, CEO
      Jonathan Butler, General Counsel
Email: PeterRawlinson@lucidmotors.com
      JonathanButler@lucidmotors.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attn: Lee Hochbaum
Derek Dostal
Emily Roberts
Email: lee.hochbaum@davispolk.com
      derek.dostal@davispolk.com
      emily.roberts@davispolk.com
or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining SPAC’s prior written consent pursuant to Section 7.01, an email from Michael Klein expressly consenting to the matter or action in question will suffice. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 12.03.   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.
Section 12.04.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.
Section 12.05.   Expenses.   Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, all SPAC Transaction Expenses in an amount not to exceed $128,000,000 in the manner described and as further detailed on Schedule 12.05 and all Company Transaction Expenses. SPAC shall cooperate with the Company and use its best efforts to minimize the amount of SPAC Transaction Expenses incurred prior to the Closing.
Section 12.06.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.07.   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08.   Schedules and Exhibits.   The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
Section 12.09.   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Investor Non-Disclosure Agreement, dated as of January 12, 2021, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
Section 12.10.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.
Section 12.11.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.12.   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.13.   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, SPAC acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (ii) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to SPAC, (A) require SPAC to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (B) have approval rights over SPAC’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel, which may be or include Counsel, to participate alongside SPAC’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on SPAC’s behalf, and/or (D) fund any such litigation and (c) require SPAC to promptly execute, and SPAC hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.
Section 12.14.   Non-Recourse.   Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.
Section 12.15.   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article 12.
Section 12.16.   Acknowledgements.   (a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Sub; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of fraud committed by such Party.
(b)   Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 5 or Article 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
CHURCHILL CAPITAL CORP IV
By:
/s/ Jay Taragin

Name: Jay Taragin
Title:   Chief Financial Officer
AIR MERGER SUB, INC.
By:
/s/ Jay Taragin

Name: Jay Taragin
Title:   Secretary and Treasurer
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
ATIEVA, INC.
By:
/s/ Peter Rawlinson

Name: Peter Rawlinson
Title:   Chief Executive Officer
[Signature Page to Merger Agreement]

Annex B
FORM OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LUCID GROUP, INC.
* * * * *
The present name of the corporation is Churchill Capital Corp IV (the “Corporation”). The Corporation was incorporated by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 30, 2020, which was amended and restated on July 30, 2020. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.
The Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 22 2021, by and among the Corporation, Air Merger Sub, Inc., and Atieva, Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, all 51,750,000 shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 51,750,000 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.
The text of the Certificate of Incorporation as amended and restated shall read in full as follows:
ARTICLE I.
NAME
The name of the corporation is Lucid Group, Inc.
ARTICLE II.
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III.
PURPOSE AND POWERS
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).
ARTICLE IV.
CAPITAL STOCK
(A)   Authorized Shares
1.   Classes of Stock.   The total number of shares of stock that the Corporation shall have authority to issue is 15,010,000,000, consisting of 15,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

2.   Preferred Stock.   The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.
(B)   Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to the DGCL.
ARTICLE V.
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE VI.
BOARD OF DIRECTORS
(A)   Power of the Board of Directors.   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
(B)   Number of Directors.   The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be nine and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
(C)   Election of Directors.
(1)   Each director shall be elected annually by the stockholders and shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.
(2)   There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
(D)   Vacancies.   Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal.

(E)   Removal.   No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE VII.
MEETINGS OF STOCKHOLDERS
(A)   Annual Meetings.   An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
(B)   Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.
(C)   Action by Written Consent.   Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article IV(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken either (i) upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and this Article VII or (ii) until such date as Ayar and its Permitted Transferees (each as defined in that certain Investor Rights Agreement, dated as of February 22, 2021, by and among the Corporation, Ayar Third Investment Company, Churchill Sponsor IV LLC and the other Parties party thereto from time to time (the “Investor Rights Agreement”)) beneficially own, in the aggregate, less than fifty percent (50%) in voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class (such date, the “Ayar Threshold Date”), by written consent of stockholders without a meeting. For the purposes of this Certificate of Incorporation, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
ARTICLE VIII.
INDEMNIFICATION
(A)   Limited Liability.   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
(B)   Right to Indemnification.
(1)   Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Article VIII shall be a contract right.
(2)   The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.
(C)   Insurance.   The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
(D)   Nonexclusivity of Rights.   The rights and authority conferred in this Article VIII shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
(E)   Preservation of Rights.   Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE IX.
AMENDMENTS
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation this        day of                  .
LUCID GROUP, INC.
By:

Name:
[•]

Title:
[•]

Annex C
FORM OF AMENDED AND RESTATED BYLAWS
OF
LUCID GROUP, INC.
* * * * *
ARTICLE 1
OFFICES
Section 1.01.   Registered Office.   The registered office of Lucid Group, Inc. (the “Corporation”) shall be in the City of Wilmington, County of New Castle, State of Delaware.
Section 1.02.   Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
Section 1.03.   Books.   The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE 2
MEETINGS OF STOCKHOLDERS
Section 2.01.   Time and Place of Meetings.   All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
Section 2.02.   Annual Meetings.   An annual meeting of stockholders, commencing with the year 2022, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Section 2.03.   Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.
Section 2.04.   Notice of Meetings and Adjourned Meetings; Waivers of Notice.   (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the Chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
(b)   A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.05.   Quorum.   Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.
Section 2.06.   Voting.   (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(b)   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.
Section 2.07.   Organization.   At each meeting of stockholders, the Chairperson of the Board of Directors, if one shall have been elected, or in the Chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as Chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the Chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
Section 2.08.   Order of Business.   The order of business at all meetings of stockholders shall be as determined by the Chairperson of the meeting.
Section 2.09.   Nomination of Directors and Proposal of Other Business.
(a)   Annual Meetings of Stockholders.   (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock, (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.09(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.09(a) or (E) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii)   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.09(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iii)   A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”)) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:
(1)   the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;
(2)   for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;
(3)   a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;
(4)   a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;
(5)   a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)   a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;
(7)   any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and
(8)   such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
If requested by the Corporation, the information required under clauses 2.09(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.09 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b)   Special Meetings of Stockholders.   If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.09(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.09(b) or the Investor Rights Agreement. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.09(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.09(a)(iii).
(c)   General.   (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.09(a)(ii) or Section 2.09(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.09(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(ii)   No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.09 or the Investor Rights Agreement. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.09.

(iii)   The Chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.09, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.09, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iv)   Without limiting the foregoing provisions of this Section 2.09, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.09; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.09, and compliance with paragraphs (a)(i)(D) and (b) of this Section 2.09 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.09(c)(v) and Section 2.09(a)(i)(E)).
(v)    Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.09 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.
(vi)   Notwithstanding anything to the contrary in this Section 2.09, for as long as the Investor Rights Agreement remains in effect with respect to Ayar or the Sponsor (each as defined therein), neither Ayar nor the Sponsor (to the extent then subject to the Investor Rights Agreement) shall be subject to the notice procedures set forth in Section 2.09(a)(ii), Section 2.09(a)(iii), Section 2.09(b) or Section 2.09(c)(i) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Investor Rights Agreement.
ARTICLE 3
DIRECTORS
Section 3.01.   General Powers.   Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02.   Number, Election and Term of Office.   Subject to the Investor Rights Agreement, the Board of Directors shall consist of not less than five nor more than thirteen directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board of Directors. As set forth in Article 6 of the Certificate of Incorporation, each director shall be elected annually by the stockholders. Except as otherwise provided in the Certificate of Incorporation or the Investor Rights Agreement, each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.03.   Quorum and Manner of Acting.   Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors; provided, that until the Ayar Threshold Date (as defined in the Certificate of Incorporation), there shall be no quorum for the transaction of business at any meeting of the Board of Directors unless at least a majority of the Ayar Directors (as defined in the Investor Rights Agreement) are present. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.04.   Time and Place of Meetings.   The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors).
Section 3.05.   Annual Meeting.   The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.
Section 3.06.   Regular Meetings.   After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.
Section 3.07.   Special Meetings.   Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Secretary or any two directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.
Section 3.08.   Committees.   Subject to the Investor Rights Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 3.09.   Action by Consent.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10.   Telephonic Meetings.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.11.   Resignation.   Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.12.   Vacancies.   Unless otherwise provided in the Certificate of Incorporation or the Investor Rights Agreement, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.
Section 3.13.   Removal.   Unless otherwise provided in the Investor Rights Agreement, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 3.14.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
ARTICLE 4
OFFICERS
Section 4.01.   Principal Officers.   The principal officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have a Chairperson of the Board of Directors, a Vice Chairperson of the Board, and such other principal officers, including a President, one or more Vice Presidents, a Treasurer, a Controller and any other officers as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of Chief Executive Officer and Secretary.
Section 4.02.   Appointment, Term of Office and Remuneration.   The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.
Section 4.03.   Subordinate Officers.   In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.
Section 4.04.   Removal.   Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.
Section 4.05.   Resignations.   Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 4.06.   Powers and Duties.   The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.
ARTICLE 5
Capital Stock
Section 5.01.   Certificates For Stock; Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of Delaware Law.
Section 5.02.   Transfer Of Shares.   Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.
Section 5.03.   Authority for Additional Rules Regarding Transfer.   The Corporation shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
Section 5.04.   Lock-Up.   (a) The holders (together with any Permitted Transferees (as defined below), the “Lock-Up Holders”) of: (i) shares of common stock of the Corporation issued as consideration pursuant to the Merger (as defined in the Merger Agreement); (ii) any Lucid Equity Awards or Lucid Warrants; or (iii) shares of common stock of the Corporation underlying the Lucid Equity Awards or Lucid Warrants (all such securities described in clauses (i) through (iii), the “Lock-Up Securities”), in each case, may not Transfer (as defined below) any Lock-Up Securities during the Lock-Up Period (as defined below) without the prior written consent of the Board of Directors (which written consent may be granted by the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 5.04, the “Lock-Up”).
(b)   Notwithstanding the provisions set forth in Section 5.04(a), a Lock-Up Holder may Transfer Lock-Up Securities:
(i)   by will, other testamentary document or intestacy;
(ii)   as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;
(iii)   to any trust for the direct or indirect benefit of the Lock-Up Holder or the immediate family of the Lock-Up Holder, or if the Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv)    to a partnership, limited liability company or other entity of which such Lock-Up Holder and the immediate family of such Lock-Up Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(v)   if the Lock-Up Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Lock-Up Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Lock-Up Holder or affiliates of such Lock-Up Holder (including, for the avoidance of doubt, where such Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Lock-Up Holder;
(vi)    to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (i) through (v) above;
(vii)   in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;
(viii)   from an employee or a director of, or a service provider to, the Corporation or any of its subsidiaries upon the death, disability or termination of employment, in each case, of such person;
(ix)   pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors and made to all holders of shares of the Corporation’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Holder’s Lock-Up Securities shall remain subject to the Lock-Up; or
(x)   to the Corporation in connection with the exercise of any Lucid Equity Awards (including by way of “net” or “cashless” exercise) which would expire if not exercised during the Lock-Up Period, including for the payment of the related exercise price and for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of such exercise;
provided that:
(x)   any shares received upon any exercise or settlement of Lucid Equity Awards will remain subject to the Lock-Up;
(y)   in the case of any Transfer of Lock-Up Securities pursuant to clauses (i) through (vii), (1) such Transfer shall not involve a disposition for value; (2) the Lock-Up Securities shall remain subject to the Lock-Up; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lock-Up Securities remain subject to the Lock-Up; and (4) there shall be no voluntary public disclosure or other announcement of such Transfer; and
(z)   a Lock-Up Holder may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-Up Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lock-Up Period.
(c)   The Corporation may, from time to time, establish such policies and procedures relating to the general administration of the Lock-Up as it may deem necessary or advisable in its sole discretion. The Corporation may, from time to time, request from Lock-Up Holders such certifications, affidavits or other proof to the Corporation as it deems necessary to determine whether a proposed Lock-Up Securities is permitted under Section 5.04(b) hereunder. Any such determination by the Corporation shall be conclusive and binding and the Corporation shall have no liability to any Lock-Up Holder in connection with the administration of the Lock-Up.
(d)   For purposes of this Section 5.04:

“Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Corporation’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Corporation; provided that the acquisition by Ayar or any of its affiliated persons or entities of voting securities of the Corporation shall not constitute a Change of Control.
“Closing Date” shall have the meaning assigned thereto in the Merger Agreement.
“immediate family” means any relationship by blood, current or former marriage or adoption, not more remote than first cousin;
“Lock-Up Period” means the period beginning on the Closing Date and ending at 11:59 pm Eastern Time on the date that is 180 days after the Closing Date.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 22, 2021 (as it may be amended or otherwise modified from time to time), by and among Churchill Capital Corp. IV, a Delaware corporation, Air Merger Sub, Inc., a Delaware corporation and Atieva, Inc., a Cayman Islands exempted company.
“Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any person or entity to whom such Lock-Up Holder is permitted to Transfer any Lock-Up Securities pursuant to clauses (i) through (vii) of Section 5.04(b).
“Lucid Equity Awards” means stock options, restricted stock units or other compensatory equity securities in respect of shares of the Corporation outstanding as of immediately following the closing of the Merger, including, without limitation, any Assumed Options and Assumed RSUs (each as defined in the Merger Agreement).
“Lucid Warrants” means Assumed Warrants (as defined in the Merger Agreement).
“Transfer” means any direct or indirect (i) offer, pledge, sale, contract to sell, hypothecation, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Lockup Securities, or (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.
ARTICLE 6
GENERAL PROVISIONS
Section 6.01.   Fixing the Record Date.   (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.02.   Dividends.   Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.
Section 6.03.   Year.   The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.
Section 6.04.   Corporate Seal.   The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 6.05.   Voting of Stock Owned by the Corporation.   The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.
Section 6.06.   Exclusive Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of Delaware Law or the Certificate of Incorporation or these Amended and Restated Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The preceding sentence of this Section 6.06 shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.06.
Section 6.07.   Amendments.   These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors.

Annex D
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Investor Rights Agreement”), dated as of February 22, 2021 (the “Effective Date”), is made by and among (i) Churchill Capital Corp IV, a Delaware corporation (“PubCo”); (ii) Ayar Third Investment Company, a single shareholder limited liability company organized under the laws of the Kingdom of Saudi Arabia (“Ayar”); (iii) each of the Persons identified on the signature pages hereto or on the signature pages to a joinder in the form attached to this Investor Rights Agreement as Exhibit A under the heading “Lucid Insiders” (collectively, the “Lucid Insiders”) and; (iv) Churchill Sponsor IV LLC, a Delaware limited liability company. Each of PubCo, Ayar, the Lucid Insiders and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, Air Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Atieva, Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), in connection with the business combination (the “Business Combination”) set forth in the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, and Ayar and the Lucid Insiders will receive shares of Common Stock (such shares, the “Share Consideration”);
WHEREAS, PubCo and the Sponsor entered into that certain Registration Rights Agreement, dated as of July 29, 2020 (the “Original RRA”);
WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo and the Sponsor desire to terminate the Original RRA and replace it with this Investor Rights Agreement;
WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
Definitions
Section 1.1.   Definitions.   As used in this Investor Rights Agreement, the following terms shall have the following meanings:
“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such public disclosure.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Investor Rights Agreement.
“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
“Ayar” has the meaning set forth in the Preamble.
“Ayar Director” has the meaning set forth in Section 2.1(a).
“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Board” means the board of directors of PubCo.
“Business Combination” has the meaning set forth in the Recitals.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“Closing” has the meaning given to such term in the Merger Agreement.
“Closing Date” has the meaning given to such term in the Merger Agreement.
“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.
“Company” has the meaning set forth in the Recitals.
“Confidential Information” has the meaning set forth in Section 2.3.
“Demand Delay” has the meaning set forth in Section 3.2(a)(ii).
“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).
“Demand Period” has the meaning set forth in Section 3.2(c).
“Demand Registration” has the meaning set forth in Section 3.2(a).
“Effective Date” has the meaning set forth in the Preamble.
“Eligible Demand Participation Holders” means (a) following the expiration of the Lucid Shareholder Lock-Up Period, each of the Lucid Shareholders, and (b) solely following the expiration of the Sponsor Lock-Up Period, each of the Holders.
“Eligible Take-Down Holders” means (a) following the expiration of the Lucid Shareholder Lock-Up Period, each of the Shelf Holders other than the Sponsor and (b) solely following the expiration of the Sponsor Lock-Up Period, each of the Shelf Holders.
“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Lock-Up Shares” has the meaning set forth in Section 4.1.
“Lucid Insiders” has the meaning set forth in the Preamble.
“Lucid Shareholder Lock-Up Period” has the meaning set forth in Section 4.1.
“Lucid Shareholders” means Ayar and the Lucid Insiders.
“Market Stand Off Period” has the meaning set forth in Section 3.10.
“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.
“Merger Agreement” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.
“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.
“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.
“Non-Marketed Underwritten Shelf Take-Down Selling Holders” has the meaning set forth in Section 3.1(d)(iv)(B).
“Organizational Documents” means the Certificate of Incorporation and the Bylaws.
“Original RRA” has the meaning set forth in the Recitals.
“Party” has the meaning set forth in the Preamble.
“Permitted Transferee” has the meaning set forth in Section 5.04 of the Bylaws and, in the case of Sponsor, a permitted transferee pursuant to Section 6(c) of the Sponsor Agreement.
“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.
“PubCo” has the meaning set forth in the Preamble.
“Registrable Securities” means (a) any shares of Common Stock, (b) any Warrants or any shares of Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction or (D)(i) the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Common Stock that are outstanding at such time and (ii) such shares of Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Common Stock) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Investor Rights Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. It is understood and agreed that, for purposes of this Investor Rights Agreement, where reference is made to Registrable Securities being listed with any securities exchange or automated quotation system, such reference shall not include the Warrants (although it shall include the shares of Common Stock issued or issuable upon the exercise thereof).
“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.
“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer, (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders) and (i) any other fees and disbursements customarily paid by the issuers of securities.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Share Consideration” has the meaning set forth in the Recitals.
“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.
“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.
“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.
“Shelf Suspension” has the meaning set forth in Section 3.1(c).
“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.
“Shelf Take-Down Initiating Holders” means each of (a) solely following the expiration of the Lucid Shareholder Lock-Up Period, Ayar, (b) solely following the expiration of the Sponsor Lock-Up Period, and subject to Section 3.2(d), the Sponsor, and (c) solely following the expiration of the Lucid Shareholder Lock-Up Period, and solely with respect to Non-Underwritten Shelf Take-Downs, the other Shelf Holders.
“Sponsor” means Churchill Sponsor IV LLC.
“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among the Sponsor and PubCo, as amended, restated, modified or supplemented from time to time.

“Sponsor Director” has the meaning set forth in Section 2.1.
“Sponsor Lock-Up Period” has the meaning set forth in Section 4.1.
“Subscription Agreements” has the meaning given to such term in the Merger Agreement.
“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).
“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).
“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B).
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” means any direct or indirect (i) offer, pledge, sale, contract to sell, hypothecation, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Lock-Up Shares, or (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.
“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.
“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).
“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).
“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Common Stock: (a) warrants entitling the Sponsor to purchase 42,850,000 shares of Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated July 29, 2020, by and between the Sponsor and PubCo, for a purchase price of $1.00 per warrant and (b) warrants to purchase up to 1,500,000 shares of Common Stock issuable to the Sponsor upon the conversion of all or any portion of the unpaid principal balance of that certain Promissory Note issued by PubCo to the Sponsor on February 22, 2021.
“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
Section 1.2.   Interpretive Provisions.   For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:
(a)   the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.
(b)   the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.
(c)   references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.
(d)   whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e)   the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.
(f)   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.
ARTICLE II
Governance
Section 2.1.   Board of Directors.
(a)   Composition of the Board. Effective as of the Closing, each of the Lucid Shareholders and the Sponsor, severally and not jointly, agrees with PubCo to take all Necessary Action to cause the Board to be comprised of nine (9) directors as follows: (i) five (5) of whom shall have been nominated by Ayar (each, an “Ayar Director”), (ii) one (1) of whom shall have been nominated by the Sponsor (the “Sponsor Director”), (iii) one (1) of whom shall be the chief executive officer of PubCo and (iv) the remainder of whom shall be nominated by the Company, each of whom shall satisfy the independence requirements of the New York Stock Exchange.
(b)   Ayar Representation.   PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of Ayar Directors that, if elected, will result in Ayar having a number of directors serving on the Board as shown in the table below; provided, that if after the Closing the size of the Board is increased or decreased, the number of Ayar Directors shall be increased or decreased in proportion to such increase or decrease in the size of the Board, rounded down to the nearest whole number.
Common Stock Beneficially Owned by Ayar (and its Permitted Transferees) as a Percentage of the Common Stock
issued and outstanding as of the record date of such annual or special meeting of stockholders	Number of Ayar Directors
50% or greater	5
40% or greater, but less than 50%	4
30% or greater, but less than 40%	3
20% or greater, but less than 30%	2
10% or greater, but less than 20%	1
Less than 10%	0
(c)   Decrease in Directors.   Upon any decrease in the number of directors that Ayar is entitled to designate for nomination to the Board pursuant to Section 2.1(a), Ayar shall take all Necessary Action to cause the appropriate number of Ayar Directors to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders for which PubCo has not proposed a slate of directors; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination an Ayar Director that has tendered his or her resignation pursuant to this Section 2.1(c).
(d)   Removal; Vacancies.   Ayar shall have the exclusive right to (i) remove its nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(d), Ayar shall not have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by Ayar in excess of the number of directors that Ayar is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement.

(e)   Committees.   In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as Ayar Beneficially Owns Common Stock representing at least 33 1/3% of the Common Stock then issued and outstanding, PubCo shall take all Necessary Action to have at least one Ayar Director appointed to serve on each committee of the Board.
(f)   Chairman of the Board.   For so long as Ayar Beneficially Owns Common Stock representing at least 20% of the Common Stock then issued and outstanding, Ayar shall have the right to designate the director to serve in the role of Chairman of the Board, and PubCo shall take all Necessary Action to cause the appointment of the director designated by Ayar to serve in the role of Chairman of the Board.
(g)   Business Plan.   Any material changes to PubCo’s business plan shall require the affirmative vote of a majority of the Board.
(h)   Reimbursement of Expenses.   PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.
(i)   Indemnification.   For so long as any Ayar Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Ayar Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Ayar Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, the Certificate of Incorporation, the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).
(j)   Review of Nominees.   Any nominee as an Ayar Director or Sponsor Director shall be subject to PubCo’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such nominee within 15 days of receiving such completed questionnaire and background check authorization, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such nominee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such nominee was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds any such nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such nominated director, Ayar or the Sponsor, as applicable, shall be entitled to propose a different nominee to the Board within thirty (30) days of PubCo’s notice to Ayar of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 2.1(j).
Section 2.2.   PubCo Cooperation.   PubCo shall take all Necessary Action to cause the Board to consist of the number of directors specified in Section 2.1 and to include in the slate of nominees to be voted upon by the stockholders of PubCo the Persons designated for nomination to the Board in accordance with Section 2.1.

Section 2.3.   Sharing of Information.   To the extent permitted by antitrust, securities, competition or any other applicable Law, each of PubCo, Ayar and the Sponsor agrees and acknowledges that the directors designated by Ayar and the Sponsor may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with Ayar or the Sponsor, as applicable; provided that such sharing of Confidential Information complies with such directors’ fiduciary duties and confidentiality arrangements subject to the satisfaction of PubCo and is in such directors’ capacity as directors of PubCo. Each of Ayar and the Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of Ayar and the Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law (including any filing following the Closing Date with the SEC pursuant to applicable securities laws) or court of competent jurisdiction or requested by a Governmental Entity; provided, that (other than in the case of any required filing following the Closing Date with the SEC or in connection with any routine audit or examination as described below) such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit Ayar or the Sponsor from disclosing Confidential Information (x) to any Affiliate, Representative, limited partner, member or shareholder of such Party, provided, that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.3 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Lucid Insider, the Sponsor or Ayar, unless such Confidential Information is actually provided to such Person.
ARTICLE III
Registration Rights
Section 3.1.   Shelf Registration.
(a)   Filing. PubCo shall use reasonable best efforts to file within fifteen (15) business days following the Closing Date a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as reasonably practicable after such filing, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its commercially reasonable efforts to file any replacement or additional Shelf Registration Statement and use commercially reasonable efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a).

(b)   Subsequent Shelf Registration.   If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.
(c)   Suspension of Filing or Registration.   If PubCo shall furnish to the Shelf Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than ninety (90) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) in the aggregate, unless consented to in writing by the Eligible Demand Participation Holders holding a majority of the Registrable Securities held by all Eligible Demand Participation Holders or (ii) aggregate Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) of more than one hundred fifty (150) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its commercially reasonable efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any Misstatement prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.
(d)   Shelf Take-Downs.
(i)   Generally. Subject to the terms and provisions of this Article III, following the Lucid Shareholder Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf

Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).
(ii)   Underwritten Shelf Take-Downs.
(A)   A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down must comply with Section 3.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions) of at least (I) in the case of any Marketed Underwritten Shelf Take-Down, $100,000,000 and (II) in the case of any Non-Marketed Underwritten Shelf Take-Down, $75,000,000 unless such Non-Marketed Underwritten Shelf Take-Down is for all of the Registrable Securities then held by the applicable Shelf Take-Down Initiating Holder and its Permitted Transferees (in which case there is no minimum other than the inclusion of all of such Registrable Securities). The Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.
(B)   With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such Underwritten Offering.
(iii)   Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).
(iv)   Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.
(A)   Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 3.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (I) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (II) the expected timing and plan of distribution of such Shelf Take-Down. For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.
(B)   With respect to each Non-Marketed Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Marketed Underwritten Shelf Take-Down shall provide written notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down, which Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (III) an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Non-Marketed Underwritten Shelf Take-Down, the “Non-Marketed Underwritten Shelf Take-Down Selling Holders”) to include in the Non-Marketed Underwritten Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 3.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down with respect to each Eligible Take-Down Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Non-Marketed Underwritten Shelf Take-Down).
(C)   Upon delivery of a Non-Marketed Underwritten Shelf Take-Down Notice, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Non-Marketed Underwritten Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down), indicating its, his or her election to sell up to the number of Registrable Securities in the Non-Marketed Underwritten Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 3.1(d)(ii)(B)). Following the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Non-Marketed Underwritten Shelf Take-Down on the terms and conditions set forth in the Non-Marketed Underwritten Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Non-Marketed Underwritten Shelf Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 3.1(d)(ii)(B). It is understood that in order to be entitled to exercise its, his or her right to sell Registrable Securities in a Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Non-Marketed Underwritten Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).
(D)   Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Non-Marketed Underwritten Shelf Take-Down pursuant to Section 3.1(d). Each of the Eligible Take-Down Holders agrees to reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Non-Marketed Underwritten Shelf Take-Downs pursuant to this Section 3.1(d).
(E)   With respect to each Non-Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Underwritten Shelf Take-Down shall provide written notice of such Non-Underwritten Shelf Take-Down at least forty-eight (48) hours prior to the expected time of such Non-Underwritten Shelf Take-Down, which shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Underwritten Shelf Take-Down, and (III) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down.
Section 3.2.   Demand Registrations.
(a)   Holders’ Demand for Registration.   Subject to Section 3.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 3.1, PubCo shall receive from (x) at any time following the Lucid Shareholder Lock-Up Period, any Lucid Shareholder or (y) following the Sponsor Lock-Up Period, the Sponsor (the then eligible Holders under clauses (x) and (y), collectively, the “Demand Initiating Holders”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of at least $200,000,000, PubCo will:
(i)   promptly (but in any event within ten (10) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Eligible Demand Participation Holders; and
(ii)   use its commercially reasonable efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Eligible Demand Participation Holders joining in such demand as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided, that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to such Eligible Demand Participation Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than ninety (90) days within which to file such Registration Statement; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than two (2) Demand

Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) in the aggregate, unless consented in writing by the Eligible Demand Participation Holders that own a majority of the Registrable Securities held by all Eligible Demand Participation Holders or (y) aggregate Demand Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) of more than ninety (90) days. Each Eligible Demand Participation Holder shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Eligible Demand Participation Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.
(b)   Underwriting.   If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by Eligible Demand Participation Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Eligible Demand Participation Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among such Eligible Demand Participation Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided, that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Eligible Demand Participation Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.
(c)   Effective Registration.   PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.
(d)   Restrictions on Registered Offerings.   Notwithstanding the rights and obligations set forth in Section 3.1 and/or Section 3.2, in no event shall PubCo be obligated to take any action to effect:

(i)   any Demand Registration or Shelf Take-Down at the request of any Holder prior to the expiration of the Lucid Shareholder Lock-Up Period;
(ii)   any Demand Registration or Shelf Take-Down at the request of the Sponsor prior to the expiration of the Sponsor Lock-Up Period;
(iii)   any Demand Registration or Underwritten Shelf Take-Down at the request of Ayar, except that Ayar shall be entitled to initiate an aggregate of two (2) Demand Registrations or Underwritten Shelf Take-Downs following the Lucid Shareholder Lock-Up Period pursuant to the terms of this Article III;
(iv)   any Demand Registration or Underwritten Shelf Take-Down at the request of the Sponsor, except the Sponsor (collectively) shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down following the Sponsor Lock-Up Period pursuant to the terms of this Article III; or
(v)   any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this Investor Rights Agreement.
Notwithstanding anything to the contrary in this Section 3.2(d), in the event that the Demand Initiating Holders or Shelf Take-Down Initiating Holders, as applicable, do not sell at least fifty percent (50%) of the Registrable Securities requested to be sold in a Demand Registration or an Underwritten Shelf Take-Down as a result of the Underwriter advising PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then for purposes of clause (iii) above such Demand Registration or Underwritten Shelf Take-Down (as applicable) shall not be considered a Demand Registration or Underwritten Shelf Take-Down effected at the request of such Demand Initiating Holder or Shelf Take-Down Initiating Holder.
Section 3.3.   Piggyback Registration.
(a)   If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 3.1 or Section 3.2 hereof or (7) a registration expressly contemplated by the Subscription Agreements), PubCo will:
(i)   promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and
(ii)   include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 3.3(b) below.
Notwithstanding anything herein to the contrary, this Section 3.3 shall not apply (i) prior to the expiration of the Lucid Shareholder Lock-Up Period in respect of any Holder, (ii) prior to the expiration of the Sponsor Lock-Up Period in respect of the Sponsor or (iii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.
(b)   Underwriting.   If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:
(i)   If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.
(ii)   If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.
No such reduction shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.
(c)   Right to Terminate Registration.   PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.
Section 3.4.   Expenses of Registration.   All Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this Investor Rights Agreement, shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.
Section 3.5.   Obligations of PubCo.   Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a)   prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
(b)   prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;
(c)   permit any Holder that is a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;
(d)   furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(e)   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
(f)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;
(g)   notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(h)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(i)   use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as reasonably practicable;
(j)   make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration and any attorney, accountant or other agent retained by such Holder or Underwriter all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;
(k)   use its commercially reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the blue sky or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;
(l)   in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;
(m)   in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(n)   use its commercially reasonable efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;
(o)   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
(p)   cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;
(q)   use its commercially reasonable efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(r)   in the case of an Underwritten Offering that is Marketed, cause appropriate personnel of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and
(s)   otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.
Section 3.6.   Indemnification.
(a)   PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by PubCo of any Law applicable to PubCo in connection with any such Registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its commercially reasonable efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.
(b)   Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, equityholders, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, and each Person who controls any Underwriter, of PubCo’s Equity Securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, employees, partners, equityholders, affiliates and agents and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each such Underwriter, each such other Holder, and each such officer, director, trustee, employee, partner, equityholder, beneficiary, affiliate, agent and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).
(c)   Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.
(d)   In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)   The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.
(f)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any Underwritten Offering conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.
Section 3.7.   Information by Holder.   The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.8.   Delay of Registration.   No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.
Section 3.9.   Rule 144 Reporting.   With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its commercially reasonable efforts to:

(a)   make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;
(b)   file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and
(c)   so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after (x) in the case of the Sponsor, the Sponsor Lock-Up Period or (y) in the case of Lucid Insiders who are Holders, the Lucid Shareholder Lock-Up Period), the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of PubCo and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.
Section 3.10.   ”Market Stand Off” Agreement.   Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings initiated by a Holder only, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration. In connection with any Underwritten Offering contemplated by this Section 3.10, PubCo shall use commercially reasonable efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 3.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.
Section 3.11.   Other Obligations.   In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.
Section 3.12.   Other Registration Rights.   Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person.

Further, each of PubCo and the Sponsor represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.
Section 3.13.   Term.   Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.
Section 3.14.   Termination of Original RRA.   Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.
ARTICLE IV
Lock-Up
Section 4.1.   Lock-Up.
(a)   Each Lucid Shareholder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lucid Shareholder Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2 or (ii) permitted pursuant to Section 5.04 of the Bylaws.
(b)   The Sponsor agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares Beneficially Owned or otherwise held by such Person during the Sponsor Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 4.2 and, in the case of Sponsor, permitted pursuant to Section 6(c) or the Sponsor Agreement.
(c)   As used in this Investor Rights Agreement, the “Lock-Up Shares” means the Equity Securities of PubCo held by the Holders as of the Closing Date, including Common Stock, the Warrants, and Common Stock issuable upon exercise of the Warrants, options or other rights. The “Lucid Shareholder Lock-Up Period” means the period beginning on the Closing Date and ending at 11:59 pm Eastern Time on the date that is 180 days after the Closing Date. The “Sponsor Lock-Up Period” means the period starting on the Closing Date and ending at 11:59 pm Eastern Time on the date that is eighteen (18) months following the Closing Date.
(d)   During the Sponsor Lock-Up Period (or in the case of the Lucid Insiders who are Holders, the Lucid Shareholder Lock-Up Period), any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.
(e)   The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.
Section 4.2.   Permitted Transfers.   Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Sponsor Lock-Up Period (in the case of the Sponsor) or the Lucid Shareholder Lock-Up Period (in the case of the Lucid Insiders), the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares in accordance with Section 5.04 of the Bylaws and, in the case of Sponsor, permitted pursuant to Section 6(c) or the Sponsor Agreement; provided, that the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit B, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Investor Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).
ARTICLE V
General Provisions
Section 5.1.   Assignment; Successors and Assigns; No Third Party Beneficiaries.
(a)   Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.
(b)   Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Sponsor Lock-Up Period (or in the case of the Lucid Insiders, the Lucid Shareholder Lock-Up Period) to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Sponsor Lock-Up Period (or in the case of the Lucid Insiders, the Lucid Shareholder Lock-Up Period) to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor or Ayar assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit B. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.
(c)   All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.
(d)   Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.
Section 5.2.   Termination.   Except for Section 2.1(i) (which section shall terminate at such time as Ayar or its Permitted Transferees are no longer entitled to any rights pursuant to such section), Article II shall terminate automatically (without any action by any Party) as to Ayar at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.
Section 5.3.   Severability.   If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.
Section 5.4.   Entire Agreement; Amendments; No Waiver.
(a)   This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Merger Agreement and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.
(b)   No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of PubCo and the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that adversely affects any right granted to Ayar or the Sponsor shall require the consent of Ayar or the Sponsor, as applicable.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 5.5.   Counterparts; Electronic Delivery.   This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 5.6.   Notices.   All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below if to PubCo, prior to the Closing, to:
Churchill Capital Corp. IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention: Michael S. Klein
Email:
michael.klein@mkleinandcompany.com

if to PubCo, following the Closing, to:
c/o Lucid Group, Inc.
7373 Gateway Boulevard
Newark, CA 94560
Attention: Peter Rawlinson
Jonathan Butler
E-mail:
peterrawlinson@lucidmotors.com
jonathanbutler@lucidmotors.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attn: Emily Roberts
Lee Hochbaum
E-mail:
emily.roberts@davispolk.com
lee.hochbaum@davispolk.com

if to the Sponsor, to:
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention: Michael S. Klein
Email:
michael.klein@mkleinandcompany.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:    Michael J. Aiello and Matthew Gilroy
E-mail:
michael.aiello@weil.com and matthew.gilroy@weil.com

if to Ayar, to:
Prince Turki bin Abdul Aziz Al-Awal Road
P.O. Box 6847
Riyadh 11452
Kingdom of Saudi Arabia
Attention: Turqi Alnowaiser
            Yasir Alsalman
Email:
talnowaiser@pif.gov.sa
yalsalman@pif.gov.sa
lightning.investment@pif.gov.sa
lightning.legal@pif.gov.sa
InvestmentOperations@pif.gov.sa

with copies (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attention: Thomas W. Kellerman
Email: thomas.kellerman@morganlewis.com
Section 5.7.   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Investor Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 5.6 of this Investor Rights Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Investor Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Investor Rights Agreement in any of the courts referred to in this Section 5.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.
Section 5.8.   Specific Performance.   Each Party hereby agrees and acknowledges that it may be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party may, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond.
Section 5.9.   Subsequent Acquisition of Shares.   Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10.   Consents, Approvals and Actions.   If any consent, approval or action of the Lucid Insiders is required at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Lucid Insiders at such time provide such consent, approval or action in writing at such time.
Section 5.11.   Not a Group; Independent Nature of Holders’ Obligations and Rights.   The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. The decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.
Section 5.12.   Representations and Warranties of the Parties.   Each of the Parties hereby represents and warrants to each of the other Parties as follows:
(a)   Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.
(b)   Such Party has the full power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
(c)   The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d)   Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.
(e)   There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.
Section 5.13.   No Third Party Liabilities.   This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).
Section 5.14.   Legends.   Without limiting the obligations of PubCo set forth in Section 3.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.
Section 5.15.   Adjustments.   If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.
PUBCO:
CHURCHILL CAPITAL CORP IV
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Chief Financial Officer
SPONSOR:
CHURCHILL SPONSOR IV LLC
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Authorized Person
AYAR:
AYAR THIRD INVESTMENT COMPANY
By:
/s/ Turqi Alnowaiser

Name: Turqi Alnowaiser
Title: Authorized Signatory

Exhibit A
Form of Joinder
This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of                  , is executed by                   (“Joining Lucid Insider”).
WHEREAS, pursuant to the Merger Agreement, Joining Lucid Insider will receive shares of Common Stock; and
WHEREAS, Joining Lucid Insider is required to become a party to that certain Investor Rights Agreement, dated as of February 22, 2021, among Lucid Group, Inc. ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”) prior to the Closing Date by executing and delivering this Joinder, whereupon such Joining Lucid Insider will be treated as a Party (with the same rights and obligations as other Lucid Insiders party thereto) for all purposes of the Investor Rights Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1.   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.
Section 1.3.   Joinder.   Joining Lucid Insider hereby acknowledges and agrees that (a) such Joining Lucid Insider has received and read the Investor Rights Agreement, and (b) such Joining Lucid Insider will be treated as a Party (with the same rights and obligations as other Lucid Insiders party thereto) for all purposes of the Investor Rights Agreement.
Section 1.4.   Notice.   Any notice, demand or other communication under the Investor Rights Agreement to Joining Lucid Insider shall be given to Joining Lucid Insider at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.
Section 1.5.   Governing Law.   This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
Section 1.6.   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[JOINING LUCID INSIDER]
By:

Name:
Title:
Address for notices:

Exhibit B
Form of Joinder
This Joinder (this “Joinder”) to the Investor Rights Agreement, made as of                  , is between                   (“Transferor”) and                   (“Transferee”).
WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;
WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of February 22, 2021, among Lucid Group, Inc. ( “PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and
WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1.   Definitions.   To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.
Section 1.2.   Acquisition.   The Transferor hereby Transfers to the Transferee all of the Acquired Interests.
Section 1.3.   Joinder.   Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.
Section 1.4.   Notice.   Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.
Section 1.5.   Governing Law.   This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
Section 1.6.   Counterparts; Electronic Delivery.   This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.
[TRANSFEROR]
By:

Name:
Title:
[TRANSFEREE]
By:

Name:
Title:
Address for notices:

Annex E
February 22, 2021
Churchill Capital Corp IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
(212) 380-7500
Re:
Sponsor Agreement

Ladies and Gentlemen:
This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Churchill Capital Corp IV, a Delaware corporation (“SPAC”), Atieva, Inc., d/b/a Lucid Motors, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), and Air Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC, and hereby amends and restates in its entirety that certain letter, dated July 29, 2020, from Churchill Sponsor IV LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of SPAC’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 10 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
In order to induce the Company and SPAC to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders, hereby severally (and not jointly and severally) agrees with SPAC and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:
1.   The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of SPAC requested by SPAC’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of Capital Stock to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of Capital Stock (a) in favor of the adoption of the Merger Agreement and approval of the Transactions and all other SPAC Stockholder Matters (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger Agreement, (c) in favor of any other proposals set forth in SPAC’s proxy statement to be filed by SPAC with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (2) the closing condition in Section 10.03(c) of the Merger Agreement has not been satisfied, and (e) against the following actions or proposals: (1) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of SPAC or any amendment of the SPAC’s Charter (as defined below), except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in SPAC’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Sponsor Agreement, or (D) any other action or proposal involving SPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions and (ii) not to redeem, elect to redeem or tender or submit any shares of Common Stock owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend SPAC’s Charter. Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein, and (y) the Sponsor and each Insider shall be bound by and comply with Sections 9.03 (Exclusivity) and 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions. If SPAC seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any shares of Capital Stock owned by it, him or her in connection therewith. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by SPAC’s board of directors.
2.   The Sponsor and each Insider hereby agrees that in the event that SPAC fails to consummate a Business Combination by August 3, 2022 (or November 3, 2022 if SPAC has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination before August 3, 2022), or such later period approved by SPAC’s stockholders in accordance with SPAC’s amended and restated certificate of incorporation (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause SPAC to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of amounts withdrawn to fund SPAC’s working capital requirements, subject to an annual limit of $1,000,000, and/or to pay SPAC’s taxes (“Permitted Withdrawals”)) and less up to $100,000 of interest to pay dissolution expenses)), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining stockholders and SPAC’s board of directors, dissolve and liquidate, subject in each case to SPAC’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree to not propose any amendment to the Charter that would modify the substance or timing of SPAC’s obligation to redeem 100% of the Offering Shares if SPAC does not complete a Business Combination within the required time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless SPAC provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of Permitted Withdrawals), divided by the number of then outstanding Offering Shares.
The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of SPAC as a result of any liquidation of SPAC with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by SPAC to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective Affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if SPAC fails to consummate a Business Combination within the time period set forth in the Charter or in connection with a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity).

3.   Without limiting their obligations under paragraph 6 below or pursuant to the Investor Rights Agreement, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement or (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any Units, shares of Capital Stock, warrants (each, a “Warrant”) to purchase shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her. In the event that (i) any shares of Capital Stock, Warrants or other equity securities of SPAC are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Capital Stock of, on or affecting the shares of Capital Stock owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires beneficial ownership of any shares of Capital Stock, Warrants or other equity securities of SPAC after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of Capital Stock, Warrants or other equity securities of SPAC after the date hereof (such shares of Capital Stock, Warrants or other equity securities of SPAC described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the Capital Stock or Warrants owned by the Sponsor or any Insider as of the date hereof.
4.   In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor or any other Insider) agrees to indemnify and hold harmless SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which SPAC may become subject as a result of any claim by (i) any third party for services rendered or products sold to SPAC or (ii) any prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of SPAC by the Sponsor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share or (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets less Permitted Withdrawals, (y) shall not apply to any claims by a third party (including a Target) that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under SPAC’s indemnity of Citigroup Global Markets Inc. (the “Representative”) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to SPAC if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies SPAC in writing that it shall undertake such defense. For the avoidance of doubt, none of SPAC’s officers or directors will indemnify SPAC for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
5.   The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Representative, SPAC and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 6(a), 6(b), 6(c), 6(d), 6(e), 8 and 12, as applicable, of this Sponsor Agreement (with respect to the Representative, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
6.   (a) In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer (i) any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of SPAC’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common

Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SPAC’s initial Business Combination or (y) the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Standalone Founder Shares Lock-Up Period”) and (ii) any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the completion of a Business Combination (the “Standalone Private Placement Warrants Lock-up Period”).
(b)   In the event that the Closing does occur, the Sponsor and each Insider agrees that it, he or she shall not Transfer (A) any Founder Shares or any other Capital Stock of SPAC owned by such Person as of the Closing Date (after giving effect to the consummation of the Transactions) or the Private Placement Warrants, or (B) any shares of Common Stock issued or issuable upon the exercise of such Private Placement Warrants (clauses (A) and (B), collectively, the “Locked-Up SPAC Securities”) until the eighteen month anniversary of the Closing Date (such period, the “Merger Agreement Lock-Up Period” and, together with the Standalone Founder Shares Lock-Up Period and the Standalone Private Placement Warrants Lock-Up Period, the “Lock-Up Periods”).
(c)   Notwithstanding the provisions set forth in paragraphs 3 and 6(a) and (b), but subject to the provisions set forth in paragraph 6(d), (i) upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares, the Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (A) to SPAC’s officers or directors, any affiliates or family members of any of SPAC’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (F) transfers in the event of SPAC’s liquidation prior to the completion of an initial Business Combination; (G) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (H) in the event of SPAC’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of SPAC’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the initial Business Combination; (I) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above; provided, however, that in the case of clauses (A) through (E) and (I), these permitted transferees must enter into a written agreement with SPAC agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions) and (ii) during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, the following, Transfers of the Founder Shares, the Private Placement Warrants, shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares, that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (A) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, or to a charitable trust; (B) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such individual; (C) in the case of an individual, transfers to such individual’s spouse pursuant to a qualified domestic relations order; (D) transfers to Sponsor or to any other Founder; and (E) transfers by Sponsor to its members and such members’ respective members; provided, that to the extent such members have obligations pursuant to this Sponsor

Agreement, such members shall agree in writing to SPAC and the Company that the securities so distributed to them will continue to be subject to such obligations; provided, further, that any other permitted transferees must enter into a written agreement with SPAC or the Company agreeing to be bound by the transfer restrictions herein.
(d)   Vesting Provisions.   The Sponsor agrees that, as of the Closing, all of (A) the Founder Shares or shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares as identified on Annex A as “Vesting Shares” and (B) the Private Placement Warrants as identified on Annex A as being “Vesting Warrants,” in each case, as of the Closing shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 6(d). The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares or shares of Common Stock issued or issuable upon the conversion of the unvested Founder Shares or any unvested Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the unvested Private Placement Warrants prior to the later of (x) the expiration of the Merger Agreement Lock-up Period and (y) the date such Founder Shares, shares of Common Stock or Private Placement Warrants become vested pursuant to this paragraph 6(d). For the avoidance of doubt, it is acknowledged and agreed that any Founder Shares, shares of Common Stock issued or issuable upon the conversion of the Founder Shares, Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants that are not identified on Annex A as being either “Vesting Shares” or “Vesting Warrants” shall not be subject to the provisions of this paragraph 6(d).
(i)   Vesting of Shares.
(1)   33-1∕3% of the Founder Shares or shares of Common Stock issued or issuable upon the conversion of the Founder Shares owned by Sponsor as of the Closing and identified on Annex A as “Vesting Shares” shall vest at such time as a Stock Price Level equal to the First Vesting Price is achieved on or before the date that is five years after the Closing Date.
(2)   33-1∕3% of the Founder Shares or shares of Common Stock issued or issuable upon the conversion of the Founder Shares owned by Sponsor as of the Closing and identified on Annex A as “Vesting Shares” shall vest at such time as a Stock Price Level equal to the Second Vesting Price is achieved on or before the date that is five years after the Closing Date.
(3)   33-1∕3% of the Founder Shares or shares of Common Stock issued or issuable upon the conversion of the Founder Shares owned by Sponsor as of the Closing and identified on Annex A as “Vesting Shares” shall vest at such time as a Stock Price Level equal to the Third Vesting Price is achieved on or before the date that is five years after the Closing Date.
(4)   Founder Shares (or shares of Common Stock) identified on Annex A as “Vesting Shares” that do not vest in accordance with this paragraph 6(d)(i) on or before the date that is five years after the Closing Date will be forfeited immediately following the five-year anniversary of the Closing Date.
(ii)   Vesting of Private Placement Warrants.
(1)   33-1∕3% of the Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants owned by Sponsor as of the Closing and identified on Annex A as “Vesting Warrants” shall vest at such time as a Stock Price Level equal to the First Vesting Price is achieved on or before the date that is five years after the Closing Date.
(2)   33-1∕3% of the Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants owned by Sponsor as of the Closing and identified on Annex A as “Vesting Warrants” shall vest at such time as a Stock Price Level equal to the Second Vesting Price is achieved on or before the date that is five years after the Closing Date.
(3)   33-1∕3% of the Private Placement Warrants or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants owned by Sponsor as of the Closing and identified on Annex A as “Vesting Warrants” shall vest at such time as a Stock Price Level equal to the Third Vesting Price is achieved on or before the date that is five years after the Closing Date.

(4)   Private Placement Warrants identified on Annex A as “Vesting Warrants” that do not vest in accordance with this paragraph 6(d)(ii) on or before the date that is five years after the Closing Date will be forfeited immediately following the five-year anniversary of the Closing Date.
(iii)   Acceleration of Vesting upon a Sale.   In the event of a Sale (as defined below) prior to the fifth anniversary of the Closing Date, the vesting of unvested Founder Shares, shares of Common Stock issued or issuable upon the conversion of the unvested Founder Shares, the unvested Private Placement Warrants and the shares of Common Stock issued or issuable upon the exercise of the unvested Private Placement Warrants shall be accelerated or the unvested Founder Shares, shares of Common Stock or Private Placement Warrants will be forfeited, as follows:
(1)   With respect to the unvested Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) that were eligible to vest pursuant to paragraph 6(d)(i)(1) or 6(d)(ii)(1), as the case may be, if such Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Common Stock paid or implied in such Sale equals or exceeds the First Vesting Price and (ii) no portion of such Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) will vest in connection with such Sale if the per share price of the Common Stock paid or implied in such Sale is less than the First Vesting Price.
(2)   With respect to the unvested Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) that were eligible to vest pursuant to paragraph 6(d)(i)(2) or 6(d)(ii)(2), as the case may be, if such Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Common Stock paid or implied in such Sale equals or exceeds the Second Vesting Price and (ii) no portion of such Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) will vest in connection with such Sale if the per share price of the Common Stock paid or implied in such Sale is less than the Second Vesting Price.
(3)   With respect to the unvested Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) that were eligible to vest pursuant to paragraph 6(d)(i)(3) or 6(d)(ii)(3), as the case may be, if such Sale occurs on or before the date that is five years after the Closing Date, then (i) such Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) will fully vest as of immediately prior to the closing of such Sale only if the per share price of the Common Stock paid or implied in such Sale equals or exceeds the Third Vesting Price and (ii) no portion of such Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) will vest in connection with such Sale if the per share price of the Common Stock paid or implied in such Sale is less than the Third Vesting Price.
(4)   Unvested Founder Shares (or shares of Common Stock) and Private Placement Warrants (or shares of Common Stock) that do not vest in accordance with this paragraph 6(d)(iii) upon the occurrence of a Sale will be forfeited immediately prior to the closing of such Sale and in accordance with paragraph 6(d)(iv).
(5)   For purposes of this paragraph 6(d)(iii), “Sale” means (A) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of SPAC with or into any other corporation or other entity) in which the equity securities of SPAC, its successor or the surviving entity of such business combination or other transaction are not registered under the Securities Exchange Act or 1934, as amended (the “Exchange Act”) or listed or quoted for trading on a national securities exchange or (B) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of SPAC’s assets to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor). For avoidance of doubt, following a transaction or business combination that is not a “Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 21 shall apply, including, without limitation, to performance vesting criteria.
(6)   Holders of Founder Shares or shares of Common Stock subject to the vesting provisions of this paragraph 6(d) shall be entitled to vote such Founder Shares or shares of Common Stock and receive dividends and other distributions with respect to such Founder Shares or shares of Common Stock prior to vesting; provided, that dividends and other distributions with respect to Founder Shares or shares of Common Stock that are subject to vesting pursuant to paragraph 6(d)(i) or 6(d)(ii) shall be set aside by SPAC and shall only be paid to such holders upon the vesting of such Founder Shares or shares of Common Stock issuable upon the conversion of the Founder Shares or exercise of Private Placement Warrants (if at all); for the avoidance of doubt, (i) such dividends and other distributions shall be paid only on the portion of the unvested Founder Shares or shares of Common Stock that vest and (ii) if any dividends or other distributions with respect to Founder Shares or shares of Common Stock that are subject to vesting pursuant to paragraph 6(d)(i) or 6(d)(ii) are set aside and such Founder Shares or shares of Common Stock are subsequently forfeited, such set aside dividends or distributions shall become the property of SPAC.
(iv)   Forfeiture.
(1)   Founder Shares or shares of Common Stock that are forfeited pursuant to paragraph 6(d)(i), 6(d)(iii) or 6(e) shall be transferred by Sponsor to SPAC, without any consideration for such Transfer, and cancelled.
(2)   Private Placement Warrants or shares of Common Stock that are forfeited pursuant to paragraph 6(d)(ii), 6(d)(iii) or 6(e) shall be transferred by Sponsor to SPAC, without any consideration for such Transfer, and cancelled.
(v)   Stock Price Level.   For purposes of this paragraph 6(d), the applicable “Stock Price Level” will be considered achieved only when the volume weighted average price per share of Common Stock on the New York Stock Exchange, or such other securities exchange where the Common Stock is listed or quoted, equals or exceeds the applicable threshold for any 40 trading days during a 60 consecutive trading day period. The Stock Price Levels (and the share price levels in a Sale in paragraph 6(d)(iii)) will be equitably adjusted on account of any stock split, reverse stock split or similar equity restructuring transaction.
(vi)   Waiver of Conversion Ratio Adjustment.
(1)   (A) Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock shall automatically convert into one share of Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in SPAC’s initial public offering of securities such that the Sponsor and the Insiders shall continue to own 20% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.
(2)   As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Common Stock (or such equivalent security) at Closing on a one-for-one basis.
(e)   Transaction Expenses and Liabilities.   Sponsor hereby agrees that to the extent SPAC Expenses as of immediately prior to the Closing (including any such amounts that become payable as a result of the Closing) exceeds $128,000,000 (the “Expense Cap”), then Sponsor shall, as of and conditioned upon the Closing, at its election, either (x) pay any such amount in excess of the Expense Cap to SPAC in cash, by wire transfer of immediately available funds to the account designated by SPAC or (y) forfeit in accordance with paragraph 6(d)(iv) such number of Founder Shares or Private

Placement Warrants (valued at $10.00 per Founder Share and $1.00 per Private Placement Warrant) held by Sponsor that, in the aggregate, have a value equal to such amount in excess of the Expense Cap. If Sponsor shall elect to forfeit Founder Shares or Private Placement Warrants, such forfeited Founder Shares or Private Placement Warrants shall first reduce the number of vested Founder Shares or vested Private Placement Warrants, as applicable, and, only after all vested Founder Shares or vested Private Placement Warrants, as applicable, have been forfeited, shall reduce the number of unvested Founder Shares or unvested Private Placement Warrants, with such reductions applied pro rata to the tranches of Founder Shares or Private Placement Warrants that vest at each Stock Price Level. If Sponsor shall elect to forfeit Founder Shares or Private Placement Warrants and the number of Founder Shares or Private Placement Warrants available for forfeiture pursuant to this paragraph 6(e) shall be insufficient to satisfy Sponsor’s obligations under this paragraph 6(e), then Sponsor shall, as of and conditioned upon the Closing, satisfy any such additional obligations in cash. In the event that the amount of any contingent liabilities of SPAC as of immediately prior to the Closing are unknown, Sponsor and the Company will negotiate in good faith in order to reach agreement on the amount thereof and, in the event that Sponsor and the Company are unable to reach agreement prior to the Closing, such disagreement shall not delay the Closing and the SPAC Expenses shall be recalculated each time such contingent liabilities crystallize and if such recalculation results in SPAC Expenses exceeding the Expense Cap or an increase in the amount of such excess, this paragraph 6(e) shall apply to such excess.
7.   The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider represents that such Insider’s biographical information furnished to SPAC (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.
8.   Except as disclosed on Schedule 6.07 (Brokers’ Fees) of the Merger Agreement, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of SPAC, shall receive from SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of SPAC’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by SPAC or the Company or any of its Subsidiaries from and after the Closing: repayment of an aggregate of up to $600,000 in loans made to SPAC by the Sponsor to cover expenses related to the organization of SPAC and the Public Offering; payment to M. Klein and Company or another affiliate of the Sponsor for customary financial advisory fees (provided that if the transactions contemplated by the Merger Agreement are completed, no such financial advisory fees shall be payable); payment to M. Klein Associates, Inc. for office space and related support services for a total of $50,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by SPAC from time to time, made by the Sponsor or certain of SPAC’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if SPAC does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by SPAC to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period and included in the up to 44,350,000 warrants to be issued to the Sponsor as provided in Section 6.11(b) of the Merger Agreement. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s or SPAC’s ability to perform or satisfy any obligation under the Merger Agreement.
9.   The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of SPAC.
10.   As used herein, the following terms shall have the respective meanings set forth below:
(a)   “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving SPAC and one or more businesses;
(b)   “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares;
(c)   “Class B Common Stock” shall mean SPAC’s Class B common stock, par value $0.0001 per share;
(d)   “Common Stock” shall mean SPAC’s Class A common stock, par value $0.0001 per share;
(e)   “Commission” shall mean the U.S. Securities and Exchange Commission;
(f)   “First Vesting Price” shall mean $20.00.
(g)   “Founder Shares” shall mean the 51,750,000 shares of Class B Common Stock owned by the Sponsor;
(h)   “Private Placement Warrants” shall mean the warrants to purchase up to 42,850,000 shares (as may be increased to warrants to purchase up to 44,350,000 in accordance with paragraph 8 hereof) of Common Stock owned by the Sponsor;
(i)   “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by SPAC with the Commission in connection with the Public Offering;
(j)   “Public Offering” shall mean the underwritten initial public offering of 207,000,000 of SPAC’s units (the “Units”), each comprised of one share of Common Stock and one-fourth of one Warrant;
(k)   “Public Stockholders” shall mean the holders of securities issued in the Public Offering;
(l)   “Second Vesting Price” shall mean $25.00.
(m)   “SPAC Expenses” shall mean any Indebtedness or other unpaid or contingent liabilities of SPAC, including any SPAC Transaction Expenses and any loans by the Sponsor to SPAC; provided that up to $1,500,000 of Sponsor’s working capital loan to SPAC shall expressly be excluded and shall not be deemed a SPAC Expense.
(n)   “Third Vesting Price” shall mean $30.00.
(o)   “Transfer” shall mean the, direct or indirect, voluntary or involuntary, (a) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, distribution or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) above; and
(p)   “Trust Account” shall mean the trust fund into which the net proceeds of the Public Offering and a portion of the proceeds from the sale of the Private Placement Warrants were deposited.
11.   This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.
12.   Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on SPAC, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.
13.   Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of SPAC, the Sponsor and the Insiders (and, prior to any valid termination of the Merger Agreement, the Company) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of the SPAC, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the Merger Agreement, the Company is an express third party beneficiary of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.
14.   This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
15.   This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
16.   This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to SPAC or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.
18.   This Sponsor Agreement shall terminate on the earlier of (i) the latest of (x) the expiration of the Lock-up Periods and (y) the vesting in full and delivery of all Vesting Shares and Vesting Warrants, or (ii) the liquidation of SPAC; provided, however, that paragraph 4 of this Sponsor Agreement shall survive such liquidation for a period of six years; provided, further, that no such termination shall relieve the Sponsor, any Insider or the SPAC from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.
19.   Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of July 29, 2020, by and among SPAC, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”) hereby agrees to terminate the Existing Registration Rights Agreement effective as of the Closing. On or about the date hereof, the Sponsor and each Insider contemplated to become a party to the Investor Rights Agreement (the “Investor Rights Agreement”) shall deliver to SPAC such agreement, duly executed by such Person, in the form attached to the Merger Agreement.
20.   Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor

Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 6.07 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her Common Stock or Warrants and Founder Shares and Private Placement Warrants, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Warrants and any Common Stock or Warrants held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Charter, (C) the Merger Agreement, (D) the Existing Registration Rights Agreement, or (E) any applicable securities laws; (x) the Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in SPAC (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of SPAC) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement; the Sponsor and each Insider hereby agrees to supplement Annex A from time to time to the extent that the Sponsor or any Insider acquires additional securities in SPAC; and (xi) such Person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
21.   If, and as often as, there are any changes in SPAC, the Common Stock, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 6(d).
22.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
[Signature Page Follows]

Sincerely,
SPONSOR:
CHURCHILL SPONSOR IV LLC
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Authorized Person
[Signature Page to Sponsor Agreement]

INSIDERS:
By: /s/ Michael Klein Name: Michael Klein Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: michael.klein@mkleinandcompany.com
By: /s/ Jay Taragin Name: Jay Taragin Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: Jay.Taragin@mkleinandcompany.com
By: /s/ Glenn R. August Name: Glenn R. August Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: gaugust@oakhilladvisors.com
By: /s/ William J. Bynum Name: William J. Bynum Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: bill.bynum@hope-ec.org
By: /s/ Bonnie Jonas Name: Bonnie Jonas Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: bjonas@pallasglobal.com
[Signature Page to Sponsor Agreement]

By: /s/ Mark Klein Name: Mark Klein Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: mark.klein@mkleinandcompany.com
By: /s/ Malcolm S. McDermid Name: Malcolm S. McDermid Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: steve@emersoncollective.com
By: /s/ Karen G. Mills Name: Karen G. Mills Address: c/o Churchill Capital Corp IV 640 Fifth Avenue, 12th Floor New York, NY 10019 Email: kmills@mmpgroupinc.com
[Signature Page to Sponsor Agreement]

Acknowledged and Agreed:
CHURCHILL CAPITAL CORP IV
By:
/s/ Jay Taragin

Name: Jay Taragin
Title: Chief Financial Officer
[Signature Page to Sponsor Agreement]

Annex A
	Founder Shares*	Private Placement Warrants
Churchill Sponsor IV LLC**	51,750,000, of which 17,250,000 are Vesting Shares
42,850,000, of which 14,283,333 are Vesting Warrants (provided the Private Placement Warrants may be increased to up to 44,350,000 in accordance with paragraph 8 above and Section 6.11(b) of the Merger Agreement, in which case 14,783,333 are Vesting Warrants)

*
Includes shares of Common Stock issued or issuable upon the conversion of the Founder Shares.

**
Michael Klein may be deemed to beneficially own the Founders Shares and Private Placement Warrants owned by Churchill Sponsor IV LLC.

Annex F
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 22nd day of February, 2021, by and between Churchill Capital Corp IV, a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, Air Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Atieva, Inc., d/b/a Lucid Motors, an exempted limited liability company organized under the laws of the Cayman Islands (“Lucid”), will, immediately following the execution of this Subscription Agreement, enter into that certain Agreement and Plan of Merger, dated as of February 22, 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, Merger Sub will be merged with and into Lucid, with Lucid surviving as a wholly owned subsidiary of the Issuer (the “Merger”), on the terms and subject to the conditions set forth therein (the Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) set forth on the signature page hereto (the “Shares”) for a purchase price of $15.00 per share, for the aggregate purchase price set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein;
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Class A common stock on the Closing Date at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 166,666,667 shares of Class A common stock;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”).
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2   This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of the Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares. Subscriber understands that the offering of the Shares hereunder (the “offering”) meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
2.1.5   Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
2.1.6   Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect. Subscriber

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acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.
2.1.7   Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, Lucid, the Placement Agents or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.8   Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.9   No disclosure or offering document has been prepared in connection with the offer and sale of the Shares by any of BofA Securities Inc., Citigroup Global Markets Inc. or their respective affiliates (together, the “Placement Agents”). In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon the representations, warranties and covenants set forth in this Agreement and the independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agents or Lucid concerning the Issuer, Lucid or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Lucid and the Transactions except that the Subscriber specifically acknowledges that it has not had access to or reviewed the audited financial statements of Lucid in the proposed business combination, which the Subscriber has considered not necessary to its decision to purchase the Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.
2.1.10   Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representative (including the Placement Agents). Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.11   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents (as defined below) and the investor presentation provided by the Issuer. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

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2.1.12   Without limiting the representations, warranties and covenants set forth in this Agreement, alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.13   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.
2.1.14   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided, that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.
2.1.15   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.
2.1.16   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber, or a “group” comprised solely of Subscriber and its affiliates, with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.17   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in

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the Issuer as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Shares hereunder.
2.1.18   Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Shares.
2.1.19   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.1.20   The Subscriber acknowledges that (i) the Issuer and the Placement Agents currently may have, and later may come into possession of, information regarding the Issuer or Lucid that is not known to the Subscriber and that may be material to a decision to enter into this transaction to purchase the Shares (“Excluded Information”), (ii) the Subscriber has determined to enter into this transaction to purchase the Shares notwithstanding its lack of knowledge of the Excluded Information, and (iii) none of the Issuer, Lucid nor the Placement Agents shall have liability to the Subscriber, and Subscriber hereby, to the extent permitted by law, waives and releases any claims it may have against the Issuer, Lucid or any Placement Agent with respect to the non-disclosure of the Excluded Information.
2.1.21   The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber acknowledges that such information and projections were prepared without the participation of the Placement Agents and the Placement Agents assume no responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
2.1.22   The Subscriber acknowledges that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Issuer, Lucid or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Subscriber’s financial advisors or fiduciaries.
2.2   Issuer’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation, bylaws, under the DGCL or otherwise.
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding

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obligation of the Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4   The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.
2.2.5   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.6   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.
2.2.7   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.8   Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of an aggregate of 166,666,667 shares of Class A common stock for an aggregate purchase price of $2,500,000,005 (including the Shares purchased and sold under this Subscription Agreement). There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber (other than Subscribers in connection with the Other Subscription Agreements) (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Holder (as compared to Subscriber) other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber, (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, or (iv) any rights or benefits granted to the Issuer, Lucid or any of their respective affiliates or any of their respective partners, members, shareholders, employees or agents.

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2.2.9   As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of 501,000,000 shares of capital stock, including (a) 400,000,000 shares of Class A common stock, (b) 100,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 207,000,000 shares of Class A common stock are issued and outstanding; (iii) 51,750,000 shares of Class B common stock are issued and outstanding; (iv) 42,850,000 warrants to purchase 42,850,000 shares of Class A common stock (the “Private Placement Warrants”) are outstanding; and (v) 41,400,000 warrants to purchase 41,400,000 shares of Class A common stock (the “Public Warrants”) are outstanding. All (i) issued and outstanding shares of Class A common stock and Class B common stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock, or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Merger Agreement and the Transaction Agreements.
2.2.10   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement.
2.2.11   The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.12   There are no pending or, to the knowledge of the Issuer, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.
2.2.13   The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by the New York

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Stock Exchange, including with respect to obtaining approval of the Issuer’s stockholders, and (iv) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.14   As of the date hereof, the Issuer has not received any written communication from a governmental authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.
2.2.15   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Subscriber.
2.2.16   The Class A common stock of the Issuer is registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the New York Stock Exchange (the “NYSE”). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.
2.2.17   There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the Class A common stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
2.2.18   The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of such Shares shall not be required to provide the Issuer with any notice thereof; provided, however, that the Issuer shall not be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock-up, the form of such acknowledgment to be subject to the reasonable review and comment by the Issuer in all respects.
2.2.19   The Issuer is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
3.   Settlement Date and Delivery.
3.1   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer no later than three (3) Business Days prior to the Expected Closing Date, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. If the Transactions are not consummated on or prior to the tenth (10th) Business Day after the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing

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Date, and (ii) Subscriber shall remain obligated (A) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 3. Unless otherwise agreed by Lucid in writing, the Issuer shall deliver the Closing Notice at least two (2) Business Days prior to the date of the Special Meeting. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.2   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:
3.2.1   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.2.3   Closing of the Transactions.   All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and the Transactions will be consummated immediately following the Closing.
3.2.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1   Representations and Warranties Correct.   The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said

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date, but in each case without giving effect to consummation of the Transactions; provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to Lucid’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Lucid waives such condition with respect to such breach under the Merger Agreement.
3.3.2   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing.
3.3.3   Closing of the Transactions.   (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), (ii) no amendment or modification of the Merger Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Agreement without having received Subscriber’s prior written consent and (iii) the Transactions will be consummated immediately following the Closing.
3.3.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.
4.   Registration Statement.
4.1   The Issuer agrees that, within 30 calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement for a shelf registration on Form S-1 (the “Registration Statement”) registering the resale of the Shares that are eligible for registration (determined as of two Business Days prior to such filing) (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 150th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings) to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or

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otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. Unless required under applicable laws and Commission rules, in no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Registrable Securities from the Registration Statement.
4.2   In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) three years from the date of effectiveness of the Registration Statement;
4.2.2   advise Subscriber as promptly as possible:
(a)   when the Registration Statement or any post-effective amendment thereto has become effective;
(b)   after it shall have received notice or obtained knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness the Registration Statement or the initiation of any proceedings for such purpose;
(c)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or any prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, non-public information regarding the Issuer;
4.2.3   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;
4.2.4   upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not

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include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5   use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A common stock is then listed.
4.3   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and fifty (150) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to the Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
5.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber and the Placement Agents of the termination of the Merger Agreement promptly after the termination of such agreement.
6.   Short Sales/Transfers.
6.1   Except as permitted by Section 6.3, from the date of this Subscription Agreement until the earlier of (a) termination of this Subscription Agreement, and (b) the later of (ii) September 1, 2021, and (ii) the date the Registration Statement is declared effective (the “Lock-up Period”), none of

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Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates shall, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of or distribute (“Transfer”) any of the Shares, or publicly disclose the intention to make any Transfer of the Shares. Subscriber further agrees that, during the Lock-Up Period, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. The foregoing restriction is expressly agreed to preclude Subscriber from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if such Shares would be disposed of by someone other than Subscriber. Such prohibited hedging or other transactions include any purchase, sale or grant of any right (including any put or call option) with respect to any of the Shares of Subscriber or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. Notwithstanding the foregoing, (x) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or the Subscriber’s entry into this Agreement from entering into any Transfer and (y) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the limitations set forth in this Section 6 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
6.2   Subscriber agrees and consents to the entry of stop transfer instructions with the Issuer’s transfer agent against the transfer of any Shares during the Lock-Up Period, except in compliance with the foregoing restrictions.
6.3   Notwithstanding anything to the contrary set forth herein, Subscriber may Transfer Shares prior to the expiration of the Lock-up Period (a) to (i) an Affiliate of Subscriber, (ii) in the case of an entity, to its direct or indirect beneficial owners in accordance with their pro rata ownership share in such entity, or (iii) such other person or entity upon the prior written consent of the Issuer; provided that, in each case, it shall be a condition to any such Transfer, that the transferee execute and deliver a joinder to this Subscription Agreement in a form reasonably satisfactory to the Issuer whereby such transferee shall agree to be bound by the terms of this Subscription Agreement as if such transferee were Subscriber hereunder and (b) pursuant to a bona fide third-party tender offer made to all holders of the Issuer’s Class A common stock or any other shares of the Issuer’s capital stock, merger, consolidation or other similar transaction approved by the Issuer’s board of directors, and the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of the total voting power of the Issuer or the surviving entity (a “Change of Control Transaction”); provided that in the event that the Change of Control Transaction is not completed, Subscriber’s Shares shall remain subject to the restrictions contained in this Section 6.3. For purposes of this Section 6.3, (i) “Affiliate” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such person or entity, and (ii) “control,” when used with respect to any specified person or entity, shall mean the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly,

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whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
7.   Miscellaneous.
7.1   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
7.1.1   Subscriber acknowledges that the Issuer and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
7.1.2   Each of the Issuer, Subscriber and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
7.1.3   The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Issuer agrees to keep any such information confidential except to the extent required to be disclosed by applicable law.
7.1.4   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
7.1.5   Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
7.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)   if to the Issuer, to:
Churchill Capital Corp. IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention: Michael S. Klein
Telephone: 212-380-7775
Email: Michael.klein@mkleinandcompany.com

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with a required copy (which copy shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello and Matthew Gilroy
Email: michael.aiello@weil.com and matthew.gilroy@weil.com
7.3   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
7.4   Modifications and Amendments.   This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.
7.5   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided, that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided, that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
7.6   Benefit.
7.6.1   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, however, each of the parties hereby agrees that each of BofA Securities, Inc. and Citigroup Global Markets Inc. is an intended third party beneficiary of this Subscription Agreement, including the representations and warranties of the parties.
7.7   Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
7.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding

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may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 7.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
7.9   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
7.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
7.11   Remedies.
7.11.1   The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 7.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

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7.11.2   The parties acknowledge and agree that this Section 7.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
7.11.3      In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
7.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
7.13   No Broker or Finder.   Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
7.14   No Liability.   The Subscriber agrees that neither Lucid nor any of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the offering. On behalf of the Subscriber and its affiliates, the Subscriber releases Lucid and the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to the offering. The Subscriber agrees not to commence any litigation or bring any claim against Lucid or any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the offering. This undertaking is given freely and after obtaining independent legal advice.
7.15   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
7.16   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
7.17   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect,

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the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
7.18   Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
8.   Cleansing Statement; Disclosure.
8.1   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions.
8.2   Subscriber hereby consents to the publication and disclosure in (x) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (y) any other documents or communications provided by the Issuer or Lucid to any Governmental Authority or to securityholders of the Issuer or Lucid, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer or Lucid, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Issuer shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued in connection with the Transactions. Subscriber will promptly provide any information reasonably requested by the Issuer or Lucid for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
9.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or

F-18

proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber, as applicable, shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
10.   Non-Reliance.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Lucid, any of its affiliates or any of their respective control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither (i) any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the offering of shares of the Shares (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) Lucid, its affiliates or any of their respective control persons, officers, directors, partners, agents or employees shall be liable to any other Subscriber pursuant to this Subscription Agreement or any other agreement related to the offering of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.
11.   Rule 144.   From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the third anniversary of the Closing Date, the Issuer agrees to:
11.1.1   make and keep public information available, as those terms are understood and defined in Rule 144;
11.1.2   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
11.1.3   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
If the Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.6. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided, that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
[Signature Page Follows]

F-19

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
CHURCHILL CAPITAL CORP IV
By:
/s/ Jay Taragin

Name: Jay Taragin
Title:   Chief Financial Officer

Accepted and agreed this            day of           , 2021.
SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By: Name: Title:	By: Name: Title:
Name of Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $ .
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

☐
We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐
We are an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐
Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐
Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐
Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐
Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐
Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

Annex G
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of February 22, 2021, by and among the Person named on the signature page hereto (the “Shareholder”), Churchill Capital Corp IV, a Delaware corporation (“SPAC”), and Atieva, Inc., d/b/a Lucid Motors, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). For purposes of this Agreement, SPAC, the Company and the Shareholder are each a “Party” and collectively the “Parties.” Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).
R E C I T A L S
WHEREAS, pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of February 22, 2021 (the “Merger Agreement”), by and among the Company, SPAC, and Air Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub”), among other matters, the Company will enter into a business combination with SPAC and Merger Sub;
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of the Company Common Shares, Company Series A Preferred Shares, Company Series B Preferred Shares, Company Series C Preferred Shares, Company Series D Preferred Shares and/or Company Series E Preferred Shares set forth next to the Shareholder’s name on the signature pages hereto (such shares, together with any additional Company Shares in which the Shareholder acquires record and beneficial ownership or otherwise becomes entitled to exercise voting power after the date hereof, including by purchase or upon exercise or conversion of any securities convertible into or exercisable or exchangeable for Company Shares, the “Subject Shares”); and
WHEREAS, the Shareholder is entering into this Agreement in order to induce SPAC and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, pursuant to which the Shareholder will directly or indirectly receive a material benefit.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby covenants and agrees as follows:
Section 1.   Voting; Termination of Certain Agreements.
(a)   From the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), at each meeting of the shareholders of the Company, including the Company Extraordinary General Meeting, and any written consent or resolutions of any of the shareholders of the Company in which the Shareholder is entitled to vote or consent, the Shareholder hereby unconditionally and irrevocably agrees to be present for such meeting for purposes of establishing a quorum, and vote (in person or by proxy), or consent (or cause to be voted or consented) to any action by any written consent or resolution with respect to, as applicable, the Subject Shares and any other equity interests of the Company over which the Shareholder has voting power (i) in favor of, and to adopt and approve, the Merger Agreement, the Transaction Agreements and the Transactions (and any actions required in furtherance thereof), (ii) in favor of the other matters set forth in the Merger Agreement, including the conversion of the Company Preferred Shares to Company Common Shares, to the extent required for the Company to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (x) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or any Transaction Agreement, (y) which are in competition with or materially inconsistent with the Merger Agreement or any Transaction Agreement or (z) that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement contained in the Merger Agreement or any Transaction Agreement or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Transaction

Agreement or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.
(b)   The Shareholder agrees not to deposit, and to cause its Affiliates not to deposit, any Subject Shares in a voting trust or subject any Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares, unless specifically requested to do so by the Company and SPAC in connection with the Merger Agreement, the Transaction Agreements or the transactions contemplated thereby.
(c)   The Shareholder agrees, except as contemplated by the Merger Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Transaction Agreement, other than to recommend that the shareholders of the Company vote in favor of the adoption of the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).
(d)   The Shareholder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Merger.
(e)   The Shareholder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without SPAC’s and the Company’s prior written consent, (i) make or attempt to make any transfer or pledge, or grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clause (i), (ii) or (iii), (v) permit to exist any Lien with respect to any or all of the Subject Shares other than those created by this Agreement or (vi) take any action with the intent to prevent, impede, interfere with or adversely affect the Shareholder’s ability to perform its obligations under this Section 1. The Company hereby agrees to reasonably cooperate with SPAC in enforcing the transfer restrictions set forth in this Section 1.
(f)   In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. The Shareholder agrees, while this Agreement is in effect, to notify SPAC promptly in writing (including by e-mail) of the number of any additional Subject Shares acquired by the Shareholder, if any, after the date hereof.
(g)   During the Voting Period, the Shareholder agrees to provide to SPAC, the Company and their respective Representatives any information regarding the Shareholder or the Subject Shares that is reasonably requested by SPAC, the Company or their respective Representatives and required in order for the Company and SPAC to comply with Section 9.02 of the Merger Agreement. To the extent required by applicable Law, the Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NYSE or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Shareholder’s identity and ownership of the Subject Shares and the nature of the Shareholder’s commitments and agreements under this Agreement, the Merger Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.
(h)   The Shareholder hereby consents to, and agrees that, conditioned upon the Closing of the Merger and effective as of the Effective Time, each of the Contracts listed on Schedule 7.09 of the Merger Agreement shall terminate (and any amendment necessary to effectuate any such termination shall be deemed made pursuant to this Section 1(h)) in full automatically and without any further action by any Person and such agreements shall be of no further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.
(i)   The Shareholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Shareholder contained in this Agreement inaccurate in any material respect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.
(j)   The obligations of the Shareholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Company’s board of directors.
Section 2.   Further Assurances.   The Shareholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as SPAC may reasonably request to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Shareholder agrees that it shall, and shall cause its Affiliates to, (i) file or supply, or cause to be filed or supplied, in connection with the transactions contemplated by this Agreement and the Transaction Agreements, all notifications and filings (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to applicable Antitrust Laws or other regulatory Laws as promptly as practicable after the date hereof (and all such filings shall not be withdrawn or otherwise rescinded without the prior written consent of SPAC) and (ii) use its reasonable best efforts to provide, or cause to be provided, any information requested by Governmental Authorities in connection therewith.
Section 3.   Binding Effect of Merger Agreement.   The Shareholder hereby acknowledges that it has read the Merger Agreement and has had the opportunity to consult with its tax and legal advisors. The Shareholder shall be bound by and comply with Sections 9.05 (Confidentiality; Publicity) and 9.03 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Shareholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in Section 9.03 of the Merger Agreement also referred to such Shareholder.
Section 4.   Consent to Disclosure.   The Shareholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Shareholder’s identity and beneficial ownership of Subject Shares and the nature of the Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement; provided, that prior to any such publication or disclosure, the Company and SPAC shall provide the Shareholder with an opportunity to review and comment upon such publication or disclosure, and shall first obtain the Shareholder’s prior written consent to such publication or disclosure (such consent not to be unreasonably withheld, conditioned or delayed). The Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 5.   Shareholder Representations and Warranties.   The Shareholder represents and warrants to SPAC and the Company as follows.
(a)   Organization.   The Shareholder is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Shareholder.
(b)   Ownership of Subject Shares.   The Shareholder is the only record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good and valid title to, all of the Shareholder’s Subject Shares (including those set forth on the Shareholder’s signature page hereto), free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except (i) transfer restrictions under the Securities Act of 1933, (ii) prior to the Closing, the Company Shareholder Agreements and (iii) this Agreement. The Shareholder’s Subject Shares set forth on the signature pages hereto are the only securities of the Company owned of record or beneficially by the Shareholder or the Shareholder’s Affiliates, family members or trusts for the benefit of the Shareholder or any of the Shareholder’s family members on the date of this Agreement. The Shareholder has the sole right to transfer and direct the voting of the Shareholder’s Subject Shares and, other than the Company Shareholder Agreements, none of the Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as expressly provided herein for the benefit of SPAC.
(c)   Authority.   This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery hereof by the other Parties hereto and that this Agreement constitutes a legally valid and binding agreement of such Parties, this Agreement constitutes a legally valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Shareholder.
(d)   Non-Contravention.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law, (ii) if the Shareholder is not an individual, conflict with or result in a violation of the governing documents of the Shareholder, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any Governmental Authority) that has not been taken by any Person (including under any Contract binding upon the Shareholder or the Shareholder’s Subject Shares), or (iv) result in the creation or imposition of any Lien on the Shareholder’s Subject Shares, except in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon such Shareholder’s ability to perform its obligations hereunder, under the Merger Agreement or any Transaction Agreement or to consummate the transactions contemplated hereby or thereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement that has not been obtained.
(e)   Trusts.   If the Shareholder is the beneficial owner of any Subject Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.
(f)   Acknowledgement.   The Shareholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder.
(g)   No Action.   There is no Action pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that challenges the beneficial or record ownership of the Shareholder’s Subject Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.
Section 6.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in SPAC or any of its Subsidiaries any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and neither SPAC nor any of its Subsidiaries shall have any authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.
Section 7.   Remedies.   The Shareholder acknowledges and agrees that the rights of each party contemplated by this Agreement are unique. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Shareholder’s obligations to vote its Subject Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties to cause the other parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The parties acknowledge and agree that this Section 7 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement
Section 8.   Severability.   Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. Without limiting the foregoing, if any covenant of the Shareholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Shareholder.
Section 9.   Governing Law; Jurisdiction; Waiver of Trial by Jury.   Sections 12.06 and 12.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.
Section 10.   Waiver.   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any extension or waiver in favor of the Shareholder of any provision hereto shall be valid only if set forth in an instrument in writing signed by SPAC and the Company; and provided, that any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 11.   Captions; Counterparts.   The provisions of Section 12.07 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.
Section 12.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, except in connection with a transfer of Subject Shares by the Shareholder as described in Section 1(e) herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Company, SPAC or any of their respective Subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other Party.

Section 13.   Trusts.   If applicable, for purposes of this Agreement, the Shareholder with respect to any Subject Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.
Section 14.   Amendments.   This Agreement may only be amended or modified by an instrument in writing signed by each of the Shareholder, SPAC and the Company.
Section 15.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(i)
If to SPAC, to:

Churchill Capital Corp. IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attn: Michael S. Klein
Email: Michael.klein@mkleinandcompany.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello
       Matthew Gilroy
Email: michael.aiello@weil.com
         matthew.gilroy@weil.com
(ii)
If to the Company, to:

Atieva, Inc., d/b/a Lucid Motors
7373 Gateway Blvd.
Newark, CA 94560
Attention:
Peter Rawlinson, CEO
Jonathan Butler, General Counsel

Email:
PeterRawlinson@lucidmotors.com
JonathanButler@lucidmotors.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attn: Lee Hochbaum and Emily Roberts
Email: lee.hochbaum@davispolk.com and emily.roberts@davispolk.com
(iii)
If to the Shareholder, to the address set forth on the signature page hereto.

Section 16.   Effectiveness; Termination.   This Agreement shall become effective as of the date hereof and shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, (c) the mutual written consent of SPAC, the Company and the Shareholder and (d) the time of any modification, amendment or waiver of the Merger Agreement or any other Transaction Agreement without Shareholder’s prior written consent. Nothing in this Section 17 shall relieve any Party from liability for any willful breach of this Agreement by such Party prior to the termination of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Section 16 shall survive the termination of this Agreement.
Section 17.   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
Section 18.   Capacity as a Shareholder.   Notwithstanding anything herein to the contrary, the Shareholder is signing this Agreement solely in the Shareholder’s capacity as a Shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Shareholder or any Affiliate, employee or designee of the Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
SPAC
CHURCHILL CAPITAL CORP IV
By:
/s/ Jay Taragin

Name: Jay Taragin
Title:  Chief Financial Officer
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
COMPANY
ATIEVA, INC.
By:
/s/ Peter Rawlinson

Name: Peter Rawlinson
Title:  Chief Executive Officer
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
SHAREHOLDER:
Printed Name: Ayar Third Investment Company
Signature:
/s/ Turqi Alnowaiser

By (if an entity):
Turqi Alnowaiser

Title (if an entity):
Authorized Signatory

Email:

Mailing
Address:

Number of:
Common Shares:
Series A Preferred Shares:
Series B Preferred Shares:
Series C Preferred Shares:
Series D Preferred Shares: 204,148,825
Series E Preferred Shares: 113,877,589
[Signature Page to Voting and Support Agreement]

Annex H
EXECUTION VERSION
LUCID GROUP, INC.
2021 STOCK INCENTIVE PLAN
(Adopted by the Board of Directors on [                 ], 2021)
(Approved by the Stockholders on [                 ], 2021)
(Effective on [                 ], 2021)

i

LUCID GROUP, INC.
2021 STOCK INCENTIVE PLAN
SECTION 1.   ESTABLISHMENT AND PURPOSE.
The Plan was adopted by the Board on [                 ], 2021 and is effective on the Effective Date. The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries and Affiliates by providing these individuals with equity ownership and other incentive opportunities.
The Plan is intended as the successor to and continuation of the 2021 Plan. Following the Effective Date, no additional stock awards may be granted under the 2021 Plan, 2014 Plan or 2009 Plan. From and after the Effective Date, all outstanding stock awards granted under the 2021 Plan, 2014 Plan and 2009 Plan will remain subject to the terms of the 2021 Plan, 2014 Plan or 2009 Plan, as applicable; provided, however, that any Shares subject to stock awards granted under the 2021 Plan, 2014 Plan or 2009 Plan outstanding as of the Effective Date that (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required to vest such shares; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award (the “Returning Shares”) will immediately be added to the Shares available for issuance under this Plan (as further described in Section 5(a) below) as and when such shares become Returning Shares, and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date will be subject to the terms of this Plan.
SECTION 2.   DEFINITIONS.
(a)   “2009 Plan” means the 2009 Share Plan of Atieva, Inc., as amended.
(b)   “2014 Plan” means the 2014 Share Plan of Atieva, Inc., as amended.
(c)   “2021 Plan” means the Atieva, Inc. 2021 Stock Incentive Plan, as amended.
(d)   “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
(e)   “Award” means any award of an Option, a SAR, a Restricted Share, a Restricted Stock Unit, a Cash-Based Award or a Stock Purchase Right under the Plan.
(f)   “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.
(g)   “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.
(h)   “Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.
(i)   “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and the Company applicable to an Award, any of the following: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) Participant’s conviction of a felony, any crime involving moral turpitude or a misdemeanor where imprisonment is imposed, (iv) Participant’s gross incompetence in performing his or her duties to the Company or any of its Subsidiaries or Affiliates, (v) Participant’s material failure to comply with applicable laws or governmental regulations related to or in the course of Participant’s employment with or providing services to the Company or any of its Subsidiaries or Affiliates, (vi) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vii) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 5(d) below, and the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate, as appropriate.
(j)   “Change in Control” means the occurrence of any of the following events:
(i)
A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)
Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)
Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;
(ii)
Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)
The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)
The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (j)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.
For purposes of subsection (j)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.
Any other provision of this Section 2(j) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.
(k)   “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(l)   “Committee” means the Compensation Committee as designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.
(m)   “Company” means Lucid Group, Inc., a Delaware corporation, or any successor thereto.
(n)   “Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the Board of a Parent or a Subsidiary, in each case who is not an Employee.
(o)   “Disability”(i) means any permanent and total disability as defined by Section 22(e)(3) of the Code.
(p)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Churchill Capital Corp IV, a Delaware corporation (the “SPAC”), a new wholly-owned subsidiary of the SPAC and the Company, dated as of [                 ], 2021 (the “Merger Agreement”), provided that this Plan is approved by the Company’s stockholders on or prior to such closing date.
(q)   “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.
(r)   “ESPP Addendum” means the Lucid Group, Inc. 2021 Employee Stock Purchase Plan attached to this Plan as Exhibit A.
(s)   “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(t)   “Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.
(u)   “Fair Market Value” with respect to a Share, means the market price of one Share, determined by the Committee as follows:
(i)
If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(ii)
If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

(iii)
If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(v)   “ISO” means an employee incentive stock option described in Section 422 of the Code.
(w)   “Nonstatutory Option” or “NSO” means an employee stock option that is not an ISO or a Stock Purchase Right.
(x)   “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.
(y)   “Outside Director” means a member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.
(z)   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.
(aa)   “Participant” means a person who holds an Award.
(bb)   “Plan” means this 2021 Stock Incentive Plan of Lucid Group, Inc., as amended from time to time.
(cc)   “Purchase Price”means the consideration for which one Share may be acquired under the Plan (other than upon (i) exercise of an Option or (ii) exercise of any Stock Purchase Right under the ESPP Addendum), as specified by the Committee.
(dd)   “Restricted Share” means a Share awarded under the Plan.
(ee)   “Restricted Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Restricted Stock Unit Award Agreement.
(ff)   “SAR” means a stock appreciation right granted under the Plan.
(gg)   “Section 409A” means Section 409A of the Code.
(hh)   “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.
(ii)   “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.
(jj)   “Share” means one Share of Stock, as adjusted in accordance with Section 13 (if applicable).
(kk)   “Stock” means the Common Stock of the Company.
(ll)   “Stock Purchase Right” means an option to purchase Shares granted pursuant to the ESPP Addendum.

(mm)   “Subsidiary” means any corporation, if the Company owns and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.
SECTION 3.   ADMINISTRATION.
(a)   Committee Composition.   The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”), as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.
(b)   Committee Appointment.   The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board or Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or Committee shall specify the total number of Awards that such officers may so award.
(c)   Committee Responsibilities.   Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:
(i)
To interpret the Plan and to apply its provisions;

(ii)
To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;

(iii)
To adopt, amend, or terminate (A) the ESPP Addendum and (B) any sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iv)
To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(v)
To determine when Awards are to be granted under the Plan;

(vi)
To select the Participants to whom Awards are to be granted;

(vii)
To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

(viii)
To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price of any Award, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, to specify the provisions of the agreement relating to such Award and to determine and establish the terms and conditions of any Stock Purchase Right granted pursuant to the ESPP Addendum;

(ix)
To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(x)
To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(xi)
To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xii)
To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xiii)
To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)
To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award;

(xv)
to administer the ESPP Addendum and exercise such authority and take such actions as set forth in the ESPP Addendum; and

(xvi)
To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.
SECTION 4.   ELIGIBILITY.
(a)   General Rule.   Only Employees, Consultants and Outside Directors shall be eligible for the grant of Awards. Only common-law employees of the Company, a Parent, or a Subsidiary shall be eligible for the grant of ISOs and Stock Purchase Rights.
(b)   Ten-Percent Stockholders.   An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.
(c)   Attribution Rules.   For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.
(d)   Outstanding Stock.   For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.
SECTION 5.   STOCK SUBJECT TO PLAN; DIRECTOR COMPENSATION LIMIT.
(a)   Basic Limitation.   Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (x) 12,500,000 Shares, plus (y) a number of Shares equal to the number of unallocated shares of stock of Atieva, Inc. remaining available for issuance under the 2021 Plan as of the Effective Date (as adjusted by the conversion ratio pursuant to the terms of the Merger Agreement in connection with the consummation of the transactions contemplated by the Merger Agreement), plus (z) the Returning Shares, if any, which become available for grant under this Plan from time to time. Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed 61,211,436 Shares plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b). In addition, notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of Stock Purchase Rights granted under the Plan and the ESPP Addendum shall not exceed 61,211,436 Shares.(1) The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 13. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
(b)   Additional Shares.   If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Restricted Stock Units, Options, SARs or Stock Purchase Rights are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Restricted Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Restricted Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited and do not become vested.
(c)   Substitution and Assumption of Awards.   The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, restricted stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.
(d)   Outside Director Compensation Limit.   The maximum number of Shares subject to Awards granted under the Plan or otherwise during any one calendar year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board, will not exceed [                 ] hundred thousand dollars ($[                 ]) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes, or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, [                 ] hundred thousand dollars ($[                 ])).
SECTION 6.   RESTRICTED SHARES.
(a)   Restricted Share Award Agreement.   Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.
(b)   Payment for Awards.   Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.

(1)
Note to Draft: This SIP is drafted to include the ESPP as a subplan so that shares purchased under the ESPP will be deducted from the share reserve authorized under this SIP. The Company may decide to separate this SIP and the ESPP into two separate plan documents with two separate share reserves.

(c)   Vesting.   Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.
(d)   Voting and Dividend Rights.   A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.
(e)   Restrictions on Transfer of Shares.   Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
SECTION 7.   TERMS AND CONDITIONS OF OPTIONS.
(a)   Option Award Agreement.   Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.
(b)   Number of Shares.   Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 13.
(c)   Exercise Price.   Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.
(d)   Withholding Taxes.   As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.
(e)   Exercisability and Term.   Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.
(f)   Exercise of Options.   Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
(g)   No Rights as a Stockholder.   A Participant shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a share certificate for such Shares. No adjustments shall be made, except as provided in Section 13.
(h)   Modification, Extension and Renewal of Options.   Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair his or her rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become a NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.
(i)   Restrictions on Transfer of Shares.   Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
(j)   Buyout Provisions.   The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
SECTION 8.   PAYMENT FOR SHARES.
(a)   General Rule.   The entire Exercise Price or Purchase Price of Shares issued under the Plan (other than Shares issued under the ESPP Addendum which shall be governed by the terms of the ESPP Addendum) shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below. The payment for Shares issuable pursuant to the ESPP Addendum shall be subject to the terms and conditions as set forth in the ESPP Addendum.
(b)   Surrender of Stock.   To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or his or her representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price of an Option if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.
(c)   Services Rendered.   At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).
(d)   Cashless Exercise.   To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.
(e)   Exercise/Pledge.   To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.
(f)   Net Exercise.   To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.
(g)   Promissory Note.   To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.
(h)   Other Forms of Payment.   To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.
(i)   Limitations under Applicable Law.   Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.
SECTION 9.   STOCK APPRECIATION RIGHTS.
(a)   SAR Award Agreement.   Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.
(b)   Number of Shares.   Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 13.
(c)   Exercise Price.   Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.
(d)   Exercisability and Term.   Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
(e)   Exercise of SARs.   Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.
(f)   Modification, Extension or Assumption of SARs.   Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.
(g)   Buyout Provisions.   The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
SECTION 10.   RESTRICTED STOCK UNITS.
(a)   Restricted Stock Unit Award Agreement.   Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Award Agreement between the Participant and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Award Agreements entered into under the Plan need not be identical.
(b)   Payment for Awards.   To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.
(c)   Vesting Conditions.   Each Award of Restricted Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Award Agreement. A Restricted Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events.
(d)   Voting and Dividend Rights.   The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Restricted Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Restricted Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Restricted Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Restricted Stock Units that do not vest shall be forfeited.
(e)   Form and Time of Settlement of Restricted Stock Units.   Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Restricted Stock Unit Award Agreement may provide that vested Restricted Stock Units may be settled in a lump sum or in installments. A Restricted Stock

Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 13.
(f)   Death of Participant.   Any Restricted Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries. Each recipient of a Restricted Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Restricted Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.
(g)   Creditors’ Rights.   A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Award Agreement.
SECTION 11.   CASH-BASED AWARDS
The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.
SECTION 12.   STOCK PURCHASE RIGHTS
The Committee may, in its sole discretion, grant Stock Purchase Rights under the Plan to any Participant that is an Employee in such number or amount and upon such terms, and subject to such conditions, as set forth in the ESPP Addendum. To the extent any term of the ESPP Addendum conflicts with this Plan, the terms of the ESPP Addendum shall control; provided, however, notwithstanding the foregoing, the issuance of Stock Purchase Rights pursuant to the ESPP Addendum and the purchase of Shares thereunder shall be subject to the terms, conditions and limitations set forth in Section 5 of the Plan, including but not limited to the maximum number of Shares that may be issued pursuant to the ESPP Addendum. The ESPP Addendum is intended to comply with the requirements of Section 423 of the Code to the maximum extent permitted by law as further set forth in the ESPP Addendum. The Committee may adopt such additional documents referenced in the ESPP Addendum, and may adopt such rules and conditions related to the ESPP Addendum, as the Committee deems necessary and advisable to administer the ESPP Addendum in accordance with its terms. The Committee may further take such actions and adopt such documents with respect to the ESPP Addendum as required for the ESPP Addendum to satisfy the requirements of Section 423 of the Code to the extent required by appliable law and as set forth in the ESPP Addendum. Payment with respect to a Stock Purchase Right shall be made in accordance with the terms of the ESPP Addendum and any other documents governing such Stock Purchase Rights adopted by the Committee. Shares issued under the ESPP Addendum shall reduce the number of Shares available under Section 5.
SECTION 13.   ADJUSTMENT OF SHARES.
(a)   Adjustments.   In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

(i)
The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;

(ii)
The class(es) and number of securities covered by each outstanding Award;

(iii)
The Exercise Price under each outstanding Option and SAR; and

(iv)
Stock Purchase Rights to the extent set forth in the ESPP Addendum.

The Committee will make such adjustments, and its determination will be final, binding and conclusive.
(b)   Dissolution or Liquidation.   To the extent not previously exercised or settled, Options, SARs, and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company and Stock Purchase Rights shall be subject to such treatment as set forth in the ESPP Addendum.
(c)   Merger or Reorganization.   In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, such agreement may provide for one or more of the following with respect to Awards other than Stock Purchase Rights, without limitation:
(i)
The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii)
The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)
The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)
Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;

(v)
Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or

(vi)
Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;

in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. In addition, in the event that the Company is a party to a merger or other reorganization, outstanding Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.
The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.
(d)   Change in Control.   In addition to (and without limiting) the actions that may be taken under Section 12(c), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not continue, assume or settle (subject to vesting) outstanding Awards (other than Stock Purchase Rights), or substitute similar stock awards for outstanding Awards (other than Stock Purchase Rights), then with respect to any such Awards that have not been continued, assumed, settled or substituted, the Committee may determine, at the time of granting an Award or thereafter, that the vesting (and exercisability, if applicable) of any such Awards (or portion thereof) will be accelerated in full (and with respect to any such Awards subject to performance-based vesting, that vesting shall be deemed satisfied at the target level or based on actual performance measured in accordance with the applicable performance goals as of the date of the Change in Control, or the greater thereof) to a date prior to the effective time of the Change in Control (contingent upon the closing or completion of the Change in Control) as the Committee will determine (or, if the Committee does not determine such a date, to the date that is five days prior to the effective time of the Change in Control), and any reacquisition or repurchase rights held by the Company with respect to such vested Awards will lapse (contingent upon the closing or completion of the Change in Control). In addition, the Committee may determine, at the time of granting an Award (other than Stock Purchase Rights) or thereafter, that such Award shall become exercisable or vested as to all or part of the Shares subject to such Award in the event that a Change in Control occurs with respect to the Company. The Committee will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Notwithstanding the foregoing, upon a Change in Control Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.
(e)   Reservation of Rights.   Except as provided in this Section 13, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price (or purchase price with respect to any Stock Purchase Right) of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price (or purchase price with respect to any Stock Purchase Right) of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event. Notwithstanding the foregoing, Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.
SECTION 14.   DEFERRAL OF AWARDS.
(a)   Committee Powers.   Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:
(i)
Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Restricted Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii)
Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Restricted Stock Units; or

(iii)
Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Restricted Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.

Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.
(b)   General Rules.   A deferred compensation account established under this Section 14 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 14.
SECTION 15.   AWARDS UNDER OTHER PLANS.
The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Restricted Stock Units and shall, when issued, reduce the number of Shares available under Section 5.
SECTION 16.   PAYMENT OF DIRECTOR’S FEES IN SECURITIES.
(a)   Effective Date.   No provision of this Section 16 shall be effective unless and until the Board has determined to implement such provision.
(b)   Elections to Receive NSOs, SARs, Restricted Shares, or Restricted Stock Units.   An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Restricted Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Restricted Stock Units shall be issued under the Plan. An election under this Section 16 shall be filed with the Company on the prescribed form.
(c)   Number and Terms of NSOs, SARs, Restricted Shares or Restricted Stock Units.   The number of NSOs, SARs, Restricted Shares, or Restricted Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Restricted Stock Units shall also be determined by the Board.
SECTION 17.   LEGAL AND REGULATORY REQUIREMENTS.
Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.
SECTION 18.   TAXES.
(a)   Withholding Taxes.   To the extent required by applicable federal, state, local, or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)   Share Withholding.   The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum legally required tax withholding.
(c)   Section 409A.   Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 19.   TRANSFERABILITY.
Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 19 shall be void and unenforceable against the Company.
SECTION 20.   PERFORMANCE BASED AWARDS.
The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.
SECTION 21.   FORFEITURE, CANCELLATION OR RECOUPMENT OF AWARDS.
The Committee shall have the authority, to the extent permitted by applicable law, to specify in an Award Agreement, exercise notice or share purchase agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, in each case to the extent permitted by applicable law, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, a Participant’s noncompliance with applicable restrictive covenants and conditions, and any other events set forth in a clawback, recoupment or similar policy adopted by the Company. Notwithstanding the foregoing, Stock Purchase Rights shall be subject to the terms of the ESPP Addendum.
In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 21 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.
SECTION 22.   NO EMPLOYMENT RIGHTS.
No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Outside Director or Consultant. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 23.   DURATION AND AMENDMENTS.
(a)   Term of the Plan.   The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. The grant of Stock Purchase Rights shall be subject to such further restrictions as set forth in the ESPP Addendum.
(b)   Right to Amend the Plan.   The Board may amend the Plan or the ESPP Addendum at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan (and the ESPP Addendum) shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.
(c)   Effect of Termination.   No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.
SECTION 24.   AWARDS TO NON-U.S. PARTICIPANTS.
Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy, or custom. The Committee also may impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.
SECTION 25.   GOVERNING LAW.
The Plan, the ESPP Addendum and each Award Agreement shall be governed by the laws of the state of Delaware, without application of the conflicts of law principles thereof.
SECTION 26.   SUCCESSORS AND ASSIGNS.
The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successorentity, including any successor entity contemplated by Section 13(c).
SECTION 27.   EXECUTION.
To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.
LUCID GROUP, INC.
By:

Name :
Title:

Exhibit A
ESPP Addendum
(see attached)

EXECUTION VERSION
ADDENDUM TO
LUCID GROUP, INC. 2021 STOCK INCENTIVE PLAN
2021 EMPLOYEE STOCK PURCHASE PLAN
(Adopted by the Board of Directors on            , 2021)
(Approved by the Stockholders on            , 2021)
(Effective on            , 2021)

i

ii

LUCID GROUP, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
SECTION 1   Purpose of the Plan.
This Plan is an addendum to and subject to the terms of the 2021 Stock Incentive Plan of Lucid Group, Inc., as amended from time to time (the “2021 SIP”). The Plan was adopted by the Board on            , 2021 and is effective on the Effective Date. The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Code.
SECTION 2   Definitions.
Capitalized terms used but not defined in this Plan shall have the meaning set forth in the 2021 SIP. In addition, the following terms used in this Plan have the following meanings.
(a)   “Committee” means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.
(b)   “Compensation” means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code. “Compensation” shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options or other equity awards, and similar items. The Committee shall determine whether a particular item is included in Compensation.
(c)   “Corporate Reorganization” means:
(i)   the consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or
(ii)   the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.
(d)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Churchill Capital Corp IV, a Delaware corporation (the “SPAC”), a new wholly-owned subsidiary of the SPAC and the Company, dated as of [                 ], 2021, provided that this Plan is approved by the Company’s stockholders on or prior to such closing date..
(e)   “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five (5) months per calendar year and for more than twenty (20) hours per week.
The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.
(f)   “Fair Market Value” means the fair market value of a share of Stock, determined as follows:
(i)   if Stock was traded on any established national securities exchange including the New York Stock Exchange or The Nasdaq Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of

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trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or
(ii)   if the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.
(g)   “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.
(h)   “Offering Date” means the first day of an Offering.
(i)   “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).
(j)   “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).
(k)   “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.
(l)   “Plan” means this Lucid Group Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.
(m) “Plan Account” means the account established for each Participant pursuant to Section 8(a).
(n)   “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.
(o)   “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.
(p)   “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).
(q)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(r)   “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.
SECTION 3   Administration of the Plan.
(a)   Administrative Powers and Responsibilities.   The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its

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responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.
(b)   International Administration.   The Committee may establish sub-plans (which need not qualify under Section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code.
SECTION 4   Enrollment and Participation.
(a)   Offering Periods.   While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of Section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed twenty-seven (27) months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.
(b)   Enrollment.   Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purpose from time to time by the Company to Eligible Employees.
(c)   Duration of Participation.   Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her

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participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.
SECTION 5   Employee Contributions.
(a)   Frequency of Payroll Deductions.   A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.
(b)   Amount of Payroll Deductions.   An Eligible Employee shall designate during the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than one percent (1%) nor more than fifteen percent (15%) (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).
(c)   Changing Withholding Rate.   Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of his or her Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation consistent with Subsection (b) above.
(d) Discontinuing Payroll Deductions.   If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).
SECTION 6   Withdrawal from the Plan.
(a)   Withdrawal.   A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.
(b)   Re-enrollment After Withdrawal.   A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.
SECTION 7   Change in Employment Status.
(a)   Termination of Employment.   Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.
(b)   Leave of Absence.   For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three (3) months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

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(c)   Death.   In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to the Participant’s estate.
SECTION 8   Plan Accounts and Purchase of Shares.
(a)   Plan Accounts.   The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.
(b)   Purchase Price.   The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:
(i)   eighty-five percent (85%) of the Fair Market Value of such share on the Purchase Date; or
(ii)   eighty-five percent (85%) of the Fair Market Value of such share on the Offering Date.
The Committee may specify for an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.
(c)   Number of Shares Purchased.   As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is 25,000 shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.
(d) Available Shares Insufficient.   In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.
(e)   Issuance of Stock.   Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.
(f)   Unused Cash Balances.   An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest, if his or her participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.
(g)   Stockholder Approval.   The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of

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the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the stockholders have approved the adoption of the Plan.
SECTION 9   Limitations on Stock Ownership.
(a)   Five Percent Limit.   Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:
(i)   Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;
(ii)   Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and
(iii)   Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under the Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.
(b)   Dollar Limit.   Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such Stock per calendar year (under the Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of Section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.
For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).
SECTION 10   Rights Not Transferable.
The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).
SECTION 11   No Rights as An Employee.
Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.
SECTION 12   No Rights as A Stockholder.
A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.
SECTION 13   Securities Law Requirements.
Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the

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Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.
SECTION 14   Stock Offered Under the Plan.
(a)   Authorized Shares.   Unless otherwise determined by the Committee, the maximum aggregate number of Shares available for purchase under the Plan during any calendar year is two and a half million (2,500,000) Shares; provided, however, that the maximum aggregate number of Shares available for purchase under the Plan shall not exceed the limit set forth in Section 5 of the 2021 SIP. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14(b).
(b)   Antidilution Adjustments.   The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Shares) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).
(c)   Reorganizations.   Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.
SECTION 15   Amendment or Discontinuance.
The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall continue until the earlier to occur of (a) termination of the Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under the Plan.
SECTION 16   Execution.
To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.
LUCID GROUP, INC.
By:

Name:
Title:
Date:

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Annex I
Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com
February 22, 2021
The Board of Directors
Churchill Capital Corp IV
640 Fifth Avenue, 12th Floor
New York, NY 10019
Members of the Board:
We understand that Churchill Capital Corp IV (“CCCIV”) and Atieva, Inc. d/b/a Lucid Motors (“Lucid”) intend to enter into an Agreement and Plan of Merger to be dated as of February 22, 2021 (the “Agreement”) pursuant to which Air Merger Sub, Inc., a wholly owned subsidiary of CCCIV (“Merger Sub”), will merge with and into Lucid (the “Merger”) and Lucid will become a wholly owned subsidiary of CCCIV. Pursuant to the Agreement, after giving effect to the conversion of all issued and outstanding preferred shares of Lucid into common shares, par value $0.0001 per share, of Lucid (“Lucid Common Shares”), each of the issued and outstanding Lucid Common Shares and the associated stock purchase rights (subject to certain exceptions) will be exchanged for shares of Class A common stock, par value $0.0001 per share, of CCCIV (the “CCCIV Class A Common Stock”) with an aggregate value equal to the sum of $11.750 billion plus the amount of Net Cash (as defined in the Agreement) (collectively, the “Merger Consideration”), with a stated value of $10.00 per share of CCCIV Class A Common Stock pursuant to the Agreement. In addition, we understand that CCCIV has entered into subscription agreements with certain investors pursuant to which CCCIV will raise $2.5 billion of equity capital at a price of $15.00 per share of CCCIV Class A Common Stock (the “PIPE Financing”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined in this opinion have the meanings set forth in the Agreement.
You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to CCCIV.
In connection with rendering our opinion, we have:
•
Reviewed a draft of the Agreement dated as of February 21, 2021;

•
Reviewed certain publicly available business and financial information regarding each of CCCIV and Lucid;

•
Reviewed certain non-public business and financial information regarding Lucid’s business and future prospects (including certain financial projections for Lucid for the years ending December 31, 2021 through December 31, 2030 (the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by Lucid’s senior management and reviewed by, discussed with and approved for our use by CCCIV’s senior management (collectively, the “Internal Information”).

•
Discussed with CCCIV’s senior management their strategic and financial rationale for the Merger;

•
Discussed with CCCIV’s senior management and Lucid’s senior management their respective views of Lucid’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the electric vehicle sector;

•
Performed discounted cash flow analyses based on the Financial Projections;

•
Reviewed the valuation and financial metrics of certain precedent special purpose acquisition company business combination transactions that we deemed relevant in evaluating the Merger;

The Board of Directors
Churchill Capital Corp IV
February 22, 2021

•
Compared the financial performance of Lucid and the transaction multiples implied by the Merger Consideration with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Lucid; and

•
Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with CCCIV or Lucid (including, without limitation, the Internal Information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Internal Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Financial Projections, any other estimates and any other forward-looking information provided by CCCIV or Lucid or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of CCCIV’s senior management that they are, and have assumed that Lucid’s senior management are, unaware of any facts or circumstances that would make the Internal Information incomplete, inaccurate or misleading.

•
Specifically, with respect to (i) the Financial Projections utilized in our analyses, (a) we have been advised by CCCIV’s senior management, and we have assumed, that the Financial Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Lucid’s senior management as to the expected future performance of Lucid, (b) we have been advised by CCCIV’s senior management, and we have assumed, that the Financial Projections represent a reasonable basis upon which to evaluate the business and financial prospects of Lucid and (c) we have assumed that the Financial Projections have been reviewed by CCCIV’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

•
In addition, we have relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of CCCIV’s senior management and Lucid’s senior management as to, among other things, (i) the potential impact on Lucid of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the electric vehicle sector and related sectors, (ii) Lucid’s existing and future products, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; compliance with relevant regulatory requirements; prospective sales prices and sales volumes; the validity and life of patents with respect thereto; and the potential impact of competition thereon) and (iii) CCCIV’s and Lucid’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to Lucid, the Merger and its contemplated benefits). We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on CCCIV, Lucid or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

The Board of Directors
Churchill Capital Corp IV
February 22, 2021

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of CCCIV, Lucid or any other entity or the solvency or fair value of CCCIV, Lucid or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of CCCIV’s senior management, Lucid’s senior management and CCCIV’s and Lucid’s respective other professional advisors with respect to such matters. We have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to CCCIV, Lucid, or their respective securityholders.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) CCCIV, Lucid and Merger Sub will comply with all terms and provisions of the Agreement and the agreements contemplated thereby, as will any other parties to such agreements and (iii) the representations and warranties of CCCIV, Lucid and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that (i) the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on CCCIV, Lucid or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion, (ii) any adjustments to the Merger Consideration in accordance with the Agreement or otherwise would not be meaningful to our analyses and opinion, (iii) the PIPE Financing will be completed in accordance with its terms, (iv) the condition to Lucid’s obligation to close under Section 10.03(c) of the Agreement will be satisfied, and (v) the adjustment to the Merger Consideration in respect of Net Cash will not result in any adjustment to the Merger Consideration that would be meaningful to our analyses and opinion.
Given CCCIV’s nature as a special purpose acquisition company, for purposes of our opinion and with CCCIV’s consent we have assumed a value of $10.00 per share of CCCIV Class A Common Stock in calculating the value of the CCCIV Class A Common Stock to be issued as the Merger Consideration under the Agreement, with such $10.00 value being based on CCCIV’s initial public offering and CCCIV’s approximate cash per outstanding share of CCCIV Class A Common Stock (excluding, for the avoidance of doubt, the dilutive impact of the shares of Class B common stock, par value $0.0001 per share, of CCCIV (the “CCCIV Class B Common Stock” and, together with the Class A Common Stock, the “CCCIV Common Stock”) or any warrants issued by CCCIV). In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of CCCIV Class A Common Stock, CCCIV Class B Common Stock or other securities or financial instruments of or relating to CCCIV may trade or otherwise be transferable at any time before or after announcement or consummation of the Merger.
We have acted as a financial advisor to CCCIV in connection with the Merger and will receive a customary fee for such services, which is payable upon successful consummation of the Merger. In addition, CCCIV has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.
Aside from our current engagement by CCCIV, we have not been previously engaged during the past two years by CCCIV, nor have we been previously engaged during the past two years by The Public Investment Fund of Saudi Arabia (“PIF”) or Lucid, to provide financial advisory or investment banking services for which we received fees. We may seek to provide CCCIV, PIF, Lucid and their respective affiliates and portfolio companies with financial advisory and investment banking services unrelated to the Merger in the future, for which services we would expect to receive compensation.

The Board of Directors
Churchill Capital Corp IV
February 22, 2021

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to CCCIV, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to CCCIV, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in CCCIV, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies.
Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to CCCIV, PIF, Lucid, other participants in the Merger and their respective affiliates and portfolio companies, the sectors in which they operate and the Merger that differ from the views of our investment banking personnel.
Our opinion has been provided to CCCIV’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of CCCIV Common Stock in connection with the Merger.
Our opinion and any materials provided in connection therewith do not constitute a recommendation to CCCIV’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of CCCIV Common Stock as to how to vote or act in connection with the Merger or otherwise (including whether or not holders of CCCIV Class A Common Stock should redeem their shares). Our opinion does not address CCCIV’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for CCCIV, the financing or funding of the Merger by CCCIV or the effects of any other transaction in which CCCIV might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement, (b) the PIPE Investment, (c) the Sponsor Agreement, the Investor Rights Agreement or the Company Voting and Support Agreement or (d) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (including the Sponsor), creditors or other constituencies of CCCIV or Lucid. Our opinion (i) does not address the individual circumstances of specific holders of CCCIV’s securities (including CCCIV Class B Common Stock and warrants) with respect to rights or aspects which may distinguish such holders or CCCIV’s securities (including CCCIV Class B Common Stock and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including CCCIV Class B Common Stock and warrants) or holders (including the Sponsor) and (iii) does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other

The Board of Directors
Churchill Capital Corp IV
February 22, 2021

constituents of CCCIV or any other party). We also do not address, or express a view with respect to, any acquisition of control or effective control of CCCIV by any shareholder or group of shareholders of Lucid. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by the Sponsor or any of CCCIV’s or Lucid’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.
Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. As CCCIV is aware, the global capital markets have been experiencing and remain subject to significant volatility, and Guggenheim Securities expresses no view or opinion as to any potential effects of such volatility on CCCIV, Lucid or the Merger. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to CCCIV.
Very truly yours,
GUGGENHEIM SECURITIES, LLC

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Current Company Certificate. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.
Item 21. Exhibits and Financial Statement Schedules
(a) Exhibits.
See the accompanying Exhibit Index for the list of Exhibits beginning on page II-4 of this registration statement, which list of Exhibits is incorporated herein by reference.
Item 22. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.
(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Air Merger Sub, Inc. and Atieva, Inc. (attached as Annex A to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
3.1	Amended and Restated Certificate of Incorporation of Churchill Capital Corp IV (incorporated by reference to Exhibit 3.1 filed with Churchill’s registration statement on Form S-4 filed with the SEC on March 22, 2021).
3.2	Bylaws of Churchill Capital Corp IV (incorporated by reference to Exhibit 3.3 filed with Churchill’s registration statement on Form S-1 filed by the Registrant on July 14, 2020).
3.3	Form of Second Amended and Restated Certificate of Incorporation of Churchill Capital Corp IV (attached as Annex B to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
3.4	Form of Amended and Restated Bylaws of Churchill Capital Corp IV. (attached as Annex C to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Churchill’s Registration Statement on Form S-1 filed with the SEC on July 14, 2020).
4.2	Specimen Class A Common Stock Certificate. (incorporated by reference to Exhibit 4.2 to Churchill’s Registration Statement on Form S-1 filed with the SEC on July 14, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Churchill’s Registration Statement on Form S-1 filed with the SEC on July 14, 2020).
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.4 to Churchill’s Registration Statement on Form S-1 filed with the SEC on July 14, 2020).
5.1	Form of legal opinion of Weil, Gotshal & Manges LLP.
8.1	Tax Opinion of Davis Polk & Wardwell LLP.**
10.1	Form of Subscription Agreements (attached as Annex F to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
10.2	Investor Rights Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Ayar Third Investment Company, Churchill Sponsor IV LLC and the other parties named therein (attached as Annex D to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
10.3	Sponsor Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Churchill Sponsor IV LLC, and Michael Klein, Lee Jay Taragin, Glenn R. August, William J. Bynum, Bonnie Jonas, Mark Klein, Malcom S. McDermid and Karen G. Mills (attached as Annex E to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
10.4	Voting and Support Agreement, dated as of February 22, 2021, by and among Churchill Capital Corp IV, Ayar Third Investment Company and Atieva, Inc. (attached as Annex G to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).
10.5	Lucid Group, Inc. 2021 Stock Incentive Plan (including the Lucid Group, Inc. 2021 Employee Stock Purchase Plan, attached thereto) (attached as Annex H to the proxy statement/prospectus on Form S-4 filed with the SEC on March 22, 2021).*
10.6	Form of Option Agreement under the Lucid Group, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.7	Form of RSU Agreement under the Lucid Group, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.8	Atieva, Inc. 2009 Share Plan (incorporatedby reference to Exhibit 10.8 toChurchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*

Exhibit No.	Description
10.9	Form of Amended and Restated Notice of Share Option Grant under the Atieva, Inc. 2009 Share Plan (incorporatedby reference to Exhibit 10.9 toChurchill's Registration Statement onForm S-4 filed with the SEC on March 22, 2021).*
10.10	Atieva, Inc. 2014 Share Plan, as amended January 11, 2021 (incorporatedby reference to Exhibit 10.10 toChurchill's RegistrationStatement on Form S-4 filed with the SEC on March 22, 2021).*
10.11	Form of Amended and Restated Notice of Share Option Grant under the Atieva, Inc. 2014 Share Plan (incorporatedby reference to Exhibit 10.11 toChurchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.12	Atieva, Inc. 2021 Stock Incentive Plan, as amended February 22, 2021 (incorporated by reference to Exhibit 10.12 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.13	Form of Stock Option Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.14	Form of RSU Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.15	Form of RSU Agreement under the Atieva, Inc. 2021 Stock Incentive Plan (for Rule 144 affiliates) (incorporatedby reference to Exhibit 10.15 toChurchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.16	Atieva USA, Inc. Severance Benefit Plan (incorporatedby reference to Exhibit 10.16 toChurchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.17	Offer letter with Michael Smuts, dated as of January 2, 2020 (incorporated by reference to Exhibit 10.17 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.18	Lease and Option to Purchase between Pinal County, as landlord, and Atieva USA, Inc., as tenant, dated December 20, 2018 (incorporated by reference to Exhibit 10.18 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.19	Lease by and between CADC Partners, LLC and Atieva USA, Inc., dated January 17, 2020 (incorporated by reference to Exhibit 10.19 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
10.20	Investment Management Trust Agreement, dated July 29, 2020, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to the Exhibit 10.2 filed with the Company’s current report on Form 8-K filed by the Registrant on August 4, 2020).
10.21	Administrative Services Agreement, dated July 29, 2020, by and between the Registrant and an affiliate of Churchill Sponsor IV LLC (incorporated by reference to the Exhibit 10.13 filed with the Company’s current report on Form 8-K filed by the Registrant on August 4, 2020).
10.22	Form of Indemnification Agreement.
10.23	Transaction Bonus Letter Agreement, dated March 29, 2021.
10.24	Notice of Restricted Stock Unit Grant, dated March 27, 2021.
10.25	Offer of Employment to Sherry House, dated April 1, 2021.
16.1	Letter Regarding Change in Accountants (incorporated by reference to Exhibit 16.1 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22, 2021).*
23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
23.2	Consent of Marcum LLP, independent registered public accounting firm to Churchill.
23.3	Consent of Grant Thornton LLP, independent registered public accounting firm to Lucid.
24.1	Power of Attorney (included as part of signature page) (incorporated by reference to Exhibit 24.1 to Churchill's Registration Statement on Form S-4 filed with the SEC on March 22,2021).*
99.1	Consent of Guggenheim Securities, LLC.

Exhibit No.	Description
99.2	Form of Churchill’s proxy card.
99.3	Consent of Peter Rawlinson (incorporated by reference to Exhibit 99.3 to Churchill'sRegistration Statement on Form S-4 filed with the SEC on March 22, 2021).*
99.4	Consent of Turqi Alnowaiser.
99.5	Consent of Glenn R. August.
99.6	Consent of Frank Lindenberg.
99.7	Consent of Andrew Liveris.
99.8	Consent of Nichelle Maynard-Elliott.
99.9	Consent of Tony Posawatz.
99.10	Consent of Janet Wong.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed

**
To be filed upon amendment

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 14, 2021.
CHURCHILL CAPITAL CORP IV
By:
/s/ Michael Klein

Name: Michael Klein
Title:   Chairman of the Board of Directors
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Michael Klein Michael Klein	Chief Executive Officer, President and Chairman of the Board of Directors	May 14, 2021
/s/ Jay Taragin Jay Taragin	Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2021
* Glenn R. August	Director	May 14, 2021
* William J. Bynum	Director	May 14, 2021
* Bonnie Jonas	Director	May 14, 2021
* Mark Klein	Director	May 14, 2021
* Malcolm S. McDermid	Director	May 14, 2021
* Karen G. Mills	Director	May 14, 2021
*By: /s/ Michael Klein Michael Klein, Attorney-in-fact